Filed pursuant to Rule 424(b)(3)
File No. 333-277325

GOLUB CAPITAL BDC, INC.

200 Park Avenue, 25th Floor

New York, NY 10166

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

April 15, 2024

Dear Stockholder:

You are cordially invited to attend the Special Meeting of Stockholders (the “GBDC Special Meeting”) of Golub Capital BDC, Inc. (“GBDC”), to be held virtually on May 29, 2024 at 9:00 a.m., Eastern Time, at the following website: www.virtualshareholdermeeting.com/GBDC2024SM.

The notice of special meeting and joint proxy statement/prospectus accompanying this letter provide an outline of the business to be conducted at the GBDC Special Meeting. At the GBDC Special Meeting, you will be asked to approve the issuance of shares of GBDC common stock, par value $0.001 per share (“GBDC Common Stock”) pursuant to the Agreement and Plan of Merger dated as of January 16, 2024 (as amended, the “Merger Agreement”) by and among GBDC, Park Avenue Subsidiary Inc., a wholly owned subsidiary of GBDC (“Merger Sub”), Golub Capital BDC 3, Inc., a Maryland corporation (“GBDC 3”), GC Advisors LLC (“GC Advisors”), and, for certain limited purposes, Golub Capital LLC (such proposal is referred to herein as the “Merger Stock Issuance Proposal”).

Closing of the Merger (as defined below) is contingent upon GBDC stockholder approval of the above proposal and certain other closing conditions.

GBDC and GBDC 3 are proposing a combination of both companies by a merger and related transactions pursuant to the Merger Agreement in which Merger Sub would merge with and into GBDC 3 with GBDC 3 continuing as the surviving company (the “Initial Merger”). Immediately following the Initial Merger, GBDC 3, as the surviving company, would merge with and into GBDC with GBDC continuing as the surviving company (the Initial Merger and the Second Merger referred to collectively herein as the “Merger”).

Subject to the terms and conditions of the Merger Agreement, if the Merger is completed, each holder of GBDC 3 common stock, par value $0.001 per share (“GBDC 3 Common Stock”), issued and outstanding immediately prior to the effective time of the Merger will have the right to receive, for each share of GBDC 3 Common Stock, a number of shares of GBDC Common Stock, based on an exchange ratio determined prior to closing of the Merger that potentially values GBDC 3 at a premium to its net asset value (“NAV”) with such premium-to-NAV subject to a cap of 3% (the “Cap”). As described in more detail in the joint proxy statement/prospectus, the Exchange Ratio (as defined in the Merger Agreement) is calculated by taking into account the per share NAV of GBDC and GBDC 3 (the “GBDC Per Share NAV” and the “GBDC 3 Per Share NAV,” respectively), as well as the closing price per share of GBDC Common Stock on the Nasdaq on either the Determination Date or, if the Nasdaq is closed, the most recent trading day (the “GBDC Common Stock Price”). See “Summary of the Merger—Merger Consideration” in the joint proxy statement/prospectus accompanying this letter for a full description of the determination of the Exchange Ratio pursuant to the Merger Agreement.

The following scenarios provide an illustration of the mechanics of the Exchange Ratio based on the ratio of the GBDC Common Stock Price to the GBDC Per Share NAV, or the GBDC P/NAV, as of the determination of the Exchange Ratio, which will occur within 48 hours (excluding Sundays or holidays) of the closing of the Merger:

GBDC P/NAV at Merger Close	Exchange Ratio Formula
GBDC P/NAV ≤ 100%	Exchange Ratio = GBDC 3 Per Share NAV / GBDC Per Share NAV
100% < GBDC P/NAV < 106%	Exchange Ratio = (GBDC 3 Per Share NAV x (1 + 50% x (GBDC P/NAV-1)) / GBDC Common Stock Price
GBDC P/NAV > 106%	Exchange Ratio = (GBDC 3 Per Share NAV x (1 + 3%) / GBDC Common Stock Price

Illustrative Exchange Ratio Calculations Using GBDC Per Share NAV and GBDC 3 Per Share NAV as of December 31, 2023
	Scenario #1	Scenario #2	Scenario #3
GBDC Common Stock Price	$15.00	$15.50	$16.50
GBDC Per Share NAV	$15.03	$15.03	$15.03
GBDC P/NAV	99.8%	103.1%	109.8%
GBDC 3 Per Share NAV	$14.70	$14.70	$14.70
Exchange Ratio	$14.70 / $15.03 = 0.9780	($14.70 x (1 + 50%x(103.1%-1)) / $15.50 = 0.9632	($14.70 x (1+3.0%)) / $16.50 = 0.9176
	Each GBDC 3 stockholder would receive 0.9780 shares of GBDC per GBDC 3 share	Each GBDC 3 stockholder would receive 0.9632 shares of GBDC per GBDC 3 share	Each GBDC 3 stockholder would receive 0.9176 shares of GBDC per GBDC 3 share

The market value of the consideration to be received by GBDC 3’s stockholders will fluctuate with changes in the market price of GBDC Common Stock. We urge you to obtain current market quotations of GBDC Common Stock. GBDC Common Stock trades on The Nasdaq Global Select Market (the “Nasdaq”) under the ticker symbol “GBDC.” The following table shows the closing sale price of GBDC Common Stock, as reported on the Nasdaq on January 12, 2024, the last trading day before the execution of the Merger Agreement, and on April 9, 2024, a recent trading day before printing this document.

GBDC Common Stock
Closing Nasdaq Sales Price on January 12, 2024	$15.24
Closing Nasdaq Sales Price on April 9, 2024	$16.60

Your vote is extremely important. At the GBDC Special Meeting, you will be asked to vote on the Merger Stock Issuance Proposal. The approval of the Merger Stock Issuance Proposal requires the affirmative vote of at least a majority of the votes cast by holders of GBDC Common Stock at a meeting at which a quorum is present.

Abstentions will not be included in determining the number of votes cast, and, as a result, will have no effect on the outcome of the Merger Stock Issuance Proposal. Since GBDC stockholders will only vote on the Merger Stock Issuance Proposal, there will not be any broker non-votes (which occur when a beneficial owner does not instruct its broker, bank or other institution or nominee holding its shares of GBDC Common Stock on its behalf).

After careful consideration, the board of directors of GBDC, including, after separate meetings and discussion, all of the independent directors, unanimously recommends that GBDC stockholders vote “FOR” the Merger Stock Issuance Proposal.

It is very important that your shares be represented at the GBDC Special Meeting. Even if you plan to attend the meeting virtually, we urge you to complete, date and sign the enclosed proxy card and promptly return it in the envelope provided. If you prefer, you can save time by voting through the Internet or by telephone as described in this joint proxy statement/prospectus and on the enclosed proxy card. We encourage you to vote via the Internet, if possible, as it saves us significant time and processing costs. Your vote and participation in the governance of GBDC are very important to us.

This joint proxy statement/prospectus describes the GBDC Special Meeting, the Merger, the documents related to the Merger (including the Merger Agreement), and other related matters that GBDC stockholders ought to know before voting on the Merger Stock Issuance Proposal and should be retained for future reference. Please carefully read this entire document, including “Risk Factors” beginning on page 19 and otherwise incorporated by reference in this joint proxy statement/prospectus, for a discussion of the risks relating to the Merger. GBDC files annual, quarterly and current reports, proxy statements and other information about itself with the SEC. GBDC maintains a website at http://www.golubcapitalbdc.com and makes all of its annual, quarterly and current reports, proxy statements and other publicly filed information available on or through its website. You may also obtain such information, free of charge, and make shareholder inquiries by contacting GBDC at 200 Park Avenue, 25th Floor, New York, New York 10166, Attention: Investor Relations, or by calling collect at (212) 750-6060. The SEC also maintains a website at  http://www.sec.gov that contains such information. Except for the documents incorporated by reference into this joint proxy statement/prospectus, information on GBDC’s website is not incorporated into or a part of this joint proxy statement/prospectus.

Sincerely yours,

David B. Golub
Chief Executive Officer

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the shares of GBDC Common Stock to be issued under this joint proxy statement/prospectus or determined if this joint proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus is dated April 15, 2024 and it is first being mailed or otherwise delivered to GBDC stockholders on or about April 19, 2024.

Golub Capital BDC, Inc. 200 Park Avenue, 25th Floor New York, NY 10166 (212) 750-6060	Golub Capital BDC 3, Inc. 200 Park Avenue, 25th Floor New York, NY 10166 (212) 750-6060

GOLUB CAPITAL BDC, INC.
200 Park Avenue, 25th Floor
New York, NY 10166
(212) 750-6060

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON May 29, 2024, 9:00 a.m., Eastern Time

Notice is hereby given to the owners of shares of common stock (the “GBDC Stockholders”) of Golub Capital BDC, Inc. (“GBDC”) that:

A Special Meeting of Stockholders (the “GBDC Special Meeting”) of GBDC will be held virtually on May 29, 2024 at 9:00 a.m., Eastern Time, at the following website: www.virtualshareholdermeeting.com/GBDC2024SM for stockholders of GBDC to consider and vote on a proposal to approve the issuance of shares of GBDC common stock, par value $0.001 per share (“GBDC Common Stock”) pursuant to the Agreement and Plan of Merger, dated as of January 16, 2024 (as amended, the “Merger Agreement”), by and among GBDC, Park Avenue Subsidiary Inc., a wholly owned subsidiary of GBDC (“Merger Sub”), Golub Capital BDC 3, Inc., a Maryland corporation (“GBDC 3”), GC Advisors LLC (“GC Advisors”), and, for certain limited purposes, Golub Capital LLC (such proposal is referred to herein as the “Merger Stock Issuance Proposal”).

Closing of the Merger is contingent upon GBDC stockholder approval of the above proposal and certain other closing conditions.

THE GBDC BOARD OF DIRECTORS, INCLUDING, AFTER SEPARATE MEETINGS AND DISCUSSION, ALL OF THE INDEPENDENT DIRECTORS, HAS UNANIMOUSLY APPROVED EACH OF THE MERGER AGREEMENT AND RELATED TRANSACTIONS (THE “MERGER”) AND THE MERGER STOCK ISSUANCE PROPOSAL AND UNANIMOUSLY RECOMMENDS THAT GBDC STOCKHOLDERS VOTE “FOR” THE MERGER STOCK ISSUANCE PROPOSAL.

Enclosed is a copy of the joint proxy statement/prospectus and the proxy card. You have the right to receive notice of, and to vote at, the GBDC Special Meeting if you were a GBDC Stockholder of record at the close of business on April 5, 2024. If you are unable to participate in the GBDC Special Meeting, please sign the enclosed proxy and return it promptly in the envelope provided, or authorize your proxy via the Internet or telephone. Instructions are shown on the proxy card.

Your vote is extremely important to GBDC. In the event there are not sufficient votes for a quorum or to approve the proposals at the time of the GBDC Special Meeting, the GBDC Special Meeting may be adjourned in order to permit further solicitation of proxies by GBDC.

The Merger and the Merger Agreement are each described in more detail in this joint proxy statement/prospectus, which you should read carefully and in its entirety before authorizing a proxy to vote. Attached to this joint proxy statement/prospectus is a copy of the Merger Agreement as Annex A.

By Order of the Board of Directors,

Joshua M. Levinson
Secretary

April 15, 2024

This is an important meeting. To ensure proper representation at the meeting, please promptly authorize a proxy over the Internet or by telephone, or execute and return the accompanying proxy card, which is being solicited by the GBDC board of directors. Instructions are shown on the proxy card. Authorizing a proxy is important to ensure a quorum at the GBDC Special Meeting. Proxies may be revoked at any time before they are exercised by submitting a written notice of revocation or a subsequently executed proxy, or by attending the GBDC Special Meeting and voting virtually.

Important notice regarding the availability of proxy materials for the GBDC Special Meeting, GBDC’s joint proxy statement/prospectus and the proxy card are available at www.proxyvote.com.

GOLUB CAPITAL BDC 3, INC.
200 Park Avenue, 20th Floor
New York, NY 10166

April 15, 2024

Dear Stockholder:

You are cordially invited to attend the Special Meeting of Stockholders (the “GBDC 3 Special Meeting”) of Golub Capital BDC 3, Inc., a Maryland corporation (“GBDC 3”), to be held virtually on May 29, 2024 at 9:00 a.m., Eastern Time, at the following website: www.virtualshareholdermeeting.com/GBDC32024SM.

The notice of special meeting and joint proxy statement/prospectus accompanying this letter provide an outline of the business to be conducted at the GBDC 3 Special Meeting. At the GBDC 3 Special Meeting, you will be asked to approve the Agreement and Plan of Merger dated as of January 16, 2024 (as amended, the “Merger Agreement”) by and among Golub Capital BDC, Inc. (“GBDC”), Park Avenue Subsidiary Inc., a wholly owned subsidiary of GBDC (“Merger Sub”), GBDC 3, GC Advisors LLC (“GC Advisors”), and, for certain limited purposes, Golub Capital LLC (such proposal is referred to herein as the “Merger Proposal”).

The Merger Agreement provides for a combination of GBDC 3 and GBDC via a merger and related transactions in which Merger Sub would merge with and into GBDC 3 with GBDC 3 continuing as the surviving company (the “Initial Merger”). Immediately following the Initial Merger, in a subsequent combination, the surviving company would merge with and into GBDC with GBDC continuing as the surviving company (the Initial Merger, together with the subsequent merger, the “Merger”). An amended investment advisory agreement between GBDC and GC Advisors (the “New Investment Advisory Agreement”) would take effect upon the closing of the Merger. Closing of the Merger is contingent upon GBDC 3 stockholder approval of the Merger Agreement and certain other closing conditions.

Subject to the terms and conditions of the Merger Agreement, if the Merger is completed, each holder of GBDC 3 common stock, par value $0.001 per share (“GBDC 3 Common Stock”), issued and outstanding immediately prior to the effective time of the Merger will have the right to receive, for each share of GBDC 3 Common Stock, a number of shares of GBDC Common Stock, based on an exchange ratio determined prior to closing of the Merger that potentially values GBDC 3 at a premium to its net asset value (“NAV”) with such premium-to-NAV subject to a cap of 3% (the “Cap”). As described in more detail in the joint proxy statement/prospectus, the Exchange Ratio (as defined in the Merger Agreement) is calculated by taking into account the per share NAV of GBDC and GBDC 3 (the “GBDC Per Share NAV” and the “GBDC 3 Per Share NAV,” respectively), as well as the closing price per share of GBDC Common Stock on the Nasdaq on either the Determination Date or, if the Nasdaq is closed, the most recent trading day (the “GBDC Common Stock Price”). See “Summary of the Merger—Merger Consideration” in the joint proxy statement/prospectus accompanying this letter for a full description of the determination of the Exchange Ratio pursuant to the Merger Agreement.

The following scenarios provide an illustration of the mechanics of the Exchange Ratio based on the ratio of the GBDC Common Stock Price to the GBDC Per Share NAV, or the GBDC P/NAV, as of the determination of the Exchange Ratio, which will occur within 48 hours (excluding Sundays or holidays) of the closing of the Merger:

GBDC P/NAV at Merger Close	Exchange Ratio Formula
GBDC P/NAV ≤ 100%	Exchange Ratio = GBDC 3 Per Share NAV / GBDC Per Share NAV
100% < GBDC P/NAV < 106%	Exchange Ratio = (GBDC 3 Per Share NAV x (1 + 50% x (GBDC P/NAV-1)) / GBDC Common Stock Price
GBDC P/NAV > 106%	Exchange Ratio = (GBDC 3 Per Share NAV x (1 + 3%) / GBDC Common Stock Price

Illustrative Exchange Ratio Calculations Using GBDC Per Share NAV and GBDC 3 Per Share NAV as of December 31, 2023
	Scenario #1	Scenario #2	Scenario #3
GBDC Common Stock Price	$15.00	$15.50	$16.50
GBDC Per Share NAV	$15.03	$15.03	$15.03
GBDC P/NAV	99.8%	103.1%	109.8%
GBDC 3 Per Share NAV	$14.70	$14.70	$14.70
Exchange Ratio	$14.70 / $15.03 = 0.9780	($14.70 x (1 + 50%x(103.1%-1)) / $15.50 = 0.9632	($14.70 x (1+3.0%)) / $16.50 = 0.9176
	Each GBDC 3 stockholder would receive 0.9780 shares of GBDC per GBDC 3 share	Each GBDC 3 stockholder would receive 0.9632 shares of GBDC per GBDC 3 share	Each GBDC 3 stockholder would receive 0.9176 shares of GBDC per GBDC 3 share

The value of the consideration to be received by GBDC 3 stockholders will fluctuate with changes in the market price of GBDC Common Stock. We urge you to obtain current market quotations of GBDC Common Stock. GBDC Common Stock trades on The Nasdaq Global Select Market (“Nasdaq”) under the ticker symbol “GBDC.” The following table shows the closing sale price of GBDC Common Stock, as reported on the Nasdaq on January 12, 2024, the last trading day before the execution of the Merger Agreement and on April 9, 2024, a recent trading day before printing this document.

GBDC Common Stock
Closing Nasdaq Sales Price on January 12, 2024	$15.24
Closing Nasdaq Sales Price on April 9, 2024	$16.60

The holders of at least a majority of GBDC 3’s outstanding shares must be present at the GBDC 3 Special Meeting in order for the Merger Proposal to be voted upon. The approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of GBDC 3 Common Stock entitled to vote at the GBDC 3 Special Meeting.

Abstentions will not count as affirmative votes cast and will therefore have the same effect as votes against the Merger Proposal. Since GBDC 3 stockholders will only vote on the Merger Proposal, there will not be any broker non-votes.

GBDC 3’s board of directors, including, after separate meetings and discussion, all of the independent directors, unanimously recommends that GBDC 3 stockholders vote FOR the Merger Proposal. No other business is expected to be presented at the GBDC 3 Special Meeting.

It is very important that your shares be represented at the GBDC 3 Special Meeting. Even if you plan to attend the meeting virtually, we urge you to complete, date and sign the enclosed proxy card and promptly return it in the envelope provided. If you prefer, you can save time by voting through the Internet or by telephone as described in this joint proxy statement/prospectus and on the enclosed proxy card. We encourage you to vote via the Internet, if possible, as it saves us significant time and processing costs. Your vote and participation in the governance of GBDC 3 are very important to us.

Sincerely yours,

David B. Golub
President and Chief Executive Officer

This joint proxy statement/prospectus is dated April 15, 2024 and it is first being mailed or otherwise delivered to GBDC 3 stockholders on or about April 19, 2024.

Golub Capital BDC, Inc. 200 Park Avenue, 25th Floor New York, NY 10166 (212) 750-6060	Golub Capital BDC 3, Inc. 200 Park Avenue, 25th Floor New York, NY 10166 (212) 750-6060

GOLUB CAPITAL BDC 3, INC.
200 Park Avenue, 25th Floor
New York, NY 10166

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON May 29, 2024, 9:00 a.m., Eastern Time

Notice is hereby given to the owners of shares of common stock (the “GBDC 3 Stockholders”) of Golub Capital BDC 3, Inc. a Maryland corporation (“GBDC 3”), that:

A Special Meeting of Stockholders (the “GBDC 3 Special Meeting”) of GBDC 3 will be held virtually on May 29, 2024 at 9:00 a.m., Eastern Time, at the following website: www.virtualshareholdermeeting.com/GBDC32024SM, for the purpose of approving the Agreement and Plan of Merger, dated as of January 16, 2024 (as amended, the “Merger Agreement”), by and among Golub Capital BDC, Inc. (“GBDC”), Park Avenue Subsidiary Inc., a wholly owned subsidiary of GBDC (“Merger Sub”), GBDC 3, GC Advisors LLC (“GC Advisors”), and, for certain limited purposes, Golub Capital LLC, pursuant to which Merger Sub will merge with and into GBDC 3, with GBDC 3 as the surviving company (the “Initial Merger”), followed immediately by the merger of GBDC 3 with and into GBDC, with GBDC surviving the Second Merger (collectively, the “Merger”). Subject to the terms and conditions of the Merger Agreement, if the Merger is completed, each holder of GBDC 3 common stock, par value $0.001 per share (“GBDC 3 Common Stock”), issued and outstanding immediately prior to the effective time of the Merger will have the right to receive, for each share of GBDC 3 Common Stock, a number of shares of GBDC Common Stock, based on an exchange ratio determined prior to closing of the Merger that potentially values GBDC 3 at a premium to its net asset value (“NAV”) with such premium-to-NAV subject to a cap of 3% (the “Cap”). As described in more detail in the joint proxy statement/prospectus, the Exchange Ratio (as defined in the Merger Agreement) is calculated by taking into account the per share NAV of GBDC and GBDC 3 (the “GBDC Per Share NAV” and the “GBDC 3 Per Share NAV,” respectively), as well as the closing price per share of GBDC Common Stock on the Nasdaq on either the Determination Date or, if the Nasdaq is closed, the most recent trading day (the “GBDC Common Stock Price”). See “Summary of the Merger—Merger Consideration” in the joint proxy statement/prospectus accompanying this letter for a full description of the determination of the Exchange Ratio pursuant to the Merger Agreement.

The following scenarios provide an illustration of the mechanics of the Exchange Ratio based on the ratio of the GBDC Common Stock Price to the GBDC Per Share NAV, or the GBDC P/NAV, as of the determination of the Exchange Ratio, which will occur within 48 hours (excluding Sundays or holidays) of the closing of the Merger:

GBDC P/NAV at Merger Close	Exchange Ratio Formula
GBDC P/NAV ≤ 100%	Exchange Ratio = GBDC 3 Per Share NAV / GBDC Per Share NAV
100% < GBDC P/NAV < 106%	Exchange Ratio = (GBDC 3 Per Share NAV x (1 + 50% x (GBDC P/NAV-1)) / GBDC Common Stock Price
GBDC P/NAV > 106%	Exchange Ratio = (GBDC 3 Per Share NAV x (1 + 3%) / GBDC Common Stock Price

Illustrative Exchange Ratio Calculations Using GBDC Per Share NAV and GBDC 3 Per Share NAV as of December 31, 2023
	Scenario #1	Scenario #2	Scenario #3
GBDC Common Stock Price	$15.00	$15.50	$16.50
GBDC Per Share NAV	$15.03	$15.03	$15.03
GBDC P/NAV	99.8%	103.1%	109.8%
GBDC 3 Per Share NAV	$14.70	$14.70	$14.70
Exchange Ratio	$14.70 / $15.03 = 0.9780	($14.70 x (1 + 50%x(103.1%-1)) / $15.50 = 0.9632	($14.70 x (1+3.0%)) / $16.50 = 0.9176
	Each GBDC 3 stockholder would receive 0.9780 shares of GBDC per GBDC 3 share	Each GBDC 3 stockholder would receive 0.9632 shares of GBDC per GBDC 3 share	Each GBDC 3 stockholder would receive 0.9176 shares of GBDC per GBDC 3 share

Enclosed is a copy of the joint proxy statement/prospectus and the proxy card. You have the right to receive notice of, and to vote at, the GBDC 3 Special Meeting if you were a GBDC 3 Stockholder of record at the close of business on April 5, 2024. Whether or not you expect to be present virtually at the GBDC 3 Special Meeting, please sign the enclosed proxy and return it promptly in the envelope provided, or authorize your proxy via the Internet or telephone. Instructions are shown on the proxy card.

Your vote is extremely important to us. In the event there are not sufficient votes for a quorum or to approve the proposal at the time of the GBDC 3 Special Meeting, the GBDC 3 Special Meeting may be adjourned in order to permit further solicitation of proxies by GBDC 3.

THE GBDC 3 BOARD OF DIRECTORS, INCLUDING, AFTER SEPARATE MEETINGS AND DISCUSSION, ALL OF THE INDEPENDENT DIRECTORS, UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE MERGER PROPOSAL.

By Order of the Board of Directors,

Joshua M. Levinson
Secretary

April 15, 2024

This is an important meeting. To ensure proper representation at the meeting, please promptly authorize a proxy over the Internet or by telephone, or execute and return the accompanying proxy card, which is being solicited by the GBDC 3 board of directors. Instructions are shown on the proxy card. Authorizing a proxy is important to ensure a quorum at the GBDC 3 Special Meeting. Proxies may be revoked at any time before they are exercised by submitting a written notice of revocation or a subsequently executed proxy, or by attending the GBDC 3 Special Meeting and voting virtually.

Important notice regarding the availability of proxy materials for the GBDC 3 Special Meeting, GBDC 3’s joint proxy statement/prospectus and the proxy card are available at www.proxyvote.com.

ABOUT THIS DOCUMENT	1

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETINGS AND THE MERGER	5

SUMMARY OF THE MERGER	12

RISK FACTORS	19

COMPARATIVE FEES AND EXPENSES	23

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	32

THE GBDC SPECIAL MEETING	33

THE GBDC 3 SPECIAL MEETING	35

CAPITALIZATION	38

THE MERGER	39

DESCRIPTION OF THE MERGER AGREEMENT	67

ACCOUNTING TREATMENT OF THE MERGER	84

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER	85

GBDC PROPOSAL: APPROVAL OF THE MERGER STOCK ISSUANCE PROPOSAL	94

GBDC 3 PROPOSAL: APPROVAL OF THE MERGER AGREEMENT AND THE MERGER	95

MARKET PRICE, DIVIDEND AND DISTRIBUTION INFORMATION	97

BUSINESS OF GOLUB CAPITAL BDC, INC.	100

FINANCIAL HIGHLIGHTS OF GOLUB CAPITAL BDC, INC.	101

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF GOLUB CAPITAL BDC, INC.	102

SENIOR SECURITIES OF GOLUB CAPITAL BDC, INC.	103

PORTFOLIO COMPANIES OF GOLUB CAPITAL BDC, INC.	107

GOLUB CAPITAL BDC, INC. MANAGEMENT AGREEMENTS	132

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS OF GOLUB CAPITAL BDC, INC.	140

CONTROL PERSONS AND PRINCIPAL STOCKHOLDERS OF GOLUB CAPITAL BDC, INC.	142

MANAGEMENT OF GOLUB CAPITAL BDC, INC. AND GOLUB CAPITAL BDC 3, INC.	144

BUSINESS OF GOLUB CAPITAL BDC 3, INC.	156

FINANCIAL HIGHLIGHTS OF GOLUB CAPITAL BDC 3, INC.	157

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF GOLUB CAPITAL BDC 3, INC.	158

SENIOR SECURITIES OF GOLUB CAPITAL BDC 3, INC.	159

PORTFOLIO COMPANIES OF GOLUB CAPITAL BDC 3, INC.	160

GOLUB CAPITAL BDC 3, INC. MANAGEMENT AGREEMENTS	189

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS OF GOLUB CAPITAL BDC 3, INC.	190

CONTROL PERSONS AND PRINCIPAL STOCKHOLDERS OF GOLUB CAPITAL BDC 3, INC.	192

DESCRIPTION OF CAPITAL STOCK OF GOLUB CAPITAL BDC, INC.	195

DESCRIPTION OF CAPITAL STOCK OF GOLUB CAPITAL BDC 3, INC.	200

GOLUB CAPITAL BDC, INC. DIVIDEND REINVESTMENT PLAN	207

GOLUB CAPITAL BDC 3, INC. DIVIDEND REINVESTMENT PLAN	208

COMPARISON OF GBDC AND GBDC 3 STOCKHOLDER RIGHTS	210

REGULATION	212

CUSTODIAN, TRANSFER AND DISTRIBUTION PAYING AGENT AND REGISTRAR OF GOLUB CAPITAL BDC, INC. AND GOLUB CAPITAL BDC 3, INC.	213

BROKERAGE ALLOCATION AND OTHER PRACTICES	213

LEGAL MATTERS	213

EXPERTS	213

OTHER MATTERS	213

STOCKHOLDERS SHARING AN ADDRESS	214

WHERE YOU CAN FIND MORE INFORMATION	214

INCORPORATION BY REFERENCE FOR GBDC	214

INCORPORATION BY REFERENCE FOR GBDC 3	215

ANNEX A MERGER AGREEMENT	A-1

ANNEX B FORM OF NEW GBDC INVESTMENT ADVISORY AGREEMENT	B-1

ANNEX C OPINION OF THE FINANCIAL ADVISOR TO THE GBDC 3 SPECIAL COMMITTEE	C-1

ANNEX D OPINION OF THE FINANCIAL ADVISOR TO THE GBDC SPECIAL COMMITTEE	D-1

PART C OTHER INFORMATION	E-1

ABOUT THIS DOCUMENT

This document, which forms part of a registration statement on Form N-14 filed with the U.S. Securities and Exchange Commission (the “SEC”) by GBDC (File No. 333-277325), constitutes a prospectus of GBDC under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the shares of GBDC Common Stock to be issued to GBDC 3 stockholders as required by the Merger Agreement.

This document also constitutes joint proxy statements of GBDC and GBDC 3 under Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). It also constitutes a notice of meeting with respect to: (1) the GBDC Special Meeting, at which GBDC stockholders will be asked to vote upon the Merger Stock Issuance Proposal; and (2) the GBDC 3 Special Meeting, at which GBDC 3 stockholders will be asked to vote on the Merger Proposal.

You should rely only on the information contained in this joint proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated April 15, 2024. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than that date. Neither the mailing of this joint proxy statement/prospectus to GBDC stockholders or GBDC 3 stockholders nor the issuance of GBDC Common Stock in connection with the Merger will create any implication to the contrary.

This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

Except where the context otherwise indicates, information contained in this joint proxy statement/prospectus regarding GBDC has been provided by GBDC and information contained in this joint proxy statement/prospectus regarding GBDC 3 has been provided by GBDC 3.

When used in this document, unless otherwise indicated in this document or the context otherwise requires:

•	“Administration Agreement” refers to the administration agreement by and between GBDC and the Administrator;

•	“Administrator” refers to Golub Capital LLC, a Delaware limited liability company, an affiliate of GC Advisors and the administrator of GBDC and GBDC 3;

•	“Current GBDC Investment Advisory Agreement” refers to the Fourth Amended and Restated Investment Advisory Agreement, dated August 3, 2023, by and between GBDC and GC Advisors;

•	“Determination Date” refers to an agreed upon date no more than 48 hours (excluding Sundays and holidays) prior to the closing of the Initial Merger;

•	“Effective Time” refers to the effective time of the Initial Merger;

•	“GBDC” refers to Golub Capital BDC, Inc. and, where applicable, its consolidated subsidiaries;

•	“GBDC Board” refers to the board of directors of GBDC;

•	“GBDC Independent Directors” refers to the independent members of the GBDC Board in their capacity as such;

•	“GBDC Special Committee” refers to the special committee of the GBDC Board comprised of the GBDC Independent Directors;

•	“GC Advisors” refers to GC Advisors LLC, the investment adviser to GBDC and GBDC 3;

•	“GBDC 3” refers to Golub Capital BDC 3, Inc. and, where applicable, its consolidated subsidiaries;

•	“GBDC 3 Administration Agreement” refers to the Administration Agreement by and between GBDC 3 and the Administrator;

•	“GBDC 3 Board” refers to the board of directors of GBDC 3;

•	“GBDC 3 Independent Directors” refers to the independent members of the GBDC 3 Board in their capacity as such;

•	“GBDC 3 Special Committee” refers to the special committee of the GBDC 3 Board comprised of the GBDC 3 Independent Directors;

•	“GBDC 3 Investment Advisory Agreement” refers to the Investment Advisory Agreement, dated as of September 29, 2017, by and between GBDC 3 and GC Advisors;

•	“Golub Capital” refers, collectively, to the activities and operations of Golub Capital LLC (formerly Golub Capital Management LLC), which entity employs all of Golub Capital’s investment professionals, as well as GC Advisors, associated investment funds and their respective affiliates;

•	“Initial Merger” refers to the merger of Merger Sub with and into GBDC 3, with GBDC 3 as the surviving company;

•	“KBW” refers to Keefe, Bruyette & Woods, Inc., the financial advisor to the GBDC 3 Special Committee;

•	“Merger” refers to the Initial Merger, together with, unless the context otherwise requires, the Second Merger;

•	“Merger Agreement” refers to the Agreement and Plan of Merger, dated January 16, 2024, by and among GBDC, Merger Sub, GBDC 3, GC Advisors, and, for certain limited purposes, the Administrator;

•	“Merger Sub” refers to Park Avenue Subsidiary Inc., a wholly owned subsidiary of GBDC;

•	“Morgan Stanley” refers to Morgan Stanley & Co. LLC, the financial advisor to the GBDC Special Committee;

•	“NAV” refers to net asset value;

•	“New GBDC Investment Advisory Agreement” refers to the proposed Fifth Amended and Restated Investment Advisory Agreement by and between GBDC and GC Advisors;

•	“Second Merger” refers to the merger of GBDC 3, as the surviving company of the Initial Merger, with and into GBDC, with GBDC as the surviving company;

•	“GBDC 2024 Notes” refers to the $500.0 million in aggregate principal amount of unsecured notes issued by GBDC on October 2, 2020 and October 15, 2021 that bear interest at a rate of 3.375% per year payable semiannually in arrears on April 15 and October 15 of each year. The GBDC 2024 Notes mature on April 15, 2024. GBDC redeemed the GBDC 2024 Notes in full on April 8, 2024;

•	“GBDC 2026 Notes” refers to the $400.0 million in aggregate principal amount of unsecured notes issued by BDC on February 24, 2021. The GBDC 2026 Notes bear interest at a rate of 2.500% per year payable semiannually in arrears on February 24 and August 24 of each year. The GBDC 2026 Notes mature on August 24, 2026. On October 13, 2021, GBDC issued an additional $200.0 million in aggregate principal amount of GBDC 2026 Notes, which have the same terms as the original issuance of GBDC 2026 Notes;

•	“GBDC 2027 Notes” refers to the $350.0 million in aggregate principal amount of unsecured notes issued by GBDC on August 3, 2021. The GBDC 2027 Notes bear interest at a rate of 2.050% per year payable semiannually in arrears on February 15 and August 15 of each year. The GBDC 2027 Notes mature on February 15, 2027;

•	“GBDC 2028 Notes” refers to the $450.0 million in aggregate principal amount of unsecured notes issued by GBDC on December 5, 2023. The 2028 Notes bear interest at a rate of 7.050% per year payable semiannually in arrears on June 5 and December 5 of each year. The GBDC 2028 Notes mature on December 5, 2028;

•	“GBDC 2029 Notes” refers to the $600.0 million in aggregate principal amount of unsecured notes issued by GBDC on February 1, 2024. The 2029 Notes bear interest at a rate of 6.000% per year payable semi-annually in arrears on January 15 and July 15 of each year. The GBDC 2029 Notes mature on July 15, 2029;

•	“GBDC Unsecured Notes” refers, collectively, to the GBDC 2024 Notes, GBDC 2026 Notes, GBDC 2027 Notes, GBDC 2028 Notes and GBDC 2029 Notes;

•	“GBDC 2018 Debt Securitization” refers to the $602.4 million term debt securitization that GBDC completed on November 16, 2018, in which the Golub Capital BDC CLO III LLC (the “GBDC 2018 Issuer”) issued an aggregate of $602.4 million of notes, or the “GBDC 2018 Notes,” including $327.0 million of Class A GBDC 2018 Notes, which bear interest at a rate of three-month Term SOFR, plus 0.26161%, plus 1.48%, $61.2 million of Class B GBDC 2018 Notes, which bear interest at a rate of three-month Term SOFR, plus 0.26161%, plus 2.10%, $20.0 million of Class C-1 GBDC 2018 Notes, which bear interest at a rate of three-month Term SOFR, plus 0.26161%, plus 2.80%, $38.8 million of Class C-2 GBDC 2018 Notes, which bear interest at a rate of three-month Term SOFR, plus 0.26161%, plus 2.65%, $42.0 million of Class D GBDC 2018 Notes, which bear interest at a rate of three-month Term SOFR, plus 0.26161%, plus 2.95%, and $113.4 million of Subordinated GBDC 2018 Notes that do not bear interest;

•	“GCIC 2018 Debt Securitization” refers to the $908.2 million term debt securitization initially completed on December 13, 2018 and that GBDC acquired as part of the GCIC Merger in which GCOC CLO III LLC, a Delaware LLC, GBDC’s indirect subsidiary (the “GCIC 2018 Issuer”) issued an aggregate of $908.2 million of notes, or the "GCIC 2018 Notes", including $490.0 million of AAA/AAA Class A-1 GCIC 2018 Notes, which bear interest at a rate of three-month Term SOFR, plus 0.26161%, plus 1.48%, $38.5 million of AAA Class A-2 GCIC 2018 Notes, which bore interest at a fixed rate of 4.67%, $18.0 million of AA Class B-1 GCIC 2018 Notes, which bear interest at a rate of three-month Term SOFR, plus 0.26161%, plus 2.25%, $27.0 million of the Class B-2 GCIC 2018 Notes, which bear interest at a rate of three-month Term SOFR, plus 0.26161%, plus 1.75%, $95.0 million of Class C GCIC 2018 Notes, which bear interest at a rate of three-month Term SOFR, plus 0.26161%, plus 2.30%, $60.0 million of Class D GCIC 2018 Notes, which bear interest at a rate of three-month Term SOFR, plus 0.26161%, plus 2.75% and $179.7 million of Subordinated GCIC 2018 Notes that do not bear interest;

•	“GBDC 2020 Debt Securitization” refers to the $330.4 million term debt securitization, of which $297.4 million was funded at closing, that GBDC completed on August 26, 2020 and redeemed on August 26, 2021, in which Golub Capital BDC CLO 4 LLC, a Delaware LLC, GBDC’s indirect subsidiary (the “GBDC 2020 Issuer”) issued an aggregate of $330.4 million of notes, or the “GBDC 2020 Notes,” including $137.5 million of AAA Class A-1 GBDC 2020 Notes, which bore interest at the three-month LIBOR plus 2.35%, $10.5 million of AAA Class A-2 GBDC 2020 Notes, which bore interest at the three-month LIBOR plus 2.75%, $21.0 million of AA Class B GBDC 2020 Notes, which bore interest at the three-month LIBOR plus 3.20%, up to $33.0 million A Class C GBDC 2020 Notes, which remained unfunded upon closing and upon redemption and approximately $108.4 million of Subordinated GBDC 2020 Notes, which did not bear interest;

•	“GBDC Debt Securitizations” refers collectively to the GBDC 2014 Debt Securitization, the GBDC 2018 Debt Securitization, the GCIC 2018 Debt Securitization and the GBDC 2020 Debt Securitization and each, a “GBDC Debt Securitization;”

•

“GCIC WF Credit Facility” refers to the senior secured revolving credit facility that GCIC Funding originally entered into on October 10, 2014 and terminated on February 12, 2021, with Wells Fargo Securities, LLC as administrative agent, and Wells Fargo Bank, N.A., as lender, that, as of the date of its termination, allowed for borrowing up to $300.0 million, bore interest at a rate of one-month LIBOR plus 2.00% per annum and would have matured on March 21, 2024;

•	“GBDC DB Credit Facility” refers to the senior secured revolving credit facility that GCIC Funding II entered into on December 31, 2018 and terminated on October 9, 2020, with GCIC, as equity holder and as servicer, Deutsche Bank AG, New York Branch, as facility agent, the other agents parties thereto, each of the entities from time to time party thereto as securitization subsidiaries and Wells Fargo Bank, National Association, as collateral agent and as collateral custodian, that as of the date of its termination, allowed for borrowing up to $250.0 million and bore interest at a rate of the applicable base rate, three-month term LIBOR, Canadian Dollar Offered Rate, EURIBOR, or Bank Bill Swap Rate, as applicable plus 1.90% per annum through the reinvestment period, which would have continued through December 31, 2021;

•

“GBDC JPM Credit Facility” refers to the senior secured revolving credit facility that GBDC initially entered into on February 11, 2021 with JPMorgan Chase Bank, N.A. as administrative agent and collateral agent, and the bank participants acting as lenders, as amended, that, as of December 31, 2023, permits borrowings of up to $1,488 million in U.S. dollars and certain agreed upon foreign currencies. As of December 31, 2023, the interest rate on the borrowings under the facility ranged from the applicable benchmark plus 1.75% to 1.875%, depending on the gross borrowing base, through the maturity date of March 17, 2028. The applicable benchmark rate as of December 31, 2023 for loans denominated in U.S. dollars is one-month SOFR plus an adjustment of 0.10% and certain other benchmark rates for loans denominated in other foreign currencies;

•	“GBDC MS Credit Facility II” refers to the GBDC senior secured revolving credit facility that Golub Capital BDC Funding II, LLC, a Delaware LLC and GBDC’s direct subsidiary, entered into on February 1, 2019 and terminated on September 16, 2022, with Morgan Stanley Senior Funding, Inc., as the administrative agent, each of the lenders from time to time party thereto, each of the securitization subsidiaries from time to time party thereto, and Wells Fargo Bank, N.A., as collateral agent, account bank and collateral custodian, as most recently amended on July 30, 2021, that allowed for borrowing up to $75.0 million as of the date of its termination, September 16, 2022, and bore interest at the applicable base rate plus 2.45% per annum through the revolving period, which would have ended April 21, 2024, and that had a stated maturity date of April 12, 2026;

•	“GBDC Revolving Credit Facilities” refers collectively to, prior to its termination on February 12, 2021, the GCIC WF Credit Facility; prior to its termination on October 9, 2020, the GBDC DB Credit Facility; the GBDC JPM Credit Facility and prior to its termination on September 16, 2022, the GBDC MS Credit Facility II, and each a “GBDC Revolving Credit Facility”;

•	“GBDC 3 Adviser Revolver” refers to GBDC 3’s line of credit, as amended, with GC Advisors, which as of December 31, 2023 allowed for borrowing up to $100.0 million;

•	“GBDC 3 DB Credit Facility” refers to the senior secured revolving credit facility that GBDC 3 Funding LLC, a Delaware LLC, GBDC 3’s direct subsidiary (“GBDC 3 Funding”) initially entered into on September 10, 2019 and most recently amended on April 9, 2024, with GBDC 3, as equity holder and as servicer, Deutsche Bank AG, New York Branch, as facility agent, the other agents parties thereto, each of the entities from time to time party thereto as securitization subsidiaries and Deutsche Bank Trust Company Americas, as collateral agent and as collateral custodian, that as of December 31, 2023, allowed for borrowing up to $625.0 million and that bears interest at a rate of the applicable base rate plus 2.30% per annum through the revolving period, which continues through April 10, 2025 and the applicable base rate plus 2.80% per annum after the reinvestment period and is scheduled to mature on the earliest of (i) three years from the last day of the revolving period, (ii) the date on which GBDC 3 ceases to exist or (iii) the occurrence of an event of default. The base rate under the GBDC 3 DB Credit Facility is (i) the three-month Canadian Dollar Offered Rate with respect to any advances denominated in Canadian dollars, (ii) the three-month Euro Interbank Offered Rate or “EURIBOR,” with respect to any advances denominated in Euros, (iii) the three-month Bank Bill Swap Rate with respect to any advances denominated in Australian dollars, (iv) the daily simple Sterling Overnight Index Average with respect to any advances denominated U.K. pound sterling and (v) the three-month Secured Overnight Financing Rate or “SOFR”, with respect to any other advances;

•	“GBDC 3 SB Revolver” refers to the revolving credit facility, as amended, that GBDC 3 originally entered into on February 4, 2019, with Signature Bank, as administrative agent and a lender, which as of the date of its maturity, allowed for borrowing up to $100.0 million and bore interest at a rate of one-month SOFR for the applicable base rate plus 1.70% per annum and a spread adjustment of 0.10% or the prime rate minus 1.20% with and matured on February 4, 2023. On January 27, 2023, GBDC 3 repaid all amounts outstanding under the GBDC 3 SB Revolver, following which the agreements governing the SB Revolver were terminated;

•	“GBDC 3 2022 Debt Securitization” refers to the $401.8 million term asset backed securitization that GBDC 3 completed on January 25, 2022, in which the GBDC 3 2022 Issuer issued an aggregate of $401.8 million of notes, or the “GBDC 3 2022 Notes,” including $252.0 million of Class A Senior Secured Floating Rate Notes or the “Secured 2022 Notes”, which bear interest at the three-month SOFR plus 2.00%, and approximately $149.8 million of Subordinated 2022 Notes, or the “Subordinated 2022 Notes,” which do not bear interest;

•	“GBDC 3 2022-2 Debt Securitization” refers to the $386.6 million term debt securitization that GBDC 3 completed on December 14, 2022, in which the GBDC 3 2022-2 Issuer issued an aggregate of $386.6 million of debt, or the “GBDC 3 2022-2 Notes,” including $85.0 million of Class A Senior Secured Floating Rate Loans, which bear interest at the three-month SOFR plus 2.60%, $140.0 million of Class A Senior Secured Floating Rate Notes which bear interest at the three-month SOFR plus 2.60%, $38.8 million of Class B Senior Secured Floating Rate Notes, which bear interest at the three-month SOFR plus 3.09%, and approximately $122.8 million of Subordinated GBDC 3 2022-2 Notes, which do not bear interest;

•	“GBDC 3 2021 Debt Securitization” refers to the $398.9 million term debt securitization that GBDC 3 completed on March 11, 2021, in which the GBDC 3 2021 Issuer issued an aggregate of $398.9 million of notes, or the “GBDC 3 2021 Notes,” including $224.0 million of AAA Class A GBDC 3 2021 Notes, which bear interest at the three-month term SOFR plus 1.60%, $28.0 million of AA Class B GBDC 3 2021 Notes, which bear interest at the three-month term SOFR plus 1.85%, $36.0 million of A Class C-1 GBDC 3 2021 Notes, which bear interest at the three-month term SOFR plus 2.80%, $10.0 million A Class C-2 GBDC 3 2021 Notes, which bear interest at 3.91%, up to $28.0 million of BBB- Class D GBDC 3 2021 Notes, which were unfunded on the closing date of the GBDC 3 2021 Debt Securitization and which, if funded, will bear interest at the three-month term SOFR plus a spread set in connection with the funding date but which in no event will be greater than 5.00%, and approximately $100.9 million of Subordinated 2021 Notes, which do not bear interest. SOFR borrowings are subject to an additional spread adjustment of 0.26161%.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETINGS AND THE MERGER

The questions and answers below highlight only selected information from this joint proxy statement/prospectus. They do not contain all of the information that may be important to you. You should read carefully this entire document to fully understand the Merger Agreement and the transactions contemplated thereby (including the Merger) and the voting procedures for each of the GBDC Special Meeting and the GBDC 3 Special Meeting.

Questions and Answers about the Special Meetings

Q:	Why am I receiving these materials?

A:	GBDC is furnishing these materials in connection with the solicitation of proxies by GBDC’s board of directors (the “GBDC Board”) for use at the special meeting of GBDC stockholders to be held virtually on May 29, 2024 at 9:00 a.m., Eastern Time, at the following website: www.virtualshareholdermeeting.com/GBDC2024SM, and any adjournments or postponements thereof (the “GBDC Special Meeting”).

GBDC 3 is furnishing these materials in connection with the solicitation of proxies by GBDC 3’s board of directors (the “GBDC 3 Board”) for use at the special meeting of GBDC 3 stockholders to be held virtually on May 29, 2024 at 9:00 a.m., Eastern Time, at the following website: www.virtualshareholdermeeting.com/GBDC32024SM, and any adjournments or postponements thereof (the “GBDC 3 Special Meeting”).

This joint proxy statement/prospectus and the accompanying materials are being mailed on or about April 19, 2024 to stockholders of record of GBDC and GBDC 3 described below and are available at www.proxyvote.com.

Q:	What items will be considered and voted on at the GBDC Special Meeting?

A:	At the GBDC Special Meeting, GBDC stockholders will be asked to approve (i) the issuance of the shares of GBDC common stock, par value $0.001 per share (“GBDC Common Stock”) pursuant to the Merger Agreement (such proposal, the “Merger Stock Issuance Proposal”).

Q:	What items will be considered and voted on at the GBDC 3 Special Meeting?

A:	At the GBDC 3 Special Meeting, GBDC 3 stockholders will be asked to approve the Initial Merger and the Merger Agreement (such proposal, the “Merger Proposal”).

Q:	How does the GBDC Board recommend voting on the proposals at the GBDC Special Meeting?

A:	The GBDC Board, including, after separate meetings and discussion, the GBDC Independent Directors, has unanimously approved the Merger Agreement, including the Merger and the related transactions. The GBDC Board, including each of the GBDC Independent Directors, recommends that GBDC stockholders vote “FOR” the Merger Stock Issuance Proposal.

Q:	How does the GBDC 3 Board recommend voting on the Merger Proposal at the GBDC 3 Special Meeting?

A:	The GBDC 3 Board, including, after separate meetings and discussion, the GBDC 3 Independent Directors, has unanimously approved the Initial Merger and the Merger Agreement and recommends that GBDC 3 stockholders vote “FOR” the Merger Proposal.

Q:	If I am a GBDC stockholder, what is the “Record Date” and what does it mean?

A:	The record date for the GBDC Special Meeting is April 5, 2024 (the “GBDC Record Date”). The GBDC Record Date is established by the GBDC Board, and only holders of record of shares of GBDC Common Stock at the close of business on the GBDC Record Date are entitled to receive notice of the GBDC Special Meeting and vote at the GBDC Special Meeting. As of the GBDC Record Date, there were 171,517,307 shares of GBDC Common Stock outstanding.

Q:	If I am a GBDC 3 stockholder, what is the “Record Date” and what does it mean?

A:	The record date for the GBDC 3 Special Meeting is April 5, 2024 (the “GBDC 3 Record Date”). The GBDC 3 Record Date is established by the GBDC 3 Board, and only holders of record of shares of GBDC 3 common stock, par value $0.001 per share (“GBDC 3 Common Stock”) at the close of business on the GBDC 3 Record Date are entitled to receive notice of the GBDC 3 Special Meeting and vote at the GBDC 3 Special Meeting. As of the GBDC 3 Record Date, there were 100,105,100.915 shares of GBDC 3 Common Stock outstanding.

Q:	If I am a GBDC stockholder, how many votes do I have?

A:	Each share of GBDC Common Stock held by a holder of record as of the GBDC Record Date has one vote on each matter to be considered at the GBDC Special Meeting.

Q:	If I am a GBDC 3 stockholder, how many votes do I have?

A:	Each share of GBDC 3 Common Stock held by a holder of record as of the GBDC 3 Record Date has one vote on each matter to be considered at the GBDC 3 Special Meeting.

Q:	If I am a GBDC stockholder, how do I participate in the GBDC Special Meeting and vote?

A:	A GBDC stockholder may vote virtually at the GBDC Special Meeting or by proxy in accordance with the instructions provided below. A GBDC stockholder may also authorize a proxy by telephone or through the Internet using the toll-free telephone numbers or web address printed on your proxy card. Authorizing a proxy by telephone or through the Internet requires you to input the control number located on your proxy card. After inputting the control number, you will be prompted to direct your proxy to vote on each proposal. You will have an opportunity to review your directions and make any necessary changes before submitting your directions and terminating the telephone call or Internet link.

•	By Internet : www.proxyvote.com

•	By telephone : (800) 690-6903 to reach a toll-free, automated touchtone voting line, or (844) 853-0928 Monday through Friday 9:00. a.m. until 9:00 p.m. Eastern Time to reach a toll-free, live operator line.

•	By mail : You may vote by proxy by following the directions and indicating your instructions on the enclosed proxy card, dating and signing the proxy card, and promptly returning the proxy card in the envelope provided, which requires no postage if mailed in the United States. Please allow sufficient time for your proxy card to be received on or prior to 5:00 p.m., Eastern Time, on May 28, 2024.

Important notice regarding the availability of proxy materials for the GBDC Special Meeting. GBDC’s joint proxy statement/prospectus and the proxy card are available at www.proxyvote.com.

Q:	If I am a GBDC 3 stockholder, how do I participate in the GBDC 3 Special Meeting and vote?

A:	A GBDC 3 stockholder may vote virtually at the GBDC 3 Special Meeting or by proxy in accordance with the instructions provided below. A GBDC 3 stockholder may also authorize a proxy by telephone or through the Internet using the toll-free telephone numbers or web address printed on your proxy card. Authorizing a proxy by telephone or through the Internet requires you to input the control number located on your proxy card. After inputting the control number, you will be prompted to direct your proxy to vote on each proposal. You will have an opportunity to review your directions and make any necessary changes before submitting your directions and terminating the telephone call or Internet link.

•	By Internet : www.proxyvote.com

•	By telephone : (800) 690-6903 to reach a toll-free, automated touchtone voting line, or (844) 804-1641 Monday through Friday 9:00 a.m. until 9:00 p.m. Eastern Time to reach a toll-free, live operator line.

•	By mail : You may authorize a proxy by following the directions and indicating your instructions on the enclosed proxy card, dating and signing the proxy card, and promptly returning the proxy card in the envelope provided, which requires no postage if mailed in the United States. Please allow sufficient time for your proxy card to be received on or prior to 5:00 p.m., Eastern Time, on May 28, 2024.

Important notice regarding the availability of proxy materials for the GBDC 3 Special Meeting. GBDC 3’s joint proxy statement/prospectus and the proxy card are available at www.proxyvote.com.

Q:	What if a GBDC stockholder does not specify a choice for a matter when authorizing a proxy?

A:	All properly executed proxies representing shares of GBDC Common Stock received prior to the GBDC Special Meeting will be voted in accordance with the instructions marked thereon. If a proxy card is signed and returned without any instructions marked, the shares of GBDC Common Stock will be voted “FOR” the Merger Stock Issuance Proposal.

Q:	What if a GBDC 3 stockholder does not specify a choice for a matter when authorizing a proxy?

A:	All properly executed proxies representing shares of GBDC 3 Common Stock at the GBDC 3 Special Meeting will be voted in accordance with the directions given. If the enclosed proxy card is signed and returned without any directions given, the shares of GBDC 3 Common Stock will be voted “FOR” the Merger Proposal.

Q:	If I am a GBDC stockholder, how can I change my vote or revoke a proxy?

A:	You may revoke your proxy and change your vote by giving notice at any time before your proxy is exercised. A revocation may be effected by resubmitting voting instructions via the Internet voting site, by telephone, by obtaining and properly completing another proxy card that is dated later than the original proxy card and returning it, by mail, in time to be received before the GBDC Special Meeting, or by a notice, provided in writing and signed by you, delivered to GBDC’s Secretary on any business day before the date of the GBDC Special Meeting.

Q:	If I am a GBDC 3 stockholder, how can I change my vote or revoke a proxy?

A:	You may revoke your proxy and change your vote by giving notice at any time before your proxy is exercised. A revocation may be effected by resubmitting voting instructions via the Internet voting site, by telephone, by obtaining and properly completing another proxy card that is dated later than the original proxy card and returning it, by mail, in time to be received before the GBDC 3 Special Meeting, or by a notice, provided in writing and signed by you, delivered to GBDC 3’s Secretary on any business day before the date of the GBDC 3 Special Meeting.

Q:	If my shares of GBDC Common Stock or GBDC 3 Common Stock, as applicable, are held in a broker-controlled account or in “street name,” will my broker vote my shares for me?

A:	No. You should follow the instructions provided by your broker on your voting instruction form. It is important to note that your broker will vote your shares only if you provide instructions on how you would like your shares to be voted at the applicable special meeting.

Q:	What constitutes a “quorum” for the GBDC Special Meeting?

A:	The presence at the GBDC Special Meeting, virtually or by proxy, of the holders of a majority of the shares of GBDC Common Stock outstanding on the GBDC Record Date will constitute a quorum. Shares held by a broker or other nominee for which the nominee has not received voting instructions from the record holder and does not have discretionary authority to vote the shares on non-routine proposals are considered “broker non-votes.” Since GBDC shareholders will only vote on non-routine proposals, there will not be any broker non-votes. If there are not enough votes for a quorum, the presiding officer or GBDC stockholders who are represented virtually or by proxy may vote to adjourn the GBDC Special Meeting to permit the further solicitation of proxies.

If there appear not to be enough votes for a quorum or to approve the proposals at the GBDC Special Meeting, the GBDC Special Meeting may also be adjourned for such periods as the presiding officer of the GBDC Special Meeting shall direct. The holders of a majority of the votes entitled to be cast by the GBDC stockholders entitled to vote thereat, present virtually or represented by proxy, shall have the power to adjourn the GBDC Special Meeting from time to time without notice other than announcement at the GBDC Special Meeting. Joshua M. Levinson and Christopher C. Ericson are the persons named as proxy and will vote proxies held by one of them for such adjournment, unless marked to be voted against any proposal for which an adjournment is sought, to permit the further solicitation of proxies.

If sufficient votes in favor of any of the proposals to be considered at the GBDC Special Meeting have been received at the time of the GBDC Special Meeting, the applicable proposal or proposals will be acted upon and such action will be final, regardless of any subsequent adjournments to consider other proposals.

Q:	What constitutes a “quorum” for the GBDC 3 Special Meeting?

A:	The presence at the GBDC 3 Special Meeting, virtually or by proxy, of stockholders entitled to cast a majority of votes entitled to be cast at the GBDC 3 Special Meeting will constitute a quorum. If there are not enough votes for a quorum, the chairman of the meeting may adjourn the GBDC 3 Special Meeting to permit the further solicitation of proxies.

If there appears not to be enough votes for a quorum or to approve the proposals at the GBDC 3 Special Meeting, the chairman of the GBDC 3 Special Meeting shall have the power to conclude or adjourn the GBDC 3 Special Meeting from time to time to a date not more than 120 days after the original record date without notice other than announcement at the GBDC 3 Special Meeting.

Q:	What vote is required to approve the Merger Stock Proposal at the GBDC Special Meeting?

A:	The affirmative vote of the holders of a majority of the votes cast by GBDC stockholders at the Special Meeting virtually or by proxy is required for approval of the Merger Stock Issuance Proposal (meaning that the number of shares voted “for” the proposal must exceed the number of shares voted “against” such proposal). Abstentions will not be included in determining the number of votes cast and, as a result, will have no effect on this proposal. Since GBDC stockholders will only vote on the Merger Stock Issuance Proposal, there will not be any broker non-votes.

Broker non-votes are described as votes cast by a broker or other nominee on behalf of a beneficial holder who does not provide explicit voting instructions to such broker or nominee and who does not attend the meeting. The Merger Stock Issuance Proposal is a non-routine matter for GBDC. As a result, if a GBDC stockholder hold shares in “street name” through a broker, bank or other nominee, the broker, bank or nominee will not be permitted to exercise voting discretion with respect to the Merger Stock Issuance Proposal. As a result, abstentions will have no effect on the outcome of the Merger Stock Issuance Proposal. Since GBDC stockholders will only vote on the Merger Stock Issuance Proposal, there will not be any broker non-votes.

Q:	What vote is required to approve each of the proposals being considered at the GBDC 3 Special Meeting?

A:	The affirmative vote of the holders of outstanding shares of GBDC 3 Common Stock entitled to cast a majority of votes entitled to be cast at the GBDC 3 Special Meeting is required to approve the Merger Proposal.

Abstentions will have the effect of a vote “against” this proposal. Since GBDC 3 stockholders will only vote on the Merger Proposal, there will not be any broker non-votes.

Q:	What will happen if all of the proposals being considered at the GBDC Special Meeting and the GBDC 3 Special Meeting are not approved by the required vote?

A:	As discussed in more detail in this joint proxy statement/prospectus, closing of the Merger is conditioned on, among other things, (i) approval of the Merger Stock Issuance Proposal by GBDC stockholders at the GBDC Special Meeting, (ii) approval of the Merger Proposal by GBDC 3 stockholders at the GBDC 3 Special Meeting, and (iii) the receipt of any required regulatory and other approvals.

If the Merger Stock Issuance Proposal is not approved by the GBDC stockholders, then the Merger will not close. If the Merger Proposal is not approved by the GBDC 3 stockholders, then the Merger will not close.

If the Merger does not close because either the GBDC stockholders or the GBDC 3 stockholders do not approve the applicable proposals or any of the other conditions to the closing of the Merger are not satisfied or waived, each of GBDC and GBDC 3 will continue to operate pursuant to the current agreements in place for each, including, in the case of GBDC, the Current GBDC Investment Advisory Agreement, and each of GBDC’s and GBDC 3’s respective directors and executive officers will continue to serve as its directors and officers, respectively, until their successors are duly elected and qualified or their resignation.

Q:	How will the final voting results be announced?

A:	Preliminary voting results will be announced at each special meeting. Final voting results will be published by GBDC and GBDC 3 in a current report on Form 8-K within four business days after the date of the GBDC Special Meeting and the GBDC 3 Special Meeting, respectively.

Q:	Will GBDC and GBDC 3 incur expenses in soliciting proxies?

A:	GBDC and GBDC 3 will equally bear the cost of preparing, printing and mailing this joint proxy statement/prospectus and the applicable accompanying Notice of Special Meeting of Stockholders and proxy card. GBDC and GBDC 3 intend to use the services of GC Advisors to aid in the distribution and collection of proxy votes. GBDC and GBDC 3 expect to pay market rates for such services. No additional compensation will be paid to directors, officers or regular employees for such services.

For more information regarding expenses related to the Merger, see “Questions and Answers about the Merger—Who is responsible for paying the expenses relating to completing the Merger?’”

Q:	What does it mean if I receive more than one proxy card?

A:	Some of your shares of GBDC Common Stock or GBDC 3 Common Stock, as applicable, may be registered differently or held in different accounts. You should authorize a proxy to vote the shares in each of your accounts by mail, by telephone or via the Internet. If you mail proxy cards, please sign, date and return each proxy card to guarantee that all of your shares are voted.

Q:	Are the proxy materials available electronically?

A:	In accordance with regulations promulgated by the SEC, GBDC and GBDC 3 have made the registration statement (of which this joint proxy statement/prospectus forms a part), the applicable Notice of Special Meeting of Stockholders and the applicable proxy card available to stockholders of GBDC and GBDC 3 on the Internet. Stockholders may (i) access and review the proxy materials of GBDC and GBDC 3, as applicable, (ii) authorize their proxies, as described in “The GBDC Special Meeting—Voting of Proxies” and “The GBDC 3 Special Meeting—Voting of Proxies” and/or (iii) elect to receive future proxy materials by electronic delivery via the Internet address provided below.

The registration statement (of which this joint proxy statement/prospectus forms a part), each Notice of Special Meeting of Stockholders and each proxy card are available at www.proxyvote.com.

Q:	Will my vote make a difference?

A:	Yes. Your vote is needed to ensure the proposals can be acted upon. Your vote is very important. Your immediate response will help avoid potential delays and may save significant additional expenses associated with soliciting stockholder votes.

Q:	Whom can I contact with any additional questions?

A:	If you are a GBDC stockholder or a GBDC 3 stockholder, you can contact GBDC’s or GBDC 3’s Investor Relations Departments at the below contact information with any additional questions:

Golub Capital BDC, Inc. or Golub Capital BDC 3, Inc.
Investor Relations
200 Park Avenue, 25th Floor
New York, New York 10166
(212) 750-6060

Q:	Where can I find more information about GBDC and GBDC 3?

A:	You can find more information about GBDC and GBDC 3 in the documents described under the caption “Where You Can Find More Information.”

Q:	What do I need to do now?

A:	We urge you to read carefully this entire document, including its annexes and the documents incorporated by reference. You should also review the documents referenced under “Where You Can Find More Information” and consult with your accounting, legal and tax advisors.

Questions and Answers about the Merger

Q:	What will happen in the Initial Merger and Second Merger?

A:	GBDC 3 will be the surviving company of the Initial Merger and will continue its existence as a corporation under the laws of the State of Maryland until the Second Merger. As of the effective time of the Merger (the “Effective Time”), the separate corporate existence of Merger Sub will cease. Immediately after the Effective Time, pursuant to the Second Merger, the surviving company will merge with and into GBDC, with GBDC as the surviving entity.

Q:	What will GBDC 3 stockholders receive in the Merger?

A:

At the Effective Time, each share of GBDC 3 Common Stock issued and outstanding immediately prior to the Effective Time, except for shares, if any, owned by GBDC or any of its consolidated subsidiaries (the “Cancelled Shares”), shall be converted into the right to receive a number of shares of common stock, par value $0.001 per share, of GBDC (“GBDC Common Stock”) equal to the Exchange Ratio (as defined below) in connection with the closing of the Merger.

Under the terms of the Merger Agreement, if the Merger is completed, each holder of GBDC 3 Common Stock, issued and outstanding immediately prior to the effective time of the Merger will have the right to receive, for each share of GBDC 3 Common Stock, a number of shares of GBDC Common Stock, based on an exchange ratio determined prior to closing of the Merger that potentially values GBDC 3 at a premium to its net asset value (“NAV”) with such premium-to-NAV subject to a cap of 3% (the “Cap”). As described in more detail in the joint proxy statement/prospectus, the Exchange Ratio (as defined in the Merger Agreement) is calculated by taking into account the per share NAV of GBDC and GBDC 3 (the “GBDC Per Share NAV” and the “GBDC 3 Per Share NAV,” respectively), as well as the closing price per share of GBDC Common Stock on the Nasdaq on either the Determination Date or, if the Nasdaq is closed, the most recent trading day (the “GBDC Common Stock Price”). See “Summary of the Merger—Merger Consideration” in the joint proxy statement/prospectus accompanying this letter for a full description of the determination of the Exchange Ratio pursuant to the Merger Agreement.

The following scenarios provide an illustration of the mechanics of the Exchange Ratio based on the ratio of the GBDC Common Stock Price to the GBDC Per Share NAV, or the GBDC P/NAV, as of the determination of the Exchange Ratio, which will occur within 48 hours (excluding Sundays or holidays) of the closing of the Merger:

GBDC P/NAV at Merger Close	Exchange Ratio Formula
GBDC P/NAV ≤ 100%	Exchange Ratio = GBDC 3 Per Share NAV / GBDC Per Share NAV
100% < GBDC P/NAV < 106%	Exchange Ratio = (GBDC 3 Per Share NAV x (1 + 50% x (GBDC P/NAV-1)) / GBDC Common Stock Price
GBDC P/NAV > 106%	Exchange Ratio = (GBDC 3 Per Share NAV x (1 + 3%) / GBDC Common Stock Price

Illustrative Exchange Ratio Calculations Using GBDC Per Share NAV and GBDC 3 Per Share NAV as of December 31, 2023
	Scenario #1	Scenario #2	Scenario #3
GBDC Common Stock Price	$15.00	$15.50	$16.50
GBDC Per Share NAV	$15.03	$15.03	$15.03
GBDC P/NAV	99.8%	103.1%	109.8%
GBDC 3 Per Share NAV	$14.70	$14.70	$14.70
Exchange Ratio	$14.70 / $15.03 = 0.9780	($14.70 x (1 + 50%x(103.1%-1)) / $15.50 = 0.9632	($14.70 x (1+3.0%)) / $16.50 = 0.9176
	Each GBDC 3 stockholder would receive 0.9780 shares of GBDC per GBDC 3 share	Each GBDC 3 stockholder would receive 0.9632 shares of GBDC per GBDC 3 share	Each GBDC 3 stockholder would receive 0.9176 shares of GBDC per GBDC 3 share

Q:	Is the Exchange Ratio subject to any adjustment?

A:	Yes. The Exchange Ratio will be appropriately adjusted if, between the Determination Date and the effective time of the Merger, the respective outstanding shares of GBDC Common Stock or GBDC 3 Common Stock has been increased or decreased or changed into or exchanged for a different number or kind of shares or securities, in each case, as a result of any reclassification, recapitalization, stock split, reverse stock split, split-up, combination or exchange of shares, or if a stock dividend or dividend payable in any other securities has been declared with a record date within such period.

Q:	Who is responsible for paying the expenses relating to completing the Merger?

A:

In general, all fees and expenses incurred in connection with the Merger will be paid by the person incurring such fees and expenses, whether or not the Merger is consummated. However, GBDC and GBDC 3 will equally bear the costs and expenses of printing and mailing this joint proxy statement/prospectus, all filing and other fees paid to the SEC in connection with the Merger, all filings and other fees in connection with any filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and the fees and expenses of legal services to GBDC 3, GBDC and Merger Sub in connection with the Merger Agreement and the transactions contemplated thereby. See “Description of the Merger Agreement—Expenses and Fees.” It is anticipated that GBDC will bear expenses of approximately $2.5 million in connection with the Merger, and GBDC 3 will bear expenses of approximately $2.5 million in connection with the Merger.

Q:	Will I receive dividends after the Merger?

A:	Subject to applicable legal restrictions and the sole discretion of the GBDC Board, GBDC intends to declare and pay regular cash distributions to its stockholders on a quarterly basis. The GBDC Board recently increased GBDC’s quarterly dividend to $0.39 per share; provided that the GBDC Board reserves the right to revisit this intention if market conditions or GBDC’s prospects meaningfully change. In addition, following the Merger, the GBDC Board expects to declare a series of special distributions related to undistributed taxable income in the aggregate amount of $0.15 per share, to be paid in three equal quarterly installments of $0.05 per share. For a history of the dividends and distributions paid by GBDC since September 30, 2022, see “Market Price, Dividend and Distribution Information—GBDC.” The amount and timing of past dividends and distributions are not a guarantee of any future dividends or distributions, or the amount thereof, the payment, timing and amount of which will be determined by the GBDC Board and depend on GBDC’s cash requirements, its financial condition and earnings, contractual restrictions, legal and regulatory considerations and other factors. See “Golub Capital BDC, Inc. Dividend Reinvestment Plan” for additional information regarding GBDC’s dividend reinvestment plan.

Following the Effective Time, the record holders of shares of GBDC 3 Common Stock will be entitled to receive dividends or other distributions declared by the GBDC Board with a record date after the Effective Time theretofore payable with respect to the whole shares of GBDC Common Stock represented by such shares of GBDC 3 Common Stock. For a history of the dividends and distributions paid by GBDC 3 since September 30, 2022, see “Market Price, Dividend and Distribution Information—GBDC 3.”

Q:	Is the Merger subject to any third-party consents?

A:	Under the Merger Agreement, GBDC and GBDC 3 have agreed to cooperate with each other and use their reasonable best efforts to take, or cause to be taken, in good faith, all actions, and to do, or cause to be done, all things necessary, including to obtain as promptly as practicable all permits, consents, approvals, confirmations and authorizations of all third parties, in each case, that are necessary or advisable, to consummate the transactions contemplated by the Merger Agreement, including the Merger, in the most expeditious manner practicable. As of the date of this joint proxy statement/prospectus, GBDC and GBDC 3 believe that, subject to the satisfaction of certain conditions, they have obtained all necessary third-party consents other than stockholder approval and certain lender and derivative counterparty consents. There can be no assurance that any permits, consents, approvals, confirmations or authorizations will be obtained or that such permits, consents, approvals, confirmations or authorizations will not impose conditions or requirements that, individually or in the aggregate, would or could reasonably be expected to have a material adverse effect on the financial condition, results of operations, assets or business of the combined company following the Merger.

Q:	How does GBDC’s investment objective and strategy differ from GBDC 3’s?

A:	The investment objectives and strategies of GBDC and GBDC 3 are identical. The investment objective of each of GBDC and GBDC 3 is to generate current income and capital appreciation by investing primarily in senior secured and one stop loans of U.S. middle-market companies. GBDC and GBDC 3 also selectively invest in second lien and subordinated (a loan that ranks senior only to a borrower's equity securities and ranks junior to all of such borrower's other indebtedness in priority of payment) loans of, and warrants and minority equity securities in, middle-market companies. GBDC and GBDC 3 each use the term “middle-market” to generally refer to companies having earnings before interest, taxes, depreciation and amortization (“EBITDA”) of less than $100.0 million annually.

As a result of these commonalities, GC Advisors does not anticipate any significant portfolio repositioning in connection with the Merger.

Q:	How do the distribution procedures, purchase procedures, redemption procedures and exchange rights of GBDC differ from those of GBDC 3?

A:	GBDC and GBDC 3 have substantially identical distribution, purchase and redemption procedures. Neither GBDC nor GBDC 3 offers exchange rights with respect to its common stock, and neither GBDC nor GBDC 3 has the right to redeem its common stock. Shares of GBDC Common Stock trade on the Nasdaq under the symbol “GBDC.” Shares of GBDC 3 Common Stock are not listed on a national stock exchange. From time to time, GBDC may offer shares of its securities in public offerings registered under the Securities Act, and each of GBDC and GBDC 3 may offer its respective securities in private placements in reliance on an exemption from the registration requirements of the Securities Act. Both GBDC and GBDC 3 have adopted “opt out” dividend reinvestment plans, which provide for the reinvestment of the applicable entity’s distributions on behalf of its stockholders unless a stockholder elects to receive such distributions in cash. GBDC anticipates that the combined company will maintain the distribution, purchase and redemption procedures of GBDC following the closing of the Merger.

Q:	How will the combined company be managed following the Second Merger?

A:	GBDC and GBDC 3 have the same directors and officers. The directors of GBDC immediately prior to the Second Merger will remain the directors of GBDC and will hold office until their respective successors are duly elected and qualify, or their earlier death, resignation or removal. The officers of GBDC immediately prior to the Second Merger will remain the officers of GBDC and will hold office until their respective successors are duly appointed and qualify, or their earlier death, resignation or removal. Following the Second Merger, GC Advisors will continue to be the investment adviser of GBDC.

Q:	How will management and incentive fees at the combined company compare to management and incentive fees at GBDC 3?

A:	Pursuant to the New GBDC Investment Advisory Agreement that will be effective following the closing of the Merger, the base management fee rate (1.0%) payable by GBDC will be the same as the base management fee rate, net of waivers, paid by GBDC 3 prior to the Merger under the GBDC 3 Investment Advisory Agreement. The incentive fee rate for both the income and capital gains incentive fees under the New GBDC Investment Advisory Agreement (15.0%) and the incentive fee cap (15.0%) will be the same as the corresponding rates and cap under the GBDC 3 Investment Advisory Agreement, net of waivers that are currently in effect at GBDC 3 prior to the Merger. The hurdle rate under the New GBDC Investment Advisory Agreement (2.0% quarterly) will be higher than the current hurdle rate under the GBDC 3 Investment Advisory Agreement (1.5% quarterly). For a comparison of the fees paid by GBDC, GBDC 3, and on a pro forma basis for the combined company, see “Comparative Fees and Expenses.” As described in the footnotes to the Comparative Fees and Expenses table, the table shows higher fees payable on a pro forma basis for the combined company because GBDC has higher leverage, and a higher leverage target, than GBDC 3, and the fees shown in the table are calculated, as is required by the relevant SEC rules applicable to the disclosure in the table, as a percentage of net assets attributable to common stock, rather than how they are calculated under the applicable investment advisory agreement. Under each of the New GBDC Investment Advisory Agreement, the Current GBDC Investment Advisory Agreement, and the GBDC 3 Investment Advisory Agreement, base management fees are based on average adjusted gross assets at the end of the two most recently completed calendar quarters (excluding cash and cash equivalents and adjusted for any share issuances or repurchases during the applicable calendar quarter).

Q:	Are GBDC stockholders able to exercise appraisal rights?

A:	No. GBDC stockholders will not be entitled to exercise appraisal rights with respect to any matter to be voted upon at the GBDC Special Meeting. Any GBDC stockholder may abstain from voting or vote against any of such matters.

Q:	Are GBDC 3 stockholders able to exercise appraisal rights?

A:	No. GBDC 3 stockholders will not be entitled to exercise rights of objecting stockholders with respect to any matter to be voted upon at the GBDC 3 Special Meeting. Any GBDC 3 stockholder may abstain from voting or vote against any of such matters.

Q:	When do you expect to complete the Merger and Second Merger?

A:	While there can be no assurance as to the exact timing, or that the Merger will be completed at all, GBDC and GBDC 3 are working to complete the Merger in the first half of calendar year 2024. It is currently expected that the Merger will be completed promptly following receipt of the required stockholder approvals at the GBDC Special Meeting and the GBDC 3 Special Meeting and satisfaction of the other closing conditions set forth in the Merger Agreement. The Second Merger will occur immediately after the Merger is completed.

Q:	Is the Merger expected to be taxable to GBDC stockholders?

A:	No. The Merger and Second Merger are not expected to be a taxable event for GBDC stockholders.

Q:	Is the Merger expected to be taxable to GBDC 3 stockholders?

A:	No. The Initial Merger and Second Merger are intended to qualify as a “reorganization,” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). It is a condition to GBDC’s and GBDC 3’s respective obligations to complete the Merger that each of them receives a legal opinion to that effect. GBDC 3 stockholders are not expected to recognize any gain or loss for U.S. federal income tax purposes on the exchange of shares of GBDC 3 Common Stock for shares of GBDC Common Stock pursuant to the Initial Merger, except with respect to cash received in lieu of fractional shares of GBDC Common Stock. GBDC 3 stockholders should read the section captioned “Certain Material U.S. Federal Income Tax Consequences of the Merger” for a more complete discussion of the U.S. federal income tax consequences of the Merger. Tax matters can be complicated and the tax consequences of the Merger to a GBDC 3 stockholder will depend on the particular tax situation of such stockholder. GBDC 3 stockholders should consult with their own tax advisors to determine the tax consequences of the Merger to them.

Q:	What happens if the Merger is not consummated?

A:	If the Initial Merger is not approved by the requisite vote of GBDC 3’s stockholders, or any of the issuance of shares of GBDC Common Stock in connection with the Merger or if the Merger is not completed for any other reason, GBDC 3’s stockholders will not receive any payment for their shares of GBDC 3 Common Stock in connection with the Merger. Instead, GBDC 3 will remain an independent company. See “Description of the Merger Agreement—Termination of the Merger Agreement.”

Q:	Did the GBDC Board receive an opinion from the financial advisor to the GBDC Special Committee regarding the Exchange Ratio?

A:	Yes. For more information, see the section entitled “The Merger—Opinion of the GBDC Special Committee’s Financial Advisor.”

Q:	Did the GBDC 3 Board receive an opinion from the financial advisor to the GBDC 3 Special Committee regarding the Exchange Ratio?

A:	Yes. For more information, see the section entitled “The Merger—Opinion of the GBDC 3 Special Committee’s Financial Advisor.

SUMMARY OF THE MERGER

This summary highlights selected information contained elsewhere in this joint proxy statement/prospectus and may not contain all of the information that is important to you. You should carefully read this entire joint proxy statement/prospectus, including the other documents to which this joint proxy statement/prospectus refers for a more complete understanding of the Merger. In particular, you should read the annexes attached to this joint proxy statement/prospectus, including the Merger Agreement, which is attached as Annex A hereto, as it is the legal document that governs the Merger. See “Where You Can Find More Information.” For a discussion of the risk factors you should carefully consider, see the section entitled “Risk Factors” beginning on page 19.

The Parties to the Merger

Golub Capital BDC, Inc.

200 Park Avenue, 25th Floor

New York, NY 10166

(212) 750-6060

Golub Capital BDC, Inc. (“GBDC”) is an externally managed, closed-end, non-diversified management investment company that has elected to be regulated as a business development company (“BDC”) under the Investment Advisers Act of 1940, as amended (the “1940 Act”). In addition, for U.S. federal income tax purposes, GBDC has elected to be treated as a regulated investment company, or RIC, under Subchapter M of the Internal Revenue Code of 1986, as amended, or the Code. GBDC was formed in November 2009 to continue and expand the business of GBDC’s predecessor, Golub Capital Master Funding LLC, which commenced operations in July 2007. GBDC makes investments primarily in one stop loans (a loan that combines characteristics of traditional first lien senior secured loans and second lien or subordinated loans and that are often referred to by other middle market lenders as unitranche loans) and other senior secured loans of U.S. middle-market companies that are, in most cases, sponsored by private equity firms. GC Advisors structures these one stop loans as senior secured loans, and GBDC obtains security interests in the assets of the portfolio company that serve as collateral in support of the repayment of these loans. This collateral often takes the form of first-priority liens on the assets of the portfolio company. In many cases, GBDC is the sole lender or GBDC, together with GBDC’s affiliates, are the sole lenders of one stop loans, which can afford GBDC additional influence over the borrower in terms of monitoring and, if necessary, remediating any underperformance.

GBDC’s investment objective is to generate current income and capital appreciation by investing primarily in one stop and other senior secured loans of U.S. middle-market companies. GBDC may also selectively invest in second lien and subordinated (a loan that ranks senior only to a borrower’s equity securities and ranks junior to all of such borrower’s other indebtedness in priority of payment) loans of, and warrants and minority equity securities in U.S. middle-market companies. GBDC intends to achieve its investment objective by (1) accessing the established loan origination channels developed by Golub Capital, a leading lender to middle-market companies with over $65.0 billion in capital under management as of January 1, 2024, (2) selecting investments within its core middle-market company focus, (3) partnering with experienced private equity firms, or sponsors, in many cases with whom Golub Capital has invested alongside in the past, (4) implementing the disciplined underwriting standards of Golub Capital and (5) drawing upon the aggregate experience and resources of Golub Capital.

GBDC seeks to create a portfolio that includes primarily one stop and other senior secured loans by primarily investing approximately $10.0 million to $80.0 million of capital, on average, in the securities of U.S. middle-market companies. GBDC may also selectively invest more than $80.0 million in some of its portfolio companies and generally expects that the size of its individual investments will vary proportionately with the size of its capital base.

GBDC generally invests in securities that have been rated below investment grade by independent rating agencies or that would be rated below investment grade if they were rated. These securities, which may be referred to as “junk,” have predominantly speculative characteristics with respect to the issuer’s capacity to pay interest and repay principal. In addition, many of GBDC’s debt investments have floating interest rates that reset on a periodic basis and typically do not fully pay down principal prior to maturity, which may increase GBDC’s risk of losing part or all of its investment.

Golub Capital BDC 3, Inc.

200 Park Avenue, 25th Floor

New York, NY 10166

(212) 750-6060

Golub Capital BDC 3, Inc. (“GBDC 3”) is an is an externally managed, closed-end, non-diversified management investment company that was formed on August 1, 2017 and elected to be treated as a BDC under the 1940 Act, on September 29, 2017. On October 2, 2017, the date of the commencement of operations, GBDC 3 entered into subscription agreements (collectively, the “Subscription Agreements”) to sell shares of GBDC 3 common stock in private placements. In addition, for U.S. federal income tax purposes, GBDC 3 has elected to be treated as a RIC under Subchapter M of the Internal Revenue Code of 1986, as amended.

 GBDC 3’s investment objective is to invest primarily in one stop loans (a loan that combines characteristics of traditional first lien senior secured loans and second lien or subordinated loans and that are often referred to by other middle-market lenders as unitranche loans) and other senior secured loans of U.S. middle-market companies that are, in most cases, sponsored by private equity firms. GBDC 3 also selectively invests in second lien and subordinated (a loan that ranks senior only to a borrower’s equity securities and ranks junior to all of such borrower’s other indebtedness in priority of payment) loans of, and warrants and minority equity securities in, primarily U.S. middle-market companies. GBDC 3 has entered into an investment advisory agreement with GC Advisors, under which the Investment Adviser manages the day-to-day operations of, and provides investment advisory services to, GBDC 3. Under an administration agreement GBDC 3 is provided with certain services by an administrator, which is currently Golub Capital.

GBDC 3 seeks to create a portfolio that includes primarily one stop and senior secured loans by primarily investing approximately $5.0 million to $45.0 million of capital, on average, in the securities of U.S. middle-market companies. GBDC 3 may also selectively invest more than $45.0 million in some of its portfolio companies and generally expects that the size of its individual investments will vary proportionately with the size of its capital base.

GBDC 3 generally invests in securities that have been rated below investment grade by independent rating agencies or that would be rated below investment grade if they were rated. These securities, which may be referred to as “junk,” have predominantly speculative characteristics with respect to the issuer’s capacity to pay interest and repay principal. In addition, many of GBDC 3’s debt investments have floating interest rates that reset on a periodic basis and typically do not fully pay down principal prior to maturity, which may increase GBDC 3’s risk of losing part or all of its investment.

Park Avenue Subsidiary Inc.

200 Park Avenue, 25th Floor

New York, NY 10166

(212) 750-6060

Merger Sub is a Maryland corporation and a newly formed, wholly owned subsidiary of GBDC. Merger Sub was formed in connection with and for the sole purpose of the Merger.

GC Advisors LLC

200 Park Avenue, 25th Floor

New York, NY 10166

(212) 750-6060

GC Advisors is a Delaware limited liability company located at 200 Park Avenue, 25th Floor, New York, NY 10166. GC Advisors is registered as an investment adviser under the Advisers Act. The beneficial interests in GC Advisors are majority owned, indirectly, by two affiliated trusts. The trustees of those trusts are Stephen A. Kepniss and David L. Finegold. Subject to the overall supervision of GBDC and GBDC 3’s board of directors and in accordance with the 1940 Act, GC Advisors manages GBDC and GBDC 3’s day-to-day operations and provides investment advisory services to each of GBDC and GBDC 3.

GC Advisors is an affiliate of Golub Capital and pursuant to a staffing agreement (the “Staffing Agreement”), Golub Capital LLC makes experienced investment professionals available to GC Advisors and provides access to the senior investment personnel of Golub Capital LLC and its affiliates. The Staffing Agreement provides GC Advisors with access to investment opportunities, which GBDC and GBDC 3 refer to in the aggregate as deal flow, generated by Golub Capital LLC and its affiliates in the ordinary course of their businesses and commits the members of GC Advisors’ investment committee to serve in that capacity. As the investment adviser to each of GBDC and GBDC 3, GC Advisors is obligated to allocate investment opportunities among GBDC, GBDC 3 and its other clients fairly and equitably over time in accordance with its allocation policy. See “Certain Relationships and Related Party Transactions of Golub Capital BDC, Inc.” and “Certain Relationships and Related Party Transactions of Golub Capital BDC 3, Inc.” However, there can be no assurance that such opportunities will be allocated to GBDC or GBDC 3 fairly or equitably in the short-term or over time. GC Advisors seeks to capitalize on the significant deal origination, credit underwriting, due diligence, investment structuring, execution, portfolio management and monitoring experience of Golub Capital LLC’s investment professionals.

An affiliate of GC Advisors, Golub Capital LLC (the “Administrator”), provides the administrative services necessary for each of GBDC and GBDC 3 to operate. See “Golub Capital BDC, Inc. Management Agreements—Administration Agreement” and “Golub Capital BDC 3, Inc. Management Agreements—GBDC 3 Administration Agreement” for a discussion of the fees and expenses (subject to the review and approval of their GBDC’s and GBDC 3’s respective independent directors) each of GBDC and GBDC 3 is required to reimburse to the Administrator.

About Golub Capital

Golub Capital, founded in 1994, is a leading lender to middle-market companies, with a long track record of investing in senior secured, one stop, second lien and subordinated loans. As of January 1, 2024, Golub Capital had over $65.0 billion of capital under management. Since its inception, Golub Capital has closed deals with over 370 middle-market sponsors and repeat transactions with over 260 sponsors.

Golub Capital’s middle-market lending group is managed by an eight-member senior management team consisting of Lawrence E. Golub, David B. Golub, Andrew H. Steuerman, Gregory W. Cashman, Spyro G. Alexopoulos, Marc C. Robinson, Robert G. Tuchscherer and Jason J. Van Dussen. As of December 31, 2023, Golub Capital had more than 200 investment professionals supported by more than 675 administrative and back office personnel that focus on operations, finance, legal and compliance, accounting and reporting, marketing, information technology and office management.

Merger Structure

Pursuant to the terms of the Merger Agreement, at the Effective Time, Merger Sub will be merged with and into GBDC 3 in accordance with the Maryland General Corporation Law (the “MGCL”). GBDC 3 will be the surviving company in the Initial Merger and will continue its existence as a corporation under the laws of the State of Maryland. As of the Effective Time, the separate corporate existence of Merger Sub will cease. Immediately after the occurrence of the Effective Time, at the Second Effective Time, in the Second Merger, the surviving company will merge with and into GBDC in accordance with the Delaware General Corporation Law (the “DGCL”) and MGCL, with GBDC as the surviving entity. As of the Second Effective Time, the separate corporate existence of GBDC 3 will cease and GBDC will continue its existence as a corporation under the laws of the State of Delaware.

At the Effective Time, each share of GBDC 3 Common Stock issued and outstanding immediately prior to the Effective Time, except for shares, if any, owned by GBDC or any of its consolidated subsidiaries (the “Cancelled Shares”), shall be converted into the right to receive a number of shares of GBDC Common Stock equal to the Exchange Ratio (as defined below) in connection with the closing of the Merger.

The Merger Agreement is attached as Annex A to this joint proxy statement/prospectus and is incorporated by reference into this joint proxy statement/prospectus. GBDC and GBDC 3 encourage their respective stockholders to read the Merger Agreement carefully and in its entirety, as it is the principal legal document governing the Merger.

Merger Consideration

If the Initial Merger is consummated, each GBDC 3 stockholder will be entitled to receive a number of shares of GBDC Common Stock equal to the Exchange Ratio (as defined below) for each share of GBDC 3 Common Stock, which Exchange Ratio will be appropriately adjusted if, between the Determination Date and the Effective Time, the respective outstanding shares of GBDC Common Stock or GBDC 3 Common Stock have been increased or decreased or changed into or exchanged for a different number or kind of shares or securities, in each case, as a result of any reclassification, recapitalization, stock split, reverse stock split, split-up, merger, issue tender or exchange offer, combination or exchange of shares or similar transaction, or if a stock dividend or dividend payable in any other securities or similar distribution has been declared with a record date within such period, in each case, to provide the stockholders of GBDC 3 and GBDC the same economic effect as contemplated by the Merger Agreement prior to such event. Closing of the Initial Merger is contingent upon GBDC stockholder approval of the Merger Stock Issuance Proposal and certain other closing conditions. No fractional shares of GBDC Common Stock will be issued, and holders of GBDC 3 Common Stock will receive cash in lieu of fractional shares.

Under the terms of the Merger Agreement, the “Exchange Ratio” will be determined as of a mutually agreed date (the “Determination Date”) no earlier than 48 hours (excluding Sundays and holidays) prior to the effective date of the Merger and based on (i) the net asset value (“NAV”) per share of GBDC and GBDC 3 (the “GBDC Per Share NAV” and the “GBDC 3 Per Share NAV,” respectively) and (ii) the closing price per share of GBDC Common Stock on the Nasdaq on either the Determination Date or, if the Nasdaq is closed on the Determination Date, the most recent trading day prior to the Determination Date (the “GBDC Common Stock Price”). The Exchange Ratio will be calculated as follows:

(i) if the GBDC Common Stock Price is greater than the GBDC Per Share NAV, then the Exchange Ratio shall be the quotient (rounded to the fourth nearest decimal) of: (A) the amount equal to (x) GBDC 3 Per Share NAV multiplied by (y) the sum of (a) one (1) and (b) the GBDC 3 Share of GBDC Premium (as defined below); divided by (B) the GBDC Common Stock Price; provided, that, the amount set forth in sub-clause (y) for the purposes of the calculation shall not be greater than, and shall be subject to a cap of, 1.03. “GBDC 3 Share of GBDC Premium” means fifty percent (50%) multiplied by the difference between (A) the quotient of (x) GBDC Common Stock Price; divided by (y) GBDC Per Share NAV and (B) one (1); or

(ii) if the GBDC Common Stock Price is equal to or lesser than GBDC Per Share NAV, then the Exchange Ratio will be the quotient (rounded to the nearest decimal) of: (A) the GBDC 3 Per Share NAV, divided by (B) the GBDC Per Share NAV.

Market Price of Securities

Shares of GBDC Common Stock trade on the Nasdaq under the symbol “GBDC.” Shares of GBDC 3 Common Stock are not listed on a national stock exchange.

The following table presents the closing sales prices on January 12, 2024, the last trading day before the execution of the Merger Agreement and on April 9, 2024, a recent trading day before printing this document and the most recently determined NAV per share of GBDC Common Stock and the most recently determined NAV per share of GBDC 3 Common Stock.

	GBDC Common Stock	GBDC 3 Common Stock
NAV per Share at December 31, 2023	$15.03	$14.70
Closing Nasdaq Sales Price on January 12, 2024	$15.24	N/A
Closing Nasdaq Sales Price on April 9, 2024	$16.60	N/A

Risks Relating to the Proposed Merger

The Merger and the other transactions contemplated by the Merger Agreement are subject to, among others, the following risks. GBDC and GBDC 3 stockholders should carefully consider these risks before deciding how to vote on the proposals to be voted on at their respective special meetings.

•	Because the market price of GBDC Common Stock will fluctuate, GBDC 3 stockholders cannot be sure of the market value of the Merger Consideration they will receive until the Closing Date.

•	Sales of shares of GBDC Common Stock after the completion of the Merger may cause the market price of GBDC Common Stock to decline.

•	GBDC 3 stockholders and GBDC stockholders will experience a reduction in percentage ownership and voting power in the combined company as a result of the Merger.

•	GBDC may be unable to realize the benefits anticipated by the Merger, including estimated cost savings, or it may take longer than anticipated to achieve such benefits.

•	The Merger may trigger certain “change of control” provisions and other restrictions in contracts of GBDC, GBDC 3 or their respective affiliates, and the failure to obtain any required consents or waivers could adversely impact the combined company.

•	The opinions delivered to the GBDC Board and the GBDC 3 Board by the respective financial advisors of the GBDC Special Committee and the GBDC 3 Special Committee prior to the signing of the Merger Agreement do not reflect changes in circumstances since the date of such opinions.

•	If the Merger does not close, neither GBDC nor GBDC 3 will benefit from the expenses incurred in its pursuit.

•	The termination of the Merger Agreement could negatively impact GBDC 3 and GBDC.

•	The Merger Agreement limits the ability of GBDC 3 and GBDC to pursue alternatives to the Merger.

•	The Initial Merger is subject to closing conditions, including stockholder approvals, that, if not satisfied or waived, will result in the Merger not being completed, which may result in material adverse consequences to GBDC 3’s and GBDC’s business and operations.

•	GBDC and GBDC 3 will be subject to operational uncertainties and contractual restrictions while the Merger is pending.

•	GBDC and GBDC 3 may, to the extent legally allowed, waive one or more conditions to the Initial Merger without resoliciting stockholder approval.

•	The shares of GBDC Common Stock to be received by GBDC 3 stockholders as a result of the Merger will have different rights associated with them than shares of GBDC 3 Common Stock currently held by them.

•	The market price of GBDC Common Stock after the Merger may be affected by factors different from those affecting GBDC Common Stock currently.

See the section captioned “Risk Factors—Risks Relating to the Merger” below for a more detailed discussion of these factors.

Tax Consequences of the Merger

The Merger is intended to qualify as a “reorganization,” within the meaning of Section 368(a) of the Code, and it is a condition to GBDC’s and GBDC 3’s respective obligations to complete the Merger that each of them receives a legal opinion to that effect. Accordingly, the Merger is not expected to be a taxable event for GBDC 3 stockholders for U.S. federal income tax purposes as to the shares of GBDC Common Stock they receive in the Merger, except for any gain or loss that may result from the receipt of cash in lieu of fractional shares of GBDC Common Stock.

GBDC 3 stockholders should read the section captioned “Certain Material U.S. Federal Income Tax Consequences of the Merger” for a more complete discussion of the U.S. federal income tax consequences of the Merger. Tax matters can be complicated and the tax consequences of the Merger to GBDC 3 stockholders will depend on their particular tax situation. Holders of GBDC 3 Common Stock should consult with their own tax advisors to understand the tax consequences of the Merger to them.

The Merger is not expected to be a taxable event for GBDC stockholders.

Special Meeting of GBDC Stockholders

GBDC plans to hold the GBDC Special Meeting to be held virtually on May 29, 2024 at 9:00 a.m., Eastern Time, at the following website: www.virtualshareholdermeeting.com/GBDC2024SM. At the GBDC Special Meeting, holders of GBDC Common Stock will be asked to approve the Merger Stock Issuance Proposal.

A GBDC stockholder can vote at the GBDC Special Meeting if such stockholder owned shares of GBDC Common Stock at the close of business on the GBDC Record Date. As of that date, there were approximately 171,517,307 shares of GBDC Common Stock outstanding and entitled to vote, approximately 4,718,831 of which, or 2.8%, were owned beneficially or of record by directors and executive officers of GBDC.

Special Meeting of GBDC 3 Stockholders

GBDC 3 plans to hold the GBDC 3 Special Meeting to be held virtually on May 29, 2024 at 9:00 a.m., Eastern Time, at the following website: www.virtualshareholdermeeting.com/GBDC32024SM. At the GBDC 3 Special Meeting, holders of GBDC 3 Common Stock will be asked to approve the Merger Proposal.

A GBDC 3 stockholder can vote at the GBDC 3 Special Meeting if such stockholder owned shares of GBDC 3 Common Stock at the close of business on the GBDC 3 Record Date. As of that date, there were 100,105,100.915 shares of GBDC 3 Common Stock outstanding and entitled to vote. Approximately 3,920,624 of such total outstanding shares, or 3.8%, were owned beneficially or of record by directors and executive officers of GBDC 3.

GBDC Board Recommendation

The GBDC Board, including, after separate meetings and discussion, all of the GBDC Independent Directors, has unanimously approved the Merger Agreement, including the Merger and the related transactions. The GBDC Board, including all of the GBDC Independent Directors, recommends that GBDC stockholders vote “FOR” the Merger Stock Issuance Proposal.

GBDC 3 Board Recommendation

The GBDC 3 Board, including, after separate meetings and discussion, the GBDC 3 Independent Directors, has unanimously approved the Initial Merger and the Merger Agreement and recommend that GBDC 3 stockholders vote “FOR” the Merger Proposal.

Vote Required—GBDC

Each share of GBDC Common Stock held by a holder of record as of the GBDC Record Date has one vote on each matter considered at the GBDC Special Meeting.

The Merger Stock Issuance Proposal

The approval of the Merger Stock Issuance Proposal requires the affirmative vote of at least a majority of the votes cast by holders of GBDC Common Stock at a meeting at which a quorum is present. Abstentions and will have no effect on the outcome of the Merger Stock Issuance Proposal. Since GBDC stockholders will only vote on the Merger Stock Issuance Proposal, there will not be any broker non-votes.

Vote Required—GBDC 3

Each share of GBDC 3 Common Stock held by a holder of record as of the GBDC 3 Record Date has one vote on the Merger Proposal considered at the GBDC 3 Special Meeting.

The Merger Proposal

The approval of the Merger Proposal requires the affirmative vote of the holders of the outstanding shares of GBDC 3 Common Stock entitled to cast a majority of votes entitled to be cast at the GBDC 3 Special Meeting. Abstentions will not count as affirmative votes cast and will therefore have the same effect as votes “against” the Merger Proposal. Since GBDC 3 stockholders will only vote on the Merger Proposal, there will not be any broker non-votes.

Completion of the Merger

As more fully described in this joint proxy statement/prospectus and in the Merger Agreement, the completion of the Initial Merger depends on a number of conditions being satisfied or, where legally permissible, waived. For information on the conditions that must be satisfied or waived for the Merger to occur, see “Description of the Merger—Conditions to the Closing of the Merger.” While there can be no assurances as to the exact timing, or that the Merger will be completed at all, GBDC and GBDC 3 are working to complete the Merger in the first half of calendar year 2024. It is currently expected that the Merger will be completed promptly following receipt of the required stockholder approvals at the GBDC Special Meeting and the GBDC 3 Special Meeting and satisfaction of the other closing conditions set forth in the Merger Agreement. The Second Merger will occur immediately after the Initial Merger is completed.

Termination of the Merger

The Merger Agreement includes restrictions on the ability of GBDC 3 and GBDC to solicit proposals for alternative transactions or engage in discussions regarding such proposals, subject to exceptions and termination provisions (as more fully described in the section entitled “Description of the Merger — Termination of the Merger Agreement”), which could have the effect of discouraging such proposals from being made or pursued. In addition, The Merger Agreement also contains certain termination rights in favor of GBDC and GBDC 3, including if the Merger is not completed on or before January 16, 2025 or if the requisite approvals of GBDC stockholders or GBDC 3 stockholders are not obtained.

Reasons for the Merger

GBDC

The GBDC Board consulted with GBDC’s management, GC Advisors, as well as its legal and other advisors and considered numerous factors, including the unanimous recommendation of GBDC Independent Directors, and determined that the Merger is in GBDC’s best interests and the best interests of GBDC’s stockholders, and that GBDC stockholders will not suffer any dilution for purposes of Rule 17a-8 of the 1940 Act as a result of the Merger.

Certain material factors considered by the GBDC Board and the GBDC Independent Directors as a group that favored the conclusion of the GBDC Board and the GBDC Independent Directors that the Merger is in GBDC’s best interests and the best interests of GBDC’s stockholders included, among others:

•	the expected accretion to GBDC’s NAV per share at closing of the Merger;

•	the expected value creation from GBDC NAV per share accretion;

•	the expected increased scale and liquidity of the combined company;

•	the acquisition of a known, diversified portfolio of assets;

•	the expected greater access to long-term, low-cost, flexible debt capital;

•	the potential for operational synergies;

•	the investment strategies and risks of GBDC and GBDC 3;

•	the tax consequences of the Merger; and

•	the opinion of Morgan Stanley, financial advisor to the GBDC Special Committee.

The foregoing list does not include all the factors that the GBDC Board considered in approving the proposed Merger and the Merger Agreement and in recommending that GBDC stockholders approve the issuance of shares of GBDC Common Stock necessary to effectuate the Merger. For a further discussion of the material factors considered by the GBDC Board, see “The Merger—Reasons for the Merger.”

GBDC 3

The GBDC 3 Board consulted with GBDC 3’s management, GC Advisors, as well as its legal and other advisors and considered numerous factors, including the unanimous recommendation of the GBDC 3 Independent Directors, and determined that the Initial Merger is in GBDC 3’s best interests and the best interests of GBDC 3’s stockholders, and that GBDC 3 stockholders will not suffer any dilution for purposes of Rule 17a-8 of the 1940 Act as a result of the Merger.

Certain material factors considered by the GBDC 3 Board and the GBDC 3 Independent Directors as a group that favored the conclusion of the GBDC 3 Board and the GBDC 3 Independent Directors that the Initial Merger is in GBDC 3’s best interests and the best interests of GBDC 3’s stockholders included, among others:

•	the potential premium of the consideration to GBDC 3’s NAV per share as of September 30, 2023;

•	the potential incremental value of the consideration from GBDC’s NAV per share accretion;

•	the expected increased scale and liquidity of the combined company;

•	the merger with a known, diversified portfolio of assets;

•	the expected greater access to long-term, low-cost, flexible debt capital;

•	the potential for operational synergies;

•	the more favorable incentive fee structure under the New GBDC Investment Advisory Agreement to be applicable to the combined company after the Merger;

•	the investment strategies and risks of GBDC and GBDC 3;

•	the continuity of GC Advisors and the management team;

•	the tax consequences of the Merger; and

•	the opinion of KBW, financial advisor to the GBDC 3 Special Committee.

The foregoing list does not include all the factors that the GBDC 3 Board considered in approving the Merger and the Merger Agreement and in recommending that GBDC 3 stockholders approve the Merger and the Merger Agreement.

For a further discussion of the material factors considered by the GBDC 3 Board, see “The Merger—Reasons for the Merger.”

GBDC 3 and GBDC Stockholders Do Not Have Appraisal Rights

Neither GBDC 3 stockholders nor GBDC stockholders will be entitled to exercise appraisal rights in connection with the Merger under the laws of the State of Maryland or the State of Delaware.

RISK FACTORS

In addition to the other information included in this document, stockholders should carefully consider the matters described below in determining whether to approve (i) in the case of GBDC 3 stockholders, the Merger Proposal and (ii) in the case of GBDC stockholders, the Merger Stock Issuance Proposal. The information in “Item 1A. Risk Factors” in Part I of GBDC’s Annual Report on Form 10-K (File No. 814-00794) for the fiscal year ended September 30, 2023 is incorporated herein by reference for general risks related to GBDC. The information in “Item 1A. Risk Factors” in Part I of GBDC 3’s Annual Report on Form 10-K (File No. 814-01244) for the fiscal year ended September 30, 2023 is incorporated herein by reference for general risks related to GBDC 3. The risks associated with an investment in GBDC and GBDC 3 are substantially identical because GBDC and GBDC 3 have the same investment adviser and co-invest in transactions together and with affiliates of GC Advisors and have the same investment objectives and strategies. The risks set out below and incorporated by reference herein, are not the only risks GBDC and GBDC 3 and, following the Merger, the combined company, face. Additional risks and uncertainties not currently known to GBDC or GBDC 3 or that they currently deem to be immaterial also may materially adversely affect their or, following the Merger, the combined company’s, business, financial condition or operating results. If any of the following events occur, GBDC or GBDC 3 or, following the Merger, the combined company’s, business, financial condition or results of operations could be materially adversely affected. See also “Incorporation by Reference for GBDC,” “Incorporation by Reference for GBDC 3” and “Where You Can Find More Information” in this joint proxy statement/prospectus.

Risks Relating to the Merger

Because the market price of GBDC Common Stock will fluctuate, GBDC 3 common stockholders cannot be sure of the market value of the Merger Consideration they will receive until the Closing Date.

The market value of the consideration received by GBDC 3 stockholders may vary from the closing price of GBDC Common Stock on the date the Merger was announced, on the date that this joint proxy statement/prospectus was mailed to stockholders, on the date of the GBDC 3 Special Meeting or the date of the GBDC Special Meeting and on the date the Merger is completed and thereafter. Any change in the market price of GBDC Common Stock prior to completion of the Merger will affect the market value of the Merger Consideration that GBDC 3 stockholders will receive upon completion of the Merger.

Accordingly, at the time of the GBDC 3 Special Meeting, GBDC 3 stockholders will not know or be able to calculate the market price of the Merger Consideration they would receive upon completion of the Merger. Neither GBDC 3 nor GBDC is permitted to terminate the Merger Agreement or resolicit the vote of their respective stockholders solely because of changes in the market price of shares of GBDC Common Stock after the GBDC 3 Special Meeting.

The market price and liquidity of the market for GBDC Common Stock may be significantly affected by numerous factors, some of which are beyond GBDC’s control and may not be directly related to GBDC’s operating performance. These factors include:

•	significant volatility in the market price and trading volume of securities of business development companies or other companies in GBDC’s sector, which are not necessarily related to the operating performance of the companies;

•	changes in regulatory policies, accounting pronouncements or tax guidelines, particularly with respect to RICs and business development companies;

•	loss of GBDC’s qualification as a RIC or business development company;

•	changes in market interest rates and decline in the prices of debt,

•	changes in earnings or variations in operating results;

•	changes in the value of GBDC’s portfolio investments;

•	changes in accounting guidelines governing valuation of GBDC’s investments;

•	any shortfall in revenue or net income or any increase in losses from levels expected by investors or securities analysts;

•	departure of GC Advisors’ or any of its affiliates’ key personnel;

•	operating performance of companies comparable to GBDC;

•	general economic trends and other external factors; and

•	loss of a major funding source.

See “Special Note Regarding Forward-Looking Statements” for other factors that could cause the market price of GBDC Common Stock to change.

Closing sales prices of GBDC Common Stock as reported on Nasdaq for the fiscal year ended September 30, 2023, ranged from a low of $12.38 to a high of $15.02 and for the period from October 1, 2023 through April 9, 2024 from a low of $14.06 to a high of $16.63. However, historical trading prices are not necessarily indicative of future performance. You should obtain current market quotations for shares of GBDC Common Stock prior to the special meetings.

Sales of shares of GBDC Common Stock after the completion of the Merger may cause the market price of GBDC Common Stock to decline.

For illustrative purposes, based on (a) a GBDC Comon Stock Price greater than GBDC’s December 31, 2023 net asset value per share based on the closing price of GBDC Common Stock of $16.60 as reported on Nasdaq on April 9, 2024 and (b) GBDC 3’s December 31, 2023 net asset value per share, GBDC would issue approximately 91,056,900 shares of GBDC Common Stock pursuant to the Merger Agreement based on outstanding shares of GBDC 3 Common Stock as of December 31, 2023. Former GBDC 3 stockholders may decide not to hold the shares of GBDC Common Stock that they will receive pursuant to the Merger Agreement. Certain GBDC 3 stockholders, such as funds with limitations on their permitted holdings of stock in individual issuers, may be required to sell the shares of GBDC Common Stock that they receive pursuant to the Merger Agreement. In addition, GBDC stockholders may decide not to hold their shares of GBDC Common Stock after completion of the Merger. In each case, such sales of GBDC Common Stock could have the effect of depressing the market price for GBDC Common Stock and may take place soon after the completion of the Merger.

GBDC 3 stockholders and GBDC stockholders will experience a reduction in percentage ownership and voting power in the combined company as a result of the Merger.

GBDC 3 stockholders will experience a substantial reduction in their respective percentage ownership interests and effective voting power in respect of the combined company relative to their respective percentage ownership interests in GBDC 3 prior to the Merger. Consequently, GBDC 3 stockholders should expect to exercise less influence over the management and policies of the combined company following the Merger than they currently exercise over the management and policies of GBDC 3. GBDC stockholders will experience a substantial reduction in their respective percentage ownership interests and effective voting power in respect of the combined company relative to their respective ownership interests in GBDC prior to the Merger. Consequently, GBDC stockholders should expect to exercise less influence over the management and policies of the combined company following the Merger than they currently exercise over the management and policies of GBDC.

For illustrative purposes, based on (a) a GBDC Common Stock Price greater than GBDC's December 31, 2023 net asset value per share based on the closing price of GBDC Common Stock of $16.60 as reported on Nasdaq on April 9, 2024 and (b) GBDC 3's December 31, 2023 net asset value per share, GBDC would issue approximately 91,056,900 shares of GBDC Common Stock based on outstanding shares of GBDC 3 Common Stock as of December 31, 2023, resulting in pro forma ownership of 65% for current GBDC stockholders and 35% for current GBDC 3 stockholders. Prior to completion of the Merger, subject to certain restrictions in the Merger Agreement, GBDC and GBDC 3 could each issue additional shares of common stock, which would further reduce the percentage ownership of the combined company held by current GBDC stockholders or to be held by GBDC 3 stockholders, as applicable. After completion of the Merger, GBDC may issue additional shares of GBDC Common Stock, including, subject to certain restrictions under the 1940 Act, including stockholder approval of such issuance, at prices below GBDC Common Stock’s then-current net asset value per share. The issuance or sale by GBDC of shares of GBDC Common Stock at a discount to net asset value poses a risk of dilution to GBDC and former GBDC 3 stockholders.

GBDC may be unable to realize the benefits anticipated by the Merger, including estimated cost savings, or it may take longer than anticipated to achieve such benefits.

The realization of certain benefits anticipated as a result of the Merger will depend in part on the integration of GBDC 3’s investment portfolio with GBDC’s and the integration of GBDC 3’s business with GBDC’s business. There can be no assurance that GBDC 3’s investment portfolio or business can be operated profitably or integrated successfully into GBDC’s operations in a timely fashion or at all. The dedication of management resources to such integration may detract attention from the day-to-day business of the combined company, and there can be no assurance that there will not be substantial costs associated with the transition process or that there will not be other material adverse effects as a result of these integration efforts. Such effects, including incurring unexpected costs or delays in connection with such integration and failure of GBDC 3’s investment portfolio to perform as expected, could have a material adverse effect on the financial results of the combined company.

GBDC also expects to achieve certain cost savings from the Merger when the two companies have fully integrated their portfolios. It is possible that the estimates of the potential cost savings could ultimately be incorrect. The cost savings estimates also assume GBDC will be able to combine the operations of GBDC and GBDC 3 in a manner that permits those cost savings to be fully realized. If the estimates turn out to be incorrect or if GBDC is not able to combine GBDC 3’s investment portfolio or business with the operations of GBDC successfully, the anticipated cost savings may not be fully realized or realized at all or may take longer to realize than expected.

The Merger may trigger certain “change of control” provisions and other restrictions in contracts of GBDC, GBDC 3 or their affiliates and the failure to obtain any required consents or waivers could adversely impact the combined company.

Certain agreements of GBDC and GBDC 3 or their affiliates, which may include agreements governing indebtedness of GBDC or GBDC 3, will or may require the consent or waiver of one or more counterparties in connection with the Merger. The failure to obtain any such consent or waiver may permit such counterparties to terminate, or otherwise increase their rights or GBDC’s or GBDC 3’s obligations under, any such agreement because the Merger or other transactions contemplated by the Merger Agreement may violate an anti-assignment, change of control or other similar provision relating to any of such transactions. If this occurs, GBDC may have to seek to replace that agreement with a new agreement or seek an amendment to such agreement. GBDC and GBDC 3 cannot assure you that GBDC will be able to replace or amend any such agreement on comparable terms or at all. If these types of provisions are triggered in agreements governing indebtedness of GBDC or GBDC 3, the lender or holder of the debt instrument could accelerate repayment under such indebtedness and negatively affect GBDC’s business, financial condition, results of operations and cash flows. See Item 1A. Risk Factors “We finance our investments with borrowed money, which will accelerate and increase the potential for gain or loss on amounts invested and may increase the risk of investing in us” in GBDC’s Annual Report on Form 10-K for the fiscal year ended September 30, 2023.

If any such agreement is material, the failure to obtain consents, amendments or waivers under, or to replace on similar terms or at all, any of these agreements could adversely affect the financial performance or results of operations of the combined company following the Merger, including preventing GBDC from operating a material part of GBDC 3’s business.

In addition, the consummation of the Merger may violate, conflict with, result in a breach of provisions of, or the loss of any benefit under, constitute a default (or an event that, with or without notice or lapse of time or both, would constitute a default) under, or result in the termination, cancellation, acceleration or other change of any right or obligation (including any payment obligation) under, certain agreements of GBDC or GBDC 3. Any such violation, conflict, breach, loss, default or other effect could, either individually or in the aggregate, have a material adverse effect on the financial condition, results of operations, assets or business of the combined company following completion of the Merger.

The opinions delivered to the GBDC Board and the GBDC 3 Board by the respective financial advisors to the GBDC Special Committee and the GBDC 3 Special Committee prior to the signing of the Merger Agreement do not reflect changes in circumstances after the date of the opinions.

The opinions of the financial advisors to the GBDC Special Committee and the GBDC 3 Special Committee, respectively, were delivered to the parties’ respective boards on, and dated, January 16, 2024. Changes in the operations and prospects of GBDC 3 or GBDC, general market and economic conditions and other factors that may be beyond the control of GBDC 3 or GBDC may significantly alter the value of GBDC 3 or the price of shares of GBDC Common Stock by the time the Merger is completed. The opinions do not speak as of the time the Merger will be completed or as of any date other than the date of such opinions. For a description of the opinion that the GBDC 3 Board and the GBDC 3 Special Committee received from the financial advisor to the GBDC 3 Special Committee, see “The Merger— Opinion of the GBDC 3 Special Committee’s Financial Advisor.” For a description of the opinion that the GBDC Board and the GBDC Special Committee received from the financial advisor to the GBDC Special Committee, see “The Merger—Opinion of the GBDC Special Committee’s Financial Advisor.”

If the Merger does not close, neither GBDC nor GBDC 3 will benefit from the expenses incurred in its pursuit.

The Merger may not be completed. If the Merger is not completed, GBDC and GBDC 3 will have incurred substantial expenses for which no ultimate benefit will have been received. Both companies have incurred out-of-pocket expenses in connection with the Merger for investment banking, legal and accounting fees and financial printing and other related charges, much of which will be incurred even if the Merger is not completed.

The termination of the Merger Agreement could negatively impact GBDC 3 and GBDC.

If the Merger Agreement is terminated, there may be various consequences, including:

•	GBDC 3’s and GBDC’s businesses may have been adversely impacted by the failure to pursue other beneficial opportunities due to the focus of management on the Merger, without realizing any of the anticipated benefits of completing the Merger;

•	the market price of GBDC Common Stock might decline to the extent that the market price prior to termination reflects a market assumption that the Merger will be completed;

•	in the case of GBDC 3, it may not be able to find a party willing to pay an equivalent or more attractive price than the price GBDC agreed to pay in the Merger; and

The Merger Agreement limits the ability of GBDC and GBDC 3 to pursue alternatives to the Merger.

The Merger Agreement contains provisions that limit each of GBDC’s and GBDC 3’s ability to discuss, facilitate or commit to competing third-party proposals to acquire all or a significant part of GBDC or GBDC 3, as applicable. These provisions, which are typical for transactions of this type, might discourage a potential competing acquiror that might have an interest in acquiring all or a significant part of GBDC or GBDC 3 from considering or proposing that acquisition even if it were prepared to pay consideration with a higher per share market price than that proposed in the Merger or might result in a potential competing acquiror proposing to pay a lower per share price to acquire GBDC or GBDC 3 than it might otherwise have proposed to pay.

The Merger is subject to closing conditions, including stockholder approvals, that, if not satisfied or waived, will result in the Merger not being completed, which may result in material adverse consequences to GBDC 3’s and GBDC’s business and operations.

The Merger is subject to closing conditions, including certain approvals of GBDC 3’s and GBDC’s respective stockholders that, if not satisfied, will prevent the Merger from being completed. The closing condition that GBDC 3’s stockholders approve the Merger Proposal may not be waived under applicable law and must be satisfied for the Merger to be completed. GBDC 3 currently expects that all directors and executive officers of GBDC 3 will vote their shares of GBDC 3 Common Stock in favor of the proposals presented at the GBDC 3 Special Meeting. If GBDC 3’s stockholders do not approve the Merger Proposal and the Merger is not completed, the resulting failure of the Merger could have a material adverse impact on GBDC 3’s business and operations. The closing condition that GBDC’s stockholders approve the Merger Stock Issuance Proposal may not be waived under applicable law and must be satisfied for the Merger to be completed. GBDC currently expects that all directors and executive officers of GBDC will vote their shares of GBDC Common Stock in favor of the Merger Stock Issuance Proposal. If GBDC’s stockholders do not approve the Merger Stock Issuance Proposal and the Merger is not completed, the resulting failure of the Merger could have a material adverse impact on GBDC’s business and operations. In addition to the required approvals of GBDC 3’s and GBDC’s stockholders, the Merger is subject to a number of other conditions beyond GBDC 3’s and GBDC’s control that may prevent, delay or otherwise materially adversely affect its completion. Neither GBDC 3 nor GBDC can predict whether and when these other conditions will be satisfied.

GBDC and GBDC 3 will be subject to operational uncertainties and contractual restrictions while the Merger is pending.

Uncertainty about the effect of the Merger may have an adverse effect on GBDC and GBDC 3 and, consequently, on the combined company following completion of the Merger. These uncertainties may cause those that deal with GBDC and GBDC 3 to seek to change their existing business relationships with GBDC and GBDC 3, respectively. In addition, the Merger Agreement restricts GBDC and GBDC 3 from taking actions that they might otherwise consider to be in their best interests. These restrictions may prevent GBDC and GBDC 3 from pursuing certain business opportunities that may arise prior to the completion of the Merger. Please see the section entitled “Description of the Merger Agreement—Conduct of Business Pending Completion of the Merger” for a description of the restrictive covenants to which GBDC 3 is subject.

GBDC and GBDC 3 may waive one or more conditions to the Merger without resoliciting stockholder approval.

Certain conditions to GBDC’s and GBDC 3’s obligations to complete the Merger may be waived, in whole or in part, to the extent legally allowed, either unilaterally or by agreement of GBDC and GBDC 3. In the event that any such waiver does not require resolicitation of stockholders, the parties to the Merger Agreement will have the discretion to complete the Merger without seeking further stockholder approval. The conditions requiring the approval of the Merger Stock Issuance Proposal by GBDC's stockholders and the Merger Proposal by GBDC 3's stockholders, however, cannot be waived.

The shares of GBDC Common Stock to be received by GBDC 3 stockholders as a result of the Merger will have different rights associated with them than shares of GBDC 3 Common Stock currently held by them.

The rights associated with GBDC 3 Common Stock are different from the rights associated with GBDC Common Stock. See “Comparison of GBDC and GBDC 3 Stockholder Rights.”

The market price of GBDC Common Stock after the Merger may be affected by factors different from those affecting GBDC Common Stock currently.

The businesses of GBDC and GBDC 3 differ in some respects and, accordingly, the results of operations of the combined company and the market price of GBDC Common Stock after the Merger may be affected by factors different from those currently affecting the independent results of operations of each of GBDC and GBDC 3. These factors include a larger stockholder base and a different capital structure.

Accordingly, the historical trading prices and financial results of GBDC may not be indicative of these matters for the combined company following the Merger. For a discussion of the business of GBDC and of certain factors to consider in connection with its business, see “Business of Golub Capital BDC, Inc.” For a discussion of the business of GBDC 3 and of certain factors to consider in connection with its business, see “Business of Golub Capital BDC 3, Inc.” As described elsewhere in the joint proxy statement/prospectus, the risks associated with an investment in GBDC and GBDC 3 are substantially identical.

COMPARATIVE FEES AND EXPENSES

Comparative Fees and Expenses Relating to the Merger

The following tables are intended to assist you in understanding the costs and expenses that an investor in the common stock of GBDC or GBDC 3 bears directly or indirectly, and, based on the assumptions set forth below, the pro forma costs and expenses estimated to be incurred by the combined company in the first year following the Merger. GBDC and GBDC 3 caution you that some of the percentages indicated in the table below are estimates and may vary. Except where the context suggests otherwise, whenever this document refers to fees or expenses paid or to be paid by “you,” “GBDC” or “GBDC 3,” stockholders will indirectly bear such fees or expenses as investors in GBDC or GBDC 3, as applicable.

Actual
Stockholder transaction expenses	GBDC	GBDC 3	Pro Forma
Sales load (as a percentage of offering price)	None (1)	None (1)	None (1)
Offering expenses (as a percentage of offering price)	None (1)	None (1)	None (1)
Dividend reinvestment plan expenses	None (2)	None (2)	None (1)
Total stockholder transaction expenses (as a percentage of offering price)	None	None	None

Estimated annual expenses (as a percentage of net assets attributable to	Actual
common stock): (3)	GBDC	GBDC 3	Pro Forma
Base management fees (4)	2.2%	1.8%	2.1%
Incentive fees (5)	2.5%	1.9%	2.3%
Interest payments on borrowed funds (6)	6.5%	7.0%	6.6%
Other expenses (7)	0.6%	0.5%	0.6%
Acquired fund fees and expenses	N/A	N/A	N/A

Total annual expenses (8)	11.8%	11.2%	11.6%

(1)	Purchases of shares of GBDC Common Stock on the secondary market are not subject to sales charges, but may be subject to brokerage commissions or other charges. The table does not include any sales load (underwriting discount or commission) that stockholders may have paid in connection with their purchase of shares of GBDC Common Stock. Purchases of shares of GBDC 3 Common Stock in its private placement are not subject to sales charges.

(2)	The estimated expenses associated with the respective dividend reinvestment plans are included in “Other expenses.”

(3)	“Net assets attributable to common stock” equals net assets as of December 31, 2023. For the pro forma columns, the net assets of GBDC on a pro forma basis as of December 31, 2023 were used.

(4)	Effective as of July 1, 2023, GBDC’s management fee is calculated at an annual rate equal to 1.0% and is based on the average adjusted gross assets (including assets purchased with borrowed funds and securitization-related assets, leverage, unrealized depreciation or appreciation on derivative instruments and cash collateral on deposit with custodian but adjusted to exclude cash and cash equivalents so that investors do not pay the base management fee on such assets) at the end of the two most recently completed calendar quarters and is payable quarterly in arrears. The management fee referenced in the table above is based on actual amounts due to GC Advisors during the three months ended December 31, 2023 in its capacity as investment adviser to GBDC and collateral manager to the GBDC 2018 Issuer and the GCIC 2018 Issuer, collectively the GBDC Securitization Issuers, annualized for a full year.

GBDC 3’s management fee is calculated at an annual rate equal to 1.375% on the fair value of GBDC 3’s average adjusted gross assets at the end of the two most recently completed calendar quarters (excluding cash and cash equivalents but including assets purchased with borrowed funds and leverage) and is payable quarterly in arrears. For periods prior to the closing of a Liquidity Event, GC Advisors has irrevocably agreed to waive any base management fee in excess of 1.00% of the fair value of GBDC 3’s average adjusted gross assets as calculated in accordance with the GBDC 3 Investment Advisory Agreement. See “Golub Capital BDC 3, Inc. Management Agreements—GBDC 3 Investment Advisory Agreement—Management Fee.” The GBDC 3 management fee referenced in the table above is annualized and based on actual amounts incurred by GBDC 3 during the three months ended December 31, 2023, net of waivers, annualized for a full year.

The pro forma base management fee has been calculated in accordance with the terms of the New GBDC Investment Advisory Agreement. The base management fee under the New GBDC Investment Advisory Agreement is calculated in the same manner and at the same annual rate (1.0%) as the Current GBDC Investment Advisory Agreement described above. The pro forma base management fee referenced in the table above is annualized and based on actual amounts incurred by GBDC during the three months ended December 31, 2023.

GC Advisors, as collateral manager for the GBDC 2018 Issuer, under a collateral management agreement, or the GBDC 2018 Collateral Management Agreement, is entitled to receive an annual fee in an amount equal to 0.25% of the principal balance of the portfolio loans held by the GBDC 2018 Issuer at the beginning of the collection period relating to each payment date, which is payable in arrears on each payment date. Under the GBDC 2018 Collateral Management Agreement, the term "collection period" refers to the period commencing on the third business day prior to the preceding payment date and ending on (but excluding) the third business day prior to such payment date.

GC Advisors, as collateral manager for the GCIC 2018 Issuer, under a collateral management agreement, or the GCIC 2018 Collateral Management Agreement is entitled to receive an annual fee in an amount equal to 0.35% of the principal balance of the portfolio loans held by the GCIC 2018 Issuer at the beginning of the collection period relating to each payment date, which is payable in arrears on each payment date. Under the 2018 GCIC Collateral Management Agreement, the term “collection period” generally refers to a quarterly period commencing on the day after the end of the prior collection period to the tenth business day prior to the payment date.

The collateral management fees described above are less than the management fee payable under the Current GBDC Investment Advisory Agreement and are paid directly by the GBDC 2018 Issuer and GCIC 2018 Issuer, as applicable, to GC Advisors and are offset against the management fees payable under the Current GBDC Investment Advisory Agreement. Accordingly, the 1.0% base management fee paid by us to GC Advisors under the Current GBDC Investment Advisory Agreement on all of GBDC’s assets (and to be paid by us to GC Advisors under the New GBDC Investment Advisory Agreement) including those indirectly held through each of the GBDC 2018 Issuer and the GCIC 2018 Issuer, is reduced, on a dollar for dollar basis, by an amount equal to the 0.25% and 0.35% fees paid to GC Advisors by the GBDC 2018 Issuer and GCIC 2018 Issuer, respectively.

GC Advisors, as collateral manager for the GBDC 3 2021 Issuer under the GBDC 3 2021 Collateral Management Agreement is entitled to receive an annual fee in an amount equal to 0.35% of the principal balance of the portfolio loans held by the GBDC 3 2021 Issuer at the beginning of the collection period relating to each payment date, which is payable in arrears on each payment date. Under the GBDC 3 2021 Collateral Management Agreement, the term “collection period” refers to the period commencing on the tenth business day prior to the preceding payment date and ending on (but excluding) the tenth business day prior to such payment date.

GC Advisors, as collateral manager for GBDC 3’s indirect, wholly owned, consolidated subsidiary, Golub Capital BDC 3 ABS 2022-1 LLC, or the GBDC 3 2022 Issuer, under the GBDC 3 2022 Collateral Management Agreement is entitled to receive an annual fee in an amount equal to 0.35% of the principal balance of the portfolio loans held by the GBDC 3 2022 Issuer at the beginning of the collection period relating to each payment date, which is payable in arrears on each payment date. Under the GBDC 3 2022 Collateral Management Agreement, the term “collection period” relating to any payment date, refers to the period commencing on the tenth business day prior to the preceding payment date and ending on (but excluding) the tenth business day prior to such payment date.

Collateral management fees are paid directly by the GBDC 3 2021 Issuer and GBDC 3 2022 Issuer are offset against the management fees payable under the GBDC 3 Investment Advisory Agreement. In addition, the GBDC 3 2021 Issuer and the GBDC 3 2022 Issuer paid Deutsche Bank AG, New York Branch, structuring and placement fees for its services in connection with the structuring of the GBDC 3 2021 Debt Securitization, and the GBDC 3 2022 Debt Securitization, respectively. Term debt securitizations, are also known as collateralized loan obligations, or CLOs. Term debt securitization and asset backed securitizations are a form of secured financing incurred by us, which are consolidated by us and subject to GBDC 3’s overall asset coverage requirement. The GBDC 3 2021 Issuer and GBDC 3 2022 Issuer also agreed to pay ongoing administrative expenses to the trustee, collateral manager, independent accountants, legal counsel, rating agencies and independent managers in connection with developing and maintaining reports, and providing required services in connection with the administration of the GBDC 3 2021 Debt Securitization and GBDC 3 2022 Debt Securitization.

For purposes of this table, the SEC requires that the “Base management fees” percentage be calculated as a percentage of net assets attributable to common stock, rather than total assets, including assets that have been funded with borrowed monies, because common stockholders bear all of this cost. If the base management fee portion of the “Base management fees” percentage were calculated instead in accordance with the terms of the Current GBDC Investment Advisory Agreement, the GBDC 3 Investment Advisory Agreement, and the New GBDC Investment Advisory Agreement, respectively, where, in each case, the base management fee is calculated as a percentage of average adjusted gross assets at the end of the two most recently completed calendar quarters (excluding cash and cash equivalents but including assets purchased with borrowed funds and securitization-related assets and cash collateral on deposit with custodian and adjusted for any share issuances or repurchases during such calendar quarter), GBDC’s, GBDC 3’s and the pro forma combined company’s base management fee percentage would be 1.00%, 1.00% and 1.00%, respectively.

(5)	The incentive fee referenced in the table above for each of GBDC and GBDC 3 is based on actual amounts of the income component of the incentive fee incurred during the three months ended December 31, 2023, annualized for a full year and adjusted on a retroactive basis for the irrevocable waiver of incentive fees that GC Advisors agreed to on January 16, 2024. GC Advisors agreed to irrevocably waive any incentive fees in excess of an incentive fee rate of 15% and waive incentive fees in excess of an incentive fee cap that is also reduced to 15%, in each case effective as of January 1, 2024 for periods ending on or prior to the earlier of (i) the closing of the acquisition of GBDC 3 pursuant to the Merger Agreement or (ii) the termination of the Merger Agreement (the “Waiver Period”), in accordance with the terms of a waiver letter agreement (the “GBDC Waiver Letter”) to the Current GBDC Investment Advisory Agreement. During the Waiver Period, as a result of the GBDC Waiver Letter, fees payable to the Investment Adviser under the Current GBDC Investment Advisory Agreement, net of the GBDC Waiver Letter, will equal those that would be payable under the New GBDC Investment Advisory Agreement. The pro forma incentive fee referenced in the table above is calculated under the New GBDC Investment Advisory Agreement based on actual amounts of the income component of the incentive fee for GBDC and GBDC 3 on a pro forma bases for the three months ended December 31, 2023, annualized for a full year and calculated under the New GBDC Investment Advisory Agreement and the amount payable under the New GBDC Investment Advisory Agreement for the capital gains component as of December 31, 2023, assuming that the Merger closed on December 31, 2023.

Incentive Fees under the Current GBDC Investment Advisory Agreement : GBDC has structured the calculation of the incentive fee under the Current GBDC Investment Advisory Agreement to include a fee limitation such that no incentive fee will be paid to GC Advisors for any quarter if, after such payment, the cumulative incentive fees paid per share of common stock of GBDC to GC Advisors since the effective date of GBDC’s election to become a business development company would be greater than 20.0% of GBDC’s Cumulative Pre-Incentive Fee Net Income Per Share (as defined below).

GBDC accomplishes this limitation by subjecting each quarterly incentive fee payable under the Current GBDC Income and Capital Gains Incentive Fee Calculation (as defined below) to a cap (the “Current GBDC Incentive Fee Cap”). The Current GBDC Incentive Fee Cap in any quarter is equal to the difference between (a) 20.0% of Cumulative Pre-Incentive Fee Net Income Per Share and (b) cumulative incentive fees paid per share. To the extent the Current GBDC Incentive Fee Cap is zero or a negative value in any (i) quarterly in arrears or (ii) in the event that the Current GBDC Investment Advisory Agreement is terminated, as of the termination date (each, a “Performance Period”), no incentive fee would be payable in that performance period. “Cumulative Pre-Incentive Fee Net Income Per Share” under the Current GBDC Investment Advisory Agreement is equal to the Pre-Incentive Fee Net Income Per Share (as defined below) for each Performance Period since April 13, 2010 and (b) cumulative aggregate realized capital gains, cumulative aggregate realized capital losses, cumulative aggregate unrealized capital depreciation and cumulative aggregate unrealized capital appreciation since April 13, 2010.

“Pre-Incentive Fee Net Investment Income Per Share” under each of the Current GBDC Investment Advisory Agreement and the proposed New GBDC Investment Advisory Agreement is equal to (a) the sum of (i) Pre-Incentive Fee Net Investment Income and (ii) Adjusted Capital Returns (as defined below) for the Performance Period divided by (b) the weighted average number of shares of common stock of GBDC outstanding during the Performance Period. “Adjusted Capital Returns” for any Performance Period shall be the sum of the realized aggregate capital gains, realized aggregate capital losses, aggregate unrealized capital depreciation and aggregate unrealized capital appreciations for such Performance Period; provided that the calculation of realized aggregate capital gains, realized aggregate capital losses, aggregate unrealized capital depreciation and aggregate unrealized capital appreciation shall not include any realized capital gains, realized capital losses or unrealized capital appreciation or depreciation resulting solely from the purchase accounting for any premium or discount paid for the acquisition of assets in a merger. “Cumulative Incentive Fees Paid Per Share” is equal to the sum of Incentive Fees Paid Per Share” for any Performance Period is equal to the Incentive Fees accrued and/or payable by GBDC for such Performance Period divided by the weighted average number of shares of common stock of GBDC outstanding during such Performance Period.

The income and capital gains incentive fee calculation under the Current GBDC Investment Advisory Agreement (the “Current GBDC Income and Capital Gains Incentive Fee Calculation”) and the New GBDC Investment Advisory Agreement has two parts. The income component is calculated each Performance Period in arrears based on GBDC’s Pre-Incentive Fee Net Investment Income for the immediately preceding Performance Period, calculated as described above. Because of the structure of the income component, it is possible that an incentive fee may be calculated under this formula with respect to a period in which GBDC has incurred a loss. For example, if GBDC receives Pre-Incentive Fee Net Investment Income in excess of the hurdle rate (as defined below) for a calendar quarter, the income component will result in a positive value and an incentive fee will be paid subject to the Current GBDC Incentive Fee Cap.

Under the Current GBDC Investment Advisory Agreement and the New GBDC Investment Advisory Agreement, “Pre-Incentive Fee Net Investment Income” means, with respect to any Performance Period, interest income, dividend income and any other income (including any other fees such as commitment, origination, structuring, diligence and consulting fees or other fees that GBDC receives from portfolio companies but excluding fees for providing managerial assistance) accrued during such period, minus operating expenses for such period (including the Base Management Fee, taxes, any expenses payable under the Current GBDC Investment Advisory Agreement and the GBDC Administration Agreement, and any interest expense and dividends paid on any outstanding preferred stock, but excluding the Incentive Fee, if any). Pre-Incentive Fee Net Investment Income includes, in the case of investments with a deferred interest feature such as market discount, debt instruments with payment in kind (“PIK”) interest, preferred stock with PIK dividends and zero coupon securities, accrued income that GBDC has not yet received in cash. Pre-Incentive Fee Net Investment Income does not include any realized capital gains, realized capital losses or unrealized capital appreciation or depreciation or any amortization or accretion of any purchase premium or purchase discount to interest income resulting solely from the purchase accounting for any premium or discount paid for the acquisition of assets in a merger.

Pre-Incentive Fee Net Investment Income, expressed as a rate of return on the value of GBDC’s net assets (defined as total assets less indebtedness and before taking into account any incentive fees payable during the period) at the end of the immediately preceding calendar quarter, is compared to a fixed “hurdle rate” of 2.0% quarterly. If market interest rates rise, GBDC may be able to invest its funds in debt instruments that provide for a higher return, which would increase GBDC’s Pre-Incentive Fee Net Investment Income and make it easier for GC Advisors to surpass the fixed hurdle rate and receive an incentive fee based on such net investment income. GBDC’s Pre-Incentive Fee Net Investment Income used to calculate this part of the incentive fee is also included in the amount of GBDC’s total assets (excluding cash and cash equivalents but including assets purchased with borrowed funds and securitization-related assets and cash collateral on deposit with custodian) used to calculate the 1.0% base management fee, which fee is payable on all of GBDC’s assets managed by GC Advisors.

GBDC calculates the income component of the Current GBDC Income and Capital Gains Incentive Fee Calculation with respect to its Pre-Incentive Fee Net Investment Income Performance Period, in arrears, as follows:

•	zero in any Performance Period in which the Pre-Incentive Fee Net Investment Income does not exceed the hurdle rate;
•	100.0% of GBDC’s Pre-Incentive Fee Net Investment Income with respect to that portion of such Pre-Incentive Fee Net Investment Income, if any, that exceeds the hurdle rate but is less than 2.5% in any Performance Period. GBDC refers to this portion of its Pre-Incentive Fee Net Investment Income (which exceeds the hurdle rate but is less than 2.5%) as the “catch-up” provision. The catch-up is meant to provide GC Advisors with 20.0% of the Pre-Incentive Fee Net Investment Income as if a hurdle rate did not apply if this net investment income exceeds 2.5% in any Performance Period; and
•	20.0% of the amount of GBDC’s Pre-Incentive Fee Net Investment Income, if any, that exceeds 2.5% in any Performance Period.

The sum of these calculations yields the “GBDC Income Incentive Fee.” This amount is appropriately adjusted for any share issuances or repurchases during the Performance Period (based on the actual number of days elapsed relative to the total number of days in such Performance Period).

The second part of the GBDC Income and Capital Gain Incentive Fee Calculation (the “Capital Gain Incentive Fee”) equals (a) 20.0% of GBDC’s Capital Gain Incentive Fee Base, if any, calculated in arrears as of the end of each calendar year (or upon termination of the Current GBDC Investment Advisory Agreement, as of the termination date), commencing with the calendar year ending December 31, 2010, less (b) the aggregate amount of any previously paid Capital Gain Incentive Fees. GBDC’s “Capital Gain Incentive Fee Base” under the Current GBDC Investment Advisory Agreement equals (1) the sum of (i) GBDC’s realized capital gains, if any, on a cumulative positive basis from April 13, 2010 through the end of each calendar year (or upon termination of the Current GBDC Investment Advisory Agreement), (ii) all realized capital losses on a cumulative basis and (iii) all unrealized capital depreciation on a cumulative basis less (2) all unamortized deferred financing costs, if and to the extent such costs exceed all unrealized capital appreciation on a cumulative basis.

•	The cumulative aggregate realized capital losses of GBDC shall be calculated as the sum of the differences, if positive, between (a) the net sales price of each investment in GBDC’s portfolio when sold and (b) the accreted or amortized cost basis of such investment.
•	The cumulative aggregate realized capital gains of GBDC shall be calculated as the sum of the amounts by which (a) the net sales price of each investment in GBDC’s portfolio when sold is less than (b) the accreted or amortized cost basis of such investment.
•	The aggregate unrealized capital depreciation shall be calculated as the sum of the differences, if negative, between (a) the valuation of each investment in GBDC’s portfolio as of the applicable Capital Gain Incentive Fee calculation date and (b) the accreted or amortized cost basis of such investment.
•	On January 16, 2024 GBDC and GC Advisors entered into the GBDC Waiver Letter pursuant to which GC Advisors agreed to irrevocably waive, for periods ending on or prior to the earlier of (i) the closing of the acquisition of GBDC 3 pursuant to the Merger Agreement or (ii) termination of the Merger Agreement, any Incentive Fee (as defined in the Current GBDC Investment Advisory Agreement) calculated in accordance with the Current GBDC Investment Advisory Agreement in excess of amounts calculated in accordance with Schedule A to the GBDC Waiver Letter.

Incentive Fees under the GBDC 3 Investment Advisory Agreement : The incentive fee in the GBDC 3 Investment Advisory Agreement (the “GBDC 3 Incentive Fee”) is comprised of three parts: (1) the income component, or the “GBDC 3 Income Incentive Fee”, (2) the capital gains component, or the “GBDC 3 Capital Gain Incentive Fee”, and (3) the subordinated liquidation incentive component, or the “GBDC Subordinated Liquidation Incentive Fee”, and are collectively referred to as the “GBDC 3 Incentive Fee.”

The GBDC 3 Income and GBDC 3 Capital Gain Incentive Fee Calculation has two parts: the GBDC 3 Income Incentive Fee component and the GBDC 3 Capital Gain Incentive Fee component. The GBDC 3 Income Incentive Fee component is calculated quarterly in arrears based on the GBDC 3 Pre-Incentive Fee Net Investment Income for the immediately preceding calendar quarter.

GBDC 3 Pre-Incentive Fee Net Investment Income, expressed as a rate of return on the value of GBDC 3’s net assets (defined as total assets less indebtedness and before taking into account any incentive fees payable during the period) at the end of the immediately preceding calendar quarter, is compared to a fixed “hurdle rate” of 1.5% quarterly. If market interest rates rise, GBDC 3 may have the ability to invest funds in debt instruments that provide for a higher return, which would increase the GBDC 3 Pre-Incentive Fee Net Investment Income and make it easier for GC Advisors to surpass the fixed hurdle rate and receive a GBDC 3 Income Incentive Fee. GBDC 3 Pre-Incentive Fee Net Investment Income used to calculate this part of the GBDC 3 Incentive Fee is also included in the amount of GBDC 3’s total assets (excluding cash and cash equivalents but including assets purchased with borrowed funds and leverage) used to calculate the base management fee.

GBDC 3 calculates the GBDC 3 Income Incentive Fee component of the GBDC 3 Income and GBDC 3 Capital Gains Incentive Fee Calculation with respect to the GBDC 3 Pre-Incentive Fee Net Investment Income quarterly, in arrears, as follows:

•	zero in any calendar quarter in which the GBDC 3 Pre-Incentive Fee Net Investment Income does not exceed the hurdle rate;
•	50.0% of the GBDC 3 Pre-Incentive Fee Net Investment Income with respect to that portion of such GBDC 3 Pre-Incentive Fee Net Investment Income, if any, that exceeds the hurdle rate but is less than the percentage at which amounts payable to GC Advisors pursuant to the GBDC 3 Income Incentive Fee equals 20.0% of the GBDC 3 Pre-Incentive Fee Net Investment Income as if a hurdle rate did not apply. GBDC 3 refers to this portion of the GBDC 3 Pre-Incentive Fee Net Investment Income as the “catch-up” provision; and
•	20.0% of the amount of the GBDC 3 Pre-Incentive Fee Net Investment Income, if any, that exceeds the catch-up provision in any calendar quarter.

The sum of these calculations yields the “GBDC 3 Income Incentive Fee”. This amount is appropriately adjusted for any share issuances or repurchases during the quarter. For periods prior to the closing of a Liquidity Event, GC Advisors agreed to waive that portion of the GBDC 3 Income Incentive Fee calculated in excess of the GBDC 3 Income Incentive Fee calculated with respect to the GBDC 3 Pre-Incentive Fee Net Investment Income quarterly, in arrears, as follows:

•	zero in any calendar quarter in which the GBDC 3 Pre-Incentive Fee Net Investment Income does not exceed the hurdle rate;
•	50.0% of the GBDC 3 Pre-Incentive Fee Net Investment Income with respect to that portion of such GBDC 3 Pre-Incentive Fee Net Investment Income, if any, that exceeds the hurdle rate but is less than the percentage at which amounts payable to GC Advisors pursuant to the GBDC 3 Income Incentive Fee equals 15.0% of the GBDC 3 Pre-Incentive Fee Net Investment Income as if a hurdle rate did not apply. GBDC 3 refers to this portion of the GBDC 3 Pre-Incentive Fee Net Investment Income as the “catch-up” provision; and
•	15.0% of the amount of the GBDC 3 Pre-Incentive Fee Net Investment Income, if any, that exceeds the catch-up provision in any calendar quarter.

The GBDC 3 Capital Gain Incentive Fee equals (a) 20.0% of the GBDC 3 Capital Gain Incentive Fee Base (as defined below), if any, calculated in arrears as of the end of each calendar year (or upon termination of the GBDC 3 Investment Advisory Agreement, as of the termination date), commencing with the calendar year ending December 31, 2017, less (b) the aggregate amount of any previously paid GBDC 3 Capital Gain Incentive Fees. The “GBDC 3 Capital Gain Incentive Fee Base” equals (1) the sum of (A) GBDC 3’s realized capital gains, if any, on a cumulative positive basis from September 29, 2017 through the end of each calendar year, (B) all realized capital losses on a cumulative basis and (C) all unrealized capital depreciation on a cumulative basis, less (2) GBDC 3’s unamortized deferred financing costs as of the date of calculation, if and to the extent such costs exceed all unrealized capital appreciation on a cumulative basis.

•	The cumulative aggregate realized capital gains of GBDC 3 shall be calculated as the sum of the differences, if positive, between (a) the net sales price of each investment in GBDC 3’s portfolio when sold and (b) the accreted or amortized cost basis of such investment.
•	The cumulative aggregate realized capital losses of GBDC 3 shall be calculated as the sum of the amounts by which (a) the net sales price of each investment in GBDC 3’s portfolio when sold is less than (b) the accreted or amortized cost basis of such investment.
•	The aggregate unrealized capital depreciation is calculated as the sum of the differences, if negative, between (a) the valuation of each investment in GBDC 3’s portfolio as of the applicable Capital Gain Incentive Fee calculation date and (b) the accreted or amortized cost basis of such investment.

Prior to the closing of a Liquidity Event, GC Advisors has agreed to waive that portion of the GBDC 3 Capital Gain Incentive Fee, calculated as described above, in excess of 15.0% of the GBDC 3 Capital Gain Incentive Fee Base, provided that any amounts so waived shall be deemed to have been paid to GC Advisors for purposes of determining the GBDC 3 Capital Gain Incentive Fee payable after the closing of a Liquidity Event.

Realized capital gains and losses include gains and losses on investments, foreign currencies, including gains and losses on derivative contracts and any income tax related to cumulative aggregate realized gains and losses. There was no GBDC 3 Capital Gain Incentive Fee payable as calculated under the GBDC 3 Investment Advisory Agreement (as described above) for the three months ended December 31, 2023 or for the years ended September 30, 2023 and 2022. However, in accordance with U.S. generally accepted accounting principles, or GAAP, GBDC 3 is required to accrue for a capital gain incentive fee on a quarterly basis and are further required to include the aggregate unrealized capital appreciation on investments when calculating the capital gain incentive fee accrual, as if such unrealized capital appreciation were realized, even though such unrealized capital appreciation is not permitted to be considered in calculating the fee actually payable under the GBDC 3 Investment Advisory Agreement. If the GBDC 3 Capital Gain Incentive Fee Base, adjusted as required by GAAP to include unrealized appreciation, is positive at the end of a period, then GAAP requires GBDC 3 to accrue a capital gain incentive fee equal to 15.0% of such amount prior to the closing of a Liquidity Event (20.0% following the closing of a Liquidity Event), less the aggregate amount of the actual Capital Gain Incentive Fees paid or capital gain incentive fees accrued under GAAP in all prior periods. If such amount is negative, then there is no accrual for such period. The resulting accrual under GAAP for any capital gain incentive fee payable in a given period may result in additional expense if such cumulative amount is greater than in the prior period or a reversal of previously recorded expense if such cumulative amount is less than in the prior period. There can be no assurance that such unrealized capital appreciation will be realized in the future. From inception through September 30, 2023, GBDC 3 has not made any GBDC 3 Capital Gain Incentive Fee payments. For each of the three months ended December 31, 2023 and for the year ended September 30, 2023, GBDC 3 did not accrue a capital gain incentive fee under GAAP. There was no cumulative accrual for capital gain incentive fee, net of waiver under GAAP as of both December 31, 2023 and September 30, 2023.

The third part of the GBDC 3 Incentive Fee, which GBDC 3 refers to as the GBDC 3 Subordinated Liquidation Incentive Fee, equals 15.0% of the net proceeds from a liquidation of GBDC 3 in excess of adjusted capital, as calculated immediately prior to liquidation. For purposes of this calculation, (a) “liquidation” includes any merger of GBDC 3 common stock with another entity or the acquisition of all or substantially all of the shares of GBDC 3 common stock in a single or series of related transactions and (b) “adjusted capital” means GBDC 3’s net asset value calculated immediately prior to liquidation in accordance with GAAP less unrealized capital appreciation that would have been subject to the GBDC 3 Capital Gain Incentive Fee had capital gain been recognized on the transfer of such assets in the liquidation. The GBDC 3 Investment Advisory Agreement provides that no GBDC 3 Subordinated Liquidation Incentive Fee shall be payable for any liquidation that occurs more than six months after the date of an initial public offering of GBDC 3 common stock or a listing of GBDC 3 common stock on a national securities exchange. For periods prior to the date of the closing of a Liquidity Event (as defined below), GC Advisors has agreed to waive the GBDC 3 Subordinated Liquidation Incentive Fee.

On January 16, 2024, GC Advisors entered into a waiver letter agreement (the “GBDC 3 Waiver”) to the GBDC 3 Investment Advisory Agreement, pursuant to which GC Advisors agreed to irrevocably waive any Subordinated Liquidation Incentive Fee (as defined in the GBDC 3 Investment Advisory Agreement) that would otherwise be payable in connection with the transactions contemplated by the Merger Agreement.

GBDC 3 defined a “Liquidity Event” to mean the earlier of (1) the date of the pricing of an initial public offering or listing on a national securities exchange of GBDC 3’s securities, (2) a distribution to GBDC 3’s stockholders of either (a) cash proceeds from an orderly liquidation of GBDC 3’s investments or (b) securities or other assets of GBDC 3’s as a distribution-in-kind, or (3) a sale of all or substantially all of GBDC 3’s assets to, or other liquidity event with, an entity for consideration of either cash and/or publicly listed securities of the acquirer.

Pursuant to the terms of the Merger Agreement, the GBDC 3 Investment Advisory Agreement will terminate immediately following the Initial Merger and prior to the Second Merger. As a result, GBDC 3 would incur a GBDC 3 Capital Gain Incentive Fee to the extent payable under the terms of the GBDC 3 Investment Advisory Agreement as of such termination. Assuming the Initial Merger and Second Merger had been completed on December 31, 2023 (the date of the most recent financial statements of GBDC 3) and the GBDC 3 Investment Advisory Agreement were terminated as such date and based on financial statements as of such date for GBDC 3, GBDC 3 would not owe a payment to GC Advisors for a Capital Gain Incentive Fee pursuant to the terms of the GBDC 3 Investment Advisory Agreement. See “Accounting Treatment of the Merger.”

GBDC 3 has structured the calculation of the GBDC 3 Incentive Fee to include a fee limitation such that the GBDC 3 Income Incentive Fee and the GBDC 3 Capital Gain Incentive Fee will not be paid at any time if, after such payment, the cumulative GBDC 3 Income Incentive Fees and GBDC 3 Capital Gain Incentive Fees paid to date would exceed an incentive fee cap, or the GBDC 3 Incentive Fee Cap. For periods ending on or prior to the date of the closing of a Liquidity Event, the GBDC 3 Incentive Fee Cap in any quarter is equal to the difference between (a) 15.0% of GBDC 3 Cumulative Pre-Incentive Fee Net Income and (b) cumulative incentive fees of any kind paid to GC Advisors by GBDC 3 since September 29, 2017. For periods beginning after the date of the closing of a Liquidity Event, the GBDC 3 Incentive Fee Cap in any quarter will be equal to the difference, if positive, between (a) the sum of (i) 20.0% of GBDC 3 Cumulative Pre-Incentive Fee Net Income for the period beginning on the date immediately following the closing of a Liquidity Event and (ii) 15.0% of GBDC 3 Cumulative Pre-Incentive Fee Net Income for the period from September 29, 2017 and ending on the date of the closing of a Liquidity Event and (b) cumulative GBDC 3 Income Incentive Fees and GBDC 3 Capital Gain Incentive Fees paid to GC Advisors by GBDC 3 since September 29, 2017. To the extent the GBDC 3 Incentive Fee Cap is zero or a negative value in any quarter, no incentive fee would be payable in that quarter. “GBDC 3 Cumulative Pre-Incentive Fee Net Income” is equal to the sum of (a) GBDC 3 Pre-Incentive Fee Net Investment Income (as defined below) for each period since September 29, 2017 and (b) cumulative aggregate realized capital gains, cumulative aggregate realized capital losses, cumulative aggregate unrealized capital depreciation and cumulative aggregate unrealized capital appreciation since September 29, 2017. “GBDC 3 Pre-Incentive Fee Net Investment Income” means interest income, dividend income and any other income (including any other fees such as commitment, origination, structuring, diligence and consulting fees or other fees that GBDC 3 receives from portfolio companies but excluding fees for providing managerial assistance) accrued during the calendar quarter, minus operating expenses for the calendar quarter (including the base management fee, taxes, any expenses payable under the GBDC 3 Investment Advisory Agreement and the GBDC 3 Administration Agreement, any expenses of securitizations and any interest expense and dividends paid on any outstanding preferred stock to the extent such amounts are supported by GBDC 3’s taxable earnings, but excluding the incentive fee). GBDC 3 Pre-Incentive Fee Net Investment Income includes, in the case of investments with a deferred interest feature such as market discount, debt instruments with PIK interest, preferred stock with PIK dividends, and zero coupon securities, accrued income that GBDC 3 has not yet received in cash. GC Advisors does not return to us amounts paid to it on accrued income that GBDC 3 has not yet received in cash if such income is not ultimately received by us in cash. If GBDC 3 does not ultimately receive income, a loss would be recognized, reducing future fees.

If, for any relevant period, the GBDC 3 Incentive Fee Cap calculation results in GBDC 3 paying less than the amount of the GBDC 3 Income Incentive Fee and the GBDC 3 Capital Gain Incentive Fee calculated pursuant to the GBDC 3 Income and GBDC 3 Capital Gain Incentive Fee Calculation, then the difference between (a) the sum of the GBDC 3 Income Incentive Fee and the GBDC 3 Capital Gain Incentive Fee and (b) the GBDC 3 Incentive Fee Cap will not be paid by us, and will not be received by GC Advisors as an GBDC 3 Incentive Fee either at the end of such relevant period or at the end of any future period. For the avoidance of doubt, the GBDC 3 stockholders benefit from a reduction in the amount of GBDC 3 Incentive Fees that GBDC 3 pays, and that the GBDC 3 stockholders pay indirectly, equal to the sum of the differences, if any, between (a) the sum of the GBDC 3 Income Incentive Fee and the GBDC 3 Capital Gain Incentive Fee and (b) the GBDC 3 Incentive Fee Cap.

For periods ended on or prior to September 30, 2023, GBDC 3 deposited one-third of each GBDC 3 Incentive Fee payment into an escrow account (the “Escrow Account”) administered by U.S. Bank National Association (the “Escrow Agent”). Assets in the Escrow Account were to be held by the Escrow Agent until the closing of a Liquidity Event. If no Liquidity Event occurred prior to October 2, 2023, the Escrow Agent will return all assets in the Escrow Account to GBDC 3 for the benefit of GBDC 3’s stockholders. For the years ended September 30, 2023, 2022 and 2021, GBDC 3 deposited approximately $7.0 million, $3.4 million and $2.5 million, respectively, into the Escrow Account. As of September 30, 2023, GBDC 3 has made deposits totaling $14.9 million in the Escrow Account. On October 2, 2023, the Escrow Agent returned $14.9 million of deposits held in the Escrow Account to GBDC 3 for the benefit of shareholders in accordance with the GBDC 3 Investment Advisory Agreement.

On December 7, 2023, GC Advisors unilaterally agreed to extend the term of the incentive fee payment escrow under the terms of the GBDC 3 Investment Advisory Agreement (the “Escrow Waiver Letter”). In accordance with the Escrow Waiver Letter, prior to the closing of a Liquidity Event, GBDC 3 will deposit one-third of each Income Incentive Fee and Capital Gain Incentive Fee payment into an escrow account (the “New Escrow Account”) to be administered by UMB Bank, National Association (the “New Escrow Agent”). Assets in the New Escrow Account will be held by the New Escrow Agent until the closing of a Liquidity Event at which time the New Escrow Agent will release the assets to GC Advisors. If no Liquidity Event occurs prior to October 2, 2025, the New Escrow Agent will return all assets in the New Escrow Account to GBDC 3 for the benefit of GBDC 3’s stockholders. For the three months ended December 31, 2023, GBDC 3 deposited $2.2 million into the New Escrow Account.

Incentive Fees under the New GBDC Investment Advisory Agreement: Following completion of the Merger, the combined company will be externally managed by GC Advisors. The pro forma incentive fees have been calculated in a manner consistent with the terms and conditions of the New GBDC Investment Advisory Agreement. The incentive fee rates under the New GBDC Investment Advisory Agreement (15.0%) are lower than the Current GBDC Investment Advisory Agreement and equal to the incentive fee rate under the Current GBDC 3 Investment Advisory Agreement, in GBDC 3’s case, net of the waivers described above. The hurdle rate under the New GBDC Investment Advisory Agreement (2.0% quarterly (8.0% annualized)) is the same as the hurdle rate as under the Current GBDC Investment Advisory Agreement, which is higher than the hurdle rate under the GBDC 3 Investment Advisory Agreement (1.5% quarterly (6.0% annualized)).

The incentive fee in the New GBDC Investment Advisory Agreement (the “Pro Forma Incentive Fee”) will be comprised of two parts: the “New Income Incentive Fee” component and the “New Capital Gain Incentive Fee” component. The calculation of the Pro Forma Incentive Fees (the “New Income and New Capital Gains Incentive Fee Calculation”) would be calculated for each quarter as set forth below.

•	zero in any quarter in which the Pre-Incentive Fee Net Investment Income (as defined in the New GBDC Investment Advisory Agreement) does not exceed the “hurdle rate” of 2.0% quarterly (8.0% annualized);
•	100.0% of the Pre-Incentive Fee Net Investment Income with respect to that portion of such Pre-Incentive Fee Net Investment Income, if any, that exceeds the hurdle rate until amounts payable to GC Advisors pursuant to the income incentive fee equal 15.0% of Pre-Incentive Fee Net Investment Income as if a hurdle rate did not apply. This portion of the Pre-Incentive Fee Net Investment Income is referred to as the “catch-up” provision; and
•	15.0% of the amount of the Pre-Incentive Fee Net Investment Income, if any, that exceeds the catch-up provision in any quarter.

Pursuant to the New GBDC Investment Advisory Agreement and, for the Waiver Period, pursuant to the Waiver, the second part of the New Income and New Capital Gains Incentive Fee Calculation, or the “New Capital Gain Incentive Fee,” equals (a) 15.0% of GBDC’s New Capital Gain Incentive Fee Base (as defined below), if any, calculated in arrears as of the end of each calendar year (or upon termination of the New GBDC Investment Advisory Agreement, as of the termination date), commencing with the calendar year ending December 31, 2010, less (b) the aggregate amount of any previously paid New Capital Gain Incentive Fees. GBDC’s “New Capital Gain Incentive Fee Base” equals (1) the sum of (i) its realized capital gains, if any, on a cumulative positive basis from April 13, 2010 through the end of each calendar year, (ii) all realized capital losses on a cumulative basis and (iii) all unrealized capital depreciation on a cumulative basis less (2) all unamortized deferred financing costs, if and to the extent such costs exceed all unrealized capital appreciation on a cumulative basis. Finally, pursuant to the New GBDC Investment Advisory Agreement and, for the Waiver Period, pursuant to the Waiver, the calculation of the incentive fee is subject to a fee limitation such that, under the New GBDC Investment Advisory Agreement, an incentive fee for any Performance Period is subject to a cap (the “New Incentive Fee Cap”). The New Incentive Fee Cap in any Performance Period shall be equal to the difference between (a) the sum of (x) 15.0% of Cumulative Pre-Incentive Fee Net Income Per Share (as defined below) for each Performance Period ending after the date of the Waiver and (y) 20.0% of Cumulative Pre-Incentive Fee Net Income Per Share for each Performance Period ended prior to the date of the Waiver and (b) Cumulative Incentive Fees Paid Per Share (as defined below). To the extent the Incentive Fee Cap is zero or a negative value in any Performance Period, no Incentive Fee shall be payable in that quarter. “Cumulative Pre-Incentive Fee Net Income Per Share” shall be equal to the “Pre-Incentive Fee Net Income Per Share” (as defined below) for each Performance Period since April 13, 2010, the effective date of GBDC’s election to be treated as a business development company. “Pre-Incentive Fee Net Income Per Share” shall be equal to (a) the sum of (i) Pre-Incentive Fee Net Investment Income and (ii) Adjusted Capital Returns (as defined below) for the Performance Period divided by (b) the weighted average number of shares of common stock of GBDC outstanding during such quarter. “Adjusted Capital Returns” for any quarter shall be the sum of the realized aggregate capital gains, realized aggregate capital losses, aggregate unrealized capital depreciation and aggregate unrealized capital appreciation for such Performance Period; provided that the calculation of realized aggregate capital gains, realized aggregate capital losses, aggregate unrealized capital depreciation and aggregate unrealized capital appreciation shall not include any realized capital gains, realized capital losses or unrealized capital appreciation or depreciation resulting solely from the purchase accounting for any premium or discount paid for the acquisition of assets in a merger. “Cumulative Incentive Fees Paid Per Share” is equal to the sum of Incentive Fees Paid Per Share for each quarter since April 13, 2010. “Incentive Fees Paid Per Share” for any quarter is equal to the incentive fees accrued and/or payable by GBDC for such Performance Period divided by the weighted average number of shares of common stock of GBDC outstanding during such Performance Period.

(6)	Interest payments on borrowed funds is based on GBDC’s cost of funds on GBDC’s outstanding indebtedness as of December 31, 2023, which consisted of $319.7 million of indebtedness outstanding under the GBDC JPM Revolving Credit Facility, $869.5 million in notes issued through the GBDC Debt Securitizations, $500.0 million of GBDC 2024 Notes, $600.0 million of GBDC 2026 Notes, $350.0 million of GBDC 2027 Notes and $450.0 million of the GBDC 2028 Notes. For the three months ended December 31, 2023, the annualized cost of funds for GBDC’s total debt outstanding, which includes all interest, accretion of discounts, and amortization of debt issuance costs on the GBDC Debt Securitizations, was 5.4%. Debt issuance costs represent fees and other direct incremental costs incurred in connection with the GBDC Debt Securitizations. These fees include a structuring and placement fee paid to Morgan Stanley for its services in connection with the initial structuring of the GBDC 2018 Debt Securitization and legal fees, accounting fees, rating agency fees and all other costs associated with the GBDC 2018 Debt Securitization.

Interest payments on borrowed funds for GBDC 3 represents GBDC 3’s the annualized cost of funds on its outstanding indebtedness as of December 31, 2023, which consisted of $512.5 million of indebtedness outstanding under revolving credit facilities and $775 million in notes issued through a term debt securitization. For the three months ended December 31, 2023, the annualized cost of funds for GBDC 3’s total debt outstanding, which includes all interest and amortization of debt issuance costs on its term debt securitization, debt was 8.4%. Debt issuance costs represent fees and other direct incremental costs incurred in connection with GBDC 3’s debt securitizations. These fees include a structuring and placement fee paid to Deutsche Bank Securities Inc. for its services in connection with the initial structuring of the GBDC 3 2021 Debt Securitization and the GBDC 3 2022 Debt Securitization and legal fees, accounting fees, rating agency fees and all other costs associated with the GBDC 3 2021 Debt Securitization and the GBDC 3 2022 Debt Securitization.

Interest payments on borrowed funds for the Pro Forma column are based on the estimates for GBDC and GBDC 3 described above for the combined company following the Merger.

(7)	Includes overhead expenses for each of GBDC and GBDC 3, including payments under Administration Agreement and GBDC 3 Administration Agreement based on each of GBDC and GBDC 3’s allocable portion of overhead and other expenses incurred by the Administrator under the applicable administration agreement and any acquired fund fees and expenses that are not required to be disclosed. “Other expenses” are estimated based on the annualized amounts incurred for the three months ended December 31, 2023 for GBDC, GBDC 3, and the sum of amounts for GBDC and GBDC 3 for the combined company following the Merger, as applicable.

(8)	“Total annual expenses” as a percentage of consolidated net assets attributable to common stock are higher than the total annual expenses percentage would be for a company that is not leveraged. GBDC and GBDC 3 borrow money to leverage and increase their total assets. The SEC requires that the “Total annual expenses” percentage be calculated as a percentage of net assets (defined as total assets less indebtedness and before taking into account any incentive fees payable during the period), rather than the total assets, including assets that have been funded with borrowed monies. The reason for presenting expenses as a percentage of net assets attributable to common stockholders is that common stockholders of GBDC, GBDC 3 or the combined company after the Merger, as applicable, bear all of such fees and expenses.

Example

The following example demonstrates the projected dollar amount of total cumulative expenses over various periods with respect to a hypothetical investment in GBDC, GBDC 3 or the combined company following the Merger on a pro forma basis. In calculating the following expense amounts, each of GBDC and GBDC 3 has assumed that it would have no additional leverage and that its annual operating expenses would remain at the levels set forth in the tables above. Calculations for the pro forma combined company following the Merger assume that the Merger closed on December 31, 2023 and that the leverage and operating expenses of GBDC and GBDC 3 remain at the levels set forth in the tables above Transaction expenses related to the Merger are not included in the following examples.

	1 year	3 years	5 years	10 years
You would pay the following expenses on a $1,000 investment:
GBDC, assuming a 5% annual return (assumes no return from net realized capital gains or net unrealized capital appreciation)	$93	$267	$426	$769
GBDC 3, assuming a 5% annual return (assumes no return from net realized capital gains or net unrealized capital appreciation)	$93	$268	$428	$771

GBDC, assuming a 5% annual return (assumes return entirely from realized capital gains and thus subject to the capital gain incentive fee)	$103	$293	$463	$816
GBDC 3, assuming a 5% annual return (assumes return entirely from realized capital gains and thus subject to the capital gain incentive fee)	$103	$294	$465	$818

Pro forma combined company following the Merger	1 year	3 years	5 years	10 years
You would pay the following expenses on a $1,000 investment:
Assuming a 5% annual return (assumes no return from net realized capital gains or net unrealized capital appreciation)	$92	$265	$423	$764
Assuming a 5% annual return (assumes return entirely from realized capital gains and thus subject to the capital gain incentive fee)	$100	$284	$451	$800

The foregoing tables are intended to assist you in understanding the various costs and expenses that an investor in GBDC, GBDC 3 or, following the Merger, the combined company will bear directly or indirectly. While the example assumes, as required by the SEC, a 5% annual return, performance of GBDC, GBDC 3, and the combined company will vary and may result in a return greater or less than 5%. The incentive fee under each of the Current GBDC Investment Advisory Agreement, the GBDC 3 Investment Advisory Agreement and the New GBDC Investment Advisory Agreement, which, assuming a 5% annual return, would either not be payable or have an immaterial impact on the expense amounts shown above, is not included in the example. Under each of the Current GBDC Investment Advisory Agreement, the GBDC 3 Investment Advisory Agreement and the New GBDC Investment Advisory Agreement, no incentive fee would be payable if GBDC, GBDC 3 or the combined company, as applicable, has a 5% annual return. If sufficient returns are achieved on investments, including through the realization of capital gains, to trigger an incentive fee of a material amount, expenses, and returns to investors, would be higher. The example assumes that all dividends and other distributions are reinvested at net asset value. Under certain circumstances, reinvestment of dividends and other distributions under the relevant dividend reinvestment plan may occur at a price per share that differs from net asset value. See “Golub Capital BDC, Inc. Dividend Reinvestment Plan” and “Golub Capital BDC 3, Inc. Dividend Reinvestment Plan” for additional information regarding GBDC’s and GBDC 3’s dividend reinvestment plan, respectively.

The example and the expenses in the table above should not be considered a representation of GBDC’s, GBDC 3’s, or, following the Merger, the combined company’s, future expenses, and actual expenses may be greater or less than those shown.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus, including the documents incorporated by reference herein, contains statements that constitute forward-looking statements, which relate to GBDC, GBDC 3 or, following the Merger, the combined company, regarding future events or the future performance or future financial condition of GBDC, GBDC 3 or, following the Merger, the combined company. These forward-looking statements are not historical facts, but rather are based on current expectations, estimates and projections about GBDC, GBDC 3 or, following the Merger, the combined company, their industry and their respective beliefs and assumptions. The forward-looking statements contained in this joint proxy statement/prospectus involve risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including:

•	the ability of the parties to consummate the Merger described in this joint proxy statement/prospectus on the expected timeline, or at all;

•	the failure of the GBDC stockholders to approve the Merger Stock Issuance Proposal;

•	the failure of GBDC 3 stockholders to approve the Merger Proposal;

•	the ability to realize the anticipated benefits of the proposed Merger;

•	the effects of disruption on the business of GBDC and GBDC 3 from the proposed Merger;

•	the effect that the announcement or consummation of the Merger may have on the trading price of GBDC Common Stock;

•	the combined company’s plans, expectations, objectives and intentions, as a result of the Merger;

•	any decision by GBDC 3 to pursue continued operations;

•	any potential termination of the Merger Agreement or action of GBDC 3 stockholders with respect to any proposed transaction;

•	the pursuit by GBDC 3 of a liquidation or an alternative transaction upon the termination of the Merger Agreement;

•	changes in GBDC’s and/or GBDC 3’s NAV in the future;

•	GBDC’s and GBDC 3’s future operating results;

•	GBDC’s and GBDC 3’s business prospects and the prospects of their portfolio companies;

•	the effect of investments that GBDC and GBDC 3 expect to make and the competition for those investments;

•	GBDC’s and GBDC 3’s contractual arrangements and relationships with third parties;

•	actual and potential conflicts of interest with GC Advisors and other affiliates of Golub Capital;

•	the dependence of GBDC’s and GBDC 3’s future success on the general economy and its effect on the industries in which they invest;

•	the ability of GBDC’s and GBDC 3’s portfolio companies to achieve their objectives;

•	the use of borrowed money to finance a portion of GBDC’s and GBDC 3’s investments;

•	the adequacy of financing sources and working capital;

•	the timing of cash flows, if any, from the operations of GBDC’s and GBDC 3’s portfolio companies;

•	general economic and political trends and other external factors;

•	the ability of GC Advisors to locate suitable investments for GBDC and GBDC 3 and to monitor and administer their respective investments;

•	the ability of GC Advisors or its affiliates to attract and retain highly talented professionals;

•	GBDC’s and GBDC 3’s ability to qualify and maintain their respective qualifications as a RIC and as a business development company;

•	general price and volume fluctuations in the stock markets;

•	the impact on GBDC’s and GBDC 3’s business of Dodd-Frank and the rules and regulations issued thereunder and any actions toward repeal thereof; and

•	the effect of changes to tax legislation and GBDC’s and GBDC 3’s respective tax position.

Such forward-looking statements may include statements preceded by, followed by or that otherwise include the words “may,” “might,” “will,” “intend,” “should,” “could,” “can,” “would,” “expect,” “believe,” “estimate,” “anticipate,” “predict,” “potential,” “plan” or similar words. The forward-looking statements contained in this joint proxy statement/prospectus involve risks and uncertainties. Actual results could differ materially from those implied or expressed in the forward-looking statements for any reason, including the factors set forth as “Risk Factors”, in “Item 1A. Risk Factors” in Part I of GBDC’s Annual Report on Form 10-K (File No. 814-00794) for the fiscal year ended September 30, 2023, in “Item 1A. Risk Factors” in Part I of GBDC 3’s Annual Report on Form 10-K (File No. 814-01244) for the fiscal year ended September 30, 2023 and elsewhere in this joint proxy statement/prospectus.

The forward-looking statements included in this joint proxy statement/prospectus and documents incorporated by reference into this joint proxy statement/prospectus are based on information available on the date of this joint proxy statement/prospectus. Actual results could differ materially from those anticipated in any forward-looking statements and future results could differ materially from historical performance. You are advised to consult any additional disclosures that GBDC or GBDC 3 may make directly to you or through reports that each has filed or in the future may file with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. This joint proxy statement/prospectus and documents incorporated by reference into this joint proxy statement/prospectus contains statistics and other data that have been obtained from or compiled from information made available by third-party service providers. GBDC and GBDC 3 have not independently verified such statistics or data.

You should understand that, under Sections 27A(b)(2)(B) of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E(b)(2)(B) of the Exchange Act, the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 do not apply to statements made in connection with any offering of securities pursuant to this joint proxy statement/prospectus, any prospectus supplement or in periodic reports GBDC files under the Exchange Act.

THE GBDC SPECIAL MEETING

Date, Time and Place of the GBDC Special Meeting

The GBDC Special Meeting will be held to be held virtually on May 29, 2024 at 9:00 a.m., Eastern Time, at the following website: www.virtualshareholdermeeting.com/GBDC2024SM. This joint proxy statement/prospectus will be sent to GBDC stockholders of record as of April 5, 2024 on or about April 19, 2024.

Purpose of the GBDC Special Meeting

At the GBDC Special Meeting, GBDC stockholders will be asked to approve the Merger Stock Issuance Proposal.

The GBDC Board, including, after separate meetings and discussion, all of the GBDC Independent Directors, has unanimously approved the Merger Agreement, including the Merger and the related transactions, and the New GBDC Investment Advisory Agreement. The GBDC Board, including each of the GBDC Independent Directors, unanimously recommends that GBDC stockholders vote “FOR” the Merger Stock Issuance Proposal

Record Date

GBDC stockholders may vote their shares at the GBDC Special Meeting only if they were a stockholder of record at the close of business on April 5, 2024. There were 171,517,307 shares of the GBDC Common Stock outstanding on the GBDC Record Date. Each share of common stock is entitled to one vote.

Quorum and Adjournments

A quorum must be present at the GBDC Special Meeting for any business to be conducted. The presence at the GBDC Special Meeting, virtually or by proxy, of the holders of a majority of the shares of common stock outstanding on the GBDC Record Date will constitute a quorum. Shares held by a broker or other nominee for which the nominee has not received voting instructions from the record holder and does not have discretionary authority to vote the shares on non-routine proposals (which are considered “broker non-votes” with respect to such proposals) will be treated as shares present for quorum purposes. If there are not enough votes for a quorum, the presiding officer or GBDC stockholders who are represented virtually or by proxy may vote to adjourn the GBDC Special Meeting to permit the further solicitation of proxies.

If there appears not to be enough votes for a quorum or to approve the Merger Stock Issuance Proposal at the GBDC Special Meeting, the presiding officer or holders of a majority of the votes entitled to be cast by the GBDC stockholders entitled to vote thereat, present virtually or represented by proxy, shall have the power to adjourn the GBDC Special Meeting from time to time without notice other than announcement at the GBDC Special Meeting.

A GBDC stockholder vote may be taken on any of the proposals in this joint proxy statement/prospectus prior to any such adjournment if there are sufficient votes for approval of such proposal.

Broker Non-Votes

Broker non-votes are described as votes cast by a broker or other nominee on behalf of a beneficial holder who does not provide explicit voting instructions to such broker or nominee and who does not attend the meeting. The Merger Stock Issuance Proposal is a non-routine matter for GBDC. As a result, if a GBDC stockholder holds shares in “street name” through a broker, bank or other nominee, such broker, bank or nominee will not be permitted to exercise voting discretion with respect to the Merger Stock Issuance Proposal. Abstentions will have no effect on the outcome of the Merger Stock Issuance Proposal. Since GBDC stockholders will only vote on the Merger Stock Issuance Proposal, there will not be any broker non-votes.

Vote Required

Each share of GBDC Common Stock held by a holder of record as of the GBDC Record Date has one vote on each matter considered at the GBDC Special Meeting.

The Merger Stock Issuance Proposal

The approval of the Merger Stock Issuance Proposal requires the affirmative vote of at least a majority of the votes cast by holders of GBDC Common Stock at a meeting at which a quorum is present. Abstentions and will have no effect on the outcome of the Merger Stock Issuance Proposal. Since GBDC stockholders will only vote on the Merger Stock Issuance Proposal, there will not be any broker non-votes. Proxies received will be voted “FOR” the Merger Stock Issuance Proposal, unless GBDC stockholders designate otherwise.

Under the terms of the Merger Agreement, each GBDC 3 stockholder will have the right to receive, for each share of GBDC 3 Common Stock, a number of shares of GBDC Common Stock equal to the Exchange Ratio. The number of shares of GBDC Common Stock to be received will be subject to adjustment if, between the date of the Merger Agreement and the effective time of the Merger, the respective outstanding shares of GBDC Common Stock or GBDC 3 Common Stock have increased or decreased or changed into or been exchanged for a different number or kind of shares or securities, in each case, as a result of any reclassification, recapitalization, stock split, reverse stock split, split-up, combination or exchange of shares, or if a stock dividend or dividend payable in any other securities is declared with a record date within such period.

Voting of Management

On the GBDC Record Date, GBDC’s officers and directors owned and were entitled to vote 4,718,831 shares of GBDC Common Stock, representing less than 2.8% of the outstanding shares of GBDC Common Stock on the GBDC Record Date. None of GBDC’s officers or directors has entered into any voting agreement relating to the Merger.

Voting of Proxies

GBDC encourages GBDC stockholders to vote their shares, either by voting virtually at the GBDC Special Meeting or by voting by proxy, which means that the GBDC stockholders authorize someone else to vote their shares. Shares represented by duly executed proxies will be voted in accordance with the GBDC stockholder’s instructions. If GBDC stockholders execute a proxy without specifying their voting instructions, such GBDC stockholders’ shares will be voted in accordance with the GBDC Board’s recommendation. If any other business is brought before the GBDC Special Meeting, GBDC stockholders’ shares will be voted at the GBDC Board’s discretion unless the GBDC stockholders specifically state otherwise on their proxies.

GBDC stockholders may revoke a proxy at any time before it is exercised by notifying GBDC’s Secretary in writing, by submitting a properly executed, later-dated proxy, or by voting virtually at the GBDC Special Meeting. Any GBDC stockholder entitled to vote at the GBDC Special Meeting may attend the GBDC Special Meeting and vote virtually, whether or not such GBDC stockholder has previously voted his or her shares via proxy or wishes to change a previous vote.

A GBDC stockholder may vote virtually at the GBDC Special Meeting or by proxy in accordance with the instructions provided below. A GBDC stockholder may also authorize a proxy by telephone or through the Internet using the toll-free telephone numbers or web address printed on your proxy card. Authorizing a proxy by telephone or through the Internet requires you to input the control number located on your proxy card. After inputting the control number, you will be prompted to direct your proxy to vote on each proposal. You will have an opportunity to review your directions and make any necessary changes before submitting your directions and terminating the telephone call or Internet link.

•	By Internet: www.proxyvote.com

•	By telephone: (800) 690-6903 to reach a toll-free, automated touchtone voting line, or (844) 853-0928 Monday through Friday 9:00 a.m. until 9:00 p.m. Eastern Time to reach a toll-free, live operator line.

•	By mail: You may vote by following the directions and indicating your instructions on the enclosed proxy card, dating and signing the proxy card, and promptly returning the proxy card in the envelope provided, which requires no postage if mailed in the United States. Please allow sufficient time for your proxy card to be received on or prior to 5:00 p.m., Eastern Time, on May 28, 2024.

Important notice regarding the availability of proxy materials for the GBDC Special Meeting. GBDC’s joint proxy statement/prospectus and the proxy card are available at www.proxyvote.com.

Revocability of Proxies

Any proxy authorized pursuant to this solicitation may be revoked by notice from the person giving the proxy at any time before it is exercised. A revocation may be effected by resubmitting voting instructions via the Internet voting site, by telephone, by obtaining and properly completing another proxy card that is dated later than the original proxy card and returning it, by mail, in time to be received before the GBDC Special Meeting, by attending the GBDC Special Meeting and voting virtually, or by a notice, provided in writing and signed by the GBDC Stockholder, delivered to GBDC’s Secretary on any business day before the date of the GBDC Special Meeting.

Solicitation of Proxies

GBDC and GBDC 3 will equally bear the cost of preparing, printing and mailing this joint proxy statement/prospectus and the applicable accompanying Notice of Special Meeting of Stockholders and proxy card. GBDC and GBDC 3 intend to use the services of GC Advisors to aid in the distribution and collection of proxy votes. GBDC and GBDC 3 expect to pay market rates for such services. No additional compensation will be paid to directors, officers or regular employees for such services.

For more information regarding expenses related to the Merger, see “Questions and Answers about the Merger—Who is responsible for paying the expenses relating to completing the Merger?”

Appraisal Rights

GBDC stockholders do not have the right to exercise appraisal rights with respect to any matter to be voted upon at the GBDC Special Meeting.

THE GBDC 3 SPECIAL MEETING

Date, Time and Place of the GBDC 3 Special Meeting

The GBDC 3 Special Meeting to be held virtually on May 29, 2024 at 9:00 a.m., Eastern Time, at the following website: www.virtualshareholdermeeting.com/GBDC32024SM. This joint proxy statement/prospectus will be sent to GBDC 3 stockholders of record as of April 5, 2024 on or about April 19, 2024.

Purpose of the GBDC 3 Special Meeting

At the GBDC 3 Special Meeting, GBDC 3 stockholders will be asked to approve the Merger Proposal.

The GBDC 3 Board, including, after separate meetings and discussion, the GBDC 3 Independent Directors, has unanimously approved the Initial Merger and the Merger Agreement and recommends that GBDC 3 stockholders vote “FOR” the Merger Proposal.

Record Date

GBDC 3 stockholders may vote their shares at the GBDC 3 Special Meeting only if they were a stockholder of record at the close of business on April 5, 2024. There were 100,105,100.915 shares of GBDC 3 Common Stock outstanding on the GBDC 3 Record Date. Each share of GBDC 3 Common Stock is entitled to one vote.

Quorum and Adjournments

A quorum must be present at the GBDC 3 Special Meeting for any business to be conducted. The presence at the GBDC 3 Special Meeting, virtually or by proxy, of stockholders entitled to cast a majority of votes entitled to be cast at the GBDC 3 Special Meeting will constitute a quorum. If there are not enough votes for a quorum, the chairman of the meeting may adjourn the GBDC 3 Special Meeting to permit the further solicitation of proxies.

If there appear not to be enough votes to approve the Merger Proposal at the GBDC 3 Special Meeting, the chairman of the GBDC 3 Special Meeting shall have the power to conclude or adjourn the GBDC 3 Special Meeting from time to time to a date not more than 120 days after the original record date without notice other than announcement at the GBDC 3 Special Meeting.

A GBDC 3 stockholder vote may be taken on any of the proposals in this joint proxy statement/prospectus prior to any such adjournment if there are sufficient votes for approval of such proposal.

Broker Non-Votes

Broker non-votes are described as votes cast by a broker or other nominee on behalf of a beneficial holder who does not provide explicit voting instructions to such broker or nominee and who does not attend the meeting. The Merger Proposal is a non-routine matter for GBDC 3. As a result, if a GBDC 3 stockholder holds shares in “street name” through a broker, bank or other nominee, such broker, bank or nominee will not be permitted to exercise voting discretion with respect to the Merger Proposal. Abstentions will not count as affirmative votes cast and will therefore have the same effect as votes “against” the Merger Proposal. Since GBDC 3 stockholders will only vote on the Merger Proposal, there will not be any broker non-votes.

Vote Required

Each share of GBDC 3 Common Stock held by a holder of record as of the GBDC 3 Record Date has one vote on each matter considered at the GBDC 3 Special Meeting.

The Merger Proposal

The affirmative vote of the holders of outstanding shares of GBDC 3 Common Stock entitled to cast a majority of votes entitled to be cast at the GBDC 3 Special Meeting is required to approve the Merger Proposal.

Under the terms of the Merger Agreement, each GBDC 3 Stockholder will have the right to receive, for each share of GBDC 3 Common Stock, a number of shares of GBDC Common Stock equal to the Exchange Ratio. The number of shares of GBDC Common Stock to be received will be subject to adjustment if, between the date of the Merger Agreement and the effective time of the Initial Merger, the respective outstanding shares of GBDC Common Stock or GBDC 3 Common Stock have increased or decreased or changed into or been exchanged for a different number or kind of shares or securities, in each case, as a result of any reclassification, recapitalization, stock split, reverse stock split, split-up, combination or exchange of shares, or if a stock dividend or dividend payable in any other securities is declared with a record date within such period.

Abstentions will not count as affirmative votes cast and will therefore have the same effect as votes against the Merger Proposal. Since GBDC 3 stockholders will only vote on the Merger Proposal, there will not be any broker non-votes. Proxies received will be voted “FOR” the Merger Proposal, unless GBDC 3 stockholders designate otherwise.

Voting of Proxies

GBDC 3 encourages GBDC 3 stockholders to vote their shares, either by voting virtually at the GBDC 3 Special Meeting or by voting by proxy, which means that the GBDC 3 stockholders authorize someone else to vote their shares. Shares represented by duly executed proxies will be voted in accordance with the GBDC 3 stockholders’ instructions. If GBDC 3 stockholders execute a proxy without specifying their voting instructions, such GBDC 3 stockholders’ shares will be voted in accordance with the GBDC 3 Board’s recommendation. If any other business is brought before the GBDC 3 Special Meeting, the GBDC 3 stockholders’ shares will be voted at the GBDC 3 Board’s discretion unless the GBDC 3 stockholders specifically state otherwise on their proxy.

GBDC 3 stockholders may revoke a proxy at any time before it is exercised by notifying GBDC 3’s Secretary in writing, by submitting a properly executed, later-dated proxy, or by voting virtually at the GBDC 3 Special Meeting. Any GBDC 3 stockholder entitled to vote at the GBDC 3 Special Meeting may attend the GBDC 3 Special Meeting and vote virtually, whether or not he or she has previously voted his or her shares via proxy or wishes to change a previous vote.

A GBDC 3 stockholder may vote virtually at the GBDC 3 Special Meeting or by proxy in accordance with the instructions provided below. A GBDC 3 stockholder may also authorize a proxy by telephone or through the Internet using the toll-free telephone numbers or web address printed on your proxy card. Authorizing a proxy by telephone or through the Internet requires you to input the control number located on your proxy card. After inputting the control number, you will be prompted to direct your proxy to vote on each proposal. You will have an opportunity to review your directions and make any necessary changes before submitting your directions and terminating the telephone call or Internet link.

•	By Internet: www.proxyvote.com
•	By telephone: (800) 690-6903 to reach a toll-free, automated touchtone voting line, or (844) 804-1641 Monday through Friday 9:00 a.m. until 9:00 p.m. Eastern Time to reach a toll-free, live operator line.
•	By mail: You may authorize a proxy by following the directions and indicating your instructions on the enclosed proxy card, dating and signing the proxy card, and promptly returning the proxy card in the envelope provided, which requires no postage if mailed in the United States. Please allow sufficient time for your proxy card to be received on or prior to 5:00 p.m., Eastern Time, on May 28, 2024.

Important notice regarding the availability of proxy materials for the GBDC 3 Special Meeting. GBDC 3’s joint proxy statement/prospectus and the proxy card are available at www.proxyvote.com.

Revocability of Proxies

Any proxy authorized pursuant to this solicitation may be revoked by notice from the person giving the proxy at any time before it is exercised. A revocation may be effected by resubmitting voting instructions via the Internet voting site, by telephone, by obtaining and properly completing another proxy card that is dated later than the original proxy card and returning it, by mail, in time to be received before the GBDC 3 Special Meeting, by attending the GBDC 3 Special Meeting and voting virtually, or by a notice, provided in writing and signed by the GBDC 3 stockholder, delivered to GBDC 3’s Secretary on any business day before the date of the GBDC 3 Special Meeting.

Solicitation of Proxies

GBDC 3 and GBDC will equally bear the cost of preparing, printing and mailing this joint proxy statement/prospectus and the applicable accompanying Notice of Special Meeting of Stockholders and proxy card. GBDC 3 and GBDC intend to use the services of GC Advisors to aid in the distribution and collection of proxy votes. GBDC 3 and GBDC expect to pay market rates for such services. No additional compensation will be paid to directors, officers or regular employees for such services.

For more information regarding expenses related to the Merger, see “Questions and Answers about the Merger—Who is responsible for paying the expenses relating to completing the Merger?”

Appraisal Rights

GBDC 3 stockholders do not have the right to exercise rights of objecting stockholders with respect to any matter to be voted upon at the GBDC 3 Special Meeting.

CAPITALIZATION

The following table sets forth (1) GBDC’s and GBDC 3’s actual capitalization at December 31, 2023 and (2) GBDC’s capitalization as adjusted to reflect the effects of the Merger. You should read this table together with GBDC’s and GBDC 3’s consolidated financial data incorporated by reference herein and the pro forma financial information included elsewhere in this joint proxy statement/prospectus.

	Actual December 31, 2023	Actual December 31, 2023			Pro Forma
	Golub Capital BDC, Inc.	Golub Capital BDC 3, Inc.	Pro Forma Adjustments		Golub Capital BDC, Inc. Combined
Cash and cash equivalents	$173,419	$100,080	$(5,000	)(1)	$268,499
Debt	$3,084,102	$1,287,508	–		$4,371,610
Unamortized Debt Issuance Costs	$(18,818)	$(2,734)	$2,734	(2)	$(18,818)
Shareholders' Equity	$2,563,916	$1,467,533	$(177	)(3)	$4,031,272
Total Capitalization (4)	$5,629,200	$2,752,307	$2,557		$8,384,064

Total Shares outstanding	170,585,795	99,832,145	(8,775,246	)(3)	261,642,694
NAV Per common Share	$15.03	$14.70			$15.41

Note: Both GBDC and GBDC 3 will incur direct transaction costs resulting from the Merger. GBDC, as the acquirer in an asset acquisition, will capitalize its transaction costs and such costs will be reflected as an adjustment to the purchase price of GBDC 3. GBDC 3 will expense its transaction costs as incurred. See “Accounting Treatment of the Merger” for more details.

(1) GBDC expects to incur $2.5 million in estimated transaction costs, which will be capitalized for the purposes of the purchase price allocation and will be reflected in the premium to the price of the assets purchased. GBDC 3 is expected to incur $2.5 million in estimated transaction costs.

(2) Adjustment relates to unamortized deferred debt issuance costs associated with GBDC 3's debt facilities that will not be acquired as part of the Merger.

(3) This pro forma adjustment reflects the shares of GBDC Common Stock issued to GBDC 3 Stockholders based on an Exchange Ratio of 0.9121 shares of GBDC Common Stock for each share of GBDC 3 Common Stock. The Exchange Ratio is based on (a) GBDC's Common Stock Price that is greater than GBDC’s December 31, 2023 net asset value per share based on the closing sale price of GBDC Common Stock of $16.60 as reported on Nasdaq on April 9, 2024 and (b) GBDC 3’s December 31, 2023 net asset value per share pursuant to the formula in the Merger Agreement resulting in a reduction in total combined shares outstanding of 8.8 million. The total pro forma purchase price of the transaction is estimated to be $1.5 billion. Adjustments to shareholders’ equity include the removal of historical GBDC 3 net assets, the addition of new equity equal to estimated common share issuance of $1.5 billion, and the addition of unrealized depreciation as described in "Accounting Treatment of the Merger", to be included as a component of net assets as of the day of merger closing. Estimated transaction costs have been capitalized as part of the purchase premium into the cost of investments acquired.

(4) Total capitalization equals the sum of (i) debt, less unamortized debt issuance costs, and (ii) net assets attributable to common stock.

THE MERGER

The discussion in this joint proxy statement/prospectus, which includes the material terms of the Merger and the principal terms of the Merger Agreement, is subject to, and is qualified in its entirety by reference to, the Merger Agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus.

General Description of the Merger

Pursuant to the terms of the Merger Agreement, at the Effective Time, Merger Sub will be merged with and into GBDC 3. GBDC 3 will be the surviving company and will continue its existence as a corporation under the laws of the State of Maryland. As of the Effective Time, the separate corporate existence of Merger Sub will cease. Immediately after the occurrence of the Effective Time, in the Second Merger, the surviving company will merge with and into GBDC in accordance with the MGCL and the DGCL, with GBDC as the surviving entity.

If the Merger is consummated, each GBDC 3 stockholder will be entitled to receive shares of GBDC Common Stock equal to the Exchange Ratio (as defined below) for each share of GBDC 3 Common Stock, which Exchange Ratio would be 0.9121 shares of GBDC Common Stock based on (a) a GBDC Common Stock Price greater than GBDC’s December 31, 2023 net asset value per share based on the closing sale price of GBDC Common Stock of $16.60 as reported on Nasdaq on April 9, 2024 and (b) GBDC 3’s December 31, 2023 net asset value per share, pursuant to the exchange ratio calculation (as described further below under the Merger Agreement). The Exchange Ratio will be appropriately adjusted if, between the Determination Date and the effective time of the Merger, the respective outstanding shares of GBDC Common Stock or GBDC 3 Common Stock have increased or decreased or changed into or been exchanged for a different number or kind of shares or securities, in each case, as a result of any reclassification, recapitalization, stock split, reverse stock split, split-up, combination or exchange of shares, or if a stock dividend or dividend payable in any other securities is declared with a record date within such period.

Under the terms of the Merger Agreement, the “Exchange Ratio” will be determined as of a mutually agreed date (the “Determination Date”) no earlier than 48 hours (excluding Sundays and holidays) prior to the effective date of the Merger and based on (i) the net asset value (“NAV”) per share of GBDC and GBDC 3 (the “GBDC Per Share NAV” and the “GBDC 3 Per Share NAV,” respectively) and (ii) the closing price per share of GBDC Common Stock on the Nasdaq on either the Determination Date or, if the Nasdaq is closed on the Determination Date, the most recent trading day prior to the Determination Date (the “GBDC Common Stock Price”). The Exchange Ratio will be calculated as follows:

(i) if the GBDC Common Stock Price is greater than the GBDC Per Share NAV, then the Exchange Ratio shall be the quotient (rounded to the fourth nearest decimal) of: (A) the amount equal to (x) GBDC 3 Per Share NAV multiplied by (y) the sum of (a) one (1) and (b) the GBDC 3 Share of GBDC Premium (as defined below); divided by (B) the GBDC Common Stock Price; provided, that, the amount set forth in sub-clause (y) for the purposes of the calculation shall not be greater than, and shall be subject to a cap of, 1.03. “GBDC 3 Share of GBDC Premium” means fifty percent (50%) multiplied by the difference between (A) the quotient of (x) GBDC Common Stock Price; divided by (y) GBDC Per Share NAV and (B) one (1); or

(ii) if the GBDC Common Stock Price is equal to or lesser than GBDC Per Share NAV, then the Exchange Ratio will be the quotient (rounded to the nearest decimal) of: (A) the GBDC 3 Per Share NAV, divided by (B) the GBDC Per Share NAV.

No fractional shares of GBDC Common Stock will be issued, and holders of GBDC 3 Common Stock will receive cash in lieu of fractional shares.

Following the Merger, GBDC intends to continue its operations as conducted before the Merger.

Background of the Merger

In connection with the private placement of its securities, GBDC 3 disclosed to its investors that it intended to seek a Liquidity Event (as defined below) within six years of the commencement of its operations on October 2, 2017 and that if it had not consummated a Liquidity Event within six years of the commencement of operations (the “Investment Period”), the GBDC 3 Board (to the extent consistent with its fiduciary duties and subject to any necessary stockholder approvals and applicable requirements of the 1940 Act) would use its commercially reasonable efforts to wind down or liquidate and dissolve GBDC 3 or to consummate a strategic sale to a third party. On August 16, 2023, at a special meeting of the stockholders of GBDC 3, the GBDC 3 stockholders approved an extension of two years for the Investment Period described below.

GBDC 3 defined a “Liquidity Event” as any of the following: (1) an initial public offering of GBDC 3 common stock or the listing of GBDC 3 common stock on a national securities exchange or (2) a sale of all or substantially all of GBDC 3’s assets to, or other liquidity event with, an entity for consideration of either cash and/or publicly listed securities of the acquirer, which potential acquirers may include business development companies, including business development companies affiliated with GC Advisors, and entities that are not business development companies.

The GBDC Board regularly reviews the long-term strategic plan of GBDC with the goal of maximizing stockholder value. As part of that review and the GBDC Board’s regular ongoing evaluation of business opportunities, from time to time, the GBDC Board has considered and engaged in discussions concerning possible strategic transactions available to GBDC, such as mergers, acquisitions, joint ventures and other similar transactions.

On February 4, 2022, the GBDC and GBDC 3 Boards held a regularly scheduled joint meeting at which management of GBDC 3 discussed GBDC 3’s current goals and noted that GBDC 3 was at the point in the Investment Period where the GBDC 3 Board would soon begin considering various options for a Liquidity Event. GBDC 3’s management discussed the various alternatives for a Liquidity Event and the process by which it was anticipated that the GBDC 3 Board would expect to evaluate potential Liquidity Event alternatives, including evaluation of the valuation of the consideration to be received by GBDC 3 stockholders together with the liquidity to be provided to GBDC 3 stockholders of such consideration in order to reach an overall assessment. The GBDC 3 Independent Directors requested that representatives of GC Advisors reach out on behalf of the GBDC 3 Independent Directors to investment banks with the qualifications and experience necessary to serve as a financial advisor to the GBDC 3 Independent Directors in evaluating Liquidity Event alternatives and to evaluate the appropriateness of engaging any such bank to serve as a financial advisor to the GBDC 3 Independent Directors. Following the February 4, 2022 meeting, management of GBDC 3, on behalf of the GBDC 3 Independent Directors, held discussions with various investment banks, including Keefe, Bruyette & Woods, Inc. (“KBW”), to potentially serve as a financial advisor to a to-be-formed special committee of the GBDC 3 Board comprised of the GBDC 3 Independent Directors in connection with the evaluation of the various alternatives for a Liquidity Event.

On April 12, 2022, the GBDC and GBDC 3 Boards held a regularly scheduled joint meeting. At the meeting, representatives of KBW provided the GBDC 3 Independent Directors with an overview of KBW’s experience with transactions involving business development companies, including mergers of business development companies, and other matters relating to KBW’s potential engagement as financial advisor. The GBDC 3 Independent Directors then met separately in an executive session with representatives of Dechert and Blank Rome to discuss the Liquidity Event, including the process to be undertaken, the various alternatives available, and the matters discussed with representatives of KBW. After evaluating the qualifications of KBW, including its relationships with relevant parties, the GBDC 3 Independent Directors authorized the officers of GBDC 3 as well as the personnel of GC Advisors to negotiate the engagement of KBW as a financial advisor to a to-be-formed special committee of the GBDC 3 Board comprised of the GBDC 3 Independent Directors. Subsequent to the meeting, KBW was retained to act as the financial advisor to said committee.

On each of August 5, 2022 and November 18, 2022 and February 7, 2023, the GBDC and GBDC 3 Boards held regularly scheduled joint meetings at which management for GBDC 3 discussed the consideration of a Liquidity Event for GBDC 3. As of the date of each such meeting, it was reported that management of GBDC 3 believed that market conditions were not optimal to proceed with a Liquidity Event at such time and that GBDC 3 management and GC Advisors planned to continue to advance their work, with assistance from representatives of KBW, so that GBDC 3 would be in a position to explore a Liquidity Event when market conditions were appropriate.

On May 5, 2023, the GBDC and GBDC 3 Boards held a regularly scheduled joint meeting. Management noted that GBDC 3 was approaching the end of the Investment Period and believed that it would be prudent to consider Liquidity Event alternatives in connection with the approaching end of such period. Management for GBDC 3 reminded the directors of the process for the evaluation of various Liquidity Event alternatives and the considerations that the GBDC 3 Board would expect to use. Representatives of KBW joined the meeting and discussed various Liquidity Event alternatives, including certain advantages and disadvantages of particular alternatives and their apparent feasibility under then market conditions. Management and the representatives of KBW also discussed an option to seek stockholder approval for GBDC 3 to extend the Investment Period as the GBDC 3 Board continued to evaluate Liquidity Event alternatives.

At the meeting, the GBDC 3 Board continued to conclude that, given the general market uncertainty and volatility, it was not yet appropriate to proceed with a Liquidity Event despite what the GBDC 3 Board believed has been strong execution of GBDC 3’s investment strategy that had generated consistent, premium returns to stockholders. At the meeting of the GBDC 3 Board on May 5, 2023, the GBDC 3 Board considered the prior disclosure to investors (during the private placement), which provided that following October 2, 2023, the GBDC 3 Board (to the extent consistent with its fiduciary duties and subject to any necessary stockholder approvals and applicable requirements of the 1940 Act) would use its commercially reasonable efforts to wind down or liquidate and dissolve GBDC 3 or to consummate a strategic sale to a third party. The GBDC 3 Board discussed the implications of this disclosure, noting that it did not require GBDC 3 to immediately commence a liquidation after October 2, 2023. The Board deemed it in the best interest of GBDC 3 and its stockholders to continue to seek to maximize stockholder value beyond such date. The GBDC 3 Board considered that it would not be in the best interests of GBDC 3 stockholders to commence a liquidation or wind down in the then-current volatile market environment and that, in fact, the volatile market environment could present investment opportunities that would be beneficial to the long-term value of the shares of GBDC 3 common stock held by stockholders should GBDC 3 continue to reinvest the proceeds from investment payoffs into new investment opportunities with attractive risk-adjusted returns while continuing to evaluate the execution of a Liquidity Event in a potentially more favorable market environment.

After due consideration of certain relevant factors, the GBDC 3 Board, including all of the GBDC 3 Independent Directors, concluded that it would be the in best interests of GBDC 3 stockholders to seek approval from the stockholders of a two-year extension of the Investment Period. The GBDC 3 Board concluded that such an extension would permit GBDC 3 to continue investment operations, uninterrupted, in order to take advantage of the potential for attractive investment opportunities that may arise in a volatile and uncertain market environment while the GBDC 3 Board would continue to consider the most appropriate timing and structure for a Liquidity Event. During the extension of the Investment Period, the GBDC 3 Board would continue to work with GC Advisors to evaluate and consider alternatives for a Liquidity Event.

On August 16, 2023, GBDC 3 held a special meeting of its stockholders at which the GBDC 3 stockholders approved the extension of the Investment Period by two years from October 2, 2023 to October 2, 2025.

On October 9, 2023, the GBDC 3 Board and GBDC Board held a special meeting at which representatives of GC Advisors, Dechert, and Blank Rome were also in attendance. At this meeting, representatives of KBW provided the GBDC 3 Independent Directors with information regarding various alternatives for a Liquidity Event, including a merger with GBDC.

In addition, the GBDC Board and the GBDC 3 Board identified and discussed potential conflicts of interests related to a merger of GBDC 3 and GBDC. Representatives of Dechert also reviewed with the members of the GBDC Board and the GBDC 3 Board the fiduciary duties and statutory standards of conduct applicable to them as directors, as well as regulatory, tax and corporate matters relevant to a merger of GBDC 3 and GBDC.

Following the presentations, the GBDC 3 Independent Directors met in executive session with representatives of Dechert and Blank Rome to discuss the information presented. The GBDC 3 Board then agreed to further investigate and consider a merger between GBDC 3 and GBDC and authorized and instructed the GBDC 3 officers and GC Advisors to work with KBW (as the financial advisor to a to-be-formed committee of the GBDC 3 Board to be comprised of the GBDC 3 Independent Directors) to do so.

At the same meeting, the GBDC Board and the GBDC Independent Directors discussed certain matters in connection with a merger between GBDC and GBDC 3 and the processes to undertake to the extent that the GBDC Board determined to pursue a merger with GBDC 3. The GBDC Independent Directors discussed the utility of engaging a financial advisor to advise the GBDC Independent Directors. Representatives of Morgan Stanley joined the meeting and reviewed Morgan Stanley’s experience regarding advisory work to business development companies. After evaluating the qualifications of Morgan Stanley, including whether Morgan Stanley had relationships with relevant parties, the GBDC Independent Directors authorized and instructed the officers of GBDC as well as the personnel of GC Advisors to discuss and negotiate the engagement of Morgan Stanley (as the financial advisor to a to-be-formed committee of the GBDC Board to be comprised of the GBDC Independent Directors).

Subsequent to the meeting, the GBDC Board and the GBDC 3 Board each determined to form a special committee comprised solely of the Independent Directors of such Board (each, a “Special Committee”) in order to analyze and evaluate a potential merger, which committees were established on December 13, 2023. In addition, Morgan Stanley was engaged as financial advisor to the GBDC Special Committee.

On December 14, 2023, the GBDC 3 Special Committee and the GBDC Special Committee each held a meeting to analyze the potential for a merger between GBDC and GBDC 3. Representatives of GC Advisors, Dechert, and Blank Rome were also in attendance, along with representatives from KBW and Morgan Stanley, at various times.

At its meeting, the GBDC 3 Special Committee reviewed with representatives of KBW information regarding various considerations related to a merger with GBDC. Representatives of KBW reviewed recent market developments and provided further information regarding the potential benefits and considerations of the Liquidity Event alternatives. Representatives of KBW reviewed with the GBDC 3 Special Committee certain potential financial aspects of a merger with GBDC on a preliminary basis and discussed various potential exchange ratios as well as potential considerations in determining an exchange ratio. KBW compared potentially higher premiums to GBDC 3 stockholders at various exchange ratios relative to other possible Liquidity Event alternatives and potential illustrative future trading values attributable to GBDC 3 stockholders based on hypothetical trading prices and liquidity of the combined company. Representatives of KBW also discussed potential synergies of the combined company expected by GC Advisors’ management. The GBDC 3 Special Committee discussed with both KBW representatives and GC Advisors considerations and questions from the GBDC 3 Special Committee members related to a potential merger with GBDC. Management of GBDC 3 reviewed and discussed various considerations related to a merger with GBDC and reviewed materials circulated to the committee for the meeting regarding non-overlapping investments as of September 30, 2023. Representatives of Dechert reviewed a draft of a merger agreement that had been included in the materials circulated to the GBDC 3 Special Committee for the meeting and summarized the material terms of the agreement. The GBDC 3 Special Committee then met in executive session with representatives of Dechert and Blank Rome present to discuss and consider the benefits to GBDC 3 of a merger with GBDC. Following the executive session, the GBDC 3 Special Committee determined to continue to pursue a potential merger with GBDC and provided instructions to GC Advisors, KBW and Dechert.

At the December 14, 2023 meeting of the GBDC Special Committee, the GBDC Special Committee met with representatives of Morgan Stanley to review information regarding, among other things, the transaction rationale and investment highlights for the potential merger with GBDC 3, considerations regarding the exchange ratio, considerations regarding transaction structure and process and liquidity considerations. Representatives of Morgan Stanley discussed with the GBDC Special Committee how various exchange ratios would work, including the potential for accretion to the NAV of GBDC Common Stock if the GBDC Common Stock were trading at a premium to its NAV at the closing of a merger. The GBDC Special Committee also discussed with its advisors various advantages of a merger that could accrue to GBDC, including the potential for improved trading liquidity, broader analyst coverage and additional institutional investor interest in a larger company following closing of the Merger. Representatives of Morgan Stanley discussed with the GBDC Special Committee certain comparisons of the acquisition of assets in a merger with GBDC 3 with other alternatives, including investing in assets by raising proceeds through future follow-on public offerings of GBDC Common Stock, which would require a discount to the current trading price of GBDC Common Stock. Representatives of Morgan Stanley noted it would take time to invest the cash received in such a public offering in new portfolio company investments, which would not be known at the time of closing of the offering. Representatives of Morgan Stanley also noted that raising capital in an amount equivalent to the scale of an acquisition of GBDC 3 would require multiple offerings and be subject to market conditions. On the other hand, a merger with GBDC 3 would provide for the immediate acquisition of a known portfolio of investments, providing immediate investment returns as opposed to the lower yields that would be expected from temporary investments made by GBDC following a follow-on public offering until longer-term investments could be identified. Representatives of Morgan Stanley then reviewed with the GBDC Special Committee various potential exchange ratios resulting from the proposed transaction structure. The GBDC Special Committee reviewed and discussed the overlap in investments between the GBDC 3 portfolio and the GBDC portfolio and the advantages to GBDC from the acquisition of a known, diversified portfolio of assets. Representatives of Morgan Stanley, GC Advisors, Dechert and Blank Rome responded to questions from the GBDC Special Committee regarding the information that had been discussed. The GBDC Special Committee then met in executive session with representatives of Dechert and Blank Rome present to discuss and consider the benefits to GBDC of a merger with GBDC 3. Following the executive session, the GBDC Special Committee instructed representatives of Morgan Stanley, GC Advisors and Dechert to continue to pursue a potential merger with GBDC 3, including further analysis regarding an appropriate exchange ratio for such transaction.

In advance of the December 14, 2023 Special Committee meetings, a draft of the Merger Agreement had been circulated, which draft agreement included input from Blank Rome with respect to its structure and content. At the meetings, representatives of Dechert reviewed material provisions of the draft Merger Agreement with the Special Committees and responded to questions.

In addition, the GBDC Special Committee discussed with GBDC management the accounting treatment that would be applicable to a merger with GBDC 3 and the consequences of the asset acquisition method of accounting on the financial statements of GBDC after closing of the Merger. The GBDC Special Committee members noted that they were familiar with the effects of such accounting treatment on the financial statements of GBDC from GBDC’s prior acquisition of another business development company advised by GC Advisors and further noted that they believed that investors in GBDC would be familiar with such effects and GBDC’s reporting around such accounting treatment as well. It was noted that the asset acquisition method of accounting was not expected to have any tax consequences for the GBDC stockholders or GBDC 3 stockholders as the Merger would still be considered a “reorganization” under the Code. However, the GBDC Special Committee discussed with management that a premium paid for the acquisition of another BDC in a merger, such as the Merger would, immediately following closing of the Merger, create unrealized depreciation for GBDC because GBDC would be required write down the former GBDC 3 assets to their fair value. The effects of this unrealized depreciation and subsequent realized loss upon the disposition of the GBDC 3 assets acquired, with a corresponding reversal of the unrealized depreciation, resulting from the asset acquisition method of accounting on GBDC were discussed. In addition, the GBDC 3 Special Committee discussed with representatives of GC Advisors that the Current GBDC Investment Advisory Agreement would exclude any amounts resulting solely from the purchase accounting for any premium or discount paid for the acquisition of assets in a merger, including the Merger, from amounts subject to the incentive fees and incentive fee cap.

Subsequent to the December 14, 2023 Special Committee meetings, the Special Committees communicated separately with Blank Rome regarding various matters related to the Merger, including the potential exchange ratio and provisions of the Merger Agreement. The GBDC Independent Directors and GBDC 3 Independent Directors considered a range of exchange ratios that they believed would be acceptable with respect to each of GBDC and GBDC 3, respectively, noting that it was appropriate to consider a NAV-for-NAV exchange ratio as the “floor” in a potential merger to the extent that GBDC shares were not trading in excess of GBDC’s closing NAV. The GBDC Special Committee and the GBDC 3 Special Committee considered the benefits of the proposed transaction to each of GBDC and GBDC 3 and determined to provide instructions to their respective financial advisors regarding an exchange ratio corresponding to a NAV-for NAV transaction if GBDC were trading below NAV at the closing of the merger or a premium split transaction to the extent that GBDC shares were trading in excess of GBDC’s NAV at closing where 50% of the trading premium of GBDC’s shares would be shared with GBDC 3 stockholders subject to a cap of 3% to GBDC 3’s NAV per share at closing. In addition, Dechert incorporated comments received into a revised draft of the Merger Agreement and circulated to all of the members of the GBDC Board and GBDC 3 Board in advance of meetings on January 16, 2024.

On January 16, 2024, each of the GBDC 3 Special Committee, the GBDC Special Committee and the GBDC Board and GBDC 3 Board held meetings. Representatives of GC Advisors, Dechert, and Blank Rome were also in attendance, along with representatives of KBW for the GBDC 3 Special Committee meeting and representatives of Morgan Stanley for the GBDC Special Committee meeting. At the various meetings, representatives of Dechert reviewed with the GBDC 3 Independent Directors and the GBDC Independent Directors the revised draft of the Merger Agreement that had been circulated prior to the meeting and its material provisions and also reviewed with the directors their fiduciary duties and statutory standards of conduct as directors, the requirements of Rule 17a-8 of the 1940 Act, and tax, regulatory, and corporate matters. In addition, GC Advisors reviewed materials related to a proposed amended and restated investment advisory agreement to reduce the incentive fee rates for the GBDC income incentive fee and capital gains incentive fee as well as the incentive fee cap. The representatives of GC Advisors noted that the amended and restated investment advisory agreement would be conditioned on closing of the Merger but that GC Advisors expected to enter into a waiver letter agreement to implement the reduced fee rates for the period between signing the Merger Agreement and closing of the Merger or termination of the Merger Agreement. Management of GBDC also presented materials related to an increase in the regular quarterly distributions of GBDC and the GBDC Board adopted resolutions approving the increased quarterly distributions for GBDC beginning with the distribution payable during the calendar quarter ending March 31, 2024.

At the GBDC 3 Special Committee meeting, representatives of KBW joined the meeting to review certain financial aspects of the potential merger with the GBDC 3 Special Committee members. At the GBDC 3 Special Committee Meeting, KBW rendered an opinion to the GBDC 3 Special Committee and, at the request of the GBDC 3 Special Committee, the GBDC 3 Board, which opinion was initially rendered orally and subsequently confirmed by delivery of a written opinion, to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in such opinion, the exchange ratio in the Initial Merger was fair, from a financial point of view, to the holders of GBDC 3 Common Stock, as more fully described in the section entitled “— Opinion of the GBDC 3 Special Committee’s Financial Advisor” beginning on page 54. For purposes of its analyses and its opinion, KBW assumed that the GBDC 3 Per Share NAV would be $14.70, that, if the GBDC Common Stock Price were equal to the closing price per share of GBDC common stock on January 12, 2024 and if the GBDC Per Share NAV were equal to the publicly reported September 30, 2023 net asset value per share of GBDC common stock, the GBDC 3 Share of GBDC Premium would be .0072, and that, as a result of the foregoing, the exchange ratio in the Initial Merger of shares of GBDC Common Stock for each share of GBDC 3 Common Stock would be 0.9717x. KBW discussed this assumption with the GBDC 3 Special Committee, observing that if the Initial Merger were to close at a time when GBDC was not trading at a premium to NAV, then the resulting exchange ratio would be higher than what was being assumed for purposes of KBW’s opinion and, in such event, GBDC 3 stockholders would receive a higher number of GBDC shares in the transaction. Following a discussion of the foregoing matters and other matters presented, the GBDC 3 Special Committee determined that the Merger Agreement, the Initial Merger and the other transactions contemplated by the Merger Agreement are advisable and in the best interests of GBDC 3 and recommended the Merger Agreement, the Initial Merger and the other transactions contemplated by the Merger Agreement to the GBDC 3 Board. Thereafter, based in part upon the unanimous recommendation of the GBDC 3 Special Committee, the GBDC 3 Board, including the GBDC 3 Independent Directors, unanimously (1) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the terms of the Mergers, are advisable and in the best interests of GBDC 3 and GBDC 3’s stockholders, (2) determined that the interests of existing GBDC 3 stockholders would not be diluted for purposes of Rule 17a-8 under the 1940 Act as a result of the transactions contemplated by the Merger Agreement, including the Mergers and (3) recommended that the Merger Agreement and the transactions contemplated thereby, including the Mergers, be approved by the GBDC 3 stockholders.

Also at the January 16, 2024 meeting, after the representatives of KBW left the meeting, the GBDC Special Committee held a meeting and representatives of Morgan Stanley joined the meeting of the GBDC Special Committee. The representatives of Morgan Stanley reviewed with the GBDC Special Committee Morgan Stanley’s financial analysis with respect to the Exchange Ratio and rendered an oral opinion to the GBDC Special Committee, subsequently confirmed by delivery of a written opinion addressed to the GBDC Special Committee and the GBDC Board, dated January 16, 2024, that, as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in the written opinion, based upon GBDC management’s estimates that the GBDC NAV will be approximately $15.12 as of March 31, 2024 and the GBDC 3 Per Share NAV will be approximately $14.70 as of March 31, 2024 and assuming the GBDC Common Stock is equal to or less than the GBDC Per Share NAV, the resulting Exchange Ratio of 0.9726 shares of GBDC Common Stock is equal to or less than the GBDC Per Share NAV, the resulting Exchange Ratio of 0.9726 shares of GBDC Common Stock per share of GBDC 3 Common Stock, was fair from a financial point of view to GBDC. See “— Opinion of the GBDC Special Committee’s Financial Advisor” beginning on page 48. In presenting its financial analyses and responding to questions, representatives of Morgan Stanley discussed their assumptions, noting that if the merger were to close at a time when GBDC Common Stock was trading at a premium to NAV, that would result in a lower exchange ratio and fewer GBDC shares being issued by GBDC to GBDC 3 stockholders in the transaction. Following a discussion of the foregoing matters and other matters presented, the GBDC Special Committee determined that the Merger Agreement, the Initial Merger and the other transactions contemplated by the Merger Agreement are advisable and in the best interests of GBDC and recommended the Merger Agreement, the Initial Merger and the other transactions contemplated by the Merger Agreement to the GBDC Board. Thereafter, based in part upon the unanimous recommendation of the GBDC Special Committee, the GBDC Board, including the GBDC Independent Directors, unanimously (1) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the terms of the Mergers, are advisable and in the best interests of GBDC and GBDC’s stockholders, (2) determined that the interests of existing GBDC stockholders would not be diluted for purposes of Rule 17a-8 under the Act as a result of the transactions contemplated by the Merger Agreement, including the Mergers and (3) recommended that the Merger Agreement and the transactions contemplated thereby, including the Mergers, be approved by the GBDC stockholders.

Following the January 16, 2024 meetings of the GBDC Board and the GBDC 3 Board, GBDC, GBDC 3, Merger Sub, GC Advisors and Golub Capital LLC executed and delivered the Merger Agreement. GBDC and GBDC 3 issued a press release announcing the execution of the Merger Agreement on Wednesday, January 17, 2024.

Reasons for the Merger

GBDC

At various telephonic and in-person Board meetings, the GBDC Board, including each of the GBDC Independent Directors, considered the approval of the Merger with GBDC 3, including the Merger Agreement and the New GBDC Investment Advisory Agreement. In connection with its consideration, the GBDC Independent Directors requested and GC Advisors provided information regarding the proposed Merger, GBDC 3, and the anticipated effects of the Merger on GBDC and its stockholders, both immediately after the Merger and over the longer-term assuming that some portion of the anticipated benefits of the Merger are realized. The GBDC Board also considered the effect of the New GBDC Investment Advisory Agreement on the combined company following the closing of the Merger as well as the effect of the Waiver for periods ending on or prior to the earlier of (i) the closing of the acquisition of GBDC 3 pursuant to the Merger Agreement or (ii) termination of the Merger Agreement. Over the course of its review of the materials and information provided and its consideration of the Merger as well as of the New GBDC Investment Advisory Agreement, the GBDC Board, including each of the GBDC Independent Directors, consulted with GBDC’s management, GC Advisors and GBDC’s legal advisors. In addition, the GBDC Independent Directors were advised by Blank Rome, their independent legal counsel under the 1940 Act, and the GBDC Special Committee, which was comprised of all of the GBDC Independent Directors was advised by Morgan Stanley, their financial advisor. The GBDC Board considered the nature and adequacy of the information provided, including the terms of the Merger Agreement and their duties under state and federal law in approving the Merger and conflicts of interest present in the transactions provided for in the Merger Agreement. The GBDC Board considered numerous factors, including the ones described below, in connection with its consideration and approval of the Merger. On January 16, 2024, the GBDC Board, including all of the GBDC Independent Directors, unanimously determined that (i) the Merger is in the best interests of GBDC and in the best interests of GBDC’s stockholders, and that GBDC stockholders will not suffer any dilution for purposes of Rule 17a-8 of the 1940 Act as a result of the Merger and (ii) that the New GBDC Investment Advisory Agreement should be approved.

In considering the Merger, the GBDC Board and the GBDC Special Committee, reviewed comparative information about GBDC and GBDC 3 including, among other items: (1) their investment goals, strategies, policies and restrictions; (2) their individual holdings and the quality of such holdings, including, in particular, the holdings of GBDC 3 that were not currently held by GBDC; (3) their valuation policies and procedures; (4) their existing leverage facilities and permissible asset coverage ratios under the 1940 Act; (5) their short-term and long-term investment performance history and financial results; (6) the amount of past dividends and distributions and the anticipated effect of the Merger on future GBDC earnings and distributions; (7) the trading history of GBDC Common Stock on Nasdaq, including current and historical premiums and/or discounts at which GBDC has traded; and (8) their respective investment advisory agreements and expense ratios. In addition, the GBDC Board and the GBDC Special Committee reviewed comprehensive information regarding the anticipated immediate benefits and possible risks to GBDC as a result of the Merger, and the anticipated investment, market and financial synergies to be experienced by the combined company over the shorter and longer-term. The GBDC Board also considered the impact of the reduction to the incentive fee rates and the incentive fee cap under the New GBDC Investment Advisory Agreement on the combined company. See “GBDC Board Approval of the New GBDC Investment Advisory Agreement” for a description of the information considered by the GBDC Board in approving the New GBDC Investment Advisory Agreement. With respect to the potential financial impacts to GBDC as a result of the Merger, the GBDC Board also considered information and analysis from Morgan Stanley, the financial advisor engaged by the GBDC Special Committee to provide financial advisory and investment banking services to the GBDC Special Committee, including an opinion to the GBDC Special Committee and, at the request of the GBDC Special Committee, the GBDC Board regarding the fairness, from a financial point of view, to GBDC of the Exchange Ratio.

The GBDC Board and the GBDC Special Committee, separately, weighed various benefits and risks in considering the Merger, both with respect to the immediate effects of the Merger on GBDC and its stockholders and with respect to the potential benefits that could be experienced by the combined company after the Merger. Some of the material factors considered by the GBDC Board and the GBDC Special Committee, that assisted in concluding that the Merger is in the best interests of GBDC and its stockholders included, among others:

Increased Scale and Liquidity. The GBDC Board and the GBDC Special Committee considered advantages expected to accrue to the combined company as a result of its larger size. The GBDC Board noted that the combined company would be the fifth largest externally managed, publicly traded BDC based on the total assets of GBDC and GBDC 3 as of September 30, 2023 and one of the two largest publicly-traded BDCs with more than 90% of its investment portfolio oriented towards first lien, senior secured lending. The GBDC Board and the GBDC Special Committee reviewed analysis that suggests that larger BDCs tend to have higher average daily trading volumes and reviewed the increased in average daily trading volume that resulted following GBDC’s acquisition of GCIC in 2019, noting that increased trading volume would give existing GBDC stockholders more flexibility to manage their investments and would be expected to attract new investors seeking a more liquid vehicle than stand-alone GBDC.

Acquisition of a Known, Diversified Portfolio of Assets. The GBDC Board and the GBDC Special Committee noted that over 99% of GBDC 3’s investments overlap with those of GBDC. Given this overlap, the pro forma portfolio would remain similar to GBDC’s stand-alone portfolio both in asset mix, diversification (by borrower and by industry), and internal performance ratings. As a result, the acquisition of GBDC 3 by GBDC could be seen as the acquisition of more of GBDC as opposed to the process of raising incremental capital in follow-on offerings, which could result in lower returns for the period after closing a follow-on offering when GBDC holds the invested cash in temporary investments pending the finding of attractive investment opportunities.

Opportunity for Debt Optimization. The GBDC Board and the GBDC Special Committee discussed how the combined company may have an opportunity to improve its liability profile and driving funding costs savings. The GBDC Board considered that larger BDCs have historically issued in the institutional bond market at tighter coupons The GBDC Board noted that greater scale could enhance the capacity to use debt securitizations to further reduce funding costs and improve flexibility relative to bank facilities. The GBDC Board discussed that the size of the combined company should allow it to pursue additional unsecured notes issuances and create a more flexible balance sheet.

Immediate NII Accretion and Long-Term Potential for Additional Accretion. The GBDC Board and the GBDC Special Committee considered the New GBDC Investment Advisory Agreement that would be effective upon closing of the Merger, noting that the New GBDC Investment Advisory Agreement would result in a decrease in the incentive fee rates on by GBDC’s income incentive fee and its capital gains incentive fee with a corresponding decrease in the incentive fee cap as compared to the Current GBDC Investment Advisory Agreement. The GBDC Board noted that these amendments to GBDC’s fee structure would provide for NII per share accretion that, as a result of the Waiver, would be effective upon announcement of the Merger Agreement and would become permanent upon execution of the New GBDC Investment Advisory Agreement at closing of the Merger.

Opportunity for NAV Accretion. The GBDC Board and the GBDC Special Committee considered that if GBDC shares were trading at a premium to NAV at the Determination Date, the Exchange Ratio would result in a Merger that would be accretive to stand-alone NAV of GBDC under a range of premiums due to the fact that GBDC shares would be issued at a premium to its NAV based on its current trading price and NAV per share. The GBDC Board and GBDC Special Committee noted that if GBDC shares were not trading at a premium to NAV that a NAV-for-NAV exchange ratio would not result in any dilution to GBDC’s stockholders for purposes of Rule 17a-8 of the 1940 Act.

Operational Synergies. The GBDC Board and the GBDC Special Committee also considered that, as a result of the Merger, certain redundant professional services and other corporate expenses would be eliminated, which would reduce the potential expenses of the combined company as compared to the sum of expenses of GBDC and GBDC 3 on a stand-alone basis. The GBDC Board noted that, although certain one-time costs would be borne by GBDC stockholders in connection with the Merger, the annual operating expense borne by GBDC stockholders on a pro rata basis is expected to be reduced as a percentage of net assets due to the elimination of redundant expenses. The GBDC Board found that the expected decrease in the expenses of the combined entity would benefit GBDC and its stockholders if the Merger is approved.

Investment Strategies and Risks. The GBDC Board and the GBDC Special Committee reviewed both GBDC’s and GBDC 3’s investment program and noted that they have identical investment objectives and substantially similar strategies and risks and that each focuses on primarily investing in one stop and other senior secured loans to resilient companies with partnership-oriented private equity sponsors across a range of industries. The GBDC Board and the GBDC Special Committee took into consideration that GBDC and GBDC 3 are each managed by GC Advisors and, after the merger, the investment experience of GBDC stockholders would likely be comparable in the combined entity.

Tax Consequences. The GBDC Board and the GBDC Special Committee considered that the Merger is anticipated to be treated as a tax-free reorganization for federal income tax purposes and GBDC stockholders are not expected to recognize any gain or loss for U.S. federal income tax purposes as a result of the Merger.

Opinion of Financial Advisor. The GBDC Board considered an opinion of Morgan Stanley addressed to the GBDC Special Committee and the GBDC Board, dated January 16, 2024, that, as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in the written opinion, based upon GBDC management’s estimates that the GBDC Per Share NAV will be approximately $15.12 as of March 31, 2024 and the GBDC 3 Per Share NAV will be approximately $14.70 as of March 31, 2024 and assuming the GBDC Common Stock Price is equal to or less than the GBDC Per Share NAV, the resulting Exchange Ratio of 0.9726 shares of GBDC Common Stock per share of GBDC 3 Common Stock, was fair from a financial point of view to GBDC, as more fully described below in the section entitled “Opinion of the GBDC Special Committee’s Financial Advisor.”

Other Considerations. In addition, the GBDC Board noted that the Merger is not expected to affect the ability of GBDC to comply with its regulatory obligations, including its ability to maintain appropriate leverage and continue to operate in compliance with the asset coverage requirements set forth in the 1940 Act and to pay dividends required of RICs.

The GBDC Board and the GBDC Special Committee also considered that GC Advisors had agreed to irrevocably waive any Subordinated Liquidation Incentive Fee payable to the extent that the Exchange Ratio resulted in GBDC acquiring GBDC 3 at a premium to NAV.

When considering the information described above, including all of the anticipated effects of the Merger on GBDC and its stockholders and the related pro forma information, the GBDC Board noted that information based on projections and assumptions may be incorrect, is subject to change, and may fluctuate over time. The GBDC Board acknowledged that the pro forma information and the projections and assumptions on which the potential expenses, earnings, yield, dividend and trading price information is based depends on many factors and variables, including among other things, asset mix, the performance of individual investments, changing cost of service providers, portfolio turnover level, leverage, the cost of leverage, changes in interest rates and general market conditions. The GBDC Board noted that there is no assurance that any of the potential benefits to GBDC or its stockholders as a result of the Merger will be realized, including any anticipated synergies, and that the combined entity could experience detrimental effects that had not been anticipated.

In the course of its deliberations, the GBDC Board and the GBDC Special Committee, also considered a variety of risks and other potentially negative factors, including the following (which are not in any relative order of importance):

•               Failure to Close. It is possible that the Merger may not be completed or that completion may be unduly delayed for reasons beyond the control of GBDC 3 or GBDC.

•               Management Diversion. It is possible that the attention of management may be diverted during the period prior to completion of the Merger, which may adversely affect GBDC’s business.

•               Restrictions on Conduct of Business. The restrictions on the conduct of GBDC’s business prior to completion of the Merger, requiring GBDC to conduct its business only in the ordinary course of business in all material respects, subject to specific limitations, could delay or prevent GBDC from undertaking business opportunities that may arise pending completion of the Merger.

•               Restrictions on Superior Proposals. The Merger Agreement includes restrictions on the ability of GBDC to solicit proposals for alternative transactions or engage in discussions regarding such proposals, subject to exceptions and termination provisions (as more fully described in the section entitled “Description of the Merger Agreement—Additional Agreements” beginning on page 72), which could have the effect of discouraging such proposals from being made or pursued.

•               Fees Associated with the Merger. In general, GBDC will be responsible for the expenses incurred by GBDC in connection with the Merger and the completion of the transactions contemplated by the Merger Agreement, whether or not the Merger is consummated, including half of the costs and expenses of any filing and other fees payable by GBDC to the SEC in connection with the Merger.

•               Absence of Appraisal Rights. GBDC stockholders are not entitled to appraisal rights under Delaware law.

•               Other Risks. There are various other risks associated with the Merger and the business of GBDC and the combined company described in the section entitled “Risk Factors” beginning on page 19 and in the section entitled “Special Note Regarding Forward-Looking Statements” beginning on page 32.

This discussion of the information and factors that the GBDC Board considered in making its decision is not intended to be exhaustive, but includes the material factors considered by the GBDC Board. Because of the wide variety of factors considered in connection with its evaluation of the Merger and Merger Agreement and the complexity of those matters, the GBDC Board did not find it useful to, and did not attempt to, quantify, rank or otherwise assign relative weights to these factors. In addition, the individual members of the GBDC Board may have given different weights to different factors.

The GBDC Special Committee consulted with Morgan Stanley, as its financial advisor, in evaluating the financial terms of the Merger. In addition, the GBDC Board relied on its legal advisors for legal analysis in connection with the Merger.

The GBDC Board and the GBDC Independent Directors considered all of these factors and others as a whole and, on balance, determined the Merger to be in the best interests of GBDC and GBDC’s stockholders and unanimously approved the Merger and the Merger Agreement.

GBDC 3

At various telephonic and in-person Board meetings, the GBDC 3 Board, including the GBDC 3 Independent Directors, considered various alternatives for a Liquidity Event. Each of the GBDC 3 Board and the GBDC 3 Independent Directors (in their capacity as such prior to formation of the GBDC 3 Special Committee and, following formation of the GBDC 3 Special Committee in their capacity as members of the GBDC 3 Special Committee) sought to complete a careful, methodical process to evaluate potential Liquidity Event options by evaluating, among other things, (a) the value created through each Liquidity Event transaction, (b) the incremental value created through potential share price appreciation following the closing of a Liquidity Event and (c) the degree of liquidity provided by each Liquidity Event alternative in order to make an overall assessment of the value to GBDC 3 stockholders of each Liquidity Event considered. In connection with its consideration of the Merger, the GBDC 3 Independent Directors requested and GC Advisors provided information regarding the proposed Merger, GBDC, and the anticipated effects of the Merger on GBDC 3 and its stockholders, both immediately after the Merger and over the longer-term assuming that some portion of the anticipated benefits of the Merger are realized. The GBDC 3 Board also considered the effect of the New GBDC Investment Advisory Agreement on the combined company following the closing of the Merger. Over the course of its review of the materials and information provided and its consideration of the Merger, the GBDC 3 Board, including the GBDC 3 Special Committee, consulted with GBDC 3’s management, GC Advisors and GBDC 3’s legal advisors. In addition, the GBDC 3 Independent Directors were advised by Blank Rome, their independent legal counsel under the 1940 Act, and the GBDC 3 Special Committee was advised by KBW, its outside financial advisor. The GBDC 3 Board and the GBDC 3 Special Committee considered the nature and adequacy of the information provided, including the terms of the Merger Agreement and their duties and statutory standards of conduct under state and federal law in approving the Merger and the conflicts of interest presented by the transactions provided for in the Merger Agreement. The GBDC 3 Board considered numerous factors, including the ones described below, in connection with its consideration and approval of the Merger. On January 16, 2024, the GBDC 3 Board, including all of the GBDC 3 Independent Directors, unanimously determined that the Merger is in the best interests of GBDC 3 and in the best interests of GBDC 3’s stockholders, and that GBDC 3 stockholders will not suffer any dilution for purposes of Rule 17a-8 of the 1940 Act as a result of the Merger.

In considering the Merger, the GBDC 3 Board, with the participation throughout of the GBDC 3 Independent Directors as a group and as members of the GBDC 3 Special Committee, reviewed comparative information about GBDC and GBDC 3 including, among other items: (1) their investment goals, strategies, policies and restrictions; (2) their individual holdings and the quality of such holdings, including, in particular, where such holdings differed between the companies; (3) their valuation policies and procedures; (4) their existing leverage facilities; (5) their short-term and long-term investment performance history and financial results; (6) the amount of past dividends and distributions and the anticipated effect of the Merger on future earnings and distributions by GBDC; (7) the current and historical premium at which GBDC trades; and (8) their respective investment advisory agreements and expense ratios. In addition, the GBDC 3 Board, including the GBDC 3 Independent Directors as a group, reviewed comprehensive information regarding the anticipated immediate benefits and possible risks to each of GBDC and GBDC 3 as a result of the Merger, the anticipated investment, market and financial synergies to be experienced by the combined company over the shorter and longer-term, and the reduction to the incentive fee rates and the incentive fee cap under the New GBDC Investment Advisory Agreement on the combined company. In addition, the GBDC 3 Special Committee also considered the potential financial impacts of the Merger in consultation with KBW, the outside financial advisor to the GBDC 3 Special Committee.

The GBDC 3 Board and the GBDC 3 Special Committee weighed various benefits and risks in considering the Initial Merger, both with respect to the immediate effects of the Merger on GBDC 3 and its stockholders and with respect to the potential benefits that could be experienced by the combined company after the Merger. Some of the material factors considered by the GBDC 3 Board, including the GBDC 3 Independent Directors as a group with respect to the Initial Merger, that assisted it in concluding that the Merger is in the best interests of GBDC 3 and its stockholders included, among others:

Opportunity for Premium to GBDC 3’s NAV per share and Incremental Value from GBDC’s NAV per Share Accretion. The GBDC 3 Board and the GBDC 3 Special Committee considered that the structure of the Exchange Ratio could result in a premium to GBDC 3’s NAV per share to the extent the per share trading price of GBDC Common Stock as of the Determination Date exceeds its NAV per share. The GBDC 3 Board and the GBDC 3 Independent Directors considered that the only other premium-to-NAV merger precedent in the BDC sector was the GBDC-GCIC merger. The GBDC 3 Board and GBDC 3 Special Committee noted that if GBDC shares were not trading at a premium to NAV that a NAV-for-NAV exchange ratio would not result in any dilution to GBDC 3’s stockholders for purposes of Rule 17a-8 of the 1940 Act. The GBDC 3 Board and GBDC 3 Special Committee also noted that a premium-to-NAV transaction would result in accretion to GBDC’s NAV per share, which would benefit all stockholders of the combined company, including former GBDC 3 stockholders.

Increased Scale and Liquidity. The GBDC 3 Board and the GBDC 3 Special Committee considered that the Merger would provide liquidity for the GBDC 3 stockholders as GBDC 3 Common Stock was not currently traded and transfers were restricted by the terms of the subscription agreements executed by GBDC 3 stockholders. In the Merger, GBDC 3 stockholders would receive publicly traded GBDC Common Stock. Additionally, incorporating the assets of GBDC 3 as a result of the Merger would increase GBDC’s market capitalization and make it the fifth largest externally managed, publicly traded BDC based on the total assets of GBDC and GBDC 3 as of September 30, 2023 and one of the two largest publicly-traded BDCs with more than 90% of its investment portfolio oriented towards first lien, senior secured lending. The GBDC 3 Board and the GBDC 3 Special Committee considered that the larger size of the combined company creates the potential for greater secondary market liquidity for GBDC Common Stock, which would inure to the benefit of former GBDC 3 stockholders upon their becoming holders of GBDC Common Stock in the Merger, and could result an increased focus by current and potential investors on the combined company, including institutional investors.

Acquisition of a Known, Diversified Portfolio of Assets. The GBDC 3 Board and the GBDC 3 Special Committee noted that the pro forma portfolio of the combined company would remain similar to GBDC 3’s stand-alone portfolio given significant overlap between the current GBDC 3 and GBDC portfolios.

Improved Access to Long-Term, Low-Cost, Flexible Debt Capital. The GBDC 3 Board and the GBDC 3 Special Committee considered that the larger scale of the combined company could enhance GBDC’s capacity to a wider array of debt funding solutions and potential borrowing cost reductions. The GBDC 3 Board and the GBDC 3 Special Committee discussed how the combined company may have an opportunity to improve its liability profile because larger BDCs have historically issued debt securities in the institutional bond market at tighter coupons given greater scale and ability to drive improved liquidity in bond tranches.

Potential for Operational Synergies. The GBDC 3 Board and the GBDC 3 Special Committee considered that the Merger offered the potential to create operating synergies due to the elimination of redundant professional services and other corporate expenses.

More Favorable Incentive Fee Structure. The GBDC 3 Board and the GBDC 3 Special Committee noted that both the New GBDC Investment Advisory Agreement had a higher hurdle rate than the GBDC 3 Investment Advisory Agreement and that the base management fee rate and incentive fee rates under the New GBDC Investment Advisory Agreement were the same as the existing pre-liquidity event terms under the GBDC 3 Investment Advisory Agreement and lower than the existing post-liquidity event terms under the GBDC 3 Investment Advisory Agreement. The GBDC 3 Board and the GBDC 3 Special Committee discussed the New GBDC Investment Advisory Agreement and the proposed reduction to the incentive fee rates and the incentive fee cap. See “Description of the New GBDC Investment Advisory Agreement” for a discussion of the proposed amendments to the Current GBDC Investment Advisory Agreement.

The GBDC 3 Board and the GBDC 3 Special Committee also considered that GC Advisors had agreed to irrevocably waive any Subordinated Liquidation Incentive Fee payable to the extent that the Exchange Ratio resulted in GBDC acquiring GBDC 3 at a premium to NAV.

Investment Strategies and Risks. The GBDC 3 Board and the GBDC 3 Special Committee reviewed both GBDC 3’s and GBDC’s investment program and noted that they have identical investment objectives and substantially similar strategies and risks and that each focuses on primarily investing in one stop and other senior secured loans to resilient companies with partnership-oriented private equity sponsors across a range of industries. The GBDC 3 Board and the GBDC 3 Special Committee took into consideration that GBDC 3 and GBDC are each managed by GC Advisors and, after the Merger, GBDC 3 stockholders would be invested in a similarly structured investment vehicle and that their investment experience would likely be comparable in the combined entity.

Continuity of GC Advisors and Management Team. The GBDC 3 Board and the GBDC 3 Special Committee considered that the combined company would have the same investment advisor and management team that have already been considered and approved by the GBDC 3 Board and the GBDC 3 Independent Directors. The GBDC 3 Board, including the GBDC 3 Independent Directors, separately as a group, believed that, because there would be no change in the investment advisor, the combined entity and the GBDC 3 stockholders would receive the same quality of services from the GC Advisors as they are currently receiving and would continue to benefit from the experience and expertise of its current portfolio management and credit team. In addition, they noted that under the New GBDC Investment Advisory Agreement, the advisory fees paid by the combined company would be substantially the same as those by GBDC 3 other than a higher hurdle rate under the New GBDC Investment Advisory Agreement, which is more favorable to stockholders. In this regard, the GBDC 3 Board and the GBDC 3 Special Committee viewed favorably the overall investment and operational performance of GC Advisors, as well as GC Advisors’ demonstrated competence in evaluating and effectively arranging for Merger for the benefit of stockholders.

Tax Consequences of the Merger. It is expected that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. GBDC 3 stockholders are not expected to recognize any gain or loss for U.S. federal income tax purposes on the exchange of shares of GBDC 3 Common Stock for shares of GBDC Common Stock pursuant to the Merger, except with respect to cash received in lieu of fractional shares of GBDC Common Stock. GBDC 3 stockholders will receive a distribution of their proportionate share of GBDC 3’s undistributed net investment income and net realized gains, if any, prior to or shortly after the completion of the Merger that generally will be taxable to taxable stockholders for U.S. federal, state and local income tax purposes. This distribution may include return of capital which would generally result in a reduction in basis.

Opinion of Financial Advisor. The GBDC 3 Board and the GBDC 3 Special Committee considered an opinion, dated January 16, 2024, of KBW to the GBDC 3 Special Committee and, at the request of the GBDC 3 Special Committee, the GBDC 3 Board as to the fairness, from a financial point of view and as of the date of the opinion, to holders of GBDC 3 Common Stock of the exchange ratio in the proposed Initial Merger, as more fully described below in the section entitled “—Opinion of the GBDC 3 Special Committee’s Financial Advisor.”

In the course of its deliberations, The GBDC 3 Board and the GBDC 3 Special Committee also considered a variety of risks and other potentially negative factors, including the following (which are not in any relative order of importance):

•               Failure to Close. It is possible that the Merger may not be completed or that completion may be unduly delayed for reasons beyond the control of GBDC 3 or GBDC.

•               Management Diversion. It is possible that the attention of management may be diverted during the period prior to completion of the Merger, which may adversely affect GBDC 3’s business.

•               Restrictions on Conduct of Business. The restrictions on the conduct of GBDC 3’s business prior to completion of the Merger, requiring GBDC 3 to conduct its business only in the ordinary course of business in all material respects, subject to specific limitations, could delay or prevent GBDC 3 from undertaking business opportunities that may arise pending completion of the Merger.

•               Restrictions on Superior Proposals. The Merger Agreement includes restrictions on the ability of GBDC 3 to solicit proposals for alternative transactions or engage in discussions regarding such proposals, subject to exceptions and termination provisions (as more fully described in the section entitled “Description of the Merger Agreement—Additional Agreements” beginning on page 72), which could have the effect of discouraging such proposals from being made or pursued.

•               Fees Associated with the Merger. In general, GBDC 3 will be responsible for the expenses incurred by GBDC 3 in connection with the Merger and the completion of the transactions contemplated by the Merger Agreement, whether or not the Merger is consummated, including half of the costs and expenses of any filing and other fees payable by GBDC 3 to the SEC in connection with the Merger.

•               Absence of Appraisal Rights. GBDC 3 stockholders are not entitled to appraisal rights under Maryland law.

•               Other Risks. There are various other risks associated with the Merger and the business of GBDC 3 and the combined company described in the section entitled “Risk Factors” beginning on page 19 and in the section entitled “Special Note Regarding Forward-Looking Statements” beginning on page 32.

This discussion of the information and factors that the GBDC 3 Board and the GBDC 3 Special Committee considered in making its decision is not intended to be exhaustive, but includes the material factors considered by the GBDC 3 Board and the GBDC 3 Special Committee. Because of the wide variety of factors considered in connection with its evaluation of the Merger and Merger Agreement and the complexity of those matters, the GBDC 3 Board and the GBDC 3 Special Committee did not find it useful to, and did not attempt to, quantify, rank or otherwise assign relative weights to these factors. In addition, the individual members of the GBDC 3 Board may have given different weights to different factors.

The GBDC 3 Special Committee consulted with KBW, as its financial advisor, in evaluating the financial terms of the Merger. In addition, the GBDC 3 Board relied on its legal advisors for legal analysis in connection with the Merger.

The GBDC 3 Board and the GBDC 3 Special Committee considered all of these factors and others as a whole and, on balance, determined the Merger to be in the best interests of GBDC 3 and GBDC 3’s stockholders and unanimously approved the Merger and the Merger Agreement.

GBDC Board Recommendation

The GBDC Board, including, after separate meetings and discussion, the GBDC Special Committee, has unanimously approved (i) the Merger Agreement and related transactions, including the Merger, (ii) the issuance of shares of GBDC Common Stock pursuant to the Merger Agreement and (iii) the amendment of the Current GBDC Investment Advisory Agreement. The GBDC Board, including each of the GBDC Independent Directors, unanimously recommends that GBDC stockholders vote “FOR” the Merger Stock Issuance Proposal.

GBDC 3 Board Recommendation

The GBDC 3 Board, including, after separate meetings and discussion, the GBDC 3 Special Committee, has unanimously approved the Merger Agreement and related transactions, including the Merger, and unanimously recommends that GBDC 3 stockholders vote “FOR” the Merger Proposal.

Opinion of the GBDC Special Committee’s Financial Advisor

The GBDC Special Committee retained Morgan Stanley & Co. LLC (“Morgan Stanley”) to provide it with financial advisory services in connection with the Merger and to provide a financial opinion to the GBDC Special Committee and, if requested, the GBDC Board.

The GBDC Special Committee selected Morgan Stanley to act as its financial advisor based on Morgan Stanley’s qualifications, expertise and reputation and its knowledge of the business and affairs of GBDC. On January 16, 2024, at a meeting of the GBDC Special Committee, Morgan Stanley rendered its oral opinion, subsequently confirmed by delivery of a written opinion addressed to the GBDC Special Committee and the GBDC Board, dated January 16, 2024, that, as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in the written opinion, that, based upon GBDC management’s estimates (the “March Estimates”) that the GBDC Per Share NAV will be approximately $15.12 as of March 31, 2024 and the GBDC 3 Per Share NAV will be approximately $14.70 as of March 31, 2024 and assuming the GBDC Common Stock Price is equal to or lesser than the GBDC Per Share NAV (the “Stock Price Assumption”), the resulting Exchange Ratio of 0.9726 shares of GBDC Common Stock per share of GBDC 3 Common Stock, was fair from a financial point of view to GBDC.

The description of the opinion set forth herein is qualified in its entirety by reference to the full text of the opinion, which is attached as Annex D to this joint proxy statement/prospectus and is incorporated herein by reference, and describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Morgan Stanley in preparing the opinion.

The full text of Morgan Stanley’s written opinion, dated January 16, 2024, which sets forth the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken in connection with the opinion, is attached as Annex D to this joint proxy statement/prospectus and is incorporated by reference herein in its entirety. GBDC stockholders should read Morgan Stanley’s opinion carefully and in its entirety for a discussion of the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion. This summary is qualified in its entirety by reference to the full text of such opinion. Morgan Stanley’s opinion was directed to the GBDC Special Committee, in its capacity as such, and the GBDC Board, in its capacity as such, and addressed only the fairness from a financial point of view to GBDC of the Exchange Ratio, based on the March Estimates and the Stock Price Assumption, as of the date of such opinion. Morgan Stanley’s opinion did not address any other aspects or implications of the Merger. Morgan Stanley’s opinion did not in any manner address the prices at which the GBDC Common Stock would trade following the consummation of the Merger or at any time. Morgan Stanley expressed no opinion or recommendation to any holder of shares of GBDC Common Stock or GBDC 3 Common Stock as to how such holder should vote at the GBDC Special Meeting or the GBDC 3 Special Meeting, respectively, or in connection with any other matter. Nor did Morgan Stanley express any opinion as to the NAV per share of GBDC Common Stock or GBDC 3 Common Stock or what the GBDC Per Share NAV or GBDC 3 Per Share NAV will be at any time.

For purposes of rendering its opinion, Morgan Stanley:

•	reviewed certain publicly available financial statements and other business and financial information relating to GBDC and GBDC 3;

•	reviewed certain internal financial statements and other financial and operating data concerning GBDC and GBDC 3 provided by GC Advisors on behalf of GBDC and GBDC 3, respectively, and approved for Morgan Stanley’s use by the GBDC Special Committee;

•	reviewed certain financial projections prepared by GC Advisors on behalf of GBDC and GBDC 3 respectively, and approved for Morgan Stanley’s use by the GBDC Special Committee;

•	reviewed information relating to certain strategic, financial and operational benefits anticipated from the Merger prepared by GC Advisors on behalf of GBDC and GBDC 3 and approved for Morgan Stanley’s use by the GBDC Special Committee;

•	discussed the past and current operations and financial condition and the prospects of GBDC and GBDC 3, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with representatives of GC Advisors on behalf of GBDC and GBDC 3;

•	Performed a net asset value per share and net investment income per share analysis using financial forecasts and estimates prepared by GC Advisors on behalf of GBDC and GBDC 3;

•	compared the financial performance of GBDC and GBDC 3 and the prices and trading activity of the GBDC Common Stock with that of certain publicly-traded companies comparable with GBDC and GBDC 3, respectively;

•	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

•	participated in certain discussions and negotiations among representatives of GC Advisors on behalf of GBDC and GBDC 3 and their financial and legal advisors;

•	reviewed a draft, dated January 16, 2024, of the Merger Agreement; and

•	performed such other analyses, reviewed such other information and considered such other factors as Morgan Stanley deemed appropriate.

Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to Morgan Stanley by or on behalf of GC Advisors, GBDC and GBDC 3, and formed a substantial basis for its opinion. With respect to the financial projections, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, Morgan Stanley assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of GC Advisors, GBDC and GBDC 3 of the future financial performance of GBDC and GBDC 3. In particular, Morgan Stanley noted that it was not an expert in the evaluation of loans and had not reviewed or analyzed any individual loans or the potential performance thereof. In addition, Morgan Stanley assumed that the Merger would be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the Merger would be treated as a tax-free reorganization pursuant to the Code, and that the definitive Merger Agreement would not differ from the draft thereof furnished to Morgan Stanley in any respect material to its analysis. Morgan Stanley assumed that in connection with the receipt of all necessary governmental, regulatory or other approvals and consents required for the Merger, no delays, limitations, conditions or restrictions would be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the Merger. Morgan Stanley noted that it was not a legal, tax or regulatory advisor. Morgan Stanley noted that it was a financial advisor only and relied upon, without independent verification, the assessment of GBDC and its legal, tax or regulatory advisors with respect to legal, tax and regulatory matters. Morgan Stanley expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of the officers, directors or employees of any party to the Merger, or any class of such persons, including GC Advisors, whether relative to the Exchange Ratio or otherwise. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of GBDC, GBDC 3 or any of their subsidiaries, nor was Morgan Stanley furnished with any such valuations or appraisals. Morgan Stanley expressed no view on, and Morgan Stanley’s opinion did not address, any other term or aspect of the Merger Agreement or the transactions contemplated thereby or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection therewith.

Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information, including the March Estimates and the Stock Price Assumption, made available to Morgan Stanley as of, the date of its opinion. Events occurring after the date of Morgan Stanley’s opinion may affect Morgan Stanley’s opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion.

Summary of Analyses of Morgan Stanley

The following is a brief summary of the material financial analysis performed by Morgan Stanley in connection with the preparation of its opinion to the GBDC Special Committee. The following summary is not a complete description of Morgan Stanley’s opinion, or the financial analyses performed and factors considered by Morgan Stanley in connection with its opinion, nor does the order of analyses described represent the relative importance or weight given to those analyses. In connection with arriving at its opinion, Morgan Stanley considered all of its analyses as a whole and did not attribute any particular weight to any analysis described below. Considering any portion of such analyses and factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Morgan Stanley’s opinion. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before January 12, 2024, and is not necessarily indicative of current market conditions. Some of the summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

In performing the financial analyses summarized below and in arriving at its opinion, Morgan Stanley utilized and relied upon certain financial projections, including the March Estimates, provided by GC Advisors on behalf of GBDC and GBDC 3 and approved by the GBDC Special Committee.

Implied Value of the Merger Consideration

Based on the Exchange Ratio of 0.9726x implied by the March Estimates and the Stock Price Assumption, Morgan Stanley calculated an implied value for the Merger Consideration to be received by holders of GBDC 3 Common Stock of $14.70 per share based on an assumed per share price of GBDC Common Stock of $15.12 at closing. Morgan Stanley compared these implied values to the ranges of implied value per share of GBDC 3 Common Stock in the financial analyses described below. For purposes of its analysis, Morgan Stanley calculated all implied values per share utilizing the number of outstanding shares of GBDC 3 Common Stock, and the number of outstanding shares of GBDC Common Stock estimated to be outstanding on the assumed Closing Date based on projections provided by GC Advisors.

Comparable Companies Analysis

Morgan Stanley performed a comparable companies analysis, which attempts to provide an implied value of a company by comparing it to similar companies that are publicly traded. Using publicly available information, Morgan Stanley compared the market performance of GBDC and the following eight (8) publicly traded, externally managed BDCs with more than $2.5 billion in total assets, more than 60% of investments in senior secured loans, and realized losses limited to no more than fifty (50) basis points of the investment portfolio, referred to as the comparable companies:

•	Ares Capital Corporation
•	FS KKR Capital Corp.
•	Blue Owl Capital Corporation
•	Blackstone Secured Lending Fund
•	Goldman Sachs BDC, Inc.
•	Oaktree Specialty Lending Corporation
•	New Mountain Finance Corporation
•	Sixth Street Specialty Lending, Inc.

For each of the comparable companies, Morgan Stanley calculated the ratio of such company’s stock price as of January 12, 2024 to both NAV per share as of the end of the most recent completed quarterly period for which information was publicly available (which, in each case, was September 30, 2023) and estimated 2024 estimated net investment income (“2024E NII”) based on median Wall Street equity research consensus estimates.

The following table presents the results of this analysis:

Comparable Companies	Total Assets ($ in millions)	Price/ NAV		Price/ 2024E NII
Ares Capital Corporation	$22,920	1.07	x	8.9	x
FS KKR Capital Corp.	$15,384	0.82	x	6.8	x
Blue Owl Capital Corporation	$13,462	0.98	x	8.1	x
Blackstone Secured Lending Fund	$9,802	1.07	x	7.8	x
GBDC	$5,733	1.01	x	8.3	x
Goldman Sachs BDC, Inc.	$3,558	1.02	x	7.0	x
Oaktree Specialty Lending Corporation	$3,218	1.08	x	8.7	x
New Mountain Finance Corporation	$3,280	0.99	x	8.6	x
Sixth Street Specialty Lending, Inc.	$3,174	1.28	x	9.6	x
Top Quartile		1.07	x	8.7	x
Median		1.02	x	8.3	x
Bottom Quartile		0.99	x	7.8	x

Based on the results of this analysis and its professional judgment, Morgan Stanley applied the bottom and top quartile price-to-NAV multiples of the comparable companies to the estimated $14.70 NAV per share of GBDC 3 in the March Estimates, and the bottom and top quartile price-to-2024E NII multiples of the comparable companies to the $1.49 estimated 2024 NII per share of GBDC 3, using financial forecasts and projections for GBDC 3 provided by GC Advisors (adjusted for the incentive fee waiver of $14.8 million during the quarter ending December 31, 2023) to derive implied equity value ranges for the GBDC 3 Common Stock. The following table presents the results of this analysis:

Low-High Multiples
Price/NAV at 3/31/24	$14.51 to $15.78
Price/2024E NII	$11.65 to $13.01

Morgan Stanley compared these ranges of implied equity value to the implied value for the Merger Consideration to be received by holders of GBDC 3 Common Stock of $14.70 based on the Exchange Ratio implied by the March Estimates and the Stock Price Assumption.

No company used as a comparison in the above comparable companies analysis is identical to GBDC 3 or GBDC. In evaluating the comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of GBDC 3 and GBDC. These include, among other things, the impact of competition on the business of GBDC 3 and GBDC and the industry generally, industry growth and the absence of any adverse material change in the financial conditions and prospects of GBDC 3, GBDC and the industry, and in the financial markets in general. Mathematical analysis (such as determining a median) is not, in itself, a meaningful method of using comparable company data. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Precedent Transactions Analysis

Morgan Stanley performed a precedent transactions analysis, which is designed to imply a value of a company based on publicly available financial terms of one or several precedent transactions. Morgan Stanley reviewed publicly available information related to the three (3) acquisitions of BDCs announced since January 1, 2018 (excluding if an internalization occurred and/or if three parties were involved), referred to as the precedent BDC transactions.

For each precedent BDC transaction, Morgan Stanley reviewed the ratio of purchase price to NAV per share and the ratio of purchase price to net investment income for the last twelve months (“LTM NII”) of the acquired company. The following table lists the precedent BDC transactions and the results of this analysis:

Announcement Date	Acquirer	Acquired Company	Purchase Price/NAV		Purchase Price/LTM NII
11/28/2018	Golub Capital BDC, Inc.	Golub Capital Investment Corp.	1.08	x	15.1	x
12/9/2019	Goldman Sachs BDC, Inc.	Goldman Sachs Middle Market Lending Corp.	0.91	x	8.7	x
9/15/2022	Oaktree Specialty Lending Corporation	Oaktree Strategic Income II, Inc.	1.00	x	10.2	x
Median			1.00	x	10.2	x

Based on the results of this analysis and its professional judgment, Morgan Stanley applied the low and high purchase price to NAV multiples of the precedent BDC transactions to the estimated $14.70 NAV per share of GBDC 3 in the March Estimates to derive a range of implied equity value for the GBDC 3 Common Stock of $13.38 to $15.88 per share, and applied a range of purchase price to LTM NII multiples of 9.7x to 10.7x (based on the median multiple for the precedent BDC transactions plus or minus 0.5x) to the estimated $1.45 LTM NII per share of GBDC 3 as of September 30, 2023 based on average shares outstanding during the quarter to derive a range of implied equity value for the GBDC 3 Common Stock of $14.11 to $15.56 per share. Morgan Stanley compared this range of implied equity value to the implied value for the Merger Consideration to be received by holders of GBDC 3 Common Stock of $14.70 based on the Exchange Ratio implied by the March Estimates and the Stock Price Assumption.

No company or transaction used as a comparison in the above precedent transactions analysis is identical to GBDC 3, GBDC or the Merger. In evaluating the precedent BDC transactions, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of GBDC 3 and GBDC. These include, among other things, the impact of competition on the business of GBDC 3 and GBDC and the industry generally, industry growth and the absence of any adverse material change in the financial conditions and prospects of GBDC 3, GBDC and the industry, and in the financial markets in general. Mathematical analysis (such as determining a median) is not, in itself, a meaningful method of using precedent transactions data. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Other Information

Morgan Stanley observed additional factors that were not considered part of Morgan Stanley’s financial analysis with respect to its opinion, but which were noted as reference data for the GBDC Special Committee, including the following:

Illustrative Pro Forma Contribution Analysis

Morgan Stanley performed an illustrative contribution analysis comparing the equity values for each of GBDC and GBDC 3 on a standalone basis (without taking into account any transaction-related impacts or cost savings), based on (i) assets as of September 30, 2023, (ii) NAV as of September 30, 2023, (iii) estimated NAV for March 31, 2024, (iv) estimated net investment income for fiscal year 2024 (“2024E NII”), and (v) estimated earnings for fiscal year 2024 (“2024E Earnings”), calculated based on information provided by GBDC management. In the case of the analyses described in clauses (iv) and (v), GBDC NII and earnings were adjusted for GCIC acquisition purchase premium amortization and GBDC 3 NII and earnings were adjusted for the incentive fee waiver of $14.8 million during the quarter ending December 31, 2023.

These analyses yielded the following ranges of implied equity contribution to the combined company:

Implied Equity Value Based On:	GDBC	GDBC 3	Implied Exchange Ratio
Assets	68%	32%	0.8110	x
NAV	64%	36%	0.9511	x
Est. NAV	64%	36%	0.9726	x
2024E NII	68%	32%	0.8175	x
2024E Earnings	68%	32%	0.8175	x

Morgan Stanley noted that GBDC’s relative contribution on a 2024E NII and 2024E Earnings basis exceeded its relative contribution on a March 31, 2024 estimated NAV basis due in part to comparatively higher leverage at GBDC.

Illustrative Pro Forma Impact at Various Prices

Morgan Stanley performed an illustrative analysis of the pro forma impact of the Merger on GBDC’s (i) projected 2025 net investment income per share (“2025 NII/Share”), taking into account synergies and incentive fees projected by GC Advisors, and (ii) projected NAV per share (“NAV/Share”) as of March 31, 2024, in each case, based on a range of assumptions regarding the price per share of GBDC Common Stock as of the closing and a range of assumptions regarding the GBDC price to NAV multiple as of the closing resulting in a range of exchange ratios of 0.8703 to 0.9726 shares of GBDC Common Stock per share of GBDC 3 Common Stock. Morgan Stanley noted that the Merger was accretive to both projected 2025 NII/Share and projected NAV/Share as of March 31, 2024 under each of the scenarios considered. This analysis excluded the impact on NAV of cash transaction expenses and acceleration of unamortized debt issuance costs of GBDC 3.

In connection with the review of the Merger by the GBDC Special Committee, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of the actual value of GBDC or GBDC 3. In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of GBDC or GBDC 3. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness from a financial point of view of the Exchange Ratio pursuant to the Merger Agreement to GBDC and in connection with the delivery of its opinion, dated January 16, 2024 to the GBDC Special Committee and the GBDC Board. These analyses do not purport to be appraisals or to reflect the prices at which the GBDC Common Stock or GBDC 3 Common Stock might actually trade. The Exchange Ratio pursuant to the Merger Agreement was determined by GBDC and GBDC 3 through arm’s-length negotiations between the GBDC Special Committee and the GBDC 3 Special Committee and was approved by the GBDC Special Committee and the GBDC Board. Morgan Stanley provided advice to the GBDC Special Committee during these negotiations. Morgan Stanley did not, however, recommend any specific exchange ratio or consideration to GBDC or the GBDC Special Committee, nor did Morgan Stanley opine that any specific exchange ratio or consideration constituted the only appropriate consideration for the Merger. Morgan Stanley’s opinion did not address the relative merits of the transactions contemplated by the Merger Agreement as compared to other business or financial strategies that might have been available to GBDC, nor did Morgan Stanley’s opinion address the underlying business decision of GBDC to enter into the Merger Agreement or proceed with any other transaction contemplated by the Merger Agreement.

Morgan Stanley’s opinion and its presentation to the GBDC Special Committee was one of many factors taken into consideration by the GBDC Special Committee in approving the Merger Agreement and the transactions contemplated thereby, including the Merger. Consequently, the analyses as described above should not be viewed as determinative of the opinion of the GBDC Special Committee with respect to the Exchange Ratio pursuant to the Merger Agreement or whether the GBDC Committee would have been willing to agree to a different exchange ratio. Morgan Stanley’s opinion was approved by a committee of Morgan Stanley investment banking and other professionals in accordance with Morgan Stanley’s customary practice.

The GBDC Special Committee retained Morgan Stanley based upon Morgan Stanley’s qualifications, experience and expertise. Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Its securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of their customers, in debt or equity securities or loans of GBDC, GBDC 3 or any other company, or any currency or commodity, that may be involved in the transactions contemplated by the Merger, or any related derivative instrument.

Under the terms of its engagement letter, Morgan Stanley provided the GBDC Special Committee with financial advisory services and a financial opinion described in this section and attached as Annex D to this joint proxy statement and prospectus in connection with the Merger, and GBDC has agreed to pay Morgan Stanley a fee of $2.0 million for its services, of which $250,000 became payable on January 16, 2024 and the remainder of which is contingent upon completion of the Merger. GBDC has also agreed to reimburse Morgan Stanley for its reasonable expenses, including reasonable fees of outside counsel and other professional advisors, incurred in connection with its engagement. In addition, GBDC has agreed to indemnify Morgan Stanley and its affiliates, their respective officers, directors, employees and agents and each other person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, relating to or arising out of Morgan Stanley’s engagement.

In the two years prior to the date of Morgan Stanley’s opinion, Morgan Stanley has provided financing services unrelated to the Merger for GBDC and has received fees in connection with such services of less than $1 million. In the two years prior to the date of Morgan Stanley’s opinion, Morgan Stanley did not receive fees from GBDC 3, the Administrator or GC Advisors for financial advisory or financing services. In addition, Morgan Stanley or an affiliate of Morgan Stanley is a lender to GBDC. Morgan Stanley may also seek to provide financial advisory and financing services to GBDC, GBDC 3 and their respective affiliates in the future and would expect to receive fees for the rendering of these services.

Opinion of the GBDC 3 Special Committee’s Financial Advisor

GBDC 3 engaged Keefe, Bruyette & Woods, Inc. (“KBW”) to render financial advisory and investment banking services to the GBDC 3 Special Committee, including an opinion to the GBDC 3 Special Committee and, as requested by the GBDC 3 Special Committee, the GBDC 3 Board, as to the fairness, from a financial point of view, to the holders of GBDC 3 common stock of the exchange ratio in the Initial Merger. GBDC 3 selected KBW because KBW is a nationally recognized investment banking firm with substantial experience in transactions similar to the proposed transaction.

As part of its engagement, on January 16, 2024 at a meeting of the GBDC 3 Special Committee, KBW reviewed the financial aspects of the proposed transaction and rendered an opinion to the GBDC 3 Special Committee and the GBDC 3 Board to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in such opinion, the exchange ratio in the Initial Merger was fair, from a financial point of view, to the holders of GBDC 3 common stock.

The description of the opinion set forth herein is qualified in its entirety by reference to the full text of the opinion, which is attached as Annex C to this document and is incorporated herein by reference, and describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion.

KBW’s opinion speaks only as of the date of the opinion. The opinion was for the information of, and was directed to, the GBDC 3 Special Committee (in its capacity as such) and, as requested by the GBDC 3 Special Committee, the GBDC 3 Board (in its capacity as such) in connection with their respective consideration of the financial terms of the transaction. The opinion addressed only the fairness, from a financial point of view, of the exchange ratio in the Initial Merger to the holders of GBDC 3 common stock. It did not address the underlying business decision of GBDC 3 to engage in the transaction or enter into the merger agreement or constitute a recommendation to the GBDC 3 Special Committee or the GBDC 3 Board in connection with the transaction, and it does not constitute a recommendation to any holder of GBDC 3 common stock or any stockholder of any other entity as to how to vote or act in connection with the transaction or any other matter, nor does it constitute a recommendation as to whether or not any such stockholder should enter into a voting, stockholders’, affiliates’ or other agreement with respect to the transaction or exercise any dissenters’ or appraisal rights that may be available to such stockholder.

KBW’s opinion was reviewed and approved by KBW’s Fairness Opinion Committee in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

With the consent of GBDC 3 and the GBDC 3 Special Committee, KBW assumed, without independent verification, for purposes of its analyses and opinion, that the GBDC 3 Per Share NAV would be $14.70, that, if the GBDC Common Stock Price were equal to the closing price per share of GBDC common stock on January 12, 2024 and if the GBDC Per Share NAV were equal to the publicly reported September 30, 2023 net asset value per share of GBDC common stock, the GBDC 3 Share of GBDC Premium will be .0072, and that, as a result of the foregoing, the exchange ratio in the Initial Merger of shares of GBDC common stock for each share of GBDC 3 common stock would be 0.9717x.

In connection with the opinion, KBW reviewed, analyzed and relied upon material bearing upon the financial and operating condition of GBDC 3 and GBDC and bearing upon the transaction, including, among other things:

•	a draft of the merger agreement, dated January 8, 2024 (the most recent draft then made available to KBW);
•	the audited financial statements and Annual Reports on Form 10-K for the three fiscal years ended September 30, 2023 of GBDC 3;
•	the audited financial statements and Annual Reports on Form 10-K for the three fiscal years ended September 30, 2023 of GBDC;
•	certain other interim reports and other communications of GBDC 3 and GBDC to their respective stockholders; and
•	other financial information concerning the respective businesses and operations of GBDC 3 and GBDC furnished to KBW by GBDC 3 and GBDC or which KBW was otherwise directed to use for purposes of its analysis.

KBW’s consideration of financial information and other factors that it deemed appropriate under the circumstances or relevant to its analyses included, among others, the following:

•	the historical and current financial position and results of operations of GBDC 3 and GBDC;
•	the assets and liabilities of GBDC 3 and GBDC;
•	the nature and terms of certain other merger transactions and business combinations in the business development company industry;
•	a comparison of certain financial information for GBDC 3 and certain financial and stock market information for GBDC with similar information for certain other companies, the securities of which are publicly traded;
•	financial and operating forecasts and projections of GBDC 3 and GBDC (both on a standalone and pro forma combined basis) that were prepared by GC Advisors’ management (which acts as management of both GBDC 3 and GBDC), provided to and discussed with KBW by such management, and used and relied upon by KBW based on such discussions, at the direction of GBDC 3 and with the consent of the GBDC 3 Special Committee; and
•	estimates regarding certain pro forma financial effects of the transaction on GBDC (including, without limitation, the cost savings, operating synergies and revenue enhancements expected to result or be derived from the transaction) that were prepared by GC Advisors’ management, provided to KBW and discussed with KBW by such management, and used and relied upon by KBW based on such discussions, at the direction of GBDC 3 and with the consent of the GBDC 3 Special Committee.

KBW also performed such other studies and analyses as it considered appropriate and took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and knowledge of the business development company industry generally. KBW also participated in discussions with GC Advisors’ management regarding the past and current business operations, regulatory relations, financial condition and future prospects of GBDC 3 and GBDC and such other matters as KBW deemed relevant to its inquiry. KBW was not requested to assist, and did not assist, the GBDC 3 Special Committee and GBDC 3 with soliciting indications of interest from third parties regarding a potential transaction with GBDC 3.

In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information provided to or discussed with KBW or that was publicly available and did not independently verify the accuracy or completeness of any such information or assume any responsibility or liability for such verification, accuracy or completeness. KBW relied, with the consent of GBDC 3 and the GBDC 3 Special Committee, upon GC Advisors’ management, as to the reasonableness and achievability of the financial and operating forecasts and projections of GBDC 3 and GBDC and the estimates regarding certain pro forma financial effects of the transaction on GBDC (including, without limitation, the cost savings, operating synergies and revenue enhancements expected to result or be derived from the transaction), all as referred to above (and the assumptions and bases for all such information), and KBW assumed that all such information were reasonably prepared and represented the best currently available estimates and judgments of GC Advisors’ management and that the forecasts, projections and estimates reflected in such information would be realized in the amounts and in the time periods estimated by GC Advisors’ management.

It is understood that the foregoing financial information of GBDC 3 and GBDC that was provided to KBW was not prepared with the expectation of public disclosure and that all of the foregoing financial information was based on numerous variables and assumptions that are inherently uncertain (including, without limitation, factors related to general economic and competitive conditions and, in particular, the widespread disruption, extraordinary uncertainty and unusual volatility arising from global tensions and political unrest, economic uncertainty, inflation, rising interest rates and the COVID-19 pandemic, including the effect of evolving governmental interventions and non-interventions) and, accordingly, actual results could vary significantly from those set forth in such information. KBW assumed, based on discussions with GC Advisors’ management, and with the consent of GBDC 3 and the GBDC 3 Special Committee, that all such information provided a reasonable basis upon which KBW could form its opinion, and KBW expressed no view as to any such information or the assumptions or bases therefor. KBW relied on all such information without independent verification or analysis and did not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

KBW also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either GBDC 3 or GBDC since the date of the last financial statements of each such entity that were made available to KBW. In rendering its opinion, KBW did not make or obtain any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of GBDC 3 or GBDC, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor did KBW examine any individual loan or credit files, nor did it evaluate the solvency, financial capability or fair value of GBDC 3 or GBDC under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. KBW expressed no view as to the value of any investment asset owned by GBDC 3 or GBDC that was used in connection with the net asset value computations made by GBDC 3 or GBDC or the valuation policies and procedures of GBDC 3 or GBDC in connection therewith. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Such estimates are inherently subject to uncertainty and should not be taken as KBW’s view of the actual value of any companies or assets.

KBW assumed, in all respects material to its analyses, the following:

•	the transaction and any related transactions would be completed substantially in accordance with the terms set forth in the merger agreement (the final terms of which KBW assumed would not differ in any respect material to its analyses from the draft reviewed by KBW and referred to above), with no adjustments to the exchange ratio assumed for purposes of its opinion and with no other consideration or payments in respect of GBDC 3 common stock;
•	the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement were true and correct;
•	each party to the merger agreement and all related documents would perform all of the covenants and agreements required to be performed by such party under such documents;
•	there were no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the transaction or any related transactions and all conditions to the completion of the transaction and any related transactions would be satisfied without any waivers or modifications to the merger agreement or any of the related documents; and
•	in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the transaction and any related transactions, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, would be imposed that would have a material adverse effect on the future results of operations or financial condition of GBDC 3, GBDC or the pro forma entity, or the contemplated benefits of the transaction, including without limitation the cost savings, operating synergies and revenue enhancements expected to result or be derived from the transaction.

KBW assumed that the transaction would be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. KBW was further advised by representatives of GBDC 3 that GBDC 3 relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to GBDC 3, GBDC, Merger Sub, the transaction and any related transaction, and the merger agreement. KBW did not provide advice with respect to any such matters.

KBW’s opinion addressed only the fairness, from a financial point of view, as of the date of such opinion, of the exchange ratio in the Initial Merger to the holders of GBDC 3 common stock. KBW expressed no view or opinion as to any other terms or aspects of the transaction or any term or aspect of any related transaction (including the termination of the GBDC 3 Investment Advisory Agreement, the GBDC 3 Administration Agreement and the GBDC 3 Trademark License Agreement or the entry into an amended and restated investment advisory agreement by GBDC and GC Advisors), including without limitation, the form or structure of the transaction or any such related transaction, any consequences of the transaction or any related transaction to GBDC 3, its stockholders, creditors or otherwise, or any terms, aspects, merits or implications of any employment, consulting, voting, support, stockholder or other agreements, arrangements or understandings contemplated or entered into in connection with the transaction, any such related transaction, or otherwise. KBW’s opinion was necessarily based upon conditions as they existed and could be evaluated on the date of the opinion and the information made available to KBW through the date of the opinion. There has been significant volatility in the stock and other financial markets arising from global tensions and political unrest, economic uncertainty, inflation, rising interest rates and the COVID-19 pandemic, including the effect of evolving governmental interventions and non-interventions. Developments subsequent to the date of KBW’s opinion may have affected and may affect the conclusion reached in KBW’s opinion and KBW did not and does not have an obligation to update, revise or reaffirm its opinion. KBW expressed no view or opinion as to any changes to the GBDC Common Stock Price, the GBDC 3 Per Share NAV, the GBDC Per Share NAV or the GBDC 3 Share of GBDC Premium after the date of KBW’s opinion from the respective values thereof that KBW assumed for purposes of its analyses and opinion. KBW’s opinion did not address, and KBW expressed no view or opinion with respect to:

•	the underlying business decision of GBDC 3 to engage in the transaction or enter into the merger agreement;
•	the relative merits of the transaction as compared to any strategic alternatives that are, have been or may be available to or contemplated by GBDC 3, the GBDC 3 Special Committee or the GBDC 3 Board;
•	the fairness of the amount or nature of any compensation to any of GBDC 3’s officers, directors or employees, or any class of such persons, relative to any compensation to the holders of GBDC 3 common stock;
•	the effect of the transaction or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of GBDC 3 (other than the holders of GBDC 3 common stock, solely with respect to the exchange ratio (as described in KBW’s opinion) and not relative to the consideration to be received by holders of any other class of securities) or holders of any class of securities of GBDC or any other party to any transaction contemplated by the merger agreement;

•	any fees payable by GBDC 3 to GC Advisors for investment advisory and management services;
•	the disparate exchange ratio calculations provided for in the merger agreement, whether the GBDC Common Stock Price will actually be greater than the GBDC Per Share NAV or what the actual number of shares of GBDC common stock to be received in the Initial Merger for each share of GBDC 3 common stock would be;
•	the actual value of GBDC common stock to be issued in connection with the Initial Merger;
•	the prices, trading range or volume at which GBDC common stock would trade following the public announcement of the transaction or the prices, trading range or volume at which GBDC common stock would trade following the consummation of the transaction;
•	any advice or opinions provided by any other advisor to any of the parties to the transaction or any other transaction contemplated by the merger agreement; or
•	any legal, regulatory, accounting, tax or similar matters relating to GBDC 3, GBDC, Merger Sub, any of their respective stockholders, or relating to or arising out of or as a consequence of the transaction or any other related transaction, including whether or not the transaction would qualify as a tax-free reorganization for United States federal income tax purposes.

In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of KBW, GBDC 3 and GBDC. Any estimates contained in the analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the KBW opinion was among several factors taken into consideration by the GBDC 3 Special Committee in making its determination to recommend the approval by the GBDC 3 Board of the merger agreement and the transaction and by the GBDC 3 Board in making its determination to approve the merger agreement and the transaction. Consequently, the analyses described below should not be viewed as determinative of the decision of the GBDC 3 Special Committee or the GBDC 3 Board with respect to the fairness of the exchange ratio. The type and amount of consideration payable in the transactions contemplated by the merger agreement, including the initial merger, were determined through negotiation between GBDC 3 and GBDC and the decision of GBDC 3 to enter into the merger agreement was solely that of the GBDC 3 Special Committee and the GBDC 3 Board.

The following is a summary of the material financial analyses presented by KBW to the GBDC 3 Special Committee in connection with its opinion. The summary is not a complete description of the financial analyses underlying the opinion or the presentation made by KBW to the GBDC 3 Special Committee, but summarizes the material analyses performed and presented in connection with such opinion. The financial analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex analytic process involving various determinations as to appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, KBW did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion.

Implied Transaction Value for the Transaction. KBW calculated an implied transaction value for the proposed transaction of $14.81 per outstanding share of GBDC 3 common stock based on an assumed 0.9717x exchange ratio and the closing price of GBDC common stock on January 12, 2024. This implied transaction value for the proposed transaction was used to calculate implied transaction multiples and those multiples were compared to the low, 25th percentile, median, average, 75th percentile and high multiples shown in the financial analyses of GBDC 3 described below. This implied transaction value for the proposed transaction was also compared to the ranges of implied value per share of GBDC 3 common stock in the financial analyses of GBDC 3 described below.

Selected Companies Analysis of GBDC 3. Using publicly available information, KBW reviewed, among other things, the market performance of 15 selected publicly traded, externally managed business development companies with market capitalizations greater than $700 million, which selected companies included GBDC. Prospect Capital Corporation was excluded from the selected companies due to certain asset characteristics.

The selected companies were as follows (shown in descending order of market capitalization):

Ares Capital Corporation
Blue Owl Capital Corporation
FS KKR Capital Corp.
Blackstone Secured Lending Fund
Golub Capital BDC, Inc.
Sixth Street Specialty Lending, Inc.
Oaktree Specialty Lending Corporation
Goldman Sachs BDC, Inc.
New Mountain Finance Corporation
Bain Capital Specialty Finance, Inc.
Barings BDC, Inc.
MidCap Financial Investment Corporation
SLR Investment Corp.
Carlyle Secured Lending, Inc.
PennantPark Floating Rate Capital Ltd.

To perform this analysis, KBW used market price information as of January 12, 2024, reported net asset value (“NAV”) per share data as of the end of the most recent completed quarterly period available and latest 12 months (“LTM”) reported net investment income per share (“NII”) of the selected companies. KBW also used calendar years 2023 and 2024 NII estimates taken from consensus “street estimates” of the selected companies.

KBW’s analysis showed the following concerning the market performance of the selected companies, as well as corresponding implied transaction multiples for the proposed transaction based on the implied transaction value for the proposed transaction of $14.81 per outstanding share of GBDC 3 common stock, which corresponding implied transaction multiples were calculated using financial forecasts and projections of GBDC 3 provided by GC Advisors:

			Selected Companies
	Proposed Transaction		Low		25th Percentile		Median		Average		75th Percentile		High
Price / NAV per share	1.01	x(1)	0.79	x	0.89	x	0.99	x	0.98	x	1.07	x	1.28	x
Price / LTM NII	9.4	x(1)(2)	6.3	x	7.5	x	8.2	x	8.1	x	9.0	x	9.3	x
Price / CY2023 NII	9.5	x(2)	6.4	x	7.4	x	7.9	x	8.0	x	8.6	x	9.6	x
Price / CY2024 NII	10.0	x	6.8	x	7.7	x	8.2	x	8.2	x	8.8	x	9.8	x

(1)	Multiples based on estimated GBDC 3 March 31, 2024 NAV per share and estimated GBDC 3 NII for the 12-month period ending March 31, 2024 using financial forecasts and projections of GBDC 3 provided by GC Advisors.

(2)	Excluded recoupment of escrowed incentive fees.

KBW then applied a range of price-to-NAV per share multiples of 0.89x to 1.07x derived from the 25th percentile and 75th percentile multiples of the selected companies to the estimated March 31, 2024 NAV per share of GBDC 3, using financial forecasts and projections of GBDC 3 provided by GC Advisors. KBW then applied a range of price-to-estimated calendar year 2023 NII multiples of 7.41x to 8.59x derived from the 25th percentile and 75th percentile multiples of the selected companies to the estimated calendar year 2023 NII of GBDC 3, which was taken from financial forecasts and projections of GBDC 3 provided by GC Advisors, and a range of price-to-estimated calendar year 2024 NII multiples of 7.73x to 8.79x derived from the 25th percentile and 75th percentile multiples of the selected companies to the estimated calendar year 2024 NII of GBDC 3, which was also taken from financial forecasts and projections of GBDC 3 provided by GC Advisors. This analysis indicated the following ranges of the implied value per share of GBDC 3 common stock, as compared to the implied transaction value for the proposed transaction of $14.81 per outstanding share of GBDC 3 common stock:

Implied Value Per Share Ranges of GBDC 3 Common Stock
Based on NAV per share estimate of GBDC 3 as of March 31, 2024 provided by GC Advisors	$13.11 to $15.73
Based on CY2023 NII estimate of GBDC 3 provided by GC Advisors	$11.51 to $13.35
Based on CY2024 NII estimate of GBDC 3 provided by GC Advisors	$11.47 to $13.05

No company used as a comparison in the above selected companies analysis is identical to GBDC 3. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Selected Companies Analysis of GBDC. Using publicly available information, KBW reviewed, among other things, the market performance of 14 selected publicly traded, externally managed business development companies with market capitalizations greater than $700 million. Prospect Capital Corporation was excluded from the selected companies due to certain asset characteristics.

The selected companies were as follows (shown in descending order of market capitalization):

Ares Capital Corporation
Blue Owl Capital Corporation
FS KKR Capital Corp.
Blackstone Secured Lending Fund
Sixth Street Specialty Lending, Inc.
Oaktree Specialty Lending Corporation
Goldman Sachs BDC, Inc.
New Mountain Finance Corporation
Bain Capital Specialty Finance, Inc.
Barings BDC, Inc.
MidCap Financial Investment Corporation
SLR Investment Corp.
Carlyle Secured Lending, Inc.
PennantPark Floating Rate Capital Ltd.

To perform this analysis, KBW used market price information as of January 12, 2024, reported NAV per share data as of the end of the most recent completed quarterly period available and LTM reported NII of the selected companies. KBW also used calendar years 2023 and 2024 NII estimates taken from consensus “street estimates” of the selected companies.

KBW’s analysis showed the following concerning the market performance of the selected companies, as well as corresponding implied multiples for GBDC based on the closing price of GBDC common stock on January 12, 2024, which corresponding implied multiples were calculated using financial forecasts and projections of GBDC provided by GC Advisors:

			Selected Companies
	GBDC		Low		25th Percentile		Median		Average		75th Percentile		High
Price / NAV per share	1.01	x(1)	0.79	x	0.88	x	0.98	x	0.98	x	1.07	x	1.28	x
Price / LTM NII	9.0	x(1)	6.3	x	7.4	x	8.2	x	8.1	x	9.0	x	9.3	x
Price / CY2023 NII	8.4	x	6.4	x	7.4	x	7.9	x	8.0	x	8.7	x	9.6	x
Price / CY2024 NII	8.6	x	6.8	x	7.7	x	8.2	x	8.2	x	8.8	x	9.8	x

(1)	Multiples based on estimated GBDC March 31, 2024 NAV per share and estimated GBDC NII for the 12-month period ending March 31, 2024 using financial forecasts and projections of GBDC provided by GC Advisors.

No company used as a comparison in the above selected companies analysis is identical to GBDC. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Selected Transactions Analysis. KBW reviewed publicly available information related to 23 selected acquisitions of U.S. business development companies announced since the beginning of 2015.

The selected transactions were as follows:

Acquirer	Acquired Company
Franklin BSP Capital Corporation	Franklin BSP Lending Corporation
BlackRock TCP Capital Corp.	BlackRock Capital Investment Corporation
Crescent Capital BDC, Inc.	First Eagle Alternative Capital BDC, Inc.
Oaktree Specialty Lending Corporation	Oaktree Strategic Income II, Inc.
SLR Investment Corp.	SLR Senior Investment Corp.
Barings BDC Inc.	Sierra Income Corporation
Portman Ridge Finance Corp	Harvest Capital Credit Corp
FS KKR Capital Corp.	FS KKR Capital Corp. II
Oaktree Specialty Lending Corp	Oaktree Strategic Income Corp
Barings BDC, Inc.	MVC Capital, Inc.
Portman Ridge Finance Corp	Garrison Capital
Goldman Sachs BDC, Inc.	Goldman Sachs Middle Market Lending Corp.
Crescent Capital BDC, Inc.	Alcentra Capital Corp.
Portman Ridge Finance Corp	OHA Investment Corp
FS Investment Corporation II	FS Investment Corporation III, FS Investment Corporation IV, Corporate Capital Trust II
East Asset Management, LLC	Rand Capital Corporation
Golub Capital BDC, Inc.	Golub Capital Investment Corporation
FS Investment Corporation	Corporate Capital Trust, Inc.
Benefit Street Partners LLC; Barings	Triangle Capital Corporation
CION Investment Corporation	Credit Suisse Park View BDC, Inc.
MAST Capital Management LLC; Great Elm Capital Group Inc.	Full Circle Capital Corporation
Ares Capital Corporation	American Capital, Ltd.
PennantPark Floating Rate Capital Ltd.	MCG Capital Corporation

For each selected transaction, KBW derived the following implied transaction statistics, in each case based on the transaction consideration value paid for the acquired company (including contributions by external managers) and using financial data based on the acquired company’s then latest publicly available financial statements prior to the announcement of the respective transaction (adjusted to reflect announced pre-closing adjustments):

•	Price to NAV per share of the acquired company;

•	Price to LTM NII of the acquired company; and

•	Pay to Trade ratio (calculated as the price to NAV per share of the acquired company in the respective transaction divided by the acquiror’s standalone closing stock price to NAV per share) in the 20 selected transactions in which, except in the case of the CION Investment Corporation/Credit Suisse Park View BDC, Inc. transaction, all or a majority of the transaction consideration was in the form of publicly traded common stock of the acquiror

KBW also reviewed the price per common share paid for the acquired company for the 16 selected transactions involving publicly traded acquired companies as a premium/(discount) to the closing price of the acquired company one day and 30 days prior to the announcement of the respective transaction (expressed as percentages and referred to as the one-day market premium and the 30-day market premium). The resulting transaction statistics for the selected transactions were compared with the corresponding implied transaction statistics for the proposed transaction based on the implied transaction value for the proposed transaction of $14.81 per outstanding share of GBDC 3 common stock, which corresponding implied transaction statistics were calculated using financial forecasts and projections of GBDC 3 provided by GC Advisors.

All Selected Transactions. KBW’s analysis showed the following concerning the proposed transaction and the selected transactions (excluding the impact of the price-to-LTM NII per share of five of the selected transactions, which multiples were considered to be not meaningful because they were either negative or greater than 40.0x):

			Selected Transactions
	Proposed Transaction		Low		25th Percentile		Average		Median		75th Percentile		High
Price / NAV Per Share	1.01	x(1)	0.58	x	0.78	x	0.91	x	0.95	x	1.00	x	1.16	x
Price / LTM NII	9.4	x(1)(2)	5.2	x	9.7	x	12.1	x	10.6	x	13.2	x	30.6	x
Pay to Trade Ratio	0.99	x	0.83	x	1.00	x	1.06	x	1.00	x	1.04	x	1.38	x
One-Day Market Premium	N/A		-4.3%		8.2%		23.4%		24.4%		36.0%		80.1%
30-Day Market Premium	N/A		-9.0%		10.3%		25.2%		26.1%		32.6%		101.8%

(1)	Multiples based on estimated GBDC 3 March 31, 2024 NAV per share and estimated GBDC 3 NII for the 12-month period ending March 31, 2024 using financial forecasts and projections of GBDC 3 provided by GC Advisors.

(2)	Excluded recoupment of escrowed incentive fees.

KBW then applied a range of price-to-NAV per share multiples of 0.78x to 1.00x derived from the 25th percentile and 75th percentile multiples of the selected transactions to the estimated March 31, 2024 NAV per share of GBDC 3, using financial forecasts and projections of GBDC 3 provided by GC Advisors. KBW then applied a range of price-to-LTM NII multiples of 9.72x to 13.16x derived from the 25th percentile and 75th percentile multiples of the selected transactions to the estimated NII of GBDC 3 for the 12-month period ending March 31, 2024, using financial forecasts and projections of GBDC 3 provided by GC Advisors. This analysis indicated the following ranges of the implied value per share of GBDC 3 common stock, as compared to the implied transaction value for the proposed transaction of $14.81 per outstanding share of GBDC 3 common stock:

Implied Value Per Share Ranges of GBDC 3 Common Stock
Based on NAV per share estimate of GBDC 3 as of March 31, 2024 provided by GC Advisors	$11.50 to $14.70
Based on NII estimate of GBDC 3 for the 12-month period ending March 31, 2024 provided by GC Advisors	$15.30 to $20.70

Selected Transactions Involving Affiliates. KBW’s analysis also showed the following concerning the proposed transaction and the 10 selected transactions involving affiliate mergers (Franklin BSP Capital Corporation/Franklin BSP Lending Corporation, BlackRock TCP Capital Corp./BlackRock Capital Investment Corporation, Oaktree Specialty Lending Corporation/Oaktree Strategic Income II, Inc., SLR Investment Corporation/SLR Senior Investment Corporation, FS KKR Capital Corp./FS KKR Capital Corp. II, Oaktree Specialty Lending Corporation/Oaktree Strategic Income Corporation, Goldman Sachs BDC, Inc./Goldman Sachs Middle Market Lending Corporation, FS Investment Corporation II/FS Investment Corporation III (and others), Golub Capital BDC, Inc./Golub Capital Investment Corporation, FS Investment Corporation/Corporate Capital Trust, Inc.), six of which selected transactions involved publicly traded acquired companies:

			Selected Transactions Involving Affiliates
	Proposed Transaction		Low		25th Percentile		Average		Median		75th Percentile		High
Price / NAV Per Share	1.01	x(1)	0.71	x	0.88	x	0.94	x	0.95	x	0.99	x	1.16	x
Price / LTM NII	9.4	x(1)(2)	8.9	x	9.8	x	11.1	x	10.5	x	12.1	x	15.1	x
Pay to Trade Ratio	0.99	x	0.92	x	0.97	x	0.98	x	1.00	x	1.00	x	1.00	x
One-Day Market Premium	N/A		-1.7%		-0.7%		8.8%		6.0%		15.2%		27.3%
30-Day Market Premium	N/A		-9.0%		-3.8%		8.0%		7.6%		14.4%		32.6%

(1)	Multiples based on estimated GBDC 3 March 31, 2024 NAV per share and estimated GBDC 3 NII for the 12-month period ending March 31, 2024 using financial forecasts and projections of GBDC 3 provided by GC Advisors.

(2)	Excluded recoupment of escrowed incentive fees.

KBW then applied a range of price-to-NAV per share multiples of 0.88x to 0.99x derived from the 25th percentile and 75th percentile multiples of the selected transactions involving affiliates to the estimated March 31, 2024 NAV per share of GBDC 3, using financial forecasts and projections of GBDC 3 provided by GC Advisors. KBW then applied a range of price-to-LTM NII multiples of 9.79x to 12.10x derived from the 25th percentile and 75th percentile multiples of the selected transactions involving affiliates to the estimated NII of GBDC 3 for the 12-month period ending March 31, 2024, using financial forecasts and projections of GBDC 3 provided by GC Advisors. This analysis indicated the following ranges of the implied value per share of GBDC 3 common stock, as compared to the implied transaction value for the proposed transaction of $14.81 per outstanding share of GBDC 3 common stock:

Implied Value Per Share Ranges of GBDC 3 Common Stock
Based on NAV per share estimate of GBDC 3 as of March 31, 2024 provided by GC Advisors	$12.95 to $14.55
Based on NII estimate of GBDC 3 for the 12-month period ending March 31, 2024 provided by GC Advisors	$15.41 to $19.04

No company or transaction used as a comparison in the above selected transaction analysis is identical to GBDC 3 or the proposed transaction. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Dividend Discount Analysis of GBDC 3. KBW performed a dividend discount analysis of GBDC 3 on a standalone basis to estimate ranges for the implied equity value of GBDC 3. In this analysis, KBW used financial and operating forecasts and projections relating to dividends and net assets of GBDC 3 that were provided by GC Advisors. KBW assumed discount rates ranging from 9.6% to 11.6%. Ranges of values were derived by adding (i) the present value of the estimated future dividends of GBDC 3 over the period from the assumed March 31, 2024 closing date of the proposed transaction through December 31, 2027 and (ii) the present value of GBDC 3’s implied terminal value at the end of such period. KBW derived implied terminal values using two methodologies, one based on estimated December 31, 2027 NAV per share multiples and the other based on estimated calendar year 2027 dividend yields. Using implied terminal values for GBDC 3 calculated by applying a terminal multiple range of 0.90x to 1.10x to GBDC 3’s estimated NAV per share as of December 31, 2027, this analysis resulted in a range of implied values per share of GBDC 3 common stock of approximately $12.92 to $15.75, as compared to the implied transaction value for the proposed transaction of $14.81 per outstanding share of GBDC 3 common stock. Using implied terminal values for GBDC 3 calculated by applying a terminal dividend yield range of 9.3% to 11.3% to GBDC 3’s estimated calendar year 2027 dividends, this analysis resulted in a range of implied values per share of GBDC 3 common stock of approximately $11.82 to $14.26, as compared to the implied transaction value for the proposed transaction of $14.81 per outstanding share of GBDC 3 common stock.

The dividend discount analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including NAV per share and dividend assumptions, terminal values and discount rates. The analysis did not purport to be indicative of the actual values or expected values of GBDC 3.

Dividend Discount Analysis of GBDC. KBW performed a dividend discount analysis of GBDC on a standalone basis to estimate ranges for the implied equity value of GBDC. In this analysis, KBW used financial and operating forecasts and projections relating to dividends and net assets of GBDC that were provided by GC Advisors. KBW assumed discount rates ranging from 9.5% to 11.5%. Ranges of values were derived by adding (i) the present value of the estimated future dividends of GBDC over the period from the assumed March 31, 2024 closing date of the proposed transaction through December 31, 2027 and (ii) the present value of GBDC’s implied terminal value at the end of such period. KBW derived implied terminal values using two methodologies, one based on estimated December 31, 2027 NAV per share multiples and the other based on estimated calendar year 2027 dividend yields. Using implied terminal values for GBDC calculated by applying a terminal multiple range of 0.90x to 1.10x to GBDC’s estimated NAV per share as of December 31, 2027, this analysis resulted in a range of implied values per share of GBDC common stock of approximately $13.79 to $16.73. Using implied terminal values for GBDC calculated by applying a terminal dividend yield range of 9.6% to 11.6% to GBDC’s estimated calendar year 2027 dividends, this analysis resulted in a range of implied values per share of GBDC common stock of approximately $13.20 to $15.84.

The dividend discount analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including NAV per share and dividend assumptions, terminal values and discount rates. The analysis did not purport to be indicative of the actual values or expected values of GBDC or the pro forma combined company.

Illustrative Pro Forma Combined Dividend Discount Analysis. KBW performed an illustrative dividend discount analysis of the pro forma combined company to estimate ranges for the implied equity value of the pro forma combined company. In this analysis, KBW used financial and operating forecasts and projections relating to dividends and net assets of GBDC 3 and GBDC, on a combined basis reflecting pro forma assumptions (including, without limitation, the cost savings, operating synergies and revenue enhancements expected to result from the transaction and assumptions relating to the amended and restated investment advisory agreement), that were provided by GC Advisors. KBW assumed discount rates ranging from 9.2% to 11.2%. Ranges of values were derived by adding (i) the present value of the estimated future dividends of the pro forma combined company over the period from the assumed March 31, 2024 closing date of the proposed transaction through December 31, 2027 and (ii) the present value of the pro forma combined company’s implied terminal value at the end of such period. KBW derived implied terminal values using two methodologies, one based on estimated December 31, 2027 NAV per share multiples and the other based on estimated calendar year 2027 dividend yields. Using implied terminal values for the pro forma combined company calculated by applying a terminal multiple range of 0.90x to 1.10x to the pro forma combined company’s estimated NAV per share as of December 31, 2027, this analysis resulted in a range of implied values per share of the pro forma combined company’s common stock of approximately $14.19 to $17.15. Using implied terminal values for the pro forma combined company calculated by applying a terminal dividend yield range of 9.6% to 11.6% to the pro forma combined company’s estimated calendar year 2027 dividends, this analysis resulted in a range of implied values per share of the pro forma combined company’s common stock of approximately $14.12 to $16.93.

The dividend discount analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including NAV per share and dividend assumptions, terminal values and discount rates. The analysis did not purport to be indicative of the actual values or expected values of GBDC or the pro forma combined company.

Relative Contribution Analysis. KBW analyzed the relative standalone contribution of GBDC and GBDC 3 to various pro forma balance sheet and income statement items of the combined entity. This analysis did not include purchase accounting adjustments, transaction expenses or deferred financing costs. To perform this analysis, KBW used financial forecasts and projections of GBDC and GBDC 3 provided by GC Advisors. The results of KBW’s analysis are set forth in the following table, which also compares the results of KBW’s analysis with the implied pro forma ownership percentages of GBDC and GBDC 3 stockholders in the combined company based on an assumed exchange ratio of 0.9717x:

	GBDC	GBDC 3
	as a % of	as a % of
	Total	Total
Pro Forma Ownership
Based on Assumed Exchange Ratio of 0.9717x	63.5%	36.5%

Balance Sheet
Total Assets	66.2%	33.8%
Investments at Fair Value	66.2%	33.8%
Total Debt (Principal)	69.4%	30.6%
Net Asset Value	63.5%	36.5%

Income Statement
Estimated Net Investment Income for 12-Months Ending March 31, 2024	68.1%	31.9%
Estimated CY2023 Net Investment Income	68.4%	31.6%
Estimated CY2024 Net Investment Income	66.7%	33.3%

Illustrative Potential Net Investment Income and Dividend Per Share Accretion. Using financial and operating forecasts and projections of GBDC 3, on a standalone basis, and financial and operating forecasts and projections of GBDC 3 and GBDC, on a combined basis reflecting pro forma assumptions (including, without limitation, the cost savings, operating synergies and revenue enhancements expected to result from the transaction and assumptions relating to the amended and restated investment advisory agreement), provided by GC Advisors, KBW analyzed the potential financial impact of the transaction on certain projected pro forma financial results attributable to a share of GBDC 3 common stock using an assumed exchange ratio of 0.9717x. This analysis indicated the proposed transaction could be accretive relative to each of GBDC 3’s nine-month period ending December 31, 2024, calendar year 2025 and calendar year 2026 estimated net investment income per share and relative to each of GBDC 3’s nine-month period ending December 31, 2024, calendar year 2025 and calendar year 2026 estimated dividend per share. For all of the above analysis, the actual results achieved by GBDC 3 following the proposed transaction may vary from the projected results, and the variations may be material.

Miscellaneous. KBW acted as financial advisor to the GBDC 3 Special Committee in connection with the transaction and did not act as an advisor to or agent of any other person in connection with the transaction. As part of its investment banking business, KBW is regularly engaged in the valuation of business development company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. In the ordinary course of KBW and its affiliates’ broker-dealer businesses, KBW and its affiliates may from time to time purchase securities from, and sell securities to, GBDC 3 and GBDC. In addition, as market makers in securities, KBW and its affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of GBDC for its and their own respective accounts and for the accounts of its and their respective customers and clients.

Pursuant to the KBW engagement agreement, GBDC 3 agreed to pay KBW cash fees of $1,250,000 in the aggregate, $250,000 of which became payable with the rendering of KBW’s opinion and $1,000,000 of which is contingent upon the consummation of the merger. GBDC 3 also agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its engagement and to indemnify KBW against certain liabilities relating to or arising out of KBW’s engagement or KBW’s role in connection therewith.

Other than in connection with the present engagement, during the two years preceding the date of KBW’s opinion, KBW did not provide investment banking or financial advisory services to GBDC 3. During the two years preceding the date of KBW’s opinion, KBW provided investment banking and financial advisory services to GBDC. KBW acted as a sales agent for the ATM program of GBDC prior to and at the time of KBW’s opinion. During the two years preceding the date of KBW’s opinion, KBW did not provide investment banking or financial advisory services to GC Advisors or Golub Capital LLC. KBW may in the future provide investment banking and financial advisory services to GBDC 3, GBDC, GC Advisors, Golub Capital LLC or their respective affiliates and would expect to receive compensation for such services.

Regulatory Approvals Required for the Merger

The obligations of GBDC and GBDC 3 to complete the Merger are subject to the satisfaction or, where permissible, waiver of certain conditions, including the condition that all regulatory approvals required by law to consummate the transactions contemplated by the Merger Agreement, including the Merger, have been obtained and remain in full force and effect, and all statutory waiting periods required by applicable law in respect thereof have expired (including expiration of the applicable waiting period under the HSR Act). GBDC and GBDC 3 have agreed to cooperate with each other and use their reasonable best efforts to obtain all consents, authorizations, approvals, exemptions or nonobjections from any governmental or regulatory authority necessary to consummate the Merger.

There can be no assurance that such regulatory approvals will be obtained, that such approvals will be received on a timely basis or that such approvals will not impose conditions or requirements that, individually or in the aggregate, would or could reasonably be expected to have a material adverse effect on the financial condition, results of operations, assets or business of the combined company following completion of the Merger.

Third-Party Consents Required for the Merger

Under the Merger Agreement, each of GBDC’s and GBDC 3’s obligation to complete the Merger is subject to the prior receipt of certain approvals, confirmations and consents required to be obtained from certain agents, lenders, derivative counterparties, noteholders and other parties. As of the date of this joint proxy statement/prospectus, GBDC and GBDC 3 believe that, subject to the satisfaction of certain conditions, they have obtained all necessary third-party consents other than stockholder approval and certain lender and derivative counterparty consents.

GBDC and GBDC 3 have agreed to cooperate with each other and use their reasonable best efforts to take, or cause to be taken, in good faith, all actions, and to do, or cause to be done, all things necessary, including to obtain as promptly as practicable all permits, consents, approvals, confirmations and authorizations of all third parties, in each case, that are necessary or advisable, to consummate the transactions contemplated by the Merger Agreement, including the Merger, in the most expeditious manner practicable. There can be no assurance that any permits, consents, approvals, confirmations or authorizations will be obtained or that such permits, consents, approvals, confirmations or authorizations will not impose conditions or requirements that, individually or in the aggregate, would or could reasonably be expected to have a material adverse effect on the financial condition, results of operations, assets or business of the combined company following the Merger.

DESCRIPTION OF THE MERGER AGREEMENT

The following summary, which includes the material terms of the Merger Agreement, is qualified by reference to the complete text of the Merger Agreement, which is attached as Annex A to this joint proxy statement/prospectus and is incorporated by reference in this joint proxy statement/prospectus. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. GBDC and GBDC 3 encourage you to read the Merger Agreement carefully and in its entirety.

Structure of the Merger

Pursuant to the terms of the Merger Agreement, at the Effective Time, Merger Sub will be merged with and into GBDC 3. GBDC 3 will be the surviving company and will continue its existence as a corporation under the laws of the State of Maryland. As of the Effective Time, the separate corporate existence of Merger Sub will cease. Immediately after the occurrence of the Effective Time, at the Second Effective Time, in the Second Merger, the surviving company will merge with and into GBDC in accordance with the MGCL and DGCL, with GBDC as the surviving entity. As of the Second Effective Time, the separate corporate existence of GBDC 3 will cease and GBDC will continue its existence as a corporation under the laws of the State of Delaware.

Closing; Completion of the Proposed Merger

It is currently expected that the Merger will be completed promptly following receipt of the required stockholder approvals at the GBDC Special Meeting and the GBDC 3 Special Meeting and satisfaction of the other closing conditions set forth in the Merger Agreement.

The Merger will occur no later than five (5) business days after the satisfaction or waiver of the conditions to closing set forth in the Merger Agreement or at another time as may be agreed to in writing by GBDC and GBDC 3. The Second Merger will occur immediately after the Merger is completed. If the adoption of the Merger Agreement is approved at the GBDC 3 Special Meeting and the issuance of the shares of GBDC Common Stock to be issued pursuant to the Merger Agreement is approved at GBDC Special Meeting, and the other conditions to closing the Merger are satisfied or waived, GBDC and GBDC 3 expect to complete the Merger in the second half of calendar year 2024.

Merger Consideration

If the Merger is consummated, each GBDC 3 stockholder will be entitled to receive a number of shares of GBDC Common Stock equal to the Exchange Ratio (as defined below) for each share of GBDC 3 Common Stock. The Exchange Ratio will be appropriately adjusted if between the Determination Date and the Effective Time, the respective outstanding shares of GBDC Common Stock or GBDC 3 Common Stock have been increased or decreased or changed into or exchanged for a different number or kind of shares or securities, in each case, as a result of any reclassification, recapitalization, stock split, reverse stock split, split-up, merger, issue tender or exchange offer, combination or exchange of shares or similar transaction, or if a stock dividend or dividend payable in any other securities or similar distribution has been declared with a record date within such period, in each case, to provide the stockholders of GBDC 3 and GBDC the same economic effect as contemplated by the Merger Agreement prior to such event. Closing of the Merger is contingent upon GBDC stockholder approval of the Merger Stock Issuance Proposal and certain other closing conditions. No fractional shares of GBDC Common Stock will be issued, and holders of GBDC 3 Common Stock will receive cash in lieu of fractional shares.

As of a mutually agreed date no earlier than 48 hours (excluding Sundays and holidays) prior to the Effective Time (such date, the “Determination Date”), each of GBDC and GBDC 3 will deliver to the other a calculation of its net asset value (“NAV”) as of such date (such calculation with respect to GBDC, the “Closing GBDC Net Asset Value” and such calculation with respect to GBDC 3, the “Closing GBDC 3 Net Asset Value”), in each case using a pre-agreed set of assumptions, methodologies and adjustments. Based on such calculations, the parties will calculate the “GBDC Per Share NAV”, which will be equal to (i) the Closing GBDC Net Asset Value divided by (ii) the number of shares of GBDC Common Stock issued and outstanding as of the Determination Date, and the “GBDC 3 Per Share NAV”, which will be equal to (A) the Closing GBDC 3 Net Asset Value divided by (B) the number of shares of GBDC 3 Common Stock issued and outstanding as of the Determination Date.

The “Exchange Ratio” will be calculated as follows: (i) if the closing price per share of GBDC Common Stock on the Nasdaq on either the Determination Date or, if the Nasdaq is closed on the Determination Date, the most recent trading day prior to the Determination Date (the “GBDC Common Stock Price”) is equal to or lesser than the GBDC Per Share NAV, then the Exchange Ratio will be the quotient (rounded to the fourth nearest decimal) of: (A) the GBDC 3 Per Share NAV, divided by (B) the GBDC Per Share NAV; or (ii) if the GBDC Common Stock Price is greater than the GBDC Per Share NAV, then the Exchange Ratio shall be the quotient (rounded to the fourth nearest decimal) of: (A) the amount equal to (x) GBDC 3 Per Share NAV multiplied by (y) the sum of (a) one (1) and (b) the GBDC 3 Share of GBDC Premium; divided by (B) the GBDC Common Stock Price; provided, that, the amount set forth in sub-clause (y) for the purposes of the calculation shall not be greater than, and shall be subject to a cap of, 1.03. “GBDC 3 Share of GBDC Premium” means fifty percent (50%) multiplied by the difference between (A) the quotient of (x) GBDC Common Stock Price; divided by (y) GBDC Per Share NAV and (B) one (1).

Dividends and Distributions

No dividends or other distributions with respect to the GBDC Common Stock will be paid to the holder of any unsurrendered shares of GBDC 3 Common Stock with respect to the shares of the GBDC Common Stock represented thereby. Following the Effective Time, the record holders of such shares shall be entitled to receive, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole shares of GBDC Common Stock represented by such shares of GBDC 3 Common Stock and not paid and/or (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to the whole shares of GBDC Common Stock represented by such shares of GBDC 3 Common Stock with a record date after the Effective Time (but before the issuance of GBDC Common Stock issuable with respect to such shares of GBDC 3 Common Stock) and with a payment date subsequent to the issuance of the GBDC Common Stock issuable with respect to such shares of GBDC 3 Common Stock.

Conversion of Shares; Exchange of Shares

At the Effective Time, each share of GBDC 3 Common Stock issued and outstanding immediately prior to the Effective Time (except for shares, if any, owned by GBDC or any of its consolidated subsidiaries) will be converted into the right to receive the Merger Consideration. Each such share of GBDC 3 Common Stock will no longer be outstanding and will be automatically canceled and cease to exist, with the holders of such shares ceasing to have any rights with respect to any GBDC 3 Common Stock other than the right to the Merger Consideration and cash in lieu of fractional shares upon the surrender of such shares of GBDC 3 Common Stock in accordance with the terms of the Merger Agreement.

After the Effective Time, no registration of transfers on the stock transfer books of GBDC 3, other than to settle transfers that occurred prior to the Effective Time, will occur. If shares of GBDC 3 Common Stock are presented for transfer to the exchange agent, such shares will be cancelled against delivery of the applicable Merger Consideration.

Withholding

GBDC or the exchange agent, as applicable, will be entitled to deduct and withhold from any amounts payable to any GBDC 3 stockholder such amounts as each determines in good faith are required to be deducted and withheld with respect to the making of such payment under applicable tax laws. If any amounts are withheld and paid over to the appropriate governmental entity, such withheld amounts will be treated as having been paid to the GBDC 3 stockholders from whom they were withheld.

Representations and Warranties

The Merger Agreement contains representations and warranties of GBDC, GBDC 3 and GC Advisors relating to their respective businesses. With the exception of certain representations that must be true and correct in all or virtually all respects, or in all material respects, no representation or warranty will be deemed untrue, and neither party will be deemed to have breached a representation or warranty as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or when taken together with all other facts, circumstances and events inconsistent with any representation made by such party (without considering “materiality” or “material adverse effect” qualifications), has had or is reasonably expected to have a material adverse effect (as defined below). The representations and warranties in the Merger Agreement will not survive after the Effective Time.

The Merger Agreement contains representations and warranties by each of GBDC and GBDC 3, subject to specified exceptions and qualifications, relating to, among other things:

•	corporate organization, including incorporation, qualification and subsidiaries;

•	capitalization;

•	power and authority to execute, deliver and perform obligations under the Merger Agreement;

•	the absence of violations of (1) organizational documents, (2) laws or orders or (3) permits, contracts or other obligations;

•	required government filings and consents;

•	SEC reports and financial statements;

•	internal controls and disclosure controls and procedures;

•	broker’s fees;

•	absence of certain changes and actions since September 30, 2023;

•	compliance with applicable laws and permits;

•	state takeover laws;

•	the accuracy and completeness of information supplied for inclusion in this document and other governmental filings in connection with the Merger;

•	tax matters;

•	absence of certain litigation, orders or investigations;

•	employment and labor matters, including with respect to any employee benefit plans;

•	material contracts and certain other types of contracts;

•	insurance coverage;

•	intellectual property matters;

•	environmental matters;

•	no real property ownership or leases;

•	investment assets;

•	state takeover laws;

•	absence of appraisal rights;

•	the value of certain investment assets; and

•	receipt of the opinion of the financial advisor to the GBDC Special Committee (in the case of GBDC) and receipt of the opinion of the financial advisor to the GBDC 3 Special Committee (in the case of GBDC 3).

The Merger Agreement contains representations and warranties by GC Advisors, subject to specified exceptions and qualifications, relating to:

•	organization and qualification;

•	power and authority to execute, deliver and perform obligations under the Merger Agreement;

•	the absence of violations of (1) organizational documents, (2) laws or orders or (3) permits, contracts or other obligations;

•	compliance with applicable laws and permits;

•	absence of certain litigation, orders or investigations;

•	the value of investment assets owned by GBDC 3 and GBDC;

•	the accuracy of information supplied or to be supplied by GC Advisors for inclusion in this joint proxy statement/prospectus;

•	the participation in the Merger by GBDC 3 and GBDC and the impact of the Merger on the existing stockholders of GBDC 3 and GBDC;

•	the financial resources of GC Advisors;

•	the forbearances applicable to GBDC 3 and GBDC set forth in the Merger Agreement; and

•	the representations and warranties made by GBDC 3 and GBDC in the Merger Agreement.

These representations and warranties were made as of specific dates, may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating the terms of the Merger Agreement and may have been included in the Merger Agreement for the purpose of allocating risk between the parties rather than to establish matters as facts. The Merger Agreement is described in, and included as Annex A to, this document only to provide you with information regarding its terms and conditions and not to provide any other factual information regarding the parties or their respective businesses. Accordingly, the representations and warranties and other provisions of the Merger Agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this document.

For purposes of the Merger Agreement, “material adverse effect” with respect to GBDC, GBDC 3 or GC Advisors, as applicable, means, any event, development, change, effect or occurrence that is, or would reasonably be expected to be, individually or in the aggregate, materially adverse to (1) the business, operations, condition (financial or otherwise) or results of operations of such party and its subsidiaries, taken as a whole or (2) the ability of such party to timely perform its material obligations under the Merger Agreement or consummate the Merger and the transactions contemplated thereby. None of the following events, developments, changes, effects or occurrences, among others, will constitute or be taken into account in determining whether a material adverse effect has occurred or is reasonably expected to occur with respect to clause (1) in the immediately preceding sentence:

•	changes in general economic, social or political conditions or financial markets in general, including the commencement or escalation of a war, armed hostilities or other material international or national calamity or acts of terrorism or earthquakes, hurricanes, other natural disasters or acts of God or pandemics (including the impact on economics generally and the results of any actions taken by governmental entities in response thereto;

•	general changes or developments in the industries in which such party and its subsidiaries operate, including general changes in law across such industries;

•	the announcement of the Merger Agreement or the transactions contemplated thereby or the identities of the parties to the Merger Agreement; and

•	any failure, in and of itself, to meet internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period, or, in the case of GBDC, any decline in the price of shares of GBDC Common Stock on the Nasdaq or trading volume of GBDC Common Stock (provided that the underlying cause of such failure or decline will be considered in determining whether there is a material adverse effect unless such underlying causes are excluded from the definition of material adverse effect).

The events, developments, changes, effects and occurrences set forth in the first two bullets in the immediately preceding paragraph will otherwise be taken into account in determining whether a material adverse effect has occurred to the extent such events, developments, changes, effects or occurrences have a materially disproportionate adverse impact on such party and its subsidiaries taken as whole relative to other participants in the same industries in which such party conducts its businesses.

Conduct of Business Pending Completion of the Merger

Each of GBDC and GBDC 3 has undertaken covenants that place restrictions on it and certain of its subsidiaries until the completion of the Merger. In general, each of GBDC and GBDC 3 has agreed that before the completion of the Merger, except as may be required by law, as expressly contemplated by the Merger Agreement, as previously disclosed in a public filing, as set forth in its disclosure schedules or with the prior written consent of the other parties to the Merger Agreement, it will, and will cause each of its subsidiaries to, conduct its business in the ordinary course of business and consistent with each of GBDC’s and GBDC 3’s investment objectives and policies and publicly disclosed, respectively, and use reasonable best efforts to maintain and preserve intact its business organization and existing business relationships.

In addition, before the completion of the Merger, each of GBDC and GBDC 3 has agreed that, except as may be required by law or as expressly contemplated by the Merger Agreement or as set forth in its disclosure schedules it will not, and will not permit any of its subsidiaries to, directly or indirectly, without the prior written consent of GBDC or GBDC 3, as applicable:

•	other than pursuant to its dividend reinvestment plan or, with respect to GBDC 3, pursuant to capital calls with respect to subscription agreements entered into by GBDC 3 prior to the date of the Merger Agreement or, with respect to GBDC, in a public or private offering of GBDC Common Stock consistent with past practices of GBDC at prices at or above the NAV per share of GBDC Common Stock as of such offering, issue, deliver, sell or grant, or encumber or pledge, or authorize the creation of (i) any shares of its capital stock, (ii) any voting securities or (iii) any securities convertible into or exercisable or exchangeable for, or any other rights to acquire, any such shares or other securities;

•	(i) make, authorize, declare, pay or set aside any dividend in respect of, or declare or make any distribution on, any shares of its capital stock, except for (A) the authorization, announcement and payment of regular quarterly and supplemental cash distributions consistent with past practices and its investment objectives and policies as publicly disclosed, (B) the authorization and payment of any dividend or distribution necessary for it to maintain its qualification as a RIC or to avoid the imposition of any income or excise tax, (C) dividends payable by any of its direct or indirect wholly owned subsidiaries to GBDC or GBDC 3, as applicable, or another direct or indirect wholly owned subsidiary or (D) in the case of GBDC 3, a final tax dividend for the period ending on the date the transactions contemplated by the Merger Agreement are consummated as required by law in order for GBDC 3 to maintain is qualification as a RIC; (ii) adjust, split, combine, reclassify or take similar action with respect to any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; or (iii) purchase, redeem or otherwise acquire, any shares of its capital stock or any rights, warrants or options to acquire, or securities convertible into, such capital stock;

•	sell, transfer, lease, mortgage, encumber or otherwise dispose of any of its assets or properties, except for sales, transfers, leases, mortgages, encumbrances or other dispositions (i) in the ordinary course of business and consistent with its investment objectives and policies as publicly disclosed, or (ii) encumbrances required to secure permitted indebtedness by it or any of its subsidiaries, which includes indebtedness incurred after execution of the Merger Agreement consistent with past practices of GBDC or GBDC 3, as applicable, pursuant to the terms of such indebtedness;

•	acquire or agree to acquire all or any portion of the assets, business or properties of any other person or entity, whether by merger, consolidation, purchase or otherwise or make any other investments, except in a transaction consistent with its investment objectives and policies as publicly disclosed;

•	amend any of its governing documents or similar governing documents of any of its subsidiaries;

•	implement or adopt any material change in its tax or financial accounting principles, practices or methods, other than as required by applicable law, GAAP, the SEC or applicable regulatory requirements;

•	hire any employees or establish, become a party to or commit to adopt any employee benefit plan;

•	take any action or knowingly fail to take any action that would, or would reasonably be expected to (i) materially delay or materially impede the ability of the parties to consummate the Merger or (ii) prevent the Merger from qualifying as a “reorganization” under Section 368(a) of the Code;

•	incur any indebtedness or guarantee any indebtedness of another person or entity, except for draw-downs with respect to previously disclosed financing arrangements existing as of the date of the Merger Agreement and obligations to fund commitments to portfolio companies entered into in the ordinary course of business and other permitted indebtedness;

•	make or agree to make any new capital expenditure, except for obligations to fund commitments to portfolio companies or investments in new portfolio companies, in each case, entered into in the ordinary course of business and consistent with its investment objectives and policies as publicly disclosed;

•	file or amend any material tax return other than in the ordinary course of business and consistent with its investment objectives and policies; make, change or revoke any tax election; or settle or compromise any material tax liability or refund;

•	take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to cause it to fail to qualify or not be subject to tax as a RIC;

•	enter into any new line of business (except for any new or existing portfolio companies in which it or any of its subsidiaries has made or will make a debt or equity investment that is in the ordinary course of business and consistent with its investment objectives and policies and is, would or should be reflected in the schedule of investments included in its quarterly or annual periodic reports that are filed with the SEC);

•	other than in the ordinary course of business and consistent with its investment objectives and policies as publicly disclosed, enter into any material contract;

•	other than in the ordinary course of business and consistent with its investment objectives and policies as publicly disclosed, terminate, cancel, renew or agree to any material amendment of, change in or waiver under any material contract;

•	settle any proceeding against it, except for proceedings that (i) are settled in the ordinary course of business consistent with past practice and its investment objectives and policies as publicly disclosed in an amount not in excess of $250,000 in the aggregate (after reduction by any insurance proceeds actually received), (ii) would not impose any material restriction on the conduct of business of it or any of its subsidiaries or, after the Effective Time, GBDC, the surviving company or any of their respective subsidiaries, and (iii) would not admit liability, guilt or fault;

•	other than in the ordinary course of business and consistent with its investment objectives and policies as publicly disclosed, (i) pay, discharge or satisfy any indebtedness for borrowed money, other than the payment, discharge or satisfaction required pursuant to the terms of outstanding debt of GBDC or GBDC 3 or their respective subsidiaries as in effect on the date of the Merger Agreement or other permitted indebtedness or (ii) cancel any material indebtedness;

•	except as contemplated by the Merger Agreement, merge or consolidate GBDC or GBDC 3, as applicable, or any of its subsidiaries with any person or entity or enter into any other similar extraordinary corporate transaction with any person or entity, or adopt, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of it or any of its subsidiaries;

•	with respect to GBDC 3, enter into any new subscription agreements for the sale of shares of GBDC 3 Common Stock; or

•	agree to take, make any commitment to take, or adopt any resolutions authorizing, any of the foregoing actions.

Additional Agreements

Further Assurances; Regulatory Matters

The Merger Agreement contains covenants relating to the preparation of this document, the holding of the GBDC Special Meeting and the GBDC 3 Special Meeting, access to information of the other party, obtaining certain regulatory and third party consents, publicity, tax matters and takeover statutes and provisions. The Merger Agreement obligates the parties to cooperate with each other and use reasonable best efforts to take all actions, and to do all things necessary to obtain as promptly as practicable all permits of all governmental entities, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits of all governmental entities and all permits, consents, approvals, confirmations and authorizations of all third parties that are necessary or advisable, to consummate the transactions (including the Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties and governmental entities.

The parties are required to file any required applications, notices or other filings under the HSR Act as promptly as practicable. In connection with such filings, the parties are required to cooperate with one another, to keep the other party informed of any communications received from governmental entities and permit the other party to review such communications. The parties must consult with each other with respect to the obtaining of all other permits, consents, approvals and authorizations of all third parties and permits of all governmental entities necessary or advisable to consummate the transactions contemplated by the Merger Agreement (including the Merger), and each party must keep the other reasonably apprised of the status of matters relating to completion of the Merger. The parties are not required to make payments or provide other consideration for the repayment, restructuring or amendment of terms of indebtedness in connection with the Merger, other than the consent fees set forth in the disclosure schedules to the Merger Agreement.

Stockholder Approval

GBDC 3 has agreed to hold the GBDC 3 Special Meeting as promptly as practicable following the effectiveness of this joint proxy statement/prospectus for the purpose of obtaining the approval of GBDC 3 stockholders of the Merger Proposal. GBDC 3 will be required to use its reasonable best efforts to obtain from its stockholders the vote required to approve the Merger Proposal, and such obligations will not be affected by the existence of any takeover proposals or any adverse recommendation change made by GBDC 3.

Similarly, GBDC has agreed to hold the GBDC Special Meeting as promptly as practicable following the effectiveness of this joint proxy statement/prospectus for the purpose of obtaining the approval of GBDC stockholders of the Merger Stock Issuance Proposal. GBDC will be required to use its reasonable best efforts to obtain from its stockholders the vote required to approve the Merger Stock Issuance Proposal, and such obligations will not be affected by the existence of any adverse recommendation change made by GBDC.

Nasdaq Listing

GBDC is required to use reasonable best efforts to cause the shares comprising the Merger Consideration to be approved for listing on the Nasdaq at or prior to the Effective Time.

Indemnification; Directors’ and Officers’ Insurance

GBDC has agreed, to the fullest extent permitted under applicable law, to indemnify, defend and hold harmless, and advance expenses, to the present and former directors and officers of GBDC 3 or any of its subsidiaries (collectively, the “D&O Indemnified Parties”) with respect to all acts or omissions in such capacities at any time prior to the Effective Time (including any matters arising in connection with the Merger Agreement or the transactions contemplated thereby), to the fullest extent permitted by applicable law. If an indemnified liability arises, (i) GBDC has agreed to advance the applicable D&O Indemnified Party, upon request, reimbursement of documented expenses reasonably and actually incurred so long as such D&O Indemnified Party, or someone on his or her behalf, undertakes to repay such advanced expenses if he or she is ultimately determined to be not entitled to indemnification and (ii) GBDC and the applicable D&O Indemnified Party will cooperate in the defense of such matter.

Unless GBDC and GBDC 3 shall otherwise agree, unless GBDC 3 has purchased a “tail” policy prior to the Effective Time as provided below, for at least six (6) years after the Effective Time, GBDC or its successor will be required to pay for and maintain in full force and effect, a “tail” policy for the extension of the directors’ and officers’ liability coverage of GBDC 3’s existing directors’ and officers’ insurance policies, with coverage and amounts not less than, and terms and conditions that are not materially less advantageous to the insureds as, GBDC 3’s existing policies with respect to matters existing or occurring at or prior to the Effective Time (provided that GBDC will not be required to pay an annual premium for such insurance in excess of 300% of the aggregate annual premiums currently paid by GBDC 3 on an annualized basis, but in such case will purchase as much of such coverage as possible for such amount). If GBDC or any of its successors or assigns consolidates or merges into another entity and is not the surviving entity, or transfers all or substantially all of its assets to another entity, then GBDC will cause such other entity to assume the foregoing obligations.

No Solicitation

Each of GBDC 3 and GBDC has agreed to, and to cause its affiliates, subsidiaries, and its and each of their respective officers, directors, trustees, managers, employees, consultants, financial advisors, attorneys, accountants and other advisors, representatives and agents to, immediately cease and cause to be terminated all discussions or negotiations with respect to, or that are intended to or could reasonably be expected to lead to, a “Takeover Proposal” (as described below) from a third party and not to directly or indirectly: (i) directly or indirectly solicit, initiate, induce, encourage or take any other action (including by providing information) designed to, or which could reasonably be expected to, facilitate any inquiries or the making or submission or implementation of any proposal or offer (including any proposal or offer to its stockholders) with respect to any Takeover Proposal; (ii) approve, publicly endorse or recommend or enter into any agreement, arrangement, discussions or understandings with respect to any Takeover Proposal (including any letter of intent, agreement in principle, memorandum of understanding or confidentiality agreement) or enter into any contract or understanding (including any letter of intent, agreement in principle, memorandum of understanding or confidentiality agreement) requiring it to abandon, terminate or fail to consummate, or that is intended to or that could reasonably be expected to result in the abandonment of, termination of or failure to consummate, the Merger or any other transaction; (iii) initiate or participate in any way in any negotiations or discussions regarding, or furnish or disclose to any third party (other than GBDC, GBDC 3 or their respective affiliates or representatives) any information with respect to, or take any other action to facilitate or in furtherance of any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, any Takeover Proposal; (iv) publicly propose or publicly announce an intention to take any of the foregoing actions; or (v) grant any (x) approval pursuant to any takeover statute to any Person (other than GBDC, GBDC 3 or their respective Affiliates) or with respect to any transaction (other than the transactions) or (y) waiver or release under any standstill or any similar agreement with respect to equity securities of GBDC 3 or GBDC. Each of GBDC 3 and GBDC shall as promptly as reasonably practicable (and in any event within twenty-four (24) hours after receipt) (i) notify the other party in writing of any request for information or any Takeover Proposal and the terms and conditions of such request, Takeover Proposal or inquiry (including the identity of the third party (or group of third parties) making such request, Takeover Proposal or inquiry) and (ii) provide to the other party copies of any written materials received by GBDC 3 or GBDC or their respective representatives in connection with any of the foregoing, and the identity of the third party (or group of third parties) making any such request, Takeover Proposal or inquiry or with whom any discussions or negotiations are taking place. Each of GBDC 3 and GBDC agrees that it shall keep the other party informed on a reasonably current basis of the status and the material terms and conditions (including amendments or proposed amendments) of any such request, Takeover Proposal or inquiry and keep the other party informed on a reasonably current basis of any information requested of or provided by GBDC 3 or GBDC and as to the status of all discussions or negotiations with respect to any such request, Takeover Proposal or inquiry, unless failure to grant such waiver or release would be reasonably likely to be a breach of the standard of conduct applicable to the directors of GBDC 3 or GBDC, as applicable, under applicable law; provided, however, that notwithstanding the foregoing, each party (A) may inform third parties of the provisions contained in such non-solicitation provision and (B) shall be permitted to grant a waiver of or terminate any “standstill” or similar obligation of any third party with respect to equity securities of GBDC or GBDC 3, as applicable, in order to allow such third party to confidentially submit a Takeover Proposal.

Takeover Proposals

GBDC 3 Recommendation

If, on or after the date of the Merger Agreement and at any time prior to the GBDC 3 Special Meeting: (i) GBDC 3 receives a bona fide unsolicited Takeover Proposal; (ii) the GBDC 3 Board, including a majority of the Independent Directors of GBDC 3, shall have determined in good faith, after consultation with its outside legal counsel and, with respect to financial matters, any financial advisor, that (x) failure to consider such Takeover Proposal would be reasonably likely to be a breach of the standard of conduct applicable to the directors of GBDC 3 under applicable law and (y) such Takeover Proposal constitutes or is reasonably likely to result in a “GBDC 3 Superior Proposal”; and (iii) GBDC 3 gives GBDC written notice of its intention to engage in negotiations or discussions with the third party making such Takeover Proposal at least two (2) business days before engaging in such negotiations or discussions (with such prior written notice specifying the identity of the third-party making such Takeover Proposal, the terms and conditions of such Takeover Proposal and GBDC 3’s intention to furnish information to, or participate in discussions or negotiations with, the third party making such Takeover Proposal), then GBDC 3 may engage in discussions and negotiations with such third party so long as certain notice and other procedural requirements are satisfied, including providing notice to GBDC within twenty-four (24) hours after determining that a Takeover Proposal constitutes a GBDC 3 Superior Proposal.

In addition, GBDC 3 may take other actions if the GBDC 3 Board shall have determined, after consultation with its outside legal counsel, that continued recommendation of the Merger Proposal to GBDC 3’s stockholders would be reasonably likely to be a breach of the standard of conduct applicable to the directors of GBDC 3 under applicable law as a result of a GBDC 3 Superior Proposal, GBDC 3 may (A) withdraw or qualify (or modify or amend in a manner adverse to GBDC), or publicly propose to withdraw or qualify (or modify or amend in a manner adverse to GBDC), the approval, adoption, recommendation or declaration of advisability by the GBDC 3 Board of the Merger Proposal, including the recommendation of the GBDC 3 Board that the stockholders of GBDC 3 approve the Merger Proposal (the “GBDC 3 Recommendation”), and (B) take any action or make any statement, filing or release, in connection with the GBDC 3 stockholders meeting or otherwise, inconsistent with the GBDC 3 Recommendation (any action described in clause (A) and (B) referred to collectively with any takeover approval as a “GBDC Adverse Recommendation Change”). GBDC 3 may terminate the Merger Agreement and enter into an agreement with a third party who makes a GBDC 3 Superior Proposal, subject to negotiating in good faith to amend the Merger Agreement so that the GBDC 3 Superior Proposal is no longer deemed a GBDC 3 Superior Proposal and satisfying certain other procedural requirements. Other than in connection with a Takeover Proposal, nothing in the Merger Agreement shall prohibit or restrict the GBDC 3 Board from withdrawing or qualifying or publicly propose to withdraw or qualify the approval, adoption, recommendation or declaration of the Merger Proposal in response to an Intervening Event, subject to the procedures set forth in the Merger Agreement.

GBDC Recommendation

If on or after the date of the Merger Agreement and at any time prior to the GBDC Special Meeting, ((i) GBDC receives a bona fide unsolicited Takeover Proposal; (ii) the GBDC Board, including a majority of the independent directors of GBDC, shall have determined in good faith, after consultation with its outside legal counsel and, with respect to financial matters, any financial advisor, that (x) failure to consider such Takeover Proposal would be reasonably likely to be a breach of the standard of conduct applicable to the directors of GBDC under applicable Law and (y) such Takeover Proposal constitutes or is reasonably likely to result in a GBDC Superior Proposal; and (iii) GBDC gives GBDC 3 written notice of its intention to engage in negotiations or discussions with the third party making such Takeover Proposal at least two (2) business days before engaging in such negotiation or discussions (with such prior written notice specifying the identity of the third party making such Takeover Proposal, the terms and conditions of such Takeover Proposal and GBDC’s intention to furnish information to, or participate in discussions or negotiations with, the third party making such Takeover Proposal), then GBDC may engage in discussions and negotiations with such third party so long as certain notice and other procedural requirements are satisfied, including providing notice to GBDC 3 within twenty-four (24) hours after determining that a Takeover Proposal constitutes a GBDC Superior Proposal.

In addition, GBDC may take other actions if the GBDC Board shall have determined, after consultation with its outside legal counsel, that continued recommendation of the Merger Stock Issuance Proposal to GBDC’s stockholders would be reasonably likely to be a breach of the standard of conduct applicable to the directors of GBDC under applicable law as a result of a GBDC Superior Proposal, GBDC may (A) withdraw or qualify (or modify or amend in a manner adverse to GBDC 3), or publicly propose to withdraw or qualify (or modify or amend in a manner adverse to GBDC 3), the approval, adoption, recommendation or declaration of advisability by the GBDC Board of the Merger Stock Issuance Proposal, including the recommendation of the GBDC Board that the stockholders of GBDC approve the Merger Stock Issuance Proposal (the “GBDC Recommendation”), and (B) take any action or make any statement, filing or release, in connection with the GBDC stockholders meeting or otherwise, inconsistent with the GBDC Recommendation (any action described in clause (A) and (B) referred to collectively with any takeover approval as a “GBDC Adverse Recommendation Change”). GBDC may terminate the Merger Agreement and enter into an agreement with a third party who makes a GBDC Superior Proposal, subject to negotiating in good faith to amend the Merger Agreement so that the GBDC Superior Proposal is no longer deemed a GBDC Superior Proposal and satisfying certain other procedural requirements. Other than in connection with a Takeover Proposal, nothing in the Merger Agreement shall prohibit or restrict the GBDC Board from withdrawing or qualifying or publicly propose to withdraw or qualify the approval, adoption, recommendation or declaration of the Merger Stock Issuance Proposal in response to an Intervening Event, subject to the procedures set forth in the Merger Agreement.

Other than as described above, neither GBDC nor the GBDC Board may make any GBDC Adverse Recommendation Change, and no GBDC Adverse Recommendation Change will change the approval of the Merger Stock Issuance Proposal, including in any respect that would have the effect of causing any takeover statute or similar statute to be applicable to the transactions contemplated by the Merger Agreement.

Related Definitions

For purposes of the Merger Agreement:

•	“Takeover Proposal” means any inquiry, proposal, discussions, negotiations or offer from any Person or group of Persons (other than GBDC or GBDC 3 or any of their respective affiliates) (a) with respect to a merger, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction involving GBDC 3 or GBDC, as applicable, or any of such party’s respective subsidiaries, as applicable, or (b) relating to any direct or indirect acquisition, in one transaction or a series of transactions, of (i) assets or businesses (including any mortgage, pledge or similar disposition thereof but excluding any bona fide financing transaction) that constitute or represent, or would constitute or represent if such transaction is consummated, 25% or more of the total assets, net revenue or net income of GBDC 3 or GBDC, as applicable, and such party’s respective subsidiaries, taken as a whole, or (ii) 25% or more of the outstanding shares of capital stock of, or other equity or voting interests in, GBDC 3 or in any of GBDC 3’s subsidiaries or, GBDC or in any of GBDC’s subsidiaries, as applicable, in each case other than the Merger and the other Transactions.

•	“GBDC 3 Superior Proposal” means a bona fide written Takeover Proposal that was not knowingly solicited by, or the result of any knowing solicitation by, GBDC 3 or any of its subsidiaries or by any of their respective affiliates or representatives in violation of this Agreement, made by a third party that would result in such third party becoming the beneficial owner, directly or indirectly, of more than 75% of the total voting power of GBDC 3 or more than 75% of the assets of GBDC 3 on a consolidated basis (a) on terms which the GBDC 3 Board (including a majority of the Independent Directors of GBDC 3) determines in good faith to be superior for the stockholders of GBDC 3 (in their capacity as stockholders), taken as a group, from a financial point of view as compared to the Merger (after giving effect to any alternative proposed by GBDC), (b) that is reasonably likely to be consummated (taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal, including any conditions, and the identity of the offeror) in a timely manner and in accordance with its terms and (c) in respect of which any required financing has been determined in good faith by the GBDC 3 Board (including a majority of the Independent Directors of GBDC 3) to be reasonably likely to be obtained, as evidenced by a written commitment of a reputable financing source.

•	“GBDC Superior Proposal” means a bona fide written Takeover Proposal that was not knowingly solicited by, or the result of any knowing solicitation by, GBDC or any of its subsidiaries or by any of their respective affiliates or representatives in violation of this Agreement, made by a third party that would result in such third party becoming the beneficial owner, directly or indirectly, of more than 75% of the total voting power of GBDC or more than 75% of the assets of GBDC on a consolidated basis (a) on terms which the GBDC Board (including a majority of the Independent Directors of GBDC) determines in good faith to be superior for the stockholders of GBDC (in their capacity as stockholders), taken as a group, from a financial point of view as compared to the Merger (after giving effect to any alternative proposed by GBDC 3), (b) that is reasonably likely to be consummated (taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal, including any conditions, and the identity of the offeror) in a timely manner and in accordance with its terms and (c) in respect of which any required financing has been determined in good faith by GBDC Board (including a majority of the Independent Directors of GBDC) to be reasonably likely to be obtained, as evidenced by a written commitment of a reputable financing source.

•	“Intervening Event” means with respect to any party any event, change or development first occurring or arising after the date of the Merger Agreement that is material to, as applicable, GBDC and its subsidiaries, taken as a whole, or GBDC 3 and its subsidiaries, taken as whole, that was not known to, or reasonably foreseeable by, any member of the party’s board of directors, as of or prior to the date hereof and did not result from or arise out of the announcement or pendency of, or any actions required to be taken by such party (or to be refrained from being taken by such party) pursuant to, the Merger Agreement; provided, however, that in no event shall the following events, circumstances, or changes in circumstances constitute an Intervening Event: (a) the receipt, existence, or terms of a Takeover Proposal or any matter relating thereto or consequence thereof or any inquiry, proposal, offer, or transaction from any third party relating to or in connection with a transaction of the nature described in the definition of “Takeover Proposal” (which, for the purposes of the Intervening Event definition, shall be read without reference to the percentage thresholds set forth in the definition thereof); (b) any change in the price, or change in trading volume, of the GBDC Common Stock; (c) any failure, in and of itself, by GBDC 3 or GBDC to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period; (d) changes in general economic, social or political conditions or the financial markets in general, including the commencement or escalation of a war, armed hostilities or other material international or national calamity or acts of terrorism or earthquakes, hurricanes, other natural disasters or acts of God or pandemics (including the impact on economies generally and the results of any actions taken by governmental entities in response thereto); and (e) general changes or developments in the industries in which the applicable party and its subsidiaries operate, including general changes in law after the date hereof across such industries; provided, however, that (A) the exceptions in clauses (b) and (c) shall not apply to the underlying causes giving rise to or contributing to such change or prevent any of such underlying causes from being taken into account in determining whether an Intervening Event has occurred unless such underlying causes are otherwise excluded from the definition of Intervening Event and (B) the exceptions in clauses (d) and (e) shall not apply to the extent such changes or developments referred to therein have a materially disproportionate adverse impact on such party and its subsidiaries, taken as a whole, relative to other participants of similar sizes engaged in the industries in which such party conducts its businesses.

Other than as described herein, neither GBDC 3 nor the GBDC 3 Board may make any GBDC 3 Adverse Recommendation Change, and no GBDC 3 Adverse Recommendation Change will change the approval of the Merger Proposal or any other approval of the GBDC 3 Board, including in any respect that would have the effect of causing any takeover statue or similar statute to be applicable to the transactions contemplated by the Merger Agreement.

Access to Information

Upon reasonable notice, except as may otherwise be restricted by applicable law, each of GBDC 3 and GBDC will, and will cause its subsidiaries, to afford to the directors, officers, accountants, counsel, advisors and other representatives of the other party, reasonable access, during normal business hours during the period prior to the Effective Time, to its properties, books, contracts, and records and, during such period, such party will, and will cause its subsidiaries to, make available to the other party (including via EDGAR) all other information concerning its business and properties as the other party may reasonably request.

Publicity

GBDC 3 and GBDC each shall consult with the other before issuing or causing the publication of any press release or other public announcement with respect to the transactions contemplated by the Merger Agreement, except as may be required by applicable law, the rules and regulations of the Nasdaq, or to the extent that such press release or other public announcement related to any GBDC 3 Adverse Recommendation Change or GBDC Adverse Recommendation Change is made in accordance with the Merger Agreement and, to the extent such press release or disclosure is issued or made, GBDC or GBDC 3, as applicable, shall have used commercially reasonable efforts to advise the other party of, and consult with the other party regarding, the text of such press release or other public announcement.

Takeover Statutes and Provisions

Neither GBDC nor GBDC 3 will take any action that would cause the transactions actions contemplated by the Merger Agreement to be subject to the requirements imposed by any takeover statute, and each of GBDC and GBDC 3 shall take all necessary steps within its control to exempt such transactions from any applicable takeover statute.

Tax Matters

GBDC and GBDC 3 shall each obtain an opinion from Dechert LLP, as counsel to GBDC and to GBDC 3, generally to the effect that the Merger will qualify as a “reorganization,” within the meaning of Section 368(a) of the Code.

Stockholder Litigation

The parties to the Merger Agreement shall reasonably cooperate and consult with one another in connection with defense and settlement of any proceeding by GBDC 3’s stockholders or GBDC’s stockholders against any of them or any of their respective directors, officers or affiliates with respect to the Merger Agreement or the transactions contemplated thereby, and each of GBDC 3 and GBDC shall keep the other party reasonably informed of any material developments in connections with any such proceeding brought by its stockholders and shall not settle any such proceeding without the prior written consent of the other party.

Section 16 Matters

Prior to the Effective Time, the board of directors of each of GBDC and GBDC 3 shall take all such steps as may be required to cause any dispositions of GBDC 3 Common Stock or acquisitions of GBDC Common Stock resulting from the transactions contemplated by the Merger Agreement by each individual who is subject to the reporting requirements of Section 16(a) for the Exchange Act with respect to GBDC 3 or will become subject to such reporting requirements with respect to GBDC, in each case, to be exempt pursuant to Rule 16b-3.

No Other Representations or Warranties

The parties acknowledge and agree that except for the representations contained in the Merger Agreement, none of GC Advisors, GBDC 3, GBDC or any of GBDC 3’s or GBDC’s subsidiaries or any other person acting on behalf of the foregoing makes any representation or warranty, express or implied.

Termination of GBDC 3 Agreements

Immediately after the occurrence of the Effective Time and prior to the Second Merger, the GBDC 3 Investment Advisory, the GBDC 3 Administration Agreement and the trademark license agreement by and between GBDC 3 and Golub Capital LLC shall be automatically terminated and of no further force and effect. As a result, under the GBDC 3 Investment Advisory Agreement, GBDC 3 would pay to GC Advisors a Capital Gain Incentive Fee as calculated in accordance with the GBDC 3 Investment Advisory Agreement. The Merger results in the effective sale of GBDC 3 and all of its assets and liabilities to GBDC and the Merger Agreement provides for the termination of the GBDC 3 Investment Advisory Agreement, which would require a final calculation of the capital gain incentive fee as of the termination date. The final calculation of the capital gain incentive fee will treat all of GBDC 3’s investments as being sold at their respective fair values on the date immediately preceding the closing of the Merger. Assuming the Merger had been completed on December 31, 2023, there was no Capital Gain Incentive Fee payable to GC Advisors pursuant to the GBDC 3 Investment Advisory Agreement upon its termination immediately following the closing of the Merger.

Coordination of Dividends

GBDC and GBDC 3 shall coordinate with each other in designating the record and payment dates for any quarterly dividends or distributions to its stockholders declared in accordance with the Merger Agreement in any calendar quarter in which the Closing Date might reasonably be expected to occur, and neither GBDC nor GBDC 3 shall authorize or declare any dividend or distributions to stockholders after the Determination Date at any time on or before the Closing Date; provided, however, that the foregoing shall not prohibit GBDC or GBDC 3 from authorizing, declaring or paying any dividend or distribution to its stockholders solely payable in cash in accordance with the Merger Agreement to the extent such dividend or distribution is take into account in determining the GBDC 3 net asset value and/or the GBDC net asset value, as applicable, in each case as of the Determination Date, including a tax dividend.

Conditions to Closing the Merger

Conditions to Each Party’s Obligations to Effect the Merger

The obligations of GBDC and GBDC 3 to complete the Merger are subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

•	the required approvals of GBDC and GBDC 3 stockholders, including, with respect to GBDC, the Merger Stock Issuance Proposal, and, with respect to GBDC 3, the Merger Proposal, are obtained at their respective stockholder meetings;

•	the shares of GBDC stock to be issued in the Merger have been authorized for listing on the Nasdaq, subject to official notice of issuance;

•	the registration statement, of which this joint proxy statement/prospectus forms a part, has become effective and no stop order suspending its effectiveness has been issued and no proceedings for that purpose have been initiated by the SEC, and any necessary state securities or “blue sky” authorizations have been received;

•	no order issued by any court or agency of competent jurisdiction or other law preventing, enjoining, restraining or making illegal the consummation of the Merger or any of the other transactions contemplated thereby is in effect;

•	all regulatory approvals required by applicable law to consummate the transactions contemplated by the Merger Agreement, including the Merger, have been obtained and remain in full force and effect and all statutory waiting periods required by applicable law in respect thereof have expired (including expiration of the applicable waiting period under the HSR Act);

•	no proceeding by any governmental entity of competent jurisdiction is pending that challenges the Merger or any of the other transactions contemplated by the Merger Agreement or that otherwise seeks to prevent, enjoin, restrain or make illegal the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement;

•	the determination of the GBDC 3 NAV and the GBDC NAV, in each case as of the Determination Date, have been completed in accordance with the Merger Agreement; and

•	the representations and warranties of GC Advisors contained in the Merger Agreement are true and correct, without giving effect to any materiality or material adverse effect qualifications stated therein, as of the date of the Merger Agreement and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); provided, that this condition shall be deemed satisfied even if any such representations and warranties of GC Advisors are not so true and correct, unless the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect with respect to GBDC 3 or GBDC.

Conditions to Obligations of GBDC and Merger Sub to Effect the Merger

The obligations of GBDC and Merger Sub to effect the Merger are also subject to the satisfaction, or waiver by GBDC, at or prior to the Effective Time, of the following conditions:

•	the representations and warranties of GBDC 3, pertaining to:

(1)	the authorized and outstanding capital stock of GBDC 3 are true and correct in all respects as of the date of the Merger Agreement and the Closing Date other than for de minimis inaccuracies (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date);

(2)	absence of events reasonably expected to have a material adverse effect with respect to GBDC 3 is true and correct in all respects as of the date of the Merger Agreement and the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date);

(3)	authority, no violation, brokers, state takeover laws and appraisal rights, in each case, are true and correct in all material respects as of the date of the Merger Agreement and the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); and

(4)	all other representations contained in the Merger Agreement are true and correct, without giving effect to any materiality or material adverse effect qualifications stated therein, as of the date of the Merger Agreement date and the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); provided that this condition will be deemed satisfied even if any such representations and warranties of GBDC 3 are not so true and correct, unless the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect with respect to GBDC 3;

•	GBDC 3 has performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Effective Time, and GBDC has received a certificate signed on behalf of GBDC 3 by an executive officer of GBDC 3 to such effect;

•	since the date of the Merger Agreement, there has not occurred any condition, change or event that, individually or in the aggregate, has had or would reasonably be expected to have, a material adverse effect in respect of GBDC 3;

•	GBDC 3 will have delivered a certificate that it is not and has not been within the past five years a “United States real property holding corporation” within the meaning of Section 897 of the Code; and

•	GBDC has received the opinion of its counsel substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Closing Date, the Merger and Second Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code; provided that if counsel for GBDC will not render such an opinion, counsel for GBDC 3 may render such opinion to GBDC.

Conditions to Obligations of GBDC 3 to Effect the Merger

The obligation of GBDC 3 to effect the Merger is also subject to the satisfaction, or waiver by GBDC, at or prior to the Effective Time, of the following conditions:

•	the representations and warranties of GBDC and Merger Sub, pertaining to:

(1)	the authorized and outstanding capital stock of GBDC are true and correct in all respects as of the date of the Merger Agreement and the Closing Date other than for de minimis inaccuracies (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date);

(2)	absence of events reasonably expected to have a material adverse effect with respect to GBDC is true and correct in all respects as of the date of the Merger Agreement and the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date);

(3)	authority, no violation and brokers, in each case, are true and correct in all material respects as of the date of the Merger Agreement and the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); and

(4)	all other representations contained in the Merger Agreement are true and correct, without giving effect to any materiality or material adverse effect qualifications stated therein, as of the date of the Merger Agreement date and the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); provided that this condition shall be deemed satisfied even if any such representations and warranties of GBDC are not so true and correct, unless the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect with respect to GBDC;

•	the representations and warranties of GC Advisors contained in the Merger Agreement are true and correct, without giving effect to any materiality or material adverse effect qualifications stated therein, as of the date of the Merger Agreement and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); provided, that this condition shall be deemed satisfied even if any such representations and warranties of GC Advisors are not so true and correct, unless the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect with respect to GBDC 3;

•	each of GBDC and Merger Sub has performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Effective Time, and GBDC 3 has received a certificate signed on behalf of GBDC by an executive officer of GBDC to such effect;

•	since the date of the Merger Agreement, there has not occurred any condition, change or event that, individually or in the aggregate, has had or would reasonably be expected to have, a material adverse effect in respect of GBDC; and

•	GBDC 3 has received the opinion of its counsel substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Closing Date, the Merger and Second Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code; provided, that if counsel for GBDC 3 will not render such an opinion, counsel for GBDC may render such opinion to GBDC 3.

Frustration of Closing Conditions

No party to the Merger Agreement may rely on the failure of any condition applicable to the other party to be satisfied to excuse performance by such party of its obligations under the Merger Agreement if such failure was caused by such party’s failure to act in good faith or use its commercially reasonable efforts to consummate the Mergers and the transactions contemplated thereby.

Termination of the Merger Agreement

Right to Terminate

The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the Merger Proposal by the stockholders of GBDC 3 or the Merger Stock Issuance Proposal by the stockholders of GBDC:

•	by mutual consent of GBDC 3 and GBDC, including a majority of the Independent Directors of GBDC 3 and GBDC, respectively;

•	by either GBDC 3 or GBDC, if:

o	any governmental entity takes any final and non-appealable action that permanently restrains, enjoins or prohibits the transactions contemplated by the Merger Agreement;

o	the Merger has not been completed on or before January 16, 2025 (the “Termination Date”), provided that the right to terminate the Merger Agreement on this basis shall not be available to any party whose failure to fulfill in any material respect any of its obligations under the Merger Agreement has been the cause of, or resulted in, the event giving rise to the failure to close prior to the Termination Date;

o	the requisite GBDC 3 stockholder approval, including approval of the Merger Proposal, is not obtained; or

o	the requisite GBDC stockholder approval, including approval of the Merger Stock Issuance Proposal, is not obtained,

provided, however, that the right to terminate the Merger Agreement pursuant to any of the foregoing will not be available to any party that has breached in any material respect its obligations in any manner that has been the principal cause of or resulted in the failure to consummate the transactions contemplated by the Merger Agreement.

•	by GBDC 3, if:

o	GBDC or Merger Sub breaches or fails to perform any of their respective representations, warranties and covenants under the Merger Agreement, which breach would result in the failure of certain GBDC 3 closing conditions, and such breach is not curable prior to the Termination Date or if curable prior to the Termination Date, has not been cured within thirty (30) days after the giving of notice thereof by GBDC 3 to GBDC (provided that GBDC 3 is not then in material breach so as to result in the failure of a GBDC closing condition);

o	prior to obtaining approval of the Merger Stock Issuance Proposal by the stockholders of GBDC (A) a GBDC Adverse Recommendation Change occurs and/or GBDC adopts, approves or recommends a GBDC Takeover Proposal (or publicly proposes to do any of the foregoing), (B) the GBDC Board fails to recommend that GBDC’s stockholders vote in favor of the Merger Stock Issuance Proposal, (C) a Takeover Proposal is publicly announced and GBDC fails to issue, within ten (10) business days after such Takeover Proposal is announced, a press release that reaffirms the recommendation of the GBDC Board that GBDC’s stockholders vote in favor of the Merger Stock Issuance Proposal or (D) a tender or exchange offer relating to any shares of GBDC Common Stock has been commenced by a third party and GBDC did not send to its stockholders, within ten (10) business days after the commencement of such tender or exchange offer, a statement disclosing that the GBDC Board recommends rejection of such tender or exchange offer (the events described in this paragraph, an “Adverse GBDC Termination Event”);

o	GBDC breaches, in any material respect, its no solicitation obligations relating to the solicitation and administration of Takeover Proposals from third parties;

o	prior to obtaining approval of the Merger Proposal by the stockholders of GBDC 3, (A) GBDC 3 is not in material breach of any of the terms of the Merger Agreement and (B) the GBDC 3 Board, including a majority of the GBDC 3 Independent Directors, properly authorizes GBDC 3 to enter into, and GBDC 3 enters into, a definitive contract with respect to a GBDC 3 Superior Proposal; or

o	a material adverse effect occurs in respect of GBDC;

•	by GBDC, if:

o	GBDC 3 breaches or fails to perform any of its representations, warranties and covenants under the Merger Agreement, which breach would result in the failure of GBDC closing conditions, and such breach is not curable prior to the Termination Date or if curable prior to the Termination Date, has not been cured within thirty (30) days after the giving of notice thereof by GBDC to GBDC 3 (provided that GBDC is not then in material breach so as to result in the failure of a GBDC 3 closing condition);

o	prior to obtaining approval of the Merger Proposal by the stockholders of GBDC 3 (A) a GBDC 3 Adverse Recommendation Change occurs and/or GBDC 3 adopts, approves or recommends a GBDC 3 Takeover Proposal, (B) GBDC 3 fails to recommend that GBDC 3’s stockholders vote in favor of the Merger Proposal, including the Merger, (C) a Takeover Proposal is publicly announced and GBDC 3 fails to issue, within ten (10) business days after such Takeover Proposal is announced, a press release that reaffirms the recommendation of the GBDC 3 Board that GBDC 3’s stockholders vote in favor of the Merger Proposal, including the Merger or (D) a tender or exchange offer relating to any shares of GBDC 3 Common Stock has been commenced by a third party and GBDC 3 did not send to its stockholders, within ten (10) business days after the commencement of such tender or exchange offer, a statement disclosing that the GBDC 3 Board recommends rejection of such tender or exchange offer (the events described in this paragraph, an “Adverse GBDC 3 Termination Event”);

o	GBDC 3 breaches, in any material respect, its no solicitation obligations relating to the solicitation and administration of Takeover Proposals from third parties;

o	prior to obtaining approval of the Merger Stock Issuance Proposal by the stockholders of GBDC, (A) GBDC is not in material breach of any of the terms of the Merger Agreement and (B) the GBDC Board, including a majority of the GBDC Independent Directors, properly authorizes GBDC to enter into, and GBDC enters into, a definitive contract with respect to a GBDC Superior Proposal; or

o	a material adverse effect occurs in respect of GBDC 3.

Effect of Termination

If the Merger Agreement is terminated, it will become void and have no effect, and there will be no liability on the part of GBDC, Merger Sub, GBDC 3, or their respective affiliates or subsidiaries or any of their respective directors or officers, except that (1) GBDC and GBDC 3 will remain liable to each other for any damages incurred arising out of any willful or intentional breach of the Merger Agreement or a failure or refusal by a party to consummate the Merger when such party was obligated to do so in accordance with the terms of the Merger Agreement and (2) certain designated provisions of the Merger Agreement will survive the termination, including, but not limited to, the confidentiality provisions.

Amendment of the Merger Agreement

The Merger Agreement may be amended by the parties, by action taken or authorized by their respective boards of directors, at any time before or after approval of the Merger Stock Issuance Proposal by the stockholders of GBDC or the Merger Proposal by the stockholders of GBDC 3; provided that after any approval of the Merger Stock Issuance Proposal by the stockholders of GBDC or the Merger Proposal by the stockholders of GBDC 3, there may not be, without further approval of such stockholders, any amendment of the Merger Agreement that requires such further approval under applicable law. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

Expenses and Fees

In general, all fees and expenses incurred in connection with the Merger, the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such fees or expenses, whether or not the Merger is consummated. Notwithstanding the foregoing, (i) costs and expenses of printing and mailing this joint proxy statement/prospectus and all filing and other fees paid to the SEC in connection with the Merger, (ii) all filing and other fees in connection with any filing under the HSR Act and (iii) fees and expenses for legal services to GBDC 3, GBDC and Merger Sub in connection with the Merger Agreement and the transactions contemplated thereby, will, in each case, be borne equally by GBDC and GBDC 3.

ACCOUNTING TREATMENT OF THE MERGER

Management of each of GBDC and GBDC 3 has determined that the Merger will be accounted for under the asset acquisition method of accounting in accordance with ASC 805-50, Business Combinations—Related Issues , which are referred to as “purchase accounting,” with GBDC as the accounting survivor. Under asset acquisition accounting, acquiring assets in groups not only requires ascertaining the cost of the asset (or net assets), but also allocating that cost to the individual assets (or individual assets and liabilities) that make up the group. Per ASC 805-50-30-1, assets are recognized based on their cost to the acquiring entity, which generally includes transaction costs of the asset acquisition, and no gain or loss is recognized unless the fair value of noncash assets given as consideration differs from the assets carrying amounts on the acquiring entity’s books. ASC 805-50-30-2 goes on to say asset acquisitions in which the consideration given is cash are measured by the amount of cash paid. However, if the consideration given is not in the form of cash (that is, in the form of noncash assets, liabilities incurred, or equity interests issued), measurement is based on either the fair value of the consideration given or the fair value of the assets (or net assets) acquired, whichever is more clearly evident and, thus, more reliably measurable.

The cost of the group of assets acquired in an asset acquisition is allocated to the individual assets acquired or liabilities assumed based on their relative fair values of net identifiable assets acquired other than “non-qualifying” assets (for example cash) and does not give rise to goodwill. To the extent that the consideration paid to GBDC 3’s stockholders does not approximate the relative fair values of the net identifiable assets of GBDC 3 acquired other than “non-qualifying” assets, any such premium (or discount) paid by GBDC will be further allocated to the cost of the GBDC 3 assets and liabilities acquired by GBDC pro-rata to their relative fair value, other than “non-qualifying” assets. As GBDC 3 does not have any “qualifying” assets, the premium (or discount) must be allocated to “non-qualifying” assets, which are GBDC 3’s investments in loans and equity securities. Immediately following the closing of the Merger, GBDC, as the surviving company, is required to record its assets at their respective fair values and, as a result, the purchase premium (or discount) allocated to the cost basis of the GBDC 3 assets acquired would immediately be recognized as unrealized depreciation (or appreciation) on the financial statements of GBDC. The purchase premium (or discount) allocated to investments in loan securities will amortize (or accrete) over the life of the loans through interest income, with a corresponding reversal of the unrealized depreciation (or appreciation) on the loans acquired through their ultimate disposition. The purchase premium (or discount) allocated to investments in equity securities will not amortize (or accrete) over the life of the equity securities through interest income and, assuming no subsequent change to the fair value of the equity securities acquired from GBDC 3 and disposition of such equity securities at fair value, would be recognized as realized loss (or gain) with a corresponding reversal of the unrealized depreciation (or appreciation) upon disposition of the GBDC 3 equity securities acquired.

The final allocation of the purchase price will be determined after the Merger is completed and after completion of a final analysis to determine the estimated relative fair values of GBDC 3’s assets and liabilities. Increases or decreases in the estimated fair values of the net assets, commitments, and other items of GBDC 3 as compared to the information shown in this joint proxy statement/prospectus may occur. Accordingly, the final adjustments may be materially different from the pro forma adjustments presented in this joint proxy statement/prospectus.

In accordance with the GBDC 3 Investment Advisory Agreement, the purchase premium paid by GBDC in the Merger will be subject to the Subordinated Liquidation Incentive Fee because such premium represents a liquidation of GBDC 3 in excess of “Adjusted Capital” (as defined in the GBDC 3 Investment Advisory Agreement) as calculated immediately prior to liquidation. On January 16, 2024, GC Advisors entered into a waiver letter agreement (the “GBDC 3 Waiver”) to the GBDC 3 Investment Advisory Agreement pursuant to which GC Advisors agreed to irrevocably waive any Subordinated Liquidation Incentive Fee (as defined in the GBDC 3 Investment Advisory Agreement) that would otherwise be payable in connection with the transactions contemplated by the Merger Agreement.

Assuming the Merger and Second Merger had been completed on December 31, 2023 and based on financial statements as of such date for each of GBDC and GBDC 3, the following sets forth the effect of the purchase accounting adjustments described above:

•	based on the closing market price of GBDC Common Stock of $16.60 on April 9, 2024 the Exchange Ratio would result in a purchase premium of 3.000% to the NAV per share of GBDC 3 Common Stock;

•	The Initial Merger results in the effective sale of GBDC 3 and all of its assets and liabilities to GBDC and the Merger Agreement provides for the termination of the GBDC 3 Investment Advisory Agreement, which would require a final calculation of the capital gain incentive fee as of the termination date. The final calculation of the capital gain incentive fee will treat all of GBDC 3’s investments as being sold at their respective fair values on the date immediately preceding the closing of the Initial Merger.As a result, GBDC 3 has no Capital Gain Incentive Fee payable to GC Advisors pursuant to the terms of the GBDC 3 Investment Advisory Agreement upon the termination of the GBDC 3 Investment Advisory Agreement immediately following the closing of the Initial Merger; and

•	Following GBDC’s allocation of the purchase premium to the assets acquired from GBDC 3, GBDC would recognize unrealized depreciation on its consolidated statement of operations of approximately $44.0 million on the write-down to fair value required by GAAP for the acquired assets of GBDC 3.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following discussion is a general summary of the material U.S. federal income tax consequences of the Merger, including an investment in shares of GBDC Common Stock to a GBDC 3 stockholder. This summary does not purport to be a complete description of the income tax consequences of the Merger applicable to an investment in shares of GBDC Common Stock. For example, GBDC has not described tax consequences that may be relevant to certain types of holders subject to special treatment under U.S. federal income tax laws, including stockholders subject to the alternative minimum tax, tax-exempt organizations, insurance companies, dealers in securities, traders in securities that elect to mark-to-market their securities holdings for tax purposes, pension plans and trusts, persons that have a functional currency (as defined in Section 985 of the Code) other than the U.S. dollar, and financial institutions. This summary assumes that investors hold GBDC Common Stock as capital assets (within the meaning of Section 1221 of the Code). The discussion is based upon the Code, Treasury regulations, and administrative and judicial interpretations, each as of the date of the filing of this document and all of which are subject to change, possibly retroactively, which could affect the continuing validity of this discussion. For purposes of this discussion, references to “dividends” are to dividends within the meaning of the U.S. federal income tax laws and associated regulations, and may include amounts subject to treatment as a return of capital under Section 19(a) of the 1940 Act.

GBDC has not sought and will not seek any ruling from the Internal Revenue Service (“IRS”) as to the U.S. federal income tax consequences of the Merger or any related transactions. This summary does not discuss any aspects of U.S. estate or gift tax or foreign, state or local tax. It does not discuss the special treatment under U.S. federal income tax laws that could result if GBDC invested in tax-exempt securities or certain other investment assets. You are urged to consult with your own tax advisors and financial planners as to the particular tax consequences of the Merger to you, as applicable, including the applicability and effect of any state, local or foreign laws and the effect of possible changes in applicable tax laws.

Certain Material U.S. Federal Income Tax Consequences of the Merger

Tax Consequences if the Merger Qualifies as a Reorganization

The obligation of GBDC to consummate the Merger is contingent upon its receipt of an opinion from Dechert LLP, counsel to GBDC, or alternatively from counsel to GBDC 3, and the obligation of GBDC 3 to consummate the Merger is contingent upon its receipt of an opinion from Dechert LLP, counsel to GBDC 3, or alternatively from counsel to GBDC, generally to the effect that the Merger will qualify as a “reorganization,” within the meaning of Section 368(a) of the Code, with respect to GBDC and GBDC 3. If the Merger qualifies as a reorganization, then generally for U.S. federal income tax purposes:

•	no gain or loss will be recognized by GBDC upon receipt of GBDC 3’s assets in exchange for GBDC Common Stock and the assumption by GBDC of the liabilities of GBDC 3;

•	GBDC’s tax basis in the assets of GBDC 3 transferred to GBDC in the Merger will be the same as GBDC 3’s tax basis in the assets immediately prior to the transfer;

•	GBDC’s holding periods for the assets of GBDC 3 will include the periods during which such assets were held by GBDC 3;

•	no gain or loss will be recognized by GBDC 3 upon the transfer of GBDC 3’s assets to GBDC in exchange for GBDC Common Stock and the assumption by GBDC of the liabilities of GBDC 3 or upon the deemed distribution of GBDC Common Stock by GBDC 3 to its stockholders;

•	no gain or loss will be recognized by GBDC 3’s stockholders upon the exchange of their GBDC 3 Common Stock for GBDC Common Stock, except with respect to cash received instead of a fractional share interest as discussed below;

•	the tax basis of GBDC Common Stock a GBDC 3 stockholder receives in connection with the Merger will be the same as the tax basis of the GBDC 3 stockholder’s GBDC 3 Common Stock exchanged therefor, reduced by any tax basis that is properly allocable to any fractional share interest of GBDC Common Stock that is redeemed for cash, as discussed below;

•	a GBDC 3 stockholder’s holding period for its GBDC Common Stock received in the Merger will include the period for which the GBDC 3 stockholder held the GBDC 3 Common Stock exchanged therefor; and

•	GBDC will succeed to, and take into account the items of GBDC 3 described in Section 381(c) of the Code, subject to the conditions and limitations specified in the Code and the U.S. Treasury regulations thereunder.

The tax opinions described above will be based on then-existing law, will be subject to certain assumptions, qualifications and exclusions and will be based in part on the truth and accuracy of certain representations by GBDC and GBDC 3.

Cash in lieu of a Fractional Share

If a GBDC 3 stockholder receives cash instead of a fractional share of GBDC Common Stock, the GBDC 3 stockholder will be treated as having received the fractional share of GBDC Common Stock pursuant to the Merger and then as having sold that fractional share of GBDC Common Stock for cash. As a result, each such GBDC 3 stockholder generally will recognize gain or loss equal to the difference between the amount of cash received and the tax basis in his, her or its fractional share of GBDC Common Stock. This gain or loss generally will be a capital gain or loss and will be long-term capital gain or loss if, as of the Effective Time, the holding period for the shares (including the holding period of GBDC 3 Common Stock surrendered therefor) is greater than one year. The deductibility of capital losses is subject to limitations. U.S. federal backup withholding tax may be imposed on any cash received instead of a fractional share interest.

Utilization of Loss Carryforwards and Unrealized Losses

In general, limitation under the Code potentially will apply to loss carryforwards and unrealized losses of GBDC 3 if GBDC 3 stockholders before the merger hold less than 50% of the outstanding shares of GBDC immediately following the Merger.

In this regard, the Merger is expected to result in potential limitations on the ability of GBDC to use GBDC 3’s loss carryforwards and potentially to use unrealized capital losses inherent in the tax basis of the assets acquired, once realized and on the ability of GBDC 3’s taxable subsidiaries to use their net operating loss carryforwards, if any. These potential limitations generally would be imposed on an annual basis. Losses in excess of the limitation may be carried forward indefinitely for capital loss carryforwards and net operating loss carryforwards. The limitations as to GBDC 3 generally would equal the product of the fair market value of GBDC 3’s equity immediately prior to the Merger and the “long-term tax-exempt rate,” as published monthly by the IRS, in effect at such time. As of December 2023, the long-term tax-exempt rate was 3.81%. However, no assurance can be given as to what long-term tax-exempt rate will be in effect at the time of the Merger. As of September 30, 2023, GBDC had capital loss carryforwards of $756,000 available for use in subsequent tax years for U.S. federal income tax purposes. This estimate may change by the date of the Merger and does not reflect the impact of the Merger including, in particular, the application (if any) of the loss limitation rules described herein or the materiality of the loss limitation.

GBDC will be prohibited from using its capital loss carryforwards, if any, and unrealized losses (once realized) against the unrealized gains in GBDC 3’s portfolio at the time of the Merger, if any, to the extent such gains are realized within five years following the Merger, if GBDC 3 has a net unrealized built in gain at the time of the Merger. The ability of GBDC to absorb its losses in the future depends upon a variety of factors that cannot be known in advance. Even if GBDC is able to utilize its capital loss carryforwards or unrealized losses, the tax benefit resulting from those losses will be shared by both GBDC 3 and GBDC stockholders following the Merger. Therefore, a GBDC stockholder or GBDC 3 stockholder may pay more taxes, or pay taxes sooner, than such stockholder otherwise would have paid if the Merger did not occur.

GBDC will also be prohibited from using GBDC 3’s capital loss carryforwards, if any, and unrealized losses (once realized) against the unrealized gains in GBDC’s portfolio at the time of the Merger, if any, to the extent such gains are realized within five years following the Merger, if GBDC has a net unrealized built in gain at the time of the Merger. The ability of GBDC to use GBDC 3’s losses in the future depends upon a variety of factors that cannot be known in advance. Even if GBDC is able to utilize capital loss carryforwards or unrealized losses of GBDC 3, the tax benefit resulting from those losses will be shared by both GBDC 3 and GBDC stockholders following the Merger. Therefore, a GBDC 3 stockholder may pay more taxes, or pay taxes sooner, than such stockholder otherwise would have paid if the Merger did not occur.

Further, in addition to the other limitations on the use of losses, under Section 381 of the Code, for the tax year of the Merger, only that percentage of GBDC’s capital gain net income for such tax year (excluding capital loss carryforwards), if any, equal to the percentage of its tax year that remains following the Merger can be reduced by GBDC 3’s capital loss carryforwards (as otherwise limited under Sections 382, 383 and 384 of the Code, as described above).

A RIC cannot carry forward or carry back any net operating losses for U.S. federal income tax purposes. Accordingly, GBDC cannot use any net operating losses inherited from GBDC 3 in the Merger.

Status as a Regulated Investment Company

Both GBDC 3 and GBDC believe they have qualified, and expect to continue to qualify, as RICs. Accordingly, both GBDC 3 and GBDC believe that they have not been, and expect to continue not to be, subject to U.S. federal income tax to the extent that they have made or make distributions treated as dividends for U.S. federal income tax purposes to their stockholders, each tax year, generally of an amount at least 90% of their respective “investment company taxable income,” which is generally net ordinary income plus the excess, if any, of realized net short-term capital gains over realized net long-term capital losses and determined without regard to any deduction for dividends paid.

If either GBDC or GBDC 3 were unable to qualify for treatment as a RIC and was unable to cure the failure, for example, by disposing of certain investments quickly or raising additional capital to prevent the loss of RIC status, GBDC or GBDC 3 generally would be subject to tax on all of their taxable income at regular corporate rates. The Code provides some relief from RIC disqualification due to failures to comply with the 90% Income Test and the Diversification Tests, although there may be additional taxes due in such cases. Neither GBDC nor GBDC 3 can provide assurances that it would qualify for any such relief should it fail the 90% Income Test or the Diversification Tests.

Should failure occur; not only would all the taxable income of GBDC or GBDC 3, as applicable, be subject to tax at regular corporate rates, the company would not be able to deduct dividend distributions to stockholders, nor would they be required to be made. Distributions, including distributions of net long-term capital gain, would generally be taxable to the applicable stockholders as ordinary dividend income to the extent of current and accumulated earnings and profits. Subject to certain limitations under the Code, certain corporate stockholders would be eligible to claim dividends received deduction with respect to such dividends and non-corporate stockholders would generally be able to treat such dividends as “qualified dividend income,” which is subject to reduced rates of U.S. federal income tax. Distributions in excess of current and accumulated earnings and profits would be treated first as a return of capital to the extent of the stockholder’s tax basis, and any remaining distributions would be treated as a capital gain. If either GBDC or GBDC 3 fails to qualify as a RIC, GBDC or GBDC 3, as applicable, may be subject to regular corporate tax on any net built-in gains with respect to certain of its assets (i.e., the excess of the aggregate gains, including items of income, over aggregate losses that would have been realized with respect to such assets if GBDC had been liquidated) that it elects to recognize on requalification or when recognized over the next five taxable years.

Distribution of Income and Gains

GBDC 3’s tax year is expected to end as a result of the Merger. GBDC 3 generally will be required to declare to its stockholders of record one or more distributions of all of its previously undistributed net investment income and net realized capital gain (if any), including capital gain realized on any securities disposed of in connection with the Merger, in order to maintain GBDC 3’s treatment as a RIC during its tax year ending with the date of the Merger and to eliminate any U.S. federal income tax on its taxable income in respect of such tax year.

Moreover, if GBDC has net investment income or net realized capital gain, but has not distributed such income or gain prior to the Merger and you acquire shares of GBDC Common Stock in the Merger, a portion of your subsequent distributions from GBDC may, in effect, be a taxable return of part of your investment. Similarly, if you acquire GBDC Common Stock in the Merger when it holds appreciated securities, you may receive a taxable return of part of your investment if and when GBDC sells the appreciated securities and distributes the realized gain.

U.S. Federal Income Taxation of an Investment in GBDC Common Stock

The following discussion summarizes the U.S. federal income taxation of an investment in GBDC Common Stock. This discussion is not intended as a substitute for careful tax planning. You should consult your tax advisor about your specific tax situation.

A “U.S. stockholder” is a beneficial owner of shares of GBDC Common Stock who is for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•	a corporation or other entity treated as a corporation, for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any political subdivision thereof;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if either a U.S. court can exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions or the trust was in existence on August 20, 1996, was treated as a U.S. person prior to that date, and has made a valid election to be breathed as a U.S. person.

A “Non-U.S. stockholder” is a beneficial owner of shares of GBDC Common Stock that is not a U.S. stockholder.

If a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) holds shares of GBDC Common Stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A prospective stockholder that is a partner in a partnership holding shares of GBDC Common Stock should consult his, her or its tax advisers with respect to the purchase, ownership and disposition of shares of GBDC Common Stock.

Tax matters are very complicated and the tax consequences to an investor of an investment in shares of GBDC Common Stock will depend on the facts of his, her or its particular situation. GBDC 3 stockholders should consult their own tax advisers regarding the specific consequences of the Merger, including tax reporting requirements, the applicability of federal, state, local and foreign tax laws, eligibility for the benefits of any applicable tax treaty and the effect of any possible changes in the tax laws.

Election to be Taxed as a RIC. As a BDC, GBDC has elected to be treated as a RIC under Subchapter M of the Code. As a RIC, GBDC generally will not be subject to corporate-level U.S. federal income taxes on any net ordinary income or capital gains that it timely distributes each tax year to its stockholders as dividends for U.S. federal income tax purposes. To qualify as a RIC, GBDC must, among other things, meet certain source-of-income and asset diversification requirements (as described below). In addition, GBDC must distribute to its stockholders, for each taxable year, dividends for U.S. federal income tax purposes of an amount at least equal to 90% of its “investment company taxable income,” which is generally its net ordinary income plus the excess of realized net short-term capital gains over realized net long term capital losses and determined without regard to any deduction for dividends paid (the “Annual Distribution Requirement”).

Taxation as a RIC. If GBDC:

•	qualifies as a RIC; and

•	satisfies the Annual Distribution Requirement

then it will not be subject to U.S. federal income tax on the portion of its investment company taxable income and net capital gain, defined as net long-term capital gains in excess of net short-term capital losses, GBDC distributes (or is deemed to distribute) as dividends for U.S. federal income tax purposes to its stockholders. GBDC will be subject to U.S. federal income tax at the regular corporate rates on any income or capital gains not distributed (or deemed distributed) as distributions to its stockholders.

As a RIC, GBDC will be subject to a 4% nondeductible federal excise tax on certain undistributed income unless it distributes amounts treated as dividends for U.S. federal income tax purposes in a timely manner to its stockholders of an amount at least equal to the sum of (1) 98% of its net ordinary income (taking into account certain deferrals and elections) for the calendar year, (2) 98.2% of its capital gain net income, which is the excess of capital gains in excess of capital losses (“capital gain net income”) (as adjusted for certain ordinary losses), for the one-year period ending October 31 of that calendar year and (3) any net ordinary income and capital gain net income for the preceding years that were not distributed during such years and on which it did not incur any U.S. federal income tax, or the excise tax avoidance requirement. Any distribution treated as dividends for U.S. federal income tax purposes declared by GBDC during October, November or December of any calendar year, payable to stockholders of record on a specified date in such a month and actually paid during January of the following calendar year, will be treated as if it had been paid by GBDC, as well as received by its U.S. stockholders, on December 31 of the calendar year in which the distribution was declared.

GBDC has previously incurred, and may incur in the future, such excise tax on a portion of its income and capital gains. While GBDC intends to distribute income and capital gains to minimize exposure to the 4% excise tax, it may not be able to, or may choose not to, distribute amounts sufficient to avoid the imposition of the tax entirely. In that event, GBDC generally will be liable for the excise tax only on the amount by which it does not meet the excise tax avoidance requirement. Under certain circumstances, however, GBDC may, in its sole discretion, determine that it is in GBDC’s best interests to retain a portion of its income or capital gains rather than distribute such amount as dividends and accordingly cause GBDC to bear the excise tax burden associated therewith.

In order to qualify as a RIC for U.S. federal income tax purposes, GBDC must, among other things:

•	qualify to be treated as a BDC under the 1940 Act at all times during each tax year;

•	derive in each tax year at least 90% of its gross income from dividends, interest, payments with respect to certain securities loans, gains from the sale of stock or other securities, net income from certain “qualified publicly traded partnerships” (partnerships that are traded on an established securities market or tradable on a secondary market, other than partnerships that derive 90% of their income from interest, dividends and other permitted RIC income) or other income derived with respect to its business of investing in such stock or other securities, or the 90% Income Test; and

•	diversify its holdings so that at the end of each quarter of the tax year:

o	at least 50% of the value of its assets consists of cash, cash equivalents, U.S. government securities, securities of other RICs, and other securities if such other securities of any one issuer do not represent more than 5% of the value of its assets or more than 10% of the outstanding voting securities of such issuer; and

o	no more than 25% of the value of its assets is invested in the securities, other than U.S. government securities or securities of other RICs, of one issuer, of two or more issuers that are controlled, as determined under applicable Code rules, by it and that are engaged in the same or similar or related trades or businesses or of certain “qualified publicly traded partnerships,” or the Diversification Tests.

GBDC may invest in partnerships, including qualified publicly traded partnerships, which may result in it being subject to state, local or foreign income, franchise or other tax liabilities.

A RIC is limited in its ability to deduct expenses in excess of its investment company taxable income. If GBDC’s deductible expenses in a given tax year exceed its investment company taxable income, GBDC may incur a net operating loss for that tax year. However, a RIC is not permitted to carry forward net operating losses to subsequent tax years and such net operating losses do not pass through to its stockholders. In addition, deductible expenses can be used only to offset investment company taxable income, not net capital gain. A RIC may not use any net capital losses (that is, the excess of realized capital losses over realized capital gains) to offset its investment company taxable income, but may carry forward such net capital losses, and use them to offset future capital gains, indefinitely. Due to these limits on deductibility of expenses and net capital losses, GBDC may for tax purposes have aggregate taxable income for several tax years that it is required to distribute and that is taxable to its stockholders even if such taxable income is greater than the net income GBDC actually earns during those tax years.

For U.S. federal income tax purposes, GBDC may be required to recognize taxable income in circumstances in which it does not receive cash. For example, if GBDC holds debt instruments that are treated under applicable tax rules as having original issue discount (such as debt instruments with PIK interest or, in certain cases, with increasing interest rates issued with warrants), it must include in income each tax year a portion of the original issue discount that accrues over the life of the obligation, regardless of whether cash representing such income is received by it in the same tax year. GBDC may also have to include in income other amounts that it has not yet received in cash, such as deferred loan origination fees that are paid after origination of the loan or are paid in non-cash compensation such as warrants or stock. GBDC anticipates that a portion of its income may constitute original issue discount or other income required to be included in taxable income prior to receipt of cash. Also, tax legislation requires that income be recognized for tax purposes no later than when recognized for financial reporting purposes. Further, GBDC elected to amortize market discount and include such amounts in its taxable income in the current tax year, instead of upon their disposition.

GBDC invests a portion of its net assets in below investment grade instruments. Investments in these types of instruments may present special tax issues for GBDC. U.S. federal income tax rules are not entirely clear about issues such as when GBDC may cease to accrue interest, original issue discount or market discount, when and to what extent deductions may be taken for bad debts or worthless instruments, how payments received on obligations in default should be allocated between principal and income and whether exchanges of debt instruments in a bankruptcy or workout context are taxable. GBDC will address these and other issues to the extent necessary in order to seek to ensure that GBDC distributes sufficient income to avoid any material U.S. federal income or excise tax.

Because any original issue discount or other amounts accrued will be included in its investment company taxable income for the tax year of the accrual, GBDC may be required to make a distribution to its stockholders in order to satisfy the annual distribution requirement, even though it will not have received any corresponding cash amount. As a result, GBDC may have difficulty meeting the annual distribution requirement necessary to maintain RIC tax treatment under Subchapter M of the Code. GBDC may have to sell or otherwise dispose of some of its investments at times and/or at prices it would not consider advantageous, raise additional debt or equity capital or forgo new investment opportunities for this purpose. If GBDC is not able to obtain cash from other sources, it may fail to qualify for RIC tax treatment and thus become subject to corporate-level income tax. Furthermore, a portfolio company in which GBDC holds equity or debt instruments may face financial difficulty that requires GBDC to work out, modify, or otherwise restructure such equity or debt instruments. Any such restructuring could, depending upon the terms of the restructuring, cause GBDC to incur unusable or nondeductible losses or recognize future non-cash taxable income.

Certain of GBDC investment practices may be subject to special and complex U.S. federal income tax provisions that may, among other things, (1) treat dividends that would otherwise constitute qualified dividend income as non-qualified dividend income, (2) treat dividends that would otherwise be eligible for the corporate dividends received deduction as ineligible for such treatment, (3) disallow, suspend or otherwise limit the allowance of certain losses or deductions, (4) convert lower-taxed long-term capital gain into higher-taxed short-term capital gain or ordinary income, (5) convert an ordinary loss or a deduction into a capital loss (the deductibility of which is more limited), (6) cause GBDC to recognize income or gain without a corresponding receipt of cash, (7) adversely affect the time as to when a purchase or sale of stock or securities is deemed to occur, (8) adversely alter the characterization of certain complex financial transactions and (9) produce income that will not be qualifying income for purposes of the 90% Income Test. GBDC intends to monitor its transactions and may make certain tax elections to mitigate the effect of these provisions and prevent its ability to be subject to tax as a RIC.

Certain distributions reported by us as Section 163(j) interest dividends may be treated as interest income by stockholders for purposes of the tax rules applicable to interest expense limitations under Section 163(j) of the Code. Such treatment by the stockholder is generally subject to holding period requirements and other potential limitations, although the holding period requirements are generally not applicable to dividends declared by money market funds and certain other funds that declare dividends daily and pay such dividends on a monthly or more frequent basis. The amount that GBDC is eligible to report as a Section 163(j) dividend for a tax year is generally limited to the excess of its business interest income over the sum of its (i) business interest expense and (ii) other deductions properly allocable to its business interest income.

GBDC can invest a portion of its net assets in below investment grade instruments. Investments in these types of instruments can present special tax issues for GBDC. U.S. federal income tax rules are not entirely clear about issues such as when GBDC can cease to accrue interest, original issue discount or market discount, when and to what extent deductions can be taken for bad debts or worthless instruments, how payments received on obligations in default should be allocated between principal and income and whether exchanges of debt obligations in a bankruptcy or workout context are taxable. GBDC intends to address these and other issues to the extent necessary in order to seek to ensure that it distributes sufficient income to avoid any material U.S. federal income tax or the 4% nondeductible U.S. federal excise tax.

Gain or loss realized by GBDC from warrants acquired by GBDC as well as any loss attributable to the lapse of such warrants generally will be treated as capital gain or loss. Such gain or loss generally will be long term or short term, depending on how long GBDC held a particular warrant.

If GBDC acquires the equity securities of certain non-U.S. entities classified as a corporation for U.S. federal income tax purposes that earn at least 75% of their annual gross income from passive sources (such as interest, dividends, rents, royalties or capital gain) or hold at least 50% of their total assets in investments producing such passive income, GBDC could be subject to federal income tax and additional interest charges on “excess distributions” received from such passive foreign investment companies, or PFICs, or gain from the sale of stock in such PFICs, even if all income or gain actually received by GBDC is timely distributed to its stockholders. GBDC would not be able to pass through to its stockholders any credit or deduction for such a tax. Certain elections may, if available, ameliorate these adverse tax consequences, but any such election could require GBDC to recognize taxable income or gain without the concurrent receipt of cash. GBDC intends to limit and/or manage its holdings in PFICs to minimize GBDC’s liability for any such taxes and related interest charges.

Although GBDC does not presently expect to do so, it is authorized to borrow funds and to sell or otherwise dispose of assets in order to satisfy distribution requirements. However, under the 1940 Act, GBDC is not permitted to make distributions to its stockholders while its debt obligations and other senior securities are outstanding unless certain “asset coverage” tests are met. See “Regulation—Senior Securities.” Moreover, GBDC’s ability to sell or otherwise dispose of assets to meet the annual distribution requirement may be limited by (1) the illiquid nature of its portfolio and/or (2) other requirements relating to its qualification as a RIC, including the Diversification Tests. If GBDC sells or otherwise disposes of assets in order to meet the annual distribution requirement or the excise tax avoidance requirement, it may make such dispositions at times that, from an investment standpoint, are not advantageous.

A portfolio company in which GBDC invests may face financial difficulties that require GBDC to work-out, modify or otherwise restructure its investment in the portfolio company. Any such transaction could, depending upon the specific terms of the transaction, result in unusable capital losses and future non-cash income. Any such transaction could also result in GBDC receiving assets that give rise to non-qualifying income for purposes of the 90% Income Test or otherwise would not count toward satisfying the Diversification Tests.

Some of the income and fees that GBDC may recognize, such as fees for providing managerial assistance, certain fees earned with respect to its investments, income recognized in a work-out or restructuring of a portfolio investment, or income recognized from an equity investment in an operating partnership, may not satisfy the 90% Income Test. in order to manage the risk that such income and fees might disqualify GBDC as a RIC for a failure to satisfy the 90% Income Test, GBDC may be required to recognize such income and fees indirectly through one or more entities treated as corporations for U.S. federal income tax purposes. Such corporations will be subject to U.S. corporate income as well as state and local tax on their earnings, which ultimately will reduce the yield to GBDC stockholders on such fees and income.

The remainder of this discussion assumes that GBDC maintains its qualification as a RIC and has satisfied the Annual Distribution Requirement.

Taxation of U.S. Stockholders

This subsection applies to U.S. stockholders, only. If you are not a U.S. stockholder, this subsection does not apply to you and you should refer to “—Taxation of Non-U.S. Stockholders” below.

Distributions by GBDC generally are taxable to U.S. stockholders as ordinary income or capital gains. Distributions of GBDC’s investment company taxable income (which is generally its net ordinary income plus net short-term capital gains in excess of realized net long-term capital losses) will be taxable as ordinary income to U.S. stockholders to the extent of its current or accumulated earnings and profits, whether paid in cash or reinvested in additional shares of GBDC Common Stock. To the extent such distributions paid by GBDC to non-corporate stockholders (including individuals) are attributable to dividends from U.S. corporations and certain qualified foreign corporations and if certain holding period requirements are met, such distributions generally will be treated as qualified dividend income and generally eligible for a maximum U.S. federal tax rate of either 15% or 20%, depending on whether the individual stockholder’s income exceeds certain threshold amounts, and if other applicable requirements are met, such distributions generally will be eligible for the corporate dividends-received deduction to the extent such dividends have been paid by a U.S. corporation. In this regard, it is anticipated that distributions paid by GBDC will generally not be attributable to dividends and, therefore, generally will not qualify for the preferential maximum U.S. federal tax rate applicable to non-corporate stockholders as well as will not be eligible for the corporate dividends-received deduction. Distributions of GBDC’s net capital gains (which is generally its realized net long-term capital gains in excess of realized net short-term capital losses) properly designated by GBDC as “capital gain dividends” will be taxable to a U.S. stockholder as long-term capital gains (currently generally at a maximum rate of either 15% or 20%, depending on whether the individual stockholder’s income exceeds certain threshold amounts) in the case of individuals, trusts or estates, regardless of the U.S. stockholder’s holding period for his, her or its common stock and regardless of whether paid in cash or reinvested in additional common stock. Distributions in excess of GBDC’s earnings and profits first will reduce a U.S. stockholder’s adjusted tax basis in such stockholder’s common stock and, after the adjusted basis is reduced to zero, will constitute capital gains to such U.S. stockholder.

Stockholders receiving dividends or distributions in the form of additional shares of GBDC Common Stock purchased in the market should be treated for U.S. federal income tax purposes as receiving a distribution in an amount equal to the amount of money that the stockholders receiving cash dividends or distributions will receive, and should have a cost basis in the shares received equal to such amount. Stockholders receiving dividends in newly issued shares of GBDC Common Stock will be treated as receiving a distribution equal to the value of the shares received, and should have a cost basis of such amount.

Although GBDC currently intends to distribute any net capital gains at least annual, GBDC may in the future decide to retain some or all of its net capital gains, but designate the retained amount as a “deemed distribution.” In that case, among other consequences, GBDC will pay tax on the retained amount, each U.S. stockholder will be required to include their share of the deemed distribution in income as if it had been distributed to the U.S. stockholder, and the U.S. stockholder will be entitled to claim a credit equal to their allocable share of the tax paid on the deemed distribution by GBDC. The amount of the deemed distribution net of such tax will be added to the U.S. stockholder’s tax basis for their shares of GBDC Common Stock. Since GBDC expects to pay tax on any retained net capital gains at its regular corporate tax rate, and since that rate is in excess of the maximum rate currently payable by individuals on long-term capital gains, the amount of tax that individual stockholders will be treated as having paid and for which they will receive a credit will exceed the tax they owe on the retained net capital gain. Such excess generally may be claimed as a credit against the U.S. stockholder’s other U.S. federal income tax obligations or may be refunded to the extent it exceeds a stockholder’s liability for U.S. federal income tax. A stockholder that is not subject to U.S. federal income tax or otherwise required to file a U.S. federal income tax return would be required to file a U.S. federal income tax return on the appropriate form in order to claim a refund for the taxes GBDC paid. In order to utilize the deemed distribution approach, GBDC must provide written notice to its stockholders prior to the expiration of 60 days after the close of the relevant tax year. GBDC cannot treat any of its investment company taxable income as a “deemed distribution.”

For purposes of determining (1) whether the annual distribution requirement is satisfied for any tax year and (2) the amount of capital gain dividends paid for that tax year, GBDC may, under certain circumstances, elect to treat a distribution that is paid during the following tax year as if it had been paid during the tax year in question. If GBDC makes such an election, the U.S. stockholder will still be treated as receiving the distribution in the tax year in which the distribution is made. However, any distribution declared by GBDC in October, November or December of any calendar year, payable to stockholders of record on a specified date in such a month and actually paid during January of the following calendar year, will be treated as if it had been received by GBDC’s U.S. stockholders on December 31 of the calendar year in which the distribution was declared.

If an investor acquires shares of GBDC Common Stock shortly before the record date of a distribution, the price of the shares of GBDC Common Stock will include the value of the distribution and the investor will be subject to tax on the distribution even though it represents a return of their investment.

A stockholder generally will recognize taxable gain or loss if the stockholder sells or otherwise disposes of their shares of GBDC Common Stock. The amount of gain or loss will be measured by the difference between such stockholder’s adjusted tax basis in the GBDC Common Stock sold and the amount of the proceeds received in exchange. Any gain arising from such sale or disposition generally will be treated as long-term capital gain or loss if the stockholder has held their shares of GBDC Common Stock for more than one year. Otherwise, it would be classified as short-term capital gain or loss. However, any capital loss arising from the sale or disposition of shares of GBDC Common Stock held for six months or less will be treated as long-term capital loss to the extent of the amount of capital gain dividends received, or undistributed capital gain deemed received, with respect to such shares. In addition, all or a portion of any loss recognized upon a disposition of shares of GBDC Common Stock may be disallowed if other shares of GBDC Common Stock are purchased (whether through reinvestment of distributions or otherwise) within 30 days before or after the disposition. In such case, the basis of the GBDC Common Stock acquired will be increased to reflect the disallowed loss.

In general, individual U.S. stockholders are subject to a maximum U.S. federal income tax rate of either 15% or 20% (depending on whether the individual U.S. stockholder’s income exceeds certain threshold amounts) on their net capital gain, i.e., the excess of realized net long-term capital gain over realized net short-term capital loss for a taxable year, including any long-term capital gain derived from an investment in shares of GBDC Common Stock. Such rate is lower than the maximum federal income tax rate on ordinary taxable income currently payable by individuals. Corporate U.S. stockholders currently are subject to U.S. federal income tax on net capital gain at the maximum 21% rate also applied to ordinary income. Non-corporate stockholders incurring net capital losses for a tax year ( i.e., net capital losses in excess of net capital gains) generally may deduct up to $3,000 of such losses against their ordinary income each year; any net capital losses of a non-corporate stockholder in excess of $3,000 generally may be carried forward and used in subsequent tax years as provided in the Code. Corporate stockholders generally may not deduct any net capital losses for any tax year, but may carry back such losses for three tax years or carry forward such losses for five tax years.

An additional 3.8% Medicare tax is imposed on certain net investment income (including ordinary dividends and capital gain distributions received from GBDC and net gains from redemptions or other taxable dispositions of shares of GBDC Common Stock) of U.S. individuals, estates and trusts to the extent that such person’s “modified adjusted gross income” (in the case of an individual) or “adjusted gross income” (in the case of an estate or trust) exceeds certain threshold amounts.

GBDC (or if a U.S. stockholder holds shares through an intermediary, such intermediary) will send to each of its U.S. stockholders, as promptly as possible after the end of each calendar year, a notice detailing, on a per distribution basis, the amounts includible in such U.S. stockholder’s taxable income for such year as ordinary income and as long-term capital gain. In addition, the federal tax status of each year’s distributions generally will be reported to the IRS (including the amount of distributions, if any, eligible for the preferential maximum rate). Distributions paid by GBDC generally will not be eligible for the corporate dividends received deduction or the preferential tax rate applicable to qualifying dividends because GBDC’s income generally will not consist of qualifying dividends. Distributions may also be subject to additional state, local and foreign taxes depending on a U.S. stockholder’s particular situation.

The Code requires reporting of adjusted cost basis information for covered securities, which generally include shares of a RIC acquired after January 1, 2012, to the IRS and to taxpayers. Stockholders should contact their financial intermediaries with respect to reporting of cost basis and available elections for their accounts.

GBDC may be required to withhold U.S. federal income tax, or backup withholding, currently at a rate of 24%, from all distributions to any non-corporate U.S. stockholder (1) who fails to furnish GBDC with a correct taxpayer identification number or a certificate that such stockholder is exempt from backup withholding or (2) with respect to whom the IRS notifies GBDC that such stockholder has failed to properly report certain interest and dividend income to the IRS and to respond to notices to that effect. An individual’s taxpayer identification number is his or her social security number. Any amount withheld under backup withholding is allowed as a credit against the U.S. stockholder’s U.S. federal income tax liability, provided that proper information is provided to the IRS.

Under U.S. Treasury regulations, if a U.S. stockholder recognizes a loss with respect to shares of GBDC Common Stock of $2 million or more in the case of an individual stockholder or $10 million or more in the case of a corporate stockholder in any single tax year (or a greater loss over a combination of tax years), such U.S. stockholder must file with the IRS a disclosure statement on Form 8886. Direct U.S. stockholders of portfolio securities are in many cases excepted from this reporting requirement, but under current guidance, U.S. stockholders of a RIC are not excepted. The fact that a loss is reportable by a taxpayer under these U.S. Treasury regulations does not affect the legal determination of whether the taxpayer’s treatment of the loss is proper. U.S. stockholders should consult their tax advisers to determine the applicability of these U.S. Treasury regulations in light of their individual circumstances.

Taxation of Non-U.S. Stockholders

Whether an investment in the shares of GBDC Common Stock is appropriate for a non-U.S. stockholder will depend upon that person’s particular circumstances. An investment in the shares of GBDC Common Stock by a Non-U.S. stockholder may have adverse tax consequences. Non-U.S. stockholders of GBDC 3 should consult their tax advisers before approving the Merger and the Merger Agreement.

Certain properly reported dividends received by a Non-U.S. stockholder generally are exempt from U.S. federal withholding tax when they (1) are paid in respect of GBDC’s “qualified net interest income” (generally, GBDC’s U.S. source interest income, other than certain contingent interest and interest from obligations of a corporation or partnership in which GBDC is at least a 10% stockholder, reduced by expenses that are allocable to such income), or (2) are paid in connection with GBDC’s “qualified short-term capital gains” (generally, the excess of GBDC’s net short-term capital gain over its long-term capital loss for a tax year) as well as if certain other requirements are satisfied. Nevertheless, it should be noted that in the case of shares of GBDC Common Stock held through an intermediary, the intermediary may have withheld U.S. federal income tax even if GBDC designated the payment as having been derived from qualified net interest income or from qualified short-term capital gains. Moreover, depending on the circumstances, GBDC may designate all, some or none of its potentially eligible dividends as derived from such qualified net interest income or as qualified short-term capital gains, or treat such dividends, in whole or in part, as ineligible for this exemption from withholding.

Distributions of GBDC’s investment company taxable income made to non-U.S. stockholders will not be subject to U.S. withholding tax if (i) the distributions are properly reported in a notice timely delivered to Non-U.S. stockholders as “interest-related dividends” or “short-term capital gain dividends,” (ii) the distributions are derived from sources specified in the Code for such dividends and (iii) certain other requirements are satisfied. No assurance can be given as to whether any amount of GBDC’s distributions will be eligible for this exemption from withholding or, if eligible, will be reported as such by GBDC.

Actual or deemed distributions of GBDC’s net capital gains to a Non-U.S. stockholder, and gains realized by a Non-U.S. stockholder upon the sale of GBDC Common Stock, will not be subject to U.S. federal withholding tax and generally will not be subject to U.S. federal income tax unless (i) the distributions or gains, as the case may be, are effectively connected with a U.S. trade or business of the Non-U.S. stockholder and, if an income tax treaty applies, are attributable to a permanent establishment maintained by the Non-U.S. stockholder in the United States, or (ii) in the case of an individual stockholder, the stockholder is present in the United States for 183 days or more during the year of the sale or capital gain dividend and certain other conditions are met.

If GBDC distributes its net capital gains in the form of deemed rather than actual distributions (which it may do in the future), a Non-U.S. stockholder will be entitled to a U.S. federal income tax credit or tax refund equal to the stockholder’s allocable share of the tax GBDC pays on the capital gains deemed to have been distributed. In order to obtain the refund, the Non-U.S. stockholder must obtain a U.S. taxpayer identification number and file a U.S. federal income tax return even if the Non-U.S. stockholder would not otherwise be required to obtain a U.S. taxpayer identification number or file a U.S. federal income tax return. For a corporate Non-U.S. stockholder, distributions (both actual and deemed), and gains realized upon the sale of GBDC Common Stock that are effectively connected to a U.S. trade or business may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate (or at a lower rate if provided for by an applicable treaty).

A Non-U.S. stockholder who is a non-resident alien individual, and who is otherwise subject to withholding of U.S. federal income tax, may be subject to information reporting and backup withholding of U.S. federal income tax on dividends unless the Non-U.S. stockholder provides GBDC or the dividend paying agent with a U.S. nonresident withholding tax certification ( e.g., an IRS Form W-8BEN, an IRS Form W-8BEN-E or an acceptable substitute form) or otherwise meets documentary evidence requirements for establishing that it is a Non-U.S. stockholder or otherwise establishes an exemption from backup withholding.

Withholding of U.S. tax (at a 30% rate) is required by the Foreign Account Tax Compliance Act (“FATCA”) provisions of the Code with respect to payments of dividends and paid to certain non-U.S. entities that fail to comply (or be deemed compliant) with extensive reporting and withholding requirements designed to inform the U.S. Department of the Treasury of U.S.-owned foreign investment accounts. Stockholders may be requested to provide additional information to enable the applicable withholding agent to determine whether withholding is required.

An investment in shares by a non-U.S. person may also be subject to U.S. federal estate tax. Non-U.S. persons should consult their own tax advisors with respect to the U.S. federal income tax, U.S. federal estate tax, withholding tax, and state, local and foreign tax consequences of acquiring, owning or disposing of GBDC Common Stock.

Failure to Qualify as a RIC

If GBDC fails to satisfy the 90% Income Test or any Diversification Test in any tax year, GBDC may be eligible to avail itself of certain relief provisions under the Code if the failures are due to reasonable cause and not willful neglect, and if a penalty tax is paid with respect to each failure in satisfaction of the applicable requirements. Additionally, relief is provided for certain de minimis failures of the Diversification Tests where GBDC corrects a failure within a specified period. If the applicable relief provisions are not available or cannot be met, all of GBDC’s income will be subject to U.S. federal corporate-level income tax as described below. GBDC cannot provide assurance that it would qualify for any such relief should it fail either the 90% Income Test or any Diversification Test.

If GBDC were unable to qualify for treatment as a RIC, it would be subject to tax on all of its taxable income at regular corporate rates, regardless of whether it makes any distributions to its stockholders. Distributions would not be required, and any distributions would generally be taxable to GBDC stockholders as ordinary dividend income. Subject to certain additional limitations in the Code, such distributions would be eligible for the preferential maximum rate applicable to individual stockholders with respect to qualifying dividends. Subject to certain limitations under the Code, corporate distributees would be eligible for the dividends-received deduction. Distributions in excess of GBDC’s current and accumulated earnings and profits would be treated first as a return of capital to the extent of the stockholder’s tax basis, and any remaining distributions would be treated as a capital gain. Moreover, if GBDC fails to qualify as a RIC in any tax year, to qualify again to be subject to tax as a RIC in a subsequent tax year, GBDC would be required to distribute its earnings and profits attributable to any of its non-RIC tax years as dividends to its stockholders. In addition, if GBDC fails to qualify as a RIC for a period greater than two consecutive tax years, to qualify as a RIC in a subsequent year GBDC may be subject to regular corporate income tax on any net built-in gains with respect to certain of its assets (that is, the excess of the aggregate gains, including items of income, over aggregate losses that would have been realized with respect to such assets if GBDC had sold the property at fair market value at the end of the tax year) that it elects to recognize on requalification or when recognized over the next five tax years.

State and Local Taxes

GBDC may be subject to state or local taxes in jurisdictions in which it is deemed to be doing business. In those states or localities, GBDC’s entity-level tax treatment and the treatment of distributions made to stockholders under those jurisdictions’ tax laws may differ from the treatment under the Code. Accordingly, an investment in shares of GBDC Common Stock may have tax consequences for stockholders that are different from those of a direct investment in GBDC’s portfolio investments. Stockholders are urged to consult their own tax advisers concerning state and local tax matters.

GBDC PROPOSAL: APPROVAL OF THE MERGER STOCK ISSUANCE PROPOSAL

GBDC is asking its stockholders to approve the issuance of the shares of GBDC common stock, par value $0.001 per share (“GBDC Common Stock”) to be issued pursuant to the Merger Agreement. It is a condition to completion of the Merger that GBDC issue shares of GBDC Common Stock to GBDC 3 stockholders pursuant to the Merger Agreement. Upon completion of the Merger, and subject to the terms and conditions of the Merger Agreement, each share of GBDC 3 Common Stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive, in accordance with the Merger Agreement, a number of shares of GBDC Common Stock equal to the Exchange Ratio, which is described in the section entitled “Description of the Merger Agreement—Merger Consideration.”

The issuance of shares of GBDC Common Stock to GBDC 3 stockholders is necessary to complete the Merger, and the approval of the Merger Stock Issuance Proposal is required for completion of the Merger.

Appraisal Rights

Under Delaware law and GBDC’s certificate of incorporation, GBDC stockholders will not be entitled to rights of appraisal with respect to the Merger Stock Issuance Proposal. Accordingly, to the extent that a GBDC stockholder objects to the Merger Stock Issuance Proposal, such GBDC stockholder will not have the right to have a court judicially determine (and the GBDC stockholder will not receive) the fair value for its shares of GBDC Common Stock under the provisions of Delaware law governing appraisal rights.

THE GBDC BOARD, INCLUDING THE GBDC INDEPENDENT DIRECTORS, UNANIMOUSLY RECOMMENDS THAT GBDC STOCKHOLDERS VOTE “FOR” THE MERGER STOCK ISSUANCE PROPOSAL

GBDC stockholders may vote “FOR” or “AGAINST,” or they may “ABSTAIN” from voting on, the Merger Stock Issuance Proposal. The affirmative vote “FOR ” the Merger Stock Issuance Proposal of at least a majority of all of the votes cast at the GBDC Special Meeting in which a quorum is present is necessary for approval of the Merger Stock Issuance Proposal. Abstentions will have no effect on the outcome of the Merger Stock Issuance Proposal. Since GBDC stockholders will only vote on the Merger Stock Issuance Proposal, there will not be any broker non-votes. Proxies received will be voted “FOR” the approval of the Merger Stock Issuance Proposal unless GBDC stockholders designate otherwise.

GBDC 3 PROPOSAL: APPROVAL OF THE MERGER AGREEMENT AND THE MERGER

GBDC 3 is asking its stockholders to approve the adoption of the Merger Agreement pursuant to which Merger Sub will merge with and into GBDC 3, with GBDC 3 as the surviving company, followed immediately by the merger of GBDC 3 with and into GBDC, with GBDC surviving the Merger. Upon completion of the Merger, and subject to the terms and conditions of the Merger Agreement, each share of GBDC 3 Common Stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive, in accordance with the Merger Agreement, the number of shares of GBDC Common Stock equal to the Exchange Ratio, which is described in the section entitled “Description of the Merger Agreement—Merger Consideration.” For more information on the GBDC 3 stockholder vote required for approval of the Merger Proposal, see “The GBDC 3 Special Meeting—Vote Required.”

Approval of the Merger Proposal is required for the completion of the Merger.

Appraisal Rights

Under Maryland law and GBDC 3’s articles of amendment and restatement (the “GBDC 3 Charter”), GBDC 3 stockholders will not be entitled to rights of appraisal with respect to the Merger Proposal. Accordingly, to the extent that a GBDC 3 stockholder objects to the Merger Proposal, such GBDC 3 stockholder will not have the right to have a court judicially determine (and the GBDC 3 stockholder will not receive) the fair value for its shares of GBDC 3 Common Stock under the provisions of Maryland law governing appraisal rights.

THE GBDC 3 BOARD, INCLUDING THE GBDC 3 INDEPENDENT DIRECTORS, UNANIMOUSLY RECOMMENDS THAT GBDC 3 STOCKHOLDERS VOTE “FOR” THE MERGER PROPOSAL.

GBDC 3 stockholders may vote “FOR” or “AGAINST,” or they may “ABSTAIN” from voting on, the Merger Proposal. The affirmative vote of the holders of a majority of the outstanding shares of GBDC 3 Common Stock entitled to vote at the GBDC 3 Special Meeting “FOR” the Merger Proposal is required to approve the Merger Proposal. Abstentions will have the effect of a vote “against” this proposal. Since GBDC 3 stockholders will only vote on the Merger Proposal, there will not be any broker non-votes. Proxies received will be voted “FOR” the approval of the Merger Proposal unless GBDC 3 stockholders designate otherwise.

MARKET PRICE, DIVIDEND AND DISTRIBUTION INFORMATION

GBDC

Price Range of Common Stock

GBDC Common Stock began trading on April 15, 2010 and is currently traded on The Nasdaq Global Select Market under the symbol “GBDC.” The following table sets forth: (i) the net asset value per share of GBDC Common Stock as of the applicable period end, (ii) the range of high and low closing sales prices of GBDC Common Stock as reported on the Nasdaq during the applicable period, (iii) the closing high and low sales prices as a premium (discount) to net asset value during the appropriate period, and (iv) the dividends and distributions per share of GBDC Common Stock declared during the applicable period.

	NAV per	Closing Sales Price		Premium of High Sales Price to	Premium /(Discount) of Low Sales Price to	Dividends and Distributions
Period	Share (1)	High	Low	NAV (2)	NAV (2)	Declared
Fiscal Year Ended September 30, 2024
Third quarter (through April 9, 2024)	N/A	$16.62	$16.39	N/A	N/A	--
Second quarter	N/A	16.63	15.06	N/A	N/A	$0.46	(3)
First quarter	$15.03	15.31	14.06	1.9%	(6.5)%	0.44

Fiscal Year Ended September 30, 2023
Fourth quarter	$15.02	$15.02	$13.37	0%	(11.0)%	$0.41
Third quarter	14.83	13.55	13.02	(8.6)	(12.2)	0.33
Second quarter	14.73	14.09	12.38	(4.3)	(16.0)	0.33
First quarter	14.71	14.25	12.46	(3.1)	(15.3)	0.33

Fiscal Year Ended September 30, 2022
Fourth quarter	$14.89	$14.35	$12.21	(3.6)%	(18.0)%	$0.30
Third quarter	15.14	15.48	12.67	2.2	(16.3)	0.30
Second quarter	15.35	16.10	14.70	4.9	(4.2)	0.30
First quarter	15.26	15.99	14.86	4.8	(2.6)	0.30

(1)	NAV per share is determined as of the last day in the relevant quarter and therefore may not reflect the NAV per share on the date of the high and low closing sales prices. The NAVs shown are based on outstanding shares at the end of each period.

(2)	Calculated as of the difference between the respective high or low closing sales price and the quarter-end NAV, divided by the quarter-end NAV.

(3)	On January 16, 2024 the GBDC Board declared a quarterly distribution of $0.39 per share paid on March 29, 2024 to holders of record of GBDC Common Stock as of March 1, 2024, and on February 2, 2024, the GBDC Board declared a supplemental distribution of $0.07 per share paid on March 15, 2024 to holders of record of GBDC Common Stock as of February 15, 2024.

The last reported price for GBDC Common Stock on April 9, 2024 was $16.60 per share. As of April 5, 2024, GBDC had 970 stockholders of record.

Pursuant to GBDC’s dividend reinvestment plan, GBDC reinvests all cash dividends or distributions declared by the GBDC Board on behalf of stockholders who do not elect to receive their distributions in cash. As a result, if the GBDC Board declares a distribution, then stockholders who have not elected to “opt out” of the GBDC dividend reinvestment plan automatically reinvest their distributions in additional shares of GBDC Common Stock. See “Golub Capital BDC, Inc. Dividend Reinvestment Plan” for additional information regarding GBDC’s dividend reinvestment plan.

GBDC 3

GBDC 3 Common Stock is not listed on a national stock exchange, and there is no established public trading market for GBDC 3 Common Stock. Because shares of GBDC 3 Common Stock have been acquired by investors in one or more transactions “not involving a public offering,” they are “restricted securities” and may be required to be held indefinitely. Such shares of GBDC 3 Common Stock may not be sold, transferred, assigned, pledged or otherwise disposed of unless (i) GBDC 3’s consent is granted, and (ii) the shares are registered under applicable securities laws or specifically exempted from registration (in which case the stockholder may, at GBDC 3’s option, be required to provide GBDC 3 with a legal opinion, in form and substance satisfactory to us, that registration is not required). No sale, transfer, assignment, pledge or other disposition, whether voluntary or involuntary, of shares of GBDC 3 Common Stock may be made except by registration of the transfer on GBDC 3’s books. Each transferee is required to execute an instrument agreeing to be bound by these restrictions and the other restrictions imposed on the shares and to execute such other instruments or certifications as are reasonably required by GBDC 3.

As of April 5, 2024, GBDC 3 had 1,262 stockholders of record.

The following table summarizes GBDC 3’s dividend declarations and distributions during the years ended September 30, 2023 and 2022:

Date Declared	Record Date	Payment Date	Shares Outstanding	Amount Per Share		Total Distributions Declared ($ in thousands)
Year ended September 30, 2023
08/05/2022	10/18/2022	12/28/2022	85,511,291.055	-	(1)	$
11/18/2022	12/15/2022	12/20/2022	86,854,896.195	0.2800			24,319
11/18/2022	01/17/2023	03/21/2023	87,217,538.663	-	(2)		-
02/07/2023	03/17/2023	05/23/2023	88,572,994.567	0.1201			10,636
02/07/2023	04/28/2023	06/21/2023	89,509,039.889	0.1098			9,826
05/05/2023	05/26/2023	08/22/2023	89,660,313.188	0.1542			13,822
05/05/2023	06/16/2023	08/22/2023	89,660,313.188	0.1490			13,361
05/05/2023	07/28/2023	09/19/2023	90,683,649.056	0.1205			10,932
08/03/2023	08/30/2023	11/21/2023	91,061,270.595	0.1843			16,783
08/03/2023	09/22/2023	11/21/2023	93,052,326.113	0.1487			13,838
Total dividends declare for the year ended September 30, 2023							$113,517
Year ended September 30, 2022
08/06/2021	10/18/2021	12/27/2021	56,431,212.836	0.1168			$6,593
11/19/2021	11/29/2021	12/27/2021	65,852,241.833	0.1501			9,883
11/19/2021	12/20/2021	02/28/2022	68,007,006.127	0.1214			8,259
11/19/2021	01/20/2022	03/23/2022	68,414,116.228	0.1068			7,305
02/04/2022	02/25/2022	05/23/2022	71,896,291.279	0.1425			10,246
02/04/2022	03/21/2022	05/23/2022	72,096,011.282	0.1191			8,588
02/04/2022	04/29/2022	07/25/2022	76,705,607.756	0.0800			6,135
05/06/2022	05/20/2022	07/25/2022	76,705,607.756	0.0992			7,608
05/06/2022	06/24/2022	09/14/2022	79,224,646.937	-			-
05/06/2022	07/19/2022	09/14/2022	82,417,164.611	0.0991			8,171
08/05/2022	09/20/2022	11/22/2022	85,511,291.055	-			-
Total dividends declared for the year ended September 30, 2022							$72,788

(1) On August 5, 2022, GBDC 3’s board of directors declared a distribution in an amount (if positive) such that GBDC 3’s net asset value as of October 31, 2022 on a pro forma basis after giving effect to the net increase in net assets resulting from operations earned by GBDC 3 (if positive) as determined in accordance with GAAP for the period October 1, 2022 through October 31, 2022 and the payment of this distribution is $15.00 per share. Due to a net asset value per share less than $15.00 per share, the distribution declared for such period was zero.

(2) On November 18, 2022, GBDC 3’s board of directors declared a distribution in an amount (if positive) such that GBDC 3’s net asset value as of January 31, 2023 on a pro forma basis after giving effect to the net increase in net assets resulting from operations earned by GBDC 3 (if positive) as determined in accordance with GAAP for the period January 1, 2023 through January 31, 2023 and the payment of this distribution is $15.00 per share. Due to a net asset value per share less than $15.00 per share, the distribution declared for such period was zero.

Pursuant to GBDC 3’s dividend reinvestment plan, GBDC 3 reinvests all cash dividends or distributions declared by the GBDC 3 Board on behalf of stockholders who do not elect to receive their distributions in cash. As a result, if the GBDC 3 Board declares a distribution, then stockholders who have not elected to “opt out” of the GBDC 3 dividend reinvestment plan automatically reinvest their distributions in additional shares of GBDC 3 Common Stock. See “Golub Capital BDC 3, Inc. Dividend Reinvestment Plan” for additional information regarding GBDC 3’s dividend reinvestment plan.

BUSINESS OF GOLUB CAPITAL BDC, INC.

The information in “Item 1. Business” in Part I of GBDC’s Annual report on Form 10-K (File No. 814-00794) for the fiscal year ended September 30, 2023 is incorporated herein by reference.

FINANCIAL HIGHLIGHTS OF GOLUB CAPITAL BDC, INC.

The information in “Item 5. Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities — Financial Highlights” in Part II of GBDC’s Annual Report on Form 10-K (File No. 814-00794) for the fiscal year ended September 30, 2023 is incorporated herein by reference.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF GOLUB CAPITAL BDC, INC.

The information in “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II of GBDC’s Annual Report on Form 10-K (File No. 814-00794) for the fiscal year ended September 30, 2023 is incorporated herein by reference.

SENIOR SECURITIES OF GOLUB CAPITAL BDC, INC.

Information about GBDC’s senior securities is shown as of the dates indicated in the below table. This information about GBDC’s senior securities should be read in conjunction with GBDC’s audited consolidated financial statements and related notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operation.” The report of GBDC’s independent registered public accounting firm on the senior securities table is attached as an exhibit to the registration statement of which this prospectus is a part.

Class and Year	Total Amount Outstanding Exclusive of Treasury Securities (1)	Asset Coverage per Unit (2)	Involuntary Liquidating Preference per Unit (3)	Average Market Value per Unit (4)
(In thousands)
2010 Debt Securitization
September 30, 2013	$203,000	$3,717	—	N/A
September 30, 2014	$215,000	$2,491	—	N/A
September 30, 2015	$215,000	$2,373	—	N/A
September 30, 2016	$215,000	$2,488	—	N/A
September 30, 2017	$205,000	$2,852	—	N/A

2014 Debt Securitization
September 30, 2014	$246,000	$2,491	—	N/A
September 30, 2015	$246,000	$2,373	—	N/A
September 30, 2016	$246,000	$2,488	—	N/A
September 30, 2017	$246,000	$2,852	—	N/A
September 30, 2018	$197,483	$2,695	—	N/A
September 30, 2019	$126,344	$2,203	—	N/A

2018 Debt Securitization
September 30, 2019	$408,200	$2,203	—	N/A
September 30, 2020	$408,200	$2,321	—	N/A
September 30, 2021	$408,200	$2,000	—	N/A
September 30, 2022	$408,200	$1,817	—	N/A
September 30, 2023	$388,697	$1,807	—	N/A
December 31, 2023 (unaudited)	$377,703	$1,825	—	N/A

GCIC 2018 Debt Securitization (5)
September 30, 2019	$541,023	$2,203	—	N/A
September 30, 2020	$542,378	$2,321	—	N/A
September 30, 2021	$544,167	$2,000	—	N/A
September 30, 2022	$545,956	$1,817	—	N/A
September 30, 2023	$513,528	$1,807	—	N/A
December 31, 2023 (unaudited)	$491,813	$1,825	—	N/A

2020 Debt Securitization
September 30, 2020	$189,000	$2,321	—	N/A

Credit Facility
September 30, 2013	$29,600	$3,717	—	N/A
September 30, 2014	$27,400	$2,491	—	N/A
September 30, 2015	$127,250	$2,373	—	N/A
September 30, 2016	$126,700	$2,488	—	N/A
September 30, 2017	$63,100	$2,852	—	N/A
September 30, 2018	$136,000	$2,695	—	N/A

MS Credit Facility
September 30, 2018	$234,700	$2,695	—	N/A

MS Credit Facility II
September 30, 2019	$259,946	$2,203	—	N/A
September 30, 2020	$313,292	$2,321	—	N/A
September 30, 2021	$—	$2,000	—	N/A

JPM Credit Facility
September 30, 2021	$472,102	$2,000	—	N/A
September 30, 2022	$692,592	$1,817	—	N/A
September 30, 2023	$784,373	$1,807	—	N/A
December 31, 2023 (unaudited)	$319,674	$1,825	—	N/A

WF Credit Facility
September 30, 2019	$253,847	$2,203	—	N/A
September 30, 2020	$199,554	$2,321	—	N/A

DB Credit Facility
September 30, 2019	$248,042	$2,203	—	N/A
September 30, 2020	$153,524	$2,321	—	N/A

Revolver
September 30, 2014	$—	$2,491	—	N/A
September 30, 2015	$—	$2,373	—	N/A

Adviser Revolver
September 30, 2016	$—	$2,488	—	N/A
September 30, 2017	$—	$2,852	—	N/A
September 30, 2018	$—	$2,695	—	N/A
September 30, 2019	$—	$2,203	—	N/A
September 30, 2020	$—	$2,321	—	N/A
September 30, 2021	$—	$2,000	—	N/A
September 30, 2022	$—	$1,817	—	N/A
September 30, 2023	$—	$1,807	—	N/A
December 31, 2023 (unaudited)	$—	$1,825	—	N/A

SBA Debentures
September 30, 2013	$179,500	$3,717	—	N/A
September 30, 2014	$208,750	$2,491	—	N/A
September 30, 2015	$225,000	$2,373	—	N/A
September 30, 2016	$277,000	$2,488	—	N/A
September 30, 2017	$267,000	$2,852	—	N/A
September 30, 2018	$277,500	$2,695	—	N/A
September 30, 2019	$287,000	$2,203	—	N/A
September 30, 2020	$217,750	$2,321	—	N/A

2024 Notes (6)
September 30, 2021	$399,770	$2,000	—	$1,034
September 30, 2022	$502,131	$1,817	—	$996
September 30, 2023	$500,747	$1,807	—	$969
December 31, 2023 (unaudited)	$500,398	$1,825	—	$989

2026 Notes (7)
September 30, 2021	$398,927	$2,000	—	$1,004
September 30, 2022	$597,930	$1,817	—	$917
September 30, 2023	$598,461	$1,807	—	$867
December 31, 2023 (unaudited)	$598,595	$1,825	—	$892

2027 Notes (8)
September 30, 2021	$346,062	$2,000	—	$990
September 30, 2022	$346,794	$1,817	—	$888
September 30, 2023	$347,526	$1,807	—	$834
December 31, 2023 (unaudited)	$347,711	$1,825	—	$864

2028 Notes (9)
December 31, 2023 (unaudited)	$448,208	$1,825	—	$819

Total Debt (10)
September 30, 2013	$232,600	$3,717	—	N/A
September 30, 2014	$488,400	$2,491	—	N/A
September 30, 2015	$588,250	$2,373	—	N/A
September 30, 2016	$587,700	$2,488	—	N/A
September 30, 2017	$514,100	$2,852	—	N/A
September 30, 2018	$568,183	$2,695	—	N/A
September 30, 2019	$1,837,392	$2,203	—	N/A
September 30, 2020	$1,805,948	$2,321	—	N/A
September 30, 2021	$2,569,228	$2,000	—	N/A
September 30, 2022	$3,093,603	$1,817	—	N/A
September 30, 2023	$3,133,332	$1,807	—	N/A
December 31, 2023 (unaudited)	$3,084,102	$1,825	—	N/A

(1) Total amount of each class of senior securities outstanding at the end of the period presented.

(2) Asset coverage per unit is the ratio of the carrying value of GBDC’s total consolidated assets, less all liabilities and indebtedness not represented by senior securities, to the aggregate amount of senior securities representing indebtedness. Asset coverage per unit is expressed in terms of dollar amounts per $1,000 of indebtedness.

(3) The amount to which such class of senior security would be entitled upon the voluntary liquidation of the issuer in preference to any security junior to it. The “ — ” in this column indicates that the SEC expressly does not require this information to be disclosed for certain types of senior securities.

(4) Not applicable because such senior securities are not registered for public trading, with the exception of the 2024 Notes, the 2026 Notes, the 2027 Notes and the 2028 Notes. The average market value per unit calculated for the 2024 Notes, the 2026 Notes, the 2027 Notes, and the 2028 Notes is based on the average monthly prices of such notes and is expressed per $1,000 of indebtedness.

(5) Represents $546.5 million of outstanding GCIC 2018 Notes less the unamortized discount recognized on the assumption of the GCIC 2018 Debt Securitization in the Merger.

(6) As of September 30, 2021, represents $400.0 million outstanding of 2024 Notes less the unamortized discount recognized upon origination. As of and subsequent to September 30, 2022, represents $500.0 million outstanding of 2024 Notes less the unamortized net discount recognized upon origination.

(7) As of September 30, 2021, represents $400.0 million outstanding of 2026 Notes less the unamortized discount recognized upon origination. As of and subsequent to September 30, 2022, represents $600.0 million outstanding of 2026 Notes less the unamortized net discount recognized upon origination.

(8) Represents $350.0 million outstanding of 2027 Notes less the unamortized discount recognized upon origination.

(9) Represents $450.0 million outstanding of 2028 Notes less the unamortized discount recognized upon origination and an adjustment for the change in fair value of an effective hedge accounting relationship.

(10) These amounts exclude the SBA Debentures pursuant to exemptive relief GBDC received from the SEC on September 13, 2011. There were no SBA Debentures outstanding as of and subsequent to September 30, 2021.

PORTFOLIO COMPANIES OF GOLUB CAPITAL BDC, INC.

The following table sets forth certain information as of December 31, 2023 for each portfolio company in which GBDC had an investment. The general terms of each type of investment, including information on GBDC’s security interests in the assets of the portfolio companies and the expected interest rates on such investments, are described in “Business of Golub Capital BDC, Inc.—Investment Structure.” GBDC’s only formal relationships with its portfolio companies are the managerial assistance that it may provide upon request and the board observer or participation rights it may receive in connection with its investment. As indicated by footnote to the following table, as of December 31, 2023, GBDC is deemed to “control,” as defined in the 1940 Act, one portfolio company and was an “affiliated person,” as defined in the 1940 Act, of seven portfolio companies. In general, under the 1940 Act, GBDC would “control” a portfolio company if it owned, directly or indirectly, more than 25.0% of its voting securities and would be an “affiliate” of a portfolio company if it owned, directly or indirectly, five percent or more of its voting securities.

Name of Portfolio				Type of	Spread Above			Fair Value (Dollars in	Percentage
Company	Address		Industry	Investment (1)	Index (2)	Interest Rate(3)	Maturity	Thousands) (4)	of Class Held (5)
3ES Innovation, Inc.	250 - 2nd Street S.W., Suite 800	Calgary AB T2P0C1 Canada	Oil, Gas and Consumable Fuels	One stop*+(9)(13)	SF + 6.75% (j)	12.24%	05/2025	20,157	-
				One stop+(9)(13)	SF + 6.75% (i)	12.21%	05/2025	120	-
AAH TOPCO, LLC	3 Landmark Sq	Stamford, CT 06901	Healthcare Providers and Services	One stop+	SF + 5.50% (i)	10.96%	12/2027	8,018	-
				One stop+	SF + 5.50% (i)	10.96%	12/2027	506	-
				One stop+(6)	SF + 5.50%	N/A(7)	12/2027	(2)	-
				One stop+(6)	SF + 6.00%	N/A(7)	12/2027	(5)	-
				Subordinated debt+(22)	N/A	11.50% PIK	12/2031	1,097	-
Abita Brewing Co., L.L.C.	PO Box 1510	Abita Springs, LA 70420	Beverages	One stop+(22)(24)	SF + 8.00% (j)	13.35%	04/2024	5,279	-
				One stop+(24)	SF + 8.00% (j)	13.37%	04/2024	315	-
				Second lien+(8)(22)(24)	SF + 8.00% (j)	13.35%	04/2024	1,442	-
				Warrant+(24)	N/A	N/A	N/A	-	16.5%
Accelya Lux Finco S.A.R.L.	Avda Diagonal 567, 3rd Floor	Barcelona, 08029 Spain	Airlines	One stop+(9)(14)(22)	SF + 7.00% (j)	8.45% cash/4.00% PIK	12/2026	928	-
Accession Risk Management Group, Inc.	160 Federal St, 4th Floor	Boston, MA 021110	Insurance	One stop#*+	SF + 5.50% (j)	11.03%	11/2029	24,927	-
				One stop+	SF + 5.50% (j)	11.02%	11/2029	6,380	-
				One stop+	SF + 5.50% (j)	11.02%	11/2029	5,468	-
				One stop+	SF + 5.50% (j)	11.01%	11/2029	1,477	-
				One stop+	SF + 6.00% (j)	11.41%	11/2029	625	-
				One stop+	SF + 6.00% (j)	11.35%	11/2029	279	-
				One stop+(6)	SF + 5.50%	N/A(7)	11/2029	(1)	-
				Preferred stock+(20)	N/A	13.25% Non-Cash	N/A	2,773	0.0	%(26)
ACP Ulysses Buyer, Inc.	920 Harvest Dr	Blue Bell, PA 19422	Pharmaceuticals	One stop#*	SF + 6.00% (j)	11.50%	02/2029	21,033	-
				One stop*	SF + 6.00% (j)	11.50%	02/2029	910	-
Acquia, Inc.	53 State St, 10th Floor	Boston, MA 02109	IT Services	One stop+	SF + 7.00% (k)	12.74%	10/2025	9,482	-
				One stop+	SF + 7.00% (k)	12.60%	10/2025	27	-
				One stop+(6)	SF + 7.00%	N/A(7)	10/2025	(5)	-
Active Day, Inc.	6 Neshaminy Interplex Suite 401	Trevose, PA 19053	Healthcare Providers and Services	One stop#+	SF + 5.25% (j)	10.75%	02/2025	17,522	-
				One stop#+	SF + 5.25% (j)	10.75%	02/2025	1,352	-
				One stop#*	SF + 5.25% (j)	10.75%	02/2025	872	-
				One stop+	SF + 5.25% (j)	10.75%	02/2025	695	-
				One stop+	SF + 5.25% (j)	10.75%	02/2025	613	-
				One stop#*	SF + 5.25% (j)	10.75%	02/2025	602	-
				One stop+	SF + 5.25%	N/A(7)	02/2025	-	-
				One stop+	SF + 5.25% (j)	10.75%	02/2025	-	-
				LLC interest+	N/A	N/A	N/A	342	0.2%
Acuity Eyecare Holdings, LLC	4835 LBJ Freeway Suite 850	Dallas, TX 75244	Healthcare Providers and Services	One stop+	SF + 6.00% (j)	11.51%	03/2026	16,302	-
				One stop+(22)	N/A	16.50%	06/2027	12,728	-
				One stop+	SF + 6.25% (j)	11.75%	03/2026	4,026	-
				One stop+	SF + 6.25% (j)	11.76%	03/2026	3,586	-
				One stop#+	SF + 6.25% (j)	11.75%	03/2026	3,504	-
				One stop+	SF + 6.25% (j)	11.75%	03/2026	3,163	-
				One stop+	SF + 6.00% (j)	11.53%	03/2026	2,021	-
				One stop+	SF + 6.25% (j)	11.75%	03/2026	1,844	-
				One stop+	SF + 6.00% (j)	11.53%	03/2026	1,031	-
				One stop+	SF + 6.25% (j)	11.75%	03/2026	446	-
				One stop+(22)	SF + 13.00% (j)	11.75% cash/6.75% PIK	03/2026	268	-
				One stop+	SF + 6.25% (j)	11.75%	03/2026	165	-
				One stop+(22)	SF + 13.00% (j)	11.75% cash/6.75% PIK	03/2026	104	-
				One stop+	SF + 6.00% (j)	11.53%	03/2026	30	-
				One stop+	SF + 6.25% (j)	11.75%	03/2026	1	-
				One stop+(6)	SF + 6.25%	N/A(7)	03/2026	-	-
				Senior secured+	SF + 6.25% (j)	11.79%	03/2026	108	-
				LLC interest+	N/A	N/A	N/A	4,868	0.8%
				LLC units+	N/A	N/A	N/A	2,956	0.5%

Name of Portfolio				Type of	Spread Above			Fair Value (Dollars in	Percentage
Company	Address		Industry	Investment (1)	Index (2)	Interest Rate(3)	Maturity	Thousands) (4)	of Class Held (5)
ADCS Clinics Intermediate Holdings, LLC	151 Southhall Lane, Suite 300	Maitland, FL 32751	Healthcare Providers and Services	Preferred stock+	N/A	N/A	N/A	1,530	0.0	%(26)
				Common stock+	N/A	N/A	N/A	-	0.0	%(26)
Agility Recovery Solutions Inc.	1601 Wewatta St Suite 300	Denver, CO 80202	Technology Hardware, Storage and Peripherals	One stop+(22)	SF + 6.75% (k)	11.43% cash/0.75% PIK	12/2024	5,570	-
				One stop+(22)	SF + 6.75% (k)	11.43% cash/0.75% PIK	12/2024	773	-
				LLC interest+	N/A	N/A	N/A	179	0.5%
Alegeus Technologies Holdings Corp.	1601 Trapelo Rd South Building, Second Floor	Waltham, MA 02451	Health Care Technology	Senior secured+	SF + 8.25% (k)	13.75%	09/2024	374	-
Alera Group, Inc.	3 Parkway N Suite 500	Deerfield, IL 60015	Insurance	One stop+	SF + 6.00% (i)	11.46%	10/2028	25,050	-
				One stop+	SF + 6.00% (i)	11.46%	10/2028	7,119	-
				One stop+	SF + 6.00% (i)	11.46%	10/2028	606	-
				One stop+(6)	SF + 5.75%	N/A(7)	10/2028	(3)	-
ALKU Intermediate Holdings, LLC	200 Brickstone Sq Suite 503	Andover, MA 01810	Professional Services	One stop+	SF + 6.25% (i)	11.61%	05/2029	4,433	-
Amalthea Parent, Inc.	575 Blvd Armand-Frappier	Laval QC H7V 4B3	Pharmaceuticals	One stop#*+(9)	SF + 5.00% (j)(k)	10.82%	03/2027	52,690	-
				One stop+(6)(9)	SF + 5.00%	N/A(7)	03/2027	(27)	-
				LP Interest+(9)	N/A	N/A	N/A	255	0.1%
AMBA Buyer, Inc.	6034 W Courtyard Dr Suite 300	Austin, TX 78730	Insurance	One stop+	SF + 5.25% (j)(k)	10.53%	07/2027	3,117	-
				One stop+	SF + 5.25% (j)(k)	10.53%	07/2027	928	-
				One stop+	SF + 5.25% (j)(k)	10.53%	07/2027	772	-
				One stop+	SF + 5.25% (j)	10.70%	07/2027	10	-
				One stop+(6)	SF + 5.25%	N/A(7)	07/2027	(1)	-
AmerCareRoyal LLC	420 Clover Mill Rd	Exton, PA 19341	Containers and Packaging	Senior secured+(22)	SF + 7.00% (i)	11.98% cash/0.50% PIK	11/2025	741	-
				Senior secured+(22)	SF + 7.00% (i)	11.98% cash/0.50% PIK	11/2025	158	-
				Senior secured+(22)	SF + 7.00% (i)	11.98% cash/0.50% PIK	11/2025	154	-
				Senior secured+(9)(22)	SF + 7.00% (i)	11.98% cash/0.50% PIK	11/2025	134	-
Anaplan, Inc.	50 Hawthorne St	San Francisco, CA 94105	Software	One stop+	SF + 6.50% (j)	11.85%	06/2029	9,840	-
				One stop+(6)	SF + 6.50%	N/A(7)	06/2028	-	-
				LP Interest+	N/A	N/A	N/A	570	0.0	%(26)
Apex Service Partners, LLC	401 E Jackson St Suite 3300	Tampa, FL 33602	Diversified Consumer Services	One stop+(22)	SF + 7.00% (j)	10.40% cash/2.00% PIK	10/2030	374	-
				One stop+(22)	SF + 7.00% (j)	10.38% cash/2.00% PIK	10/2030	19	-
				One stop+	SF + 6.50% (a)(j)	12.76%	10/2029	2	-
Apothecary Products, LLC	11750 12th Ave S	Burnsville, MN 55337	Pharmaceuticals	Senior secured+	SF + 6.25% (k)	11.85%	07/2025	2,476	-
				Senior secured+(6)	SF + 6.25%	N/A(7)	07/2025	-	-
Appfire Technologies, LLC	1500 District Ave	Burlington, MA 01803	Software	One stop#+	SF + 5.50% (i)(j)	11.02%	03/2027	38,759	-
				One stop+	P + 4.50% (a)	13.00%	03/2027	48	-
				One stop+(6)	SF + 5.50%	N/A(7)	03/2027	(64)	-
Appriss Health Intermediate Holdings, Inc	9901 Linn Station Rd Suite 500	Louisville, KY 40223	IT Services	Preferred stock+(20)	N/A	11.00% Non-Cash	N/A	2,348	0.2%
Aras Corporation	100 Brickstone Sq Suite 100	Andover, MA 01810	Software	One stop+(22)	SF + 6.75% (j)	9.04% cash/3.25% PIK	04/2027	14,661	-
				One stop+	SF + 6.50% (a)(j)	12.34%	04/2027	78	-
				Preferred stock+(20)	N/A	12.00% Non-Cash	N/A	1,323	0.1%
				LP Interest+	N/A	N/A	N/A	410	0.0	%(26)
Arch Global CCT Holdings Corp.	2600 S Telegraph Rd Suite 180	Bloomfield Hills, MI 48302	Industrial Conglomerates	Senior secured#+	SF + 4.75% (j)	10.24%	04/2026	2,278	-
				Senior secured+	SF + 4.75% (j)	10.22%	04/2026	145	-
				Senior secured+	SF + 4.75% (j)	10.20%	04/2026	131	-
				Senior secured+	SF + 4.75%	N/A(7)	04/2025	-	-
Arctic Wolf Networks, Inc. and Arctic Wolf Networks Canada, Inc.	111 W Evelyn Ave Suite 115	Sunnyvale, CA 94086	IT Services	Preferred stock+	N/A	N/A	N/A	4,589	0.1%
				Warrant+	N/A	N/A	N/A	1,468	0.0	%(26)
				Preferred stock+	N/A	N/A	N/A	1,203	0.3%
				Preferred stock+	N/A	N/A	N/A	276	0.0	%(26)
Armstrong Bidco Limited	10 Oakwood Dr	Loughborough LE11 3QF	Software	One stop+(9)(10)(11)	SN + 5.25% (g)	10.44%	06/2029	3,501	-
				One stop+(9)(10)(11)	SN + 5.25% (g)	10.44%	06/2029	1,826	-
Arrow Buyer, Inc.	13200 Metcalf Ave	Overland Park, KS 66213	Software	One stop+	SF + 6.50% (j)	11.85%	06/2030	16,360	-
				One stop+(6)	SF + 6.50%	N/A(7)	06/2030	-	-
Aspen Medical Products, LLC	6481 Oak Canyon	Irvine, CA 92618-5202	Healthcare Equipment and Supplies	One stop#+	SF + 5.25% (j)	10.78%	06/2025	4,115	-
				One stop+	SF + 5.25% (j)	10.78%	06/2025	263	-
				One stop+	SF + 5.25%	N/A(7)	06/2025	-	-
				LP Interest+	N/A	N/A	N/A	92	0.0	%(26)
Astute Holdings, Inc.	2400 Corporate Exchange Dr	Columbus, OH 43231	Software	LP Interest+	N/A	N/A	N/A	712	0.3%
Auvik Networks Inc.	451 Phillip St Suite 200	Waterloo ON N2L 3X2	Software	One stop+(9)(13)(22)	SF + 5.75% (j)	8.53% cash/2.75% PIK	07/2027	7,174	-
				One stop+(9)(13)(22)	SF + 6.25% (j)	8.53% cash/3.25% PIK	07/2027	1,303	-
				One stop+(6)(9)(13)	SF + 3.00%	N/A(7)	07/2027	(1)	-
				Preferred stock+(9)(13)	N/A	N/A	N/A	300	0.1%
				Preferred stock+(9)(13)	N/A	N/A	N/A	34	0.0	%(26)
Avalara, Inc.	255 S King St Suite 1800	Seattle, WA 98104	Diversified Financial Services	One stop+	SF + 7.25% (j)	12.60%	10/2028	11,941	-
				One stop+(6)	SF + 7.25%	N/A(7)	10/2028	-	-
Ave Holdings III, Corp	8620 N New Braunfels Ave	San Antonio, TX 78217	Specialty Retail	One stop*+	SF + 5.50% (j)	11.00%	02/2028	22,171	-
				One stop+	SF + 5.50% (j)	11.00%	02/2028	398	-
				One stop+	SF + 5.50% (j)	11.00%	02/2028	52	-
				One stop+(6)	SF + 5.50%	N/A(7)	02/2028	-	-
				Preferred stock+(20)	N/A	11.50% Non-Cash	N/A	8,263	5.8%
				LP units+	N/A	N/A	N/A	1,060	0.1%

Name of Portfolio				Type of	Spread Above			Fair Value (Dollars in	Percentage
Company	Address		Industry	Investment (1)	Index (2)	Interest Rate(3)	Maturity	Thousands) (4)	of Class Held (5)
Avetta, LLC	549 Timpanogos Pkwy Building G	Orem, UT 84097	Software	One stop+	SF + 5.75% (j)	11.15%	10/2030	4,465	-
				One stop+(6)	SF + 5.75%	N/A(7)	10/2029	(10)	-
AVG Intermediate Holdings & AVG Subsidiary Holdings LLC	13053 W Linebaugh Ave Suite 102	Tampa, FL 33626	Healthcare Providers and Services	One stop+	SF + 6.00% (j)	11.49%	03/2027	4,649	-
				One stop+	SF + 6.00% (j)	11.49%	03/2027	3,886	-
				One stop+	SF + 6.00% (j)	11.48%	03/2027	153	-
				One stop+	SF + 6.00% (j)	11.48%	03/2027	72	-
				One stop+(6)	SF + 6.00%	N/A(7)	03/2027	-	-
				Subordinated debt+(22)	N/A	13.75%	03/2028	2,221	-
				Subordinated debt+(22)	N/A	13.75%	03/2028	849	-
				Subordinated debt+(22)	N/A	13.75%	03/2028	269	-
				LLC units+	N/A	N/A	N/A	202	0.0	%(26)
Axiom Merger Sub Inc.	31 St James Ave Ste 1100	Boston, MA 02116	Software	One stop+	SF + 5.25% (j)	10.79%	04/2026	5,655	-
				One stop+(9)(10)	E + 5.50% (c)(d)	9.60%	04/2026	2,307	-
				One stop+	SF + 5.25% (j)	10.79%	04/2026	268	-
				One stop+	SF + 5.25% (k)	10.88%	04/2026	39	-
				One stop+	SF + 5.25%	N/A(7)	10/2025	-	-
Baduhenna Bidco Limited	Pen-y-fan Industrial Estate Unit 2 Pkwy	Crumlin NP11 3EF	Healthcare Equipment and Supplies	One stop+(9)(11)	SF + 5.95% (h)	11.53%	08/2028	5,415	-
				One stop+(9)(10)(11)	E + 5.95% (c)	9.92%	08/2028	3,197	-
				One stop+(9)(10)(11)	SN + 5.95% (g)	11.26%	08/2028	900	-
				One stop+(9)(10)(11)	E + 5.95% (c)	9.88%	08/2028	763	-
				One stop+(6)(9)(10)(11)	SN + 5.95%	N/A(7)	08/2028	-	-
Bamboo US Bidco LLC	927 S Curry Pike Building B	Bloomington, IN 47403	Healthcare Providers and Services	One stop+	SF + 6.00% (j)	11.38%	09/2030	2,352	-
				One stop+(9)(10)	E + 6.00% (c)	9.95%	09/2030	1,615	-
				One stop+	SF + 6.00% (i)	11.36%	09/2030	20	-
				One stop+(6)	SF + 6.00%	N/A(7)	09/2029	(15)	-
Banker’s Toolbox, Inc.	12331-B Riata Trace Pkwy Building 4 Suite 200	Austin, TX 78727	Diversified Financial Services	One stop+	SF + 5.25% (j)	10.73%	07/2027	7,916	-
				One stop+	SF + 5.25% (j)	10.73%	07/2027	1,474	-
				One stop+	SF + 5.25%	N/A(7)	07/2027	-	-
Barteca Restaurants, LLC	2920 District Ave	Fairfax, VA 22031	Hotels, Restaurants and Leisure	One stop#+	SF + 6.00% (j)	11.53%	08/2028	8,500	-
				One stop+	SF + 6.00% (j)	11.51%	08/2028	665	-
				One stop+(6)	SF + 6.00%	N/A(7)	08/2028	-	-
Batteries Plus Holding Corporation	1325 Walnut Ridge Dr	Hartland, WI 53029	Specialty Retail	LP Interest+	N/A	N/A	N/A	1,209	0.6%
Bayshore Intermediate #2, L.P.	1400 Liberty Ridge Dr	Chesterbrook, PA 19087	Software	One stop+(22)	SF + 7.50% (i)	12.96%	10/2028	76,248	-
				One stop+	SF + 6.50% (j)	12.01%	10/2027	33	-
				Common stock+	N/A	N/A	N/A	3,747	0.1%
Bayside Opco, LLC	576 Broadhollow Rd	Melville, NY 11747	Healthcare Providers and Services	One stop+(22)(24)	SF + 7.25% (j)	12.75%	06/2026	12,375	-
				One stop+(22)(24)	SF + 7.25% (j)	12.75%	06/2026	4,201	-
				One stop+(24)	SF + 7.00%	N/A(7)	06/2026	-	-
				Subordinated debt+(8)(22)(24)	SF + 10.00% (j)	15.50%	06/2026	3,908	-
				LLC units+(24)	N/A	N/A	N/A	2,832	4.6%
BECO Holding Company, Inc.	10926 David Taylor Dr Suite 300	Charlotte, NC 28262	Building Products	One stop#+	SF + 5.25% (j)	10.75%	11/2028	7,590	-
				One stop+(6)	SF + 5.25%	N/A(7)	11/2027	(8)	-
				Preferred stock+(20)	N/A	11.75% Non-Cash	N/A	1,180	0.4%
				LP Interest+	N/A	N/A	N/A	232	0.1%
Belmont Instrument, LLC	780 Boston Rd	Billerica, MA 01821	Healthcare Equipment and Supplies	One stop#*	SF + 6.25% (j)	11.60%	08/2028	9,777	-
				One stop+	SF + 6.25% (j)	11.60%	08/2028	33	-
Benetech, Inc.	1851 Albright Rd	Montgomery, IL 60538	Energy Equipment and Services	One stop+(8)(22)(24)	SF + 6.00% (j)	11.50%	08/2024	1,278	-
				One stop+(8)(22)(24)	SF + 6.00% (j)	11.50%	08/2024	16	-
Benihana, Inc.	21500 Biscayne Blvd Suite 900	Aventura, FL 33180	Food and Staples Retailing	LLC units+	N/A	N/A	N/A	897	0.3%

Name of Portfolio				Type of	Spread Above			Fair Value (Dollars in	Percentage
Company	Address		Industry	Investment (1)	Index (2)	Interest Rate(3)	Maturity	Thousands) (4)	of Class Held (5)
BJH Holdings III Corp.	2831 19th Street South	Homewood, AL 35235	Hotels, Restaurants and Leisure	One stop#*+	SF + 4.50% (j)	10.05%	08/2025	49,564	-
				One stop+	SF + 4.50% (i)(j)	10.03%	08/2025	442	-
Blackbird Purchaser, Inc.	1900 Jetway Blvd	Columbus, OH 43219	Machinery	One stop+	SF + 5.50% (j)	10.86%	12/2030	373	-
				One stop+	SF + 5.50%	N/A(7)	12/2030	-	-
				One stop+(6)	SF + 5.50%	N/A(7)	12/2030	(1)	-
Blades Buyer, Inc.	6945 Southbelt Dr SE	Caledonia, MI 49316	Healthcare Equipment and Supplies	Senior secured#+	SF + 5.00% (j)(k)	10.45%	03/2028	9,859	-
				Senior secured+	SF + 5.25% (i)	10.69%	03/2028	1,297	-
				Senior secured+	SF + 5.00% (i)	10.44%	03/2028	314	-
				Senior secured+	P + 3.75% (a)	12.25%	03/2028	15	-
Blast Bidco Inc.	15 Petersham Rd	Richmond TW10 6TP	Food Products	One stop+	SF + 6.00% (j)	11.35%	10/2030	4,435	-
				One stop+(6)	SF + 6.00%	N/A(7)	10/2029	(5)	-
Bloomerang, LLC	5724 Birtz Rd	Indianapolis, IN 46216	Software	One stop+	SF + 6.00% (k)	11.19%	12/2029	330	-
				One stop+(6)	SF + 6.00%	N/A(7)	12/2029	(1)	-
				One stop+(6)	SF + 6.00%	N/A(7)	12/2029	(1)	-
Blue River Pet Care, LLC	1 S Wacker Dr Suite 2200	Chicago, IL 60606	Healthcare Equipment and Supplies	One stop#*+	SF + 5.75% (i)	11.21%	07/2026	50,039	-
				One stop+	SF + 5.75% (i)	11.21%	07/2026	755	-
				One stop+	SF + 5.75% (i)	11.21%	07/2026	176	-
				One stop+	SF + 5.75% (i)	11.21%	07/2026	169	-
				One stop+	SF + 5.75% (i)	11.21%	07/2026	167	-
				One stop+	SF + 5.75% (i)	11.21%	07/2026	129	-
				One stop+(6)	SF + 5.75%	N/A(7)	07/2026	(1)	-
				One stop+(6)	SF + 5.75%	N/A(7)	08/2025	(4)	-
				Common stock+	N/A	N/A	N/A	210	0.0	%(26)
Bonterra LLC	10801 N MoPac Expressway Suite 400	Austin, TX 78759	Software	One stop+	SF + 7.25% (j)	12.60%	09/2027	63,465	-
				One stop+(22)	SF + 8.00% (j)	13.35%	09/2027	2,864	-
				One stop+	SF + 7.25% (j)	12.60%	09/2027	54	-
Borrower R365 Holdings, LLC	500 Technology Dr Suite 200	Irvine, CA 92618	Food Products	One stop+	SF + 6.50% (j)	12.00%	06/2027	13,637	-
				One stop+	SF + 6.50% (j)	12.00%	06/2027	1,124	-
				One stop+	SF + 6.50% (j)	12.00%	06/2027	43	-
				One stop+(6)	SF + 6.50%	N/A(7)	06/2027	-	-
				One stop+(6)	SF + 6.50%	N/A(7)	06/2027	-	-
				Preferred stock+	N/A	N/A	N/A	157	0.0	%(26)
				Preferred stock+	N/A	N/A	N/A	9	0.0	%(26)
				LLC units+	N/A	N/A	N/A	6	0.0	%(26)
				Preferred stock+	N/A	N/A	N/A	3	0.0	%(26)
				Common stock+	N/A	N/A	N/A	2	0.0	%(26)
				Preferred stock+	N/A	N/A	N/A	2	0.0	%(26)
				LP units+	N/A	N/A	N/A	1	0.0	%(26)
Bottomline Technologies, Inc.	325 Corporate Dr	Portsmouth, NH 03801	Software	One stop+	SF + 5.25% (i)	10.61%	05/2029	26,698	-
				One stop+	SF + 5.75% (i)	11.11%	05/2029	4,532	-
				One stop+(6)	SF + 5.00%	N/A(7)	05/2028	(9)	-
BradyIFS Holdings, LLC	7055 S Lindell Rd	Las Vegas, NV 89118	Commercial Services and Supplies	One stop+	SF + 6.00% (j)	11.38%	10/2029	410	-
				One stop+	SF + 6.00% (j)	11.37%	10/2029	10	-
				One stop+(6)	SF + 6.00%	N/A(7)	10/2029	(1)	-
Brandmuscle, Inc.	233 S Wacker Dr Suite 4400	Chicago, IL 60606	Professional Services	LLC interest+	N/A	N/A	N/A	244	0.5%
bswift, LLC	10 S Riverside Plz	Chicago, IL 60606	Professional Services	One stop+	SF + 6.38% (j)	11.78%	11/2028	5,087	-
Bullhorn, Inc.	100 Summer St 17th Floor	Boston, MA 02210	Software	One stop#*+	SF + 5.50% (i)	10.96%	09/2026	65,099	-
				One stop+(9)(10)	SN + 5.75% (g)	10.94%	09/2026	12,021	-
				One stop+(9)(10)	E + 5.50% (b)	9.34%	09/2026	4,709	-
				One stop+	SF + 5.50% (i)	10.96%	09/2026	211	-
				One stop+	SF + 5.50% (i)	10.96%	09/2026	95	-
				One stop+	SF + 5.50% (i)	10.96%	09/2026	75	-
				One stop+(6)	SF + 5.50%	N/A(7)	09/2026	-	-
Burning Glass Intermediate Holdings Company, Inc.	66 Long Wharf 2nd Floor	Boston, MA 02110	Software	One stop#+	SF + 5.00% (i)	10.46%	06/2028	9,695	-
				One stop+	SF + 5.00% (i)	10.46%	06/2026	21	-
Bynder BidCo, Inc.& Bynder BidCo B.V.	Max Euweplein 46	1017 Amsterdam Netherlands	Software	One stop+(9)(15)	SF + 7.25% (j)	12.63%	01/2029	5,437	-
				One stop+(9)(15)	SF + 7.25% (j)	12.63%	01/2029	1,438	-
				One stop+(6)(9)(15)	SF + 7.25%	N/A(7)	01/2029	-	-
				One stop+(9)(15)	SF + 7.25%	N/A(7)	01/2029	-	-

Name of Portfolio				Type of	Spread Above			Fair Value (Dollars in	Percentage
Company	Address		Industry	Investment (1)	Index (2)	Interest Rate(3)	Maturity	Thousands) (4)	of Class Held (5)
Caerus Midco 3 S.A.R.L.	5 Howick Pl	London SW1P 1WG	Pharmaceuticals	One stop+(9)(14)	SF + 5.50% (j)	10.85%	05/2029	16,455	-
				One stop+(9)(14)	SF + 5.75% (j)	11.10%	05/2029	2,751	-
				One stop+(9)(14)	SF + 5.75% (k)	11.21%	05/2029	1,094	-
				One stop+(9)(14)	SF + 5.75% (i)	11.11%	05/2029	204	-
Cafe Rio Holding, Inc.	215 N Admiral Byrd Rd Suite 100	Salt Lake City, UT 84116	Food and Staples Retailing	One stop#*	SF + 5.25% (i)	10.71%	09/2028	17,986	-
				One stop#+	SF + 5.25% (i)	10.71%	09/2028	3,235	-
				One stop#+	SF + 5.25% (i)	10.71%	09/2028	2,174	-
				One stop#*	SF + 5.25% (i)	10.71%	09/2028	1,380	-
				One stop#+	SF + 5.25% (i)	10.71%	09/2028	1,219	-
				One stop+	SF + 5.25% (i)	10.71%	09/2028	187	-
				One stop+	SF + 5.25% (i)	10.71%	09/2028	175	-
				One stop+	SF + 5.25% (i)	10.71%	09/2028	99	-
				One stop+	SF + 5.25% (i)	10.71%	09/2028	79	-
				One stop+	SF + 5.25% (i)	10.71%	09/2028	50	-
				Common stock+	N/A	N/A	N/A	1,010	0.3%
Calabrio, Inc.	241 N 5th Ave Suite 1200	Minneapolis, MN 55401	Software	One stop+	SF + 7.13% (i)	12.48%	04/2027	53,683	-
				One stop+	SF + 7.13% (i)	12.48%	04/2027	135	-
				One stop+	SF + 7.13%	N/A(7)	04/2027	-	-
				LP Interest+	N/A	N/A	N/A	741	0.1%
				LP Interest+	N/A	N/A	N/A	-	0.0	%(26)
Camelia Bidco Limited	Southbank Central 30 Stamford St 8th Floor	London SE1 9LQ	Software	One stop+(9)(10)(11)	SN + 6.25% (g)	11.44%	08/2030	3,211	-
				One stop+(9)(10)(11)	A + 6.25% (e)	10.57%	08/2030	213	-
				One stop+(6)(9)(10)(11)	SN + 6.25%	N/A(7)	08/2030	(21)	-
Captive Resources Midco, LLC	1100 N Arlington Heights Rd	Itasca, IL 60143	Insurance	One stop+(22)	SF + 5.25% (i)	5.31% cash/5.80% PIK	07/2029	10,252	-
				One stop+(6)	SF + 5.25%	N/A(7)	07/2028	-	-
Cavender Stores L.P.	7820 S Broadway Ave	Tyler, TX 75703	Specialty Retail	Senior secured+	SF + 5.00% (j)	10.35%	10/2029	4,950	-
CCSL Holdings, LLC	2090 Commerce Dr	McKinney, TX 75069	Healthcare Equipment and Supplies	One stop#*(9)	SF + 6.00% (i)	11.36%	12/2028	15,202	-
				One stop+(9)	SF + 6.00% (i)	11.36%	12/2028	4,104	-
				One stop+(9)(10)	SN + 6.00% (g)	11.19%	12/2028	2,449	-
				One stop+(9)	SF + 6.00% (i)	11.36%	12/2028	521	-
				One stop+(6)(9)	SF + 6.00%	N/A(7)	12/2028	-	-
				One stop+(6)(9)	SF + 6.00%	N/A(7)	12/2028	-	-
				LP Interest+(9)	N/A	N/A	N/A	341	0.1%
Celerion Buyer, Inc.	621 Rose St	Lincoln, NE 68502	Life Sciences Tools & Services	One stop#*	SF + 6.50% (k)	11.93%	11/2029	21,326	-
				One stop+(6)	SF + 6.50%	N/A(7)	11/2028	-	-
				One stop+(6)	SF + 6.50%	N/A(7)	11/2029	-	-
				LP units+	N/A	N/A	N/A	930	0.2%
				LP units+	N/A	N/A	N/A	328	0.1%
Certus Pest, Inc.	5955 T G Lee Blvd	Orlando FL, 32822	Diversified Consumer Services	One stop#	SF + 7.50% (j)	13.00%	02/2026	1,553	-
				One stop#	SF + 7.50% (j)	13.00%	02/2026	1,489	-
				One stop+	SF + 7.50% (j)	13.00%	02/2026	1,075	-
				One stop#	SF + 7.50% (j)	13.00%	02/2026	1,061	-
				One stop+	SF + 7.50% (j)	13.00%	02/2026	736	-
				One stop#	SF + 7.50% (j)	13.00%	02/2026	649	-
				One stop+	SF + 7.50% (j)	13.00%	02/2026	632	-
				One stop+	SF + 7.50% (j)	13.00%	02/2026	373	-
				One stop+	SF + 7.50% (j)	13.00%	02/2026	234	-
				One stop+	SF + 7.50% (j)	13.00%	02/2026	128	-
				One stop+	SF + 7.50% (j)	13.00%	02/2026	53	-
				One stop+(6)	SF + 7.50%	N/A(7)	02/2026	(1)	-
CG Group Holdings, LLC	14108 S Western Ave	Gardena, CA 90249	Automobiles	One stop#*+(22)	SF + 8.75% (j)	12.10% cash/2.00% PIK	07/2027	31,210	-
				One stop+(22)	SF + 8.75% (i)	12.11% cash/2.00% PIK	07/2026	342	-
				LP units+	N/A	N/A	N/A	503	0.1%
Channelside Acquisitona Co, Inc.	1208 E Kennedy Blvd Suite 132	Tampa, FL 33602	Road and Rail	One stop+	SF + 6.38% (i)	11.83%	07/2028	4,218	-
				One stop+	SF + 6.75% (i)	12.11%	07/2028	4,069	-
				One stop+(6)	SF + 6.75%	N/A(7)	07/2026	-	-
				One stop+(6)	SF + 6.75%	N/A(7)	07/2028	-	-
				One stop+(6)	SF + 5.50%	N/A(7)	07/2028	-	-

Name of Portfolio				Type of	Spread Above			Fair Value (Dollars in	Percentage
Company	Address		Industry	Investment (1)	Index (2)	Interest Rate(3)	Maturity	Thousands) (4)	of Class Held (5)
Chase Industries, Inc.	10021 Commerce Park Dr	Cincinnati, OH 45246	Machinery	Senior secured+(22)(23)	SF + 7.00% (j)	11.00% cash/1.50% PIK	05/2025	11,427	-
				Senior secured+(22)(23)	SF + 7.00% (j)	11.00% cash/1.50% PIK	05/2025	934	-
				Senior secured+(22)(23)	SF + 7.00% (j)	11.00% cash/1.50% PIK	05/2025	124	-
Chase Intermediate	200 Clarendon St	Boston, MA 02116	Containers and Packaging	One stop#+	SF + 5.25% (i)(j)(k)	10.92%	10/2028	10,867	-
				One stop+(6)	SF + 5.25%	N/A(7)	10/2028	(4)	-
				One stop+(6)	SF + 5.50%	N/A(7)	10/2028	(5)	-
				LP units+	N/A	N/A	N/A	54	0.0	%(26)
CHHJ Midco, LLC	4411 W Tampa Bay Blvd	Tampa, FL 33614	Diversified Consumer Services	Senior secured#	SF + 5.00% (i)	10.46%	01/2026	2,688	-
				Senior secured+	SF + 5.00%	N/A(7)	01/2026	-	-
				LLC units+	N/A	N/A	N/A	301	0.2%
CI (Quercus) Intermediate Holdings, LLC	550 Bedford Rd	Bedford Hills, NY 10507	Commercial Services and Supplies	One stop#*+	SF + 5.25% (j)	10.75%	10/2028	18,227	-
				One stop+	SF + 5.25% (i)	10.71%	10/2028	12	-
				LP Interest+	N/A	N/A	N/A	650	0.1%
Citrin Cooperman Advisors LLC	50 Rockefeller Plaza	New York, NY 10020	Professional Services	One stop+	SF + 5.75% (j)(k)	11.26%	10/2027	5,344	-
				One stop+	SF + 6.25% (k)	11.82%	10/2027	2,323	-
				One stop+	SF + 6.25% (k)	11.78%	10/2027	527	-
				One stop+	SF + 5.25% (i)	10.68%	10/2027	61	-
				One stop+(6)	SF + 5.25%	N/A(7)	10/2027	(4)	-
CivicPlus, LLC	302 S 4th St Suite 500	Manhattan, KS 66502	IT Services	One stop+(22)	SF + 6.50% (j)	9.54% cash/2.50% PIK	08/2027	6,295	-
				One stop+(22)	SF + 6.50% (j)	9.54% cash/2.50% PIK	08/2027	3,709	-
				One stop+(22)	SF + 6.50% (j)	9.54% cash/2.50% PIK	08/2027	2,951	-
				One stop+(22)	SF + 11.75% (k)	17.00% PIK	06/2034	249	-
				One stop+	SF + 6.00% (i)	11.46%	08/2027	26	-
Cloudbees, Inc.	289 S San Antonio Rd Suite 200	Los Altos, CA 94022	Software	Preferred stock+	N/A	N/A	N/A	1,743	0.2%
				Warrant+	N/A	N/A	N/A	1,042	0.1%
				Preferred stock+	N/A	N/A	N/A	720	0.1%
CMI Parent Inc.	15 Thornton Rd	Oakland, NJ 07436	Healthcare Equipment and Supplies	Senior secured#*	SF + 4.75% (i)	10.21%	08/2025	6,291	-
				Senior secured*	SF + 4.75% (i)	10.21%	08/2025	3,086	-
				Senior secured*	SF + 4.75% (i)	10.21%	08/2025	2,895	-
				Senior secured+(6)	SF + 4.75%	N/A(7)	08/2025	-	-
				Common stock+	N/A	N/A	N/A	233	0.1%
				Common stock+	N/A	N/A	N/A	189	0.0	%(26)
Cobalt Buyer Sub, Inc.	123 Frost St Suite 115	Westbury, NY 11590	Pharmaceuticals	One stop+	SF + 6.00% (i)	11.47%	10/2028	10,283	-
				One stop+	SF + 6.00% (i)	11.47%	10/2028	3,448	-
				One stop+	SF + 6.00% (i)	11.47%	10/2028	2,598	-
				One stop+	SF + 6.00% (i)	11.47%	10/2027	37	-
				Preferred stock+(20)	SF + 10.00% (j)	15.35% Non-Cash	N/A	10,489	1.7%
				Preferred stock+	N/A	N/A	N/A	139	0.0	%(26)
				Common stock+	N/A	N/A	N/A	-	0.0	%(26)
Cobepa BlueSky Aggregator, SCSp	2300 Englert Dr	Durham, NC 27713	Biotechnology	LP Interest+	N/A	N/A	N/A	925	0.1%
				LP units+	N/A	N/A	N/A	31	0.4%
Coding Solutions Acquisition, Inc.	6509 Windcrest Dr Suite 165	Plano, TX 75024	Health Care Technology	One stop+	SF + 5.50% (i)	11.11%	05/2028	5,144	-
				One stop+	SF + 5.75% (i)	11.11%	05/2028	1,559	-
				One stop+	SF + 6.00% (i)	11.36%	05/2028	630	-
				One stop+	SF + 5.50% (i)	11.11%	05/2028	24	-
				One stop+(6)	SF + 5.75%	N/A(7)	05/2028	-	-
Color Intermediate, LLC	3055 Lebanon Pike Suite 1000	Nashville, TN 37214	Health Care Technology	One stop+	SF + 5.50% (j)	10.95%	10/2029	11,636	-
Community Brands Parentco LLC	9620 Executive Center Dr N Suite 200	St. Petersburg, FL 33702	Software	One stop+	SF + 5.50% (i)	10.96%	02/2028	13,736	-
				One stop+(6)	SF + 5.50%	N/A(7)	02/2028	(1)	-
				One stop+(6)	SF + 5.50%	N/A(7)	02/2028	(2)	-
Community Care Partners, LLC	91302 Coburg Industrial Way Suite 122	Coburg, OR 97408	Healthcare Providers and Services	One stop+	SF + 6.00% (i)	11.47%	06/2026	2,180	-
				One stop+(6)	SF + 6.00%	N/A(7)	06/2026	-	-
Connexin Software, Inc.	602 W Office Center Dr Suite 350	Fort Washington, PA 19034	Health Care Technology	One stop+	SF + 8.50% (j)	13.85%	02/2024	9,465	-
				One stop+	SF + 8.50% (j)	13.85%	02/2024	20	-
				LLC interest+	N/A	N/A	N/A	185	0.2%
Consilio Midco Limited	400 Armand-Frappier Blvd Suite 2020	Laval QC H7V 4B4	Specialty Retail	One stop+(9)(11)	SF + 5.75% (j)	11.25%	05/2028	11,278	-
				One stop#(9)(11)	SF + 5.75% (j)	11.25%	05/2028	9,752	-
				One stop+(9)(10)(11)	E + 6.25% (c)	10.19%	05/2028	9,182	-
				One stop#(9)(11)	SF + 5.75% (j)	11.25%	05/2028	2,110	-
				One stop#(9)(11)	SF + 5.75% (j)	11.25%	05/2028	1,403	-
				One stop+(9)(11)	SF + 5.75% (j)	11.25%	05/2028	717	-
				One stop+(9)(10)(11)	E + 6.25% (c)	10.19%	05/2028	66	-
				One stop+(9)(11)	SF + 5.75% (j)	11.25%	05/2028	44	-
				One stop+(9)(10)(11)	E + 6.25% (c)	10.19%	05/2028	32	-
				One stop+(9)(10)(11)	E + 6.25% (c)	10.19%	05/2028	29	-
				One stop+(9)(10)(11)	E + 6.25% (c)	10.19%	05/2028	17	-
				One stop+(9)(10)(11)	E + 6.25% (c)	10.19%	05/2028	17	-
				One stop+(9)(10)(11)	E + 6.25% (c)	10.19%	05/2028	15	-
				One stop+(9)(11)	SF + 5.75% (j)	11.25%	05/2028	11	-
				One stop+(9)(10)(11)	E + 6.25% (c)	10.19%	05/2028	4	-

Name of Portfolio				Type of	Spread Above			Fair Value (Dollars in	Percentage
Company	Address		Industry	Investment (1)	Index (2)	Interest Rate(3)	Maturity	Thousands) (4)	of Class Held (5)
COP CollisionRight Holdings, Inc.	6500 Glenway Ave	Cincinnati, OH 45221	Auto Components	One stop#+	SF + 5.00% (j)	10.50%	04/2028	9,779	-
				One stop+	SF + 5.00% (j)	10.50%	04/2028	51	-
COP Hometown Acquisitions, Inc.	11331 E 58th St	Tulsa, OK 74146	Diversified Consumer Services	Senior secured+	SF + 5.25% (j)	10.79%	07/2027	1,645	-
				Senior secured+	SF + 5.25% (j)	10.79%	07/2027	1,602	-
				Senior secured+	SF + 5.25% (j)	10.79%	07/2027	1,050	-
				Senior secured+	SF + 5.25% (j)	10.78%	07/2027	742	-
				Senior secured+	SF + 5.25% (j)	10.79%	07/2027	191	-
				Senior secured+	P + 4.50% (a)(j)	12.21%	07/2027	118	-
				Senior secured+	SF + 5.50% (j)	10.97%	07/2027	116	-
				Senior secured+	SF + 5.25% (j)	10.78%	07/2027	115	-
				Senior secured+	SF + 5.50% (a)(j)	11.62%	07/2027	103	-
				Senior secured+(6)	SF + 5.25%	N/A(7)	07/2027	(4)	-
Coupa Holdings, LLC	1855 S Grant St Suite 100	San Mateo, CA 94402	Software	One stop+	SF + 7.50% (i)	12.86%	02/2030	22,676	-
				One stop+(6)	SF + 7.50%	N/A(7)	02/2029	(1)	-
				One stop+(6)	SF + 7.50%	N/A(7)	02/2030	(20)	-
Covercraft Parent III, Inc.	100 Enterprise Blvd	Pauls Valley, OK 73075	Auto Components	Senior secured+	SF + 4.50% (k)	10.10%	08/2027	4,635	-
				Senior secured+	SF + 4.50% (j)	10.00%	08/2027	938	-
				Senior secured+	SF + 4.50% (j)	10.03%	08/2027	9	-
Crewline Buyer, Inc.	188 Spear St Suite 1000	San Francisco, CA 94105	Software	One stop+	SF + 6.75% (j)	12.10%	11/2030	447	-
				One stop+(6)	SF + 6.75%	N/A(7)	11/2030	(1)	-
CRH Healthcare Purchaser, Inc.	2675 Paces Ferry Rd SE Suite 200	Atlanta, GA 30339	Healthcare Providers and Services	Senior secured+	SF + 6.25% (j)	11.75%	06/2025	19,501	-
				Senior secured+	SF + 6.25% (j)	11.75%	06/2025	5,132	-
				Senior secured+	SF + 6.25% (j)	11.75%	06/2025	4,059	-
				Senior secured+	SF + 6.25% (j)	11.75%	06/2025	3,476	-
				Senior secured+	SF + 6.25% (j)	11.75%	06/2025	100	-
				LP Interest+	N/A	N/A	N/A	504	0.2%
Critical Start, Inc.	6100 Tennyson Pkwy Suite 200	Plano, TX 75024	IT Services	One stop+(22)	SF + 6.75% (j)	8.54% cash/3.63% PIK	05/2028	3,341	-
				One stop+(22)	SF + 6.75% (j)	8.54% cash/3.63% PIK	05/2028	1,524	-
				One stop+	SF + 6.25% (h)	11.57%	05/2028	26	-
				Common stock+	N/A	N/A	N/A	256	0.1%
Crow River Buyer, Inc.	20855 Kensington Blvd	Lakeville, MN 55044	Health Care Technology	One stop+	SF + 7.75% (j)	13.13%	01/2029	4,631	-
				One stop+(6)	SF + 7.75%	N/A(7)	01/2029	-	-
CST Holding Company	531 Axminister Dr	Fenton, MO 63026	Electronic Equipment, Instruments and Components	One stop+	SF + 6.50% (i)	11.96%	11/2028	24,472	-
				One stop+	SF + 6.50% (i)	11.96%	11/2028	5	-
Cycle Gear, Inc.	4705 Industrial Way	Benicia, CA 94510	Specialty Retail	One stop#*+	SF + 6.75% (j)	12.25%	01/2026	45,074	-
				Preferred stock+	N/A	N/A	N/A	101	0.3%
				LLC units+	N/A	N/A	N/A	54	0.1%
Cynet Security Ltd.	2 Nim Blvd 9th Floor	Rishon Lezion 7546354 Israel	Software	Preferred stock+(9)(16)	N/A	N/A	N/A	627	0.2%
Datix Bidco Limited	11 Worple Rd Swan Ct	London SW19 4JS	Healthcare Providers and Services	Second lien+(9)(10)(11)	SN + 7.75% (g)	12.94%	04/2026	20,100	-
				Senior secured+(9)(10)(11)	SN + 4.50% (g)	9.69%	04/2025	56,646	-
Davidson Hotel Company, LLC	One Ravinia Dr Suite 1600	Atlanta, GA 30346	Hotels, Restaurants and Leisure	One stop+	SF + 5.25% (i)	10.71%	07/2025	5,447	-
				One stop+	SF + 5.25% (i)	10.71%	07/2025	840	-
				One stop+	SF + 5.25%	N/A(7)	07/2025	-	-
Daxko Acquisition Corporation	600 University Park Pl Suite 500	Birmingham, AL 35209	Software	One stop+	SF + 5.50% (i)	10.96%	10/2028	26,540	-
				One stop+	SF + 5.50% (i)	10.96%	10/2028	2,238	-
				One stop+	SF + 5.50% (i)	10.96%	10/2028	105	-
				One stop+	P + 4.50% (a)	13.00%	10/2027	7	-
DCA Investment Holding, LLC	6240 Lake Osprey Dr	Sarasota, FL 34240	Healthcare Providers and Services	Preferred stock(20)	N/A	8.00% Non-Cash	N/A	1,238	0.2%
				Common stock	N/A	N/A	N/A	80	0.0	%(26)
Delinea Inc.	3300 Tannery Way	Santa Clara, CA 95054	IT Services	One stop+	SF + 5.75% (j)	11.25%	03/2028	16,370	-
				One stop#	SF + 5.75% (j)	11.25%	03/2028	9,464	-
				One stop+(6)	SF + 5.75%	N/A(7)	03/2027	-	-
Denali Bidco Limited	53 rue de Châteaudun	75009 Paris France	Software	One stop+(9)(10)(11)	SN + 6.00% (g)	11.19%	08/2030	3,012	-
				One stop+(9)(10)(11)	E + 6.00% (b)	9.84%	08/2030	757	-
				One stop+(6)(9)(10)(11)	SN + 6.00%	N/A(7)	08/2030	(11)	-
				LP Interest+(9)(11)	N/A	N/A	N/A	381	0.0	%(26)

Name of Portfolio				Type of	Spread Above			Fair Value (Dollars in	Percentage
Company	Address		Industry	Investment (1)	Index (2)	Interest Rate(3)	Maturity	Thousands) (4)	of Class Held (5)
Denali Midco 2, LLC	960 W Behrend Dr	Phoenix, AZ 85027	Automobiles	One stop#*+	SF + 6.25% (i)	11.71%	12/2027	42,325	-
				One stop+	SF + 6.50% (i)	11.96%	12/2027	968	-
				One stop+	SF + 6.25% (i)	11.71%	12/2027	652	-
				One stop+	SF + 6.50% (i)	11.96%	12/2027	261	-
				One stop+	SF + 6.50% (i)	11.96%	12/2027	221	-
				One stop+	SF + 6.25% (i)	11.71%	12/2027	195	-
				One stop+	SF + 6.50% (i)	11.96%	12/2027	129	-
				One stop+	SF + 6.25% (i)	11.71%	12/2027	119	-
				One stop+	SF + 6.25% (i)	11.71%	12/2027	113	-
				One stop+	SF + 6.25% (i)	11.71%	12/2027	98	-
				One stop+	SF + 6.25% (i)	11.71%	12/2027	81	-
				One stop+	SF + 6.25% (i)	11.71%	12/2027	79	-
				One stop+	SF + 6.25% (i)	11.71%	12/2027	79	-
				One stop+	SF + 6.25% (i)	11.71%	12/2027	65	-
				One stop+	SF + 6.50% (i)	11.96%	12/2027	65	-
				One stop+	SF + 5.75% (i)	11.21%	12/2027	2	-
				One stop+(6)	SF + 6.25%	N/A(7)	12/2027	-	-
				One stop+(6)	SF + 6.50%	N/A(7)	12/2027	-	-
Diligent Corporation	1385 Broadway 19th Floor	New York, NY 10018	Software	One stop#*+	SF + 6.25% (j)	11.78%	08/2025	85,188	-
				One stop+	SF + 5.75% (j)	11.28%	08/2025	5,844	-
				One stop+	SF + 6.25% (i)(j)	11.76%	08/2025	175	-
				Preferred stock+(20)	N/A	10.50% Non-Cash	N/A	20,573	0.5%
				Preferred stock+	N/A	N/A	N/A	2,320	0.1%
DISA Holdings Corp.	10900 Corporate Centre Dr Suite 250	Houston, TX 77041	Professional Services	One stop+	SF + 5.50% (i)	10.84%	09/2028	201	-
				Senior secured+	SF + 5.50% (i)	10.84%	09/2028	3,468	-
				Senior secured+	SF + 5.50% (i)	10.84%	09/2028	250	-
				Senior secured+	SF + 5.50% (i)	10.85%	09/2028	9	-
				Subordinated debt+(22)	SF + 10.00% (i)	13.36% cash/2.00% PIK	03/2029	51	-
Disco Parent, Inc.	1807 W Jones St	Bolivar, MO 65613	Insurance	One stop+	SF + 7.50% (j)	12.89%	03/2029	4,069	-
				One stop+(6)	SF + 7.50%	N/A(7)	03/2029	-	-
Dollfus Mieg Company, Inc.	13 Rue de Pfastatt	68200 Mulhouse France	Textiles, Apparel and Luxury Goods	One stop+(9)(11)	SF + 6.00% (k)	11.47%	03/2028	1,856	-
				One stop+(9)(11)	SF + 6.00% (k)	11.47%	03/2028	925	-
				One stop+(9)(11)	SF + 6.00% (k)	11.47%	03/2028	813	-
				One stop+(9)(10)(11)	E + 6.00%	N/A(7)	03/2028	-	-
Doxa Insurance Holdings LLC	6920 Pointe Inverness Way Suite 140	Fort Wayne, IN 46804	Insurance	One stop+	SF + 5.50% (j)	10.87%	12/2030	229	-
				One stop+	SF + 5.50%	N/A(7)	12/2029	-	-
				One stop+(6)	SF + 5.50%	N/A(7)	12/2030	(2)	-
DP Flores Holdings, LLC	1218 S Church St	Charlotte, NC 28203	Diversified Consumer Services	One stop#	SF + 6.25% (j)	11.60%	09/2028	2,567	-
				One stop+	SF + 6.25% (j)	11.60%	09/2028	399	-
				One stop+(6)	SF + 6.25%	N/A(7)	09/2028	-	-
				One stop+(6)	SF + 6.25%	N/A(7)	09/2028	-	-
				LLC units+	N/A	N/A	N/A	86	0.0	%(26)
Dragon UK Bidco Limited	Axys House Parc Nantgarw	Cardiff Wales CF15 7TW	Software	One stop+(9)(10)(11)	SN + 5.75% (g)	10.94%	02/2029	14,307	-
				One stop+(9)(10)(11)	C + 5.75% (f)	11.19%	02/2029	281	-
				One stop+(6)(9)(10)(11)	SN + 5.75%	N/A(7)	02/2029	(3)	-
Dwyer Instruments, Inc.	102 Indiana Hwy Suite 212	Michigan City, IN 46360	Industrial Conglomerates	One stop+	SF + 5.75% (j)	11.20%	07/2027	3,795	-
				One stop+	SF + 5.75% (i)(j)	11.20%	07/2027	962	-
				One stop+	SF + 5.75% (k)	11.09%	07/2027	227	-
				One stop+(6)	SF + 5.75%	N/A(7)	07/2027	(1)	-
				One stop+(6)	SF + 5.75%	N/A(7)	07/2027	(3)	-
EGD Security Systems, LLC	550 Assembly St 5th Floor	Columbia, SC 29201	Commercial Services and Supplies	Common stock+	N/A	N/A	N/A	1,260	0.1%
Eliassen Group, LLC	55 Walkers Brook Dr 6th Floor	Reading, MA 01867	Professional Services	One stop+	SF + 5.50% (j)	10.85%	04/2028	1,412	-
				One stop+	SF + 5.50% (j)	10.87%	04/2028	8	-
Elite Dental Partners LLC	141 W Jackson Blvd Suite 210	Chicago, IL 60604	Healthcare Providers and Services	One stop+(8)(22)(24)	SF + 5.25% (j)	10.70% PIK	09/2024	4,937	-
				One stop+(8)(22)(24)	SF + 12.00% (j)	17.45% PIK	09/2024	3,242	-
				One stop+(22)(24)	SF + 5.25% (j)	10.70% PIK	09/2024	1,438	-
				LLC interest(24)	N/A	N/A	N/A	-	0.0	%(26)
				LLC interest(24)	N/A	N/A	N/A	-	0.0	%(26)
				LLC units(24)	N/A	N/A	N/A	-	0.0	%(26)

Name of Portfolio				Type of	Spread Above			Fair Value (Dollars in	Percentage
Company	Address		Industry	Investment (1)	Index (2)	Interest Rate(3)	Maturity	Thousands) (4)	of Class Held (5)
Elite Sportswear, L.P.	2136 N 13th St	Reading, PA 19604	Textiles, Apparel and Luxury Goods	Senior secured+(22)	SF + 7.00% (j)	11.86% cash/0.75% PIK	09/2025	9,783	-
				Senior secured+(22)	SF + 7.00% (j)	11.86% cash/0.75% PIK	09/2025	3,932	-
				Senior secured+(22)	SF + 7.00% (j)	11.86% cash/0.75% PIK	09/2025	2,024	-
				Senior secured*+(22)	SF + 7.00% (j)	11.86% cash/0.75% PIK	09/2025	671	-
				Senior secured+(22)	SF + 7.00% (j)	11.86% cash/0.75% PIK	09/2025	308	-
				Senior secured*+(22)	SF + 7.00% (j)	11.86% cash/0.75% PIK	09/2025	294	-
				Senior secured+(22)	SF + 7.00% (j)	11.86% cash/0.75% PIK	09/2025	92	-
				Senior secured+(22)	SF + 7.00% (j)	11.86% cash/0.75% PIK	09/2025	3	-
Emerge Intermediate, Inc.	430 Mountain Ave #302	New Providence, NJ 07974	Healthcare Providers and Services	One stop#*(22)	SF + 6.50% (j)	11.50% cash/0.50% PIK	05/2024	19,233	-
				One stop+(22)	SF + 6.50% (j)	11.50% cash/0.50% PIK	05/2024	1,741	-
				One stop+(22)	SF + 6.50% (j)	11.50% cash/0.50% PIK	05/2024	134	-
				LLC units+	N/A	N/A	N/A	591	0.5%
				LLC units+	N/A	N/A	N/A	79	0.1%
				LLC units+	N/A	N/A	N/A	-	0.0	%(26)
EMS LINQ, LLC	2528 Independence Blvd	Wilmington, NC 28412	Diversified Consumer Services	One stop+	SF + 6.25% (i)	11.71%	12/2027	9,400	-
				One stop+(6)	SF + 6.25%	N/A(7)	12/2027	(3)	-
				LP Interest+	N/A	N/A	N/A	419	0.1%
Enboarder, Inc.	728 Northwestern Ave Building B	Austin, TX 78702	Professional Services	Preferred stock+(9)(12)	N/A	N/A	N/A	573	0.3%
Encore Holdings, LLC	70 Bacon St	Pawtucket, RI 02860	Commercial Services and Supplies	One stop+	SF + 5.00% (j)	10.45%	11/2028	1,854	-
				One stop+	SF + 5.00% (j)	10.45%	11/2028	815	-
Encorevet Group LLC	5 Mountain Ledge Drive	Gansevoort, NY 12831	Healthcare Providers and Services	One stop+(22)	SF + 6.75% (j)	12.29%	02/2027	949	-
				One stop+(22)	SF + 6.75% (j)	12.29%	02/2027	596	-
				One stop+(22)	SF + 6.75% (j)	12.29%	02/2027	296	-
				One stop+(22)	SF + 6.75% (j)	12.29%	02/2027	283	-
				One stop+(22)	SF + 6.75% (j)	12.29%	02/2027	256	-
				One stop+(22)	SF + 6.75% (j)	12.29%	02/2027	235	-
				One stop+(22)	SF + 6.75% (j)	12.29%	02/2027	157	-
				One stop+(22)	SF + 6.75% (j)	12.29%	02/2027	110	-
				One stop+(22)	SF + 6.75% (j)	12.29%	02/2027	106	-
				One stop+(22)	SF + 6.75% (j)	12.29%	02/2027	66	-
				One stop+(22)	SF + 6.75% (j)	12.29%	02/2027	55	-
				One stop+(22)	SF + 6.75% (j)	12.29%	02/2027	54	-
				One stop+(22)	SF + 6.75% (j)	12.26%	02/2027	45	-
				One stop+(22)	SF + 6.75% (j)	12.29%	02/2027	31	-
				One stop+(22)	SF + 6.75% (j)	12.29%	02/2027	9	-
				One stop+(6)	SF + 8.75%	N/A(7)	02/2027	(3)	-
				Common stock+	N/A	N/A	N/A	-	0.0	%(26)
				LLC units+	N/A	N/A	N/A	-	0.0	%(26)
Entomo Brands Acquisitions, Inc.	PO Box 30669	Charleston, SC 29417	Diversified Consumer Services	Senior secured+	SF + 5.50% (j)	11.00%	07/2029	2,857	-
				Senior secured+	SF + 5.50% (i)	10.94%	07/2029	238	-
				Senior secured+(6)	SF + 5.50%	N/A(7)	07/2029	-	-
Envernus, Inc.	2901 Vía Fortuna Suite 200	Austin, TX 78746	Oil, Gas and Consumable Fuels	One stop+	SF + 5.50% (i)	10.86%	12/2029	436	-
				One stop+	SF + 5.50%	N/A(7)	12/2029	-	-
				One stop+(6)	SF + 5.50%	N/A(7)	12/2029	(1)	-
EOS Fitness Opco Holdings, LLC	1 E Washington St Suite 250	Phoenix, AZ 85004	Hotels, Restaurants and Leisure	One stop#*+	SF + 5.25% (j)	10.75%	01/2027	9,109	-
				One stop+	SF + 5.75% (j)	11.10%	01/2027	1,338	-
				One stop+	SF + 5.25% (j)	10.75%	01/2027	869	-
				One stop+	SF + 5.25% (j)	10.75%	01/2027	865	-
				One stop+	SF + 5.75% (j)	11.10%	01/2027	697	-
				One stop+(6)	SF + 5.25%	N/A(7)	01/2027	(2)	-
ERC Topco Holdings, LLC	7351 E Lowry Blvd Suite 200	Denver, CO 80230	Healthcare Providers and Services	One stop+(22)	SF + 6.25% (j)	8.61% cash/3.25% PIK	11/2028	7,111	-
				One stop+(22)	SF + 6.25% (j)	11.86% PIK	11/2028	57	-
				One stop+(22)	SF + 6.25% (j)	8.67% cash/3.25% PIK	11/2027	37	-
				One stop+(22)	SF + 6.25% (j)	11.60% PIK	11/2028	-	-
ESN Venture Holdings, LLC	909 W Stacy Rd	Allen, Texas 75013	Hotels, Restaurants and Leisure	One stop*	SF + 6.50% (j)	11.85%	10/2028	3,616	-
				One stop+	SF + 6.50% (j)(k)	11.87%	10/2028	547	-
				One stop+	SF + 6.50% (j)	11.86%	10/2028	32	-
				One stop+(6)	SF + 6.50%	N/A(7)	10/2028	-	-

Name of Portfolio				Type of	Spread Above			Fair Value (Dollars in	Percentage
Company	Address		Industry	Investment (1)	Index (2)	Interest Rate(3)	Maturity	Thousands) (4)	of Class Held (5)
ESO Solution, Inc.	11500 Alterra Pkwy Suite 100	Austin, TX 78758	Health Care Technology	One stop+	SF + 7.00% (i)	12.36%	05/2027	7,549	-
				One stop+	SF + 7.00% (i)	12.36%	03/2027	43	-
Essential Services Holdings Corporation	3416 Robards Ct	Louisville, KY 40218	Industrial Conglomerates	One stop+	SF + 5.75% (j)	11.29%	11/2026	1,451	-
				One stop+	SF + 5.75% (j)	11.28%	11/2025	39	-
Evergreen IX Borrower 2023, LLC	10900 Stonelake Blvd Suite 350	Austin, TX 78759	Software	One stop+	SF + 6.00% (j)	11.35%	09/2030	4,393	-
				One stop+(6)	SF + 6.00%	N/A(7)	10/2029	(12)	-
EWC Growth Partners LLC	5830 Granite Pkwy Suite 300	Plano, TX 75024	Diversified Consumer Services	One stop+	SF + 6.00% (j)	11.50%	03/2026	918	-
				One stop+	SF + 6.00% (j)	11.50%	03/2026	73	-
				One stop+	SF + 6.00% (j)	11.50%	03/2026	14	-
				One stop+	SF + 6.00% (j)	11.52%	03/2026	7	-
				LLC interest+	N/A	N/A	N/A	2	0.0	%(26)
Excelitas Technologies Corp.	200 West St 4th Floor E	Waltham, MA 02451	Industrial Conglomerates	One stop+	SF + 5.75% (j)	11.23%	08/2029	7,461	-
				One stop+(9)(10)	E + 5.75% (c)	9.75%	08/2029	1,275	-
				One stop+	SF + 5.75% (j)	11.22%	08/2029	656	-
				One stop+	SF + 5.75% (a)(j)	11.29%	08/2028	134	-
Excelligence Learning Corporation	20 Ryan Ranch Rd	Monterey, CA 93940	Diversified Consumer Services	One stop#+	SF + 6.00% (j)	11.50%	01/2024	10,176	-
Filevine, Inc.	244 W 300 S	Salt Lake City, UT 84601	Professional Services	One stop+(22)	SF + 6.50% (j)(k)	9.71% cash/2.50% PIK	04/2027	5,489	-
				One stop+	SF + 6.50%	N/A(7)	04/2027	-	-
				Preferred stock+	N/A	N/A	N/A	1,794	0.2%
				Warrant+	N/A	N/A	N/A	200	0.0	%(26)
				Warrant+	N/A	N/A	N/A	103	0.0	%(26)
Financial Information Technologies, LLC	3109 W Dr Martin Luther King Jr Bvld Suite 200	Tampa, FL 33607	Beverages	One stop+	SF + 6.50% (j)	11.85%	06/2030	23,130	-
				One stop+(22)	N/A	14.00% PIK	06/2031	11,346	-
				One stop+	SF + 5.50% (j)	10.85%	06/2030	156	-
				One stop+	SF + 6.50%	N/A(7)	06/2030	-	-
				One stop+(6)	SF + 5.50%	N/A(7)	06/2030	(3)	-
Finastra USA, Inc.	4 Kingdom St	Paddington London W2 6BD	Diversified Financial Services	One stop+	SF + 7.25% (k)	12.71%	09/2029	4,851	-
				One stop+	SF + 7.25% (i)	12.61%	09/2029	12	-
FirstUp, Inc.	123 Mission St 25th Floor	San Francisco, CA 94105	Software	One stop+(22)	SF + 7.50% (j)	8.60% cash/4.25% PIK	07/2027	9,334	-
				One stop+(22)	SF + 7.50% (j)	8.60% cash/4.25% PIK	07/2027	885	-
				One stop+(6)	SF + 7.50%	N/A(7)	07/2027	-	-
				Common stock+	N/A	N/A	N/A	312	0.1%
Flash Topco, Inc.	480 Pleasant St Suite B200	Watertown, MA 02472	Diversified Financial Services	One stop*	SF + 5.75% (k)	11.44%	10/2028	9,211	-
				One stop+	SF + 6.50% (k)	11.94%	10/2028	42	-
				One stop+	SF + 6.50% (k)	11.94%	12/2024	25	-
Flavor Producers, LLC	8521 Fallbrook Ave Suite 380	West Hills, CA 91304	Food Products	Senior secured#+(22)	SF + 6.50% (a)(j)	10.20% cash/1.75% PIK	12/2024	4,843	-
				Senior secured+(6)	SF + 6.50%	N/A(7)	09/2024	(2)	-
Fortis Solutions Group, LLC	2505 Hawkeye Ct	Virginia Beach, VA 23452	Containers and Packaging	One stop#*+	SF + 5.50% (j)	10.95%	10/2028	33,632	-
				One stop+	SF + 5.50% (j)	10.95%	10/2028	95	-
				One stop+	SF + 5.50% (j)	10.95%	10/2027	8	-
				One stop+	SF + 5.50% (j)	10.96%	10/2028	1	-
FPG Intermediate Holdco, LLC	4901 Vineland Rd Suite 300	Orlando, FL 32811	Diversified Consumer Services	One stop+	SF + 6.00% (j)	11.54%	03/2027	7,402	-
				One stop+	SF + 6.00% (j)	11.54%	03/2027	467	-
				One stop+	SF + 6.00% (j)	11.53%	03/2027	60	-
				One stop+(6)	SF + 6.50%	N/A(7)	03/2027	-	-
Franchise Brands plc	Ashwood Court Springwood Close, Tytherington Business Park	Macclesfield, SK10 2XF1	Commercial Services and Supplies	Common stock+(9)(10)(11)(20)(21)	N/A	N/A	N/A	105	0.0	%(26)
Freddy's Frozen Custard LLC	260 N Rock Rd Suite 200	Wichita, KS 67206	Hotels, Restaurants and Leisure	LP Interest+	N/A	N/A	N/A	373	0.1%
FSS Buyer LLC	1340 Ridgeview Dr	McHenry, IL 60050	Diversified Consumer Services	One stop+	SF + 5.75% (i)	11.21%	08/2028	5,422	-
				One stop+	SF + 5.75%	N/A(7)	08/2027	-	-
FYI Optical Acquisitions, Inc. & FYI USA, Inc.	300 - 2424 4th St SW	Calgary AB T2S 2T4	Healthcare Providers and Services	One stop+(9)(10)(13)	C + 5.75% (f)	11.33%	03/2027	10,777	-
				One stop+(9)(10)(13)	C + 5.75% (f)	11.33%	03/2027	707	-
				One stop+(9)(10)(13)	C + 5.75% (f)	11.33%	03/2027	482	-
				One stop+(9)(10)(13)	C + 5.75% (f)	11.33%	03/2027	171	-
				One stop+(9)(13)	SF + 5.75% (j)	11.28%	03/2027	94	-
				One stop+(9)(10)(13)	C + 5.75% (f)	11.33%	03/2027	84	-
				One stop+(9)(13)	SF + 5.75% (j)	11.28%	03/2027	70	-
G & H Wire Company, Inc.	2165 Earlywood Dr	Franklin, IN 46131	Healthcare Equipment and Supplies	One stop+(22)	SF + 9.00% (j)	8.04% cash/6.50% PIK	12/2024	9,363	-
				One stop+(22)	SF + 9.00% (j)	8.04% cash/6.50% PIK	12/2024	70	-
				LLC interest+	N/A	N/A	N/A	7	2.2%
Gainsight, Inc.	350 Bay St Suite 100	San Francisco, CA 94133	Software	One stop+(22)	SF + 6.75% (j)	12.28% PIK	07/2027	11,340	-
				One stop+(22)	SF + 6.75% (j)	12.28% PIK	07/2027	57	-

Name of Portfolio				Type of	Spread Above			Fair Value (Dollars in	Percentage
Company	Address		Industry	Investment (1)	Index (2)	Interest Rate(3)	Maturity	Thousands) (4)	of Class Held (5)
Georgica Pine Clothiers, LLC	236-250 Greenpoint Ave Building 2, 2nd Floor	Brooklyn, NY 11222	Textiles, Apparel and Luxury Goods	One stop+	SF + 5.50% (j)	11.02%	05/2024	9,510	-
				One stop+	SF + 5.50% (j)	11.02%	05/2024	6,441	-
				One stop+	SF + 5.50% (j)	11.02%	05/2024	997	-
				One stop+	SF + 5.50% (j)	11.02%	05/2024	895	-
				One stop+	SF + 5.50% (j)	11.02%	05/2024	628	-
				One stop+	SF + 5.50% (j)	11.02%	05/2024	2	-
				LLC interest+(20)	N/A	N/A	N/A	478	0.2%
				Common stock+	N/A	N/A	N/A	2	0.0	%(26)
GFP Atlantic Holdco 2, LLC	9 Grand Ave Suite 2D	Toms River, NJ 08753	Hotels, Restaurants and Leisure	One stop+	SF + 6.00% (j)	11.62%	11/2027	152	-
				One stop+(6)	SF + 6.00%	N/A(7)	11/2027	(7)	-
Go Car Wash Parent, Corp.	2200 E Williams Field Suite 200	Gilbert, AZ 85295	Automobiles	Preferred stock+(20)	N/A	17.00% Non-Cash	N/A	94	0.0	%(26)
				Common stock+	N/A	N/A	N/A	17	0.0	%(26)
Goldcup 31018 AB	Blekingegatan 1	371 57 Karlskrona Sweden	IT Services	One stop+(9)(10)(18)(22)	E + 6.50% (d)	10.43% PIK	07/2029	8,908	-
				One stop+(9)(10)(18)(22)	E + 6.50% (d)	10.43% PIK	07/2029	825	-
				One stop+(6)(9)(10)(18)	E + 6.25%	N/A(7)	01/2029	(1)	-
Groundworks LLC	1741 Corporate Landing Pkwy	Virginia Beach, VA 23454	Household Durables	One stop+	SF + 6.50% (j)	11.90%	03/2030	7,209	-
				One stop+	SF + 6.50% (i)(j)	11.86%	03/2030	174	-
				One stop+(6)	SF + 6.50%	N/A(7)	03/2029	-	-
GS Acquisitionco, Inc.	8529 Six Forks Rd	Raleigh, NC 27615	Software	One stop#*+	SF + 5.50% (j)	11.00%	05/2026	83,542	-
				One stop+	SF + 5.50%	N/A(7)	05/2026	-	-
				Preferred stock+(20)	N/A	11.00% Non-Cash	N/A	29,669	0.9%
				Preferred stock+(20)	N/A	11.00% Non-Cash	N/A	1,736	0.1%
				LP Interest+	N/A	N/A	N/A	975	0.0	%(26)
				Preferred stock+(20)	SF + 10.50% (j)	15.85% Non-Cash	N/A	53	0.0	%(26)
GTIV, LLC	601 Oakmont Ln Suite 220	Westmont, IL 60559	Software	One stop+	SF + 5.25% (j)	10.70%	02/2029	73,285	-
				One stop+(6)	SF + 5.25%	N/A(7)	02/2029	-	-
GTY Technology Holdings, Inc.	363 W Erie St 7th Floor	Chicago, IL 60654	Software	One stop+(22)	SF + 6.88% (j)	7.92% cash/4.30% PIK	07/2029	3,207	-
				One stop+(22)	SF + 6.88% (j)	7.95% cash/4.30% PIK	07/2029	2,094	-
				One stop+(22)	SF + 6.88% (j)	7.92% cash/4.30% PIK	07/2029	384	-
				One stop+	P + 5.25% (a)	13.75%	07/2029	9	-
				One stop+(6)	SF + 7.13%	N/A(7)	07/2029	(5)	-
				LP units+	N/A	N/A	N/A	69	0.0	%(26)
Harri US LLC	665 Broadway Suite 402	New York, NY 10012	Hotels, Restaurants and Leisure	One stop+(22)	SF + 10.00% (j)	11.54% cash/4.00% PIK	08/2026	857	-
				One stop+(22)	SF + 10.00% (j)	11.54% cash/4.00% PIK	08/2026	581	-
				One stop+(22)	SF + 10.00% (j)	11.54% cash/4.00% PIK	08/2026	564	-
				One stop+	SF + 10.00%	N/A(7)	08/2026	-	-
				Preferred stock+	N/A	N/A	N/A	763	0.2%
				LLC units+	N/A	N/A	N/A	582	0.2%
				Preferred stock+	N/A	N/A	N/A	489	0.1%
				Warrant+	N/A	N/A	N/A	155	0.0	%(26)
Health Buyer, LLC	1901 W Braker Ln Suite 400	Austin, TX 78758	Hotels, Restaurants and Leisure	Senior secured+	SF + 5.25% (j)	10.75%	04/2029	2,558	-
				Senior secured+	SF + 5.50% (j)	10.85%	04/2029	1,168	-
				Senior secured+	SF + 5.25%	N/A(7)	04/2028	-	-
				Senior secured+(6)	SF + 5.50%	N/A(7)	04/2029	-	-
Heartland Veterinary Partners LLC	10 S LaSalle St Suite 2120	Chicago, IL 60603	Healthcare Providers and Services	Senior secured+	SF + 4.75% (i)	10.21%	12/2026	825	-
				Senior secured+	SF + 4.75% (i)	10.21%	12/2026	159	-
				Senior secured+	SF + 4.75%	N/A(7)	12/2026	-	-
Higginbotham Insurance Agency, Inc.	500 W 13th St	Fort Worth, TX 76102	Diversified Financial Services	One stop+	SF + 5.50% (i)	10.96%	11/2028	4,519	-
				One stop+	SF + 5.50% (i)	10.96%	11/2028	3,322	-
				One stop+	SF + 5.50% (i)	10.96%	11/2028	183	-
High Bar Brands Operating, LLC	2701 18th St SW	Owatonna, MN 55060	Automobiles	Senior secured+	SF + 5.25% (k)	10.47%	12/2029	268	-
				Senior secured+	SF + 5.25% (k)	10.47%	12/2029	56	-
				Senior secured+	SF + 5.25% (k)	10.47%	12/2029	2	-
				Senior secured+(6)	SF + 5.25%	N/A(7)	12/2029	(1)	-
Hopdoddy Holdings, LLC	512 E Riverside Dr Suite 150	Austin, TX 78704	Food and Staples Retailing	LLC units+	N/A	N/A	N/A	1	0.7%
				LLC units+	N/A	N/A	N/A	-	0.7%
HS Spa Holdings, Inc.	1210 Northbrook Dr Suite 150	Trevose, PA 19053	Diversified Consumer Services	One stop+	SF + 5.75% (j)	11.12%	06/2029	7,608	-
				One stop+	SF + 5.75% (i)	11.11%	06/2028	7	-
				Common stock+	N/A	N/A	N/A	484	0.1%
HSI Halo Acquisition, Inc.	1450 Westec Dr	Eugene, OR 97402	Health Care Technology	One stop+	SF + 5.75% (j)	11.20%	08/2026	6,106	-
				One stop+	SF + 5.75% (j)	11.20%	08/2026	2,912	-
				One stop+	SF + 5.75% (j)	11.20%	08/2026	1,918	-
				One stop+	SF + 5.75% (j)	11.20%	08/2026	1,338	-
				One stop+	SF + 5.75% (j)	11.20%	08/2026	627	-
				One stop+	SF + 5.75% (j)	11.20%	08/2026	130	-
				One stop+	SF + 5.75% (a)(k)	11.59%	09/2025	76	-
				Preferred stock+(20)	N/A	10.00% Non-Cash	N/A	171	0.1%
				LP Interest+	N/A	N/A	N/A	136	0.0	%(26)

Name of Portfolio				Type of	Spread Above			Fair Value (Dollars in	Percentage
Company	Address		Industry	Investment (1)	Index (2)	Interest Rate(3)	Maturity	Thousands) (4)	of Class Held (5)
Hyland Software, Inc.	28500 Clemens Rd	Westlake, OH 44145	Software	One stop+	SF + 6.00% (i)	11.36%	09/2030	4,876	-
				One stop+(6)	SF + 6.00%	N/A(7)	09/2029	(1)	-
ICIMS, Inc.	101 Crawfords Corner Rd Suite 3-100	Holmdel, NJ 07733	Software	One stop+(22)	SF + 7.25% (j)	8.74% cash/3.88% PIK	08/2028	7,927	-
				One stop+	SF + 6.75% (j)	12.10%	08/2028	24	-
				One stop+(6)	SF + 7.25%	N/A(7)	08/2028	(33)	-
IG Investments Holdings, LLC	1224 Hammond Dr Suite 1500	Atlanta, GA 30346	Professional Services	One stop+	SF + 6.00% (j)	11.48%	09/2028	6,452	-
				One stop+	SF + 6.00% (j)	11.48%	09/2028	552	-
				One stop+(6)	SF + 6.00%	N/A(7)	09/2027	-	-
Illumifin Corporation	11000 Prairie Lakes Dr Suite 600	Eden Prairie, MN 55344	Insurance	One stop+(22)	SF + 7.00% (j)	6.66% cash/6.00% PIK	09/2027	2,608	-
Impartner, Inc.	10619 S Jordan Gtwy Suite 130	South Jordan, UT 84095	Software	Preferred stock+	N/A	N/A	N/A	215	0.1%
Imperial Optical Midco Inc.	112 E Washington St	Bloomington, IL 61701	Specialty Retail	One stop+(22)	SF + 8.75% (j)	6.53% cash/7.75% PIK	05/2024	33,938	-
				One stop+(22)	SF + 8.75% (j)	6.53% cash/7.75% PIK	05/2024	19,717	-
				One stop+(22)	SF + 8.75% (j)	6.53% cash/7.75% PIK	05/2024	5,048	-
				One stop+(22)	SF + 8.75% (j)	6.53% cash/7.75% PIK	05/2024	4,584	-
				One stop+(22)	SF + 13.00% (j)	8.03% cash/10.50% PIK	05/2024	3,598	-
				One stop+(22)	SF + 8.75% (j)	6.53% cash/7.75% PIK	05/2024	3,425	-
				One stop+(22)	SF + 8.75% (j)	6.53% cash/7.75% PIK	05/2024	2,848	-
				One stop+(22)	SF + 8.75% (j)	6.53% cash/7.75% PIK	05/2024	2,607	-
				One stop+(22)	SF + 8.75% (j)	6.53% cash/7.75% PIK	05/2024	2,291	-
				One stop+(22)	SF + 13.00% (j)	8.03% cash/10.50% PIK	05/2024	1,700	-
				One stop+(22)	SF + 13.00% (i)	7.96% cash/10.50% PIK	05/2024	1,293	-
				One stop+(22)	SF + 8.75% (j)	6.53% cash/7.75% PIK	05/2024	1,134	-
				One stop+(22)	SF + 8.75% (j)	6.53% cash/7.75% PIK	05/2024	473	-
				One stop+(22)	SF + 8.75% (j)	6.53% cash/7.75% PIK	05/2024	121	-
				One stop+(22)	SF + 8.75% (j)	6.53% cash/7.75% PIK	05/2024	72	-
				One stop+(22)	SF + 8.75% (j)	6.53% cash/7.75% PIK	05/2024	38	-
				Common stock+	N/A	N/A	N/A	-	0.0	%(26)
				Preferred stock+	N/A	N/A	N/A	-	0.0	%(26)
				Preferred stock+	N/A	N/A	N/A	-	0.0	%(26)
IMPLUS Footcare, LLC	2001 TW Alexander Dr Box 13925	Durham, NC 27709	Personal Products	One stop+(22)	SF + 8.75% (j)	13.25% cash/1.00% PIK	07/2024	29,469	-
				One stop+(22)	SF + 8.75% (j)	13.25% cash/1.00% PIK	07/2024	5,033	-
				One stop*+(22)	SF + 8.75% (j)	13.25% cash/1.00% PIK	07/2024	725	-
Inhabit IQ Inc.	11121 Kingston Pike Suite E	Knoxville, TN 37934	Real Estate Management and Development	One stop+	SF + 5.50% (i)	10.96%	07/2025	21,478	-
				One stop#+	SF + 5.50% (i)	10.96%	07/2025	19,182	-
				One stop+	SF + 5.50% (i)	10.96%	07/2025	13,219	-
				One stop*	SF + 5.50% (i)	10.96%	07/2025	12,211	-
				One stop#*	SF + 5.50% (i)	10.96%	07/2025	6,433	-
				One stop+	SF + 5.50% (i)	10.96%	07/2025	3,135	-
				One stop#+	SF + 5.50% (i)	10.96%	07/2025	1,377	-
				One stop#+	SF + 5.50% (i)	10.96%	07/2025	1,165	-
				One stop#+	SF + 5.50% (i)	10.96%	07/2025	1,149	-
				One stop+	SF + 5.50% (i)	10.96%	07/2025	919	-
				One stop+	SF + 5.50% (i)	10.96%	07/2025	485	-
				One stop+	SF + 5.50% (i)	10.96%	07/2025	130	-
				Common stock+	N/A	N/A	N/A	872	0.0	%(26)
Inhance Technologies Holdings LLC	22008 N Berwick Dr	Houston, TX 77095	Chemicals	One stop#+	SF + 6.00% (j)	11.54%	07/2024	10,317	-
				One stop#	SF + 6.00% (j)	11.54%	07/2024	8,222	-
				One stop+	SF + 6.00% (j)	11.54%	07/2024	1,568	-
				One stop+	SF + 6.00% (j)	11.54%	07/2024	165	-
				Preferred stock+	N/A	N/A	N/A	1,015	1.7%
				LLC units+	N/A	N/A	N/A	-	0.0	%(26)
Integrated Specialty Coverages, LLC	500 Mamaroneck Ave Suite 320	Harrison, NY 10528	Insurance	One stop+	SF + 6.00% (i)(j)(k)	11.40%	07/2030	3,289	-
				One stop+(6)	SF + 6.00%	N/A(7)	07/2029	-	-
				One stop+(6)	SF + 6.00%	N/A(7)	07/2030	-	-

Name of Portfolio				Type of	Spread Above			Fair Value (Dollars in	Percentage
Company	Address		Industry	Investment (1)	Index (2)	Interest Rate(3)	Maturity	Thousands) (4)	of Class Held (5)
Integrity Marketing Acquisition, LLC	9111 Cypress Waters Blvd Suite 450	Dallas, TX 75019	Insurance	One stop+	SF + 5.80% (j)	11.29%	08/2026	2,360	-
				One stop+	SF + 6.02% (j)	11.41%	08/2026	2,106	-
				One stop+	SF + 5.80% (j)	11.29%	08/2026	456	-
				One stop+	SF + 6.00% (j)	11.39%	08/2026	298	-
				One stop+	SF + 6.50%	N/A(7)	08/2026	-	-
				Senior secured+	SF + 6.05% (j)	11.54%	08/2026	2,986	-
				Senior secured+	SF + 6.05% (j)	11.54%	08/2026	1,487	-
				Senior secured+	SF + 5.80% (j)	11.29%	08/2026	754	-
				Senior secured+	SF + 6.05% (j)	11.54%	08/2026	239	-
				Senior secured+	SF + 6.02% (j)	11.51%	08/2026	180	-
Internet Truckstop Group LLC	222 N Plymouth Ave	New Plymouth, ID 83655	Road and Rail	One stop#*	SF + 5.00% (j)	10.50%	04/2025	21,118	-
				One stop+	SF + 5.00% (j)	10.50%	04/2025	9,248	-
				One stop+(6)	SF + 5.00%	N/A(7)	04/2025	-	-
				LP Interest+	N/A	N/A	N/A	425	0.1%
Inventus Power, Inc.	1200 Internationale Pkwy	Woodridge, IL 60517	Electronic Equipment, Instruments and Components	LLC units+	N/A	N/A	N/A	276	0.2%
				LP Interest+	N/A	N/A	N/A	61	0.0	%(26)
				Preferred stock+	N/A	N/A	N/A	33	0.0	%(26)
				Common stock+	N/A	N/A	N/A	-	0.2%
IQN Holding Corp.	12724 Gran Bay Pkwy West Suite 200	Jacksonville, FL 32258	Software	One stop#+	SF + 5.25% (j)	10.64%	05/2029	14,285	-
				One stop+(6)	SF + 5.25%	N/A(7)	05/2028	(2)	-
				One stop+(6)	SF + 5.25%	N/A(7)	05/2029	(3)	-
Island Bidco AB	Södra Tullgatan 4	211 40 Malmö Sweden	Software	One stop+(9)(10)(18)(22)	E + 7.25% (d)	3.89% cash/7.25% PIK	07/2028	6,668	-
				One stop+(9)(18)(22)	SF + 7.00% (k)	8.68% cash/3.50% PIK	07/2028	3,078	-
				One stop+(9)(18)	SF + 6.50% (k)	11.83%	07/2028	30	-
				One stop+(6)(9)(10)(18)	E + 6.50%	N/A(7)	07/2028	-	-
J.S. Held Holdings, LLC	50 Jericho Quadrangle Suite 117	Jericho, NY 11753	Insurance	One stop#+	SF + 5.50% (j)	11.00%	07/2025	6,276	-
				One stop+	SF + 5.50% (j)	11.00%	07/2025	1,445	-
				One stop+	SF + 5.50% (j)	11.00%	07/2025	1,398	-
				One stop+	SF + 5.50% (j)	11.00%	07/2025	416	-
				One stop+	SF + 5.50% (j)	11.00%	07/2025	140	-
				One stop+	SF + 5.50% (j)	11.00%	07/2025	95	-
Jensen Hughes, Inc.	3610 Commerce Dr Suite 817	Baltimore, MD 21227	Building Products	Senior secured+	SF + 5.75% (i)	11.20%	03/2025	4,053	-
				Senior secured+	SF + 5.75% (i)(k)	11.22%	03/2025	1,447	-
				Senior secured+	SF + 5.75% (i)	11.20%	03/2025	1,371	-
				Senior secured+	SF + 5.75% (i)	11.20%	03/2025	883	-
				Senior secured+	SF + 5.75% (i)	11.20%	03/2025	833	-
				Senior secured+	SF + 5.75% (i)	11.20%	03/2025	424	-
				Senior secured+	SF + 5.75% (i)	11.20%	03/2025	270	-
				Senior secured+	SF + 5.75% (i)	11.20%	03/2025	211	-
				Senior secured+	SF + 5.75% (i)	11.20%	03/2025	113	-
JHCC Holdings LLC	1318 Pike Rd	Pike Road, AL 36064	Automobiles	One stop+	SF + 5.25% (j)	10.75%	09/2026	14,854	-
				One stop+	SF + 5.25% (j)	10.75%	09/2026	3,243	-
				One stop+	SF + 6.75% (j)	12.25%	09/2026	1,109	-
				One stop+	SF + 5.25% (j)	10.75%	09/2026	481	-
				One stop+	SF + 5.25% (j)	10.75%	09/2026	286	-
				One stop+	SF + 5.75% (j)	11.10%	09/2026	99	-
				One stop+(6)	SF + 5.25%	N/A(7)	09/2026	(2)	-
				One stop+(6)	SF + 5.75%	N/A(7)	09/2026	(4)	-
Joerns Healthcare, LLC	2430 Whitehall Park Dr Suite 100	Charlotte, NC 28273	Healthcare Equipment and Supplies	One stop+(22)	SF + 18.00% (j)	23.63% PIK	01/2024	329	-
				One stop+(8)(22)	SF + 18.00% (j)	23.63% PIK	01/2024	298	-
Juvare, LLC	235 Peachtree St Suite 2300	Atlanta, GA 30303	Software	One stop*	SF + 5.75% (j)	11.29%	10/2026	7,376	-
				One stop+	SF + 5.75% (j)	11.29%	10/2026	1,702	-
				One stop+	SF + 5.75% (j)	11.29%	10/2026	537	-
				One stop+	SF + 5.75% (a)(j)	11.48%	04/2026	49	-
Kaseya Inc.	701 Brickell Ave Suite 400	Miami, FL 33131	Software	One stop+(22)	SF + 6.00% (j)	8.88% cash/2.50% PIK	06/2029	9,164	-
				One stop+(22)	SF + 5.50% (i)	10.86%	06/2029	65	-
				One stop+(22)	SF + 6.00% (j)	8.88% cash/2.50% PIK	06/2029	29	-
				Preferred stock+(20)	SF + 11.75% (j)	17.10% Non-Cash	N/A	2,028	0.0	%(26)
				LP Interest+	N/A	N/A	N/A	102	0.0	%(26)
Kentik Technologies, Inc.	625 2nd St Suite 100	San Francisco, CA 94107	IT Services	Preferred stock+	N/A	N/A	N/A	1,103	0.3%
Keystone Agency Partners LLC	2600 Commerce Dr	Harrisburg, PA 17100	Insurance	Senior secured+	SF + 5.50% (j)	11.00%	05/2027	2,758	-
				Senior secured+	SF + 5.50% (j)	11.00%	05/2027	904	-
				Senior secured+	SF + 5.50% (j)	11.00%	05/2027	176	-
				Senior secured+	SF + 5.50% (i)	10.96%	05/2027	87	-
				Senior secured+(6)	SF + 5.50%	N/A(7)	05/2027	(4)	-

Name of Portfolio				Type of	Spread Above			Fair Value (Dollars in	Percentage
Company	Address		Industry	Investment (1)	Index (2)	Interest Rate(3)	Maturity	Thousands) (4)	of Class Held (5)
Kleinfelder Intermediate, LLC	550 W Central St Suite 1200	San Diego , CA 92101	Commercial Services and Supplies	One stop+	SF + 6.25% (j)	11.63%	09/2030	3,669	-
				One stop+(6)	SF + 6.25%	N/A(7)	09/2030	(8)	-
				One stop+(6)	SF + 6.25%	N/A(7)	09/2028	(10)	-
Klick Inc.	175 Bloor St E Suite 300	Toronto ON M4W 3R8	Healthcare Providers and Services	Senior secured+(9)(13)	SF + 4.50% (j)	9.95%	03/2028	9,871	-
				Senior secured+(6)(9)(13)	SF + 4.50%	N/A(7)	03/2026	-	-
Kodiak Cakes, LLC	3247 Santa Fe Rd	Park City, UT 84098	Food Products	Senior secured#*+	SF + 6.75% (i)	12.11%	06/2027	12,308	-
				Senior secured+	SF + 6.75% (i)	12.11%	06/2026	125	-
				Common stock+	N/A	N/A	N/A	319	0.1%
Krueger-Gilbert Health Physics, LLC	809 Gleneagles Ct Suite 100	Towson, MD 21286	Healthcare Providers and Services	Senior secured+	SF + 5.75% (j)	11.25%	05/2026	2,281	-
				Senior secured+	SF + 5.75% (j)	11.25%	05/2026	1,835	-
				Senior secured+	SF + 5.75% (j)	11.25%	05/2026	1,084	-
				Senior secured+	SF + 5.75% (j)	11.25%	05/2026	1,077	-
				Senior secured+	SF + 5.75% (j)	11.25%	05/2026	153	-
				Senior secured+	SF + 5.75% (j)	11.25%	05/2026	60	-
				Senior secured+(6)	SF + 5.75%	N/A(7)	05/2026	-	-
				Common stock+	N/A	N/A	N/A	338	0.3%
LeadsOnline, LLC	6900 Dallas Pkwy Suite 825	Plano, TX 75024	Software	One stop+	SF + 6.00% (j)	11.49%	02/2028	4,197	-
				One stop+	SF + 6.00% (j)	11.49%	02/2028	741	-
				One stop+	SF + 6.00% (i)	11.46%	02/2028	8	-
Learn-it Systems, LLC	6225 Smith Ave Suite 100/1A	Baltimore, MD 21209	Diversified Consumer Services	Senior secured+(22)	SF + 5.25% (j)	8.00% cash/2.75% PIK	09/2026	2,426	-
				Senior secured+(22)	SF + 5.25% (k)	7.93% cash/2.75% PIK	09/2026	1,305	-
				Senior secured+(22)	SF + 5.25% (k)	7.93% cash/2.75% PIK	09/2026	588	-
				Senior secured+(6)	SF + 5.25%	N/A(7)	09/2026	(3)	-
Lightning Finco Limited	2 University Plaza Dr	Hackensack, NJ 07601	Communications Equipment	One stop+(9)(11)	SF + 5.50% (h)	11.25%	09/2028	10,349	-
				One stop+(9)(10)(11)	E + 5.50% (d)	9.39%	09/2028	1,172	-
Liminex, Inc.	200 Pacific Coast Hwy Suite 200	El Segundo, CA 90245	Diversified Consumer Services	One stop+	SF + 7.25% (j)	12.75%	11/2026	25,462	-
				One stop+	SF + 7.25% (j)	12.75%	11/2026	20,000	-
				One stop+	SF + 7.25% (j)	12.75%	11/2026	15,837	-
				One stop+	SF + 7.25% (j)	12.75%	11/2026	800	-
				One stop+(6)	SF + 7.25%	N/A(7)	11/2026	-	-
				Common stock+	N/A	N/A	N/A	616	0.1%
Litera Bidco LLC	300 S Riverside Plz Suite 800	Chicago, IL 60606	Diversified Consumer Services	One stop+	SF + 6.00% (i)	11.46%	05/2026	5,646	-
				One stop+	SF + 5.25% (i)	10.71%	05/2026	3,627	-
				One stop+	SF + 5.25% (i)	10.71%	05/2026	680	-
				One stop+	SF + 5.25% (i)	10.71%	05/2026	680	-
				One stop+	SF + 6.00% (i)	11.46%	05/2026	511	-
				One stop+	SF + 5.25%	N/A(7)	05/2025	-	-
LMP TR Holdings, LLC	1516 Demonbreun	Nashville, TN 37203	Hotels, Restaurants and Leisure	LLC units	N/A	N/A	N/A	2,451	2.5%
Louisiana Fish Fry Products, Ltd.	5267 Plank Rd	Baton Rouge, LA 70805	Food Products	One stop*+	SF + 6.25% (j)	11.75%	07/2027	9,557	-
				One stop+	SF + 6.25% (i)(j)	11.74%	07/2027	104	-
				Common stock+	N/A	N/A	N/A	366	0.3%
				Preferred stock+	N/A	N/A	N/A	25	0.0	%(26)
Majesco	412 Mt Kemble Ave Suite 110C	Morristown, NJ 07960	Insurance	One stop#*	SF + 7.25% (j)	12.60%	09/2027	18,512	-
				One stop+(6)	SF + 7.25%	N/A(7)	09/2026	-	-
				Preferred stock+(20)	N/A	9.00% Non-Cash	N/A	407	0.0	%(26)
				LP Interest+	N/A	N/A	N/A	198	0.0	%(26)
MakerSights, Inc.	435 Pacific Ave Suite 350	San Francisco, CA 94133	Textiles, Apparel and Luxury Goods	Preferred stock+	N/A	N/A	N/A	138	0.5%
MAPF Holdings, Inc.	2040 N Frontage Rd	Mount Pleasant, TX 75455	Food Products	One stop#*+	SF + 5.00% (j)	10.50%	12/2026	37,499	-
				One stop+	SF + 5.00% (j)	10.50%	12/2026	500	-
				One stop+	SF + 5.00% (j)	10.51%	12/2026	300	-
Marcone Yellowstone Buyer Inc.	1 City Pl Suite 400	St Louis, MO 63141	Trading Companies and Distributors	One stop+	SF + 6.25% (j)	11.75%	06/2028	17,790	-
				One stop+	SF + 6.25% (j)	11.75%	06/2028	14,189	-
				One stop+	SF + 6.50% (j)	12.00%	06/2028	3,898	-
				One stop+	SF + 6.25% (j)	11.76%	06/2028	426	-
				One stop+	SF + 6.25% (j)	11.75%	06/2028	424	-
				One stop+(6)	SF + 6.50%	N/A(7)	06/2028	-	-
Mario Purchaser, LLC	1552 Ridgely St	Baltimore, MD 21230	Diversified Consumer Services	One stop+	SF + 5.75% (i)	11.21%	04/2029	7,256	-
				One stop+(22)	SF + 10.75% (j)	16.21% PIK	04/2032	1,783	-
				One stop+	SF + 5.75% (i)	11.21%	04/2029	154	-
				One stop+	SF + 5.75% (i)	11.21%	04/2028	20	-
Massage Envy, LLC	14350 N 87th St Suite 200	Scottsdale, AZ 85260	Leisure Products	LLC interest+	N/A	N/A	N/A	1,784	0.4%
Mathnasium, LLC	5120 W Goldleaf Cir Suite 300	Los Angeles, CA 90056	Diversified Consumer Services	One stop#	SF + 5.00% (j)	10.53%	11/2027	9,144	-
				One stop+	SF + 5.00% (j)	10.53%	11/2027	18	-
Mendocino Farms, LLC	13103 Ventura Blvd Suite 100	Studio Cit, CA 91604	Food and Staples Retailing	One stop+	SF + 6.25% (i)	11.71%	06/2025	922	-
				One stop+	SF + 6.25% (i)	11.71%	06/2025	822	-
				One stop+	SF + 6.25% (i)	11.71%	06/2025	724	-
				One stop+	SF + 6.25% (i)	11.71%	06/2025	711	-
				One stop+	SF + 6.25% (i)	11.71%	06/2025	512	-
				One stop+	SF + 6.25% (i)	11.71%	06/2025	413	-
				One stop+	SF + 6.25% (i)	11.71%	06/2025	350	-
				One stop+	SF + 6.25% (i)	11.71%	06/2025	349	-
				One stop+	SF + 6.25% (i)	11.71%	06/2025	307	-
				One stop+	SF + 6.25% (i)	11.71%	06/2025	172	-
				One stop+	SF + 6.25% (i)	11.71%	06/2025	105	-
				Common stock+	N/A	N/A	N/A	1,147	0.4%
Messenger, LLC	318 E 7th St	Auburn, IN 46706	Paper and Forest Products	One stop#+	SF + 5.75% (j)	11.25%	12/2027	9,746	-
				One stop+	SF + 5.75% (j)	11.28%	12/2027	95	-
				One stop+	SF + 5.75% (j)	11.25%	12/2027	48	-
				One stop+	P + 4.75% (a)	13.25%	12/2027	6	-
				LLC units+	N/A	N/A	N/A	177	0.4%
				LLC units+	N/A	N/A	N/A	-	0.0	%(26)

Name of Portfolio				Type of	Spread Above			Fair Value (Dollars in	Percentage
Company	Address		Industry	Investment (1)	Index (2)	Interest Rate(3)	Maturity	Thousands) (4)	of Class Held (5)
MetricStream, Inc.	2479 E Bayshore Rd Suite 260	Palo Alto, CA 94303	Software	Warrant+	N/A	N/A	N/A	158	0.1%
Midwest Veterinary Partners, LLC	20450 Civic Center Drive	Southfield, MI 48076	Healthcare Providers and Services	Preferred stock+(20)	N/A	12.00% Non-Cash	N/A	1,241	0.0	%(26)
				Warrant+	N/A	N/A	N/A	351	0.0	%(26)
				Preferred stock+(20)	N/A	10.00% Non-Cash	N/A	44	0.0	%(26)
Mills Fleet Farm Group LLC	1300 S Lynndale Dr	Appleton, WI 54914	Multiline Retail	One stop#*+	SF + 7.00% (j)	12.52%	12/2026	43,652	-
Mindbody, Inc.	4051 Broad St Suite 220	San Luis Obispo, CA 93401	Software	One stop+	SF + 7.00% (j)	12.53%	02/2025	49,911	-
				One stop+	SF + 7.00% (j)	12.53%	02/2025	3,929	-
				One stop+	SF + 7.00%	N/A(7)	02/2025	-	-
Ministry Brands Holdings LLC	10133 Sherrill Blvd Suite 120	Knoxville, TN 37932	Software	One stop+	SF + 5.50% (i)	10.96%	12/2028	20,837	-
				One stop+	SF + 5.50% (i)	10.96%	12/2028	162	-
				One stop+	SF + 5.50% (a)(i)	11.28%	12/2027	90	-
				LP Interest+	N/A	N/A	N/A	431	0.0	%(26)
MMan Acquisition Co.	22 Crosby Dr Suite 100	Bedford, MA 01730	IT Services	One stop+(8)(22)(25)	N/A	10.00% PIK	08/2024	8,916	-
				One stop+(22)(25)	N/A	8.00% PIK	08/2024	1,708	-
				One stop+(22)(25)	N/A	12.00% PIK	08/2024	953	-
				One stop+(22)(25)	N/A	12.00% PIK	08/2024	952	-
				One stop+(22)(25)	N/A	12.00% PIK	08/2024	275	-
MOP GM Holding, LLC	5575 DTC Pkwy Suite 100	Greenwood Village, CO 80111	Automobiles	One stop#*+	SF + 5.75% (k)	11.18%	11/2026	22,962	-
				One stop+	SF + 5.75% (j)	11.28%	11/2026	2,518	-
				One stop+	SF + 5.75% (j)	11.29%	11/2026	2,489	-
				One stop+	SF + 5.75% (j)	11.28%	11/2026	2,469	-
				One stop+	SF + 5.75% (k)	11.18%	11/2026	1,830	-
				One stop+	SF + 5.75% (j)	11.28%	11/2026	1,505	-
				One stop+	SF + 5.75% (j)	11.28%	11/2026	1,387	-
				One stop+	SF + 5.75% (k)	11.18%	11/2026	505	-
				One stop+	SF + 5.75% (k)	11.18%	11/2026	343	-
				One stop+	SF + 5.75% (j)(k)	11.20%	11/2026	180	-
				One stop+	SF + 5.75% (j)	11.28%	11/2026	172	-
				One stop+	SF + 5.75% (k)	11.18%	11/2026	141	-
				One stop+	SF + 5.75% (k)	11.18%	11/2026	57	-
				One stop+	SF + 5.75% (j)	11.28%	11/2026	57	-
				One stop+(6)	SF + 5.75%	N/A(7)	11/2026	-	-
				LP units+	N/A	N/A	N/A	324	0.2%
mParticle, Inc.	257 Park Ave S 9th Floor	New York, NY 10010	Software	Preferred stock+	N/A	N/A	N/A	966	0.2%
				Warrant+	N/A	N/A	N/A	330	0.1%
MRI Software LLC	28925 Fountain Pkwy	Solon, OH 44139	Real Estate Management and Development	One stop*+	SF + 5.50% (j)	10.95%	02/2026	13,891	-
				One stop+	SF + 5.50% (j)	10.95%	02/2026	5,230	-
				One stop+(6)	SF + 5.50%	N/A(7)	02/2026	(6)	-
				One stop+(6)	SF + 5.75%	N/A(7)	02/2026	(9)	-
MWD Management, LLC & MWD Services, Inc.	1000 Health Park Dr Suite 100	Brentwood, TN 37027	Healthcare Providers and Services	LLC interest+	N/A	N/A	N/A	552	0.3%
National Express Wash Parent Holdco, LLC	5201 SW 8th St	Coral Gables, FL 33134	Automobiles	One stop+	SF + 5.50% (j)(k)	10.86%	07/2029	5,180	-
				One stop+(6)	SF + 6.00%	N/A(7)	07/2029	(5)	-
				One stop+(6)	SF + 5.50%	N/A(7)	07/2029	(6)	-
				LP units+	N/A	N/A	N/A	82	0.0	%(26)
Navex TopCo, Inc.	5500 Meadows Rd Suite 500	Lake Oswego, OR 97035	Software	One stop+	SF + 5.75% (i)	11.11%	11/2030	450	-
				One stop+(6)	SF + 5.75%	N/A(7)	11/2028	(1)	-
Naviga Inc.	7900 International Dr Suite 800	Bloomington, MN 55425	Software	Senior secured+	SF + 7.00% (j)	12.45%	02/2024	108	-
NBG Acquisition Corp. and NBG-P Acquisition Corp.	168 E Freedom Ave	Anaheim, CA 92801	Professional Services	One stop#	SF + 5.25% (j)	10.78%	11/2028	7,198	-
				One stop+	SF + 5.25% (i)(j)	10.77%	11/2028	141	-
NDX Parent, LLC	11601 Kew Gardens Ave	Palm Beach Gardens, FL 33410	Healthcare Providers and Services	Preferred stock+	N/A	N/A	N/A	47	0.1%
				Common stock+	N/A	N/A	N/A	40	0.1%
Neo Bidco GMBH	Elbinger Straße 7	60487 Frankfurt Germany	Software	One stop+(9)(10)(14)	E + 6.00% (d)	9.95%	07/2028	7,216	-
				One stop+(9)(10)(14)	E + 6.25% (c)	10.08%	07/2028	522	-
				One stop+(9)(10)(14)	E + 6.00% (d)	9.92%	01/2028	22	-
				One stop+(9)(14)	SF + 6.00%	N/A(7)	01/2028	-	-
Neptune Holdings, Inc.	5550 Executive Dr Suite 350	Tampa, FL 33609	Health Care Technology	One stop+	SF + 6.00% (k)	11.50%	09/2030	4,888	-
				One stop+(6)	SF + 6.00%	N/A(7)	08/2029	(1)	-

Name of Portfolio				Type of	Spread Above			Fair Value (Dollars in	Percentage
Company	Address		Industry	Investment (1)	Index (2)	Interest Rate(3)	Maturity	Thousands) (4)	of Class Held (5)
Net Health Acquisition Corp.	40 24th Street 1st Floor	Pittsburgh, PA 15222	Professional Services	One stop+	SF + 5.75% (i)	11.21%	12/2025	12,937	-
				One stop#*	SF + 5.75% (i)	11.21%	12/2025	8,185	-
				One stop*	SF + 5.75% (i)	11.21%	12/2025	6,554	-
				One stop#	SF + 5.75% (i)	11.21%	12/2025	4,141	-
				One stop#*	SF + 5.75% (i)	11.21%	12/2025	1,144	-
				One stop+	SF + 5.75% (i)	11.21%	12/2025	150	-
				LP Interest+	N/A	N/A	N/A	1,613	0.3%
Netwrix Corporation	300 Spectrum Center Dr Suite 200	Irvine, CA 92618	IT Services	One stop*+	SF + 5.00% (j)(k)	10.39%	06/2029	4,128	-
				One stop+(6)	SF + 5.00%	N/A(7)	06/2029	(4)	-
				One stop+(6)	SF + 5.25%	N/A(7)	06/2029	(4)	-
				One stop+(6)	SF + 5.00%	N/A(7)	06/2029	(23)	-
				LLC units+	N/A	N/A	N/A	16	0.0	%(26)
New Look (Delaware) Corporation and NL1 AcquireCo, Inc.	1 Place Ville-Marie Suite 3670	Montreal QC H3B 3P2	Healthcare Providers and Services	One stop+(9)(10)(13)(22)	C + 6.00% (f)	9.43% cash/2.00% PIK	05/2028	18,166	-
				One stop#(9)(13)	SF + 5.50% (j)	11.00%	05/2028	4,058	-
				One stop#+(9)(13)	SF + 5.50% (j)	11.00%	05/2028	2,848	-
				One stop+(9)(10)(13)	C + 5.50% (f)	10.93%	05/2028	1,154	-
				One stop+(9)(10)(13)	C + 5.50% (f)	10.93%	05/2028	601	-
				One stop+(9)(13)(22)	SF + 6.00% (j)	9.50% cash/2.00% PIK	05/2028	40	-
				One stop+(6)(9)(13)	SF + 5.50%	N/A(7)	05/2026	(2)	-
				One stop+(6)(9)(10)(13)	C + 5.50%	N/A(7)	05/2026	(12)	-
				Common stock+(9)(10)(13)	N/A	N/A	N/A	269	0.1%
North Haven Falcon Buyer, LLC	3510-1 Port Jacksonville Pkwy	Jacksonville, FL 32226	Auto Components	One stop+(22)	SF + 8.00% (j)	9.77% cash/3.75% PIK	05/2027	5,407	-
				One stop+(22)	SF + 8.00% (j)	9.78% cash/3.75% PIK	05/2027	905	-
North Haven Stack Buyer, LLC	255 Grant St Suite 600	Decatur, AL 35601	Commercial Services and Supplies	Second lien+(22)	N/A	10.00% cash/2.50% PIK	01/2028	1,448	-
				Senior secured#*	SF + 5.50% (j)	11.03%	07/2027	8,656	-
				Senior secured#	SF + 5.50% (j)	11.03%	07/2027	2,916	-
				Senior secured+	SF + 5.50% (j)	11.00%	07/2027	1,607	-
				Senior secured+	SF + 5.50% (j)	11.01%	07/2027	1,040	-
				Senior secured+	SF + 5.50% (j)	11.03%	07/2027	966	-
				Senior secured#	SF + 5.50% (j)	11.03%	07/2027	962	-
				Senior secured+	SF + 5.50% (j)	11.03%	07/2027	141	-
				Senior secured+	SF + 5.50% (a)(j)	11.11%	07/2027	78	-
				Senior secured+	SF + 5.50% (j)	11.03%	07/2027	70	-
				LLC units	N/A	N/A	N/A	532	0.2%
Norvax, LLC	214 W Huron St	Chicago, IL 60654	Insurance	Senior secured+(9)	SF + 7.50% (j)	13.03%	09/2025	31,733	-
				Senior secured+(9)	SF + 7.50% (j)	13.03%	09/2025	9,607	-
NSG Buyer, Inc.	11 Daniel Rd E	Fairfield, NJ 07004	Diversified Consumer Services	One stop#*+	SF + 6.50% (i)	11.96%	11/2029	24,978	-
				One stop+(6)	SF + 6.50%	N/A(7)	11/2028	(1)	-
				One stop+(6)	SF + 5.75%	N/A(7)	11/2029	(4)	-
				LP units+(9)	N/A	N/A	N/A	2,074	0.4%
NTI Connect, LLC	1301 W 22nd St Suite 700	Oak Brook, IL 60523	Diversified Telecommunication Services	Senior secured+	SF + 5.50% (j)	11.00%	02/2026	1,608	-
Oakbridge Insurance Agency LLC	200 Broad St	LaGrange, GA 30240	Insurance	One stop+	SF + 5.75% (i)	11.09%	11/2029	304	-
				One stop+	SF + 5.75%	N/A(7)	11/2029	-	-
				One stop+(6)	SF + 5.75%	N/A(7)	11/2029	(1)	-
				LP units+	N/A	N/A	N/A	259	0.1%
Oliver Street Dermatology Holdings, LLC	5310 Harvest Hill Rd Suite 290	Dallas, TX 75230	Healthcare Providers and Services	One stop+(22)	SF + 6.25% (j)	11.75%	01/2024	15,533	-
				One stop+(8)(22)	SF + 11.31% (j)	16.81%	01/2024	15,329	-
				One stop+(22)	SF + 6.25% (j)	11.75%	01/2024	400	-
				LLC interest+	N/A	N/A	N/A	-	0.2%
Onapsis, Inc., Virtual Forge GMBH and Onapsis GMBH	101 Federal St Suite 1800	Boston, MA 02110	Software	Warrant+	N/A	N/A	N/A	10	0.0	%(26)
Onit, Inc.	1360 Post Oak Blvd Suite 2200	Houston, TX 77056	Software	Preferred stock+(20)	N/A	15.00% Non-Cash	N/A	53	0.0	%(26)
				Warrant+	N/A	N/A	N/A	7	0.0	%(26)
Opening Day Borrower 111 LLC	2727 N Harwood St Suite 350	Dallas, TX 75201	Healthcare Providers and Services	One stop+(8)(22)(24)	SF + 6.25% (j)	11.75%	05/2027	12,504	-
				One stop+(8)(22)(24)	SF + 6.25% (j)	11.75%	05/2027	4,778	-
				One stop+(6)(8)(24)	SF + 6.25%	N/A(7)	05/2027	(163)	-
				LLC units+(24)	N/A	N/A	N/A	7,126	9.9%
Optimizely North America, Inc.	542A Amherst St	Nashua, NH 03063	IT Services	One stop#+	SF + 5.25% (j)	10.75%	04/2026	21,009	-
				One stop+(9)(10)	E + 5.50% (c)	9.43%	04/2026	19,326	-
				One stop#*	SF + 5.25% (j)	10.75%	04/2026	11,665	-
				One stop*	SF + 5.25% (j)	10.75%	04/2026	6,453	-
				One stop+(6)	SF + 5.25%	N/A(7)	04/2026	(5)	-
				Common stock+	N/A	N/A	N/A	871	0.1%

Name of Portfolio				Type of	Spread Above			Fair Value (Dollars in	Percentage
Company	Address		Industry	Investment (1)	Index (2)	Interest Rate(3)	Maturity	Thousands) (4)	of Class Held (5)
OSP Hamilton Purchaser, LLC	410 E Rivulon Blvd Suite 111	Gilbert, AZ 85295	Banks	One stop+	SF + 5.50% (j)	10.87%	12/2029	237	-
				One stop+	SF + 5.50%	N/A(7)	12/2029	-	-
				One stop+(6)	SF + 5.50%	N/A(7)	12/2029	(2)	-
P&P Food Safety Holdings, Inc.	EPFL Innovation Park Building C	Lausanne, Switzerland	Food Products	One stop*+	SF + 6.00% (i)(j)	11.50%	12/2026	17,069	-
				One stop+(6)	SF + 6.00%	N/A(7)	12/2026	(3)	-
				One stop+(6)	SF + 6.00%	N/A(7)	12/2026	(14)	-
				Common stock+	N/A	N/A	N/A	192	0.1%
PADI Holdco, Inc.	30151 Tomas	Rancho Santa Margarita, CA 92688	Diversified Consumer Services	One stop#*	SF + 6.25% (j)	11.79%	01/2027	21,517	-
				One stop+(9)(10)	E + 6.25% (c)	10.21%	01/2027	20,107	-
				One stop+	SF + 6.25% (i)(j)	11.71%	01/2027	829	-
				One stop+	SF + 6.25% (j)	11.79%	01/2027	171	-
				One stop+(6)	SF + 6.25%	N/A(7)	01/2027	-	-
				LLC interest+	N/A	N/A	N/A	795	0.2%
Paisley Bidco Limited	1 Minster Ct	Mincing Ln London	Insurance	One stop+(9)(10)(11)	E + 6.75% (c)	10.70%	03/2028	1,451	-
				One stop+(9)(10)(11)	E + 6.75% (c)	10.70%	03/2028	1,371	-
				One stop+(6)(9)(10)(11)	SN + 7.00%	N/A(7)	03/2028	(29)	-
Panzura, LLC	2880 Stevens Creek Blvd Suite 100	San Jose, CA 95128	Software	One stop+(22)	N/A	2.00% cash/15.00% PIK	08/2027	47	-
				LLC units+	N/A	N/A	N/A	3	0.0	%(26)
Pareto Health Intermediate Holdings, Inc.	2929 Walnut St Suite 1500	Philadelphia, PA 19104	Insurance	One stop+	SF + 6.50% (k)	11.97%	05/2030	14,424	-
				One stop+	SF + 6.50% (k)	11.97%	05/2030	4,808	-
				One stop+(6)	SF + 6.50%	N/A(7)	06/2029	-	-
PAS Parent Inc.	2665 Long Lake Rd Suite 300	Roseville, MN 55113	Life Sciences Tools & Services	One stop#*+	SF + 5.00% (i)	10.47%	12/2028	32,648	-
				One stop+	SF + 5.00% (i)	10.47%	12/2028	77	-
				One stop+(6)	SF + 5.00%	N/A(7)	12/2027	(4)	-
				One stop+(6)	SF + 5.50%	N/A(7)	12/2028	(5)	-
				LP Interest+	N/A	N/A	N/A	921	0.1%
				Preferred stock+	N/A	N/A	N/A	174	0.0	%(26)
Patriot Growth Insurance Services, LLC	501 Office Center Dr Suite 215	Fort Washington, PA 19034	Insurance	One stop+	SF + 5.50% (i)(j)	11.00%	10/2028	10,705	-
				One stop+	SF + 5.75% (j)	11.25%	10/2028	2,206	-
				One stop+	SF + 5.75% (j)	11.10%	10/2028	26	-
				One stop+(6)	SF + 5.75%	N/A(7)	10/2028	(2)	-
PCS Intermediate II Holdings, LLC	7001 N Scottsdale Rd	Scottsdale, AZ 85253	IT Services	One stop#	SF + 5.25% (i)	10.71%	01/2026	14,019	-
				One stop#	SF + 5.25% (i)	10.71%	01/2026	2,024	-
				One stop+	SF + 5.25%	N/A(7)	01/2026	-	-
				LLC interest+	N/A	N/A	N/A	793	0.1%
PDI TA Holdings, Inc.	11675 Rainwater Dr Suite 350	Alpharetta, GA 30009	Software	One stop+	SF + 4.50% (j)	10.07%	10/2024	8,302	-
				One stop+	SF + 4.50% (j)	10.07%	10/2024	1,105	-
				One stop+	SF + 4.50% (j)	10.07%	10/2024	681	-
				One stop+	SF + 4.50% (j)	10.07%	10/2024	148	-
				One stop+(9)(10)	SN + 4.50% (g)	9.81%	10/2024	88	-
				Second lien+	SF + 8.50% (j)	14.02%	10/2025	3,424	-
				Second lien+	SF + 8.50% (j)	14.02%	10/2025	3,333	-
				Second lien+	SF + 8.71% (j)	14.23%	10/2025	640	-
				Second lien+	SF + 8.53% (j)	14.05%	10/2025	377	-
				Preferred stock+	N/A	N/A	N/A	3,393	4.9%
PDQ Intermediate, Inc.	230 W 200 S Suite 3101	Salt Lake City, UT 84101	IT Services	Subordinated debt+(22)	N/A	13.75% PIK	10/2031	49	-
People Corporation	1403 Kenaston Blvd	Winnipeg MB R3P 2T5	Insurance	One stop+(9)(10)(13)	C + 6.25% (f)	11.75%	02/2028	13,736	-
				One stop+(9)(10)(13)	C + 5.75% (f)	11.25%	02/2028	11,285	-
				One stop+(9)(10)(13)	C + 6.25% (f)	11.75%	02/2028	4,484	-
				One stop+(9)(10)(13)	C + 6.00% (f)	11.50%	02/2028	261	-
				One stop+(9)(10)(13)	C + 6.25% (f)	11.74%	02/2027	147	-
Personify, Inc.	7010 Easy Wind Dr Building II Suite 210	Austin, TX 78752	Software	One stop#*+	SF + 5.25% (j)	10.60%	09/2024	13,045	-
				One stop#	SF + 5.25% (j)	10.60%	09/2024	8,060	-
				One stop+	SF + 5.25%	N/A(7)	09/2024	-	-
				LP Interest+	N/A	N/A	N/A	1,777	0.5%
Pet Holdings ULC	130 Royal Crest Ct Suite 106	Markham, ON L3R 0A1	Specialty Retail	LP Interest+(9)(13)	N/A	N/A	N/A	1,092	0.1%

Name of Portfolio				Type of	Spread Above			Fair Value (Dollars in	Percentage
Company	Address		Industry	Investment (1)	Index (2)	Interest Rate(3)	Maturity	Thousands) (4)	of Class Held (5)
PetVet Care Centers LLC	One Gorham Island	Westport, CT 06880	Specialty Retail	One stop+	SF + 6.00% (i)	11.36%	11/2030	389	-
				One stop+(6)	SF + 6.00%	N/A(7)	11/2029	(1)	-
				One stop+(6)	SF + 6.00%	N/A(7)	11/2030	(1)	-
PHM NL SP Bidco B.V.	Grimbald Crag Close	Knaresborough HG5 8PJ	Chemicals	One stop+(9)(10)(15)	E + 6.25% (d)	10.39%	09/2028	30,766	-
				One stop+(9)(15)	SF + 6.25% (h)	11.57%	09/2028	12,114	-
				One stop+(9)(10)(15)	SN + 6.25% (g)	11.44%	09/2028	6,734	-
				One stop+(9)(10)(15)	E + 6.25% (d)	10.21%	09/2028	3,252	-
PING Identity Holding Corp.	1001 17th St Suite 100	Denver, CO 80202	Software	One stop+	SF + 7.00% (i)	12.36%	10/2029	9,953	-
				One stop+(6)	SF + 7.00%	N/A(7)	10/2028	-	-
Pinnacle Treatment Centers, Inc.	1317 Route 73 Suite 200	Mt Laurel, NJ 08054	Healthcare Providers and Services	One stop#*	SF + 6.50% (i)	11.95%	01/2026	18,482	-
				One stop*	SF + 6.50% (i)	11.95%	01/2026	7,457	-
				One stop#	SF + 6.50% (i)	11.95%	01/2026	2,176	-
				One stop#+	SF + 6.50% (i)	11.95%	01/2026	1,519	-
				One stop#	SF + 6.50% (i)	11.95%	01/2026	1,144	-
				One stop+	SF + 6.50% (i)	11.95%	01/2026	686	-
				One stop+	SF + 6.50% (i)	11.95%	01/2026	180	-
				One stop+	P + 5.25% (a)	13.75%	01/2026	174	-
				One stop+	SF + 6.50% (i)	11.95%	01/2026	104	-
				One stop+	SF + 6.50% (i)	11.95%	01/2026	36	-
				LLC interest+	N/A	N/A	N/A	816	0.2%
				LLC interest+	N/A	N/A	N/A	736	0.1%
PlanSource Holdings, Inc.	101 S Garland Ave Suite 203	Orlando, FL 32801	Professional Services	One stop+	SF + 6.25% (k)	11.90%	04/2025	11,416	-
				One stop+	SF + 6.25% (k)	11.90%	04/2025	1,932	-
				One stop+	SF + 6.25% (k)	11.90%	04/2025	139	-
				One stop+	SF + 6.25%	N/A(7)	04/2025	-	-
Plasma Buyer LLC	5301 Virginia Way	Brentwood, TN 37027	Health Care Technology	One stop+	SF + 5.75% (j)	11.10%	05/2029	5,069	-
				One stop+	SF + 5.75% (j)	11.10%	05/2028	16	-
				One stop+(6)	SF + 5.75%	N/A(7)	05/2029	-	-
Pluralsight, LLC	42 Future Way	Draper, UT 84020	Software	One stop+	SF + 8.00% (j)	13.56%	04/2027	23,511	-
				One stop+	SF + 8.00% (i)(j)	13.52%	04/2027	77	-
Polk Acquisition Corp.	2727 Interstate Dr	Lakeland, FL 33805	Auto Components	Senior secured#*+(22)	SF + 7.50% (i)	10.71% cash/2.25% PIK	12/2024	18,052	-
				Senior secured+(22)	SF + 7.50% (i)	10.71% cash/2.25% PIK	12/2024	107	-
				Senior secured+(22)	SF + 7.50% (i)	10.71% cash/2.25% PIK	12/2024	60	-
				LP Interest+	N/A	N/A	N/A	-	0.0	%(26)
Power Grid Holdings, Inc.	5551 Parkwest Dr Suite 115	Bessemer, AL 35022	Electrical Equipment	One stop+	SF + 4.75% (j)	10.14%	12/2030	398	-
				One stop+	SF + 4.75% (j)	10.12%	12/2030	3	-
POY Holdings, LLC	15 Jackson Rd	Totowa, NJ 07512	Automobiles	One stop#+	SF + 5.50% (j)	11.00%	11/2027	9,437	-
				One stop+	SF + 5.50% (j)	11.00%	11/2027	329	-
				One stop+	SF + 5.50% (j)	11.00%	11/2027	85	-
				One stop+	SF + 5.50% (j)	11.02%	11/2027	66	-
				One stop+(6)	SF + 5.50%	N/A(7)	11/2027	(1)	-
				LLC units+	N/A	N/A	N/A	294	0.1%
PPV Intermediate Holdings, LLC	6541 Sexton Dr NW Building G	Olympia, WA 98502	Specialty Retail	One stop#+	SF + 5.75% (j)	11.14%	08/2029	9,420	-
				One stop+(22)	N/A	14.75% PIK	08/2030	2,758	-
				One stop+(22)	N/A	13.75% PIK	08/2030	1,006	-
				One stop+(22)	N/A	13.75% PIK	08/2030	233	-
				One stop+(22)	N/A	13.75% PIK	08/2030	43	-
				One stop+(22)	N/A	13.75% PIK	08/2030	42	-
				One stop+(6)	SF + 5.75%	N/A(7)	08/2029	(8)	-
PPW Aero Buyer, Inc.	200 Adams St	Manchester, CT 06040	Aerospace and Defense	One stop+	SF + 7.00% (i)(j)	12.35%	02/2029	24,763	-
				One stop+	SF + 7.00% (j)	12.35%	02/2029	3	-
				LP units+	N/A	N/A	N/A	704	0.1%
ProcessUnity Holdings, LLC	33 Bradford St	Concord, MA 01742	Software	One stop+	SF + 6.75% (i)	12.11%	09/2028	4,221	-
				One stop+	SF + 6.75% (j)	12.10%	09/2028	1,996	-
				One stop+	SF + 6.75% (j)	12.10%	09/2028	844	-
				One stop+(6)	SF + 6.75%	N/A(7)	09/2028	-	-
Procure Acquireco, Inc.	3101 Towercreek Pkwy Suite 500	Atlanta, GA 30339	Professional Services	One stop#+	SF + 5.00% (j)	10.54%	12/2028	17,411	-
				One stop+	SF + 5.00% (j)	10.50%	12/2028	73	-
				One stop+(6)	SF + 5.00%	N/A(7)	12/2028	-	-
				LP Interest+	N/A	N/A	N/A	633	0.1%

Name of Portfolio				Type of	Spread Above			Fair Value (Dollars in	Percentage
Company	Address		Industry	Investment (1)	Index (2)	Interest Rate(3)	Maturity	Thousands) (4)	of Class Held (5)
Profile Products LLC	750 W Lake Cook Rd Suite 440	Buffalo Grove, IL 60089	Commercial Services and Supplies	One stop+	SF + 5.50% (j)	10.99%	11/2027	6,151	-
				One stop+(9)	SF + 5.50% (j)	10.99%	11/2027	1,247	-
				One stop+(6)	SF + 5.50%	N/A(7)	11/2027	(1)	-
				One stop+(6)	SF + 5.75%	N/A(7)	11/2027	(1)	-
Project Alpha Intermediate Holdings, Inc.	211 S Gulph Rd Suite 500	King of Prussia, PA 19406	Diversified Consumer Services	Preferred stock+(20)	N/A	9.00% Non-Cash	N/A	1,562	0.0	%(26)
				Common stock+	N/A	N/A	N/A	752	0.0	%(26)
Project Nike Purchaser, LLC	500 Boylston St	Boston, MA 02116	Marine	One stop+	SF + 6.00% (j)	11.35%	04/2029	18,937	-
				One stop+	SF + 6.00% (j)	11.35%	04/2029	417	-
				One stop+	SF + 6.00% (j)	11.35%	04/2029	68	-
Project Power Buyer, LLC	233 General Patton Ave	Mandeville, LA 70471	Oil, Gas and Consumable Fuels	One stop#*+	SF + 7.00% (j)	12.35%	05/2026	39,963	-
				One stop+(6)	SF + 7.00%	N/A(7)	05/2025	-	-
Provenance Buyer LLC	5501 Communications Pkwy	Sarasota, FL 34240	Diversified Consumer Services	One stop#*+	SF + 5.00% (i)	10.46%	06/2027	17,867	-
				One stop#	SF + 5.00% (i)	10.46%	06/2027	9,752	-
				One stop+(6)	SF + 5.00%	N/A(7)	06/2027	(1)	-
PT Intermediate Holdings III, LLC	1200 Greenbriar Dr	Addison, IL 60101	Commercial Services and Supplies	One stop+	SF + 5.98% (j)	11.47%	11/2028	29,151	-
				One stop+	SF + 5.98% (j)	11.47%	11/2028	20,611	-
				One stop+	SF + 5.98% (j)	11.47%	11/2028	9,775	-
				One stop+	SF + 6.50% (j)	11.85%	11/2028	2,305	-
				One stop+(6)	SF + 6.50%	N/A(7)	11/2028	-	-
				LLC units+	N/A	N/A	N/A	914	0.0	%(26)
Purfoods, LLC	3210 SE Corporate Woods Dr	Ankeny, IA 50021	Food Products	One stop+(22)	N/A	7.00% PIK	05/2026	66	-
				LLC interest+	N/A	N/A	N/A	4,285	0.4%
Pyramid Healthcare Acquisition Corp.	1894 Plank Rd	Duncansville, PA 16635	Software	One stop#+	SF + 4.75% (j)	10.28%	05/2027	18,139	-
				One stop+	SF + 4.75% (j)	10.28%	05/2027	1,875	-
				One stop+	SF + 4.75% (j)	10.29%	05/2027	1,567	-
				One stop+	SF + 4.75% (j)	10.29%	05/2027	862	-
				One stop+	SF + 4.75% (j)	10.28%	05/2027	789	-
				One stop+	SF + 4.75% (j)	10.28%	05/2027	533	-
				One stop+	SF + 4.75% (j)	10.28%	05/2027	177	-
				One stop+	SF + 4.75% (j)	10.28%	05/2027	156	-
				One stop+	SF + 4.75% (j)	10.28%	05/2027	146	-
				One stop+	SF + 4.75% (j)	10.29%	05/2027	146	-
				One stop+	SF + 4.75% (j)	10.28%	05/2027	57	-
				One stop+(6)	SF + 4.75%	N/A(7)	05/2027	-	-
				Common stock+	N/A	N/A	N/A	368	0.1%
QAD, Inc.	100 Innovation Pl	Santa Barbara, CA 93108	Software	One stop+	SF + 5.38% (i)	10.73%	11/2027	9,369	-
				One stop+(6)	SF + 5.38%	N/A(7)	11/2027	-	-
				Preferred stock+(20)	N/A	9.00% Non-Cash	N/A	256	0.0	%(26)
				Common stock+	N/A	N/A	N/A	34	0.0	%(26)
QF Holdings, Inc.	315 Deaderick St Suite 2300	Nashville, TN 37238	Health Care Technology	One stop+	SF + 6.25% (j)	11.73%	12/2027	626	-
Qgenda Intermediate Holdings, LLC	3340 Peachtree Rd NE Suite 1100	Atlanta, GA 30326	Health Care Technology	One stop+	SF + 4.75% (j)	10.20%	06/2025	14,626	-
				One stop#	SF + 4.75% (j)	10.20%	06/2025	11,919	-
				One stop+	SF + 4.75% (j)	10.20%	06/2025	1,422	-
				One stop#	SF + 4.75% (j)	10.20%	06/2025	950	-
				One stop+	SF + 4.75% (j)	10.20%	06/2025	148	-
Quant Buyer, Inc.	35 Corporate Dr	Burlington, MA 01803	Software	One stop+	SF + 6.00% (k)	11.39%	06/2029	2,833	-
				One stop+	SF + 6.00% (k)	11.39%	06/2029	2,386	-
				One stop+	SF + 6.00% (k)	11.39%	06/2029	1,941	-
				One stop+(6)	SF + 6.50%	N/A(7)	06/2029	-	-
				One stop+(6)	SF + 6.00%	N/A(7)	06/2029	(5)	-
Quick Quack Car Wash Holdings, LLC	1380 Lead Hill Blvd	Roseville, CA 95661	Automobiles	One stop#*	SF + 6.50% (j)	12.03%	10/2026	12,522	-
				One stop+	SF + 6.50% (j)	12.03%	10/2026	9,554	-
				One stop+	SF + 6.50% (j)	12.03%	10/2026	3,252	-
				One stop#+	SF + 6.50% (j)	12.03%	10/2026	2,260	-
				One stop*+	SF + 6.50% (j)	12.03%	10/2026	1,974	-
				One stop+	SF + 6.50% (j)	12.03%	10/2026	1,481	-
				One stop*+	SF + 6.50% (j)	12.03%	10/2026	1,319	-
				One stop*+	SF + 6.50% (j)	12.03%	10/2026	1,075	-
				One stop+	SF + 6.50% (j)	12.03%	10/2026	337	-
				One stop+	SF + 6.50% (i)	11.96%	10/2026	118	-
				One stop+	SF + 6.50% (i)(j)	11.99%	10/2026	110	-
				One stop+	SF + 6.50% (j)	12.03%	10/2026	102	-
				One stop+	SF + 6.50% (j)	12.03%	10/2026	93	-
				One stop+	SF + 6.50% (j)	12.03%	10/2026	93	-
				One stop+(6)	SF + 6.50%	N/A(7)	10/2026	(2)	-
				One stop+(6)	SF + 6.50%	N/A(7)	10/2026	(4)	-
				One stop+(6)	SF + 6.50%	N/A(7)	10/2026	(35)	-
				LLC interest	N/A	N/A	N/A	866	0.6%

Name of Portfolio				Type of	Spread Above			Fair Value (Dollars in	Percentage
Company	Address		Industry	Investment (1)	Index (2)	Interest Rate(3)	Maturity	Thousands) (4)	of Class Held (5)
R.G. Barry Corporation	13405 Yarmouth Rd NW	Pickerington, OH 43147	Textiles, Apparel and Luxury Goods	Preferred stock+	N/A	N/A	N/A	305	0.2%
Radiology Partners, Inc.	2101 E El Segundo Blvd Suite 401	El Segundo, CA 90245	Healthcare Providers and Services	LLC interest+	N/A	N/A	N/A	319	0.0	%(26)
				LLC units+	N/A	N/A	N/A	81	0.0	%(26)
Radwell Parent, LLC	1 Millennium Dr	Willingboro, NJ 08046	Commercial Services and Supplies	One stop#+	SF + 6.75% (j)	12.10%	03/2029	24,762	-
				One stop+	SF + 6.53% (j)	11.97%	03/2029	18,837	-
				One stop+	SF + 6.75% (j)	12.10%	03/2028	69	-
				One stop+	SF + 6.53% (j)	11.91%	03/2029	32	-
				LP units+	N/A	N/A	N/A	312	0.0	%(26)
Rainforest Bidco Limited	1 Mere Way Ruddington Fields Business Park	Ruddington England NG11 6JS	Software	One stop+(9)(10)(11)(22)	SN + 5.43% (g)	8.68% cash/1.93% PIK	07/2029	7,439	-
				One stop+(9)(11)(22)	SF + 5.43% (h)	8.82% cash/1.93% PIK	07/2029	1,380	-
				One stop+(9)(10)(11)(22)	SN + 5.43% (g)	8.68% cash/1.93% PIK	07/2029	547	-
				One stop+(6)(9)(10)(11)	SN + 6.50%	N/A(7)	07/2029	-	-
Reaction Biology Corporation	1 Great Valley Pkwy Suite 2	Malvern, PA 19355	Life Sciences Tools & Services	One stop#	SF + 5.25% (j)	10.75%	03/2029	7,130	-
				One stop+	SF + 5.25% (j)	10.75%	03/2029	163	-
				One stop+	SF + 5.25% (j)	10.75%	03/2029	108	-
				One stop+	SF + 5.25% (j)	10.75%	03/2029	90	-
				One stop+(6)	SF + 5.25%	N/A(7)	03/2029	-	-
				LLC units+	N/A	N/A	N/A	197	0.2%
Recordxtechnologies, LLC	910 Louisiana St Suite 4500	Houston, TX 77002	IT Services	One stop#	SF + 6.50% (j)	11.85%	12/2025	727	-
				One stop+	SF + 6.50% (j)	11.85%	12/2025	114	-
				One stop+	SF + 6.50% (j)	11.85%	12/2025	61	-
				One stop+	SF + 6.50% (j)	11.85%	12/2025	40	-
Red Dawn SEI Buyer, Inc.	3854 Broadmoor Ave SE	Grand Rapids, MI 49512	IT Services	Senior secured+(9)(10)	SN + 4.50% (g)	9.69%	11/2025	21,470	-
				Senior secured+	SF + 4.50% (j)	9.95%	11/2025	5,417	-
				Senior secured+	SF + 4.25% (j)	9.70%	11/2025	716	-
				Senior secured+	SF + 4.50% (j)	9.95%	11/2025	330	-
				Senior secured+	SF + 4.25% (j)	9.70%	11/2025	127	-
				Senior secured+(6)	SF + 4.50%	N/A(7)	11/2025	(1)	-
				Senior secured+(6)	SF + 4.25%	N/A(7)	11/2025	(2)	-
				LP Interest+	N/A	N/A	N/A	24	0.0	%(26)
RegEd Aquireco, LLC	2100 Gateway Centre Blvd Suite 200	Morrisville, NC 27560	Software	Senior secured+	SF + 4.25% (i)(j)(k)	9.79%	12/2024	10,707	-
				Senior secured+	SF + 4.25% (j)(k)	9.94%	12/2024	202	-
				LP Interest+	N/A	N/A	N/A	71	0.1%
				Preferred stock+	N/A	N/A	N/A	24	0.0	%(26)
				LP Interest+	N/A	N/A	N/A	-	0.0	%(26)
ReliaQuest Holdings, LLC	777 S Harbour Island Blvd Suite 500	Tampa, FL 33602	IT Services	One stop+	SF + 10.75% (j)	16.13%	10/2026	1,098	-
				One stop+	SF + 10.75% (j)	16.13%	10/2026	347	-
				One stop+	SF + 10.75% (j)	16.13%	10/2026	123	-
Revalize, Inc.	8800 Baymeadows Way W Suite 500	Jacksonville, FL 32256	Internet and Catalog Retail	One stop+	SF + 5.75% (i)	11.21%	04/2027	14,229	-
				One stop+	SF + 5.75% (i)	11.21%	04/2027	8,328	-
				One stop+	SF + 5.75% (i)	11.21%	04/2027	4,129	-
				One stop+	SF + 5.75% (i)	11.21%	04/2027	2,488	-
				One stop+	SF + 5.75% (i)	11.21%	04/2027	1,603	-
				One stop+	SF + 5.75% (i)	11.21%	04/2027	377	-
				One stop+	SF + 5.75% (j)	11.23%	04/2027	48	-
				One stop+	SF + 5.75% (j)	11.25%	04/2027	41	-
				Preferred stock+	N/A	N/A	N/A	20,179	5.8%
				Preferred stock+	N/A	N/A	N/A	12,112	3.5%
				Preferred stock+	N/A	N/A	N/A	7,491	2.2%
				Preferred stock+	N/A	N/A	N/A	1,262	0.4%

Name of Portfolio				Type of	Spread Above			Fair Value (Dollars in	Percentage
Company	Address		Industry	Investment (1)	Index (2)	Interest Rate(3)	Maturity	Thousands) (4)	of Class Held (5)
Riskonnect Parent, LLC	380 Interstate N Pkwy SE Suite 400	Atlanta, GA 30339	Software	One stop*+	SF + 5.50% (j)	11.00%	12/2028	9,875	-
				One stop+	SF + 5.50% (j)	11.00%	12/2028	194	-
				One stop+(6)	SF + 5.50%	N/A(7)	12/2028	(13)	-
				Preferred stock+(20)	N/A	11.00% Non-Cash	N/A	19,489	2.5%
				LP Interest+	N/A	N/A	N/A	973	0.1%
				Preferred stock+(20)	SF + 10.50% (j)	15.85% Non-Cash	N/A	409	0.1%
Rodeo Buyer Company & Absorb Software Inc.	1011 9th Ave SE Suite 275	Calgary AB T2G 0H7	Software	One stop+	SF + 6.25% (i)	11.71%	05/2027	4,991	-
				One stop+(6)	SF + 6.25%	N/A(7)	05/2027	(1)	-
RPL Bidco Limited	67-74 Saffron Hill 3rd Floor	London EC1N 8QX	Real Estate Management and Development	One stop+(9)(10)(11)	SN + 5.25% (g)	10.44%	08/2028	18,451	-
				One stop+(9)(10)(11)	A + 6.75% (e)	11.12%	08/2028	8,313	-
				One stop+(9)(10)(11)	A + 5.25% (e)	9.67%	08/2028	2,018	-
				One stop+(9)(10)(11)	SN + 6.00% (g)	11.19%	08/2028	520	-
				One stop+(9)(10)(11)	SN + 5.50%	N/A(7)	02/2028	-	-
Rubio's Restaurants, Inc.	1902 Wright Pl Suite 300	Carlsbad, CA 92008	Food and Staples Retailing	Senior secured+(22)(24)	SF + 10.00% (j)	15.50%	12/2024	5,628	-
				Senior secured+(24)	SF + 10.00% (i)	15.46%	12/2024	834	-
				Senior secured+(22)(24)	SF + 10.00% (i)	15.46%	12/2024	518	-
				Senior secured+(8)(22)(24)	SF + 16.00% (j)	21.53%	12/2024	-	-
				Common stock+(24)	N/A	N/A	N/A	-	0.0	%(26)
				Common stock+(24)	N/A	N/A	N/A	-	0.0	%(26)
				Common stock+(24)	N/A	N/A	N/A	-	0.0	%(26)
				Common stock+(24)	N/A	N/A	N/A	-	0.0	%(26)
				Common stock+(24)	N/A	N/A	N/A	-	0.0	%(26)
				Common stock+(24)	N/A	N/A	N/A	-	0.0	%(26)
				Common stock+(24)	N/A	N/A	N/A	-	0.0	%(26)
				Common stock+(24)	N/A	N/A	N/A	-	0.0	%(26)
				Common stock+(24)	N/A	N/A	N/A	-	0.0	%(26)
				Common stock+(24)	N/A	N/A	N/A	-	0.0	%(26)
				Preferred stock+(24)	N/A	N/A	N/A	-	0.0	%(26)
Ruby Slipper Cafe LLC, The	315 S Broad St	New Orleans, LA 70119	Food and Staples Retailing	One stop*+	SF + 7.50% (j)	13.00%	06/2024	1,998	-
				One stop+	SF + 7.50% (j)	13.00%	06/2024	405	-
				One stop+	SF + 7.50% (j)	13.00%	06/2024	288	-
				One stop+	SF + 7.50% (j)	13.00%	06/2024	41	-
				One stop+	SF + 7.50% (j)	13.00%	06/2024	-	-
				LLC interest+	N/A	N/A	N/A	160	0.7%
				LLC interest+	N/A	N/A	N/A	35	0.1%
RW AM Holdco LLC	75 Executive Dr Suite 200	Aurora, IL 60504	Diversified Consumer Services	One stop#+	SF + 5.25% (k)	10.82%	04/2028	16,807	-
				One stop+(6)	SF + 5.25%	N/A(7)	04/2028	(6)	-
S.J. Electro Systems, LLC	22650 County Hwy 6	Detroit Lakes, MN 56501	Water Utilities	Senior secured+	SF + 4.75% (j)	10.28%	06/2027	16,290	-
				Senior secured+	SF + 4.75% (j)	10.28%	06/2027	76	-
				Senior secured+	SF + 4.75% (i)(j)	10.21%	06/2027	42	-
Sage Dental Management, LLC	950 Broken Sound Pkwy Suite 250	Boca Raton, FL 33487	Healthcare Providers and Services	LLC units+	N/A	N/A	N/A	483	0.2%
				LLC units+	N/A	N/A	N/A	-	0.0	%(26)
SailPoint Technologies Holdings, Inc.	11120 Four Points Dr Suite 100	Austin, TX 78726	Software	One stop+	SF + 6.00% (i)	11.36%	08/2029	9,729	-
				One stop+(6)	SF + 6.00%	N/A(7)	08/2028	(2)	-
Salon Lofts Group, LLC	5481 Wisconsin Ave	Chevy Chase, MD 20815	Specialty Retail	Second lien+(22)	SF + 9.00% (j)	14.43%	09/2029	1,723	-
				Second lien+(6)	SF + 17.00%	N/A(7)	09/2029	(38)	-
				Senior secured+	SF + 6.25% (j)	11.60%	08/2028	3,496	-
				Senior secured+	SF + 6.25% (j)	11.60%	08/2028	230	-
				Senior secured+	SF + 6.25% (j)	11.60%	08/2028	228	-
				Senior secured+	SF + 6.25% (j)	11.60%	08/2028	181	-
				Senior secured+	SF + 6.25% (j)	11.60%	08/2028	75	-
				Senior secured+	SF + 6.25% (j)	11.60%	08/2028	73	-
				Senior secured+	SF + 6.25% (j)	11.60%	08/2028	57	-
				Senior secured+	SF + 6.25% (j)	11.60%	08/2028	53	-
				Senior secured+(6)	SF + 6.25%	N/A(7)	08/2028	(6)	-
				Senior secured+(6)	SF + 6.25%	N/A(7)	08/2028	(10)	-
				LP units+	N/A	N/A	N/A	77	0.0	%(26)
Sapphire Bidco Oy	1245 Rosemont Dr Suite 200	Fort Mill, SC 29707	Software	One stop+(9)(10)(17)	E + 5.50% (c)	9.49%	07/2029	33,910	-
				One stop+(9)(10)(17)	E + 5.50% (c)	9.49%	07/2029	2,771	-
Saturn Borrower Inc.	5 Becker Farm Rd	Roseland, NJ 07068	IT Services	One stop+	SF + 6.50% (j)	12.00%	09/2026	19,250	-
				One stop+	SF + 6.50% (j)	12.00%	09/2026	100	-
				LP units+	N/A	N/A	N/A	110	0.1%
SC Landco Parent, LLC	2125 E Katella Ave	Anaheim, CA 92806	Real Estate Management and Development	Common stock+	N/A	N/A	N/A	260	0.6%

Name of Portfolio				Type of	Spread Above			Fair Value (Dollars in	Percentage
Company	Address		Industry	Investment (1)	Index (2)	Interest Rate(3)	Maturity	Thousands) (4)	of Class Held (5)
SHO Holding I Corporation	5000 T Rex Ave	Boca Raton, FL 33431	Textiles, Apparel and Luxury Goods	Senior secured+(22)	SF + 5.25% (j)	10.89%	04/2024	3,604	-
				Senior secured+(22)	SF + 5.00% (j)	10.64%	04/2024	90	-
				Senior secured+(22)	SF + 5.23% (j)	10.87%	04/2024	61	-
				Senior secured+(22)	SF + 4.00% (j)	9.64%	04/2024	50	-
				Senior secured+(22)	SF + 4.00% (j)	9.61%	04/2024	-	-
				Senior secured+(22)	SF + 5.23% (j)	10.87%	04/2024	-	-
SnapLogic, Inc.	1825 S Grant St 5th Floor	San Mateo, CA 94402	Software	Preferred stock+	N/A	N/A	N/A	1,426	0.2%
				Warrant+	N/A	N/A	N/A	365	0.0	%(26)
Sonatype, Inc.	8161 Maple Lawn Blvd Suite 250	Fulton, MD 20759	Software	One stop+	SF + 6.75% (i)	12.21%	12/2025	40,459	-
				One stop+	SF + 6.75% (i)	12.21%	12/2025	851	-
				One stop+(6)	SF + 6.75%	N/A(7)	12/2025	-	-
Southern Veterinary Partners, LLC	800 Shades Creek Pkwy Suite 625	Birmingham, AL 35209	Specialty Retail	Preferred stock+(20)	N/A	12.00% Non-Cash	N/A	6,096	0.2%
				LLC interest+	N/A	N/A	N/A	5,364	0.2%
				Preferred stock+(20)	N/A	10.00% Non-Cash	N/A	1,265	0.0	%(26)
Spark Bidco Limited	Pennyfoot St	BioCity Nottingham NG1 1GR	Pharmaceuticals	Senior secured+(9)(10)(11)	SN + 4.75% (g)	9.94%	08/2028	23,584	-
				Senior secured+(9)(10)(11)	SN + 6.00% (g)	11.19%	08/2028	3,429	-
				Senior secured+(9)(10)(11)	SN + 4.75% (g)	9.94%	08/2028	2,859	-
				Senior secured+(9)(11)	SF + 6.00% (j)	11.35%	08/2028	2,587	-
				Senior secured+(9)(10)(11)	SN + 4.75% (g)	9.94%	08/2028	2,501	-
				Senior secured+(6)(9)(10)(11)	SN + 4.75%	N/A(7)	02/2028	(5)	-
Spartan Buyer Acquisition Co.	210 W Kensinger Dr Suite 100	Cranberry Township, PA 16066	Software	One stop#*+(22)	SF + 8.50% (i)	11.86% cash/2.00% PIK	12/2026	30,832	-
				One stop+(22)	SF + 8.50% (i)	11.86% cash/2.00% PIK	12/2026	1,960	-
				One stop+(6)(22)	P + 7.50% (a)	14.00% cash/2.00% PIK	12/2026	(1)	-
				Common stock+	N/A	N/A	N/A	339	0.1%
				Preferred stock+	N/A	N/A	N/A	47	0.0	%(26)
Specialty Measurement Bidco Limited	48 Lancaster Way	Ely CB6 3NW United Kingdom	Industrial Conglomerates	One stop+(9)(11)	SF + 6.00% (h)	11.58%	11/2027	7,961	-
				One stop+(9)(10)(11)	E + 6.00% (c)	9.96%	11/2027	7,383	-
				One stop+(9)(10)(11)	E + 6.00% (c)	9.96%	11/2027	3,631	-
				One stop+(9)(10)(11)	E + 6.25% (c)	10.22%	11/2027	3,007	-
				One stop+(9)(11)	SF + 6.25% (h)	11.83%	11/2027	2,516	-
				One stop+(9)(11)	SF + 6.50% (h)	12.25%	11/2027	503	-
Spotless Brands, LLC	6 E Eager St	Baltimore, MD 21202	Automobiles	One stop+	SF + 6.50% (j)	12.03%	07/2028	8,285	-
				One stop+	SF + 6.50% (j)	12.03%	07/2028	898	-
				One stop+	SF + 6.50% (j)	12.04%	07/2028	668	-
				One stop+	SF + 6.50% (i)	11.96%	07/2028	6	-
SSRG Holdings, LLC	724 N Dean Rd	Auburn, AL 36830	Hotels, Restaurants and Leisure	One stop+	SF + 4.75% (j)	10.25%	11/2025	988	-
				One stop+	SF + 5.50% (j)	11.00%	11/2025	118	-
				One stop+	SF + 4.75% (j)	10.25%	11/2025	20	-
				LP Interest+	N/A	N/A	N/A	88	0.0	%(26)
Sunstar Insurance Group, LLC	530 Oak Court Dr Suite 250	Memphis, TN 38117	Insurance	Senior secured+	SF + 6.00% (j)	11.50%	10/2026	911	-
				Senior secured+	SF + 6.00% (j)	11.50%	10/2026	766	-
				Senior secured+	SF + 6.00% (j)	11.50%	10/2026	388	-
				Senior secured+	SF + 6.00% (a)(i)	12.27%	10/2026	4	-
SureWerx Purchaser III, Inc.	49 Schooner St	Coquitlam, BC V3K 0B3	Specialty Retail	One stop+(9)	SF + 6.75% (j)	12.10%	12/2029	20,542	-
				One stop+(9)	SF + 6.75% (i)	12.11%	12/2028	27	-
				One stop+(6)(9)	SF + 6.75%	N/A(7)	12/2029	-	-
Suveto Buyer, LLC	1000 Texan Trail Suite 270	Grapevine, TX 76051	Healthcare Providers and Services	One stop+	SF + 4.25% (i)	9.71%	09/2027	19,230	-
				One stop+	SF + 4.25% (i)	9.71%	09/2027	48	-
				Common stock+	N/A	N/A	N/A	370	0.1%
Switchfly LLC	00 3rd St Suite 440	San Francisco, CA 94107	Software	One stop+(22)(24)	N/A	1.00% PIK	10/2024	4,363	-
				One stop+(22)(24)	N/A	1.00% PIK	10/2024	364	-
				One stop+(22)(24)	N/A	1.00% PIK	10/2024	28	-
				One stop+(6)(24)	SF + 8.50% (j)	14.18%	10/2024	(24)	-
				LLC interest+(24)	N/A	N/A	N/A	1,344	12.2%
				LLC units+(24)	N/A	N/A	N/A	510	4.6%
Symplr Software, Inc.	315 Capitol St Suite 100	Houston, TX 77090	Health Care Technology	Preferred stock+(20)	N/A	11.00% Non-Cash	N/A	13,545	0.6%
				Preferred stock+(20)	SF + 10.50% (j)	15.85% Non-Cash	N/A	4,784	0.2%
				Preferred stock+(20)	N/A	11.00% Non-Cash	N/A	1,798	0.0	%(26)
				Preferred stock+(20)	N/A	11.00% Non-Cash	N/A	1,051	0.0	%(26)
				Common stock+	N/A	N/A	N/A	841	0.0	%(26)
				LLC units+	N/A	N/A	N/A	181	0.0	%(26)

Name of Portfolio				Type of	Spread Above			Fair Value (Dollars in	Percentage
Company	Address		Industry	Investment (1)	Index (2)	Interest Rate(3)	Maturity	Thousands) (4)	of Class Held (5)
Teaching Company, The	4840 Westfields Blvd Suite 500	Chantilly, VA 20151	Professional Services	One stop+	SF + 5.75% (j)	11.28%	01/2026	13,747	-
				One stop+	SF + 5.75%	N/A(7)	01/2026	-	-
Tebra Technologies, Inc.	1111 Bayside Dr Suite 150	Corona Del Mar, CA 92625	Health Care Technology	One stop+(22)	SF + 8.00% (i)	9.96% cash/3.50% PIK	06/2025	10,910	-
				One stop+(22)	SF + 8.00% (i)	9.96% cash/3.50% PIK	06/2025	10,620	-
				One stop+(22)	SF + 8.00% (i)	9.96% cash/3.50% PIK	06/2025	6,997	-
				One stop+(22)	SF + 8.00% (i)	9.96% cash/3.50% PIK	06/2025	1,799	-
				One stop+(22)	SF + 8.00% (i)	9.96% cash/3.50% PIK	06/2025	1,599	-
				One stop+(22)	SF + 8.00% (i)	9.96% cash/3.50% PIK	06/2025	1,199	-
				One stop+(22)	SF + 8.00% (i)	9.96% cash/3.50% PIK	06/2025	999	-
				One stop+(22)	SF + 8.00% (i)	9.96% cash/3.50% PIK	06/2025	800	-
				One stop+(22)	SF + 8.00% (i)	9.96% cash/3.50% PIK	06/2025	159	-
				One stop+(22)	SF + 8.00% (i)	9.96% cash/3.50% PIK	06/2025	84	-
				LLC interest+	N/A	N/A	N/A	3,157	0.3%
				Warrant+	N/A	N/A	N/A	626	0.1%
				Warrant+	N/A	N/A	N/A	130	0.0	%(26)
				Preferred stock+	N/A	N/A	N/A	11	0.0	%(26)
Telesoft Holdings LLC	5343 N 16th St Suite 300	Phoenix, AZ 85016	Software	One stop+	SF + 5.75% (i)	11.21%	12/2025	864	-
				One stop+	SF + 6.25% (i)	11.71%	08/2028	64	-
				One stop+	SF + 5.75% (i)	11.14%	12/2025	12	-
				LP Interest+	N/A	N/A	N/A	5	0.0	%(26)
Templafy APS and Templafy, LLC	Wilders Plads 15A	1403 Copenhagen Denmark	Software	One stop+(9)(19)	SF + 6.00% (k)	11.68%	07/2028	3,171	-
				One stop+(6)(9)(19)	SF + 6.00%	N/A(7)	07/2028	-	-
				One stop+(9)(19)	SF + 6.00%	N/A(7)	07/2028	-	-
				Warrant+(9)(19)	N/A	N/A	N/A	58	0.0	%(26)
TI Intermediate Holdings, LLC	310 Main Ave Way SE	Hickory, NC 28602	Software	Senior secured+	SF + 4.50% (j)	9.98%	12/2024	3,273	-
				Senior secured+	SF + 4.50% (j)	9.98%	12/2024	865	-
				Senior secured+	SF + 4.50% (j)(k)	9.99%	12/2024	542	-
				Senior secured+	SF + 4.50% (j)	9.98%	12/2024	407	-
				Senior secured+	SF + 4.50% (j)	9.98%	12/2024	149	-
				Senior secured+	SF + 4.50% (k)	10.00%	12/2024	54	-
TIDI Legacy Products, Inc.	570 Enterprise Dr	Neenah, WI 54956	Healthcare Equipment and Supplies	One stop+	SF + 5.50% (i)	10.86%	12/2029	341	-
				One stop+	SF + 5.50%	N/A(7)	06/2025	-	-
				One stop+(6)	SF + 5.50%	N/A(7)	12/2029	(1)	-
Titan Fitness, LLC	2517 Midway Rd	Carrollton, TX 75006	Specialty Retail	One stop#*+(22)	SF + 7.25% (i)(k)	10.45% cash/2.50% PIK	10/2026	29,632	-
				One stop+(22)	SF + 7.25% (k)	10.47% cash/2.50% PIK	10/2026	1,845	-
				One stop+(22)	SF + 7.25% (k)	10.47% cash/2.50% PIK	10/2026	476	-
Togetherwork Holdings, LLC	55 Washington St Suite 626	New York, NY 11201	Software	One stop#*	SF + 6.00% (i)	11.46%	03/2025	15,045	-
				One stop+	SF + 6.00% (i)	11.46%	03/2025	6,806	-
				One stop+	SF + 6.00% (i)	11.46%	03/2025	5,939	-
				One stop+	SF + 6.00% (i)	11.46%	03/2025	4,128	-
				One stop+	SF + 6.00% (i)	11.46%	03/2025	1,744	-
				One stop#+	SF + 6.00% (i)	11.46%	03/2025	1,693	-
				One stop#*	SF + 6.00% (i)	11.46%	03/2025	1,650	-
				One stop#+	SF + 6.00% (i)	11.46%	03/2025	1,594	-
				One stop*+	SF + 6.00% (i)	11.46%	03/2025	1,535	-
				One stop#+	SF + 6.00% (i)	11.46%	03/2025	1,432	-
				One stop+	SF + 6.00% (i)	11.46%	03/2025	1,322	-
				One stop#*	SF + 6.00% (i)	11.46%	03/2025	1,173	-
				One stop#+	SF + 6.00% (i)	11.46%	03/2025	646	-
				One stop+	SF + 6.00% (i)	11.46%	03/2025	447	-
				One stop+	SF + 6.00% (i)	11.46%	03/2025	432	-
				One stop+	SF + 6.00% (i)	11.46%	03/2025	250	-
				One stop+	SF + 6.00% (i)	11.46%	03/2025	62	-
				One stop+	SF + 6.00% (i)	11.46%	03/2025	57	-
				One stop+(6)	SF + 6.00%	N/A(7)	03/2025	-	-
Transaction Data Systems, Inc.	788 Montgomery Ave	Ocoee, FL 34761	Health Care Technology	One stop#*+	SF + 4.25% (j)	9.75%	02/2026	65,213	-
				One stop+	SF + 4.25% (i)	9.71%	02/2026	180	-
Transform Bidco Limited	Bressenden Pl 8th Floor	London SW1E 5BH	IT Services	One stop+(9)(11)	SF + 7.00%	N/A(7)	06/2030	-	-
				One stop+(9)(11)	SF + 7.00%	N/A(7)	12/2030	-	-

Name of Portfolio				Type of	Spread Above			Fair Value (Dollars in	Percentage
Company	Address		Industry	Investment (1)	Index (2)	Interest Rate(3)	Maturity	Thousands) (4)	of Class Held (5)
Trinity Air Consultants Holdings Corporation	12700 Park Central Dr Suite 2100	Dallas, TX 75251	Commercial Services and Supplies	One stop+	SF + 5.75% (k)	11.29%	06/2027	2,458	-
				One stop+	SF + 5.75% (k)	11.15%	06/2027	142	-
				One stop+	SF + 5.75% (k)	11.20%	06/2027	35	-
				One stop+	SF + 5.75%	N/A(7)	06/2027	-	-
Triple Lift, Inc.	400 Lafayette St 5th Floor	New York, NY 10003	Media	One stop+	SF + 5.75% (j)	11.27%	05/2028	5,064	-
				One stop+	SF + 5.75% (j)	11.27%	05/2028	1,074	-
				One stop+	SF + 5.75% (j)	11.31%	05/2028	25	-
Tronair Parent, Inc.	1 Air Cargo Pkwy E	Swanton, OH 43558	Aerospace and Defense	LLC units+	N/A	N/A	N/A	42	0.0	%(26)
Tropical Smoothie Cafe Holdings, LLC	1117 Perimeter Ctr W Suite W200	Atlanta, GA 30338	Hotels, Restaurants and Leisure	One stop+	SF + 5.50% (j)	11.03%	09/2026	19,106	-
				One stop#*	SF + 5.50% (i)(j)	11.02%	09/2026	11,988	-
				One stop#	SF + 5.50% (j)	11.03%	09/2026	5,239	-
				One stop+	SF + 5.75% (j)	11.12%	09/2026	495	-
				One stop+(6)	SF + 5.50%	N/A(7)	09/2026	(1)	-
				LP Interest+	N/A	N/A	N/A	986	0.1%
TWAS Holdings, LLC	115 E Main St PO Drawer 311	Thomaston, GA 30286	Automobiles	One stop#+	SF + 6.75% (i)	12.21%	12/2026	39,150	-
				One stop*+	SF + 6.75% (i)	12.21%	12/2026	29,574	-
				One stop+	SF + 6.75% (i)	12.21%	12/2026	7,677	-
				One stop+	SF + 6.75% (i)	12.21%	12/2026	589	-
				One stop+	SF + 6.75% (i)	12.21%	12/2026	374	-
				One stop+(6)	SF + 6.75%	N/A(7)	12/2026	(7)	-
Ultimate Baked Goods Midco LLC	828 Kasota Ave SE	Minneapolis, MN 55414	Food Products	One stop+	SF + 6.25% (i)	11.71%	08/2027	6,521	-
				One stop+(6)	SF + 6.25%	N/A(7)	08/2027	(1)	-
Unchained Labs, LLC	6870 Koll Center Pkwy	Pleasonton, CA 94566	Life Sciences Tools & Services	Senior secured+	SF + 5.50% (i)	10.91%	08/2027	976	-
				Senior secured+	SF + 5.50% (i)	10.91%	08/2027	825	-
				Senior secured+	SF + 5.50%	N/A(7)	08/2027	-	-
Vector CS Midco Limited & Cloudsense Ltd.	Moray House 23–31 Great Titchfield St	London W1W 7PA	Software	One stop+(9)(10)(11)(22)	N/A	4.50% cash/8.12% PIK	05/2024	8,235	-
				One stop+(9)(10)(11)(22)	N/A	4.50% cash/8.12% PIK	05/2024	134	-
Vendavo, Inc.	1401 17th Street Suite 800	Denver, CO 80202	Software	One stop#*+	SF + 5.75% (j)	11.23%	09/2027	18,201	-
				One stop+	P + 4.75% (a)	13.25%	09/2027	95	-
Veranex, Inc.	5420 Wade Park Blvd Suite 204	Raleigh, NC 27607	Health Care Technology	Senior secured+(22)	SF + 6.25% (k)	10.64% cash/1.00% PIK	04/2028	2,417	-
				Senior secured+(22)	SF + 6.25% (k)	10.56% cash/1.00% PIK	04/2028	39	-
				Senior secured+(22)	SF + 6.25% (k)	10.59% cash/1.00% PIK	04/2028	19	-
Vermont Aus Pty Ltd	5/28 Balaclava St	Woolloongabba AB 4102	Specialty Retail	One stop+(9)(12)	SF + 5.65% (j)	11.00%	03/2028	8,237	-
				One stop+(9)(10)(12)	A + 5.75% (e)	10.16%	03/2028	7,651	-
Vessco Midco Holdings, LLC	8217 Upland Cir	Chanhassen, MN 55317	Water Utilities	Senior secured+	SF + 4.50% (k)	10.07%	11/2026	2,030	-
				Senior secured+	SF + 4.50% (i)	9.96%	11/2026	199	-
				Senior secured+	SF + 5.00% (k)	10.40%	11/2026	111	-
				Senior secured+	SF + 5.25% (k)	10.73%	11/2026	-	-
				Senior secured+	P + 3.50% (a)	12.00%	10/2026	-	-
Virginia Green Acquisition, LLC	2701 Emerywood Pkwy Suite 100	Richmond, VA 23294	Diversified Consumer Services	One stop+	SF + 5.50% (k)	10.75%	12/2030	317	-
				One stop+	SF + 5.50% (k)	10.75%	12/2029	6	-
				One stop+(6)	SF + 5.50%	N/A(7)	12/2030	(1)	-
				LP units+	N/A	N/A	N/A	257	0.1%
VSG Acquisition Corp. and Sherrill, Inc.	496 Gallimore Dairy Rd Suite D	Greensboro, NC 27409	Specialty Retail	One stop+	SF + 5.50% (k)	11.11%	04/2028	7,876	-
				One stop+	SF + 5.50% (j)(k)	11.11%	04/2028	101	-
				One stop+	SF + 5.50% (j)	11.11%	04/2028	11	-
				LP units+	N/A	N/A	N/A	22	0.0	%(26)
W3 Co.	3151 Briarpark Dr. Suite 500	Houston, TX 77042	Oil, Gas and Consumable Fuels	LLC interest+	N/A	N/A	N/A	2,046	0.4%
				Preferred stock+	N/A	N/A	N/A	260	0.1%
Watermill Express, LLC	177 W Jessup St	Brighton, CO 80601	Beverages	One stop+	SF + 5.00% (j)	10.50%	04/2027	2,194	-
				One stop+	SF + 5.00% (j)	10.50%	04/2027	212	-
				One stop+	SF + 5.00% (i)	10.46%	04/2027	9	-
WBZ Investment LLC	1890 Wynkoop St Unit 1	Denver, CO 80202	Leisure Products	One stop#+(22)	SF + 6.50% (j)	11.00% cash/1.00% PIK	09/2024	8,341	-
				One stop+(22)	SF + 6.50% (j)	11.00% cash/1.00% PIK	09/2024	1,227	-
				One stop+(22)	SF + 6.50% (j)	11.00% cash/1.00% PIK	09/2024	853	-
				One stop+(22)	SF + 6.50% (j)	11.00% cash/1.00% PIK	09/2024	445	-
				One stop+(6)	SF + 6.50%	N/A(7)	09/2024	(2)	-
				LLC interest+	N/A	N/A	N/A	124	0.1%
				LLC interest+	N/A	N/A	N/A	85	0.1%
				LLC interest+	N/A	N/A	N/A	69	0.1%
				LLC interest+	N/A	N/A	N/A	61	0.1%
				LLC interest+	N/A	N/A	N/A	26	0.0	%(26)
				LLC interest+	N/A	N/A	N/A	2	0.0	%(26)
WebPT, Inc.	625 S 5th St	Phoenix, AZ 85004	Software	One stop+	SF + 6.75% (j)	12.24%	01/2028	620	-
Whitebridge Pet Brands, LLC	1224 Fern Ridge Pkwy Suite 200	Creve Coeur, MO 63141	Food Products	One stop#*+	SF + 4.75% (i)	10.21%	07/2027	20,777	-
				One stop+(6)	SF + 4.75%	N/A(7)	07/2027	-	-
Winebow Holdings, Inc.	4800 Cox Rd Suite 300	Glen Allen, VA 23060	Beverages	One stop+	SF + 6.25% (i)	11.71%	07/2025	7,547	-
Wineshipping.com LLC	50 Technology Ct	Napa, CA 94558	Food and Staples Retailing	One stop+	SF + 5.75% (j)	11.29%	10/2027	6,171	-
				One stop+	SF + 5.75% (j)	11.33%	10/2027	169	-
				One stop+	SF + 5.75% (a)(j)	11.46%	10/2027	67	-
Wizard Bidco Limited	Gloucester House, Unit Q Bourne End Business Park Cores End Rd	Bourne End England SL8 5AS	Food Products	One stop+(9)(11)	SF + 6.00% (j)	11.35%	03/2029	16,283	-
				One stop+(9)(10)(11)(22)	SN + 5.00% (g)	8.69% cash/1.50% PIK	03/2029	6,666	-
				One stop+(9)(10)(11)	SN + 6.50% (g)	11.69%	03/2029	5,673	-
				One stop+(9)(10)(11)	SN + 4.75% (g)	9.94%	09/2028	92	-
				One stop+(6)(9)(10)(11)	SN + 6.50%	N/A(7)	03/2029	-	-
Workforce Software, LLC	38705 Seven Mile Rd	Livonia, MI 48152	Software	One stop+(22)	SF + 7.25% (j)	9.79% cash/3.00% PIK	07/2025	28,972	-
				One stop+(22)	SF + 7.25% (j)	9.79% cash/3.00% PIK	07/2025	5,127	-
				One stop+(22)	SF + 7.25% (j)	9.79% cash/3.00% PIK	07/2025	3,631	-
				One stop+(22)	SF + 7.25% (j)	9.79% cash/3.00% PIK	07/2025	107	-
				One stop+(6)	SF + 6.50%	N/A(7)	07/2025	(2)	-
				Common stock+(20)	N/A	N/A	N/A	489	0.1%
				Common stock+	N/A	N/A	N/A	42	0.0	%(26)
WPEngine, Inc.	504 Lavaca St Suite 1000	Austin, TX 78701	IT Services	One stop+	SF + 6.50% (k)	11.92%	08/2029	3,522	-
				One stop+(6)	SF + 6.50%	N/A(7)	08/2029	-	-
WRE Holding Corp.	46 Lizotte Dr. Suite 1000	Marlborough, MA 01752	Commercial Services and Supplies	Senior secured#*	SF + 5.00% (i)	10.39%	01/2025	2,199	-
				Senior secured+	SF + 5.00% (i)	10.39%	01/2025	908	-
				Senior secured+	SF + 5.00% (i)(k)	10.39%	01/2025	667	-
				Senior secured+	SF + 5.00% (i)(k)	10.39%	01/2025	394	-
				Senior secured+	SF + 5.00% (i)	10.57%	01/2025	353	-
				Senior secured+	SF + 5.00% (i)(k)	10.41%	01/2025	149	-
				Senior secured+	SF + 5.00% (i)(k)	10.39%	01/2025	127	-
				Senior secured+	SF + 5.00% (i)(k)	10.39%	01/2025	23	-
				Senior secured+	SF + 5.25%	N/A(7)	01/2025	-	-
WU Holdco, Inc.	755 Tri-State Pkwy	Gurnee, IL 60031	Household Products	One stop#+	SF + 5.50% (j)	11.00%	03/2026	3,582	-
				One stop+	SF + 5.50% (j)	11.00%	03/2026	1,262	-
				One stop+	SF + 5.50% (j)	11.00%	03/2026	328	-
				One stop+	SF + 5.50% (j)	11.00%	03/2025	26	-
YE Brands Holding, LLC	Main Street	Atlanta, GA 11111	Hotels, Restaurants and Leisure	One stop+	SF + 5.75% (j)	11.20%	10/2027	4,938	-
				One stop+	SF + 5.50% (i)	10.96%	10/2027	26	-
YI, LLC	2260 Wendt St	Algonquin, IL 60102	Healthcare Equipment and Supplies	One stop+	SF + 5.75% (j)	11.09%	12/2029	359	-
				One stop+(6)	SF + 5.75%	N/A(7)	12/2029	(1)	-
				One stop+(6)	SF + 5.75%	N/A(7)	12/2029	(1)	-
Yorkshire Parent, Inc.	1983 Brennan Plz	High Ridge, MO 63049	Automobiles	One stop+	SF + 6.00% (j)	11.39%	12/2029	284	-
				One stop+	SF + 6.00% (i)	N/A	12/2029	-	-
				One stop+(6)	SF + 6.00%	N/A(7)	12/2029	(1)	-
				LP units+	N/A	N/A	N/A	345	0.1%
Zarya Holdco, Inc.	5300 Memorial Suite 300	Houston, TX 77007	IT Services	One stop+	SF + 6.50% (j)	11.89%	07/2027	4,789	-
				One stop+	SF + 6.50% (j)	11.87%	07/2027	40	-
Zendesk, Inc.	989 Market St	San Francisco, CA 94103	Software	One stop+(22)	SF + 6.75% (j)	8.86% cash/3.25% PIK	11/2028	20,480	-
				One stop+(6)	SF + 6.50%	N/A(7)	11/2028	-	-
				One stop+(6)	SF + 6.50%	N/A(7)	11/2028	-	-
				LP units+	N/A	N/A	N/A	629	0.0	%(26)

*	Denotes that all or a portion of the loan secures the notes offered in the 2018 Debt Securitization.
#	Denotes that all or a portion of the loan secures the notes offered in the GCIC 2018 Debt Securitization.
+	Denotes that all or a portion of the investment collateralizes the JPM Credit Facility.
(1)	Equity investments are non-income producing securities unless otherwise noted. Ownership of certain equity investments may occur through a holding company or partnership.
(2)	The majority of the investments bear interest at a rate that is permitted to be determined by reference to the Secured Overnight Financing Rate (“SOFR” or “SF”), Euro Interbank Offered Rate (“EURIBOR” or “E”), Prime (“P”), Sterling Overnight Index Average ("SONIA" or “SN”), Australian Interbank Rate (”AUD” or ”A”) or Canadian Bankers Acceptance Rate (”CDOR” or "C”) which reset daily, monthly, quarterly, semiannually, or annually. For each, GBDC has provided the spread over the applicable index and the weighted average current interest rate in effect as of December 31, 2023. Certain investments are subject to an interest rate floor. For fixed rate loans, a spread above a reference rate is not applicable. For positions with multiple outstanding contracts, the spread for the largest outstanding contract is shown. Listed below are the index rates as of December 31, 2023, which was the last business day of the period on which the applicable index rates were determined. The actual index rate for each loan listed may not be the applicable index rate outstanding as of December 31, 2023, as the loan may have priced or repriced based on an index rate prior to December 31, 2023.

(a)	Denotes that all or a portion of the contract was indexed to the Prime rate, which was 8.50% as of December 31, 2023.
(b)	Denotes that all or a portion of the contract was indexed to the 30-day EURIBOR, which was 3.85% as of December 31, 2023.
(c)	Denotes that all or a portion of the contract was indexed to the 90-day EURIBOR, which was 3.91% as of December 31, 2023.
(d)	Denotes that all or a portion of the contract was indexed to the 180-day EURIBOR, which was 3.86% as of December 31, 2023.
(e)	Denotes that all or a portion of the contract was indexed to the Three-Month AUD, which was 4.36% as of December 31, 2023.
(f)	Denotes that all or a portion of the contract was indexed to the 90-day CDOR, which was 5.45% as of December 31, 2023.
(g)	Denotes that all or a portion of the contract was indexed to SONIA, which was 5.19% as of December 31, 2023.
(h)	Denotes that all or a portion of the contract was indexed to Daily SOFR, which was 5.38% as of December 31, 2023.
(i)	Denotes that all or a portion of the contract was indexed to the 30-day Term SOFR which was 5.35% as of December 31, 2023.
(j)	Denotes that all or a portion of the contract was indexed to the 90-day Term SOFR which was 5.33% as of December 31, 2023.
(k)	Denotes that all or a portion of the contract was indexed to the 180-day Term SOFR which was 5.16% as of December 31, 2023.

(3)	For positions with multiple interest rate contracts, the interest rate shown is a weighted average current interest rate in effect as of December 31, 2023.
(4)	The fair values of investments were valued using significant unobservable inputs, unless noted otherwise.
(5)	Percentage of class held refers only to equity held, if any, calculated on a fully diluted basis.
(6)	The negative fair value is the result of the capitalized discount on the loan or the unfunded commitment being valued below par.
(7)	The entire commitment was unfunded as of December 31, 2023. As such, no interest is being earned on this investment. The investment may be subject to an unused facility fee.
(8)	Loan was on non-accrual status as of December 31, 2023, meaning that GBDC has ceased recognizing interest income on the loan.
(9)	The investment is treated as a non-qualifying asset under Section 55(a) of the 1940 Act. Under the 1940 Act, the Company cannot acquire any non-qualifying asset unless, at the time the acquisition is made, qualifying assets represent at least 70% of the Company's total assets. As of December 31, 2023, total non-qualifying assets at fair value represented 16.4% of the Company's total assets calculated in accordance with the 1940 Act.
(10)	Investment is denominated in foreign currency and is translated into U.S. dollars as of the valuation date or the date of the transaction.
(11)	The headquarters of this portfolio company is located in the United Kingdom.
(12)	The headquarters of this portfolio company is located in Australia.
(13)	The headquarters of this portfolio company is located in Canada.
(14)	The headquarters of this portfolio company is located in Luxembourg.
(15)	The headquarters of this portfolio company is located in the Netherlands.
(16)	The headquarters of this portfolio company is located in Israel.
(17)	The headquarters of this portfolio company is located in Finland.
(18)	The headquarters of this portfolio company is located in Sweden.
(19)	The headquarters of this portfolio company is located in Denmark.
(20)	GBDC holds an equity investment that is income producing.
(21)	The fair value of this investment was valued using Level 1 inputs.
(22)	All or a portion of the loan interest was capitalized into the outstanding principal balance of the loan in accordance with the terms of the credit agreement during the three months ended December 31, 2023.
(23)	The fair value of the loan reflects the legal claim on par and accrued uncapitalized payment-in-kind (“PIK”) interest.
(24)	As defined in the 1940 Act, GBDC is deemed to be an “affiliated person” of the portfolio company as GBDC owns five percent or more of the portfolio company's voting securities (“non-controlled affiliate”).
(25)	As defined in the 1940 Act, GBDC is deemed to be both an “affiliated person” of and “control” this portfolio company as GBDC owns more than 25% of the portfolio company's outstanding voting securities or has the power to exercise control over management or policies of such portfolio company (including through a management agreement) (“controlled affiliate”).
(26)	Percentage of class held is less than 0.1%.

GOLUB CAPITAL BDC, INC. MANAGEMENT AGREEMENTS

The information in “Item 1. Business – Management Agreements” in Part I of GBDC’s Annual report on Form 10-K (File No. 814-00794) for the fiscal year ended September 30, 2023 is incorporated herein by reference.

New GBDC Investment Advisory Agreement

The 1940 Act requires that an investment advisory agreement be approved by both a majority of an investment company’s “non-interested” directors and “a majority of the outstanding voting securities,” as such terms are defined under the 1940 Act. The GBDC Board, including, after separate meetings and discussion, all of the GBDC Independent Directors, has unanimously approved the New GBDC Investment Advisory Agreement and believes it to be in the best interest of GBDC and its stockholders. The GBDC Board is currently composed of seven directors, five of whom are not “interested persons,” of GBDC or GC Advisors as defined in Section 2(a)(19) of the 1940 Act. The New GBDC Investment Advisory Agreement will become effective upon closing of the Merger. If the Merger does not close, then the New GBDC Investment Advisory Agreement will not go into effect, even if approved by the GBDC Stockholders.

In reaching its conclusion to approve the New GBDC Investment Advisory Agreement, the GBDC Board was provided materials regarding both the Current GBDC Investment Advisory Agreement and the New GBDC Investment Advisory Agreement, which materials were discussed at an earlier telephonic meeting of the GBDC Board and a meeting of the GBDC Board on January 16, 2024. The GBDC Board discussed whether it would be in the best interests of GBDC to approve the New GBDC Investment Advisory Agreement to take effect upon closing of the Merger. The GBDC Board noted that the terms of the New GBDC Investment Advisory Agreement did not change the base management fee rates and resulted, in all scenarios, in a reduction in incentive fees payable under the New GBDC Investment Advisory Agreement as compared to the Current GBDC Investment Advisory Agreement. The GBDC Board, including all of the GBDC Independent Directors, unanimously approved the New GBDC Investment Advisory Agreement.

A form of the New GBDC Investment Advisory Agreement is attached as Annex B to this joint proxy statement/prospectus and is marked to show the proposed changes against the Current GBDC Investment Advisory Agreement.

Background

GC Advisors is registered as an investment adviser under the Advisers Act, has served as the investment adviser to GBDC since its IPO and currently serves as GBDC’s investment adviser pursuant to the Current GBDC Investment Advisory Agreement. The beneficial interests in GC Advisors are majority owned, indirectly, by two affiliated trusts. The trustees of those trusts are Stephen A. Kepniss and David L. Finegold. Subject to the overall supervision of the GBDC Board and in accordance with the 1940 Act, GC Advisors manages GBDC’s day-to-day operations and provides investment advisory services to GBDC. Under the terms of both the New GBDC Investment Advisory Agreement and the Current GBDC Investment Advisory Agreement, GC Advisors:

●	determines the composition of GBDC’s portfolio, the nature and timing of the changes to GBDC’s portfolio and the manner of implementing such changes;

●	identifies, evaluates and negotiates the structure of the investments GBDC makes;

•	executes, closes, services and monitors the investments GBDC makes;
●	determines the securities and other assets that GBDC purchases, retains or sells;

●	performs due diligence on prospective portfolio companies; and

●	provides GBDC with such other investment advisory, research and related services as GBDC may, from time to time, reasonably require for the investment of GBDC’s funds.

GC Advisors’ services under the New GBDC Investment Advisory Agreement and the Current GBDC Investment Advisory Agreement are not exclusive. Subject to the requirements of the 1940 Act, GC Advisors may enter into one or more sub-advisory agreements under which GC Advisors may obtain assistance in fulfilling its responsibilities under the New GBDC Investment Advisory Agreement or the Current GBDC Investment Advisory Agreement.

Description of the New GBDC Investment Advisory Agreement

Pursuant to the New GBDC Investment Advisory Agreement, GBDC will pay GC Advisors a fee for investment advisory and management services consisting of two components - a base management fee and an incentive fee. The cost of both the base management fee and the incentive fee is ultimately borne by GBDC’s stockholders.

GBDC pays GC Advisors an incentive fee, which is calculated as described below and payable quarterly in arrears (or, upon termination of the New GBDC Investment Advisory Agreement, as of the termination date). The New GBDC Investment Advisory Agreement is conditioned upon the closing of the Merger and will be the same as the Current GBDC Investment Advisory Agreement except as set forth below.

Base Management Fee

The base management fee is calculated under both the New GBDC Investment Advisory Agreement and the Current GBDC Investment Advisory Agreement at an annual rate equal to 1.0% of GBDC’s average adjusted gross assets at the end of the two most recently completed calendar quarters (excluding cash and cash equivalents but including assets purchased with borrowed funds and securitization-related assets). Additionally, GC Advisors is voluntarily excluding assets funded with secured borrowing proceeds from the management fee. For services rendered under the New GBDC Investment Advisory Agreement and the Current GBDC Investment Advisory Agreement, the base management fee is payable quarterly in arrears. The base management fee is calculated based on the average value of GBDC’s gross assets at the end of the two most recently completed calendar quarters, and appropriately adjusted for any share issuances or repurchases during a current calendar quarter. Base management fees for any partial month or quarter are appropriately pro-rated. For purposes of the New GBDC Investment Advisory Agreement and the Current GBDC Investment Advisory Agreement, cash equivalents means U.S. government securities and commercial paper instruments maturing within 270 days of purchase. To the extent that GC Advisors or any of its affiliates provides investment advisory, collateral management or other similar services to a subsidiary of GBDC, the base management fee shall be reduced by an amount equal to the product of  (1) the total fees paid to GC Advisors by such subsidiary for such services and (2) the percentage of such subsidiary’s total equity, including membership interests and any class of notes not exclusively held by one or more third parties, that is owned, directly or indirectly, by GBDC. For the fiscal years ended September 30, 2023, 2022 and 2021, GBDC paid GC Advisors base management fees of $70.8 million, $72.0 million and $57.9 million, respectively, pursuant to the Current GBDC Investment Advisory Agreement.

Incentive Fee

Under the New GBDC Investment Advisory Agreement, the income component of the income and capital gains incentive fee calculation (the “Income and Capital Gains Inventive Fee Calculation”) would be calculated for each quarter as set forth below.

Cap on Fees. Under the New GBDC Investment Advisory Agreement, the calculation of the incentive fee includes a fee limitation (the “New Incentive Fee Cap”) such that, under the New GBDC Investment Advisory Agreement, an incentive fee for any quarter can only be paid to GC Advisors if, after such payment, the cumulative incentive fees paid to GC Advisors, calculated on a per share basis as described below, since April 13, 2010, the effective date of GBDC’s election to become a business development company, would be less than or equal to 15.0% of GBDC’s Cumulative Pre-Incentive Fee Net Income (as defined below). Under the Current GBDC Investment Advisory Agreement, the incentive fee cap is equal to 20.0% of GBDC’s Cumulative Pre-Incentive Fee Net Income.

The New Incentive Fee Cap in any quarter is equal to the difference between (a) 15.0% of Cumulative Pre-Incentive Fee Net Income Per Share (as defined below) and (b) Cumulative Incentive Fees Paid Per Share (as defined below). To the extent the Incentive Fee Cap is zero or a negative value in any quarter, no incentive fee would be payable in that quarter.

“Cumulative Pre-Incentive Fee Net Income Per Share” is the same under the New GBDC Investment Advisory Agreement and the Current GBDC Investment Advisory Agreement and is equal to the sum of Pre-Incentive Fee Net Income Per Share (as defined below) for each quarter since April 13, 2010.

“Pre-Incentive Fee Net Income Per Share” for any quarter is equal to (a) the sum of (i) Pre-Incentive Fee Net Investment Income (as defined below) and (ii) Adjusted Capital Returns (as defined below) for the quarter divided by (b) the weighted average number of shares of GBDC common stock outstanding during such quarter.

“Adjusted Capital Returns” for any quarter is the sum of the realized aggregate capital gains, realized aggregate capital losses, aggregate unrealized capital depreciation and aggregate unrealized capital appreciation for such quarter; provided that the calculation of realized aggregate capital gains, realized aggregate capital losses, aggregate unrealized capital depreciation and aggregate unrealized capital appreciation shall not include any realized capital gains, realized capital losses or unrealized capital appreciation or depreciation resulting solely from the purchase accounting for any premium or discount paid for the acquisition of assets in a merger.

“Cumulative Incentive Fees Paid Per Share” is equal to the sum of Incentive Fees Paid Per Share for each quarter (or portion thereof) since April 13, 2010.

“Incentive Fees Paid Per Share” for any quarter is equal to the incentive fees accrued and/or payable by GBDC for such period divided by the weighted average number of shares of GBDC common stock outstanding during such period.

“Pre-Incentive Fee Net Investment Income” means interest income, dividend income and any other income (including any other fees such as commitment, origination, structuring, diligence and consulting fees or other fees that GBDC receives from portfolio companies but excluding fees for providing managerial assistance) accrued during the period, minus operating expenses for the calendar quarter (including the base management fee, taxes, any expenses payable under the applicable investment advisory agreement and the Administration Agreement, any expenses of securitizations and any interest expense and dividends paid on any outstanding preferred stock, but excluding the applicable incentive fees). Pre-Incentive Fee Net Investment Income includes, in the case of investments with a deferred interest feature such as market discount, debt instruments with PIK interest, preferred stock with PIK dividends, and zero coupon securities, accrued income that GBDC has not yet received in cash. GC Advisors does not return to GBDC amounts paid to it on accrued income that GBDC has not yet received in cash if such income is not ultimately received by us in cash. If GBDC does not ultimately receive income, a loss would be recognized, reducing future fees. The New GBDC Investment Advisory Agreement, in the same manner as the Current GBDC Investment Advisory Agreement, excludes the impact of purchase accounting resulting from a merger, including the Merger, from the calculation of income subject to the income incentive fee payable and the calculation of the New Incentive Fee Cap. As a result, under the New GBDC Investment Advisory Agreement, Pre-Incentive Fee Net Investment Income does not include any realized capital gains, realized capital losses or unrealized capital appreciation or depreciation or any amortization or accretion of any purchase premium or purchase discount to interest income resulting solely from the purchase accounting for any premium or discount paid for the acquisition of assets in a merger, such as any premium to net asset value that may be paid for the shares of GBDC 3 common stock in the Merger.

Each of the New GBDC Investment Advisory Agreement and Current GBDC Investment Advisory Agreement converts the cumulative incentive fee cap from an aggregate basis calculation to a per share calculation. If, for any relevant period, the New Incentive Fee Cap calculation results in GBDC paying less than the amount of the Incentive Fee calculated as described below, then the difference between (a) the Incentive Fees accrued and/or payable by GBDC for such relevant period and (b) the Incentive Fee Cap multiplied by the weighted average number of shares of GBDC common stock outstanding during such relevant period will not be paid by GBDC, and will not be received by GC Advisors, as an incentive fee, either at the end of such relevant period or at the end of any future relevant period.

New Income and Capital Gains Incentive Fee Calculation

Under the New GBDC Investment Advisory Agreement, the income and capital gains incentive fee calculation, or the New Income and Capital Gains Incentive Fee Calculation, has two parts: the income component and the capital gains component. The income component is calculated quarterly in arrears based on GBDC’s Pre-Incentive Fee Net Investment Income for the immediately preceding calendar quarter.

Pre-Incentive Fee Net Investment Income, expressed as a rate of return on the value of GBDC’s net assets (defined as total assets less indebtedness and before taking into account any incentive fees payable during the period) at the end of the immediately preceding calendar quarter, is compared to a fixed “hurdle rate” of 2.0% quarterly, which is the same hurdle rate under the Current GBDC Investment Advisory Agreement. If market interest rates rise, GBDC could have the ability to invest funds in debt instruments that provide for a higher return, which would increase GBDC’s Pre-Incentive Fee Net Investment Income and make it easier for GC Advisors to surpass the fixed hurdle rate and receive an incentive fee based on such net investment income. Pre-Incentive Fee Net Investment Income used to calculate this part of the incentive fee is also included in the amount of GBDC’s total assets (excluding cash and cash equivalents but including assets purchased with borrowed funds and securitization-related assets and cash collateral on deposit with custodian) used to calculate the base management fee, which fee is payable on all of GBDC’s assets managed by GC Advisors.

Under the New GBDC Investment Advisory Agreement, the income component of the Income and Capital Gains Incentive Fee Calculation with respect to GBDC’s Pre-Incentive Fee Net Investment Income is calculated quarterly, in arrears, as follows:

●	zero in any quarter in which the Pre-Incentive Fee Net Investment Income (as defined in the New GBDC Investment Advisory Agreement) does not exceed the “hurdle rate” of 2.0% quarterly (8.0% annualized);
●	100.0% of the Pre-Incentive Fee Net Investment Income of GBDC with respect to that portion of such Pre-Incentive Fee Net Investment Income, if any, that exceeds the hurdle rate until amounts payable to GC Advisors pursuant to the Income Incentive Fee equal 15.0% of Pre-Incentive Fee Net Investment Income as if a hurdle rate did not apply. This portion of the Pre-Incentive Fee Net Investment Income is referred to as the “catch-up” provision; and

●	15.0% of the amount of the Pre-Incentive Fee Net Investment Income, if any, that exceeds the catch-up provision in any Performance Period (as defined in the New GBDC Investment Advisory Agreement).

The sum of these calculation yields the “New Income Incentive Fee.” These calculations shall be appropriately adjusted for any share issuances or repurchases during the Performance Period (based on the actual number of days elapsed relative to the total number of days in such Performance Period).

Pursuant to the New GBDC Investment Advisory Agreement, the second part of the Income and Capital Gains Incentive Fee Calculation (the “New Capital Gain Incentive Fee”), equals (a) 15.0% of GBDC’s Capital Gain Incentive Fee Base (as defined below), if any, calculated in arrears as of the end of each calendar year (or upon termination of the New GBDC Investment Advisory Agreement, as of the termination date), commencing with the calendar year ending December 31, 2010, less (b) the aggregate amount of any previously paid Capital Gain Incentive Fees Paid. GBDC’s “Capital Gain Incentive Fee Base” equals (1) the sum of (i) its realized capital gains, if any, on a cumulative positive basis from April 13, 2010 through the end of each calendar year, (ii) all realized capital losses on a cumulative basis and (iii) all unrealized capital depreciation on a cumulative basis less (2) all unamortized deferred financing costs, if and to the extent such costs exceed all unrealized capital appreciation on a cumulative basis.

Examples of Quarterly Incentive Fee Calculation under the New GBDC Investment Advisory Agreement

Example 1 - New Income Incentive Fee (1) :

Assumptions

Hurdle rate (2) = 2.00%

Management fee (3) = 0.50%

Other expenses (legal, accounting, custodian, transfer agent, etc.) (4) = 0.35%

(1)	The hypothetical amount of Pre-Incentive Fee Net Investment Income shown is based on a percentage of total net assets. In addition, the example assumes that during the most recent four full calendar quarter period ending on or prior to the date the payment set forth in the example is to be made, the sum of (a) GBDC’s aggregate distributions to its stockholders and (b) GBDC’s change in net assets (defined as total assets less indebtedness and before taking into account any incentive fees payable during the period) is at least 8.0% of GBDC’s net assets at the beginning of such period (as adjusted for any share issuances or repurchases).

(2)	Represents a quarter of the 8.0% annualized hurdle rate.

(3)	Represents a quarter of the 1.0% annualized management fee on gross assets, assuming 1.0x debt-to-equity.

(4)	Excludes offering expenses.

Alternative 1

Additional Assumptions

Investment income (including interest, dividends, fees, etc.) = 1.25%

Pre-Incentive Fee Net Investment Income (investment income adjusted to exclude amortization of purchase premium - (management fee + other expenses)) = 0.40%

Pre-Incentive Fee Net Investment Income does not exceed the hurdle rate, therefore there is no Incentive Fee.

Alternative 2

Additional Assumptions

Investment income (including interest, dividends, fees, etc.) = 3.00%

Pre-Incentive Fee Net Investment Income (investment income adjusted to exclude amortization of purchase premium  - (management fee + other expenses)) = 2.15%

Pre-Incentive Fee Net Investment Income exceeds hurdle rate, therefore there is an Incentive Fee.

Incentive Fee	=	100% × “catch-up” + the greater of 0% AND (15% × (Pre-Incentive Fee Net Investment Income - 2.35%))
	=	(100% × (2.15% - 2.00%)) + 0%
	=	100% × 0.15%
	=	0.15%

Alternative 3

Additional Assumptions

Investment income (including interest, dividends, fees, etc.) = 4.00%

Pre-Incentive Fee Net Investment Income (investment income adjusted to exclude amortization of purchase premium - (management fee + other expenses)) = 3.15%

Pre-Incentive Fee Net Investment Income exceeds hurdle rate, therefore there is an Incentive Fee.

Incentive Fee	=	100% × “catch-up” + the greater of 0% AND (15% × (Pre-Incentive Fee Net Investment Income - 2.35%))
	=	(100% × (2.35% - 2.00%)) + (15% × (3.15% - 2.35%))
	=	0.35% + (15% × 0.80%))
	=	0.35% + 0.12%
	=	0.47%

Example 2 - New Capital Gain Incentive Fee:

Alternative 1

Assumptions

Year 1:	$20.0 million investment made in Company A (“Investment A”) and an investment in Company B acquired in a merger (“Investment B”); Investment B is allocated consideration paid, or a cost basis in accordance with GAAP, of $31.5 million.
Year 2:	Investment A is sold for $15.0 million and FMV of Investment B determined to be $29.0 million
Year 3:	FMV of Investment B determined to be $27.0 million
Year 4:	Investment B sold for $25.0 million

The Capital Gain Incentive Fee, if any, would be:

Year 1:	None (No sales transactions)
Year 2:	None (Sales transaction resulted in a realized capital loss on Investment A)
Year 3:	None (No sales transactions)
Year 4:	None (Sales transaction resulted in a realized capital loss on Investment B)

Each quarterly incentive fee payable on the New Income and Capital Gains Incentive Fee Calculation is subject to the New Incentive Fee Cap. Below are the necessary adjustments to the Incentive Fee payable to adhere to the New Incentive Fee Cap.

Additional Assumptions

Year 1:	Investment B has a FMV of $30.0 million at the time of the closing of the merger, resulting in a cost basis for purposes of calculating the Incentive Fee Cap of $30 million (excluding the $1.5 million purchase premium paid for the acquisition of Investment B in a merger and corresponding $1.5 million unrealized loss); GBDC has 10,000,000 shares of Common Stock issued and outstanding
Year 2:	GBDC has 10,000,000 shares of Common Stock issued and outstanding
Year 3:	GBDC issues 1,000,000 shares of Common Stock and has 11,000,000 shares of Common Stock issued and outstanding
Year 4:	GBDC has 11,000,000 shares of Common Stock issued and outstanding

Year 1:	No adjustment; no realized capital losses or unrealized capital depreciation.
Year 2:	Investment A sold at a $5.0 million loss. Investment B has unrealized capital depreciation of $1 million for purposes of calculating the Incentive Fee Cap. Therefore, GC Advisors would not be paid on the $0.60 per share realized/unrealized loss which would result in a lower Incentive Fee by $0.09 per share.
Year 3:	Investment B has unrealized capital depreciation of $2.0 million for purposes of calculating the Incentive Fee Cap. Therefore, GC Advisors would not be paid on the $0.18 per share unrealized capital depreciation, which would result in a lower Incentive Fee by $0.03 per share.
Year 4:	Investment B sold at a $5.0 million loss for purposes of calculating the Incentive Fee Cap. Investment B was previously marked down by $3.0 million for purposes of calculating the Incentive Fee Cap; therefore, for purposes of calculating the Incentive Fee Cap GBDC would realize a $5.0 million loss on Investment B and reverse the previous $3.0 million in unrealized capital depreciation. The net effect would be a loss for purposes of calculating the Incentive Fee Cap of $2.0 million . GC Advisors would not be paid on the $0.18 per share loss which would result in a lower Incentive Fee by $0.03 per share.

Alternative 2

Assumptions

Year 1:	$20.0 million investment made in Company A (“Investment A”) and an investment in Company B acquired in a merger (“Investment B”); Investment B is allocated consideration paid, or a cost basis in accordance with GAAP, of $31.5 million and $25.0 million investment made in Company C (“Investment C”).
Year 2:	FMV of Investment A determined to be $18.0 million, FMV of Investment B determined to be $25.0 million and FMV of Investment C determined to be $25.0 million.
Year 3:	Investment A sold for $18.0 million. FMV of Investment B determined to be $24.0 million and FMV of Investment C determined to be $25.0 million.
Year 4:	FMV of Investment B determined to be $22.0 million. Investment C sold for $24.0 million.
Year 5:	Investment B sold for $20.0 million

The Capital Gain Incentive Fee, if any, would be:

Year 1:	None (No sales transactions)
Year 2:	None (No sales transactions)
Year 3:	None (Sales transaction resulted in a realized capital loss on Investment A)
Year 4:	None (Sales transaction resulted in a realized capital loss on Investment C)
Year 5:	None (Sales transaction resulted in a realized capital loss on Investment B)

Each quarterly Incentive Fee payable on the New Income and Capital Gains Incentive Fee Calculation is subject to the New Incentive Fee Cap. Below are the necessary adjustments to the Incentive Fee payable to adhere to the New Incentive Fee Cap.

Additional Assumptions

Year 1:	Investment B has a FMV of $30.0 million at the time of the closing of the merger, resulting in a cost basis for purposes of calculating the Incentive Fee Cap of $30.0 million (excluding the $1.5 million purchase premium paid for the acquisition of Investment B in a merger and corresponding $1.5 million unrealized loss); GBDC has 10,000,000 shares of Common Stock issued and outstanding
Year 2:	GBDC has 10,000,000 shares of Common Stock issued and outstanding
Year 3:	GBDC issues 1,000,000 shares of Common Stock and has 11,000,000 shares of Common Stock issued and outstanding
Year 4:	GBDC has 11,000,000 shares of Common Stock issued and outstanding
Year 5:	GBDC has 11,000,000 shares of Common Stock issued and outstanding

Year 1:	No adjustment; no realized capital losses or unrealized capital depreciation.
Year 2:	Investment A has unrealized capital depreciation of $2.0 million. Investment B has unrealized capital depreciation of $5 million for purposes of calculating the Incentive Fee Cap. Therefore, GC Advisors would not be paid on the $0.70 per share unrealized capital depreciation which would result in a lower Incentive Fee by $0.11 per share.
Year 3:	Investment A sold at a $2.0 million loss. Investment A was previously marked down by $2.0 million; therefore, GBDC would realize a $2.0 million loss on Investment A and reverse the previous $2.0 million in unrealized capital depreciation. Investment B has additional unrealized capital depreciation of $1.0 million. The net effect would be a loss of $1.0 million. GC Advisors would not be paid on the $0.09 per share loss, which would result in a lower Incentive Fee by $0.01 per share.
Year 4:	Investment B has additional unrealized capital depreciation of $2.0 million for purposes of calculating the Incentive Fee Cap. Investment C sold at a $1.0 million realized loss. The net effect would be a loss of $3.0 million for purposes of calculating the Incentive Fee Cap. GC Advisors would not be paid on the $0.27 per share loss, which would result in a lower Incentive Fee by $0.04 per share.
Year 5:	Investment B sold at a $10.0 million loss for purposes of calculating the Incentive Fee Cap. Investment B was previously marked down by $8.0 million; therefore, GBDC would realize a $10.0 million loss on Investment B and reverse the previous $8.0 million in unrealized capital depreciation. The net effect would be a loss for purposes of calculating the Incentive Fee Cap of $2.0 million. GC Advisors would not be paid on the $0.18 per share loss, which would result in a lower Incentive Fee by $0.03 per share.

Alternative 3

Assumptions

Year 1:	$20.0 million investment made in Company A (“Investment A”) and an investment in Company B acquired in a merger (“Investment B”); Investment B is allocated consideration paid, or a cost basis in accordance with GAAP, of $31.5 million.
Year 2:	Investment A is sold for $25.0 million, FMV of Investment B determined to be $32.5 million and $2.0 million of unamortized deferred financing costs
Year 3:	FMV of Investment B determined to be $32.5 million and $1.0 million of unamortized deferred financing costs
Year 4:	Investment B sold for $34.5 million and $0 of unamortized deferred financing costs

The Capital Gain Incentive Fee, if any, would be:

Year 1:	None (No sales transactions)
Year 2:	$600,000 (15% multiplied by (i) $5.0 million realized capital gain on sale of Investment A less (ii) $1.0 million of net unamortized deferred financing costs in excess of unrealized gains on Investment B)
Year 3:	$150,000 (15% multiplied by (i) $5.0 million realized capital gains on sale of Investment A less (ii) $600,000 Capital Gain Incentive Fee paid in year 2)
Year 4:	$450,000 (15% multiplied by $8.0 million realized capital gains on sale of Investment A and Investment B less Capital Gain Incentive Fee paid in years 2 and 3).

Each quarterly Incentive Fee payable on the New Income and Capital Gains Incentive Fee Calculation is subject to the New GBDC Incentive Fee Cap. Below are the necessary adjustments to the Incentive Fee payable to adhere to the Incentive Fee Cap.

Additional Assumptions

Year 1:	Investment B has a FMV of $30.0 million at the time of the closing of the merger, resulting in a cost basis for purposes of calculating the Incentive Fee Cap of $30.0 million (excluding the $1.5 million purchase premium paid for the acquisition of Investment B in a merger and corresponding $1.5 million unrealized loss); GBDC has 10,000,000 shares of Common Stock issued and outstanding
Year 2:	GBDC has 10,000,000 shares of Common Stock issued and outstanding
Year 3:	GBDC issues 1,000,000 shares of Common Stock and has 11,000,000 shares of Common Stock issued and outstanding
Year 4:	GBDC has 11,000,000 shares of Common Stock issued and outstanding

Year 1:	No adjustment necessary
Year 2:	No adjustment necessary. GC Advisors would not be paid on the $1.0 million unrealized gain on Investment B.
Year 3:	No adjustment necessary. GC Advisors would not be paid on the $3.0 million unrealized gain on Investment B.
Year 4:	No adjustment necessary

Approval of the New GBDC Investment Advisory Agreement

At a meeting of GBDC’s Board held on January 16, 2024, the GBDC Board, including all of the GBDC Independent Directors, approved the New GBDC Investment Advisory Agreement to take effect upon closing of the Merger.

In reaching a decision to approve the New GBDC Investment Advisory Agreement, the GBDC Board reviewed a significant amount of information and considered, among other things:

•	the nature, extent and quality of services provided to GBDC by GC Advisors;

•	the relative investment performance of GBDC since inception;

•	the relative investment performance of GBDC 3, GDLC, GDLCU and GBDC 4;

•	the fee structure, including the reduced incentive fee rates and reduced incentive fee cap;

•	the fees paid by other comparable business development companies; and

•	various other matters.

The GBDC Board noted that the terms of the New GBDC Investment Advisory Agreement did not change the calculation of the base management fee, and that the only change, as compared to the Current GBDC Investment Advisory Agreement was to reduce the incentive fee rates from 20.0% to 15.0% and to reduce the incentive fee cap from 20.0% to 15.0%.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS OF GOLUB CAPITAL BDC, INC.

GBDC has entered into agreements with GC Advisors, in which members of GBDC’s senior management and members of GC Advisors’ investment committee have ownership and financial interests. Members of GBDC’s senior management and the investment committee also serve as principals of other investment advisers affiliated with GC Advisors that do and may in the future sponsor or manage accounts with investment objectives similar to GBDC’s investment objectives. In addition, GBDC’s executive officers and directors and the members of GC Advisors and its investment committee serve or may serve as officers, directors or principals of entities that operate in the same, or related, line of business as GBDC does or of accounts managed or sponsored by GBDC’s affiliates. These accounts may have investment objectives similar to GBDC’s investment objective. Certain of these accounts may provide for higher management or incentive fees, allow GC Advisors to recover greater expense reimbursement or overhead allocations, or permit GC Advisors and its affiliates to receive higher origination and other transaction fees. For example, the 1940 Act restricts GC Advisors from receiving more than a 1% fee in connection with loans that GBDC acquires or originates, a limitation that does not exist for certain other accounts.

Subject to certain 1940 Act restrictions on co-investments with affiliates, GC Advisors offers GBDC the right to participate in all investment opportunities that it determines are appropriate for GBDC in view of GBDC’s investment objective, positions, policies, strategies and restrictions as well as regulatory requirements and other relevant factors. Such offers are subject to the exception that, in accordance with GC Advisors’ code of ethics and allocation policies, GBDC might not participate in each individual opportunity but will, on an overall basis, be entitled to participate equitably with other entities sponsored or managed by GC Advisors and its affiliates.

GC Advisors and its affiliates have both subjective and objective policies and procedures in place that are designed to manage the potential conflicts of interest between GC Advisors’ fiduciary obligations to GBDC and its similar fiduciary obligations to other clients. To the extent that GBDC competes with entities sponsored or managed by GC Advisors or its affiliates for a particular investment opportunity, GC Advisors will allocate investment opportunities across the entities for which such opportunities are appropriate, consistent with (1) its internal conflict of interest and allocation policies, (2) the requirements of the Advisers Act and (3) certain restrictions under the 1940 Act regarding co-investments with affiliates. GC Advisors’ allocation policies are intended to ensure that, over time, GBDC may generally share equitably with other accounts sponsored or managed by GC Advisors or its affiliates in investment opportunities, particularly those involving a security with limited supply or involving differing classes of securities of the same issuer which may be suitable for GBDC and such other accounts. There can be no assurance that GC Advisors’ or its affiliates’ efforts to allocate any particular investment opportunity fairly among all clients for whom such opportunity is appropriate will result in an allocation of all or part of such opportunity to GBDC. Not all conflicts of interest can be expected to be resolved in GBDC’s favor.

GC Advisors has historically sponsored or managed, and currently sponsors or manages, accounts with similar or overlapping investment strategies and has put in place a conflict-resolution policy that addresses the co-investment restrictions set forth under the 1940 Act. GC Advisors seeks to ensure the equitable allocation of investment opportunities when GBDC is able to invest alongside other accounts sponsored or managed by GC Advisors and its affiliates. When GBDC invests alongside such other accounts, such investments are made consistent with GC Advisors’ allocation policy. Under this allocation policy, if an investment opportunity is appropriate for GBDC and another similar eligible account, the opportunity will be allocated pro rata based on relative capital available for investment of each of GBDC and such other eligible accounts, subject to minimum and maximum investment size limits. Where there is an insufficient amount of any investment opportunity to satisfy GBDC and other accounts sponsored or managed by GC Advisors or its affiliates, the allocation policy further provides that allocations among GBDC and such other accounts will generally be made pro rata to GBDC and each other eligible account based on the capital available for investment of each of GBDC and such other eligible accounts, subject to the minimum and maximum investment size limits for each such party. In situations in which co-investment with other entities sponsored or managed by GC Advisors or its affiliates is not permitted or appropriate, such as when, in the absence of exemptive relief described below, GBDC and such other entities would be making different investments in the same issuer, GC Advisors will need to decide whether GBDC or such other entity or entities will proceed with the investment. GC Advisors will make these determinations based on its policies and procedures, which generally require that such opportunities be offered to eligible accounts on a basis that will be fair and equitable over time, including, for example, through random or rotational methods.

GBDC has in the past and expect in the future to co-invest on a concurrent basis with other affiliates of GC Advisors, unless doing so is impermissible with existing regulatory guidance, applicable regulations, the terms of any exemptive relief granted to GBDC and GBDC’s allocation procedures. On September 13, 2011, GBDC, along with GC Advisors and certain other funds and accounts sponsored or managed by GC Advisors and its affiliates, received exemptive relief from the SEC that permits GBDC greater flexibility to negotiate the terms of co-investments if the GBDC Board determines that it would be advantageous for GBDC to co-invest with other accounts sponsored or managed by GC Advisors or its affiliates in a manner consistent with GBDC’s investment objectives, positions, policies, strategies and restrictions as well as regulatory requirements and other pertinent factors. GBDC believes that co-investment by GBDC and accounts sponsored or managed by the GC Advisors and its affiliates may afford GBDC additional investment opportunities and the ability to achieve greater diversification. Under the terms of this exemptive relief, a “required majority” (as defined in Section 57(o) of the 1940 Act) of GBDC’s independent directors is required to make certain conclusions in connection with a co-investment transaction, including that (1) the terms of the proposed transaction are reasonable and fair to GBDC and its stockholders and do not involve overreaching of GBDC or its stockholders on the part of any person concerned and (2) the transaction is consistent with the interests of GBDC’s stockholders and is consistent with GBDC’s investment strategies and policies.

GC Advisors and its affiliates have other clients with similar or competing investment objectives, including GBDC 3, GBDC 3 and several private funds that are pursuing an investment strategy similar to GBDC’s investment strategy, some of which may seek new capital from time to time. In serving these clients, GC Advisors may have obligations to other clients or investors in those entities. GBDC’s investment objective may overlap with such affiliated accounts. GC Advisors’ allocation procedures are designed to allocate investment opportunities among the accounts sponsored or managed by GC Advisors and its affiliates in a manner consistent with its obligations under the Advisers Act. If two or more accounts with similar investment strategies are actively investing, GC Advisors will seek to allocate investment opportunities among eligible accounts in a manner that is fair and equitable over time and consistent with its allocation policy. The GBDC Board regularly reviews the allocation policy of Golub Capital and annually reviews the code of ethics of GC Advisors.

GBDC’s senior management, members of GC Advisors’ investment committee and other investment professionals from GC Advisors may serve as directors of, or in a similar capacity with, companies in which GBDC invests or in which GBDC is considering making an investment. Through these and other relationships with a company, these individuals may obtain material non-public information that might restrict GBDC’s ability to buy or sell the securities of such company under the policies of the company or applicable law. In addition, GBDC has adopted a formal code of ethics that governs the conduct of its and GC Advisors’ officers, directors and employees. GBDC’s officers and directors also remain subject to the duties imposed by both the 1940 Act and the DGCL.

GBDC has entered into the Current GBDC Investment Advisory Agreement with GC Advisors pursuant to which GBDC pays GC Advisors a base management fee and incentive fee. The GBDC Board approved the Current GBDC Investment Advisory Agreement for a one-year term in August 2023. The incentive fee is computed and paid on income that GBDC may not have yet received in cash. This fee structure may create an incentive for GC Advisors to make certain types of investments. Additionally, GBDC relies on investment professionals from GC Advisors to assist the GBDC Board with the valuation of GBDC’s portfolio investments. GC Advisors’ base management fee and incentive fee are based on the value of GBDC’s investments and there may be a conflict of interest when personnel of GC Advisors are involved in the valuation process of GBDC’s portfolio investments.

GBDC has entered into a license agreement with Golub Capital LLC under which Golub Capital LLC granted GBDC a non-exclusive, royalty-free license to use the name “Golub Capital.”

Pursuant to the Administration Agreement, the Administrator furnishes GBDC with office facilities and equipment and provides clerical, bookkeeping, recordkeeping and other administrative services at such facilities. The GBDC Board reapproved the Administration Agreement for a one-year term in May 2023. Under GBDC’s Administration Agreement, the Administrator performs, or oversees the performance of, GBDC’s required administrative services, which include, among other things, being responsible for the financial records that GBDC is required to maintain and preparing reports to its stockholders and reports filed with the SEC. GC Advisors is the sole member of and controls Golub Capital LLC.

GC Advisors is an affiliate of Golub Capital LLC, with whom it has entered into the Staffing Agreement. Under this agreement, Golub Capital LLC makes available to GC Advisors experienced investment professionals and access to the senior investment personnel and other resources of Golub Capital LLC and its affiliates. The Staffing Agreement provides GC Advisors with access to deal flow generated by the professionals of Golub Capital LLC and its affiliates and commits the members of GC Advisors’ investment committee to serve in that capacity. GC Advisors seeks to capitalize on what GBDC believes to be the significant deal origination, credit underwriting, due diligence, investment structuring, execution, portfolio management and monitoring experience of Golub Capital LLC’s investment professionals.

GBDC has entered into an unsecured revolving credit facility with GC Advisors.

During the third calendar quarter of 2023, the Golub Capital Employee Grant Program Rabbi Trust, or the Trust, purchased approximately $4.7 million, or 331,104 shares of GBDC common stock, for the purpose of awarding incentive compensation to employees of Golub Capital. Through the first three calendar quarters of 2023, the Trust purchased approximately $15.2 million, or 1,115,308 shares of GBDC common stock, for the purpose of awarding incentive compensation to employees of Golub Capital. During calendar year 2022, the Trust purchased approximately $56.7 million, or 4,140,641 shares of GBDC common stock, for the purpose of awarding incentive compensation to employees of Golub Capital.

GC Advisors serves as collateral manager to the GBDC 2018 Issuer and the GCIC 2018 Issuer under the GBDC 2018 Collateral Management Agreement and the GCIC 2018 Collateral Management Agreement, respectively. Fees payable to GC Advisors for providing these services offset against the base management fee payable by us under the Investment Advisory Agreement.

The GBDC audit committee, in consultation with GBDC’s Chief Executive Officer, Chief Compliance Officer and legal counsel, has established a written policy to govern the review of potential related party transactions. The GBDC audit committee conducts quarterly reviews of any potential related party transactions and, during these reviews, it also considers any conflicts of interest brought to its attention pursuant to GBDC’s Code of Conduct or Code of Ethics.

CONTROL PERSONS AND PRINCIPAL STOCKHOLDERS OF GOLUB CAPITAL BDC, INC.

As of April 5, 2024, there were 171,517,307 shares of GBDC Common Stock outstanding. The following table sets forth, as of April 5, 2024, certain ownership information with respect to GBDC Common Stock for those persons who beneficially own more than 5 percent of GBDC’s outstanding Common Stock and all executive officers and directors individually and as a group. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Ownership information for those persons who beneficially own 5% or more of the shares of GBDC 3 Common Stock is based upon filings by such persons with the SEC.

Name and Address	Type of Ownership	Shares Owned	Percentage	Estimated Pro Forma Percentage (4)
Lawrence E. Golub (1) (2)	Beneficial	3,623,023	2.1%	2.7%
David B. Golub (1)(2)	Beneficial	3,399,065	2.0%	2.6%
John T. Baily (1)	Beneficial	80,950	*	*
Kenneth F. Bernstein (1)	Beneficial	57,330	*	*
Anita J. Rival (1)	Beneficial	90,291	*	*
Lofton P. Holder(1)	N/A	—	—	—
William M. Webster IV (1)	Beneficial	306,740	*	*
Christopher C. Ericson (1)	Beneficial	31,094	*	*
Joshua M. Levinson (1)	Beneficial	48,666	*	*
All officers and directors as a group (9 persons)	Beneficial	4,718,831	2.8%	3.2%
State Teachers Retirement System of Ohio(3)	Beneficial	6,907,202	4.0%	5.6%

* Represents less than 1.0%.

(1) The business address for each of GBDC 3’s officers and directors is c/o Golub Capital BDC, Inc., 200 Park Avenue, 25th Floor, New York, NY 10166.

(2) Messrs. Lawrence E. Golub and David B. Golub are control persons of GCOP LLC and GGP Holdings L.P. The shares of Common Stock shown in the above table as being owned by each named individual reflect the fact that, due to their control of GCOP LLC and GGP Holdings L.P., each may be viewed as having shared voting and dispositive power over all of the 1,696,737 and 1,206,613 shares, respectively, of Common Stock directly owned by such entity.

(3) Based upon a Schedule 13F/A filed by OTR - Nominee Name for the State Teachers Retirement Board of Ohio, 31540-1810 on February 15, 2024. The business address for the State Teachers Retirement System of Ohio is 275 E. Broad St., Columbus, OH 43215.

(4) Estimated Pro Forma Percentage assumes the conversion of 99,832,145 shares of GBDC 3 common stock, which was the number of shares of GBDC 3 common stock outstanding as of December 31, 2023, into 91,056,900 shares of GBDC common stock and 170,585,795 shares of GBDC common stock outstanding on a pro forma basis. See “Control Persons and Principal Stockholders of Golub Capital BDC 3, Inc.” for ownership information with respect to GBDC 3 common stock held by each of the officers and directors of GBDC and GBDC 3. The Estimated Pro Forma Percentage held by State Teachers Retirement System of Ohio includes its holdings of GBDC 3 common stock.

GBDC is not part of a “family of investment companies,” as that term is defined in the 1940 Act. The following table sets out the dollar range of GBDC’s equity securities that each of its directors beneficially owned as of April 5, 2024 based on the closing price of $16.60 on April 9, 2024.

Name of Director	Dollar Range of Equity Securities in Golub Capital BDC, Inc.(1)
Independent Directors
John T. Baily	Over $100,000
Kenneth F. Bernstein	Over $100,000
Lofton P. Holder	None
Anita J. Rival	Over $100,000
William M. Webster IV	Over $100,000
Interested Directors
Lawrence E. Golub	Over $100,000
David B. Golub	Over $100,000

(1)	Dollar ranges are as follows: none, $1 - $10,000, $10,001 - $50,000, $50,001 - $100,000, or over $100,000.

The following table sets forth the dollar range of limited partnership interests in other private funds advised by Golub Capital and beneficially owned by any of GBDC’s independent directors and his or her immediate family as of April 5, 2024.

Name of Director	Name of Owners	Name of Investment	Title of Class	Value of Securities(1)
Independent Directors
William M. Webster IV	William M. Webster IV; William M Webster, IV Revocable Trust; Webster Trust Investments, LLC; William M. Webster, IV-2012 Irrevocable Trust Agreement UAD 6/21/12	Golub Capital Partners 9, L.P.; Golub Capital Partners 10, L.P.; Golub Capital Partners 11, L.P.; Golub Capital Partners 11R, L.P.; Golub Capital Partners 12, L.P.; GC Co-investment, L.P.; GEMS Fund 4, L.P.(2).; GEMS Fund 5 L.P., GEMS Fund 6 L.P.; GBDC 3	N/A - Single Class	Over $100,000 in each

(1)	Dollar ranges are as follows: none, $1 - $10,000, $10,001 - $50,000, $50,001 - $100,000, or over $100,000.
(2)	Through his investment in GEMS Fund 4, L.P., Mr. William M. Webster IV indirectly has beneficial ownership of shares of the common stock of Golub Capital BDC 3, Inc.

MANAGEMENT OF GOLUB CAPITAL BDC, INC. AND GOLUB CAPITAL BDC 3, INC.

Board of Directors and its Leadership Structure

The business and affairs of each of GBDC and GBDC 3 are managed under the direction of its respective board of directors. Each of the GBDC Board and GBDC 3 Board consists of seven members, five of whom are not “interested persons” of GBDC or GBDC 3, as applicable, GC Advisors or their respective affiliates as defined in Section 2(a)(19) of the 1940 Act. GBDC and GBDC 3 each refers to these individuals as its “independent directors.” The GBDC Board elects GBDC’s officers, who serve at the discretion of the GBDC Board. The GBDC 3 Board elects GBDC 3’s officers, who serve at the discretion of the GBDC 3 Board. The responsibilities of each of the GBDC Board and GBDC 3 Board include quarterly valuation of the respective company’s assets, corporate governance activities, oversight of its financing arrangements and oversight of investment activities.

The role of each of the GBDC Board and the GBDC 3 Board in management of GBDC and GBDC 3, respectively, is one of oversight. Oversight of investment activities extends to oversight of the risk management processes employed by GC Advisors as part of its day-to-day management of the investment activities of GBDC and GBDC 3, as applicable. The GBDC Board and GBDC 3 Board each reviews risk management processes throughout the year, consulting with appropriate representatives of GC Advisors as necessary and periodically requesting the production of risk management reports or presentations. The goal of this risk oversight function is to ensure that the risks associated with the investment activities of GBDC or GBDC 3, as applicable, are accurately identified, thoroughly investigated and responsibly addressed. Investors should note, however, that the board of directors’ oversight function cannot eliminate all risks or ensure that particular events do not adversely affect the value of investments.

The GBDC Board has established an audit committee, a nominating and corporate governance committee and a compensation committee, and may establish additional committees from time to time as necessary. The GBDC 3 Board has established an audit committee and a nominating and corporate governance committee, and may establish additional committees from time to time as necessary. The scope of each committee’s responsibilities is discussed in greater detail below. Lawrence E. Golub, Chief Executive Officer of Golub Capital, and therefore an interested person of both GBDC and GBDC 3, serves as Chairman of each of the GBDC Board and the GBDC 3 Board. Each of the GBDC Board and the GBDC 3 Board believes that it is in the best interests of investors for Mr. Golub to lead the respective board of directors because of his broad experience with the day-to-day management and operation of other investment funds and his significant background in the financial services industry, as described below. Neither the GBDC Board nor the GBDC 3 Board has a lead independent director. However, William M. Webster IV, the chairman of the audit committee and the nominating and corporate governance committee for each of GBDC and GBDC 3, is an independent director and acts as a liaison between the independent directors and management between meetings of the respective board of directors and is involved in the preparation of agendas for board and committee meetings. Each of the GBDC Board and the GBDC 3 Board believes that its leadership structure is appropriate in light of the characteristics and circumstances of GBDC and GBDC 3, respectively, because the structure allocates areas of responsibility among the individual directors and the committees in a manner that enhances effective oversight. Each of the GBDC Board and the GBDC 3 Board also believes that its small size creates a highly efficient governance structure that provides ample opportunity for direct communication and interaction between GC Advisors and the respective board of directors. Each of the GBDC and GBDC 3 directors has been selected such that the GBDC Board and GBDC 3 Board, respectively, represents a range of backgrounds and experiences.

Board of Directors

Under GBDC’s certificate of incorporation and bylaws, GBDC’s directors are divided into three classes, and under GBDC 3’s charter, GBDC 3’s directors are divided into three classes. At each annual meeting of GBDC and GBDC 3, directors are elected for a term expiring at the third succeeding annual meeting of stockholders, with the term of office of only one of these three classes of directors expiring at each annual meeting. Each director will hold office for the term to which he or she is elected and until his or her successor is duly elected and qualifies. The GBDC Board met four times during the fiscal year ended September 30, 2023. The GBDC 3 Board met four times during the fiscal year ended September 30, 2023.

Directors

The GBDC Board and the GBDC 3 Board have the same directors. Information regarding the members of the GBDC Board and GBDC 3 Board is as follows:

Name, Address and Age (1)	Position(s) held with GBDC and GBDC 3	Term of Office and Length of Service	Principal Occupation(s) During the Past 5 Years	Number of Companies in Fund Complex (2) Overseen by Director	Other Directorships Held by Director or Nominee for Director During the Past 5 years (3)
Interested Directors
Lawrence E. Golub (64)(4)	Chairman of the Board of Directors of GBDC 3 and GBDC	Class III Director since 2009 of GBDC and since 2017 of GBDC 3; Term Expires 2025	Serves as the Chief Executive Officer of Golub Capital.	Five	Chairman of the board of directors of Golub Capital Direct Lending Corporation (“GDLC”), Golub Capital Direct Lending Unlevered Corporation (“GDLCU”) and Golub Capital BDC 4, Inc. (“GBDC 4”). Served as Chairman of the board of directors of GCIC until its acquisition by GBDC in 2019.

David B. Golub (61)(4)	Chief Executive Officer and Director	Class I Director since 2009 of GBDC and since 2017 of GBDC 3; Term Expires 2026	Serves as the President of Golub Capital.	Six	President and Chief Executive Officer and a member of the board of directors of GBDC 3, GDLC, GDLCU and GBDC 4 and board of trustees of Golub Capital Private Credit Fund (“GCRED”). Served as President and Chief Executive Officer and a member of the board of directors of GCIC from 2014 until its acquisition by GBDC in 2019. Currently serves on the board of directors of the Burton Corporation and previously served on the board of directors of the Michael J. Fox Foundation for Parkinson’s Research.

Independent Directors

John T. Baily (80)	Director	Class II Director since 2010 of GBDC and since 2017 of GBDC 3; Term Expires 2027	Retired	Six

A member of the board of directors of GDLC, GDLCU, GBDC 4 and board of trustees of GCRED and serves as the Audit Committee Chairman of Endurance U.S. Holding Corp., the U.S. holding company for the Sompo International Group, since 2017. Previously served on the board of directors of Golub Capital Investment Corporation ("GCIC") from 2014 until its acquisition by GBDC in 2019 and RLI Corp. (traded on the New York Stock Exchange or "NYSE" from 2003 to 2023).

Kenneth F. Bernstein (62)	Director	Class II Director since 2010 of GBDC and since 2017 of GBDC 3; Term Expires 2027	Chief Executive Officer of Acadia Realty Trust since 2001 and the president and a trustee since its formation in 1998.	Six	A member of the board of directors of GBDC 3, GDLC, GDLCU, GBDC 4 and board of trustees of GCRED. Served as a member of the board of directors of GCIC from 2014 until its acquisition by GBDC in 2019.

Anita J. Rival (60)	Director	Class I Director since 2011 of GBDC and since 2017 of GBDC 3; Term Expires 2026	Independent Consultant. Former independent advisor to Magnetar Capital from April 2011 to May 2012. Partner and Portfolio Manager at Harris Alternatives, LLC, and its predecessor, Harris Associates, L.P., from 1999 to 2009.	Six	A member of the board of directors of GDLC, GDLCU and GBDC 4 and board of trustees of GCRED. Served as a member of the board of directors of GCIC from 2014 until its acquisition by GBDC in 2019. An independent trustee at Baron Funds Management since May 2013. Served as an independent director for Impala Asset Management from 2014 to 2022 and Trivian Investors 1 Limited (a Guernsey registered company listed on the London Stock Exchange) from April 2022 to April 2023.

Name, Address and Age (1)	Position(s) held with GBDC and GBDC 3	Term of Office and Length of Service	Principal Occupation(s) During the Past 5 Years	Number of Companies in Fund Complex (2) Overseen by Director	Other Directorships Held by Director or Nominee for Director During the Past 5 years (3)
Lofton P. Holder (59)	Director	Class III Director since February 2021 of GBDC 3 and GBDC; Term Expires 2025	Co-founder and retired managing partner of Pine Street Alternative Asset Management Company	Six	A member of the board of directors of GBDC 3, GDLC, GDLCU, GBDC 4 and board of trustees of GCRED. Served as member of the board of directors of Manning & Napier, Inc. (NYSE) from 2021 to 2023 and served as Trustee for Pace University on the Audit Committee. Currently serves as Chair of the Investment Committee for the Edwin Gould Foundation and Maimonides Medical Center.
William M. Webster IV (66)	Director	Class III Director since 2010 of GBDC and since 2017 of GBDC 3; Term Expires 2025	Retired. Co-founder of Advance America, Advance Cash Centers, Inc. Served as the Chief Executive Officer of Advance America, Advance Cash Centers, Inc. from its inception in 1997 through August 2005 and served as Chairman of the board of directors from August 2008 through May 2012	Six	A member of the board of directors of GBDC 3, GDLC, GDLCU, GBDC 4 and board of trustees of GCRED. Previously served as a member of the board of directors of GCIC from 2014 until its acquisition by GBDC in 2019, Compass Systems Inc. from 2014 to May 2021 and LKQ Corporation (NYSE) from 2003 to May 2020. Currently serves as the Chair of the Board of Directors and is the Chair of the Audit Committee of International Battery Metals Ltd.

(1)	The business address of each of GBDC’s directors is c/o Golub Capital BDC, Inc., 200 Park Avenue, 25th Floor, New York, NY 10166. The business address of each of GBDC 3’s directors is c/o Golub Capital BDC 3, Inc., 200 Park Avenue, 25th Floor, New York, NY 10166.

(2)	“Fund Complex,” as defined in in accordance with Item 22(a)(vi) of Schedule 14A, includes GBDC, GBDC 3, GDLC, GBDC 4, GDLCU and GCRED.

(3)	No director otherwise serves as a director of an investment company registered under the 1940 Act.

(4)	Messrs. Lawrence E. Golub and David B. Golub, who are brothers, are interested directors due to their position as officers of GBDC, GBDC 3 and Golub Capital.

Officers Who Are Not Directors

Information regarding officers of GBDC and GBDC 3 who are not directors is as follows:

Name	Age	Position at GBDC and GBDC 3
Christopher C. Ericson	44	Chief Financial Officer and Treasurer
Matthew W. Benton	47	Chief Operating Officer
Joshua M. Levinson	49	Chief Compliance Officer and Secretary
Gregory A. Robbins	49	Managing Director
Jonathan D. Simmons	42	Managing Director of Corporate Strategy
Timothy J. Topicz	39	Director

The address for each of GBDC’s officers is c/o Golub Capital BDC, Inc., 200 Park Avenue, 25th Floor, New York, NY 10166. The address for each of GBDC 3’s officers is c/o Golub Capital BDC 3, Inc., 200 Park Avenue, 25th Floor, New York, NY 10166.

Biographical Information

Each of the GBDC Board and the GBDC 3 Board has determined that each of the directors is qualified to serve as a director, based on a review of the experience, qualifications, attributes and skills of each director, including those described below. Each of the GBDC Board and the GBDC 3 Board has determined that each director has significant experience in the investment or financial services industries and has held management, board or oversight positions in other companies and organizations. Each of the directors has demonstrated high character and integrity and has expertise and diversity of experience to be able to offer advice and guidance to management of GBDC and GBDC 3, as applicable. For the purposes of this presentation, directors have been divided into two groups - independent directors and interested directors. Interested directors are “interested persons” as defined in the 1940 Act of GBDC or GBDC 3, as applicable.

Independent Directors

John T. Baily

Mr. John T. Baily brings to the Board over three decades of experience in the accounting industry and a substantial background in insurance industry matters. He has been a member of the board of directors of GBDC since 2010, GBDC 3 since 2017, GDLC since 2020, and GDLCU and GBDC 4 since 2021, and the board of trustees of GCRED since 2023. Mr. Baily was a member of the board of directors of GCIC from 2014 to 2019. Mr. Baily serves as the Audit Committee Chairman of Endurance U.S. Holding Corp., the U.S. holding company for the Sompo International Group, since 2017. Mr. Baily previously served on the board of directors of RLI Corp. (NYSE) from 2003 to 2023, of Erie Indemnity Company (Nasdaq) from 2003 to 2008, of NYMagic, Inc. (NYSE) from 2003 to 2010 and of Endurance Specialty Holdings, Ltd. from 2003 to October 2017. From 1999 until 2002, Mr. Baily was the President of Swiss Re Capital Partners. Prior to joining Swiss Re Capital Partners, Mr. Baily was a partner at PricewaterhouseCoopers LLP and its predecessor, Coopers & Lybrand, where he worked from 1965 until 1999. Mr. Baily was the National Insurance Industry Chairman of Coopers & Lybrand from 1986 until 1998 and a member of Coopers & Lybrand’s International Insurance Industry Committee from 1984 until 1998. Mr. Baily graduated cum laude from Albright College in 1965, received his CPA with honors in 1968 and received his MBA from the University of Chicago in 1979. Mr. Baily’s experience as an accountant and past service as a director of public companies led GBDC and GBDC 3’s Nominating and Corporate Governance Committee to conclude that Mr. Baily is qualified to serve as a director.

Kenneth F. Bernstein

Mr. Kenneth F. Bernstein brings to the Board expertise in accounting and business operations. He has been a member of the board of directors of GBDC since 2010, GBDC 3 since 2017, GDLC since 2020, GDLCU and GBDC 4 since 2021, and the board of trustees of GCRED since 2023. He also was a member of the board of directors of GCIC from 2014 to 2019. Mr. Bernstein has been the chief executive officer of Acadia Realty Trust since 2001 and the president and a trustee since its formation in 1998. Mr. Bernstein is responsible for strategic planning as well as overseeing the day-to-day activities of Acadia Realty Trust including operations, acquisitions and capital markets. He was an independent trustee of BRT Apartments Corp. from 2004 to 2016. From 1990 to 1998, he served as chief operating officer of RD Capital, Inc. until its merger into Acadia Realty Trust. He was an associate with the New York law firm of Battle Fowler LLP, from 1986 to 1990. He has been a member of the National Association of Corporate Directors, International Council of Shopping Centers, the National Association of Real Estate Investment Trusts, for which he serves on the Board of Governors, the Urban Land Institute and the Real Estate Roundtable. Mr. Bernstein was also the founding chairman of the Young Presidents’ Organization Real Estate Network and is currently a member of its board of advisors. He holds a BA from the University of Vermont and a JD from Boston University School of Law. Mr. Bernstein’s experience as a senior executive officer within finance companies led GBDC and GBDC 3’s Nominating and Corporate Governance Committee to conclude that Mr. Bernstein is qualified to serve as a director.

Lofton P. Holder

Mr. Lofton P. Holder brings to the Board a diverse knowledge of business and finance. He has been a member of the board of directors of GBDC, GBDC 3, GDLC, GDLCU and GBDC 4 since 2021, and the board of trustees of GCRED since 2023, where he serves on the Nominating and Corporate Governance, Audit and GBDC Compensation Committees. Mr. Holder also served on the board of directors for Manning & Napier (NYSE), where he served as chair of the Compensation Committee. He also served as an advisor to the management team at Landed, a private company focused on helping essential professionals purchase homes. He is the co-founder and retired managing partner for Pine Street Alternative Asset Management Company. Pine Street invests seed capital with emerging hedge fund managers. Prior to creating Pine Street, Mr. Holder was a Managing Director at Investcorp and JP Morgan Asset Management. In these roles, he served the investment needs of major global institutional investors working across all equity and fixed income asset classes as well as hedge fund, private equity and real estate investments. Earlier in his career, Mr. Holder was a municipal finance investment banker at JP Morgan and The First Boston Corporation. He is actively engaged in the community and is particularly focused on ideas to advance educational opportunity and student achievement for young people from low-income backgrounds. Mr. Holder is a board member for The Edwin Gould Foundation and Maimonides Medical Center and serves as Chair of the Investment Committees for both organizations. He also served as a Trustee for Pace University where he served on the Audit Committee. Mr. Holder received a BA in Political Science from Columbia University and a MBA from the Yale School of Organization and Management. Mr. Holder’s experience as a senior executive officer within the alternative asset management business led GBDC and GBDC 3’s Nominating and Corporate Governance Committee to conclude that Mr. Holder is qualified to serve as a director.

Anita J. Rival

Ms. Anita J. Rival brings to the Board a diverse knowledge of business and finance and expertise in capital markets, portfolio management and business operations. She has been a member of the board of directors of GBDC since 2011, GBDC 3 since 2017, GDLC since 2020, GDLCU and GBDC 4 since 2021, and the board of trustees of GCRED since 2023. Ms. Rival was a member of the board of directors of GCIC from 2014 to 2019. Ms. Rival became a trustee of Baron Investment Funds Trust in May 2013. From April 2022 to April 2023, Ms. Rival served as an independent director for Trian Investors 1 Limited, a Guernsey registered company listed on the London Stock Exchange. From January 2014 to September 2022, she served as an independent director for Impala Asset Management. From April 2011 through May 2012, she served as an independent advisor to Magnetar Capital, a multi-strategy hedge fund. From 1999 until her retirement in February 2009, Ms. Rival was a Partner and Portfolio Manager at Harris Alternatives, LLC, and its predecessor, Harris Associates, L.P. As a Portfolio Manager at Harris Alternatives, LLC, Ms. Rival managed all aspects of a $14 billion fund of hedge funds, including asset selection, risk assessment and allocation across investment strategies. Prior to Harris Alternatives, LLC, Ms. Rival held senior level positions at several large asset management/investment banking institutions, including Banker’s Trust, Global Asset Management and Merrill Lynch Capital Markets. Ms. Rival received her BA in 1985 from Harvard University. Ms. Rival’s experience as a partner and senior executive in several asset management firms led GBDC and GBDC 3’s Nominating and Corporate Governance Committee to conclude that Ms. Rival is qualified to serve as a director.

William M. Webster IV

Mr. William M. Webster IV brings to the Board a diverse knowledge of business and finance. He has been a member of the board of directors of GBDC since 2010, GBDC 3 since 2017, GDLC since 2020, GDLCU and GBDC 4 since 2021, and the board of trustees of GCRED since 2023. Mr. Webster was a member of the board of directors of GCIC from 2014 to 2019. Mr. Webster currently serves on the Board of Directors, and is the Chair of the Board of Directors and the Audit Committee, of International Battery Metals Ltd. Mr. Webster is one of the co-founders of Advance America, Advance Cash Centers, Inc. Mr. Webster served as a director from the company’s inception in 1997 through May 2012 and as the Chairman of the board of directors from August 2008 through May 2012 and previously from January 2000 through July 2004. He was the Chief Executive Officer of Advance America, Advance Cash Centers, Inc. from its inception through August 2005. From May 1996 to May 1997, Mr. Webster served as Executive Vice President of Education Management Corporation and was responsible for corporate development, human resources, management information systems, legal affairs and government relations. From October 1994 to October 1995, Mr. Webster served as Assistant to the President of the United States and Director of Scheduling and Advance. Mr. Webster served as Chief of Staff to U.S. Department of Education Secretary Richard W. Riley from January 1993 to October 1994. From November 1992 to January 1993, Mr. Webster was Chief of Staff to Richard W. Riley as part of the Presidential Transition Team. Mr. Webster previously served on the board of directors of LKQ Corporation (NYSE) from 2003 to May 2020 and on the board of directors of Compass Systems, Inc. from 2014 to May 2021. Mr. Webster holds an Executive Masters Professional Director Certification, the highest level, from the American College of Corporate Directors, a public company director education and credentialing organization. Mr. Webster is a 1979 summa cum laude graduate of Washington and Lee University and a Fulbright Scholar. Mr. Webster is also a graduate of the University of Virginia School of Law. Mr. Webster’s knowledge of business and finance developed as a senior executive officer led GBDC and GBDC 3’s Nominating and Corporate Governance Committee to conclude that Mr. Webster is qualified to serve as a director.

Interested Directors

Lawrence E. Golub

Mr. Lawrence E. Golub serves as Chairman of GBDC and GBDC 3’s Board of Directors. The Board of Directors benefits from Mr. Golub’s business leadership, experience and knowledge of the financial services industry. Mr. Golub previously spent ten years as a principal investor and investment banker. As a Managing Director of the Risk Merchant Bank at Bankers Trust Company, he applied derivative products to principal investing and merger and acquisitions transactions. As a Managing Director of Wasserstein Perella Co., Inc., he established that firm’s capital markets group and debt restructuring practice. As an officer of Allen & Company Incorporated, he engaged in principal investing, mergers and acquisitions, advisory engagements and corporate finance transactions. Mr. Golub is active in charitable and civic organizations. He is a member of the Harvard Medical School Board of Fellows, a member of the Columbia Medical School Board of Advisors, President of the Harvard University JD-MBA Alumni Association, a member of the Advisory Council of Harvard Kennedy School’s Mossavar-Rahmani Center for Business & Government and a trustee of the American Repertory Theater. Mr. Golub currently serves on the Stanford Interdisciplinary Life Sciences Council and the Advisory Board of Stanford Impact Labs. Mr. Golub was a private member of the Financial Control Board of the State of New York for over twelve years. He was a White House Fellow and served for over fifteen years as Treasurer of the White House Fellows Foundation. Mr. Golub was Chairman of Mosholu Preservation Corporation, a non-profit developer and manager of low-income housing in the Bronx. He served for fifteen years as a trustee of Montefiore Medical Center, the university hospital of the Albert Einstein Medical School. Mr. Golub serves on the board of directors of GBDC, GBDC 3, GDLC, GDLCU and GBDC 4, and previously served on the board of directors of Empire State Realty Trust, Inc. (NYSE) and, from 2014 until its acquisition by GBDC in 2019, GCIC. Mr. Golub’s experiences with Golub Capital and his focus on middle market lending led GBDC and GBDC 3’s Nominating and Corporate Governance Committee to conclude that Mr. Golub is qualified to serve as a director.

David B. Golub

Mr. David B. Golub serves as Chief Executive Officer of Golub Capital BDC and is a member of GBDC and GBDC 3’s Board of Directors. He brings to the Board a diverse knowledge of business and finance. He is also the President of Golub Capital and serves on the Investment Committee of GBDC and GBDC 3’s Investment Adviser, GC Advisors LLC. From 1995 through October 2003, Mr. Golub was a Managing Director of Centre Partners Management LLC, a leading private equity firm. From 1995 through 2000, Mr. Golub also served as a Managing Director of Corporate Partners, a private equity fund affiliated with Lazard formed to acquire significant minority stakes in established companies. Mr. Golub is a member of the Founder’s Council of the Michael J. Fox Foundation for Parkinson’s Research, where he was the first board Chairman and a long-time director. Mr. Golub is a member of the Stanford Graduate School of Business Advisory Council. He is also a member of the Director’s Circle of the Association of Marshall Scholars. He previously served on the boards of the Loan Syndications and Trading Association, Hudson Guild and the World Policy Institute. Mr. Golub is on the board of directors of The Burton Corporation and has served on the boards of numerous public and private companies. Mr. Golub earned his AB degree in Government from Harvard College. He received an MPhil in International Relations from Oxford University, where he was a Marshall Scholar, and an MBA from Stanford Graduate School of Business, where he was named an Arjay Miller Scholar. Mr. Golub has served as President and Chief Executive Officer and a member of the board of directors of GBDC since 2009, GBDC 3 since 2017, GDLC since 2020, GDLCU and GBDC 4 since 2021 and a member of the GCRED board of trustees since 2023. He also served as President and Chief Executive Officer and a member of the board of directors of GCIC from November 2014 until the acquisition of GCIC by GBDC in September 2019. Mr. Golub’s experiences with Golub Capital and his focus on middle market lending led GBDC and GBDC 3’s Nominating and Corporate Governance Committee to conclude that Mr. Golub is qualified to serve as a director.

Officers Who Are Not Directors

Christopher C. Ericson is Chief Financial Officer and Treasurer of GBDC. Mr. Ericson is a Director at Golub Capital and since September 2021, has been the Chief Financial Officer and Treasurer for GBDC, GBDC 3 and GDLC, and for GDLCU and GBDC 4 since November 2021 and a member of the board of trustees and Chief Financial Officer and Treasurer for GCRED since April 2023. Prior to this position, Mr. Ericson served in various senior finance roles since first joining Golub Capital in 2009, including as Controller for Golub Capital BDC. He rejoined Golub Capital in 2018 as a Director on the Corporate Development team in the Investor Partners Group. Prior to initially joining Golub Capital, Mr. Ericson served as the Controller at Downsview Capital, a hedge fund focusing on private investments in public equities. Prior to that he worked at Guggenheim Partners and Deloitte. Mr. Ericson earned his BS degree in Commerce from the University of Virginia. He received an MS degree in Accountancy from the University of Illinois at Urbana - Champaign. He is a registered Certified Public Accountant in Illinois.

Joshua M. Levinson is Chief Compliance Officer and Secretary of GBDC. He is also Co-General Counsel and Chief Compliance Officer of Golub Capital. He serves as Chief Compliance Officer and Secretary for GBDC since August 2011, GBDC 3 since 2017, GDLC since July 2021, and, since November 2021, GDLCU and GBDC 4 and GCRED since 2023. He previously served as an officer of GCIC prior to its merger with GBDC in September 2019. Prior to joining Golub Capital, Mr. Levinson was Counsel at Magnetar Capital where he was responsible for running legal affairs for several business units. Prior to joining Magnetar, Mr. Levinson worked as an Associate in the Private Equity & Investment Funds Group at King & Spalding. Prior to that, he worked as a Corporate Associate at Wilson Sonsini Goodrich & Rosati. Mr. Levinson graduated from Vanderbilt University with a BS degree in Political Science and received his JD cum laude from Georgetown University Law Center, where he was an associate editor of the Georgetown Law Journal. Mr. Levinson has earned the right to use the Chartered Alternative Investment Analyst (CAIA) designation.

Matthew W. Benton is Chief Operating Officer (“COO”) of GBDC. He is also a Managing Director at Golub Capital. In these capacities, he leads program management for Golub Capital’s BDC business, which encompasses the firm’s public and private BDCs. Mr. Benton served as a Managing Director of GBDC from April 2020 to August 2022. He is also Chief Operating Officer of GBDC, GBDC 3, GBDC 4, GCRED and an officer of GDLC and GDLCU. He was previously a Managing Director in the Structured Products group, responsible for identifying, developing and executing various capital and liquidity solutions for the firm. Prior to joining Golub Capital, Mr. Benton was a Managing Director in the Financial Institutions Investment Banking group at Wells Fargo Securities, where he primarily focused on the specialty finance sector, and led the de novo buildout of a more formalized small/midcap bank investment banking coverage effort. His investment banking responsibilities included developing and leading initiatives for his clients that encompassed capital raising, both equity and debt, as well as providing strategic advisory services to management teams and boards of directors. Prior to that, Mr. Benton led and coordinated investment banking deal teams in a variety of advisory and capital markets transactions. Mr. Benton began his career at First Union Securities in the Leveraged Finance group. In this capacity, he was part of deal teams that structured, underwrote and marketed syndicated loans. Mr. Benton earned his BS degree with honors in Business Administration and Economics from the University of the Pacific.

Gregory A. Robbins joined Golub Capital in 2004 and is Vice Chair of Golub Capital. He is also an officer of GBDC, GBDC 3, GDLC and GBDC 4 and a member of the board of the Loan Syndications and Trading Association. Mr. Robbins was previously a Senior Managing Director and Co-Head of the Investor Partners Group. Prior to joining Golub Capital, Mr. Robbins was a Vice President in the Merchant Banking Group at Indosuez Capital. Prior to this position, Mr. Robbins worked as an Associate at Saw Mill Capital, a middle market private equity firm. Mr. Robbins earned a BS degree in Economics, with a Finance concentration, from the Wharton School of the University of Pennsylvania.

Jonathan D. Simmons is the Managing Director of Corporate Strategy of GBDC. He is also a Managing Director and Head of Corporate Development at Golub Capital. In these capacities, he is responsible for developing and executing strategic projects across the firm. Mr. Simmons also currently serves as an officer of GBDC, GBDC 3, GDLC, GDLCU, GBDC 4, GCRED and served in the same role at GCIC from November 2014 until GCIC’s acquisition by GBDC in September 2019. Previously, Mr. Simmons was a member of the Direct Lending team, where he underwrote, executed and monitored investments for the firm. Prior to joining Golub Capital, Mr. Simmons was a Senior Associate at Churchill Financial where he executed senior and junior debt investments as well as equity co-investments in middle-market companies and managed the workout of distressed investments. Prior to Churchill Financial, he was an investment banking Associate at J.P. Morgan Securities Inc. where he originated, structured and executed senior and subordinated debt, hybrid and preferred equity transactions for specialty finance and banking institutions. Mr. Simmons graduated magna cum laude from Colgate University with a B.A. in Mathematics and Economics.

Timothy J. Topicz joined Golub Capital in 2022 and is a Director in the BDC Group. He is responsible for the program management of the BDC business for the firm. Prior to joining Golub Capital, Mr. Topicz was a Vice President in the Financial Institutions Investment Banking group at Wells Fargo Securities, where he led the firm’s investment banking coverage effort for the Business Development Company sector. Mr. Topicz earned his BS with honors in Business Administration and Finance from The Ohio State University. He received an MBA from the University of Chicago Booth School of Business. He is a CFA® Charterholder.

Committees of the GBDC Board and the GBDC 3 Board

GBDC Audit Committee and GBDC 3 Audit Committee

The members of each of the GBDC and GBDC 3 audit committee are John T. Baily, Kenneth F. Bernstein, Lofton P. Holder, Anita J. Rival and William M. Webster IV, each of whom is financially literate and meets the independence standards established by the SEC and, with respect to GBDC, Nasdaq for audit committees and is independent for purposes of the 1940 Act. William M. Webster IV serves as Chairman of each of the audit committees. Each of the GBDC Board and the GBDC 3 Board has determined that Mr. Baily, Mr. Bernstein and Mr. Webster are each an “audit committee financial expert” as that term is defined under Item 407 of Regulation S-K of the Exchange Act.

The purpose of each audit committee is to monitor (i) the integrity of the financial statements of GBDC and GBDC 3, as applicable, (ii) the independent auditor’s qualifications and independence, (iii) the performance of the internal audit function and independent auditors of GBDC and GBDC 3, as applicable and (iv) compliance with legal and regulatory requirements by GBDC and GBDC 3, as applicable. Each audit committee is directly responsible for approving and overseeing the independent accountants of GBDC and GBDC 3, as applicable, reviewing with the independent accountants the plans and results of the audit engagement, approving professional services provided by the independent accountants, reviewing the independence of the independent accountants and reviewing and overseeing the adequacy of the internal accounting controls of GBDC and GBDC 3, as applicable. Each audit committee is responsible for reviewing and discussing with management and the independent accountants the annual audited financial statements of GBDC and GBDC 3, as applicable, including disclosures made in management’s discussion and analysis, and recommending to the GBDC Board and the GBDC 3 Board, as applicable, whether the audited financial statements should be included in the Annual Report on Form 10-K of GBDC and GBDC 3, as applicable. On a quarterly basis, each audit committee reviews and discusses with management and the independent accountants the earnings releases and quarterly financial statements of GBDC and GBDC 3, as applicable, prior to the filing of its respective Quarterly Reports on Form 10-Q, including the results of the independent accountants’ reviews of the quarterly financial statements. Periodically during each fiscal year, each audit committee meets, including private meetings, with the independent accountants and selected executive officers of GBDC and GBDC 3, as applicable, as appropriate, for consultation on audit, accounting and related financial matters. At least annually, the audit committee reviews a report from the independent accountants regarding the independent accountant’s internal quality-control procedures, any material issues raised by internal quality review, or peer review, of the firm or any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with any such issues, as well as all relationships between GBDC and the independent accountants. In its consideration of whether to recommend that stockholders ratify the selection of the independent accountants of GBDC and GBDC 3, as applicable, each audit committee considers both the independence of the independent accountants from GBDC or GBDC 3, as applicable, and management and whether retaining the independent accountants is in the best interests of GBDC or GBDC 3, as applicable, and the respective stockholders. Each audit committee reviews and approves the amount of audit fees and any other fees paid to the independent accountants of GBDC and GBDC 3, as applicable.

The function of each audit committee is oversight. The independent accountants are accountable to the GBDC Board or the GBDC 3 Board, as applicable, and the audit committee, as representatives of the stockholders of GBDC or GBDC 3, as applicable. The applicable board of directors and the applicable audit committee have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent accountants to GBDC or GBDC 3, as applicable (subject, if applicable, to stockholder ratification).

In fulfilling their responsibilities, the members of each audit committee are not full-time employees of GBDC, GBDC 3 or management and are not, and do not represent themselves to be, accountants or auditors by profession. Accordingly, it is not the duty or the responsibility of each audit committee or its members to conduct “field work” or other types of auditing or accounting reviews or procedures, to determine that the applicable financial statements are complete and accurate and are in accordance with generally accepted accounting principles, or to set auditor independence standards.

The responsibilities of each audit committee also include compliance oversight, including discussing with management and the independent auditors any correspondence with regulators or governmental agencies and any published reports that raise material issues regarding the financial statements or accounting policies of GBDC or GBDC 3, as applicable. In addition, each audit committee reviews related party transactions and considers any conflicts of interest brought to its attention pursuant to GBDC’s and GBDC 3’s Code of Conduct or Code of Ethics, as applicable. See “Certain Relationships and Related Party Transactions of Golub Capital BDC, Inc.” and “Certain Relationships and Related Party Transactions of Golub Capital BDC 3, Inc.”

The audit committee is also responsible for aiding the GBDC Board or GBDC 3 Board, as applicable, in fair value pricing debt and equity securities that are not publicly traded or for which current market values are not readily available. The GBDC Board, the GBDC 3 Board and each audit committee utilize the services of independent valuation firms to help them determine the fair value of these securities. The GBDC audit committee’s charter is available on GBDC’s website (www.golubcapitalbdc.com) and the GBDC 3 audit committee charter is attached as Annex A to GBDC 3’s proxy statement for its 2024 annual meeting of stockholders. Each audit committee met four times during the fiscal year ended September 30, 2023.

GBDC Nominating and Corporate Governance Committee and GBDC 3 Nominating and Corporate Governance Committee

The members of each of the GBDC and GBDC 3 nominating and corporate governance committee are John T. Baily, Kenneth F. Bernstein, Lofton P. Holder, Anita J. Rival and William M. Webster IV, each of whom is independent for purposes of the 1940 Act and, with respect to GBDC, the Nasdaq corporate governance rules. William M. Webster IV serves as Chairman of each nominating and corporate governance committee. Each nominating and corporate governance committee is responsible for selecting, researching and nominating directors for election by the stockholders of GBDC or GBDC 3, as applicable, selecting nominees to fill vacancies on the GBDC Board or GBCIC Board or a committee of the GBDC Board or GBDC 3 Board, as applicable, developing and recommending to the GBDC Board or GBDC 3 Board, as applicable, a set of corporate governance principles and overseeing the evaluation of the GBDC Board or the GBDC 3 Board, as applicable, and management. The GBDC nominating and corporate governance committee has adopted a written nominating and corporate governance committee charter that is available on GBDC’s website (www.golubcapitalbdc.com). The GBDC 3 nominating and corporate governance committee has adopted a written nominating and corporate governance committee charter that is attached as Annex B to its proxy statement for GBDC 3’s 2024 annual meeting of stockholders.

Each nominating and corporate governance committee considers stockholder recommendations for possible nominees for election as directors when such recommendations are submitted in accordance with the bylaws of GBDC or GBDC 3, as applicable, the respective nominating and corporate governance committee charter and any applicable law, rule or regulation regarding director nominations. The GBDC Bylaws provide that a GBDC stockholder who wishes to nominate a person for election as a director at a meeting of stockholders must deliver written notice to GBDC’s corporate secretary, Joshua M. Levinson, c/o Golub Capital BDC, Inc., 200 Park Avenue, 25th Floor, New York, NY 10166. The GBDC 3 Bylaws provide that a GBDC 3 stockholder who wishes to nominate a person for election as a director at a meeting of Stockholders must deliver written notice to GBDC 3’s corporate secretary, Joshua M. Levinson, c/o Golub Capital BDC 3, Inc., 200 Park Avenue, 25th Floor, New York, NY 10166. This notice must contain, as to each nominee, all information that would be required under applicable SEC rules to be disclosed in connection with election of a director and certain other information set forth in the GBDC Bylaws or GBDC 3 Bylaws, as applicable, including the following minimum information for each director nominee: full name, age and address; principal occupation during the past five years; directorships on publicly held companies and investment companies during the past five years; number of shares of GBDC Common Stock or GBDC 3 Common Stock, as applicable, owned, if any; and a written consent of the individual to stand for election if nominated by the GBDC Board or GBDC 3 Board, as applicable, and to serve if elected by the stockholders. In order to be eligible to be a nominee for election as a director by a stockholder, such potential nominee must deliver to GBDC’s or GBDC 3’s corporate secretary, as applicable, a written questionnaire providing the requested information about the background and qualifications of such nominee and a written representation and agreement that such nominee is not and will not become a party to any voting agreements, any agreement or understanding with any person with respect to any compensation or indemnification in connection with services on the GBDC Board or GBDC 3 Board, as applicable, and would be in compliance with all of the publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of GBDC or GBDC 3, as applicable.

Criteria considered by each nominating and corporate governance committee in evaluating the qualifications of individuals for election as members of the GBDC Board or GBDC 3 Board, as applicable, include compliance with the independence and other applicable requirements of the 1940 Act, the SEC, and, with respect to GBDC, the Nasdaq corporate governance rules, and all other applicable laws, rules, regulations and listing standards; the criteria, policies and principles set forth in the applicable nominating and corporate governance committee’s charter and the ability to contribute to effective management of GBDC or GBDC 3, as applicable, taking into account the company’s needs and such factors as the individual’s experience, perspective, skills and knowledge of the industry in which the company operates. Each nominating and corporate governance committee also may consider such other factors as it may deem are in the best interests of GBDC or GBDC 3, as applicable, and the applicable stockholders. The GBDC nominating and corporate governance committee met two times during the fiscal year ended September 30, 2023. The GBDC 3 nominating and corporate governance committee met two times during the fiscal year ended September 30, 2023.

GBDC Compensation Committee

The members of the GBDC compensation committee are John T. Baily, Kenneth F. Bernstein, Lofton P. Holder, Anita J. Rival and William M. Webster IV, each of whom meets the independence standards established by the SEC and the Nasdaq corporate governance rules. Anita J. Rival serves as Chairperson of the GBDC compensation committee. The GBDC compensation committee is responsible for determining, or recommending to the GBDC Board for determination, the compensation, if any, of GBDC’s chief executive officer and its other executive officers. Currently none of GBDC’s executive officers are compensated by GBDC and, as a result, the GBDC compensation committee does not produce and/or review a report on executive compensation practices. The GBDC compensation committee is responsible for reviewing the reimbursement by GBDC to the Administrator of the allocable portion of GBDC’s chief financial officer and chief compliance officer and their respective staffs on an annual basis.

The GBDC compensation committee also has the authority to engage compensation consultants following consideration of certain factors related to such consultants’ independence. The GBDC compensation committee charter is available on GBDC’s website (www.golubcapitalbdc.com). The GBDC compensation committee met four times during the fiscal year ended September 30, 2023.

Compensation of GBDC Directors

The following table shows information regarding the compensation earned by GBDC’s directors for the fiscal year ended September 30, 2023. No compensation is paid to directors who are “interested persons.”

Name	Aggregate Compensation from GBDC(1)	Pension or Retirement Benefits Accrued as Part of GBDC’s Expenses(2)	Total Compensation from GBDC(1)
Independent Directors
John T. Baily	$155,000	-	$155,000
Kenneth F. Bernstein	$155,000	-	$155,000
Lofton P. Holder	$155,000	-	$155,000
Anita J. Rival	$155,000	-	$155,000
William M. Webster IV	$171,000	-	$171,000
Interested Director
Lawrence E. Golub	-	-	-
David B. Golub	-	-	-

(1)	The amounts listed are for the fiscal year ending September 30, 2023. For a discussion of the independent directors’ compensation, see below.

(2)	GBDC does not have a profit-sharing or retirement plan, and directors do not receive any pension or retirement benefits.

The Independent Directors will receive an annual fee of $148,000 for the fiscal year ending September 30, 2024. They also receive $2,500 plus reimbursement of reasonable out-of-pocket expenses incurred in connection with attending in person or telephonically each regular Board meeting and $500 for each special telephonic meeting. They also receive $2,500 plus reimbursement of reasonable out-of-pocket expenses incurred in connection with each committee meeting attended in person and $500 for each telephonic committee meeting (provided that such compensation will only be paid if the committee meeting is not held on the same day as any regular board meeting). The chairman of the Audit Committee receives an annual fee of $16,000. GBDC has obtained directors’ and officers’ liability insurance on behalf of GBDC’s directors and officers. No compensation is paid to directors who are “interested persons.” The Board reviews and determines the compensation of Independent Directors.

Compensation of GBDC 3 Directors

The following table shows information regarding the compensation earned by GBDC 3’s directors for the fiscal year ended September 30, 2023. No compensation is paid to directors who are “interested persons.”

Name	Aggregate Compensation from GBDC 3(1)	Pension or Retirement Benefits Accrued as Part of GBDC 3’s Expenses(2)	Total Compensation from GBDC 3(1)
Independent Directors
John T. Baily	$44,000	-	$44,000
Kenneth F. Bernstein	$44,000	-	$44,000
Lofton P. Holder	$44,000	-	$44,000
Anita J. Rival	$44,000	-	$44,000
William M. Webster IV	$48,000	-	$48,000
Interested Director
Lawrence E. Golub	-	-	-
David B. Golub	-	-	-

(1)	The amounts listed are for the fiscal year ending September 30, 2023. For a discussion of the independent directors’ compensation, see below.

(2)	GBDC 3 does not have a profit-sharing or retirement plan, and directors do not receive any pension or retirement benefits.

The Independent Directors will receive an annual fee of $45,000 for the fiscal year ending September 30, 2024. They also receive $1,000 plus reimbursement of reasonable out-of-pocket expenses incurred in connection with attending in person or telephonically each regular Board meeting and $500 for each special telephonic meeting. The chairman of the Audit Committee receives an annual fee of $4,000. GBDC 3 has obtained directors’ and officers’ liability insurance on behalf of GBDC 3’s directors and officers. No compensation is paid to directors who are “interested persons.” The GBDC 3 Board reviews and determines the compensation of Independent Directors.

Investment Committee

The investment committee of GC Advisors responsible for each of GBDC’s and GBDC 3’s investments meets regularly to consider the investments of GBDC and GBDC 3, direct its strategic initiatives and supervise the actions taken by GC Advisors on GBDC’s and GBDC 3’s behalf. In addition, the investment committee reviews and determines whether to make prospective investments identified by GC Advisors and monitors the performance of GBDC’s and GBDC 3’s investment portfolios. GC Advisors’ investment professionals receive no compensation from GBDC or GBDC 3. The compensation of these individuals is paid by an affiliate of GC Advisors and includes an annual base salary and, in certain cases, an annual bonus based on an assessment of short-term and long-term performance.

Information regarding members of GC Advisors’ investment committee is as follows:

Name	Age	Position
Lawrence E. Golub	64	Chairman of GBDC’s and GBDC 3’s board of directors
David B. Golub	61	Chief Executive Officer and Director of GBDC; President, Chief Executive Officer and Director of GBDC 3
Gregory W. Cashman	59	Senior Managing Director of Golub Capital
Andrew H. Steuerman	56	Senior Managing Director of Golub Capital
Spyro G. Alexopoulos	47	Senior Managing Director of Golub Capital
Marc C. Robinson	49	Senior Managing Director of Golub Capital
Robert G. Tuchscherer	49	Senior Managing Director of Golub Capital
Jason J. Van Dussen	50	Senior Managing Director of Golub Capital

The address for each member of the investment committee is c/o Golub Capital BDC, Inc., 200 Park Avenue, 25th Floor, New York, NY 10166.

Members of GC Advisors’ Investment Committee Who Are Not GBDC’s or GBDC 3’s Directors or Officers

Gregory W. Cashman has served on GC Advisors’ investment committee since the registration of GC Advisors as a registered investment adviser. Mr. Cashman joined Golub Capital in 1996 and heads Golub Capital’s Direct Lending business. He is a member of the firm’s investment committee and is responsible for overseeing origination, deal execution and capital markets. Mr. Cashman is a member of the firm’s Watchlist committee and is a Director or Advisory Director of a number of the firm’s portfolio companies. Prior to joining Golub Capital, Mr. Cashman worked in various finance positions at Bristol-Myers Squibb Co., reporting to the CFO and acting as Manager of Business Development for the venture capital arm of Bristol-Myers Squibb’s Consumer Medicines division. Prior to that, Mr. Cashman spent four years as a Senior Accountant with Arthur Andersen & Co., serving emerging growth companies. Mr. Cashman earned his BS degree in Commerce from the University of Virginia. He received an MBA from the Darden School of Business.

Andrew H. Steuerman has served on GC Advisors’ investment committee since the registration of GC Advisors as a registered investment adviser. Mr. Steuerman joined Golub Capital in 2004 and is Vice Chair of Direct Lending and Golub Growth. He is a member of the firm’s Watchlist and investment committees, oversees the firm’s Special Situations Team, manages the Golub Growth business and spearheads strategic initiatives. Mr. Steuerman was previously Head of Middle Market Lending and Golub Growth at Golub Capital. Prior to joining Golub Capital, Mr. Steuerman was a Managing Director at Albion Alliance, where he originated, executed and supervised subordinated debt and equity investments for two private partnerships. Prior to this position, he worked as a Vice President at Bankers Trust Alex Brown, and was formerly a member of New York Life Insurance Company’s Private Equity group, managing leveraged senior loans, mezzanine investments, private equity securities and limited partnership assets. Mr. Steuerman earned his BBA degree in Finance from Pace University. He received an MBA in Finance from St. John’s University.

Spyro G. Alexopoulos has served on GC Advisors’ investment committee since January 2021. Mr. Alexopoulos joined Golub Capital in 2007 and is a Senior Managing Director and Head of Originations on the Direct Lending team. He is a member of the firm’s investment committee and is responsible for originating, underwriting, executing and monitoring investments for the firm. Prior to joining Golub Capital, Mr. Alexopoulos worked at Silver Point Capital, where he was on the Commercial Finance team that provides senior and junior capital to middle market companies. Prior to that, he was a Vice President at GE Capital’s Global Sponsor Finance group, where he originated, structured and executed middle market private equity and leveraged finance transactions. Prior to this position, Mr. Alexopoulos worked in GE Capital’s Restructuring group, where he managed the workout of distressed portfolio investments. Mr. Alexopoulos earned his BA degree in Economics from Cornell University. He received an MBA from the Wharton School at the University of Pennsylvania.

Marc C. Robinson has served on GC Advisors’ investment committee since January 2021. Mr. Robinson joined Golub Capital in 2012 and is a Senior Managing Director and Co-Head of Underwriting on the Direct Lending team. He is a member of the firm’s investment committee and is responsible for originating, underwriting, executing and monitoring investments for the firm. Prior to joining Golub Capital, Mr. Robinson was a Managing Director at Fulcrum Strategy, where he was responsible for investment research, new idea generation, trade execution and investor relations. Prior to this position, Mr. Robinson was a Managing Director at Freeport Financial, where he was responsible for new business generation and underwriting. Prior to that, Mr. Robinson worked at GE Capital, where he held various leadership positions in the Global Sponsor Finance group and focused on underwriting, new business development and portfolio management. Mr. Robinson earned his BSBA degree in Finance from John Carroll University. He received an MBA in Finance and Strategic Management from the University of Chicago Booth School of Business.

Robert G. Tuchscherer has served on GC Advisors’ investment committee since January 2021. Mr. Tuchscherer joined Golub Capital in 2007 and is a Senior Managing Director and Co-Head of Underwriting on the Direct Lending team. He is a member of the firm’s investment committee and is responsible for originating, underwriting, executing and monitoring investments for the firm. Prior to joining Golub Capital, Mr. Tuchscherer was a Vice President at GE Antares Capital, where he led the structuring, underwriting, documentation and syndication of leveraged finance transactions for middle market private equity sponsors. Prior to that, he was an Associate Director in the Asset-Backed Securities group at Heller Financial. Mr. Tuchscherer earned a BS degree in Finance from the University of Illinois at Urbana - Champaign. He received an MBA with honors in Accounting and Entrepreneurship from the University of Chicago Booth School of Business.

Jason J. Van Dussen has served on GC Advisors’ investment committee since January 2021. Mr. Van Dussen joined Golub Capital in 2010 and is a Senior Managing Director and Co-Head of the Capital Markets business for Direct Lending. He is a member of the firm’s Investment Committee and is responsible for structuring, pricing and syndicating transactions for the firm. Prior to joining Golub Capital, Mr. Van Dussen was a Managing Director and Head of Loan Sales for CIT Group. Before that, he was a Managing Director and Head of Capital Markets for FirstLight Financial Corporation. Prior to this position, Mr. Van Dussen worked at GE Capital, where he focused on middle market structuring, syndication and loan sales. Mr. Van Dussen earned his BA degree cum laude in Finance from Michigan State University. He received an MBA from Columbia Business School.

Portfolio Management

Each investment opportunity requires the consensus and generally receives the unanimous approval of GC Advisors’ investment committee. Follow-on investments in existing portfolio companies may require the investment committee’s approval beyond that obtained when the initial investment in the company was made. In addition, temporary investments, such as those in cash equivalents, U.S. government securities and other high-quality debt investments that mature in one year or less, may require approval by the investment committee. The day-to-day management of investments approved by the investment committee is overseen by Messrs. Lawrence and David Golub. Biographical information with respect to Messrs. Lawrence and David Golub is set out under “— Information About Each Director’s Experience, Qualifications, Attributes or Skills — Interested Directors.”

Each of Lawrence Golub and David Golub has ownership and financial interests in and may receive compensation and/or profit distributions from, GC Advisors. Neither Lawrence Golub nor David Golub receives any direct compensation from GBDC or GBDC 3. As of the date of this proxy statement, Lawrence Golub and David Golub each beneficially owned more than $1 million of GBDC and GBDC 3 common stock. Lawrence Golub and David Golub are also primarily responsible for the day-to-day management of approximately 33 other pooled investment vehicles, with over $69.3 billion of capital under management, and approximately 24 other accounts, with over $7.1 billion of capital under management, in which their affiliates receive incentive fees. See “Certain Relationships and Related Party Transactions of Golub Capital BDC, Inc.” and “Certain Relationships and Related Party Transactions of Golub Capital BDC 3, Inc.”

BUSINESS OF GBDC 3

The information in “Item 1. Business” in Part I of GBDC 3’s Annual Report on Form 10-K (File No. 814-01244) for fiscal year ended September 30, 2023 is incorporated herein by reference.

FINANCIAL HIGHLIGHTS OF GOLUB CAPITAL BDC 3, INC.

The information in “Item 5. Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities — Financial Highlights” in Part II of GBDC 3’s Annual Report on Form 10-K (File No. 814-01244) for the fiscal year ended September 30, 2023 is incorporated herein by reference.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF GBDC 3

The information in “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II of GBDC 3’s Annual Report on Form 10-K (File No. 814-01244) for the fiscal year ended September 30, 2023 is incorporated herein by reference.

SENIOR SECURITIES OF GBDC 3

Information about GBDC 3’s senior securities is shown as of the dates indicated in the below table. This information about GBDC 3’s senior securities should be read in conjunction with GBDC 3’s audited consolidated financial statements and related notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operation.” The report of GBDC 3’s independent registered public accounting firm on the senior securities table is attached as an exhibit to the registration statement of which this prospectus is a part.

Class and Year	Total Amount Outstanding Exclusive of Treasury Securities (1)	Asset Coverage per Unit (2)	Involuntary Liquidating Preference per Unit (3)	Average Market Value per Unit (4)

	(In thousands)
SMBC Revolver
September 30, 2018	$58,500	$2,488	—	N/A

Other short-term borrowings
September 30, 2019	$16,366	$2,193	—	N/A

SB Revolver
September 30, 2019	$144,444	$2,193	—	N/A
September 30, 2020	$230,484	$2,387	—	N/A
September 30, 2021	$246,433	$2,159	—	N/A
September 30, 2022	$100,000	$2,127	—	N/A

Adviser Revolver
September 30, 2018	$—	$2,488	—	N/A
September 30, 2019	$3,500	$2,193	—	N/A
September 30, 2020	$—	$2,387	—	N/A
September 30, 2021	$—	$2,159	—	N/A
September 30, 2022	$—	$2,127	—	N/A
September 30, 2023	$—	$2,126	—	N/A
December 31, 2023 (unaudited)	$—	$2,122	—	N/A

DB Credit Facility
September 30, 2019	$122,700	$2,193	—	N/A
September 30, 2020	$150,307	$2,387	—	N/A
September 30, 2021	$156,006	$2,159	—	N/A
September 30, 2022	$468,992	$2,127	—	N/A
September 30, 2023	$465,900	$2,126	—	N/A
December 31, 2023 (unaudited)	$512,508	$2,122	—	N/A

2021 Debt Securitization
September 30, 2021	$298,000	$2,159	—	N/A
September 30, 2022	$298,000	$2,127	—	N/A
September 30, 2023	$298,000	$2,126	—	N/A
December 31, 2023 (unaudited)	$298,000	$2,122	—	N/A

2022 Debt Securitization
September 30, 2022	$252,000	$2,127	—	N/A
September 30, 2023	$252,000	$2,126	—	N/A
December 31, 2023 (unaudited)	$252,000	$2,122	—	N/A

2022 -2 Debt Securitization
September 30, 2023	$225,000	$2,126	—	N/A
December 31, 2023 (unaudited)	$225,000	$2,122	—	N/A

Total Debt
September 30, 2018	$58,500	$2,488	—	N/A
September 30, 2019	$287,010	$2,193	—	N/A
September 30, 2020	$380,791	$2,387	—	N/A
September 30, 2021	$700,439	$2,159	—	N/A
September 30, 2022	$1,118,992	$2,127	—	N/A
September 30, 2023	$1,240,900	$2,126	—	N/A
December 31, 2023 (unaudited)	$1,287,508	$2,122	—	N/A

(1) Total amount of each class of senior securities outstanding at the end of the period presented.

(2) Asset coverage per unit is the ratio of the carrying value of GBDC 3’s total consolidated assets, less all liabilities and indebtedness not represented by senior securities, to the aggregate amount of senior securities representing indebtedness. Asset coverage per unit is expressed in terms of dollar amounts per $1,000 of indebtedness.

(3) The amount to which such class of senior security would be entitled upon the voluntary liquidation of the issuer in preference to any security junior to it. The “ — ” in this column indicates that the SEC expressly does not require this information to be disclosed for certain types of senior securities.

(4) Not applicable because such senior securities are not registered for public trading.

PORTFOLIO COMPANIES OF GOLUB CAPITAL BDC 3, INC.

The following table sets forth certain information as of December 31, 2023 for each portfolio company in which GBDC 3 had an investment. GBDC 3’s only formal relationships with its portfolio companies are the managerial assistance that it may provide upon request and the board observer or participation rights it may receive in connection with its investment. GBDC 3 does not “control,” as defined in the 1940 Act, any of its portfolio companies. As of December 31, 2023, GBDC 3 was not an "affiliated person," as defined in the 1940 Act, with respect to any of its portfolio companies. In general, under the 1940 Act, GBDC 3 would “control” a portfolio company if it owned, directly or indirectly, more than 25.0% of its voting securities and would be an “affiliate” of a portfolio company if it owned, directly or indirectly, five percent or more of its voting securities.

Name of Portfolio				Type of	Spread Above			Fair Value (Dollars in	Percentage
Company	Address		Industry	Investment (1)	Index (2)	Interest Rate(3)	Maturity	Thousands) (4)	of Class Held (5)
3ES Innovation, Inc.	250 - 2nd Street S.W., Suite 800	Calgary AB T2P0C1 Canada	Oil, Gas and Consumable Fuels	One stop(9)(13)	SF + 6.75% (j)	12.24%	05/2025	5,494	-
				One stop(9)(13)	SF + 6.75% (i)	12.21%	05/2025	60	-
AAH TOPCO, LLC	3 Landmark Sq	Stamford, CT 06901	Healthcare Providers and Services	One stop	SF + 5.50% (i)	10.96%	12/2027	7,501	-
				One stop#	SF + 5.50% (i)	10.96%	12/2027	502	-
				One stop(6)	SF + 5.50%	N/A(7)	12/2027	(2)	-
				One stop(6)	SF + 6.00%	N/A(7)	12/2027	(30)	-
				Subordinated debt(21)	N/A	11.50% PIK	12/2031	1,106	-
Accelya Lux Finco S.A.R.L.	Avda Diagonal 567, 3rd Floor	Barcelona, 08029 Spain	Airlines	One stop#(9)(14)(21)	SF + 7.00% (j)	8.45% cash/4.00% PIK	12/2026	7,276	-
Accession Risk Management Group, Inc.	160 Federal St, 4th Floor	Boston, MA 021110	Insurance	One stop~+	SF + 5.50% (j)	11.03%	11/2029	11,875	-
				One stop#^	SF + 5.50% (j)	11.01%	11/2029	3,734	-
				One stop~+	SF + 5.50% (j)	11.02%	11/2029	3,049	-
				One stop^	SF + 5.50% (j)	11.02%	11/2029	2,832	-
				One stop	SF + 6.00% (j)	11.41%	11/2029	363	-
				One stop	SF + 6.00% (j)	11.35%	11/2029	162	-
				One stop(6)	SF + 5.50%	N/A(7)	11/2029	(1)	-
				Preferred stock(20)	N/A	13.25% Non-Cash	N/A	6,059	0.0	%(23)
ACP Ulysses Buyer, Inc.	920 Harvest Dr	Blue Bell, PA 19422	Pharmaceuticals	One stop~^	SF + 6.00% (j)	11.50%	02/2029	8,508	-
				One stop#	SF + 6.00% (j)	11.50%	02/2029	368	-
Acquia, Inc.	53 State St, 10th Floor	Boston, MA 02109	IT Services	One stop+	SF + 7.00% (k)	12.74%	10/2025	2,418	-
				One stop	SF + 7.00% (k)	12.60%	10/2025	27	-
				One stop(6)	SF + 7.00%	N/A(7)	10/2025	(6)	-
Alegeus Technologies Holdings Corp.	1601 Trapelo Rd South Building, Second Floor	Waltham, MA 02451	Health Care Technology	Senior secured	SF + 8.25% (k)	13.75%	09/2024	182	-
Alera Group, Inc.	3 Parkway N Suite 500	Deerfield, IL 60015	Insurance	One stop#	SF + 6.00% (i)	11.46%	10/2028	10,641	-
				One stop^	SF + 6.00% (i)	11.46%	10/2028	3,442	-
				One stop^	SF + 6.00% (i)	11.46%	10/2028	3,024	-
				One stop(6)	SF + 5.75%	N/A(7)	10/2028	(15)	-
ALKU Intermediate Holdings, LLC	200 Brickstone Sq Suite 503	Andover, MA 01810	Professional Services	One stop#	SF + 6.25% (i)	11.61%	05/2029	2,416	-
Amalthea Parent, Inc.	575 Blvd Armand-Frappier	Laval QC H7V 4B3	Pharmaceuticals	One stop#~^+(9)	SF + 5.00% (j)(k)	10.82%	03/2027	26,802	-
				One stop(6)(9)	SF + 5.00%	N/A(7)	03/2027	(27)	-
				LP Interest(9)	N/A	N/A	N/A	101	0.1%
AMBA Buyer, Inc.	6034 W Courtyard Dr Suite 300	Austin, TX 78730	Insurance	One stop^	SF + 5.25% (j)(k)	10.53%	07/2027	1,341	-
				One stop	SF + 5.25% (j)(k)	10.53%	07/2027	399	-
				One stop#	SF + 5.25% (j)(k)	10.53%	07/2027	334	-
				One stop	SF + 5.25% (j)	10.70%	07/2027	10	-
				One stop(6)	SF + 5.25%	N/A(7)	07/2027	(4)	-
AmerCareRoyal LLC	420 Clover Mill Rd	Exton, PA 19341	Containers and Packaging	Senior secured#(21)	SF + 7.00% (i)	11.98% cash/0.50% PIK	11/2025	2,543	-
				Senior secured#(21)	SF + 7.00% (i)	11.98% cash/0.50% PIK	11/2025	543	-
				Senior secured(21)	SF + 7.00% (i)	11.98% cash/0.50% PIK	11/2025	528	-
				Senior secured#(9)(21)	SF + 7.00% (i)	11.98% cash/0.50% PIK	11/2025	457	-
Anaplan, Inc.	50 Hawthorne St	San Francisco, CA 94105	Software	One stop#+	SF + 6.50% (j)	11.85%	06/2029	14,840	-
				One stop(6)	SF + 6.50%	N/A(7)	06/2028	-	-
				LP Interest	N/A	N/A	N/A	855	0.0	%(23)
Apex Service Partners, LLC	401 E Jackson St Suite 3300	Tampa, FL 33602	Diversified Consumer Services	One stop#(21)	SF + 7.00% (j)	10.40% cash/2.00% PIK	10/2030	3,945	-
				One stop(21)	SF + 7.00% (j)	10.38% cash/2.00% PIK	10/2030	200	-
				One stop	SF + 6.50% (a)(j)	12.76%	10/2029	3	-

Name of Portfolio				Type of	Spread Above			Fair Value (Dollars in	Percentage
Company	Address		Industry	Investment (1)	Index (2)	Interest Rate(3)	Maturity	Thousands) (4)	of Class Held (5)
Appfire Technologies, LLC	1500 District Ave	Burlington, MA 01803	Software	One stop~+	SF + 5.50% (i)(j)	11.02%	03/2027	15,501	-
				One stop	P + 4.50% (a)	13.00%	03/2027	48	-
				One stop(6)	SF + 5.50%	N/A(7)	03/2027	(32)	-
Appriss Health Intermediate Holdings, Inc	9901 Linn Station Rd Suite 500	Louisville, KY 40223	IT Services	Preferred stock(20)	N/A	11.00% Non-Cash	N/A	926	0.1%
Aras Corporation	100 Brickstone Sq Suite 100	Andover, MA 01810	Software	One stop+(21)	SF + 6.75% (j)	9.04% cash/3.25% PIK	04/2027	5,751	-
				One stop	SF + 6.50% (a)(j)	12.34%	04/2027	78	-
				Preferred stock(20)	N/A	12.00% Non-Cash	N/A	524	0.1%
				LP Interest	N/A	N/A	N/A	162	0.0	%(23)
Arch Global CCT Holdings Corp.	2600 S Telegraph Rd Suite 180	Bloomfield Hills, MI 48302	Industrial Conglomerates	Senior secured#	SF + 4.75% (j)	10.24%	04/2026	875	-
				Senior secured#	SF + 4.75% (j)	10.22%	04/2026	489	-
				Senior secured	SF + 4.75% (j)	10.20%	04/2026	459	-
				Senior secured	SF + 4.75%	N/A(7)	04/2025	-	-
Arctic Wolf Networks, Inc. and Arctic Wolf Networks Canada, Inc.	111 W Evelyn Ave Suite 115	Sunnyvale, CA 94086	IT Services	Preferred stock	N/A	N/A	N/A	1,694	0.0	%(23)
				Warrant	N/A	N/A	N/A	542	0.0	%(23)
				Preferred stock	N/A	N/A	N/A	444	0.1%
				Preferred stock	N/A	N/A	N/A	102	0.0	%(23)
Armstrong Bidco Limited	10 Oakwood Dr	Loughborough LE11 3QF	Software	One stop#(9)(10)(11)	SN + 5.25% (g)	10.44%	06/2029	1,813	-
				One stop(9)(10)(11)	SN + 5.25% (g)	10.44%	06/2029	946	-
Arrow Buyer, Inc.	13200 Metcalf Ave	Overland Park, KS 66213	Software	One stop#	SF + 6.50% (j)	11.85%	06/2030	8,934	-
				One stop(6)	SF + 6.50%	N/A(7)	06/2030	-	-
Aspen Medical Products, LLC	6481 Oak Canyon	Irvine, CA 92618-5202	Healthcare Equipment and Supplies	One stop~	SF + 5.25% (j)	10.78%	06/2025	937	-
				One stop#	SF + 5.25% (j)	10.78%	06/2025	60	-
				One stop	SF + 5.25%	N/A(7)	06/2025	-	-
				LP Interest	N/A	N/A	N/A	21	0.0	%(23)
Astute Holdings, Inc.	2400 Corporate Exchange Dr	Columbus, OH 43231	Software	LP Interest	N/A	N/A	N/A	208	0.1%
Auvik Networks Inc.	451 Phillip St Suite 200	Waterloo ON N2L 3X2	Software	One stop+(9)(13)(21)	SF + 5.75% (j)	8.53% cash/2.75% PIK	07/2027	3,086	-
				One stop#(9)(13)(21)	SF + 6.25% (j)	8.53% cash/3.25% PIK	07/2027	569	-
				One stop(6)(9)(13)	SF + 3.00%	N/A(7)	07/2027	(1)	-
				Preferred stock(9)(13)	N/A	N/A	N/A	130	0.0	%(23)
				Preferred stock(9)(13)	N/A	N/A	N/A	15	0.0	%(23)
Avalara, Inc.	255 S King St Suite 1800	Seattle, WA 98104	Diversified Financial Services	One stop#	SF + 7.25% (j)	12.60%	10/2028	6,229	-
				One stop(6)	SF + 7.25%	N/A(7)	10/2028	-	-
Ave Holdings III, Corp	8620 N New Braunfels Ave	San Antonio, TX 78217	Specialty Retail	One stop^	SF + 5.50% (j)	11.00%	02/2028	5,757	-
				One stop#	SF + 5.50% (j)	11.00%	02/2028	1,429	-
				One stop	SF + 5.50% (j)	11.00%	02/2028	756	-
				One stop(6)	SF + 5.50%	N/A(7)	02/2028	-	-
				Preferred stock(20)	N/A	11.50% Non-Cash	N/A	5,692	4.0%
				LP units	N/A	N/A	N/A	730	0.1%
Avetta, LLC	549 Timpanogos Pkwy Building G	Orem, UT 84097	Software	One stop#	SF + 5.75% (j)	11.15%	10/2030	440	-
				One stop(6)	SF + 5.75%	N/A(7)	10/2029	(1)	-

Name of Portfolio				Type of	Spread Above			Fair Value (Dollars in	Percentage
Company	Address		Industry	Investment (1)	Index (2)	Interest Rate(3)	Maturity	Thousands) (4)	of Class Held (5)
AVG Intermediate Holdings & AVG Subsidiary Holdings LLC	13053 W Linebaugh Ave Suite 102	Tampa, FL 33626	Healthcare Providers and Services	One stop~	SF + 6.00% (j)	11.49%	03/2027	1,820	-
				One stop+	SF + 6.00% (j)	11.49%	03/2027	1,521	-
				One stop	SF + 6.00% (j)	11.48%	03/2027	691	-
				One stop	SF + 6.00% (j)	11.48%	03/2027	327	-
				One stop(6)	SF + 6.00%	N/A(7)	03/2027	-	-
				Subordinated debt(21)	N/A	13.75%	03/2028	14,075	-
				Subordinated debt(21)	N/A	13.75%	03/2028	869	-
				Subordinated debt(21)	N/A	13.75%	03/2028	332	-
				LLC units	N/A	N/A	N/A	80	0.0	%(23)
Axiom Merger Sub Inc.	31 St James Ave Ste 1100	Boston, MA 02116	Software	One stop#	SF + 5.25% (j)	10.79%	04/2026	1,115	-
				One stop#	SF + 5.25% (j)	10.79%	04/2026	959	-
				One stop(9)(10)	E + 5.50% (c)(d)	9.60%	04/2026	455	-
				One stop	SF + 5.25% (k)	10.88%	04/2026	138	-
				One stop	SF + 5.25%	N/A(7)	10/2025	-	-
Azul Systems, Inc.	385 Moffertt Park Dr Suite 115	Sunnyvale, CA 94089	Software	Senior secured~	SF + 4.50% (j)	10.00%	04/2027	9,492	-
				Senior secured	SF + 4.50%	N/A(7)	04/2026	-	-
Baduhenna Bidco Limited	Pen-y-fan Industrial Estate Unit 2 Pkwy	Crumlin NP11 3EF	Healthcare Equipment and Supplies	One stop(9)(11)	SF + 5.95% (h)	11.53%	08/2028	2,330	-
				One stop(9)(10)(11)	E + 5.95% (c)	9.92%	08/2028	1,375	-
				One stop(9)(10)(11)	SN + 5.95% (g)	11.26%	08/2028	387	-
				One stop(9)(10)(11)	E + 5.95% (c)	9.88%	08/2028	328	-
				One stop(6)(9)(10)(11)	SN + 5.95%	N/A(7)	08/2028	-	-
Bamboo US Bidco LLC	927 S Curry Pike Building B	Bloomington, IN 47403	Healthcare Providers and Services	One stop#	SF + 6.00% (j)	11.38%	09/2030	235	-
				One stop#(9)(10)	E + 6.00% (c)	9.95%	09/2030	162	-
				One stop	SF + 6.00% (i)	11.36%	09/2030	2	-
				One stop(6)	SF + 6.00%	N/A(7)	09/2029	(2)	-
Banker's Toolbox, Inc.	12331-B Riata Trace Pkwy Building 4 Suite 200	Austin, TX 78727	Diversified Financial Services	One stop^	SF + 5.25% (j)	10.73%	07/2027	3,406	-
				One stop	SF + 5.25% (j)	10.73%	07/2027	634	-
				One stop(6)	SF + 5.25%	N/A(7)	07/2027	-	-
Barteca Restaurants, LLC	2920 District Ave	Fairfax, VA 22031	Hotels, Restaurants and Leisure	One stop#	SF + 6.00% (j)	11.53%	08/2028	4,282	-
				One stop	SF + 6.00% (j)	11.51%	08/2028	335	-
				One stop(6)	SF + 6.00%	N/A(7)	08/2028	-	-
Bayshore Intermediate #2, L.P.	1400 Liberty Ridge Dr	Chesterbrook, PA 19087	Software	One stop+(21)	SF + 7.50% (i)	12.96%	10/2028	32,390	-
				One stop	SF + 6.50% (j)	12.01%	10/2027	33	-
				Common stock	N/A	N/A	N/A	1,598	0.1%
BECO Holding Company, Inc.	10926 David Taylor Dr Suite 300	Charlotte, NC 28262	Building Products	One stop#~^	SF + 5.25% (j)	10.75%	11/2028	32,898	-
				One stop(6)	SF + 5.25%	N/A(7)	11/2027	(9)	-
				Preferred stock(20)	N/A	11.75% Non-Cash	N/A	14,684	4.6%
				LP Interest	N/A	N/A	N/A	970	0.3%
Belmont Instrument, LLC	780 Boston Rd	Billerica, MA 01821	Healthcare Equipment and Supplies	One stop^	SF + 6.25% (j)	11.60%	08/2028	4,839	-
				One stop	SF + 6.25% (j)	11.60%	08/2028	33	-
BJH Holdings III Corp.	2831 19th Street South	Homewood, AL 35235	Hotels, Restaurants and Leisure	One stop#~^	SF + 4.50% (j)	10.05%	08/2025	20,734	-
				One stop	SF + 4.50% (i)(j)	10.03%	08/2025	221	-
Blackbird Purchaser, Inc.	1900 Jetway Blvd	Columbus, OH 43219	Machinery	One stop#	SF + 5.50% (j)	10.86%	12/2030	4,093	-
				One stop(6)	SF + 5.50%	N/A(7)	12/2030	(1)	-
				One stop(6)	SF + 5.50%	N/A(7)	12/2030	(8)	-
Blades Buyer, Inc.	6945 Southbelt Dr SE	Caledonia, MI 49316	Healthcare Equipment and Supplies	Senior secured#~	SF + 5.00% (j)(k)	10.45%	03/2028	2,442	-
				Senior secured#	SF + 5.00% (i)	10.44%	03/2028	1,095	-
				Senior secured#	SF + 5.25% (i)	10.69%	03/2028	458	-
				Senior secured	P + 3.75% (a)	12.25%	03/2028	11	-
Blast Bidco Inc.	15 Petersham Rd	Richmond TW10 6TP	Food Products	One stop#	SF + 6.00% (j)	11.35%	10/2030	446	-
				One stop(6)	SF + 6.00%	N/A(7)	10/2029	(1)	-
Bloomerang, LLC	5724 Birtz Rd	Indianapolis, IN 46216	Software	One stop#	SF + 6.00% (k)	11.19%	12/2029	3,770	-
				One stop(6)	SF + 6.00%	N/A(7)	12/2029	(1)	-
				One stop(6)	SF + 6.00%	N/A(7)	12/2029	(11)	-

Name of Portfolio				Type of	Spread Above			Fair Value (Dollars in	Percentage
Company	Address		Industry	Investment (1)	Index (2)	Interest Rate(3)	Maturity	Thousands) (4)	of Class Held (5)
Blue River Pet Care, LLC	1 S Wacker Dr Suite 2200	Chicago, IL 60606	Healthcare Equipment and Supplies	One stop~^	SF + 5.75% (i)	11.21%	07/2026	12,761	-
				One stop#	SF + 5.75% (i)	11.21%	07/2026	11,676	-
				One stop#	SF + 5.75% (i)	11.21%	07/2026	2,723	-
				One stop#	SF + 5.75% (i)	11.21%	07/2026	2,617	-
				One stop	SF + 5.75% (i)	11.21%	07/2026	2,591	-
				One stop	SF + 5.75% (i)	11.21%	07/2026	1,991	-
				One stop(6)	SF + 5.75%	N/A(7)	08/2025	(2)	-
				One stop(6)	SF + 5.75%	N/A(7)	07/2026	(12)	-
				Common stock	N/A	N/A	N/A	586	0.1%
Bonterra LLC	10801 N MoPac Expressway Suite 400	Austin, TX 78759	Software	One stop#+	SF + 7.25% (j)	12.60%	09/2027	26,643	-
				One stop(21)	SF + 8.00% (j)	13.35%	09/2027	502	-
				One stop	SF + 7.25% (j)	12.60%	09/2027	54	-
Borrower R365 Holdings, LLC	500 Technology Dr Suite 200	Irvine, CA 92618	Food Products	One stop+	SF + 6.50% (j)	12.00%	06/2027	5,322	-
				One stop#	SF + 6.50% (j)	12.00%	06/2027	443	-
				One stop	SF + 6.50% (j)	12.00%	06/2027	190	-
				One stop(6)	SF + 6.50%	N/A(7)	06/2027	-	-
				One stop(6)	SF + 6.50%	N/A(7)	06/2027	-	-
				Preferred stock	N/A	N/A	N/A	62	0.0	%(23)
				Preferred stock	N/A	N/A	N/A	3	0.0	%(23)
				LLC units	N/A	N/A	N/A	2	0.0	%(23)
				Common stock	N/A	N/A	N/A	1	0.0	%(23)
				Preferred stock	N/A	N/A	N/A	1	0.0	%(23)
				Preferred stock	N/A	N/A	N/A	1	0.0	%(23)
				LP units	N/A	N/A	N/A	-	0.0	%(23)
Bottomline Technologies, Inc.	325 Corporate Dr	Portsmouth, NH 03801	Software	One stop#	SF + 5.25% (i)	10.61%	05/2029	13,023	-
				One stop#	SF + 5.75% (i)	11.11%	05/2029	490	-
				One stop(6)	SF + 5.00%	N/A(7)	05/2028	(9)	-
BradyIFS Holdings, LLC	7055 S Lindell Rd	Las Vegas, NV 89118	Commercial Services and Supplies	One stop#	SF + 6.00% (j)	11.38%	10/2029	4,370	-
				One stop	SF + 6.00% (j)	11.37%	10/2029	111	-
				One stop(6)	SF + 6.00%	N/A(7)	10/2029	(1)	-
bswift, LLC	10 S Riverside Plz	Chicago, IL 60606	Professional Services	One stop#	SF + 6.38% (j)	11.78%	11/2028	2,654	-
Bullhorn, Inc.	100 Summer St 17th Floor	Boston, MA 02210	Software	One stop~^	SF + 5.50% (i)	10.96%	09/2026	13,102	-
				One stop#~	SF + 5.50% (i)	10.96%	09/2026	3,198	-
				One stop(9)(10)	SN + 5.75% (g)	10.94%	09/2026	2,419	-
				One stop^	SF + 5.50% (i)	10.96%	09/2026	1,437	-
				One stop#(9)(10)	E + 5.50% (b)	9.34%	09/2026	948	-
				One stop#	SF + 5.50% (i)	10.96%	09/2026	644	-
				One stop#	SF + 5.50% (i)	10.96%	09/2026	513	-
				One stop(6)	SF + 5.50%	N/A(7)	09/2026	-	-
Burning Glass Intermediate Holdings Company, Inc.	66 Long Wharf 2nd Floor	Boston, MA 02110	Software	One stop~	SF + 5.00% (i)	10.46%	06/2028	3,758	-
				One stop	SF + 5.00% (i)	10.46%	06/2026	21	-

Name of Portfolio				Type of	Spread Above			Fair Value (Dollars in	Percentage
Company	Address		Industry	Investment (1)	Index (2)	Interest Rate(3)	Maturity	Thousands) (4)	of Class Held (5)
Bynder BidCo, Inc.& Bynder BidCo B.V.	Max Euweplein 46	1017 Amsterdam Netherlands	Software	One stop#(9)(15)	SF + 7.25% (j)	12.63%	01/2029	2,895	-
				One stop#(9)(15)	SF + 7.25% (j)	12.63%	01/2029	766	-
				One stop(9)(15)	SF + 7.25%	N/A(7)	01/2029	-	-
				One stop(6)(9)(15)	SF + 7.25%	N/A(7)	01/2029	-	-
Caerus Midco 3 S.A.R.L.	5 Howick Pl	London SW1P 1WG	Pharmaceuticals	One stop#(9)(14)	SF + 5.50% (j)	10.85%	05/2029	12,292	-
				One stop#(9)(14)	SF + 5.75% (j)	11.10%	05/2029	2,063	-
				One stop(9)(14)	SF + 5.75% (k)	11.21%	05/2029	817	-
				One stop(9)(14)	SF + 5.75% (i)	11.11%	05/2029	204	-
				One stop(9)(14)	SF + 5.75% (k)	11.21%	05/2029	130	-
Calabrio, Inc.	241 N 5th Ave Suite 1200	Minneapolis, MN 55401	Software	One stop#+	SF + 7.13% (i)	12.48%	04/2027	21,174	-
				One stop	SF + 7.13% (i)	12.48%	04/2027	135	-
				One stop#	SF + 7.13%	N/A(7)	04/2027	-	-
				LP Interest	N/A	N/A	N/A	295	0.0	%(23)
				LP Interest	N/A	N/A	N/A	-	0.0	%(23)
Camelia Bidco Limited	Southbank Central 30 Stamford St 8th Floor	London SE1 9LQ	Software	One stop#(9)(10)(11)	SN + 6.25% (g)	11.44%	08/2030	1,862	-
				One stop(9)(10)(11)	A + 6.25% (e)	10.57%	08/2030	123	-
				One stop(6)(9)(10)(11)	SN + 6.25%	N/A(7)	08/2030	(12)	-
Captive Resources Midco, LLC	1100 N Arlington Heights Rd	Itasca, IL 60143	Insurance	One stop#(21)	SF + 5.25% (i)	5.31% cash/5.80% PIK	07/2029	5,028	-
				One stop(6)	SF + 5.25%	N/A(7)	07/2028	-	-
Cavender Stores L.P.	7820 S Broadway Ave	Tyler, TX 75703	Specialty Retail	Senior secured#	SF + 5.00% (j)	10.35%	10/2029	495	-
CCSL Holdings, LLC	2090 Commerce Dr	McKinney, TX 75069	Healthcare Equipment and Supplies	One stop~(9)	SF + 6.00% (i)	11.36%	12/2028	6,023	-
				One stop#(9)	SF + 6.00% (i)	11.36%	12/2028	1,626	-
				One stop#(9)(10)	SN + 6.00% (g)	11.19%	12/2028	984	-
				One stop(9)	SF + 6.00% (i)	11.36%	12/2028	209	-
				One stop(6)(9)	SF + 6.00%	N/A(7)	12/2028	-	-
				One stop(6)(9)	SF + 6.00%	N/A(7)	12/2028	-	-
				LP Interest(9)	N/A	N/A	N/A	137	0.0	%(23)
Celerion Buyer, Inc.	621 Rose St	Lincoln , NE 68502	Life Sciences Tools & Services	One stop~	SF + 6.50% (k)	11.93%	11/2029	8,505	-
				One stop(6)	SF + 6.50%	N/A(7)	11/2028	-	-
				One stop(6)	SF + 6.50%	N/A(7)	11/2029	-	-
				LP units	N/A	N/A	N/A	372	0.1%
				LP units	N/A	N/A	N/A	131	0.0	%(23)
Certus Pest, Inc.	5955 T G Lee Blvd	Orlando FL, 32822	Diversified Consumer Services	One stop~	SF + 7.50% (j)	13.00%	02/2026	609	-
				One stop~	SF + 7.50% (j)	13.00%	02/2026	584	-
				One stop	SF + 7.50% (j)	13.00%	02/2026	421	-
				One stop~	SF + 7.50% (j)	13.00%	02/2026	416	-
				One stop~	SF + 7.50% (j)	13.00%	02/2026	288	-
				One stop~	SF + 7.50% (j)	13.00%	02/2026	254	-
				One stop	SF + 7.50% (j)	13.00%	02/2026	248	-
				One stop~	SF + 7.50% (j)	13.00%	02/2026	146	-
				One stop	SF + 7.50% (j)	13.00%	02/2026	92	-
				One stop	SF + 7.50% (j)	13.00%	02/2026	50	-
				One stop	SF + 7.50% (j)	13.00%	02/2026	21	-
				One stop(6)	SF + 7.50%	N/A(7)	02/2026	(1)	-
CG Group Holdings, LLC	14108 S Western Ave	Gardena, CA 90249	Automobiles	One stop#~(21)	SF + 8.75% (j)	12.10% cash/2.00% PIK	07/2027	13,428	-
				One stop(21)	SF + 8.75% (i)	12.11% cash/2.00% PIK	07/2026	342	-
				LP units	N/A	N/A	N/A	220	0.0	%(23)

Name of Portfolio				Type of	Spread Above			Fair Value (Dollars in	Percentage
Company	Address		Industry	Investment (1)	Index (2)	Interest Rate(3)	Maturity	Thousands) (4)	of Class Held (5)
Channelside Acquisitona Co, Inc.	1208 E Kennedy Blvd Suite 132	Tampa, FL 33602	Road and Rail	One stop#	SF + 6.38% (i)	11.83%	07/2028	1,651	-
				One stop#	SF + 6.75% (i)	12.11%	07/2028	1,615	-
				One stop(6)	SF + 6.75%	N/A(7)	07/2026	-	-
				One stop(6)	SF + 6.75%	N/A(7)	07/2028	-	-
				One stop(6)	SF + 5.50%	N/A(7)	07/2028	-	-
Chase Industries, Inc.	10021 Commerce Park Dr	Cincinnati, OH 45246	Machinery	Senior secured(21)(22)	SF + 7.00% (j)	11.00% cash/1.50% PIK	05/2025	1,853	-
				Senior secured(21)(22)	SF + 7.00% (j)	11.00% cash/1.50% PIK	05/2025	321	-
				Senior secured(21)(22)	SF + 7.00% (j)	11.00% cash/1.50% PIK	05/2025	62	-
Chase Intermediate	200 Clarendon St	Boston, MA 02116	Containers and Packaging	One stop#~^	SF + 5.25% (i)(j)(k)	10.92%	10/2028	38,344	-
				One stop(6)	SF + 5.25%	N/A(7)	10/2028	(4)	-
				One stop(6)	SF + 5.50%	N/A(7)	10/2028	(18)	-
				LP units	N/A	N/A	N/A	185	0.0	%(23)
CHHJ Midco, LLC	4411 W Tampa Bay Blvd	Tampa, FL 33614	Diversified Consumer Services	Senior secured#	SF + 5.00% (i)	10.46%	01/2026	1,072	-
				Senior secured	SF + 5.00%	N/A(7)	01/2026	-	-
				LLC units	N/A	N/A	N/A	123	0.1%
CI (Quercus) Intermediate Holdings, LLC	550 Bedford Rd	Bedford Hills, NY 10507	Commercial Services and Supplies	One stop#~	SF + 5.25% (j)	10.75%	10/2028	7,743	-
				One stop	SF + 5.25% (i)	10.71%	10/2028	12	-
				LP Interest	N/A	N/A	N/A	280	0.0	%(23)
Citrin Cooperman Advisors LLC	50 Rockefeller Plaza	New York, NY 10020	Professional Services	One stop	SF + 5.75% (j)(k)	11.26%	10/2027	2,766	-
				One stop^	SF + 6.25% (k)	11.82%	10/2027	1,202	-
				One stop	SF + 6.25% (k)	11.78%	10/2027	273	-
				One stop#	SF + 5.25% (i)	10.68%	10/2027	189	-
				One stop(6)	SF + 5.25%	N/A(7)	10/2027	(13)	-
CivicPlus, LLC	302 S 4th St Suite 500	Manhattan, KS 66502	IT Services	One stop+(21)	SF + 6.50% (j)	9.54% cash/2.50% PIK	08/2027	2,674	-
				One stop#(21)	SF + 6.50% (j)	9.54% cash/2.50% PIK	08/2027	1,587	-
				One stop#(21)	SF + 6.50% (j)	9.54% cash/2.50% PIK	08/2027	1,254	-
				One stop(21)	SF + 11.75% (k)	17.00% PIK	06/2034	249	-
				One stop	SF + 6.00% (i)	11.46%	08/2027	26	-
Cloudbees, Inc.	289 S San Antonio Rd Suite 200	Los Altos, CA 94022	Software	Preferred stock	N/A	N/A	N/A	357	0.0	%(23)
				Warrant	N/A	N/A	N/A	214	0.0	%(23)
				Preferred stock	N/A	N/A	N/A	148	0.0	%(23)
CMI Parent Inc.	15 Thornton Rd	Oakland, NJ 07436	Healthcare Equipment and Supplies	Senior secured~+	SF + 4.75% (i)	10.21%	08/2025	13,755	-
				Senior secured+	SF + 4.75% (i)	10.21%	08/2025	6,521	-
				Senior secured#	SF + 4.75% (i)	10.21%	08/2025	6,117	-
				Senior secured(6)	SF + 4.75%	N/A(7)	08/2025	-	-
				Common stock	N/A	N/A	N/A	507	0.1%
				Common stock	N/A	N/A	N/A	401	0.1%
Cobalt Buyer Sub, Inc.	123 Frost St Suite 115	Westbury, NY 11590	Pharmaceuticals	One stop^	SF + 6.00% (i)	11.47%	10/2028	4,368	-
				One stop	SF + 6.00% (i)	11.47%	10/2028	1,465	-
				One stop#	SF + 6.00% (i)	11.47%	10/2028	1,113	-
				One stop	SF + 6.00% (i)	11.47%	10/2027	37	-
				Preferred stock(20)	SF + 10.00% (j)	15.35% Non-Cash	N/A	4,492	0.7%
				Preferred stock	N/A	N/A	N/A	59	0.0	%(23)
				Common stock	N/A	N/A	N/A	-	0.0	%(23)
Cobepa BlueSky Aggregator, SCSp	2300 Englert Dr	Durham, NC 27713	Biotechnology	LP Interest	N/A	N/A	N/A	221	0.0	%(23)
				LP units	N/A	N/A	N/A	7	0.1%

Name of Portfolio				Type of	Spread Above			Fair Value (Dollars in	Percentage
Company	Address		Industry	Investment (1)	Index (2)	Interest Rate(3)	Maturity	Thousands) (4)	of Class Held (5)
Coding Solutions Acquisition, Inc.	6509 Windcrest Dr Suite 165	Plano, TX 75024	Health Care Technology	One stop#	SF + 5.50% (i)	11.11%	05/2028	2,663	-
				One stop	SF + 5.75% (i)	11.11%	05/2028	807	-
				One stop#	SF + 6.00% (i)	11.36%	05/2028	109	-
				One stop	SF + 5.50% (i)	11.11%	05/2028	24	-
				One stop(6)	SF + 5.75%	N/A(7)	05/2028	-	-
Color Intermediate, LLC	3055 Lebanon Pike Suite 1000	Nashville, TN 37214	Health Care Technology	One stop#	SF + 5.50% (j)	10.95%	10/2029	6,062	-
Community Brands Parentco LLC	9620 Executive Center Dr N Suite 200	St. Petersburg, FL 33702	Software	One stop#	SF + 5.50% (i)	10.96%	02/2028	2,485	-
				One stop(6)	SF + 5.50%	N/A(7)	02/2028	(1)	-
				One stop(6)	SF + 5.50%	N/A(7)	02/2028	(7)	-
Community Care Partners, LLC	91302 Coburg Industrial Way Suite 122	Coburg, OR 97408	Healthcare Providers and Services	One stop#	SF + 6.00% (i)	11.47%	06/2026	1,125	-
				One stop(6)	SF + 6.00%	N/A(7)	06/2026	-	-
Connexin Software, Inc.	602 W Office Center Dr Suite 350	Fort Washington, PA 19034	Health Care Technology	One stop#+	SF + 8.50% (j)	13.85%	02/2024	1,586	-
				One stop	SF + 8.50% (j)	13.85%	02/2024	10	-
Connexin Software, Inc.	602 W Office Center Dr Suite 350	Fort Washington, PA 19034	Health Care Technology	LLC interest	N/A	N/A	N/A	31	0.0	%(23)
Consilio Midco Limited	400 Armand-Frappier Blvd Suite 2020	Laval QC H7V 4B4	Specialty Retail	One stop#(9)(10)(11)	E + 6.25% (c)	10.19%	05/2028	28,573	-
				One stop^(9)(11)	SF + 5.75% (j)	11.25%	05/2028	5,798	-
				One stop#(9)(11)	SF + 5.75% (j)	11.25%	05/2028	4,371	-
				One stop~(9)(11)	SF + 5.75% (j)	11.25%	05/2028	818	-
				One stop~(9)(11)	SF + 5.75% (j)	11.25%	05/2028	544	-
				One stop(9)(10)(11)	E + 6.25% (c)	10.19%	05/2028	429	-
				One stop~(9)(11)	SF + 5.75% (j)	11.25%	05/2028	278	-
				One stop(9)(10)(11)	E + 6.25% (c)	10.19%	05/2028	189	-
				One stop(9)(10)(11)	E + 6.25% (c)	10.19%	05/2028	112	-
				One stop(9)(10)(11)	E + 6.25% (c)	10.19%	05/2028	109	-
				One stop(9)(10)(11)	E + 6.25% (c)	10.19%	05/2028	98	-
				One stop(9)(11)	SF + 5.75% (j)	11.25%	05/2028	44	-
				One stop(9)(10)(11)	E + 6.25% (c)	10.19%	05/2028	35	-
				One stop(9)(10)(11)	E + 6.25% (c)	10.19%	05/2028	25	-
				One stop(9)(11)	SF + 5.75% (j)	11.25%	05/2028	12	-
COP CollisionRight Holdings, Inc.	6500 Glenway Ave	Cincinnati, OH 45221	Auto Components	One stop#~^	SF + 5.00% (j)	10.50%	04/2028	10,330	-
				One stop	SF + 5.00% (j)	10.50%	04/2028	51	-
COP Hometown Acquisitions, Inc.	11331 E 58th St	Tulsa, OK 74146	Diversified Consumer Services	Senior secured#	SF + 5.25% (j)	10.79%	07/2027	940	-
				Senior secured	P + 4.50% (a)(j)	12.21%	07/2027	924	-
				Senior secured#	SF + 5.50% (j)	10.97%	07/2027	907	-
				Senior secured	SF + 5.50% (a)(j)	11.62%	07/2027	806	-
				Senior secured#	SF + 5.25% (j)	10.79%	07/2027	708	-
				Senior secured#	SF + 5.25% (j)	10.79%	07/2027	689	-
				Senior secured#	SF + 5.25% (j)	10.78%	07/2027	567	-
				Senior secured#	SF + 5.25% (j)	10.79%	07/2027	452	-
				Senior secured#	SF + 5.25% (j)	10.78%	07/2027	319	-
				Senior secured(6)	SF + 5.25%	N/A(7)	07/2027	(2)	-
Coupa Holdings, LLC	1855 S Grant St Suite 100	San Mateo, CA 94402	Software	One stop#	SF + 7.50% (i)	12.86%	02/2030	9,043	-
				One stop(6)	SF + 7.50%	N/A(7)	02/2029	(1)	-
				One stop(6)	SF + 7.50%	N/A(7)	02/2030	(8)	-
Covercraft Parent III, Inc.	100 Enterprise Blvd	Pauls Valley, OK 73075	Auto Components	Senior secured^	SF + 4.50% (k)	10.10%	08/2027	1,969	-
				Senior secured	SF + 4.50% (j)	10.00%	08/2027	398	-
				Senior secured	SF + 4.50% (j)	10.03%	08/2027	9	-
Crewline Buyer, Inc.	188 Spear St Suite 1000	San Francisco, CA 94105	Software	One stop#	SF + 6.75% (j)	12.10%	11/2030	4,888	-
				One stop(6)	SF + 6.75%	N/A(7)	11/2030	(1)	-

Name of Portfolio				Type of	Spread Above			Fair Value (Dollars in	Percentage
Company	Address		Industry	Investment (1)	Index (2)	Interest Rate(3)	Maturity	Thousands) (4)	of Class Held (5)
CRH Healthcare Purchaser, Inc.	2675 Paces Ferry Rd SE Suite 200	Atlanta, GA 30339	Healthcare Providers and Services	Senior secured#	SF + 6.25% (j)	11.75%	06/2025	3,926	-
				Senior secured~	SF + 6.25% (j)	11.75%	06/2025	1,652	-
				Senior secured~	SF + 6.25% (j)	11.75%	06/2025	1,236	-
				Senior secured#	SF + 6.25% (j)	11.75%	06/2025	837	-
				Senior secured	SF + 6.25% (j)	11.75%	06/2025	50	-
				LP Interest	N/A	N/A	N/A	120	0.1%
Critical Start, Inc.	6100 Tennyson Pkwy Suite 200	Plano, TX 75024	IT Services	One stop#(21)	SF + 6.75% (j)	8.54% cash/3.63% PIK	05/2028	1,719	-
				One stop#(21)	SF + 6.75% (j)	8.54% cash/3.63% PIK	05/2028	799	-
				One stop	SF + 6.25% (h)	11.57%	05/2028	26	-
				Common stock	N/A	N/A	N/A	134	0.0	%(23)
Crow River Buyer, Inc.	20855 Kensington Blvd	Lakeville, MN 55044	Health Care Technology	One stop#	SF + 7.75% (j)	13.13%	01/2029	2,466	-
				One stop(6)	SF + 7.75%	N/A(7)	01/2029	-	-
CST Holding Company	531 Axminister Dr	Fenton, MO 63026	Electronic Equipment, Instruments and Components	One stop#	SF + 6.50% (i)	11.96%	11/2028	9,851	-
				One stop	SF + 6.50% (i)	11.96%	11/2028	5	-
Cynet Security Ltd.	2 Nim Blvd 9th Floor	Rishon Lezion 7546354 Israel	Software	Preferred stock(9)(16)	N/A	N/A	N/A	324	0.1%
Datix Bidco Limited	11 Worple Rd Swan Ct	London SW19 4JS	Healthcare Providers and Services	Second lien(9)(10)(11)	SN + 7.75% (g)	12.94%	04/2026	8,523	-
				Second lien(9)(11)	SF + 7.75% (k)	13.19%	04/2026	58	-
				Senior secured(9)(10)(11)	SN + 4.50% (g)	9.69%	04/2025	24,019	-
				Senior secured(9)(10)(11)	SN + 4.50% (g)	9.69%	04/2025	4,449	-
				Senior secured(9)(11)	SF + 4.50% (k)	9.94%	04/2025	183	-
				Senior secured(9)(11)	SF + 4.50% (k)	9.94%	09/2024	37	-
Davidson Hotel Company, LLC	One Ravinia Dr Suite 1600	Atlanta, GA 30346	Hotels, Restaurants and Leisure	One stop^	SF + 5.25% (i)	10.71%	07/2025	1,349	-
				One stop	SF + 5.25% (i)	10.71%	07/2025	330	-
				One stop	SF + 5.25%	N/A(7)	07/2025	-	-
Daxko Acquisition Corporation	600 University Park Pl Suite 500	Birmingham, AL 35209	Software	One stop~+	SF + 5.50% (i)	10.96%	10/2028	12,029	-
				One stop^	SF + 5.50% (i)	10.96%	10/2028	1,014	-
				One stop	SF + 5.50% (i)	10.96%	10/2028	47	-
				One stop	P + 4.50% (a)	13.00%	10/2027	7	-
Delinea Inc.	3300 Tannery Way	Santa Clara, CA 95054	IT Services	One stop+	SF + 5.75% (j)	11.25%	03/2028	6,415	-
				One stop+	SF + 5.75% (j)	11.25%	03/2028	3,764	-
				One stop(6)	SF + 5.75%	N/A(7)	03/2027	-	-
Denali Bidco Limited	53 rue de Châteaudun	75009 Paris France	Software	One stop#(9)(10)(11)	SN + 6.00% (g)	11.19%	08/2030	4,398	-
				One stop#(9)(10)(11)	E + 6.00% (b)	9.84%	08/2030	1,105	-
				One stop(6)(9)(10)(11)	SN + 6.00%	N/A(7)	08/2030	(15)	-
				LP Interest(9)(11)	N/A	N/A	N/A	207	0.0	%(23)

Name of Portfolio				Type of	Spread Above			Fair Value (Dollars in	Percentage
Company	Address		Industry	Investment (1)	Index (2)	Interest Rate(3)	Maturity	Thousands) (4)	of Class Held (5)
Denali Midco 2, LLC	960 W Behrend Dr	Phoenix, AZ 85027	Automobiles	One stop#^	SF + 6.25% (i)	11.71%	12/2027	9,828	-
				One stop^	SF + 6.25% (i)	11.71%	12/2027	2,941	-
				One stop~	SF + 6.25% (i)	11.71%	12/2027	2,646	-
				One stop#	SF + 6.25% (i)	11.71%	12/2027	1,787	-
				One stop#	SF + 6.25% (i)	11.71%	12/2027	1,698	-
				One stop#	SF + 6.25% (i)	11.71%	12/2027	1,482	-
				One stop#	SF + 6.25% (i)	11.71%	12/2027	1,221	-
				One stop#	SF + 6.25% (i)	11.71%	12/2027	1,185	-
				One stop#	SF + 6.25% (i)	11.71%	12/2027	1,185	-
				One stop#	SF + 6.25% (i)	11.71%	12/2027	978	-
				One stop#	SF + 6.50% (i)	11.96%	12/2027	555	-
				One stop	SF + 6.50% (i)	11.96%	12/2027	150	-
				One stop	SF + 6.50% (i)	11.96%	12/2027	127	-
				One stop	SF + 6.50% (i)	11.96%	12/2027	74	-
				One stop	SF + 6.50% (i)	11.96%	12/2027	37	-
				One stop	SF + 5.75% (i)	11.21%	12/2027	10	-
				One stop(6)	SF + 6.25%	N/A(7)	12/2027	-	-
				One stop(6)	SF + 6.50%	N/A(7)	12/2027	-	-
Diligent Corporation	1385 Broadway 19th Floor	New York, NY 10018	Software	One stop~^+	SF + 6.25% (j)	11.78%	08/2025	27,140	-
				One stop+	SF + 5.75% (j)	11.28%	08/2025	2,288	-
				One stop#	SF + 6.25% (j)	11.78%	08/2025	673	-
				One stop	SF + 6.25% (i)(j)	11.76%	08/2025	471	-
				One stop#	SF + 6.25% (j)	11.78%	08/2025	424	-
				Preferred stock(20)	N/A	10.50% Non-Cash	N/A	8,061	0.2%
DISA Holdings Corp.	10900 Corporate Centre Dr Suite 250	Houston, TX 77041	Professional Services	One stop	SF + 5.50% (i)	10.84%	09/2028	106	-
				Senior secured#	SF + 5.50% (i)	10.84%	09/2028	1,814	-
				Senior secured	SF + 5.50% (i)	10.84%	09/2028	130	-
				Senior secured	SF + 5.50% (i)	10.85%	09/2028	9	-
				Subordinated debt(21)	SF + 10.00% (i)	13.36% cash/2.00% PIK	03/2029	51	-
Disco Parent, Inc.	1807 W Jones St	Bolivar, MO 65613	Insurance	One stop#	SF + 7.50% (j)	12.89%	03/2029	2,177	-
				One stop(6)	SF + 7.50%	N/A(7)	03/2029	-	-
Dollfus Mieg Company, Inc.	13 Rue de Pfastatt	68200 Mulhouse France	Textiles, Apparel and Luxury Goods	One stop#(9)(11)	SF + 6.00% (k)	11.47%	03/2028	374	-
				One stop#(9)(11)	SF + 6.00% (k)	11.47%	03/2028	186	-
				One stop#(9)(11)	SF + 6.00% (k)	11.47%	03/2028	164	-
				One stop(6)(9)(10)(11)	E + 6.00%	N/A(7)	03/2028	-	-
Doxa Insurance Holdings LLC	6920 Pointe Inverness Way Suite 140	Fort Wayne, IN 46804	Insurance	One stop#	SF + 5.50% (j)	10.87%	12/2030	1,498	-
				One stop(6)	SF + 5.50%	N/A(7)	12/2029	(1)	-
				One stop(6)	SF + 5.50%	N/A(7)	12/2030	(14)	-
DP Flores Holdings, LLC	1218 S Church St	Charlotte, NC 28203	Diversified Consumer Services	One stop#	SF + 6.25% (j)	11.60%	09/2028	1,307	-
				One stop	SF + 6.25% (j)	11.60%	09/2028	203	-
				One stop(6)	SF + 6.25%	N/A(7)	09/2028	-	-
				One stop(6)	SF + 6.25%	N/A(7)	09/2028	-	-
				LLC units	N/A	N/A	N/A	45	0.0	%(23)
Dragon UK Bidco Limited	Axys House Parc Nantgarw	Cardiff Wales CF15 7TW	Software	One stop#(9)(10)(11)	SN + 5.75% (g)	10.94%	02/2029	6,963	-
				One stop(9)(10)(11)	C + 5.75% (f)	11.19%	02/2029	4,168	-
				One stop(6)(9)(10)(11)	SN + 5.75%	N/A(7)	02/2029	(51)	-
Dwyer Instruments, Inc.	102 Indiana Hwy Suite 212	Michigan City, IN 46360	Industrial Conglomerates	One stop#	SF + 5.75% (j)	11.20%	07/2027	1,959	-
				One stop	SF + 5.75% (i)(j)	11.20%	07/2027	497	-
				One stop#	SF + 5.75% (k)	11.09%	07/2027	239	-
				One stop(6)	SF + 5.75%	N/A(7)	07/2027	(1)	-
				One stop(6)	SF + 5.75%	N/A(7)	07/2027	(3)	-
EGD Security Systems, LLC	550 Assembly St 5th Floor	Columbia, SC 29201	Commercial Services and Supplies	Common stock	N/A	N/A	N/A	4,474	0.5%
Eliassen Group, LLC	55 Walkers Brook Dr 6th Floor	Reading, MA 01867	Professional Services	One stop#	SF + 5.50% (j)	10.85%	04/2028	731	-
				One stop	SF + 5.50% (j)	10.87%	04/2028	133	-
Elite Dental Partners LLC	141 W Jackson Blvd Suite 210	Chicago, IL 60604	Healthcare Providers and Services	One stop(8)(21)	SF + 5.25% (j)	10.70% PIK	09/2024	756	-
				One stop(8)(21)	SF + 12.00% (j)	17.45% PIK	09/2024	496	-
				One stop(21)	SF + 5.25% (j)	10.70% PIK	09/2024	220	-
				LLC interest	N/A	N/A	N/A	-	0.0	%(23)
				LLC interest	N/A	N/A	N/A	-	0.0	%(23)
				LLC units	N/A	N/A	N/A	-	0.0	%(23)

Name of Portfolio				Type of	Spread Above			Fair Value (Dollars in	Percentage
Company	Address		Industry	Investment (1)	Index (2)	Interest Rate(3)	Maturity	Thousands) (4)	of Class Held (5)
Emerge Intermediate, Inc.	430 Mountain Ave #302	New Providence, NJ 07974	Healthcare Providers and Services	One stop#(21)	SF + 6.50% (j)	11.50% cash/0.50% PIK	05/2024	2,302	-
				One stop#(21)	SF + 6.50% (j)	11.50% cash/0.50% PIK	05/2024	218	-
				One stop(21)	SF + 6.50% (j)	11.50% cash/0.50% PIK	05/2024	67	-
				LLC units	N/A	N/A	N/A	120	0.1%
				LLC units	N/A	N/A	N/A	16	0.0	%(23)
				LLC units	N/A	N/A	N/A	-	0.0	%(23)
EMS LINQ, LLC	2528 Independence Blvd	Wilmington, NC 28412	Diversified Consumer Services	One stop#+	SF + 6.25% (i)	11.71%	12/2027	4,159	-
				One stop(6)	SF + 6.25%	N/A(7)	12/2027	(3)	-
				LP Interest	N/A	N/A	N/A	188	0.0	%(23)
Enboarder, Inc.	728 Northwestern Ave Building B	Austin, TX 78702	Professional Services	Preferred stock(9)(12)	N/A	N/A	N/A	280	0.2%
Encore Holdings, LLC	70 Bacon St	Pawtucket, RI 02860	Commercial Services and Supplies	One stop	SF + 5.00% (j)	10.45%	11/2028	185	-
				One stop#	SF + 5.00% (j)	10.45%	11/2028	81	-
Encorevet Group LLC	5 Mountain Ledge Drive	Gansevoort, NY 12831	Healthcare Providers and Services	One stop(21)	SF + 6.75% (j)	12.29%	02/2027	14,098	-
				One stop(21)	SF + 6.75% (j)	12.29%	02/2027	7,256	-
				One stop~(21)	SF + 6.75% (j)	12.29%	02/2027	3,826	-
				One stop(21)	SF + 6.75% (j)	12.29%	02/2027	1,908	-
				One stop~(21)	SF + 6.75% (j)	12.29%	02/2027	1,717	-
				One stop~(21)	SF + 6.75% (j)	12.29%	02/2027	1,069	-
				One stop(21)	SF + 6.75% (j)	12.29%	02/2027	888	-
				One stop(21)	SF + 6.75% (j)	12.29%	02/2027	632	-
				One stop(21)	SF + 6.75% (j)	12.29%	02/2027	605	-
				One stop(21)	SF + 6.75% (j)	12.29%	02/2027	548	-
				One stop(21)	SF + 6.75% (j)	12.29%	02/2027	377	-
				One stop(21)	SF + 6.75% (j)	12.29%	02/2027	235	-
				One stop(21)	SF + 6.75% (j)	12.29%	02/2027	153	-
				One stop(21)	SF + 6.75% (j)	12.29%	02/2027	115	-
				One stop(21)	SF + 6.75% (j)	12.26%	02/2027	45	-
				One stop(6)	SF + 8.75%	N/A(7)	02/2027	(1)	-
				Common stock	N/A	N/A	N/A	5	0.1%
				LLC units	N/A	N/A	N/A	2	0.1%
Entomo Brands Acquisitions, Inc.	PO Box 30669	Charleston, SC 29417	Diversified Consumer Services	Senior secured#	SF + 5.50% (j)	11.00%	07/2029	1,565	-
				Senior secured	SF + 5.50% (i)	10.94%	07/2029	130	-
				Senior secured(6)	SF + 5.50%	N/A(7)	07/2029	-	-
Envernus, Inc.	2901 Vía Fortuna Suite 200	Austin, TX 78746	Oil, Gas and Consumable Fuels	One stop#	SF + 5.50% (i)	10.86%	12/2029	4,644	-
				One stop(6)	SF + 5.50%	N/A(7)	12/2029	(1)	-
				One stop(6)	SF + 5.50%	N/A(7)	12/2029	(2)	-
EOS Fitness Opco Holdings, LLC	1 E Washington St Suite 250	Phoenix, AZ 85004	Hotels, Restaurants and Leisure	One stop#	SF + 5.25% (j)	10.75%	01/2027	1,844	-
				One stop#	SF + 5.25% (j)	10.75%	01/2027	354	-
				One stop	SF + 5.25% (j)	10.75%	01/2027	193	-
				One stop#	SF + 5.75% (j)	11.10%	01/2027	149	-
				One stop	SF + 5.75% (j)	11.10%	01/2027	77	-
				One stop(6)	SF + 5.25%	N/A(7)	01/2027	(1)	-
ERC Topco Holdings, LLC	7351 E Lowry Blvd Suite 200	Denver, CO 80230	Healthcare Providers and Services	One stop#^(21)	SF + 6.25% (j)	8.61% cash/3.25% PIK	11/2028	13,571	-
				One stop#^(21)	SF + 6.25% (j)	11.86% PIK	11/2028	109	-
				One stop(21)	SF + 6.25% (j)	8.67% cash/3.25% PIK	11/2027	37	-
				One stop(21)	SF + 6.25% (j)	11.60% PIK	11/2028	-	-
ESN Venture Holdings, LLC	909 W Stacy Rd	Allen, TX 75013	Hotels, Restaurants and Leisure	One stop#^	SF + 6.50% (j)	11.85%	10/2028	1,834	-
				One stop	SF + 6.50% (j)(k)	11.87%	10/2028	278	-
				One stop	SF + 6.50% (j)	11.86%	10/2028	32	-
				One stop(6)	SF + 6.50%	N/A(7)	10/2028	-	-

Name of Portfolio				Type of	Spread Above			Fair Value (Dollars in	Percentage
Company	Address		Industry	Investment (1)	Index (2)	Interest Rate(3)	Maturity	Thousands) (4)	of Class Held (5)
ESO Solution, Inc.	11500 Alterra Pkwy Suite 100	Austin, TX 78758	Health Care Technology	One stop#+	SF + 7.00% (i)	12.36%	05/2027	3,811	-
				One stop	SF + 7.00% (i)	12.36%	03/2027	43	-
Essential Services Holdings Corporation	3416 Robards Ct	Louisville, KY 40218	Industrial Conglomerates	One stop#^	SF + 5.75% (j)	11.29%	11/2026	21,468	-
				One stop	SF + 5.75% (j)	11.28%	11/2025	39	-
Evergreen IX Borrower 2023, LLC	10900 Stonelake Blvd Suite 350	Austin, TX 78759	Software	One stop#	SF + 6.00% (j)	11.35%	09/2030	439	-
				One stop(6)	SF + 6.00%	N/A(7)	10/2029	(1)	-
EWC Growth Partners LLC	5830 Granite Pkwy Suite 300	Plano, TX 75024	Diversified Consumer Services	One stop^	SF + 6.00% (j)	11.50%	03/2026	1,078	-
				One stop	SF + 6.00% (j)	11.52%	03/2026	102	-
				One stop#	SF + 6.00% (j)	11.50%	03/2026	62	-
				One stop	SF + 6.00% (j)	11.50%	03/2026	14	-
				LLC interest	N/A	N/A	N/A	4	0.0	%(23)
Excelitas Technologies Corp.	200 West St 4th Floor E	Waltham, MA 02451	Industrial Conglomerates	One stop#	SF + 5.75% (j)	11.23%	08/2029	3,646	-
				One stop#(9)(10)	E + 5.75% (c)	9.75%	08/2029	623	-
				One stop	SF + 5.75% (j)	11.22%	08/2029	321	-
				One stop	SF + 5.75% (a)(j)	11.29%	08/2028	134	-
Filevine, Inc.	244 W 300 S	Salt Lake City, UT 84601	Professional Services	One stop#(21)	SF + 6.50% (j)(k)	9.71% cash/2.50% PIK	04/2027	2,678	-
				One stop	SF + 6.50%	N/A(7)	04/2027	-	-
				Preferred stock	N/A	N/A	N/A	1,143	0.1%
				Warrant	N/A	N/A	N/A	127	0.0	%(23)
				Warrant	N/A	N/A	N/A	65	0.0	%(23)
Financial Information Technologies, LLC	3109 W Dr Martin Luther King Jr Bvld Suite 200	Tampa, FL 33607	Beverages	One stop#	SF + 6.50% (j)	11.85%	06/2030	12,631	-
				One stop(21)	N/A	14.00% PIK	06/2031	6,198	-
				One stop#	SF + 5.50% (j)	10.85%	06/2030	934	-
				One stop(6)	SF + 6.50%	N/A(7)	06/2030	-	-
				One stop(6)	SF + 5.50%	N/A(7)	06/2030	(15)	-
Finastra USA, Inc.	4 Kingdom St	Paddington London W2 6BD	Diversified Financial Services	One stop#	SF + 7.25% (k)	12.71%	09/2029	441	-
				One stop	SF + 7.25% (i)	12.61%	09/2029	12	-
FirstUp, Inc.	123 Mission St 25th Floor	San Francisco, CA 94105	Software	One stop+(21)	SF + 7.50% (j)	8.60% cash/4.25% PIK	07/2027	3,469	-
				One stop#(21)	SF + 7.50% (j)	8.60% cash/4.25% PIK	07/2027	336	-
				One stop(6)	SF + 7.50%	N/A(7)	07/2027	-	-
				Common stock	N/A	N/A	N/A	119	0.0	%(23)
Flash Topco, Inc.	480 Pleasant St Suite B200	Watertown, MA 02472	Diversified Financial Services	One stop^	SF + 5.75% (k)	11.44%	10/2028	7,154	-
				One stop	SF + 6.50% (k)	11.94%	10/2028	42	-
				One stop	SF + 6.50% (k)	11.94%	12/2024	25	-
Flavor Producers, LLC	8521 Fallbrook Ave Suite 380	West Hills, CA 91304	Food Products	Senior secured#(21)	SF + 6.50% (a)(j)	10.20% cash/1.75% PIK	12/2024	424	-
				Senior secured(6)	SF + 6.50%	N/A(7)	09/2024	(1)	-
Fortis Solutions Group, LLC	2505 Hawkeye Ct	Virginia Beach, VA 23452	Containers and Packaging	One stop#~^	SF + 5.50% (j)	10.95%	10/2028	15,265	-
				One stop	SF + 5.50% (j)	10.95%	10/2028	43	-
				One stop	SF + 5.50% (j)	10.95%	10/2027	8	-
				One stop	SF + 5.50% (j)	10.96%	10/2028	1	-
FPG Intermediate Holdco, LLC	4901 Vineland Rd Suite 300	Orlando, FL 32811	Diversified Consumer Services	One stop	SF + 6.00% (j)	11.54%	03/2027	6,905	-
				One stop^	SF + 6.00% (j)	11.54%	03/2027	5,917	-
				One stop	SF + 6.00% (j)	11.53%	03/2027	60	-
				One stop(6)	SF + 6.50%	N/A(7)	03/2027	-	-
Freddy's Frozen Custard LLC	260 N Rock Rd Suite 200	Wichita, KS 67206	Hotels, Restaurants and Leisure	LP Interest	N/A	N/A	N/A	148	0.0	%(23)
FSS Buyer LLC	1340 Ridgeview Dr	McHenry, IL 60050	Diversified Consumer Services	One stop^	SF + 5.75% (i)	11.21%	08/2028	2,303	-
				One stop	SF + 5.75%	N/A(7)	08/2027	-	-

Name of Portfolio				Type of	Spread Above			Fair Value (Dollars in	Percentage
Company	Address		Industry	Investment (1)	Index (2)	Interest Rate(3)	Maturity	Thousands) (4)	of Class Held (5)
FYI Optical Acquisitions, Inc. & FYI USA, Inc.	300 - 2424 4th St SW	Calgary AB T2S 2T4	Healthcare Providers and Services	One stop(9)(10)(13)	C + 5.75% (f)	11.33%	03/2027	3,451	-
				One stop(9)(10)(13)	C + 5.75% (f)	11.33%	03/2027	2,526	-
				One stop(9)(10)(13)	C + 5.75% (f)	11.33%	03/2027	2,350	-
				One stop#(9)(13)	SF + 5.75% (j)	11.28%	03/2027	1,035	-
				One stop#(9)(10)(13)	C + 5.75% (f)	11.33%	03/2027	728	-
				One stop#(9)(13)	SF + 5.75% (j)	11.28%	03/2027	460	-
				One stop(9)(10)(13)	C + 5.75% (f)	11.33%	03/2027	408	-
Gainsight, Inc.	350 Bay St Suite 100	San Francisco, CA 94133	Software	One stop+(21)	SF + 6.75% (j)	12.28% PIK	07/2027	4,901	-
				One stop(21)	SF + 6.75% (j)	12.28% PIK	07/2027	57	-
GFP Atlantic Holdco 2, LLC	9 Grand Ave Suite 2D	Toms River, NJ 08753	Hotels, Restaurants and Leisure	One stop#	SF + 6.00% (j)	11.62%	11/2027	912	-
				One stop(6)	SF + 6.00%	N/A(7)	11/2027	(41)	-
Go Car Wash Parent, Corp.	2200 E Williams Field Suite 200	Gilbert, AZ 85295	Automobiles	Preferred stock(20)	N/A	17.00% Non-Cash	N/A	2,714	1.0%
				Common stock	N/A	N/A	N/A	504	0.2%
Goldcup 31018 AB	Blekingegatan 1	371 57 Karlskrona Sweden	IT Services	One stop#(9)(10)(18)(21)	E + 6.50% (d)	10.43% PIK	07/2029	4,393	-
				One stop(9)(10)(18)(21)	E + 6.50% (d)	10.43% PIK	07/2029	407	-
				One stop(6)(9)(10)(18)	E + 6.25%	N/A(7)	01/2029	(1)	-
Groundworks LLC	1741 Corporate Landing Pkwy	Virginia Beach, VA 23454	Household Durables	One stop#	SF + 6.50% (j)	11.90%	03/2030	3,857	-
				One stop	SF + 6.50% (i)(j)	11.86%	03/2030	93	-
				One stop(6)	SF + 6.50%	N/A(7)	03/2029	-	-
GS Acquisitionco, Inc.	8529 Six Forks Rd	Raleigh, NC 27615	Software	One stop#~^+	SF + 5.50% (j)	11.00%	05/2026	39,492	-
				One stop	SF + 5.50%	N/A(7)	05/2026	-	-
				Preferred stock(20)	N/A	11.00% Non-Cash	N/A	10,825	0.3%
				Preferred stock(20)	N/A	11.00% Non-Cash	N/A	3,296	0.1%
				LP Interest	N/A	N/A	N/A	198	0.0	%(23)
				Preferred stock(20)	SF + 10.50% (j)	15.85% Non-Cash	N/A	52	0.0	%(23)
GTY Technology Holdings, Inc.	363 W Erie St 7th Floor	Chicago, IL 60654	Software	One stop#(21)	SF + 6.88% (j)	7.92% cash/4.30% PIK	07/2029	1,629	-
				One stop#(21)	SF + 6.88% (j)	7.95% cash/4.30% PIK	07/2029	1,064	-
				One stop(21)	SF + 6.88% (j)	7.92% cash/4.30% PIK	07/2029	195	-
				One stop	P + 5.25% (a)	13.75%	07/2029	9	-
				One stop(6)	SF + 7.13%	N/A(7)	07/2029	(9)	-
				LP units	N/A	N/A	N/A	36	0.0	%(23)
Harri US LLC	665 Broadway Suite 402	New York, NY 10012	Hotels, Restaurants and Leisure	One stop+(21)	SF + 10.00% (j)	11.54% cash/4.00% PIK	08/2026	369	-
				One stop(21)	SF + 10.00% (j)	11.54% cash/4.00% PIK	08/2026	250	-
				One stop(21)	SF + 10.00% (j)	11.54% cash/4.00% PIK	08/2026	243	-
				One stop	SF + 10.00%	N/A(7)	08/2026	-	-
				Preferred stock	N/A	N/A	N/A	332	0.1%
				LLC units	N/A	N/A	N/A	253	0.1%
				Preferred stock	N/A	N/A	N/A	213	0.1%
				Warrant	N/A	N/A	N/A	68	0.0	%(23)
Health Buyer, LLC	1901 W Braker Ln Suite 400	Austin, TX 78758	Hotels, Restaurants and Leisure	Senior secured#	SF + 5.25% (j)	10.75%	04/2029	1,324	-
				Senior secured#	SF + 5.50% (j)	10.85%	04/2029	612	-
				Senior secured	SF + 5.25%	N/A(7)	04/2028	-	-
				Senior secured(6)	SF + 5.50%	N/A(7)	04/2029	-	-

Name of Portfolio				Type of	Spread Above			Fair Value (Dollars in	Percentage
Company	Address		Industry	Investment (1)	Index (2)	Interest Rate(3)	Maturity	Thousands) (4)	of Class Held (5)
Heartland Veterinary Partners LLC	10 S LaSalle St Suite 2120	Chicago, IL 60603	Healthcare Providers and Services	Senior secured#	SF + 4.75% (i)	10.21%	12/2026	2,367	-
				Senior secured#	SF + 4.75% (i)	10.21%	12/2026	374	-
				Senior secured	SF + 4.75%	N/A(7)	12/2026	-	-
Higginbotham Insurance Agency, Inc.	500 W 13th St	Fort Worth, TX 76102	Diversified Financial Services	One stop	SF + 5.50% (i)	10.96%	11/2028	1,927	-
				One stop#	SF + 5.50% (i)	10.96%	11/2028	1,808	-
				One stop	SF + 5.50% (i)	10.96%	11/2028	949	-
High Bar Brands Operating, LLC	2701 18th St SW	Owatonna, MN 55060	Automobiles	Senior secured#	SF + 5.25% (k)	10.47%	12/2029	1,151	-
				Senior secured#	SF + 5.25% (k)	10.47%	12/2029	240	-
				Senior secured	SF + 5.25% (k)	10.47%	12/2029	2	-
				Senior secured(6)	SF + 5.25%	N/A(7)	12/2029	(5)	-
HS Spa Holdings, Inc.	1210 Northbrook Dr Suite 150	Trevose, PA 19053	Diversified Consumer Services	One stop#	SF + 5.75% (j)	11.12%	06/2029	3,915	-
				One stop	SF + 5.75% (i)	11.11%	06/2028	7	-
				Common stock	N/A	N/A	N/A	252	0.0	%(23)
HSI Halo Acquisition, Inc.	1450 Westec Dr	Eugene, OR 97402	Health Care Technology	One stop#	SF + 5.75% (j)	11.20%	08/2026	1,486	-
				One stop#	SF + 5.75% (j)	11.20%	08/2026	784	-
				One stop~	SF + 5.75% (j)	11.20%	08/2026	516	-
				One stop#	SF + 5.75% (j)	11.20%	08/2026	496	-
				One stop	SF + 5.75% (j)	11.20%	08/2026	360	-
				One stop	SF + 5.75% (j)	11.20%	08/2026	301	-
				One stop	SF + 5.75% (a)(k)	11.59%	09/2025	46	-
				Preferred stock(20)	N/A	10.00% Non-Cash	N/A	45	0.0	%(23)
				LP Interest	N/A	N/A	N/A	35	0.0	%(23)
Hyland Software, Inc.	28500 Clemens Rd	Westlake, OH 44145	Software	One stop#	SF + 6.00% (i)	11.36%	09/2030	42,010	-
				One stop(6)	SF + 6.00%	N/A(7)	09/2029	(1)	-
ICIMS, Inc.	101 Crawfords Corner Rd Suite 3-100	Holmdel, NJ 07733	Software	One stop#(21)	SF + 7.25% (j)	8.74% cash/3.88% PIK	08/2028	3,899	-
				One stop	SF + 6.75% (j)	12.10%	08/2028	24	-
				One stop(6)	SF + 7.25%	N/A(7)	08/2028	(16)	-
IG Investments Holdings, LLC	1224 Hammond Dr Suite 1500	Atlanta, GA 30346	Professional Services	One stop^	SF + 6.00% (j)	11.48%	09/2028	2,741	-
				One stop^	SF + 6.00% (j)	11.48%	09/2028	236	-
				One stop(6)	SF + 6.00%	N/A(7)	09/2027	-	-
Illumifin Corporation	11000 Prairie Lakes Dr Suite 600	Eden Prairie, MN 55344	Insurance	One stop#(21)	SF + 7.00% (j)	6.66% cash/6.00% PIK	09/2027	1,108	-
Impartner, Inc.	10619 S Jordan Gtwy Suite 130	South Jordan, UT 84095	Software	Preferred stock	N/A	N/A	N/A	86	0.0	%(23)
Imperial Optical Midco Inc.	112 E Washington St	Bloomington, IL 61701	Specialty Retail	One stop(21)	SF + 8.75% (j)	6.53% cash/7.75% PIK	05/2024	13,082	-
				One stop(21)	SF + 8.75% (j)	6.53% cash/7.75% PIK	05/2024	6,285	-
				One stop(21)	SF + 8.75% (j)	6.53% cash/7.75% PIK	05/2024	4,136	-
				One stop(21)	SF + 8.75% (j)	6.53% cash/7.75% PIK	05/2024	2,160	-
				One stop(21)	SF + 8.75% (j)	6.53% cash/7.75% PIK	05/2024	2,067	-
				One stop(21)	SF + 13.00% (j)	8.03% cash/10.50% PIK	05/2024	1,546	-
				One stop(21)	SF + 8.75% (j)	6.53% cash/7.75% PIK	05/2024	1,370	-
				One stop(21)	SF + 8.75% (j)	6.53% cash/7.75% PIK	05/2024	1,210	-
				One stop(21)	SF + 8.75% (j)	6.53% cash/7.75% PIK	05/2024	1,023	-
				One stop(21)	SF + 13.00% (j)	8.03% cash/10.50% PIK	05/2024	732	-
				One stop(21)	SF + 8.75% (j)	6.53% cash/7.75% PIK	05/2024	605	-
				One stop(21)	SF + 8.75% (j)	6.53% cash/7.75% PIK	05/2024	557	-
				One stop(21)	SF + 13.00% (i)	7.96% cash/10.50% PIK	05/2024	557	-
				One stop(21)	SF + 8.75% (j)	6.53% cash/7.75% PIK	05/2024	174	-
				One stop(21)	SF + 8.75% (j)	6.53% cash/7.75% PIK	05/2024	139	-
				One stop(21)	SF + 8.75% (j)	6.53% cash/7.75% PIK	05/2024	48	-
				Preferred stock	N/A	N/A	N/A	-	0.0	%(23)
				Preferred stock	N/A	N/A	N/A	-	0.0	%(23)
				Common stock	N/A	N/A	N/A	-	0.0	%(23)

Name of Portfolio				Type of	Spread Above			Fair Value (Dollars in	Percentage
Company	Address		Industry	Investment (1)	Index (2)	Interest Rate(3)	Maturity	Thousands) (4)	of Class Held (5)
Inhabit IQ Inc.	11121 Kingston Pike Suite E	Knoxville, TN 37934	Real Estate Management and Development	One stop#^	SF + 5.50% (i)	10.96%	07/2025	16,393	-
				One stop+	SF + 5.50% (i)	10.96%	07/2025	9,320	-
				One stop~	SF + 5.50% (i)	10.96%	07/2025	2,686	-
				One stop~	SF + 5.50% (i)	10.96%	07/2025	2,511	-
				One stop~	SF + 5.50% (i)	10.96%	07/2025	1,085	-
				One stop#	SF + 5.50% (i)	10.96%	07/2025	885	-
				One stop#	SF + 5.50% (i)	10.96%	07/2025	685	-
				One stop#	SF + 5.50% (i)	10.96%	07/2025	382	-
				One stop#	SF + 5.50% (i)	10.96%	07/2025	324	-
				One stop#	SF + 5.50% (i)	10.96%	07/2025	323	-
				One stop#	SF + 5.50% (i)	10.96%	07/2025	255	-
				One stop#	SF + 5.50% (i)	10.96%	07/2025	134	-
				One stop	SF + 5.50% (i)	10.96%	07/2025	65	-
				Common stock	N/A	N/A	N/A	147	0.0	% (23)
Inhance Technologies Holdings LLC	22008 N Berwick Dr	Houston, TX 77095	Chemicals	One stop^	SF + 6.00% (j)	11.54%	07/2024	2,980	-
				One stop#	SF + 6.00% (j)	11.54%	07/2024	2,019	-
				One stop#	SF + 6.00% (j)	11.54%	07/2024	611	-
				One stop	SF + 6.00% (j)	11.54%	07/2024	87	-
				Preferred stock	N/A	N/A	N/A	5,020	8.3%
				LLC units	N/A	N/A	N/A	-	0.0	% (23)
Integrated Specialty Coverages, LLC	500 Mamaroneck Ave Suite 320	Harrison, NY 10528	Insurance	One stop#	SF + 6.00% (i)(j)(k)	11.40%	07/2030	1,801	-
				One stop(6)	SF + 6.00%	N/A(7)	07/2029	-	-
				One stop(6)	SF + 6.00%	N/A(7)	07/2030	-	-
Integrity Marketing Acquisition, LLC	9111 Cypress Waters Blvd Suite 450	Dallas, TX 75019	Insurance	One stop	SF + 6.02% (j)	11.41%	08/2026	1,101	-
				One stop~	SF + 5.80% (j)	11.29%	08/2026	347	-
				One stop	SF + 5.80% (j)	11.29%	08/2026	184	-
				One stop	SF + 6.00% (j)	11.39%	08/2026	173	-
				One stop	SF + 6.50%	N/A(7)	08/2026	-	-
				Senior secured^	SF + 6.05% (j)	11.54%	08/2026	1,353	-
				Senior secured	SF + 6.05% (j)	11.54%	08/2026	894	-
				Senior secured	SF + 6.05% (j)	11.54%	08/2026	674	-
				Senior secured	SF + 6.02% (j)	11.51%	08/2026	674	-
				Senior secured	SF + 5.80% (j)	11.29%	08/2026	304	-
Internet Truckstop Group LLC	222 N Plymouth Ave	New Plymouth, ID 83655	Road and Rail	One stop~	SF + 5.00% (j)	10.50%	04/2025	7,514	-
				One stop^	SF + 5.00% (j)	10.50%	04/2025	3,305	-
				One stop(6)	SF + 5.00%	N/A(7)	04/2025	-	-
				LP Interest	N/A	N/A	N/A	152	0.0	% (23)
IQN Holding Corp.	12724 Gran Bay Pkwy West Suite 200	Jacksonville, FL 32258	Software	One stop^	SF + 5.25% (j)	10.64%	05/2029	8,315	-
				One stop(6)	SF + 5.25%	N/A(7)	05/2028	(2)	-
				One stop(6)	SF + 5.25%	N/A(7)	05/2029	(37)	-
Island Bidco AB	Södra Tullgatan 4	211 40 Malmö Sweden	Software	One stop#(9)(10)(18)(21)	E + 7.25% (d)	3.89% cash/7.25% PIK	07/2028	3,442	-
				One stop#(9)(18)(21)	SF + 7.00% (k)	8.68% cash/3.50% PIK	07/2028	1,589	-
				One stop(9)(18)	SF + 6.50% (k)	11.83%	07/2028	30	-
				One stop(6)(9)(10)(18)	E + 6.50%	N/A(7)	07/2028	-	-

Name of Portfolio				Type of	Spread Above			Fair Value (Dollars in	Percentage
Company	Address		Industry	Investment (1)	Index (2)	Interest Rate(3)	Maturity	Thousands) (4)	of Class Held (5)
J.S. Held Holdings, LLC	50 Jericho Quadrangle Suite 117	Jericho, NY 11753	Insurance	One stop~+	SF + 5.50% (j)	11.00%	07/2025	17,980	-
				One stop^	SF + 5.50% (j)	11.00%	07/2025	3,942	-
				One stop#	SF + 5.50% (j)	11.00%	07/2025	3,813	-
				One stop#	SF + 5.50% (j)	11.00%	07/2025	3,454	-
				One stop	SF + 5.50% (j)	11.00%	07/2025	788	-
				One stop	SF + 5.50% (j)	11.00%	07/2025	70	-
JHCC Holdings LLC	1318 Pike Rd	Pike Road, AL 36064	Automobiles	One stop#	SF + 5.25% (j)	10.75%	09/2026	4,841	-
				One stop~	SF + 5.25% (j)	10.75%	09/2026	2,855	-
				One stop	SF + 5.25% (j)	10.75%	09/2026	1,658	-
				One stop#	SF + 5.75% (j)	11.10%	09/2026	593	-
				One stop#	SF + 6.75% (j)	12.25%	09/2026	567	-
				One stop#	SF + 5.25% (j)	10.75%	09/2026	246	-
				One stop(6)	SF + 5.25%	N/A(7)	09/2026	(2)	-
				One stop(6)	SF + 5.75%	N/A(7)	09/2026	(24)	-
Juvare, LLC	235 Peachtree St Suite 2300	Atlanta, GA 30303	Software	One stop~	SF + 5.75% (j)	11.29%	10/2026	2,951	-
				One stop^	SF + 5.75% (j)	11.29%	10/2026	681	-
				One stop	SF + 5.75% (j)	11.29%	10/2026	217	-
				One stop	SF + 5.75% (a)(j)	11.48%	04/2026	49	-
Kaseya Inc.	701 Brickell Ave Suite 400	Miami, FL 33131	Software	One stop#+(21)	SF + 6.00% (j)	8.88% cash/2.50% PIK	06/2029	13,872	-
				One stop(21)	SF + 5.50% (i)	10.86%	06/2029	65	-
				One stop(21)	SF + 6.00% (j)	8.88% cash/2.50% PIK	06/2029	43	-
				Preferred stock(20)	SF + 11.75% (j)	17.10% Non-Cash	N/A	3,042	0.0	% (23)
				LP Interest	N/A	N/A	N/A	153	0.0	% (23)
Kentik Technologies, Inc.	625 2nd St Suite 100	San Francisco, CA 94107	IT Services	Preferred stock	N/A	N/A	N/A	475	0.1%
Keystone Agency Partners LLC	2600 Commerce Dr	Harrisburg, PA 17100	Insurance	Senior secured^	SF + 5.50% (j)	11.00%	05/2027	2,663	-
				Senior secured	SF + 5.50% (j)	11.00%	05/2027	1,052	-
				Senior secured#	SF + 5.50% (j)	11.00%	05/2027	756	-
				Senior secured#	SF + 5.50% (i)	10.96%	05/2027	523	-
				Senior secured(6)	SF + 5.50%	N/A(7)	05/2027	(25)	-
Kleinfelder Intermediate, LLC	550 W Central St Suite 1200	San Diego , CA 92101	Commercial Services and Supplies	One stop#	SF + 6.25% (j)	11.63%	09/2030	367	-
				One stop(6)	SF + 6.25%	N/A(7)	09/2028	(1)	-
				One stop(6)	SF + 6.25%	N/A(7)	09/2030	(1)	-
Klick Inc.	175 Bloor St E Suite 300	Toronto ON M4W 3R8	Healthcare Providers and Services	Senior secured^(9)(13)	SF + 4.50% (j)	9.95%	03/2028	3,864	-
				Senior secured(6)(9)(13)	SF + 4.50%	N/A(7)	03/2026	-	-
Kodiak Cakes, LLC	3247 Santa Fe Rd	Park City, UT 84098	Food Products	Senior secured+	SF + 6.75% (i)	12.11%	06/2027	4,803	-
				Senior secured	SF + 6.75% (i)	12.11%	06/2026	125	-
				Common stock	N/A	N/A	N/A	128	0.1%
Krueger-Gilbert Health Physics, LLC	809 Gleneagles Ct Suite 100	Towson, MD 21286	Healthcare Providers and Services	Senior secured~	SF + 5.75% (j)	11.25%	05/2026	784	-
				Senior secured#	SF + 5.75% (j)	11.25%	05/2026	466	-
				Senior secured~	SF + 5.75% (j)	11.25%	05/2026	460	-
				Senior secured	SF + 5.75% (j)	11.25%	05/2026	319	-
				Senior secured~	SF + 5.75% (j)	11.25%	05/2026	124	-
				Senior secured	SF + 5.75% (j)	11.25%	05/2026	30	-
				Senior secured(6)	SF + 5.75%	N/A(7)	05/2026	-	-
				Common stock	N/A	N/A	N/A	99	0.1%
LeadsOnline, LLC	6900 Dallas Pkwy Suite 825	Plano, TX 75024	Software	One stop#	SF + 6.00% (j)	11.49%	02/2028	8,951	-
				One stop#	SF + 6.00% (j)	11.49%	02/2028	1,579	-
				One stop	SF + 6.00% (i)	11.46%	02/2028	8	-
Learn-it Systems, LLC	6225 Smith Ave Suite 100/1A	Baltimore, MD 21209	Diversified Consumer Services	Senior secured#(21)	SF + 5.25% (j)	8.00% cash/2.75% PIK	09/2026	723	-
				Senior secured(21)	SF + 5.25% (k)	7.93% cash/2.75% PIK	09/2026	549	-
				Senior secured(21)	SF + 5.25% (k)	7.93% cash/2.75% PIK	09/2026	201	-
				Senior secured(6)	SF + 5.25%	N/A(7)	09/2026	(2)	-

Name of Portfolio				Type of	Spread Above			Fair Value (Dollars in	Percentage
Company	Address		Industry	Investment (1)	Index (2)	Interest Rate(3)	Maturity	Thousands) (4)	of Class Held (5)
Lightning Finco Limited	2 University Plaza Dr	Hackensack, NJ 07601	Communications Equipment	One stop(9)(11)	SF + 5.50% (h)	11.25%	09/2028	4,453	-
				One stop(9)(10)(11)	E + 5.50% (d)	9.39%	09/2028	504	-
Liminex, Inc.	200 Pacific Coast Hwy Suite 200	El Segundo, CA 90245	Diversified Consumer Services	One stop+	SF + 7.25% (j)	12.75%	11/2026	19,521	-
				One stop#	SF + 7.25% (j)	12.75%	11/2026	10,188	-
				One stop#	SF + 7.25% (j)	12.75%	11/2026	3,516	-
				One stop#	SF + 7.25% (j)	12.75%	11/2026	116	-
				One stop(6)	SF + 7.25%	N/A(7)	11/2026	-	-
				Common stock	N/A	N/A	N/A	249	0.0	% (23)
Litera Bidco LLC	300 S Riverside Plz Suite 800	Chicago, IL 60606	Diversified Consumer Services	One stop#	SF + 6.00% (i)	11.46%	05/2026	1,305	-
				One stop#	SF + 5.25% (i)	10.71%	05/2026	600	-
				One stop	SF + 5.25% (i)	10.71%	05/2026	269	-
				One stop	SF + 5.25% (i)	10.71%	05/2026	269	-
				One stop	SF + 6.00% (i)	11.46%	05/2026	118	-
				One stop	SF + 5.25%	N/A(7)	05/2025	-	-
Louisiana Fish Fry Products, Ltd.	5267 Plank Rd	Baton Rouge, LA 70805	Food Products	One stop#~	SF + 6.25% (j)	11.75%	07/2027	4,112	-
				One stop	SF + 6.25% (i)(j)	11.74%	07/2027	104	-
				Common stock	N/A	N/A	N/A	160	0.1%
				Preferred stock	N/A	N/A	N/A	11	0.0	% (23)
Majesco	412 Mt Kemble Ave Suite 110C	Morristown, NJ 07960	Insurance	One stop~+	SF + 7.25% (j)	12.60%	09/2027	7,397	-
				One stop(6)	SF + 7.25%	N/A(7)	09/2026	-	-
				Preferred stock(20)	N/A	9.00% Non-Cash	N/A	164	0.0	% (23)
				LP Interest	N/A	N/A	N/A	80	0.0	% (23)
MakerSights, Inc.	435 Pacific Ave Suite 350	San Francisco, CA 94133	Textiles, Apparel and Luxury Goods	Preferred stock	N/A	N/A	N/A	54	0.2%
MAPF Holdings, Inc.	2040 N Frontage Rd	Mount Pleasant, TX 75455	Food Products	One stop~^+	SF + 5.00% (j)	10.50%	12/2026	14,880	-
				One stop#	SF + 5.00% (j)	10.50%	12/2026	1,174	-
				One stop	SF + 5.00% (j)	10.51%	12/2026	300	-
Marcone Yellowstone Buyer Inc.	1 City Pl Suite 400	St Louis, MO 63141	Trading Companies and Distributors	One stop^	SF + 6.25% (j)	11.75%	06/2028	5,911	-
				One stop#^	SF + 6.25% (j)	11.75%	06/2028	5,587	-
				One stop#	SF + 6.50% (j)	12.00%	06/2028	2,018	-
				One stop#	SF + 6.25% (j)	11.76%	06/2028	1,995	-
				One stop#	SF + 6.25% (j)	11.75%	06/2028	1,275	-
				One stop(6)	SF + 6.50%	N/A(7)	06/2028	-	-
Mario Purchaser, LLC	1552 Ridgely St	Baltimore, MD 21230	Diversified Consumer Services	One stop#	SF + 5.75% (i)	11.21%	04/2029	3,756	-
				One stop	SF + 5.75% (i)	11.21%	04/2029	2,049	-
				One stop(21)	SF + 10.75% (j)	16.21% PIK	04/2032	1,975	-
				One stop	SF + 5.75% (i)	11.21%	04/2028	20	-
Mathnasium, LLC	5120 W Goldleaf Cir Suite 300	Los Angeles, CA 90056	Diversified Consumer Services	One stop+	SF + 5.00% (j)	10.53%	11/2027	4,144	-
				One stop	SF + 5.00% (j)	10.53%	11/2027	18	-

Name of Portfolio				Type of	Spread Above			Fair Value (Dollars in	Percentage
Company	Address		Industry	Investment (1)	Index (2)	Interest Rate(3)	Maturity	Thousands) (4)	of Class Held (5)
Mendocino Farms, LLC	13103 Ventura Blvd Suite 100	Studio Cit, CA 91604	Food and Staples Retailing	One stop	SF + 6.25% (i)	11.71%	06/2025	625	-
				One stop	SF + 6.25% (i)	11.71%	06/2025	431	-
				One stop	SF + 6.25% (i)	11.71%	06/2025	321	-
				One stop	SF + 6.25% (i)	11.71%	06/2025	269	-
				One stop	SF + 6.25% (i)	11.71%	06/2025	252	-
				One stop	SF + 6.25% (i)	11.71%	06/2025	247	-
				One stop	SF + 6.25% (i)	11.71%	06/2025	217	-
				One stop	SF + 6.25% (i)	11.71%	06/2025	161	-
				One stop	SF + 6.25% (i)	11.71%	06/2025	122	-
				One stop	SF + 6.25% (i)	11.71%	06/2025	121	-
				One stop	SF + 6.25% (i)	11.71%	06/2025	60	-
				Common stock	N/A	N/A	N/A	399	0.1%
Messenger, LLC	318 E 7th St	Auburn, IN 46706	Paper and Forest Products	One stop#~	SF + 5.75% (j)	11.25%	12/2027	4,639	-
				One stop~	SF + 5.75% (j)	11.28%	12/2027	1,412	-
				One stop#	SF + 5.75% (j)	11.25%	12/2027	708	-
				One stop	P + 4.75% (a)	13.25%	12/2027	6	-
				LLC units	N/A	N/A	N/A	121	0.3%
				LLC units	N/A	N/A	N/A	-	0.0	% (23)
MetricStream, Inc.	2479 E Bayshore Rd Suite 260	Palo Alto, CA 94303	Software	Warrant	N/A	N/A	N/A	41	0.0	% (23)
Midwest Veterinary Partners, LLC	20450 Civic Center Drive	Southfield, MI 48076	Healthcare Providers and Services	Preferred stock(20)	N/A	12.00% Non-Cash	N/A	556	0.0	% (23)
				Warrant	N/A	N/A	N/A	158	0.0	% (23)
				Preferred stock(20)	N/A	10.00% Non-Cash	N/A	19	0.0	% (23)
Mindbody, Inc.	4051 Broad St Suite 220	San Luis Obispo, CA 93401	Software	One stop+	SF + 7.00% (j)	12.53%	02/2025	12,066	-
				One stop+	SF + 7.00% (j)	12.53%	02/2025	955	-
				One stop	SF + 7.00%	N/A(7)	02/2025	-	-
Ministry Brands Holdings LLC	10133 Sherrill Blvd Suite 120	Knoxville, TN 37932	Software	One stop#	SF + 5.50% (i)	10.96%	12/2028	9,220	-
				One stop	SF + 5.50% (i)	10.96%	12/2028	2,404	-
				One stop	SF + 5.50% (a)(i)	11.28%	12/2027	90	-
				LP Interest	N/A	N/A	N/A	355	0.0	% (23)
MOP GM Holding, LLC	5575 DTC Pkwy Suite 100	Greenwood Village, CO 80111	Automobiles	One stop~+	SF + 5.75% (k)	11.18%	11/2026	9,188	-
				One stop^	SF + 5.75% (j)	11.29%	11/2026	1,289	-
				One stop~	SF + 5.75% (j)	11.28%	11/2026	1,018	-
				One stop+	SF + 5.75% (j)	11.28%	11/2026	988	-
				One stop+	SF + 5.75% (k)	11.18%	11/2026	732	-
				One stop^	SF + 5.75% (j)	11.28%	11/2026	608	-
				One stop^	SF + 5.75% (j)	11.28%	11/2026	561	-
				One stop	SF + 5.75% (k)	11.18%	11/2026	204	-
				One stop	SF + 5.75% (j)(k)	11.20%	11/2026	180	-
				One stop	SF + 5.75% (k)	11.18%	11/2026	178	-
				One stop	SF + 5.75% (j)	11.28%	11/2026	89	-
				One stop	SF + 5.75% (k)	11.18%	11/2026	57	-
				One stop	SF + 5.75% (k)	11.18%	11/2026	30	-
				One stop	SF + 5.75% (j)	11.28%	11/2026	30	-
				One stop(6)	SF + 5.75%	N/A(7)	11/2026	-	-
				LP units	N/A	N/A	N/A	131	0.1%
mParticle, Inc.	257 Park Ave S 9th Floor	New York, NY 10010	Software	Preferred stock	N/A	N/A	N/A	388	0.1%
				Warrant	N/A	N/A	N/A	133	0.0	% (23)
MRI Software LLC	28925 Fountain Pkwy	Solon, OH 44139	Real Estate Management and Development	One stop~+	SF + 5.50% (j)	10.95%	02/2026	14,668	-
				One stop~^+	SF + 5.50% (j)	10.95%	02/2026	7,763	-
				One stop(6)	SF + 5.50%	N/A(7)	02/2026	(6)	-
				One stop(6)	SF + 5.75%	N/A(7)	02/2026	(10)	-

Name of Portfolio				Type of	Spread Above			Fair Value (Dollars in	Percentage
Company	Address		Industry	Investment (1)	Index (2)	Interest Rate(3)	Maturity	Thousands) (4)	of Class Held (5)
National Express Wash Parent Holdco, LLC	5201 SW 8th St	Coral Gables, FL 33134	Automobiles	One stop^	SF + 5.50% (j)(k)	10.86%	07/2029	2,585	-
				One stop(6)	SF + 5.50%	N/A(7)	07/2029	(6)	-
				One stop(6)	SF + 6.00%	N/A(7)	07/2029	(30)	-
				LP units	N/A	N/A	N/A	43	0.0	% (23)
Navex TopCo, Inc.	5500 Meadows Rd Suite 500	Lake Oswego, OR 97035	Software	One stop#	SF + 5.75% (i)	11.11%	11/2030	4,851	-
				One stop(6)	SF + 5.75%	N/A(7)	11/2028	(1)	-
Naviga Inc.	7900 International Dr Suite 800	Bloomington, MN 55425	Software	Senior secured	SF + 7.00% (j)	12.45%	02/2024	53	-
NBG Acquisition Corp. and NBG-P Acquisition Corp.	168 E Freedom Ave	Anaheim, CA 92801	Professional Services	One stop#~^+	SF + 5.25% (j)	10.78%	11/2028	25,716	-
				One stop	SF + 5.25% (i)(j)	10.77%	11/2028	141	-
NDX Parent, LLC	11601 Kew Gardens Ave	Palm Beach Gardens, FL 33410	Healthcare Providers and Services	Preferred stock	N/A	N/A	N/A	18	0.0	% (23)
				Common stock	N/A	N/A	N/A	16	0.0	% (23)
Neo Bidco GMBH	Elbinger Straße 7	60487 Frankfurt Germany	Software	One stop#(9)(10)(14)	E + 6.00% (d)	9.95%	07/2028	2,816	-
				One stop#(9)(10)(14)	E + 6.25% (c)	10.08%	07/2028	264	-
				One stop(9)(10)(14)	E + 6.00% (d)	9.92%	01/2028	22	-
				One stop(9)(14)	SF + 6.00%	N/A(7)	01/2028	-	-
Neptune Holdings, Inc.	5550 Executive Dr Suite 350	Tampa, FL 33609	Health Care Technology	One stop#	SF + 6.00% (k)	11.50%	09/2030	11,210	-
				One stop(6)	SF + 6.00%	N/A(7)	08/2029	(1)	-
Net Health Acquisition Corp.	40 24th Street 1st Floor	Pittsburgh, PA 15222	Professional Services	One stop#	SF + 5.75% (i)	11.21%	12/2025	1,418	-
				One stop~	SF + 5.75% (i)	11.21%	12/2025	830	-
				One stop~	SF + 5.75% (i)	11.21%	12/2025	713	-
				One stop~	SF + 5.75% (i)	11.21%	12/2025	448	-
				One stop~	SF + 5.75% (i)	11.21%	12/2025	106	-
				One stop	SF + 5.75% (i)	11.21%	12/2025	101	-
				LP Interest	N/A	N/A	N/A	150	0.0	% (23)
Netwrix Corporation	300 Spectrum Center Dr Suite 200	Irvine, CA 92618	IT Services	One stop^	SF + 5.00% (j)(k)	10.39%	06/2029	2,074	-
				One stop(6)	SF + 5.00%	N/A(7)	06/2029	(4)	-
				One stop(6)	SF + 5.00%	N/A(7)	06/2029	(12)	-
				One stop(6)	SF + 5.25%	N/A(7)	06/2029	(26)	-
				LLC units	N/A	N/A	N/A	8	0.0	% (23)
New Look (Delaware) Corporation and NL1 AcquireCo, Inc.	1 Place Ville-Marie Suite 3670	Montreal QC H3B 3P2	Healthcare Providers and Services	One stop#(9)(10)(13)(21)	C + 6.00% (f)	9.43% cash/2.00% PIK	05/2028	7,058	-
				One stop#(9)(13)	SF + 5.50% (j)	11.00%	05/2028	1,573	-
				One stop#(9)(13)	SF + 5.50% (j)	11.00%	05/2028	1,125	-
				One stop(9)(10)(13)	C + 5.50% (f)	10.93%	05/2028	450	-
				One stop(9)(10)(13)	C + 5.50% (f)	10.93%	05/2028	234	-
				One stop(9)(13)(21)	SF + 6.00% (j)	9.50% cash/2.00% PIK	05/2028	83	-
				One stop(6)(9)(13)	SF + 5.50%	N/A(7)	05/2026	(2)	-
				One stop(6)(9)(10)(13)	C + 5.50%	N/A(7)	05/2026	(6)	-
				Common stock(9)(10)(13)	N/A	N/A	N/A	106	0.0	% (23)
North Haven Falcon Buyer, LLC	3510-1 Port Jacksonville Pkwy	Jacksonville, FL 32226	Auto Components	One stop#(21)	SF + 8.00% (j)	9.77% cash/3.75% PIK	05/2027	2,095	-
				One stop(21)	SF + 8.00% (j)	9.78% cash/3.75% PIK	05/2027	351	-

Name of Portfolio				Type of	Spread Above			Fair Value (Dollars in	Percentage
Company	Address		Industry	Investment (1)	Index (2)	Interest Rate(3)	Maturity	Thousands) (4)	of Class Held (5)
North Haven Stack Buyer, LLC	255 Grant St Suite 600	Decatur, AL 35601	Commercial Services and Supplies	Second lien(21)	N/A	10.00% cash/2.50% PIK	01/2028	787	-
				Senior secured#~	SF + 5.50% (j)	11.03%	07/2027	3,724	-
				Senior secured~	SF + 5.50% (j)	11.03%	07/2027	1,254	-
				Senior secured	SF + 5.50% (j)	11.00%	07/2027	692	-
				Senior secured	SF + 5.50% (j)	11.01%	07/2027	452	-
				Senior secured	SF + 5.50% (j)	11.03%	07/2027	416	-
				Senior secured~	SF + 5.50% (j)	11.03%	07/2027	414	-
				Senior secured	SF + 5.50% (a)(j)	11.11%	07/2027	78	-
				Senior secured	SF + 5.50% (j)	11.03%	07/2027	61	-
				Senior secured	SF + 5.50% (j)	11.03%	07/2027	30	-
				LLC units	N/A	N/A	N/A	231	0.1%
Norvax, LLC	214 W Huron St	Chicago, IL 60654	Insurance	Senior secured#+(9)	SF + 7.50% (j)	13.03%	09/2025	12,298	-
				Senior secured#(9)	SF + 7.50% (j)	13.03%	09/2025	4,019	-
NSG Buyer, Inc.	11 Daniel Rd E	Fairfield, NJ 07004	Diversified Consumer Services	One stop^	SF + 6.50% (i)	11.96%	11/2029	9,962	-
				One stop(6)	SF + 6.50%	N/A(7)	11/2028	(1)	-
				One stop(6)	SF + 5.75%	N/A(7)	11/2029	(28)	-
				LP units(9)	N/A	N/A	N/A	829	0.2%
NTI Connect, LLC	1301 W 22nd St Suite 700	Oak Brook, IL 60523	Diversified Telecommunication Services	Senior secured#	SF + 5.50% (j)	11.00%	02/2026	629	-
Oakbridge Insurance Agency LLC	200 Broad St	LaGrange, GA 30240	Insurance	One stop#	SF + 5.75% (i)	11.09%	11/2029	1,966	-
				One stop(6)	SF + 5.75%	N/A(7)	11/2029	(1)	-
				One stop(6)	SF + 5.75%	N/A(7)	11/2029	(10)	-
				LP units	N/A	N/A	N/A	142	0.0	% (23)
Onapsis, Inc., Virtual Forge GMBH and Onapsis GMBH	101 Federal St Suite 1800	Boston, MA 02110	Software	Warrant	N/A	N/A	N/A	7	0.0	% (23)
Onit, Inc.	1360 Post Oak Blvd Suite 2200	Houston, TX 77056	Software	Preferred stock(20)	N/A	15.00% Non-Cash	N/A	53	0.0	% (23)
				Warrant	N/A	N/A	N/A	7	0.0	% (23)
Opening Day Borrower 111 LLC	2727 N Harwood St Suite 350	Dallas, TX 75201	Healthcare Providers and Services	One stop(8)(21)	SF + 6.25% (j)	11.75%	05/2027	1,355	-
				One stop(8)(21)	SF + 6.25% (j)	11.75%	05/2027	518	-
				One stop(6)(8)	SF + 6.25%	N/A(7)	05/2027	(18)	-
				LLC units	N/A	N/A	N/A	772	1.1%
Optimizely North America, Inc.	542A Amherst St	Nashua, NH 03063	IT Services	One stop+	SF + 5.25% (j)	10.75%	04/2026	4,791	-
				One stop(9)(10)	E + 5.50% (c)	9.43%	04/2026	4,345	-
				One stop+	SF + 5.25% (j)	10.75%	04/2026	2,623	-
				One stop#	SF + 5.25% (j)	10.75%	04/2026	1,485	-
				One stop(6)	SF + 5.25%	N/A(7)	04/2026	(3)	-
				Common stock	N/A	N/A	N/A	199	0.0	% (23)
OSP Hamilton Purchaser, LLC	410 E Rivulon Blvd Suite 111	Gilbert, AZ 85295	Banks	One stop#	SF + 5.50% (j)	10.87%	12/2029	1,503	-
				One stop(6)	SF + 5.50%	N/A(7)	12/2029	(1)	-
				One stop(6)	SF + 5.50%	N/A(7)	12/2029	(14)	-
P&P Food Safety Holdings, Inc.	EPFL Innovation Park Building C	Lausanne, Switzerland	Food Products	One stop~^	SF + 6.00% (i)(j)	11.50%	12/2026	7,185	-
				One stop(6)	SF + 6.00%	N/A(7)	12/2026	(3)	-
				One stop(6)	SF + 6.00%	N/A(7)	12/2026	(67)	-
				Common stock	N/A	N/A	N/A	77	0.0	% (23)
Paisley Bidco Limited	1 Minster Ct	Mincing Ln London	Insurance	One stop(9)(10)(11)	E + 6.75% (c)	10.70%	03/2028	765	-
				One stop(9)(10)(11)	E + 6.75% (c)	10.70%	03/2028	723	-
				One stop(6)(9)(10)(11)	SN + 7.00%	N/A(7)	03/2028	(15)	-
Panzura, LLC	2880 Stevens Creek Blvd Suite 100	San Jose, CA 95128	Software	One stop(21)	N/A	2.00% cash/15.00% PIK	08/2027	47	-
				LLC units	N/A	N/A	N/A	3	0.0	% (23)
Pareto Health Intermediate Holdings, Inc.	2929 Walnut St Suite 1500	Philadelphia, PA 19104	Insurance	One stop^	SF + 6.50% (k)	11.97%	05/2030	7,859	-
				One stop	SF + 6.50% (k)	11.97%	05/2030	2,620	-
				One stop(6)	SF + 6.50%	N/A(7)	06/2029	-	-

Name of Portfolio				Type of	Spread Above			Fair Value (Dollars in	Percentage
Company	Address		Industry	Investment (1)	Index (2)	Interest Rate(3)	Maturity	Thousands) (4)	of Class Held (5)
PAS Parent Inc.	2665 Long Lake Rd Suite 300	Roseville, MN 55113	Life Sciences Tools & Services	One stop#~^	SF + 5.00% (i)	10.47%	12/2028	20,673	-
				One stop	SF + 5.00% (i)	10.47%	12/2028	1,137	-
				One stop(6)	SF + 5.00%	N/A(7)	12/2027	(4)	-
				One stop(6)	SF + 5.50%	N/A(7)	12/2028	(30)	-
				LP Interest	N/A	N/A	N/A	616	0.1%
				Preferred stock	N/A	N/A	N/A	116	0.0	% (23)
Patriot Growth Insurance Services, LLC	501 Office Center Dr Suite 215	Fort Washington , PA 19034	Insurance	One stop#^	SF + 5.50% (i)(j)	11.00%	10/2028	4,547	-
				One stop	SF + 5.75% (j)	11.25%	10/2028	944	-
				One stop	SF + 5.75% (j)	11.10%	10/2028	162	-
				One stop(6)	SF + 5.75%	N/A(7)	10/2028	(2)	-
PCS Intermediate II Holdings, LLC	7001 N Scottsdale Rd	Scottsdale, AZ 85253	IT Services	One stop~	SF + 5.25% (i)	10.71%	01/2026	4,758	-
				One stop#	SF + 5.25% (i)	10.71%	01/2026	696	-
				One stop	SF + 5.25%	N/A(7)	01/2026	-	-
				LLC interest	N/A	N/A	N/A	273	0.0	% (23)
PDI TA Holdings, Inc.	11675 Rainwater Dr Suite 350	Alpharetta, GA 30009	Software	One stop~+	SF + 4.50% (j)	10.07%	10/2024	3,289	-
				One stop#	SF + 4.50% (j)	10.07%	10/2024	748	-
				One stop(9)(10)	SN + 4.50% (g)	9.81%	10/2024	442	-
				One stop	SF + 4.50% (j)	10.07%	10/2024	438	-
				One stop+	SF + 4.50% (j)	10.07%	10/2024	270	-
				Second lien#	SF + 8.50% (j)	14.02%	10/2025	1,356	-
				Second lien#	SF + 8.50% (j)	14.02%	10/2025	1,335	-
				Second lien#	SF + 8.71% (j)	14.23%	10/2025	274	-
				Second lien	SF + 8.53% (j)	14.05%	10/2025	149	-
				Preferred stock	N/A	N/A	N/A	1,598	2.3%
PDQ Intermediate, Inc.	230 W 200 S Suite 3101	Salt Lake City, UT 84101	IT Services	Subordinated debt(21)	N/A	13.75% PIK	10/2031	49	-
People Corporation	1403 Kenaston Blvd	Winnipeg MB R3P 2T5	Insurance	One stop#(9)(10)(13)	C + 6.25% (f)	11.75%	02/2028	5,382	-
				One stop(9)(10)(13)	C + 5.75% (f)	11.25%	02/2028	4,465	-
				One stop(9)(10)(13)	C + 6.25% (f)	11.75%	02/2028	1,757	-
				One stop(9)(10)(13)	C + 6.00% (f)	11.50%	02/2028	152	-
				One stop(9)(10)(13)	C + 6.25% (f)	11.74%	02/2027	146	-
Personify, Inc.	7010 Easy Wind Dr Building II Suite 210	Austin, TX 78752	Software	One stop~	SF + 5.25% (j)	10.60%	09/2024	2,933	-
				One stop^	SF + 5.25% (j)	10.60%	09/2024	1,834	-
				One stop	SF + 5.25%	N/A(7)	09/2024	-	-
				LP Interest	N/A	N/A	N/A	404	0.1%
PetVet Care Centers LLC	One Gorham Island	Westport, CT 06880	Specialty Retail	One stop#	SF + 6.00% (i)	11.36%	11/2030	4,291	-
				One stop(6)	SF + 6.00%	N/A(7)	11/2029	(1)	-
				One stop(6)	SF + 6.00%	N/A(7)	11/2030	(6)	-
PHM NL SP Bidco B.V.	Grimbald Crag Close	Knaresborough HG5 8PJ	Chemicals	One stop(9)(10)(15)	E + 6.25% (d)	10.39%	09/2028	13,237	-
				One stop(9)(15)	SF + 6.25% (h)	11.57%	09/2028	5,212	-
				One stop(9)(10)(15)	SN + 6.25% (g)	11.44%	09/2028	2,897	-
				One stop(9)(10)(15)	E + 6.25% (d)	10.21%	09/2028	1,399	-
PING Identity Holding Corp.	1001 17th St Suite 100	Denver, CO 80202	Software	One stop#	SF + 7.00% (i)	12.36%	10/2029	5,192	-
				One stop(6)	SF + 7.00%	N/A(7)	10/2028	-	-
PlanSource Holdings, Inc.	101 S Garland Ave Suite 203	Orlando, FL 32801	Professional Services	One stop+	SF + 6.25% (k)	11.90%	04/2025	2,818	-
				One stop	SF + 6.25% (k)	11.90%	04/2025	556	-
				One stop#	SF + 6.25% (k)	11.90%	04/2025	484	-
				One stop	SF + 6.25%	N/A(7)	04/2025	-	-
Plasma Buyer LLC	5301 Virginia Way	Brentwood, TN 37027	Health Care Technology	One stop#	SF + 5.75% (j)	11.10%	05/2029	2,624	-
				One stop	SF + 5.75% (j)	11.10%	05/2028	16	-
				One stop(6)	SF + 5.75%	N/A(7)	05/2029	-	-
Pluralsight, LLC	42 Future Way	Draper, UT 84020	Software	One stop+	SF + 8.00% (j)	13.56%	04/2027	9,253	-
				One stop	SF + 8.00% (i)(j)	13.52%	04/2027	77	-

Name of Portfolio				Type of	Spread Above			Fair Value (Dollars in	Percentage
Company	Address		Industry	Investment (1)	Index (2)	Interest Rate(3)	Maturity	Thousands) (4)	of Class Held (5)
Power Grid Holdings, Inc.	5551 Parkwest Dr Suite 115	Bessemer, AL 35022	Electrical Equipment	One stop#	SF + 4.75% (j)	10.14%	12/2030	1,006	-
				One stop	SF + 4.75% (j)	10.12%	12/2030	1	-
POY Holdings, LLC	15 Jackson Rd	Totowa, NJ 07512	Automobiles	One stop#^+	SF + 5.50% (j)	11.00%	11/2027	18,985	-
				One stop#	SF + 5.50% (j)	11.00%	11/2027	3,364	-
				One stop#	SF + 5.50% (j)	11.00%	11/2027	1,223	-
				One stop	SF + 5.50% (j)	11.02%	11/2027	69	-
				One stop(6)	SF + 5.50%	N/A(7)	11/2027	(13)	-
				LLC units	N/A	N/A	N/A	635	0.1%
PPV Intermediate Holdings, LLC	6541 Sexton Dr NW Building G	Olympia, WA 98502	Specialty Retail	One stop(21)	N/A	14.75% PIK	08/2030	4,999	-
				One stop#~	SF + 5.75% (j)	11.14%	08/2029	4,520	-
				One stop(21)	N/A	13.75% PIK	08/2030	503	-
				One stop(21)	N/A	13.75% PIK	08/2030	116	-
				One stop(21)	N/A	13.75% PIK	08/2030	21	-
				One stop(21)	N/A	13.75% PIK	08/2030	21	-
				One stop(6)	SF + 5.75%	N/A(7)	08/2029	(8)	-
PPW Aero Buyer, Inc.	200 Adams St	Manchester, CT 06040	Aerospace and Defense	One stop~	SF + 7.00% (i)(j)	12.35%	02/2029	9,875	-
				One stop	SF + 7.00% (j)	12.35%	02/2029	3	-
				LP units	N/A	N/A	N/A	281	0.0	% (23)
ProcessUnity Holdings, LLC	33 Bradford St	Concord, MA 01742	Software	One stop+	SF + 6.75% (i)	12.11%	09/2028	1,793	-
				One stop#	SF + 6.75% (j)	12.10%	09/2028	868	-
				One stop	SF + 6.75% (j)	12.10%	09/2028	359	-
				One stop(6)	SF + 6.75%	N/A(7)	09/2028	-	-
Procure Acquireco, Inc.	3101 Towercreek Pkwy Suite 500	Atlanta, GA 30339	Professional Services	One stop~^	SF + 5.00% (j)	10.54%	12/2028	7,704	-
				One stop	SF + 5.00% (j)	10.50%	12/2028	1,082	-
				One stop(6)	SF + 5.00%	N/A(7)	12/2028	-	-
				LP Interest	N/A	N/A	N/A	433	0.0	% (23)
Profile Products LLC	750 W Lake Cook Rd Suite 440	Buffalo Grove, IL 60089	Commercial Services and Supplies	One stop#	SF + 5.50% (j)	10.99%	11/2027	2,788	-
				One stop#(9)	SF + 5.50% (j)	10.99%	11/2027	565	-
				One stop(6)	SF + 5.50%	N/A(7)	11/2027	(1)	-
				One stop(6)	SF + 5.75%	N/A(7)	11/2027	(1)	-
Project Nike Purchaser, LLC	500 Boylston St	Boston, MA 02116	Marine	One stop#	SF + 6.00% (j)	11.35%	04/2029	14,165	-
				One stop#	SF + 6.00% (j)	11.35%	04/2029	314	-
				One stop	SF + 6.00% (j)	11.35%	04/2029	68	-
Project Power Buyer, LLC	233 General Patton Ave	Mandeville, LA 70471	Oil, Gas and Consumable Fuels	One stop#~	SF + 7.00% (j)	12.35%	05/2026	13,622	-
				One stop(6)	SF + 7.00%	N/A(7)	05/2025	-	-
Provenance Buyer LLC	5501 Communications Pkwy	Sarasota, FL 34240	Diversified Consumer Services	One stop^	SF + 5.00% (i)	10.46%	06/2027	4,225	-
				One stop#~	SF + 5.00% (i)	10.46%	06/2027	2,881	-
				One stop(6)	SF + 5.00%	N/A(7)	06/2027	(1)	-
PT Intermediate Holdings III, LLC	1200 Greenbriar Dr	Addison, IL 60101	Commercial Services and Supplies	One stop#~^	SF + 5.98% (j)	11.47%	11/2028	24,122	-
				One stop#	SF + 5.98% (j)	11.47%	11/2028	15,352	-
				One stop#	SF + 6.50% (j)	11.85%	11/2028	1,436	-
				One stop(6)	SF + 6.50%	N/A(7)	11/2028	-	-
				LLC units	N/A	N/A	N/A	927	0.0	% (23)

Name of Portfolio				Type of	Spread Above			Fair Value (Dollars in	Percentage
Company	Address		Industry	Investment (1)	Index (2)	Interest Rate(3)	Maturity	Thousands) (4)	of Class Held (5)
Pyramid Healthcare Acquisition Corp.	1894 Plank Rd	Duncansville, PA 16635	Software	One stop^	SF + 4.75% (j)	10.28%	05/2027	7,154	-
				One stop	SF + 4.75% (j)	10.28%	05/2027	740	-
				One stop#	SF + 4.75% (j)	10.29%	05/2027	618	-
				One stop#	SF + 4.75% (j)	10.29%	05/2027	340	-
				One stop	SF + 4.75% (j)	10.28%	05/2027	311	-
				One stop#	SF + 4.75% (j)	10.28%	05/2027	210	-
				One stop#	SF + 4.75% (j)	10.28%	05/2027	70	-
				One stop#	SF + 4.75% (j)	10.28%	05/2027	61	-
				One stop#	SF + 4.75% (j)	10.28%	05/2027	58	-
				One stop#	SF + 4.75% (j)	10.29%	05/2027	58	-
				One stop#	SF + 4.75% (j)	10.28%	05/2027	23	-
				One stop(6)	SF + 4.75%	N/A(7)	05/2027	-	-
				Common stock	N/A	N/A	N/A	146	0.0	% (23)
QAD, Inc.	100 Innovation Pl	Santa Barbara, CA 93108	Software	One stop#	SF + 5.38% (i)	10.73%	11/2027	34,226	-
				One stop(6)	SF + 5.38%	N/A(7)	11/2027	-	-
				Preferred stock(20)	N/A	9.00% Non-Cash	N/A	904	0.0	% (23)
				Common stock	N/A	N/A	N/A	121	0.0	% (23)
QF Holdings, Inc.	315 Deaderick St Suite 2300	Nashville, TN 37238	Health Care Technology	One stop	SF + 6.25% (j)	11.73%	12/2027	305	-
Qgenda Intermediate Holdings, LLC	3340 Peachtree Rd NE Suite 1100	Atlanta, GA 30326	Health Care Technology	One stop+	SF + 4.75% (j)	10.20%	06/2025	5,538	-
				One stop~	SF + 4.75% (j)	10.20%	06/2025	4,873	-
				One stop~	SF + 4.75% (j)	10.20%	06/2025	2,358	-
				One stop+	SF + 4.75% (j)	10.20%	06/2025	661	-
				One stop	SF + 4.75% (j)	10.20%	06/2025	74	-
Quant Buyer, Inc.	35 Corporate Dr	Burlington, MA 01803	Software	One stop#	SF + 6.00% (k)	11.39%	06/2029	1,429	-
				One stop#	SF + 6.00% (k)	11.39%	06/2029	1,204	-
				One stop~	SF + 6.00% (k)	11.39%	06/2029	1,005	-
				One stop(6)	SF + 6.50%	N/A(7)	06/2029	-	-
				One stop(6)	SF + 6.00%	N/A(7)	06/2029	(5)	-
Quick Quack Car Wash Holdings, LLC	1380 Lead Hill Blvd	Roseville, CA 95661	Automobiles	One stop^	SF + 6.50% (j)	12.03%	10/2026	1,958	-
				One stop~	SF + 6.50% (j)	12.03%	10/2026	1,605	-
				One stop~	SF + 6.50% (j)	12.03%	10/2026	1,197	-
				One stop#	SF + 6.50% (i)	11.96%	10/2026	1,182	-
				One stop#	SF + 6.50% (j)	12.03%	10/2026	940	-
				One stop~	SF + 6.50% (j)	12.03%	10/2026	781	-
				One stop~	SF + 6.50% (j)	12.03%	10/2026	682	-
				One stop~	SF + 6.50% (j)	12.03%	10/2026	456	-
				One stop	SF + 6.50% (i)(j)	11.99%	10/2026	390	-
				One stop~	SF + 6.50% (j)	12.03%	10/2026	371	-
				One stop#	SF + 6.50% (j)	12.03%	10/2026	361	-
				One stop#	SF + 6.50% (j)	12.03%	10/2026	331	-
				One stop#	SF + 6.50% (j)	12.03%	10/2026	330	-
				One stop#	SF + 6.50% (j)	12.03%	10/2026	148	-
				One stop(6)	SF + 6.50%	N/A(7)	10/2026	(1)	-
				One stop(6)	SF + 6.50%	N/A(7)	10/2026	(4)	-
				One stop(6)	SF + 6.50%	N/A(7)	10/2026	(38)	-
				LLC interest	N/A	N/A	N/A	177	0.1%
Radwell Parent, LLC	1 Millennium Dr	Willingboro, NJ 08046	Commercial Services and Supplies	One stop#^	SF + 6.53% (j)	11.97%	03/2029	10,907	-
				One stop+	SF + 6.75% (j)	12.10%	03/2029	9,875	-
				One stop	SF + 6.53% (j)	11.91%	03/2029	216	-
				One stop	SF + 6.75% (j)	12.10%	03/2028	69	-
				LP units	N/A	N/A	N/A	234	0.0	% (23)

Name of Portfolio				Type of	Spread Above			Fair Value (Dollars in	Percentage
Company	Address		Industry	Investment (1)	Index (2)	Interest Rate(3)	Maturity	Thousands) (4)	of Class Held (5)
Rainforest Bidco Limited	1 Mere Way Ruddington Fields Business Park	Ruddington England NG11 6JS	Software	One stop(9)(10)(11)(21)	SN + 5.43% (g)	8.68% cash/1.93% PIK	07/2029	11,279	-
				One stop(9)(11)(21)	SF + 5.43% (h)	8.82% cash/1.93% PIK	07/2029	2,093	-
				One stop(9)(10)(11)(21)	SN + 5.43% (g)	8.68% cash/1.93% PIK	07/2029	829	-
				One stop(6)(9)(10)(11)	SN + 6.50%	N/A(7)	07/2029	-	-
Reaction Biology Corporation	1 Great Valley Pkwy Suite 2	Malvern, PA 19355	Life Sciences Tools & Services	One stop#	SF + 5.25% (j)	10.75%	03/2029	2,362	-
				One stop#	SF + 5.25% (j)	10.75%	03/2029	1,571	-
				One stop#	SF + 5.25% (j)	10.75%	03/2029	460	-
				One stop	SF + 5.25% (j)	10.75%	03/2029	90	-
				One stop(6)	SF + 5.25%	N/A(7)	03/2029	-	-
				LLC units	N/A	N/A	N/A	182	0.1%
Recordxtechnologies, LLC	910 Louisiana St Suite 4500	Houston, TX 77002	IT Services	One stop#~	SF + 6.50% (j)	11.85%	12/2025	18,294	-
				One stop	SF + 6.50% (j)	11.85%	12/2025	1,669	-
				One stop#	SF + 6.50% (j)	11.85%	12/2025	861	-
				One stop	SF + 6.50% (j)	11.85%	12/2025	145	-
Red Dawn SEI Buyer, Inc.	3854 Broadmoor Ave SE	Grand Rapids, MI 49512	IT Services	Senior secured~^	SF + 4.25% (j)	9.70%	11/2025	12,934	-
				Senior secured#(9)(10)	SN + 4.50% (g)	9.69%	11/2025	8,623	-
				Senior secured#	SF + 4.50% (j)	9.95%	11/2025	2,597	-
				Senior secured#	SF + 4.25% (j)	9.70%	11/2025	2,300	-
				Senior secured#	SF + 4.50% (j)	9.95%	11/2025	2,155	-
				Senior secured(6)	SF + 4.25%	N/A(7)	11/2025	(4)	-
				Senior secured(6)	SF + 4.50%	N/A(7)	11/2025	(5)	-
				LP Interest	N/A	N/A	N/A	396	0.1%
RegEd Aquireco, LLC	2100 Gateway Centre Blvd Suite 200	Morrisville, NC 27560	Software	Senior secured#	SF + 4.25% (i)(j)(k)	9.79%	12/2024	1,142	-
				Senior secured	SF + 4.25% (j)(k)	9.94%	12/2024	101	-
				LP Interest	N/A	N/A	N/A	17	0.0	% (23)
				Preferred stock	N/A	N/A	N/A	6	0.0	% (23)
				LP Interest	N/A	N/A	N/A	-	0.0	% (23)
ReliaQuest Holdings, LLC	777 S Harbour Island Blvd Suite 500	Tampa, FL 33602	IT Services	One stop	SF + 10.75% (j)	16.13%	10/2026	567	-
				One stop	SF + 10.75% (j)	16.13%	10/2026	179	-
				One stop	SF + 10.75% (j)	16.13%	10/2026	64	-
Revalize, Inc.	8800 Baymeadows Way W Suite 500	Jacksonville, FL 32256	Internet and Catalog Retail	One stop~+	SF + 5.75% (i)	11.21%	04/2027	5,612	-
				One stop+	SF + 5.75% (i)	11.21%	04/2027	3,285	-
				One stop#	SF + 5.75% (i)	11.21%	04/2027	1,942	-
				One stop+	SF + 5.75% (i)	11.21%	04/2027	1,629	-
				One stop+	SF + 5.75% (i)	11.21%	04/2027	981	-
				One stop#	SF + 5.75% (i)	11.21%	04/2027	757	-
				One stop	SF + 5.75% (j)	11.25%	04/2027	183	-
				One stop	SF + 5.75% (j)	11.23%	04/2027	48	-
				Preferred stock	N/A	N/A	N/A	8,856	2.6%
				Preferred stock	N/A	N/A	N/A	5,315	1.5%
				Preferred stock	N/A	N/A	N/A	3,868	1.1%
				Preferred stock	N/A	N/A	N/A	3,065	0.9%

Name of Portfolio				Type of	Spread Above			Fair Value (Dollars in	Percentage
Company	Address		Industry	Investment (1)	Index (2)	Interest Rate(3)	Maturity	Thousands) (4)	of Class Held (5)
Riskonnect Parent, LLC	380 Interstate N Pkwy SE Suite 400	Atlanta, GA 30339	Software	One stop#^	SF + 5.50% (j)	11.00%	12/2028	35,190	-
				One stop	SF + 5.50% (j)	11.00%	12/2028	194	-
				One stop(6)	SF + 5.50%	N/A(7)	12/2028	(30)	-
				Preferred stock(20)	N/A	11.00% Non-Cash	N/A	8,590	1.1%
				LP Interest	N/A	N/A	N/A	429	0.1%
				Preferred stock(20)	SF + 10.50% (j)	15.85% Non-Cash	N/A	409	0.1%
Rodeo Buyer Company & Absorb Software Inc.	1011 9th Ave SE Suite 275	Calgary AB T2G 0H7	Software	One stop#+	SF + 6.25% (i)	11.71%	05/2027	2,549	-
				One stop(6)	SF + 6.25%	N/A(7)	05/2027	(1)	-
RPL Bidco Limited	67-74 Saffron Hill 3rd Floor	London EC1N 8QX	Real Estate Management and Development	One stop(9)(10)(11)	SN + 5.25% (g)	10.44%	08/2028	7,938	-
				One stop#(9)(10)(11)	SN + 6.00% (g)	11.19%	08/2028	5,198	-
				One stop#(9)(10)(11)	A + 6.75% (e)	11.12%	08/2028	3,590	-
				One stop#(9)(10)(11)	A + 5.25% (e)	9.67%	08/2028	871	-
				One stop(9)(10)(11)	SN + 5.50%	N/A(7)	02/2028	-	-
Ruby Slipper Cafe LLC, The	315 S Broad St	New Orleans, LA 70119	Food and Staples Retailing	One stop	SF + 7.50% (j)	13.00%	06/2024	325	-
				One stop	SF + 7.50% (j)	13.00%	06/2024	131	-
				One stop	SF + 7.50% (j)	13.00%	06/2024	114	-
				One stop	SF + 7.50% (j)	13.00%	06/2024	54	-
				One stop	SF + 7.50% (j)	N/A	06/2024	-	-
				LLC interest	N/A	N/A	N/A	32	0.1%
				LLC interest	N/A	N/A	N/A	7	0.0	% (23)
RW AM Holdco LLC	75 Executive Dr Suite 200	Aurora, IL 60504	Diversified Consumer Services	One stop^	SF + 5.25% (k)	10.82%	04/2028	8,701	-
				One stop(6)	SF + 5.25%	N/A(7)	04/2028	(6)	-
S.J. Electro Systems, LLC	22650 County Hwy 6	Detroit Lakes, MN 56501	Water Utilities	Senior secured^	SF + 4.75% (j)	10.28%	06/2027	2,063	-
				Senior secured#	SF + 4.75% (j)	10.28%	06/2027	1,081	-
				Senior secured	SF + 4.75% (i)(j)	10.21%	06/2027	42	-
SailPoint Technologies Holdings, Inc.	11120 Four Points Dr Suite 100	Austin, TX 78726	Software	One stop#	SF + 6.00% (i)	11.36%	08/2029	4,779	-
				One stop(6)	SF + 6.00%	N/A(7)	08/2028	(2)	-
Salon Lofts Group, LLC	5481 Wisconsin Ave	Chevy Chase, MD 20815	Specialty Retail	Second lien(21)	SF + 9.00% (j)	14.43%	09/2029	937	-
				Second lien(6)	SF + 17.00%	N/A(7)	09/2029	(21)	-
				Senior secured#	SF + 6.25% (j)	11.60%	08/2028	1,748	-
				Senior secured	SF + 6.25% (j)	11.60%	08/2028	115	-
				Senior secured	SF + 6.25% (j)	11.60%	08/2028	114	-
				Senior secured	SF + 6.25% (j)	11.60%	08/2028	90	-
				Senior secured	SF + 6.25% (j)	11.60%	08/2028	73	-
				Senior secured	SF + 6.25% (j)	11.60%	08/2028	38	-
				Senior secured	SF + 6.25% (j)	11.60%	08/2028	29	-
				Senior secured	SF + 6.25% (j)	11.60%	08/2028	26	-
				Senior secured(6)	SF + 6.25%	N/A(7)	08/2028	(3)	-
				Senior secured(6)	SF + 6.25%	N/A(7)	08/2028	(5)	-
				LP units	N/A	N/A	N/A	40	0.0	% (23)
Sapphire Bidco Oy	1245 Rosemont Dr Suite 200	Fort Mill, SC 29707	Software	One stop(9)(10)(17)	E + 5.50% (c)	9.49%	07/2029	16,540	-
				One stop(9)(10)(17)	E + 5.50% (c)	9.49%	07/2029	1,352	-
Saturn Borrower Inc.	5 Becker Farm Rd	Roseland, NJ 07068	IT Services	One stop#~	SF + 6.50% (j)	12.00%	09/2026	7,665	-
				One stop	SF + 6.50% (j)	12.00%	09/2026	100	-
				LP units	N/A	N/A	N/A	44	0.0	% (23)
SnapLogic, Inc.	1825 S Grant St 5th Floor	San Mateo, CA 94402	Software	Preferred stock	N/A	N/A	N/A	336	0.0	% (23)
				Warrant	N/A	N/A	N/A	86	0.0	% (23)
Sonatype, Inc.	8161 Maple Lawn Blvd Suite 250	Fulton, MD 20759	Software	One stop#	SF + 6.75% (i)	12.21%	12/2025	15,238	-
				One stop+	SF + 6.75% (i)	12.21%	12/2025	12,912	-
				One stop(6)	SF + 6.75%	N/A(7)	12/2025	-	-

Name of Portfolio				Type of	Spread Above			Fair Value (Dollars in	Percentage
Company	Address		Industry	Investment (1)	Index (2)	Interest Rate(3)	Maturity	Thousands) (4)	of Class Held (5)
Spark Bidco Limited	Pennyfoot St	BioCity Nottingham NG1 1GR	Pharmaceuticals	Senior secured#(9)(10)(11)	SN + 4.75% (g)	9.94%	08/2028	10,147	-
				Senior secured#(9)(10)(11)	SN + 6.00% (g)	11.19%	08/2028	1,808	-
				Senior secured(9)(11)	SF + 6.00% (j)	11.35%	08/2028	1,364	-
				Senior secured(9)(10)(11)	SN + 4.75% (g)	9.94%	08/2028	1,230	-
				Senior secured(9)(10)(11)	SN + 4.75% (g)	9.94%	08/2028	1,076	-
				Senior secured(6)(9)(10)(11)	SN + 4.75%	N/A(7)	02/2028	(5)	-
Spartan Buyer Acquisition Co.	210 W Kensinger Dr Suite 100	Cranberry Township, PA 16066	Software	One stop#+(21)	SF + 8.50% (i)	11.86% cash/2.00% PIK	12/2026	12,337	-
				One stop#(21)	SF + 8.50% (i)	11.86% cash/2.00% PIK	12/2026	793	-
				One stop(6)(21)	P + 7.50% (a)	14.00% cash/2.00% PIK	12/2026	(1)	-
				Common stock	N/A	N/A	N/A	137	0.0	% (23)
				Preferred stock	N/A	N/A	N/A	19	0.0	% (23)
Specialty Measurement Bidco Limited	48 Lancaster Way	Ely CB6 3NW United Kingdom	Industrial Conglomerates	One stop#(9)(11)	SF + 6.00% (h)	11.58%	11/2027	3,185	-
				One stop#(9)(10)(11)	E + 6.00% (c)	9.96%	11/2027	2,954	-
				One stop#(9)(11)	SF + 6.50% (h)	12.25%	11/2027	1,527	-
				One stop(9)(10)(11)	E + 6.25% (c)	10.22%	11/2027	1,506	-
				One stop(9)(10)(11)	E + 6.00% (c)	9.96%	11/2027	1,453	-
				One stop#(9)(11)	SF + 6.25% (h)	11.83%	11/2027	1,260	-
Spotless Brands, LLC	6 E Eager St	Baltimore, MD 21202	Automobiles	One stop#	SF + 6.50% (j)	12.03%	07/2028	4,131	-
				One stop	SF + 6.50% (j)	12.03%	07/2028	448	-
				One stop	SF + 6.50% (j)	12.04%	07/2028	333	-
				One stop	SF + 6.50% (i)	11.96%	07/2028	6	-
SSRG Holdings, LLC	724 N Dean Rd	Auburn, AL 36830	Hotels, Restaurants and Leisure	One stop~^	SF + 4.75% (j)	10.25%	11/2025	6,857	-
				One stop#	SF + 5.50% (j)	11.00%	11/2025	500	-
				One stop	SF + 4.75% (j)	10.25%	11/2025	20	-
				LP Interest	N/A	N/A	N/A	578	0.2%
Sunstar Insurance Group, LLC	530 Oak Court Dr Suite 250	Memphis, TN 38117	Insurance	Senior secured	SF + 6.00% (j)	11.50%	10/2026	370	-
				Senior secured#	SF + 6.00% (j)	11.50%	10/2026	307	-
				Senior secured	SF + 6.00% (j)	11.50%	10/2026	155	-
				Senior secured	SF + 6.00% (a)(i)	12.27%	10/2026	4	-
SureWerx Purchaser III, Inc.	49 Schooner St	Coquitlam, BC V3K 0B3	Specialty Retail	One stop#(9)	SF + 6.75% (j)	12.10%	12/2029	8,192	-
				One stop(9)	SF + 6.75% (i)	12.11%	12/2028	27	-
				One stop(6)(9)	SF + 6.75%	N/A(7)	12/2029	-	-
Suveto Buyer, LLC	1000 Texan Trail Suite 270	Grapevine, TX 76051	Healthcare Providers and Services	One stop	SF + 4.25% (i)	9.71%	09/2027	8,169	-
				One stop	SF + 4.25% (i)	9.71%	09/2027	48	-
				Common stock	N/A	N/A	N/A	159	0.0	% (23)
Symplr Software, Inc.	315 Capitol St Suite 100	Houston, TX 77090	Health Care Technology	Preferred stock(20)	N/A	11.00% Non-Cash	N/A	3,233	0.1%
				Preferred stock(20)	SF + 10.50% (j)	15.85% Non-Cash	N/A	1,142	0.0	% (23)
				Preferred stock(20)	N/A	11.00% Non-Cash	N/A	429	0.0	% (23)
				Preferred stock(20)	N/A	11.00% Non-Cash	N/A	251	0.0	% (23)
				Common stock	N/A	N/A	N/A	201	0.0	% (23)
Telesoft Holdings LLC	5343 N 16th St Suite 300	Phoenix, AZ 85016	Software	One stop~^+	SF + 5.75% (i)	11.21%	12/2025	20,222	-
				One stop#	SF + 6.25% (i)	11.71%	08/2028	1,365	-
				One stop	SF + 5.75% (i)	11.14%	12/2025	29	-
				LP Interest	N/A	N/A	N/A	107	0.0	% (23)
Templafy APS and Templafy, LLC	Wilders Plads 15A	1403 Copenhagen Denmark	Software	One stop#(9)(19)	SF + 6.00% (k)	11.68%	07/2028	1,629	-
				One stop(9)(19)	SF + 6.00%	N/A(7)	07/2028	-	-
				One stop(6)(9)(19)	SF + 6.00%	N/A(7)	07/2028	-	-
				Warrant(9)(19)	N/A	N/A	N/A	30	0.0	% (23)

Name of Portfolio				Type of	Spread Above			Fair Value (Dollars in	Percentage
Company	Address		Industry	Investment (1)	Index (2)	Interest Rate(3)	Maturity	Thousands) (4)	of Class Held (5)
TI Intermediate Holdings, LLC	310 Main Ave Way SE	Hickory, NC 28602	Software	Senior secured~	SF + 4.50% (j)	9.98%	12/2024	763	-
				Senior secured#	SF + 4.50% (j)	9.98%	12/2024	205	-
				Senior secured	SF + 4.50% (j)(k)	9.99%	12/2024	129	-
				Senior secured	SF + 4.50% (j)	9.98%	12/2024	96	-
				Senior secured#	SF + 4.50% (j)	9.98%	12/2024	36	-
				Senior secured	SF + 4.50% (k)	10.00%	12/2024	32	-
TIDI Legacy Products, Inc.	570 Enterprise Dr	Neenah, WI 54956	Healthcare Equipment and Supplies	One stop#	SF + 5.50% (i)	10.86%	12/2029	3,170	-
				One stop(6)	SF + 5.50%	N/A(7)	06/2025	-	-
				One stop(6)	SF + 5.50%	N/A(7)	12/2029	(1)	-
Titan Fitness, LLC	2517 Midway Rd	Carrollton, TX 75006	Specialty Retail	One stop#(21)	SF + 7.25% (i)(k)	10.45% cash/2.50% PIK	10/2026	6,505	-
				One stop(21)	SF + 7.25% (k)	10.47% cash/2.50% PIK	10/2026	767	-
				One stop(21)	SF + 7.25% (k)	10.47% cash/2.50% PIK	10/2026	238	-
Togetherwork Holdings, LLC	55 Washington St Suite 626	New York, NY 11201	Software	One stop~	SF + 6.00% (i)	11.46%	03/2025	1,895	-
				One stop^	SF + 6.00% (i)	11.46%	03/2025	1,254	-
				One stop+	SF + 6.00% (i)	11.46%	03/2025	1,202	-
				One stop#	SF + 6.00% (i)	11.46%	03/2025	841	-
				One stop#	SF + 6.00% (i)	11.46%	03/2025	741	-
				One stop~	SF + 6.00% (i)	11.46%	03/2025	484	-
				One stop~	SF + 6.00% (i)	11.46%	03/2025	463	-
				One stop~	SF + 6.00% (i)	11.46%	03/2025	458	-
				One stop~	SF + 6.00% (i)	11.46%	03/2025	426	-
				One stop~	SF + 6.00% (i)	11.46%	03/2025	391	-
				One stop~	SF + 6.00% (i)	11.46%	03/2025	294	-
				One stop#	SF + 6.00% (i)	11.46%	03/2025	205	-
				One stop~	SF + 6.00% (i)	11.46%	03/2025	196	-
				One stop~	SF + 6.00% (i)	11.46%	03/2025	177	-
				One stop~	SF + 6.00% (i)	11.46%	03/2025	82	-
				One stop~	SF + 6.00% (i)	11.46%	03/2025	80	-
				One stop~	SF + 6.00% (i)	11.46%	03/2025	17	-
				One stop~	SF + 6.00% (i)	11.46%	03/2025	16	-
				One stop(6)	SF + 6.00%	N/A(7)	03/2025	-	-
Transaction Data Systems, Inc.	788 Montgomery Ave	Ocoee, FL 34761	Health Care Technology	One stop~+	SF + 4.25% (j)	9.75%	02/2026	11,022	-
				One stop	SF + 4.25% (i)	9.71%	02/2026	77	-
Transform Bidco Limited	Bressenden Pl 8th Floor	London SW1E 5BH	IT Services	One stop(9)(11)	SF + 7.00%	N/A(7)	06/2030	-	-
				One stop#(9)(11)	SF + 7.00%	N/A(7)	12/2030	-	-
Trinity Air Consultants Holdings Corporation	12700 Park Central Dr Suite 2100	Dallas, TX 75251	Commercial Services and Supplies	One stop	SF + 5.75% (k)	11.20%	06/2027	495	-
				One stop	SF + 5.75% (k)	11.15%	06/2027	209	-
				One stop#	SF + 5.75% (k)	11.29%	06/2027	174	-
				One stop	SF + 5.75%	N/A(7)	06/2027	-	-
Triple Lift, Inc.	400 Lafayette St 5th Floor	New York, NY 10003	Media	One stop#	SF + 5.75% (j)	11.27%	05/2028	1,998	-
				One stop#	SF + 5.75% (j)	11.27%	05/2028	432	-
				One stop	SF + 5.75% (j)	11.31%	05/2028	25	-
Tropical Smoothie Cafe Holdings, LLC	1117 Perimeter Ctr W Suite W200	Atlanta, GA 30338	Hotels, Restaurants and Leisure	One stop#^	SF + 5.50% (j)	11.03%	09/2026	9,052	-
				One stop#	SF + 5.75% (j)	11.12%	09/2026	4,950	-
				One stop~	SF + 5.50% (i)(j)	11.02%	09/2026	4,765	-
				One stop#	SF + 5.50% (j)	11.03%	09/2026	2,101	-
				One stop(6)	SF + 5.50%	N/A(7)	09/2026	(1)	-
				LP Interest	N/A	N/A	N/A	395	0.0	% (23)

Name of Portfolio				Type of	Spread Above			Fair Value (Dollars in	Percentage
Company	Address		Industry	Investment (1)	Index (2)	Interest Rate(3)	Maturity	Thousands) (4)	of Class Held (5)
TWAS Holdings, LLC	115 E Main St PO Drawer 311	Thomaston, GA 30286	Automobiles	One stop~^	SF + 6.75% (i)	12.21%	12/2026	11,717	-
				One stop#	SF + 6.75% (i)	12.21%	12/2026	7,595	-
				One stop^	SF + 6.75% (i)	12.21%	12/2026	7,071	-
				One stop#	SF + 6.75% (i)	12.21%	12/2026	4,824	-
				One stop#	SF + 6.75% (i)	12.21%	12/2026	3,042	-
				One stop(6)	SF + 6.75%	N/A(7)	12/2026	(7)	-
Ultimate Baked Goods Midco LLC	828 Kasota Ave SE	Minneapolis, MN 55414	Food Products	One stop#	SF + 6.25% (i)	11.71%	08/2027	2,770	-
				One stop(6)	SF + 6.25%	N/A(7)	08/2027	(1)	-
Unchained Labs, LLC	6870 Koll Center Pkwy	Pleasonton, CA 94566	Life Sciences Tools & Services	Senior secured	SF + 5.50% (i)	10.91%	08/2027	420	-
				Senior secured#	SF + 5.50% (i)	10.91%	08/2027	355	-
				Senior secured	SF + 5.50%	N/A(7)	08/2027	-	-
Vector CS Midco Limited & Cloudsense Ltd.	Moray House 23–31 Great Titchfield St	London W1W 7PA	Software	One stop(9)(10)(11)(21)	N/A	4.50% cash/8.12% PIK	05/2024	2,026	-
				One stop(9)(10)(11)(21)	N/A	4.50% cash/8.12% PIK	05/2024	67	-
Vendavo, Inc.	1401 17th Street Suite 800	Denver, CO 80202	Software	One stop^	SF + 5.75% (j)	11.23%	09/2027	7,732	-
				One stop	P + 4.75% (a)	13.25%	09/2027	95	-
Veranex, Inc.	5420 Wade Park Blvd Suite 204	Raleigh, NC 27607	Health Care Technology	Senior secured(21)	SF + 6.25% (k)	10.59% cash/1.00% PIK	04/2028	286	-
				Senior secured#(21)	SF + 6.25% (k)	10.64% cash/1.00% PIK	04/2028	152	-
				Senior secured(21)	SF + 6.25% (k)	10.56% cash/1.00% PIK	04/2028	39	-
Vermont Aus Pty Ltd	5/28 Balaclava St	Woolloongabba AB 4102	Specialty Retail	One stop(9)(12)	SF + 5.65% (j)	11.00%	03/2028	1,879	-
				One stop(9)(10)(12)	A + 5.75% (e)	10.16%	03/2028	1,745	-
Vessco Midco Holdings, LLC	8217 Upland Cir	Chanhassen, MN 55317	Water Utilities	Senior secured	SF + 4.50% (k)	10.07%	11/2026	862	-
				Senior secured#	SF + 4.50% (i)	9.96%	11/2026	84	-
				Senior secured	SF + 5.00% (k)	10.40%	11/2026	47	-
				Senior secured	SF + 5.25% (k)	10.73%	11/2026	-	-
				Senior secured	P + 3.50% (a)	12.00%	10/2026	-	-
Virginia Green Acquisition, LLC	2701 Emerywood Pkwy Suite 100	Richmond, VA 23294	Diversified Consumer Services	One stop#	SF + 5.50% (k)	10.75%	12/2030	2,086	-
				One stop	SF + 5.50% (k)	10.75%	12/2029	6	-
				One stop(6)	SF + 5.50%	N/A(7)	12/2030	(8)	-
				LP units	N/A	N/A	N/A	140	0.0	% (23)
VSG Acquisition Corp. and Sherrill, Inc.	496 Gallimore Dairy Rd Suite D	Greensboro, NC 27409	Specialty Retail	One stop^	SF + 5.50% (k)	11.11%	04/2028	3,842	-
				One stop	SF + 5.50% (j)(k)	11.11%	04/2028	1,462	-
				One stop	SF + 5.50% (j)	11.11%	04/2028	11	-
				LP units	N/A	N/A	N/A	23	0.0	% (23)
Watermill Express, LLC	177 W Jessup St	Brighton, CO 80601	Beverages	One stop#	SF + 5.00% (j)	10.50%	04/2027	865	-
				One stop	SF + 5.00% (j)	10.50%	04/2027	84	-
				One stop	SF + 5.00% (i)	10.46%	04/2027	9	-
WBZ Investment LLC	1890 Wynkoop St Unit 1	Denver, CO 80202	Leisure Products	One stop^(21)	SF + 6.50% (j)	11.00% cash/1.00% PIK	09/2024	1,403	-
				One stop^(21)	SF + 6.50% (j)	11.00% cash/1.00% PIK	09/2024	478	-
				One stop^(21)	SF + 6.50% (j)	11.00% cash/1.00% PIK	09/2024	332	-
				One stop^(21)	SF + 6.50% (j)	11.00% cash/1.00% PIK	09/2024	173	-
				One stop(6)	SF + 6.50%	N/A(7)	09/2024	(1)	-
				LLC interest	N/A	N/A	N/A	28	0.0	% (23)
				LLC interest	N/A	N/A	N/A	19	0.0	% (23)
				LLC interest	N/A	N/A	N/A	16	0.0	% (23)
				LLC interest	N/A	N/A	N/A	14	0.0	% (23)
				LLC interest	N/A	N/A	N/A	6	0.0	% (23)
				LLC interest	N/A	N/A	N/A	1	0.0	% (23)

Name of Portfolio				Type of	Spread Above			Fair Value (Dollars in	Percentage
Company	Address		Industry	Investment (1)	Index (2)	Interest Rate(3)	Maturity	Thousands) (4)	of Class Held (5)
WebPT, Inc.	625 S 5th St	Phoenix, AZ 85004	Software	One stop	SF + 6.75% (j)	12.24%	01/2028	302	-
Whitebridge Pet Brands, LLC	1224 Fern Ridge Pkwy Suite 200	Creve Coeur, MO 63141	Food Products	One stop^	SF + 4.75% (i)	10.21%	07/2027	8,979	-
				One stop(6)	SF + 4.75%	N/A(7)	07/2027	-	-
Winebow Holdings, Inc.	4800 Cox Rd Suite 300	Glen Allen, VA 23060	Beverages	One stop#~	SF + 6.25% (i)	11.71%	07/2025	2,954	-
Wineshipping.com LLC	50 Technology Ct	Napa, CA 94558	Food and Staples Retailing	One stop^	SF + 5.75% (j)	11.29%	10/2027	2,797	-
				One stop	SF + 5.75% (j)	11.33%	10/2027	76	-
				One stop	SF + 5.75% (a)(j)	11.46%	10/2027	67	-
Wizard Bidco Limited	Gloucester House, Unit Q Bourne End Business Park Cores End Rd	Bourne End England SL8 5AS	Food Products	One stop#(9)(11)	SF + 6.00% (j)	11.35%	03/2029	6,513	-
				One stop#(9)(10)(11)(21)	SN + 5.00% (g)	8.69% cash/1.50% PIK	03/2029	3,251	-
				One stop(9)(10)(11)	SN + 6.50% (g)	11.69%	03/2029	2,269	-
				One stop(9)(10)(11)	SN + 4.75% (g)	9.94%	09/2028	92	-
				One stop(6)(9)(10)(11)	SN + 6.50%	N/A(7)	03/2029	-	-
Workforce Software, LLC	38705 Seven Mile Rd	Livonia, MI 48152	Software	One stop+(21)	SF + 7.25% (j)	9.79% cash/3.00% PIK	07/2025	11,671	-
				One stop+(21)	SF + 7.25% (j)	9.79% cash/3.00% PIK	07/2025	2,069	-
				One stop#(21)	SF + 7.25% (j)	9.79% cash/3.00% PIK	07/2025	1,465	-
				One stop#(21)	SF + 7.25% (j)	9.79% cash/3.00% PIK	07/2025	1,423	-
				One stop(6)	SF + 6.50%	N/A(7)	07/2025	(1)	-
WPEngine, Inc.	504 Lavaca St Suite 1000	Austin, TX 78701	IT Services	One stop#	SF + 6.50% (k)	11.92%	08/2029	1,916	-
				One stop(6)	SF + 6.50%	N/A(7)	08/2029	-	-
WU Holdco, Inc.	755 Tri-State Pkwy	Gurnee, IL 60031	Household Products	One stop~	SF + 5.50% (j)	11.00%	03/2026	1,157	-
				One stop#	SF + 5.50% (j)	11.00%	03/2026	412	-
				One stop	SF + 5.50% (j)	11.00%	03/2026	107	-
				One stop	SF + 5.50% (j)	11.00%	03/2025	15	-
YE Brands Holding, LLC	Main Street	Atlanta, GA 11111	Hotels, Restaurants and Leisure	One stop#	SF + 5.75% (j)	11.20%	10/2027	12,828	-
				One stop	SF + 5.50% (i)	10.96%	10/2027	26	-
YI, LLC	2260 Wendt St	Algonquin, IL 60102	Healthcare Equipment and Supplies	One stop#	SF + 5.75% (j)	11.09%	12/2029	4,015	-
				One stop(6)	SF + 5.75%	N/A(7)	12/2029	(1)	-
				One stop(6)	SF + 5.75%	N/A(7)	12/2029	(9)	-
Yorkshire Parent, Inc.	1983 Brennan Plz	High Ridge, MO 63049	Automobiles	One stop#	SF + 6.00% (j)	11.39%	12/2029	1,952	-
				One stop	SF + 6.00% (i)	N/A	12/2029	-	-
				One stop(6)	SF + 6.00%	N/A(7)	12/2029	(10)	-
				LP units	N/A	N/A	N/A	189	0.1%
Zarya Holdco, Inc.	5300 Memorial Suite 300	Houston, TX 77007	IT Services	One stop#	SF + 6.50% (j)	11.89%	07/2027	2,495	-
				One stop	SF + 6.50% (j)	11.87%	07/2027	40	-
Zendesk, Inc.	989 Market St	San Francisco, CA 94103	Software	One stop+(21)	SF + 6.75% (j)	8.86% cash/3.25% PIK	11/2028	8,167	-
				One stop(6)	SF + 6.50%	N/A(7)	11/2028	-	-
				One stop(6)	SF + 6.50%	N/A(7)	11/2028	-	-
				LP units	N/A	N/A	N/A	252	0.0	% (23)

#	Denotes that all or a portion of the loan collateralizes the DB Credit Facility.
~	Denotes that all or a portion of the loan secures the notes offered in the 2021 Debt Securitization.
^	Denotes that all or a portion of the loan secures the notes offered in the 2022-2 Debt Securitization.
+	Denotes that all or a portion of the loan secures the notes offered in the 2022 Debt Securitization.

(1)	Equity investments are non-income producing securities unless otherwise noted. Ownership of certain equity investments may occur through a holding company or partnership.

(2)	The majority of the investments bear interest at a rate that is permitted to be determined by reference to the Secured Overnight Financing Rate (‘‘SOFR’’ or ‘‘SF’’), Euro Interbank Offered Rate (‘‘EURIBOR’’ or ‘‘E’’), Prime (‘‘P’’), Sterling Overnight Index Average (‘‘SONIA’’ or ‘‘SN’’), Australian Interbank Rate (‘‘AUD’’ or ‘‘A’’) or Canadian Bankers Acceptance Rate (‘‘CDOR’’ or ‘‘C’’) which reset daily, monthly, quarterly, semiannually or annually. For each, GBDC 3 has provided the spread over the applicable index and the weighted average current interest rate in effect as of December 31, 2023. Certain investments are subject to an interest rate floor. For fixed rate loans, a spread above a reference rate is not applicable. For positions with multiple outstanding contracts, the spread for the largest outstanding contract is shown. Listed below are the index rates as of December 31, 2023, which was the last business day of the period on which the applicable index rates were determined. The actual index rate for each loan listed may not be the applicable index rate outstanding as of December 31, 2023, as the loan may have priced or repriced based on an index rate prior to December 31, 2023.

(a)	Denotes that all or a portion of the contract was indexed to the Prime rate, which was 8.50% as of December 31, 2023.
(b)	Denotes that all or a portion of the contract was indexed to the 30-day EURIBOR, which was 3.85% as of December 31, 2023.
(c)	Denotes that all or a portion of the contract was indexed to the 90-day EURIBOR, which was 3.91% as of December 31, 2023.
(d)	Denotes that all or a portion of the contract was indexed to the 180-day EURIBOR, which was 3.86% as of December 31, 2023.
(e)	Denotes that all or a portion of the contract was indexed to the Three-Month AUD, which was 4.36% as of December 31, 2023.
(f)	Denotes that all or a portion of the contract was indexed to the 90-day CDOR, which was 5.45% as of December 31, 2023.
(g)	Denotes that all or a portion of the contract was indexed to SONIA, which was 5.19% as of December 31, 2023.
(h)	Denotes that all or a portion of the contract was indexed to Daily SOFR, which was 5.38% as of December 31, 2023.
(i)	Denotes that all or a portion of the contract was indexed to the 30-day Term SOFR which was 5.35% as of December 31, 2023.
(j)	Denotes that all or a portion of the contract was indexed to the 90-day Term SOFR which was 5.33% as of December 31, 2023.
(k)	Denotes that all or a portion of the contract was indexed to the 180-day Term SOFR which was 5.16% as of December 31, 2023.

(3)	For positions with multiple interest rate contracts, the interest rate shown is a weighted average current interest rate in effect as of December 31, 2023.

(4)	The fair values of investments were valued using significant unobservable inputs, unless otherwise noted.

(5)	Percentage of class held refers only to equity held, if any, calculated on a fully diluted basis.

(6)	The negative fair value is the result of the capitalized discount on the loan or the unfunded commitment being valued below par.

(7)	The entire commitment was unfunded as of December 31, 2023. As such, no interest is being earned on this investment. The investment may be subject to an unused facility fee.

(8)	Loan was on non-accrual status as of December 31, 2023, meaning that GBDC 3 has ceased recognizing interest income on the loan.

(9)	The investment is treated as a non-qualifying asset under Section 55(a) of the 1940 Act. Under the 1940 Act, GBDC 3 cannot acquire any non-qualifying asset unless, at the time the acquisition is made, qualifying assets represent at least 70% of GBDC 3's total assets. As of December 31, 2023, total non-qualifying assets at fair value represented 15.1% of GBDC 3's total assets calculated in accordance with the 1940 Act.

(10)	Investment is denominated in foreign currency and is translated into U.S. dollars as of the valuation date or the date of the transaction.

(11)	The headquarters of this portfolio company is located in the United Kingdom.

(12)	The headquarters of this portfolio company is located in Australia.

(13)	The headquarters of this portfolio company is located in Canada.

(14)	The headquarters of this portfolio company is located in Luxembourg.

(15)	The headquarters of this portfolio company is located in the Netherlands.

(16)	The headquarters of this portfolio company is located in Israel.

(17)	The headquarters of this portfolio company is located in Finland.

(18)	The headquarters of this portfolio company is located in Sweden.

(19)	The headquarters of this portfolio company is located in Denmark.

(20)	GBDC 3 holds an equity investment that is income producing.

(21)	All or a portion of the loan interest was capitalized into the outstanding principal balance of the loan in accordance with the terms of the credit agreement during the three months ended December 31, 2023.

(22)	The fair value of the loan reflects the legal claim on par and accrued uncapitalized payment-in-kind (“PIK”) interest.

(23)	Percentage of class held is less than 0.1%.

GOLUB CAPITAL BDC 3, INC. MANAGEMENT AGREEMENTS

The information in “Item 1. Business – Management Agreements” in Part I of GBDC’s Annual report on Form 10-K (File No. 814-01244) for the fiscal year ended September 30, 2023 is incorporated herein by reference.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS OF
GOLUB CAPITAL BDC 3, INC.

GBDC 3 has entered into agreements with GC Advisors, in which members of GBDC 3’s senior management and members of GC Advisors’ investment committee have ownership and financial interests. Members of GBDC 3’s senior management and the investment committee also serve as principals of other investment advisers affiliated with GC Advisors that do and may in the future sponsor or manage accounts with investment objectives similar to GBDC 3’s investment objectives. In addition, GBDC 3’s executive officers and directors and the members of GC Advisors and its investment committee serve or may serve as officers, directors or principals of entities that operate in the same, or related, line of business as GBDC 3 does or of accounts managed or sponsored by GBDC 3’s affiliates. These accounts may have investment objectives similar to GBDC 3’s investment objective.

Subject to certain 1940 Act restrictions on co-investments with affiliates, GC Advisors offers GBDC 3 the right to participate in all investment opportunities that it determines are appropriate for GBDC 3 in view of its investment objective, positions, policies, strategies and restrictions as well as regulatory requirements and other relevant factors. Such offers are subject to the exception that, in accordance with GC Advisors’ code of ethics and allocation policies, GBDC 3 might not participate in each individual opportunity but will, on an overall basis, be entitled to participate equitably with other entities sponsored or managed by GC Advisors and its affiliates over time.

GC Advisors and its affiliates have both subjective and objective policies and procedures in place that are designed to manage the potential conflicts of interest between GC Advisors’ fiduciary obligations to GBDC 3 and its similar fiduciary obligations to other clients. To the extent that GBDC 3 competes with entities sponsored or managed by GC Advisors or its affiliates for a particular investment opportunity, GC Advisors will allocate investment opportunities across the entities for which such opportunities are appropriate, consistent with (1) its internal conflict of interest and allocation policies, (2) the requirements of the Advisers Act, and (3) certain restrictions under the 1940 Act regarding co-investments with affiliates. GC Advisors’ allocation policies are intended to ensure that, over time, GBDC 3 may generally share equitably with other accounts sponsored or managed by GC Advisors or its affiliates in investment opportunities, particularly those involving a security with limited supply or involving differing classes of securities of the same issuer which may be suitable for GBDC 3 and such other accounts. There can be no assurance that GC Advisors’ or its affiliates’ efforts to allocate any particular investment opportunity fairly among all clients for whom such opportunity is appropriate will result in an allocation of all or part of such opportunity to GBDC 3. Not all conflicts of interest can be expected to be resolved in GBDC 3’s favor.

GC Advisors has historically sponsored or managed, and currently sponsors or manages, accounts with similar or overlapping investment strategies and has put in place a conflict-resolution policy that addresses the co-investment restrictions set forth under the 1940 Act. GC Advisors seeks to ensure the equitable allocation of investment opportunities when GBDC 3 is able to invest alongside other accounts sponsored or managed by GC Advisors and its affiliates. When GBDC 3 invests alongside such other accounts, such investments are made consistent with GC Advisors’ allocation policy. Under this allocation policy, GC Advisors will determine separately the amount of any proposed investment to be made by GBDC 3 and similar eligible accounts. GBDC 3 expects that these determinations will be made in a similar manner for other accounts sponsored or managed by GC Advisors and its affiliates. If sufficient securities or loan amounts are available to satisfy GBDC 3’s and each such account’s proposed investment, the opportunity will be allocated in accordance with GC Advisor’s pre-transaction determination. Where there is an insufficient amount of an investment opportunity to fully satisfy demand by GBDC 3 and other accounts sponsored or managed by GC Advisors or its affiliates, the allocation policy further provides that allocations among GBDC 3 and such other accounts will generally be made pro rata to GBDC 3 and each other eligible account based on the capital available for investment of each of GBDC 3 and such other eligible accounts, subject to the minimum and maximum investment size limits for each such party. To the extent GBDC 3 does not have available capital and is at or near its targeted leverage ratio, GBDC 3 may receive smaller allocations, if any, on new investment opportunities under GC Advisors’ allocation policy. In situations in which co-investment with other entities sponsored or managed by GC Advisors or its affiliates is not permitted or appropriate, such as when, in the absence of exemptive relief described below, GBDC 3 and such other entities would be making different investments in the same issuer, GC Advisors will need to decide whether GBDC 3 or such other entity or entities will proceed with the investment. GC Advisors will make these determinations based on its policies and procedures, which generally require that such opportunities be offered to eligible accounts on a basis that will be fair and equitable over time, including, for example, through random or rotational methods.

GBDC 3 has in the past and expect in the future to co-invest on a concurrent basis with other affiliates of GC Advisors, unless doing so is impermissible with existing regulatory guidance, applicable regulations, the terms of any exemptive relief granted to GBDC 3 and its allocation procedures. On February 27, 2017, GBDC 3, along with GC Advisors and certain other funds and accounts sponsored or managed by GC Advisors and its affiliates, received exemptive relief from the SEC that permits GBDC 3 greater flexibility to negotiate the terms of co-investments if the GBDC 3 Board determines that it would be advantageous for GBDC 3 to co-invest with other accounts sponsored or managed by GC Advisors or its affiliates in a manner consistent with GBDC 3’s investment objectives, positions, policies, strategies and restrictions as well as regulatory requirements and other pertinent factors. GBDC 3 believes that co-investment by GBDC 3 and accounts sponsored or managed by the GC Advisors and its affiliates may afford it additional investment opportunities and the ability to achieve greater diversification. Under the terms of this exemptive relief, a “required majority” (as defined in Section 57(o) of the 1940 Act) of GBDC 3’s independent directors is required to make certain conclusions in connection with a co-investment transaction, including that (1) the terms of the proposed transaction are reasonable and fair to GBDC 3 and its stockholders and do not involve overreaching of GBDC 3 or its stockholders on the part of any person concerned and (2) the transaction is consistent with the interests of GBDC 3’s stockholders and is consistent with its investment strategies and policies.

GC Advisors and its affiliates have other clients with similar or competing investment objectives, including GBDC, GBDC 3 and several private funds that are pursuing an investment strategy similar to GBDC 3’s, some of which are continuing to seek new capital commitments. In serving these clients, GC Advisors may have obligations to other clients or investors in those entities. GBDC 3’s investment objective may overlap with such affiliated accounts. GC Advisors’ allocation procedures are designed to allocate investment opportunities among the accounts sponsored or managed by GC Advisors and its affiliates in a manner consistent with its obligations under the Advisers Act. If two or more accounts with similar investment strategies are actively investing, GC Advisors will seek to allocate investment opportunities among eligible accounts in a manner that is fair and equitable over time and consistent with its allocation policy. The GBDC 3 Board regularly reviews the allocation policy of Golub Capital and annually reviews the code of ethics of GC Advisors.

GBDC 3’s senior management, members of GC Advisors’ investment committee and other investment professionals from GC Advisors may serve as directors of, or in a similar capacity with, companies in which GBDC 3 invests or in which it is considering making an investment. Through these and other relationships with a company, these individuals may obtain material non-public information that might restrict GBDC 3’s ability to buy or sell the securities of such company under the policies of the company or applicable law. In addition, GBDC 3 has adopted a formal Code of Ethics that governs the conduct of GBDC 3’s and GC Advisors’ officers, directors and employees. GBDC 3’s officers and directors also remain subject to the duties imposed by both the 1940 Act and the MGCL.

The GBDC 3 Investment Advisory Agreement with GC Advisors provides that GBDC 3 pays GC Advisors a base management fee and incentive fee. The GBDC 3 Board reapproved the GBDC 3 Investment Advisory Agreement for a one-year term in May 2023. In addition, pursuant to a waiver letter, GC Advisors has irrevocably agreed to waive certain fees payable under the GBDC 3 Investment Advisory Agreement until such time as GBDC 3 completes an initial public offering of shares of GBDC 3 Common Stock or a listing of GBDC 3 Common Stock on a national securities exchange. The incentive fee is computed and paid on income that GBDC 3 may not have yet received in cash. This fee structure may create an incentive for GC Advisors to make certain types of investments. Additionally, GBDC 3 relies on investment professionals from GC Advisors to assist the GBDC 3 Board with the valuation of its portfolio investments. GC Advisors’ base management fee and incentive fee are based on the value of GBDC 3’s investments and there may be a conflict of interest when personnel of GC Advisors are involved in the valuation process of GBDC 3’s portfolio investments. For the fiscal year ending September 30, 2023, GC Advisors earned a base management fee (net of waivers) of  approximately $25.0 million and an incentive fee (net of waivers) of  approximately $23.5 million.

GBDC 3 has entered into a license agreement with Golub Capital LLC under which Golub Capital LLC granted GBDC 3 a non-exclusive, royalty-free license to use the name “Golub Capital.”

Pursuant to the GBDC 3 Administration Agreement, Golub Capital LLC furnishes GBDC 3 with office facilities and equipment and provides clerical, bookkeeping, recordkeeping and other administrative services at such facilities. The GBDC 3 Board reapproved the GBDC 3 Administration Agreement for a one-year term in May 2023. Under the GBDC 3 Administration Agreement, Golub Capital LLC performs, or oversees the performance of, GBDC 3’s required administrative services, which include, among other things, being responsible for the financial records that GBDC 3 is required to maintain and preparing reports to GBDC 3’s stockholders and reports filed with the SEC. GC Advisors is the sole member of and controls Golub Capital LLC. For the fiscal year ending September 30, 2023, GBDC 3 reimbursed GC Advisors $2.9 million for the services described above.

GC Advisors is an affiliate of Golub Capital LLC, with whom it has entered into a Staffing Agreement. Under this agreement, Golub Capital LLC makes available to GC Advisors experienced investment professionals and access to the senior investment personnel and other resources of Golub Capital LLC and its affiliates. The Staffing Agreement provides GC Advisors with access to deal flow generated by the professionals of Golub Capital LLC and its affiliates and commits the members of GC Advisors’ investment committee to serve in that capacity. GC Advisors seeks to capitalize on what GBDC 3 believes to be the significant deal origination, credit underwriting, due diligence, investment structuring, execution, portfolio management and monitoring experience of Golub Capital LLC’s investment professionals.

 The GBDC 3 Audit Committee, in consultation with GBDC 3’s Chief Executive Officer, Chief Compliance Officer and legal counsel, has established a written policy to govern the review of potential related party transactions. The GBDC 3 Audit Committee conducts quarterly reviews of any potential related party transactions and, during these reviews, it also considers any conflicts of interest brought to its attention pursuant to GBDC 3’s Code of Conduct or Code of Ethics.

CONTROL PERSONS AND PRINCIPAL STOCKHOLDERS OF GOLUB CAPITAL BDC 3, INC.

As of April 5, 2024, there were 100,105,100.915 shares of GBDC 3 Common Stock outstanding. The following table sets out certain ownership information as of April 5, 2024 with respect to GBDC 3 Common Stock for those persons who directly or indirectly own, control or hold with the power to vote five percent or more of its outstanding common stock, each of its directors and officers and all officers and directors as a group. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Ownership information for those persons who beneficially own 5% or more of the shares of GBDC 3 Common Stock is based upon filings by such persons with the SEC.

Name and Address	Type of Ownership	Shares Owned	Percentage	Estimated Pro Forma Percentage (5)
Lawrence E. Golub (1)(2)	Beneficial	3,782,976	3.8%	2.7%
David B. Golub (1)(2)	Beneficial	3,782,976	3.8%	2.6%
William M. Webster IV (1)(3)	Beneficial	137,666	*	*
John T. Baily (1)	N/A	—	—	—
Kenneth F. Bernstein (1)	N/A	—	—	—
Lofton P. Holder (1)	N/A	—	—	—
Anita J. Rival (1)	N/A	—	—	—
Christopher C. Ericson (1)	N/A	—	—	—
Joshua M. Levinson (1)	N/A	—	—	—
All officers and directors as a group (9 persons) (1)	Beneficial	3,920,642	3.8%	3.2%
State Teachers Retirement System of Ohio (4)	Record and beneficial	8,615,086	8.7%	5.6%

*	Represents less than 1.0%.

(1)	The business address for each of GBDC 3’s officers and directors is c/o Golub Capital BDC 3, Inc., 200 Park Avenue, New York, NY 10166.

(2)	Messrs. Lawrence E. Golub and David B. Golub are control persons of GCOP LLC. The shares of GBDC 3 common stock shown in the above table as being owned by each named individual reflect the fact that, due to their control of GCOP LLC, each may be viewed as having shared voting and dispositive power over all of the 1,948,452.852 shares of GBDC 3 common stock directly owned by such entity. The shares of GBDC 3 common stock shown in the above table as being owned by each named individual reflect the fact that, due to their control of GEMS Fund 4, L.P., each may be viewed as having shared voting and dispositive power over all of the 1,834,523.315 shares of GBDC 3 common stock directly owned by such entity although voting rights to the securities held by GEMS Fund 4, L.P. have been passed through to the respective limited partners. Messrs. Lawrence E. Golub and David B. Golub disclaim beneficial ownership of such shares of GBDC 3 common stock except to the extent of their respective pecuniary interest therein.

(3)	The shares of GBDC 3 common stock shown in the above table as being owned by Mr. William M. Webster IV represent shares owned directly by Mr. William M. Webster IV and indirectly through investments in GEMS Fund 4, L.P., which directly owns 1,834,523.315 shares of GBDC 3 common stock.

(4)	The business address for State Teachers Retirement System of Ohio is 275 E. Broad St., Columbus, OH 43215.

(5)	Estimated Pro Forma Percentage assumes the conversion of 99,832,145 shares of GBDC 3 common stock, which was the number of shares of GBDC 3 common stock outstanding as of December 31, 2023, into 91,056,900 shares of GBDC Common Stock and 170,585,795 shares of GBDC common stock outstanding on a pro forma basis. See “Control Persons and Principal Stockholders of Golub Capital BDC, Inc.” for ownership information with respect to GBDC 3 common stock held by each of the officers and directors of GBDC and GBDC 3. The Estimated Pro Forma Percentage held by State Teachers Retirement System of Ohio includes its holdings of GBDC common stock.

GBDC 3 is not part of a “family of investment companies,” as that term is defined in the 1940 Act. The following table sets out the dollar range of GBDC 3 equity securities that each of its directors beneficially owned as of April 5, 2024 based on the NAV per share of $14.70 as of December 31, 2023.

Name of Director	Dollar Range of Equity Securities in Golub Capital BDC 3, Inc.(1)
Independent Directors
John T. Baily	None
Kenneth F. Bernstein	None
Lofton P. Holder	None
Anita J. Rival	None
William M. Webster IV	Over $100,000
Interested Directors
Lawrence E. Golub	Over $100,000
David B. Golub	Over $100,000

(1)	Dollar ranges are as follows: none, $1 - $10,000, $10,001 - $50,000, $50,001 - $100,000, or over $100,000.

The following table sets forth the dollar range of the shares of common stock of each of GBDC and GBDC 3 and the limited partnership interests in other private funds advised by Golub Capital and beneficially owned by any of GBDC 3’s independent directors and his or her immediate family as of April 5, 2024. The shares of GBDC 3 Common Stock shown in the below table as being owned by Mr. William M. Webster IV are owned directly and indirectly through investments in GEMS Fund 4, L.P., which directly owns 1,834,523.315 shares of Common Stock.

Name of Director	Name of Owners	Name of Investment	Title of Class	Dollar Range of Equity Securities(1)
Independent Directors
John T. Baily	John T. Baily	GBDC (NASDAQ)	Common Stock	Over $100,000

Kenneth F. Bernstein	Kenneth F. Bernstein	GBDC (NASDAQ)	Common Stock	Over $100,000

Anita J. Rival	Anita J. Rival	GBDC (NASDAQ)	Common Stock	Over $100,000

William M. Webster IV	William M. Webster IV;	GBDC (NASDAQ);	Common Stock;	Over $100,000
	William M. Webster, IV Revocable Trust;	GBDC 3	Common Stock;	Over $100,000
	Webster Trust Investments, LLC;	Golub Capital Partners 9, L.P.;	N/A - Single Class	Over $100,000
	William M. Webster, IV 2012 Irrevocable Trust Agreement UAD 6/21/12;	Golub Capital Partners 10, L.P.;	N/A - Single Class in each	Over $100,000 in each
Golub Capital Partners 11, L.P.;
Golub Capital Partners 11R, L.P.;
Golub Capital Partners 12, L.P.;
GC Coinvestment, L.P.;
GEMS Fund 4, L.P.;
GEMS Fund 5 L.P.
GEMS Fund 6 L.P.

(1)	Dollar ranges are as follows: none, $1 - $10,000, $10,001 - $50,000, $50,001 - $100,000, or over $100,000.

DESCRIPTION OF CAPITAL STOCK OF GOLUB CAPITAL BDC, INC.

The following description is based on relevant portions of the DGCL and on GBDC’s certificate of incorporation and bylaws. This summary is not necessarily complete, and GBDC refers you to the DGCL and GBDC’s certificate of incorporation and bylaws for a more detailed description of the provisions summarized below.

Capital Stock

GBDC’s authorized stock consists of 350,000,000 shares of common stock, par value $0.001 per share, and 1,000,000 shares of preferred stock, par value $0.001 per share. GBDC Common Stock is traded on The Nasdaq Global Select Market under the ticker symbol “GBDC.” There are no outstanding options or warrants to purchase GBDC’s stock. No stock has been authorized for issuance under any equity compensation plans. Under Delaware law, GBDC’s stockholders generally are not personally liable for its debts or obligations.

The following are GBDC’s outstanding classes of securities as of April 5, 2024:

(1) Title of Class	(2) Amount Authorized	(3) Amount Held by GBDC or for GBDC’s Account	(4) Amount Outstanding Exclusive of Amounts Shown Under(3)
Common Stock	350,000,000	-	171,517,307
Preferred Stock	1,000,000	-	-

GBDC Common Stock

All shares of GBDC Common Stock have equal rights as to earnings, assets, dividends and other distributions and voting and, when they are issued, will be duly authorized, validly issued, fully paid and nonassessable. Distributions may be paid to the holders of GBDC Common Stock if, as and when authorized by the GBDC Board and declared by GBDC out of funds legally available therefrom. Shares of GBDC Common Stock have no preemptive, exchange, conversion or redemption rights and are freely transferable, except when their transfer is restricted by federal and state securities laws or by contract. In the event of GBDC’s liquidation, dissolution or winding up, each share of GBDC Common Stock would be entitled to share ratably in all of GBDC’s assets that are legally available for distribution after GBDC pays all debts and other liabilities and subject to any preferential rights of holders of GBDC’s preferred stock, if any preferred stock is outstanding at such time. Each share of GBDC Common Stock is entitled to one vote on all matters submitted to a vote of stockholders, including the election of directors. Except as provided with respect to any other class or series of stock, the holders of GBDC Common Stock will possess exclusive voting power. There is no cumulative voting in the election of directors, which means that holders of a majority of the outstanding shares of common stock can elect all of GBDC’s directors, and holders of less than a majority of such shares will not be able to elect any directors.

GBDC Preferred Stock

In addition to shares of GBDC Common Stock, GBDC’s certificate of incorporation authorizes the issuance of preferred stock. GBDC may issue preferred stock from time to time in one or more classes or series without GBDC stockholder approval. Prior to issuance of shares of each class or series, the GBDC Board is required by Delaware law and by GBDC’s certificate of incorporation to set the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Thus, the GBDC Board could authorize the issuance of shares of preferred stock with terms and conditions that could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for holders of GBDC Common Stock or otherwise be in their best interest. You should note, however, that any such an issuance must adhere to the requirements of the 1940 Act, Delaware law and any other limitations imposed by law.

The 1940 Act currently requires that (i) immediately after issuance and before any dividend or other distribution is made with respect to GBDC Common Stock and before any purchase of GBDC Common Stock is made, such preferred stock together with all other senior securities must not exceed an amount equal to 50% of GBDC’s total assets after deducting the amount of such dividend, distribution or purchase price, as the case may be, (ii) the holders of shares of GBDC preferred stock, if any are issued, must be entitled as a class to elect two directors at all times and to elect a majority of the directors if dividends or other distribution on the GBDC preferred stock are in arrears by two years or more. Some matters under the 1940 Act require the separate vote of the holders of any issued and outstanding preferred stock. For example, holders of preferred stock would vote separately from the holders of GBDC Common Stock on a proposal to cease operations as a business development company. GBDC believes that the availability for issuance of preferred stock will provide GBDC with increased flexibility in structuring future financings and acquisitions.

For any series of preferred stock that GBDC may issue, the GBDC Board will determine and the articles supplementary and the prospectus supplement relating to such series will describe:

•	the designation and number of shares of such series;

•	the rate and time at which, and the preferences and conditions under which, any dividends or other distributions will be paid on shares of such series, as well as whether such dividends or other distributions are participating or non-participating;

•	any provisions relating to convertibility or exchangeability of the shares of such series, including adjustments to the conversion price of such series;

•	the rights and preferences, if any, of holders of shares of such series upon GBDC’s liquidation, dissolution or winding up of its affairs;

•	the voting powers, if any, of the holders of shares of such series;

•	any provisions relating to the redemption of the shares of such series;

•	any limitations on GBDC’s ability to pay dividends or make distributions on, or acquire or redeem, other securities while shares of such series are outstanding;

•	any conditions or restrictions on GBDC’s ability to issue additional shares of such series or other securities;

•	if applicable, a discussion of certain U.S. federal income tax considerations; and

•	any other relative powers, preferences and participating, optional or special rights of shares of such series, and the qualifications, limitations or restrictions thereof.

All shares of preferred stock that GBDC may issue will be identical and of equal rank except as to the particular terms thereof that may be fixed by the GBDC Board, and all shares of each series of preferred stock will be identical and of equal rank except as to the dates from which dividends or other distributions, if any, thereon will be cumulative.

Provisions of the DGCL and GBDC’s Certificate of Incorporation and Bylaws

Limitation on Liability of Directors and Officers; Indemnification and Advance of Expenses

The indemnification of GBDC’s officers and directors is governed by Section 145 of the DGCL, and GBDC’s certificate of incorporation and bylaws. Subsection (a) of DGCL Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if (1) such person acted in good faith, (2) in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and (3) with respect to any criminal action or proceeding, such person had no reasonable cause to believe the person’s conduct was unlawful.

Subsection (b) of DGCL Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation, and except that no indemnification may be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court deems proper.

DGCL Section 145 further provides that to the extent that a present or former director or officer is successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person will be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with such action, suit or proceeding. In all cases in which indemnification is permitted under subsections (a) and (b) of Section 145 (unless ordered by a court), it will be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the applicable standard of conduct has been met by the party to be indemnified. Such determination must be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (4) by the stockholders. The statute authorizes the corporation to pay expenses incurred by an officer or director in advance of the final disposition of a proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it is ultimately determined that such person is not entitled to be indemnified by the corporation as authorized. DGCL Section 145 also provides that indemnification and advancement of expenses permitted under such Section are not to be exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. DGCL Section 145 also authorizes the corporation to purchase and maintain liability insurance on behalf of its directors, officers, employees and agents regardless of whether the corporation would have the statutory power to indemnify such persons against the liabilities insured.

GBDC’s certificate of incorporation provides that its directors will not be liable to GBDC or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the current DGCL or as the DGCL may hereafter be amended. DGCL Section 102(b)(7) provides that the personal liability of a director to a corporation or its stockholders for breach of fiduciary duty as a director may be eliminated except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL, relating to unlawful payment of dividends or unlawful stock purchases or redemption of stock or (4) for any transaction from which the director derives an improper personal benefit.

GBDC’s certificate of incorporation and bylaws provide for the indemnification of any person to the full extent permitted, and in the manner provided, by the current DGCL or as the DGCL may hereafter be amended. In addition, GBDC has entered into indemnification agreements with each of its directors and officers in order to effect the foregoing except to the extent that such indemnification would exceed the limitations on indemnification under Section 17(h) of the 1940 Act.

Delaware Anti-Takeover Law

The DGCL and GBDC’s certificate of incorporation and bylaws contain provisions that could make it more difficult for a potential acquirer to acquire GBDC by means of a tender offer, proxy contest or otherwise. These provisions are expected to discourage certain coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of GBDC to negotiate first with its board of directors. These measures may delay, defer or prevent a transaction or a change in control that might otherwise be in the best interests of GBDC’s stockholders. GBDC believes, however, that the benefits of these provisions outweigh the potential disadvantages of discouraging any such acquisition proposals because the negotiation of such proposals may improve their terms.

GBDC is subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. In general, these provisions prohibit a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

•	prior to such time, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or
•	on or after the date the business combination is approved by the board of directors and authorized at a meeting of stockholders, by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines “business combination” to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;
•	any sale, transfer, pledge or other disposition (in one transaction or a series of transactions) of 10% or more of either the aggregate market value of all the assets of the corporation or the aggregate market value of all the outstanding stock of the corporation involving the interested stockholder;
•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;
•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation owned by the interested stockholder; or
•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by any of these entities or persons.

The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire GBDC.

Election of Directors

GBDC’s certificate of incorporation and bylaws provide that the affirmative vote of the holders of a majority of the votes cast by stockholders present in person or by proxy at an annual or special meeting of stockholders and entitled to vote thereat will be required to elect a director. Under GBDC’s certificate of incorporation, the GBDC Board may amend the bylaws to alter the vote required to elect directors.

Classified Board of Directors

The GBDC Board is divided into three classes of directors serving staggered three-year terms, with the term of office of only one of the three classes expiring each year. A classified board may render a change in control of GBDC or removal of its incumbent management more difficult. GBDC believes, however, that the longer time required to elect a majority of a classified board of directors helps to ensure the continuity and stability of its management and policies.

Number of Directors; Removal; Vacancies

GBDC’s certificate of incorporation provides that the number of directors will be set only by the GBDC Board by resolution or amendment to its bylaws adopted by the affirmative vote of a majority of the directors. The GBDC Bylaws provide that a majority of its entire board of directors may at any time increase or decrease the number of directors. However, unless the GBDC Bylaws are amended, the number of directors may never be less than four nor more than eight. Under the DGCL, unless the certificate of incorporation provides otherwise (which GBDC’s certificate of incorporation does not), directors on a classified board such as the GBDC Board may be removed only for cause. Under GBDC’s certificate of incorporation and bylaws, any vacancy on the GBDC Board, including a vacancy resulting from an enlargement of the GBDC Board, may be filled only by vote of a majority of the directors then in office. The limitations on the ability of GBDC’s stockholders to remove directors and fill vacancies could make it more difficult for a third-party to acquire, or discourage a third-party from seeking to acquire, control of GBDC.

Action by Stockholders

Under GBDC’s certificate of incorporation, stockholder action can be taken only at an annual or special meeting of stockholders or by unanimous written consent in lieu of a meeting. This may have the effect of delaying consideration of a stockholder proposal until the next annual meeting.

Advance Notice Provisions for Stockholder Nominations and Stockholder Proposals

The GBDC Bylaws provide that with respect to an annual meeting of stockholders, nominations of persons for election to the GBDC Board and the proposal of business to be considered by stockholders may be made only (1) by or at the direction of the GBDC Board, (2) pursuant to GBDC’s notice of meeting or (3) by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice procedures of the bylaws. Nominations of persons for election to the GBDC Board at a special meeting may be made only by or at the direction of the GBDC Board, and provided that the GBDC Board has determined that directors will be elected at the meeting, by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice provisions of the bylaws.

The purpose of requiring stockholders to give GBDC advance notice of nominations and other business is to afford the GBDC Board a meaningful opportunity to consider the qualifications of the proposed nominees and the advisability of any other proposed business and, to the extent deemed necessary or desirable by the GBDC Board, to inform stockholders and make recommendations about such qualifications or business, as well as to provide a more orderly procedure for conducting meetings of stockholders. Although the GBDC Bylaws do not give the GBDC Board any power to disapprove stockholder nominations for the election of directors or proposals recommending certain action, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if proper procedures are not followed and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal without regard to whether consideration of such nominees or proposals might be harmful or beneficial to GBDC and its stockholders.

Stockholder Meetings

The GBDC Bylaws provide that any action required or permitted to be taken by stockholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting. In addition, in lieu of such a meeting, any such action may be taken by the unanimous written consent of GBDC’s stockholders. GBDC’s certificate of incorporation and bylaws also provide that, except as otherwise required by law, special meetings of the stockholders can only be called by the chairman of the board, the chief executive officer or the GBDC Board. In addition, the GBDC Bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of candidates for election to the GBDC Board. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the GBDC Board, or by a stockholder of record on the record date for the meeting who is entitled to vote at the meeting and who has delivered timely written notice in proper form to the secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying until the next stockholder meeting stockholder actions that are favored by the holders of a majority of GBDC’s outstanding voting securities.

Calling of Special Meetings of Stockholders

GBDC’s certificate of incorporation and bylaws provide that special meetings of stockholders may be called by the GBDC Board, the chairman of the board and its chief executive officer.

Conflict with 1940 Act

The GBDC Bylaws provide that, if and to the extent that any provision of the DGCL or any provision of its certificate of incorporation or bylaws conflicts with any provision of the 1940 Act, the applicable provision of the 1940 Act will control.

DESCRIPTION OF CAPITAL STOCK OF GOLUB CAPITAL BDC 3, INC.

The following description is based on relevant portions of the MGCL and on GBDC 3’s charter and bylaws. This summary is not necessarily complete, and GBDC 3 refers you to the MGCL and GBDC 3’s charter and bylaws for a more detailed description of the provisions summarized below.

Capital Stock

GBDC 3’s authorized stock consists of 110,000,000 shares of common stock, par value $0.001 per share, and 1,000,000 shares of preferred stock, par value $0.001 per share. GBDC 3 Common Stock is not listed on a national stock exchange. There are no outstanding options or warrants to purchase GBDC 3’s stock. No stock has been authorized for issuance under any equity compensation plans. Under Maryland law, GBDC 3’s stockholders generally are not personally liable for GBDC 3’s debts or obligations.

The following are GBDC 3’s outstanding classes of securities as of April 5, 2024:

(1) Title of Class	(2) Amount Authorized	(3) Amount Held by GBDC 3 or for GBDC 3’s Account	(4) Amount Outstanding Exclusive of Amounts Shown Under (3)
Common Stock	110,000,000	—	100,105,100.915
Preferred Stock	1,000,000	—	—

GBDC 3 Common Stock

Under GBDC 3’s charter, the GBDC 3 Board is authorized to classify and reclassify any unissued shares of stock into other classes or series of stock and authorize the issuance of shares of stock without obtaining stockholder approval. As permitted by the MGCL, GBDC 3’s charter provides that the GBDC 3 Board, without any action by GBDC 3 stockholders, may amend the charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that GBDC 3 has authority to issue.

All shares of GBDC 3 Common Stock have equal rights as to earnings, assets, dividends and other distributions and, when they are issued, will be duly authorized, validly issued, fully paid and nonassessable. Distributions may be paid to the holders of GBDC 3 Common Stock if, as and when authorized by its board of directors and declared by GBDC 3 out of funds legally available therefrom. Shares of GBDC 3 Common Stock have no preemptive, exchange, conversion or redemption rights and are freely transferable, except when their transfer is restricted by federal and state securities laws or by contract. In the event of GBDC 3’s liquidation, dissolution or winding up, each share of its common stock would be entitled to share ratably in all of its assets that are legally available for distribution after GBDC 3 pays all debts and other liabilities and subject to any preferential rights of holders of its preferred stock, if any preferred stock is outstanding at such time. Each share of GBDC 3 Common Stock is entitled to one vote on all matters submitted to a vote of stockholders, including the election of directors. Except as provided with respect to any other class or series of stock, the holders of GBDC 3 Common Stock will possess exclusive voting power. There is no cumulative voting in the election of directors, which means that holders of a majority of the outstanding shares of common stock can elect all of GBDC 3’s directors, and holders of less than a majority of such shares will not be able to elect any directors.

GBDC 3 Preferred Stock

In addition to shares of GBDC 3 Common Stock, GBDC 3’s charter authorizes the issuance of preferred stock. GBDC 3 may issue preferred stock from time to time in one or more classes or series without GBDC 3 stockholder approval. Prior to issuance of shares of each class or series, the GBDC 3 Board is required by Maryland law and by GBDC 3’s charter to set the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Thus, the GBDC 3 Board could authorize the issuance of shares of preferred stock with terms and conditions that could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for holders of GBDC 3 Common Stock or otherwise be in their best interest. You should note, however, that any such an issuance must adhere to the requirements of the 1940 Act, Maryland law and any other limitations imposed by law.

The 1940 Act currently requires that (i) immediately after issuance and before any dividend or other distribution is made with respect to GBDC 3 Common Stock and before any purchase of GBDC 3 Common Stock is made, such preferred stock together with all other senior securities must not exceed an amount equal to 50% of GBDC’s total assets after deducting the amount of such dividend, distribution or purchase price, as the case may be, (ii) the holders of shares of GBDC 3 preferred stock, if any are issued, must be entitled as a class to elect two directors at all times and to elect a majority of the directors if dividends or other distribution on the GBDC 3 preferred stock are in arrears by two years or more. Some matters under the 1940 Act require the separate vote of the holders of any issued and outstanding preferred stock. For example, holders of preferred stock would vote separately from the holders of GBDC 3 Common Stock on a proposal to cease operations as a business development company. GBDC 3 believes that the availability for issuance of preferred stock will provide GBDC 3 with increased flexibility in structuring future financings and acquisitions.

For any series of preferred stock that GBDC 3 may issue, the GBDC 3 Board will determine and the articles supplementary and the prospectus supplement relating to such series will describe:

•	the designation and number of shares of such series;

•	the rate and time at which, and the preferences and conditions under which, any dividends or other distributions will be paid on shares of such series, as well as whether such dividends or other distributions are participating or non-participating;

•	any provisions relating to convertibility or exchangeability of the shares of such series, including adjustments to the conversion price of such series;

•	the rights and preferences, if any, of holders of shares of such series upon GBDC 3’s liquidation, dissolution or winding up of its affairs;

•	the voting powers, if any, of the holders of shares of such series;

•	any provisions relating to the redemption of the shares of such series;

•	any limitations on GBDC 3’s ability to pay dividends or make distributions on, or acquire or redeem, other securities while shares of such series are outstanding;

•	any conditions or restrictions on GBDC 3’s ability to issue additional shares of such series or other securities;

•	if applicable, a discussion of certain U.S. federal income tax considerations; and

•	any other relative powers, preferences and participating, optional or special rights of shares of such series, and the qualifications, limitations or restrictions thereof.

All shares of preferred stock that GBDC 3 may issue will be identical and of equal rank except as to the particular terms thereof that may be fixed by the GBDC 3 Board, and all shares of each series of preferred stock will be identical and of equal rank except as to the dates from which dividends or other distributions, if any, thereon will be cumulative.

Transfer and Resale Restrictions

GBDC 3 sold and continues to sell shares of its common stock in a private placement in the United States under the exemption provided by Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder, Regulation S under the Securities Act and other exemptions from the registration requirements of the Securities Act. Investors who acquire shares of GBDC 3 Common Stock in its private placement are required to complete, execute and deliver a Subscription Agreement and related documentation, which includes customary representations and warranties, certain covenants and restrictions and indemnification provisions. Additionally, such investors may be required to provide due diligence information for compliance with certain legal requirements. GBDC 3 does not presently intend to incur any placement or underwriting fees or sales commissions in connection with the private placement of its common stock, and GBDC 3 will not incur any such fees or commissions if its net proceeds received upon a sale of its common stock after such costs would be less than the net asset value per share of its common stock.

Prior to an IPO of GBDC 3 Common Stock, no transfer of GBDC 3’s investors’ commitments to purchase shares of GBDC 3 Common Stock pursuant to Subscription Agreements (“Capital Commitments”) or all or any portion of its investors’ shares of its common stock may be made without (a) registration of the transfer on its books and (b) GBDC 3’s prior written consent. In any event, GBDC 3’s consent may be withheld (i) if the creditworthiness of the proposed transferee, as determined by GBDC 3 in its sole discretion, is not sufficient to satisfy all obligations under the Subscription Agreement or (ii) unless, in the opinion of counsel satisfactory in form and substance to GBDC 3:

•	such transfer would not violate the Securities Act or any state (or other jurisdiction) securities or “blue sky” laws applicable to GBDC 3 or the shares to be transferred; and

•	in case of transfer to:

o	an “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), that is subject to ERISA;
o	a “plan” described in Section 4975(e)(1) of the Code, that is subject to Section 4975 of the Code;
o	an entity that is, or is deemed to be, using (under the Plan Assets Regulation or otherwise for purposes of ERISA or Section 4975 of the Code) “plan assets” to purchase or hold its investments; or
o	a person (including an entity) that has discretionary authority or control with respect to GBDC 3’s assets or a person who provides investment advice with respect to GBDC 3’s assets or an “affiliate” of such person such transfer would not be a “prohibited transaction” under ERISA or Section 4975 of the Code or cause all or any portion of GBDC 3’s assets to constitute “plan assets” under ERISA or Section 4975 of the Code.

Any person that acquires all or any portion of GBDC 3’s investors’ shares of its common stock in a transfer permitted under the Subscription Agreement shall be obligated to pay to GBDC 3 the appropriate portion of any amounts thereafter becoming due in respect of the Capital Commitment committed to be made by its predecessor in interest. GBDC 3’s investors shall remain liable for their Capital Commitments prior to the time, if any, when the purchaser, assignee or transferee of such shares, or fraction thereof, becomes a holder of such shares.

Furthermore, should there be an initial public offering of GBDC 3 Common Stock, holders of its common stock will be subject to lock-up restrictions pursuant to which they will be prohibited from selling shares of GBDC 3 Common Stock for a minimum of 180 days after the pricing of such initial public offering. The specific terms of this restriction and any other limitations on the sale of GBDC 3 Common Stock in connection with or following an initial public offering will be agreed in advance between the GBDC 3 Board and GC Advisors, acting on behalf of GBDC 3’s investors, and the underwriters of the initial public offering.

Provisions of the MGCL and GBDC 3’s Charter and Bylaws

Limitation on Liability of Directors and Officers; Indemnification and Advance of Expenses

The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. GBDC 3’s charter contains such a provision which eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law, subject to the requirements of the 1940 Act.

GBDC 3’s charter authorizes it, to the maximum extent permitted by the MGCL and subject to the requirements of the 1940 Act, to obligate GBDC 3 to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, any present or former director or officer or any individual who, while a director or officer and at GBDC 3’s request, serves or has served another corporation, partnership, joint venture, limited liability company, trust, employee benefit plan, or other enterprise as a director, officer, partner, member, manager or trustee, from and against any claim or liability to which that person may become subject or which that person may incur by reason of his or her service in any such capacity and to pay or reimburse their reasonable expenses in advance of final disposition of a proceeding.

The GBDC 3 Bylaws obligate it, to the maximum extent permitted by the MGCL and subject to the requirements of the 1940 Act, to indemnify any present or former director or officer or any individual who, while a director or officer and GBDC 3’s request, serves or has served another corporation, partnership, joint venture, limited liability company, trust, employee benefit plan or other enterprise as a director, officer, partner, member, manager or trustee and who is made, or threatened to be made, a party to a proceeding by reason of his or her service in any such capacity from and against any claim or liability to which that person may become subject or which that person may incur by reason of his or her service in any such capacity and, without requiring a preliminary determination of the ultimate entitlement to indemnification to pay or reimburse their reasonable expenses in advance of final disposition of a proceeding. GBDC 3’s charter and bylaws also permit it to indemnify and advance expenses to any person who served a predecessor of GBDC 3 in any of the capacities described above and any of GBDC 3’s employees or agents or any employees or agents of GBDC 3’s predecessor. In accordance with the 1940 Act, GBDC 3 will not indemnify any person for any liability to which such person would be subject by reason of such person’s willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office.

The MGCL requires a corporation (unless its charter provides otherwise, which GBDC 3’s charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received unless, in either case, a court orders indemnification, and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

Election of Directors

The GBDC 3 Bylaws provide that the affirmative vote of a majority of the total votes cast “for” or “against” a nominee for director at a duly called meeting of stockholders at which a quorum is present is required to elect a director in an uncontested election. In a contested election, directors are elected by a plurality of the votes cast at a meeting of stockholders duly called and at which is a quorum is present. Under the GBDC 3 Bylaws, the GBDC 3 Board may amend the bylaws to alter the vote required to elect directors.

Classified Board of Directors

The GBDC 3 Board is divided into three classes of directors serving classified terms, with the term of office of only one of the three classes expiring at each annual meeting. At each annual meeting of stockholders, directors of the class of directors whose term expires at such meeting will be elected to hold office for a term expiring at the third succeeding annual meeting of stockholders following the meeting at which they were elected and until their successors are duly elected and qualified. A classified board may render a change in control of GBDC 3 or removal of GBDC 3’s incumbent management more difficult. GBDC 3 believes, however, that the longer time required to elect a majority of a classified board of directors helps to ensure the continuity and stability of its management and policies.

Number of Directors; Removal; Vacancies

GBDC 3’s charter and bylaws provide that the number of directors will be set only by the GBDC 3 Board. The GBDC 3 Bylaws provide that a majority of its entire board of directors may at any time increase or decrease the number of directors. However, unless the GBDC 3 Bylaws are amended, the number of directors may never be less than the minimum number required by the MGCL nor more than 12. GBDC 3 has elected to be subject to the provision of Subtitle 8 of Title 3 of the MGCL regarding the filling of vacancies on the GBDC 3 Board. Accordingly, except as may be provided by the board of directors in setting the terms of any class or series of preferred stock, any and all vacancies on the GBDC 3 Board, including a vacancy resulting from an enlargement of the GBDC 3 Board, may be filled only by vote of a majority of the directors then in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will serve for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is elected and qualifies, subject to any applicable requirements of the 1940 Act. GBDC 3’s charter provides that a director may be removed only for cause, as defined in GBDC 3’s charter, and then only by the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of directors. The limitations on the ability of GBDC 3’s stockholders to remove directors and fill vacancies could make it more difficult for a third-party to acquire, or discourage a third-party from seeking to acquire, control of GBDC 3.

Action by Stockholders

Under the MGCL, stockholder action can be taken only at an annual or special meeting of stockholders or by unanimous written consent in lieu of a meeting (unless the charter provides for stockholder action by less than unanimous consent, which GBDC 3’s charter does not). These provisions, combined with the requirements of the GBDC 3 Bylaws regarding the calling of a stockholder-requested meeting of stockholders discussed below, may have the effect of delaying consideration of a stockholder proposal until the next annual meeting.

Advance Notice Provisions for Stockholder Nominations and Stockholder Proposals

The GBDC 3 Bylaws provide that with respect to an annual meeting of stockholders, nominations of persons for election to the GBDC 3 Board and the proposal of business to be considered by stockholders may be made only (1) by or at the direction of the GBDC 3 Board, (2) pursuant to GBDC 3’s notice of meeting or (3) by a stockholder who was a stockholder of record at the time of provision of notice and at the time of the meeting, who is entitled to vote at the meeting and who has complied with the advance notice procedures of the bylaws. With respect to special meetings of stockholders, only the business specified in GBDC 3’s notice of the meeting may be brought before the meeting. Nominations of persons for election to the GBDC 3 Board at a special meeting may be made only (1) by or at the direction of the GBDC 3 Board or (2) provided that the special meeting has been called in accordance with the GBDC 3 Bylaws for the purposes of electing directors, by a stockholder who was a stockholder of record at the time of provision of notice and at the time of the meeting, who is entitled to vote at the meeting and who has complied with the advance notice provisions of the bylaws.

 The purpose of requiring stockholders to give GBDC 3 advance notice of nominations and other business is to afford the GBDC 3 Board a meaningful opportunity to consider the qualifications of the proposed nominees and the advisability of any other proposed business and, to the extent deemed necessary or desirable by the GBDC 3 Board, to inform stockholders and make recommendations about such qualifications or business, as well as to provide a more orderly procedure for conducting meetings of stockholders. Although the GBDC 3 Bylaws do not give its board of directors any power to disapprove stockholder nominations for the election of directors or proposals recommending certain action, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if proper procedures are not followed and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal without regard to whether consideration of such nominees or proposals might be harmful or beneficial to GBDC 3 and its stockholders.

Calling of Special Meetings of Stockholders

The GBDC 3 Bylaws provide that special meetings of stockholders may be called by the GBDC 3 Board and certain of its officers. Additionally, the GBDC 3 Bylaws provide that, subject to the satisfaction of certain procedural and informational requirements by the stockholders requesting the meeting, a special meeting of stockholders will be called by the secretary of the corporation upon the written request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast at such meeting.

Approval of Extraordinary Corporate Action; Amendment of Charter and Bylaws

Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, converge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business, unless the action is declared advisable by the GBDC 3 Board and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all the votes entitled to be cast on the matter. GBDC 3’s charter provides for approval of these matters, other than charter amendments, by the affirmative vote of the holders of a majority of the total number of shares entitled to vote on the matter.

GBDC 3’s charter and bylaws provide that the GBDC 3 Board will have the exclusive power to adopt, alter or repeal any provision of its bylaws and to make new bylaws.

No Appraisal Rights

Except with respect to appraisal rights arising in connection with the Maryland Control Share Acquisition Act discussed below, as permitted by the MGCL, GBDC 3’s charter provides that stockholders will not be entitled to exercise rights of objecting stockholders.

Control Share Acquisitions

The Maryland Control Share Acquisition Act, which GBDC 3 refers to as the Control Share Acquisition Act, provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquirer, by officers or by directors who are employees of the corporation are excluded from shares entitled to vote on the matter. Control shares are voting shares of stock which, if aggregated with all other shares of stock owned by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;
•	a majority or more of all voting power.

The requisite stockholder approval must be obtained each time an acquirer crosses one of the thresholds of voting power set forth above. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation may repurchase for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the corporation to repurchase control shares is subject to certain conditions and limitations, including, as provided in the GBDC 3 Bylaws, compliance with the 1940 Act. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of stockholders at which the voting rights of the shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The Control Share Acquisition Act does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation.

The GBDC 3 Bylaws contain a provision exempting from the Control Share Acquisition Act any and all acquisitions by any person of its shares of stock. There can be no assurance that such provision will not be amended or eliminated at any time in the future to the extent permitted by the 1940 Act.

 Business Combinations

Under the MGCL, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. GBDC 3 refers to these provisions as the Business Combination Act. These business combinations include a merger, consolidation, share exchange or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

•	any person who beneficially owns 10% or more of the voting power of the corporation’s shares; or
•	an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation.

 A person is not an interested stockholder under this statute if the board of directors approved in advance the transaction by which he otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between the corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and
•	two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under the MGCL, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

 The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder. The GBDC 3 Board may adopt a resolution that any business combination between it and any other person is exempted from the provisions of the Business Combination Act, provided that the business combination is first approved by the board of directors, including a majority of the directors who are not interested persons as defined in the 1940 Act. This resolution, however, may be altered or repealed in whole or in part at any time. The Business Combination Act may discourage third parties from trying to acquire control of GBDC 3 and increase the difficulty of consummating such an offer. In connection with its approval of the Merger Agreement, the Merger and the transactions contemplated by the Merger Agreement, the GBDC 3 Board adopted a resolution to exempt such transactions from the Business Combination Act.

 Conflict with 1940 Act

The GBDC 3 Bylaws provide that, if and to the extent that any provision of the MGCL, including the Control Share Acquisition Act (if GBDC 3 amends its bylaws to be subject to such Act) and the Business Combination Act, or any provision of GBDC 3’s charter or bylaws conflicts with any provision of the 1940 Act, the applicable provision of the 1940 Act will control.

GOLUB CAPITAL BDC, INC. DIVIDEND REINVESTMENT PLAN

GBDC has adopted a dividend reinvestment plan that provides for reinvestment of its dividends and other distributions on behalf of its stockholders, unless a stockholder elects to receive cash as provided below. As a result, if the GBDC Board authorizes, and GBDC declares, a cash dividend or other distribution, then its stockholders who have not “opted out” of GBDC’s dividend reinvestment plan will have their cash distribution automatically reinvested in additional shares of GBDC Common Stock, rather than receiving the cash distribution.

No action is required on the part of a registered stockholder to have their cash dividend or other distribution reinvested in shares of GBDC Common Stock. A registered stockholder may elect to receive an entire distribution in cash by notifying Equiniti Trust Company, LLC, the plan administrator and GBDC’s transfer agent and registrar, in writing so that such notice is received by the plan administrator no later than the record date for distributions to stockholders. The plan administrator will set up an account for shares acquired through the plan for each stockholder who has not elected to receive dividends or other distributions in cash and hold such shares in non-certificated form. Upon request by a stockholder participating in the plan, received in writing not less than three days prior to the record date, the plan administrator will, instead of crediting shares to the participant’s account, issue a certificate registered in the participant’s name for the number of whole shares of GBDC Common Stock and a check for any fractional share.

Those GBDC stockholders whose shares are held by a broker or other financial intermediary may receive dividends and other distributions in cash by notifying their broker or other financial intermediary of their election.

GBDC may use primarily newly issued shares to implement the plan, whether its shares are trading at a premium or at a discount to net asset value. However, GBDC reserves the right to purchase shares in the open market in connection with its implementation of the plan. The number of shares to be issued to a stockholder is determined by dividing the total dollar amount of the distribution payable to such stockholder by the market price per share of GBDC Common Stock at the close of regular trading on The Nasdaq Global Select Market on the date of such distribution, provided that in the event the market price per share on the date of such distribution exceeds the most recently computed net asset value per share, GBDC will issue shares at the greater of the most recently computed net asset value per share or 95% of the current market price per share (or such lesser discount to the current market price per share that still exceeds the most recently computed net asset value per share). The market price per share on that date will be the closing price for such shares on The Nasdaq Global Select Market or, if no sale is reported for such day, at the average of their reported bid and asked prices. The number of shares of GBDC Common Stock to be outstanding after giving effect to payment of the dividend or other distribution cannot be established until the value per share at which additional shares will be issued has been determined and elections of GBDC stockholders have been tabulated.

There will be no brokerage charges or other charges to stockholders who participate in the plan. The plan administrator’s fees are paid by GBDC. If a participant elects by written notice to the plan administrator prior to termination of his or her account to have the plan administrator sell part or all of the shares held by the plan administrator in the participant’s account and remit the proceeds to the participant, the plan administrator is authorized to deduct a $15.00 transaction fee plus a $0.10 per share brokerage commission from the proceeds.

GBDC stockholders who receive dividends and other distributions in the form of stock are generally subject to the same U.S. federal, state and local tax consequences as are stockholders who elect to receive their distributions in cash; however, since their cash dividends will be reinvested, such stockholders will not receive cash with which to pay any applicable taxes on reinvested dividends. A stockholder’s basis for determining gain or loss upon the sale of stock received in a dividend or other distribution from GBDC generally will be equal to the total dollar value of the distribution paid to the stockholder. Any stock received in a dividend or other distribution will have a new holding period for tax purposes commencing on the day following the day on which the shares are credited to the stockholder’s account. To the extent a stockholder is subject to U.S. federal withholding tax on a distribution, GBDC will withhold the applicable tax and the balance will be reinvested in its common stock (or paid to such stockholder in cash if the stockholder has opted out of its dividend reinvestment plan).

GOLUB CAPITAL BDC 3, INC. DIVIDEND REINVESTMENT PLAN

GBDC 3 has adopted a dividend reinvestment plan that provides for reinvestment of its dividends and other distributions on behalf of its stockholders, unless a stockholder elects to receive cash as provided below. As a result, if the GBDC 3 Board authorizes, and GBDC 3 declares, a cash dividend or other distribution, then GBDC 3’s stockholders who have not “opted out” of its dividend reinvestment plan will have their cash distribution automatically reinvested in additional shares of its common stock, rather than receiving the cash distribution. Upon closing of the Merger, the GBDC 3 dividend reinvestment plan will terminate. See "Golub Capital BDC, Inc. Dividend Reinvestment Plan" for a description of the GBDC dividend reinvestment plan that will apply to former GBDC 3 stockholders upon closing of the Merger.

No action is required on the part of a registered stockholder to have their cash dividend or other distribution reinvested in shares of GBDC 3 Common Stock. A registered stockholder may elect to receive an entire distribution in cash by notifying GBDC 3, in its capacity as plan administrator, in writing so that such notice is received by the plan administrator no later than the record date for distributions to stockholders. The plan administrator will set up an account for shares acquired through the plan for each stockholder who has not elected to receive dividends or other distributions in cash and hold such shares in non-certificated form. Upon request by a stockholder participating in the plan, received in writing not less than three days prior to the record date, the plan administrator will, instead of crediting shares to the participant’s account, issue a certificate registered in the participant’s name for the number of whole shares of GBDC 3 Common Stock and a check for any fractional share.

Those stockholders whose shares are held by a broker or other financial intermediary may receive dividends and other distributions in cash by notifying their broker or other financial intermediary of their election.

Prior to the pricing of an initial public offering of GBDC 3 Common Stock or the listing of GBDC 3’s shares on a national securities exchange, GBDC 3 will use newly issued shares of common stock to implement the plan issued at net asset value per share determined as of the valuation date fixed by its board of directors for such dividend or distribution. The number of shares of common stock to be issued to a stockholder prior to the pricing of an initial public offering of GBDC 3 Common Stock or the listing of GBDC 3’s shares on a national securities exchange would be determined by dividing the total dollar amount of the dividend or distribution payable to such stockholder by the net asset value per share.

After the pricing of an initial public offering of GBDC 3 Common Stock or the listing of its shares on a national securities exchange, if any, GBDC 3 may use newly issued shares to implement the plan, whether its shares are trading at a premium or at a discount to net asset value. However, GBDC 3 expects to reserve the right to purchase shares in the open market in connection with its expected implementation of the plan. The number of shares to be issued to a stockholder is expected to be determined by dividing the total dollar amount of the distribution payable to such stockholder by the market price per share of GBDC 3 Common Stock at the close of regular trading on the national securities exchange on which its shares are listed on the date of such distribution, provided that in the event the market price per share on the date of such distribution exceeds the most recently computed net asset value per share, GBDC 3 would expect to issue shares at the greater of the most recently computed net asset value per share or 95% of the current market price per share (or such lesser discount to the current market price per share that still exceeds the most recently computed net asset value per share). The market price per share on that date would be the closing price for such shares on the national securities exchange on which GBDC 3’s shares are listed or, if no sale is reported for such day, at the average of their reported bid and asked prices. The number of shares of GBDC 3 Common Stock to be outstanding after giving effect to payment of the dividend or distribution cannot be established until the value per share at which additional shares will be issued has been determined and elections of its stockholders have been tabulated.

There will be no brokerage charges or other charges to stockholders who participate in the plan. The plan administrator’s fees are paid by GBDC 3. If a participant elects by written notice to the plan administrator prior to termination of his or her account to have the plan administrator sell part or all of the shares held by the plan administrator in the participant’s account and remit the proceeds to the participant, the plan administrator is authorized to deduct a $15.00 transaction fee plus a $0.10 per share brokerage commission from the proceeds.

Stockholders who receive dividends and other distributions in the form of stock are generally subject to the same U.S. federal, state and local tax consequences as are stockholders who elect to receive their distributions in cash; however, since their cash distributions will be reinvested, such stockholders will not receive cash with which to pay any applicable taxes on reinvested distributions. A stockholder’s basis for determining gain or loss upon the sale of stock received in a distribution from GBDC 3 generally will be equal to the total dollar value of the distribution paid to the stockholder. Any stock received in a distribution will have a new holding period for tax purposes commencing on the day following the day on which the shares are credited to the stockholder’s account. To the extent a stockholder is subject to U.S. federal withholding tax on a distribution, GBDC 3 will withhold the applicable tax and the balance will be reinvested in its common stock (or paid to such stockholder in cash if the stockholder has opted out of GBDC 3’s dividend reinvestment plan).

Participants may terminate their accounts under the plan by filling out the transaction request form located at the bottom of the participant’s statement and sending it to the plan administrator at the address below.

The plan may be terminated or suspended by GBDC 3 upon notice in writing mailed to each participant at least 30 days prior to any record date for the payment of any distribution by GBDC 3. All correspondence concerning the plan should be directed to the plan administrator by mail at Golub Capital BDC 3, Inc., Attention: Investor Relations, 200 Park Avenue, 25th Floor, New York, NY 10166.

If GBDC 3 withdraws or the plan is terminated, you will receive the number of whole shares in your account under the plan and a cash payment for any fraction of a share in your account.

If you hold GBDC 3 Common Stock with a brokerage firm that does not participate in the plan, you will not be able to participate in the plan and any dividend reinvestment may be effected on different terms than those described above. Consult your financial advisor for more information.

COMPARISON OF GBDC AND GBDC 3 STOCKHOLDER RIGHTS

The following is a summary of the material differences between the rights of GBDC and GBDC 3 stockholders. The following discussion is not intended to be complete and is qualified by reference to GBDC’s certificate of incorporation, the GBDC Bylaws, the GBDC 3 Charter, the GBDC 3 Bylaws, the MGCL and DGCL. These documents are incorporated by reference in this document and will be sent to stockholders of GBDC and GBDC 3 upon request. See “Where You Can Find More Information.”

GBDC 3 is a Maryland corporation subject to the MGCL, and GBDC is a Delaware corporation subject to the DGCL. Both GBDC and GBDC 3 afford similar rights to their stockholders. Among the material differences between GBDC and GBDC 3 stockholder rights are the voting thresholds required for charter amendments. For more information, see the table below.

	Rights of GBDC Stockholders	Rights of GBDC 3 Stockholders
Authorized Stock	GBDC is authorized to issue 351,000,000 shares of stock, consisting of 350,000,000 shares of GBDC Common Stock and 1,000,000 shares of GBDC preferred stock. Upon approval of the GBDC stockholders of the Certificate of Incorporation Amendment Proposal and the filing of the amendment to GBDC’s certificate of incorporation attached hereto as Annex A with the Secretary of State of the State of Delaware, GBDC will be authorized to issue 351,000,000 shares of stock, consisting of 350,000,000 shares of GBDC Common Stock and 1,000,000 shares of GBDC preferred stock.	GBDC 3 is authorized to issue 111,000,000 shares of stock, consisting of 110,000,000 shares of GBDC 3 Common Stock and 1,000,000 shares of GBDC 3 preferred stock.

Number of Directors	GBDC’s certificate of incorporation provides that the number of directors will be set by the affirmative vote of a majority of the GBDC Board. GBDC’s Bylaws provide that the number of directors shall be not less than 4 nor more than 8, and the exact number of directors will be fixed from time to time by a majority of the GBDC Board.	The GBDC 3 Charter provides that the number of directors is six, which number may be increased or decreased by the GBDC 3 Board pursuant to the GBDC 3 Bylaws or GBDC 3 Charter. However, the number of directors shall never be less than the minimum required by the MGCL. The MGCL provides that each corporation must have at least one director. GBDC 3’s Bylaws provide that a majority of the entire GBDC 3 Board may increase or decrease the number of directors, provided that the number may never be less than the minimum number required by the MGCL nor more than 12.

Amendment of Certificate of Incorporation/ Charter	GBDC’s certificate of incorporation provides that GBDC may make any amendment to the GBDC certificate of incorporation as authorized by law, including an amendment to all rights conferred on stockholders. The DGCL requires that the board of directors proposing a charter amendment shall adopt a resolution setting forth the proposed amendment and declaring that it is advisable and direct that the proposed amendment be submitted for consideration at either an annual or special meeting of stockholders. The proposed amendment must be approved by the stockholders of GBDC by the affirmative vote of a majority of all the votes entitled to be cast on the matter. The DGCL provides that the holders of the outstanding shares of a class are entitled to vote as a class upon a proposed amendment, whether or not entitled to vote on the amendment by the certificate of incorporation, if the amendment would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class, or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely.	The GBDC 3 Charter provides that GBDC 3 may make any amendment to the GBDC 3 Charter as authorized by law, including any amendment altering the terms or contract rights of any shares of outstanding stock. The MGCL requires that the board of directors proposing a charter amendment shall adopt a resolution setting forth the proposed amendment and declaring its advisability and direct that the proposed amendment be submitted for consideration at either an annual or special meeting of stockholders. Pursuant to a provision in the GBDC 3 Charter, any proposed amendment must be approved by stockholders by the affirmative vote of a majority of all the votes entitled to be cast on the amendment. The GBDC 3 Charter provides that a majority of the entire GBDC 3 Board, without any action by the GBDC 3 stockholders, may amend the GBDC 3 Charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that GBDC 3 has authority to issue.

Business Combinations with Interested Stockholders	GBDC is subject to Section 203 of the DGCL, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for three years after the date that the stockholder became an interested stockholder subject to certain exceptions including that the business combination is approved by the board of directors. See “Description of Capital Stock of Golub Capital BDC, Inc.—Provisions of the DGCL and GBDC’s Certificate of Incorporation and Bylaws—Delaware Anti-Takeover Law.”	The GBDC 3 Board has adopted a resolution exempting the Merger from the provisions of the Maryland Business Combination Act. The GBDC 3 Board has not adopted a resolution exempting any other transaction from the provisions of the Maryland Business Combination Act.

Voting Rights	Each share of GBDC Common Stock is entitled to one vote. Except as may be provided by the GBDC Board in any preferred stock designation, the holders of GBDC Common Stock exclusively possess all voting power.	Each share of GBDC 3 Common Stock is entitled to one vote. Prior to issuance of classified or reclassified shares of any class or series, the GBDC 3 Board may set or change the voting powers (including exclusive voting rights, if any) for each class or series.

Redemption Rights	GBDC Common Stock is not subject to redemption by GBDC. However, subject to restrictions under applicable law, GBDC may from time to time offer to repurchase GBDC Common Stock from all or certain stockholders.	GBDC 3 Common Stock is not subject to redemption by GBDC 3. However, subject to restrictions under applicable law, GBDC 3 may from time to time offer to repurchase GBDC 3 Common Stock from all or certain stockholders.

REGULATION

The information in “Item 1. Regulation ” in Part I of GBDC’s Annual Report on Form 10-K (File No. 814-00794) for the fiscal year ended September 30, 2023 is incorporated herein by reference.

CUSTODIAN, TRANSFER AND DISTRIBUTION PAYING AGENT AND REGISTRAR
OF GOLUB CAPITAL BDC, INC. AND GOLUB CAPITAL BDC 3, INC.

GBDC’s securities are held by U.S. Bank National Association pursuant to a custody agreement. The principal business address of U.S. Bank National Association Corporate Trust Services is One Federal Street, 3rd Floor, Boston, Massachusetts 02110, telephone: (617) 603-6538. Equiniti Trust Company, LLC serves as GBDC’s transfer agent, distribution paying agent and registrar. The principal business address of Equiniti Trust Company, LLC is 6201 15th Avenue, Brooklyn, New York 11219, telephone: (800) 937-5449.

GBDC 3’s securities are held by U.S. Bank National Association pursuant to a custody agreement. The principal business address of U.S. Bank National Association Corporate Trust Services is One Federal Street, 3rd Floor, Boston, Massachusetts 02110, telephone: (617) 603-6538.

BROKERAGE ALLOCATION AND OTHER PRACTICES

Since GBDC will acquire and dispose of many of its investments in privately negotiated transactions, many of the transactions that GBDC engages in will not require the use of brokers or the payment of brokerage commissions. Subject to policies established by its board of directors, GC Advisors will be primarily responsible for selecting brokers and dealers to execute transactions with respect to the publicly traded securities portion of GBDC’s portfolio transactions and the allocation of brokerage commissions. GC Advisors does not expect to execute transactions through any particular broker or dealer but will seek to obtain the best net results for GBDC under the circumstances, taking into account such factors as price (including the applicable brokerage commission or dealer spread), size of order, difficulty of execution and operational facilities of the firm and the firm’s risk and skill in positioning blocks of securities. GC Advisors generally will seek reasonably competitive trade execution costs but will not necessarily pay the lowest spread or commission available. Subject to applicable legal requirements and consistent with Section 28(e) of the Exchange Act, GC Advisors may select a broker based upon brokerage or research services provided to GC Advisors and GBDC and any other clients. In return for such services, GBDC may pay a higher commission than other brokers would charge if GC Advisors determines in good faith that such commission is reasonable in relation to the services provided.

GBDC has not paid any brokerage commissions during the three most recent fiscal years.

LEGAL MATTERS

Certain legal matters regarding the securities offered hereby have been passed upon for GBDC by Dechert LLP, Washington, DC.

EXPERTS

The consolidated financial statements of Golub Capital BDC, Inc. and its consolidated subsidiaries appearing in Golub Capital BDC, Inc.’s Annual Report (Form 10-K) for the year ended September 30, 2023 and the effectiveness of Golub Capital BDC, Inc. and its consolidated subsidiaries internal control over financial reporting as of September 30, 2023, incorporated by reference in the proxy statement of Golub Capital BDC, Inc., which is referred to and made part of this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent registered public accounting firm, located at 155 North Wacker Drive, Chicago, IL 60606, as set forth in their reports thereon, incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Golub Capital BDC 3, Inc. and its consolidated subsidiaries appearing in Golub Capital BDC 3, Inc.'s, Annual Report (Form 10-K) for the year ended September 30, 2023 incorporated by reference in the proxy statement of Golub Capital BDC 3, Inc., which is referred to and made a part of this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent registered public accounting firm, located at 155 North Wacker Drive, Chicago, IL 60606, as set forth in their report thereon, incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

OTHER MATTERS

GBDC

The GBDC Board knows of no other matter that is likely to come before the GBDC Special Meeting or that may properly come before the GBDC Special Meeting, apart from the consideration of an adjournment or postponement.

If there appears not to be enough votes for a quorum or to approve the proposals at the GBDC Special Meeting, the presiding officer or the holders of a majority of the votes entitled to be cast by the GBDC stockholders entitled to vote thereat, present in person or represented by proxy, shall have the power to adjourn the GBDC Special Meeting from time to time without notice other than announcement at the GBDC Special Meeting. Joshua M. Levinson and Christopher C. Ericson are the persons named as proxy and will vote proxies held by one of them for such adjournment, unless marked to be voted against any proposal for which an adjournment is sought, to permit the further solicitation of proxies.

GBDC 3

The GBDC 3 Board knows of no other matter that is likely to come before the GBDC 3 Special Meeting or that may properly come before the GBDC 3 Special Meeting, apart from the consideration of an adjournment or postponement.

If there appears not to be enough votes for a quorum or to approve the proposal at the GBDC 3 Special Meeting, the chairman of the GBDC 3 Special Meeting shall have the power to conclude or adjourn the GBDC 3 Special Meeting from time to time to a date not more than 120 days after the original record date without notice other than announcement at the GBDC 3 Special Meeting. The person(s) named as proxies will vote proxies held by them for such adjournment.

STOCKHOLDERS SHARING AN ADDRESS

Only one copy of this document may be delivered to two or more stockholders of GBDC or GBDC 3 who share an address, unless contrary instructions from one or more of such stockholders have been provided to GBDC or GBDC 3, as applicable.

On written or oral request, GBDC or GBDC 3, as applicable, will deliver promptly a separate copy of this document to a stockholder at a shared address to which a single copy of this document was delivered. Stockholders sharing an address who wish, in the future, to receive separate copies or a single copy of GBDC’s or GBDC 3’s proxy statements and annual reports should provide written or oral notice to GBDC or GBDC 3, as applicable, at 200 Park Avenue, 25th Floor, New York, New York 10166, Attention: Investor Relations or by calling collect at (212) 750-6060.

WHERE YOU CAN FIND MORE INFORMATION

GBDC has filed with the SEC a registration statement on Form N-14 (of which this joint proxy statement/prospectus is a part), together with all amendments and related exhibits, under the Securities Act. The registration statement contains additional information about GBDC and the securities being offered by this document.

Each of GBDC and GBDC 3 file with or submit to the SEC annual, quarterly and current reports, proxy statements and other information meeting the informational requirements of the Exchange Act. The SEC maintains a website that contains reports, proxy and information statements and other information GBDC and GBDC 3 file with the SEC at www.sec.gov . Copies of these reports, proxy and information statements and other information may also be obtained, after paying a duplicating fee, by electronic request at the following e-mail address: publicinfo@sec.gov.

GBDC maintains a website at www.golubcapitalbdc.com and makes all of its annual, quarterly and current reports, proxy statements and other publicly filed information available, free of charge, on or through its website. Except for the documents incorporated by reference into this joint proxy statement/prospectus and any accompanying prospectus supplement, information contained on its website is not incorporated by reference into this joint proxy statement/prospectus, and you should not consider information on its website to be part of this joint proxy statement/prospectus. You may also obtain such information by contacting GBDC in writing at 200 Park Avenue, 25th Floor, New York, New York 10166, Attention: Investor Relations.

INCORPORATION BY REFERENCE FOR GBDC

This joint proxy statement/prospectus is part of a registration statement that GBDC has filed with the SEC. GBDC is allowed to “incorporate by reference” the information that it files with the SEC, which means GBDC can disclose important information to you by referring you to those documents. The information incorporated by reference is considered by be part of this joint proxy statement/prospectus.

This joint proxy statement/prospectus and any prospectus supplement incorporate by reference the document set forth below that have previously been filed with the SEC:

•	GBDC’s Annual Report on Form 10-K (File No. 814-00794) for the fiscal year ended September 30, 2023, filed with the SEC on November 20, 2023.
•	GBDC’s Quarterly Report on Form 10-Q (File No. 814-00794) for the fiscal quarter ended December 31, 2023, filed with the SEC on February 5, 2024.
•	GBDC’s Current Report on Form 8-K (File No. 814-00794), filed with the SEC on March 8, 2024.
•	GBDC’s Definitive Proxy Statement on Schedule 14A for its 2024 Annual Meeting of Stockholders, filed with the SEC on December 19, 2023.

To obtain a copy of this filing, see “Where You Can Find More Information.”

INCORPORATION BY REFERENCE FOR GBDC 3

This joint proxy statement/prospectus is part of a registration statement that GBDC 3 has filed with the SEC. GBDC 3 is allowed to “incorporate by reference” the information that it files with the SEC, which means GBDC 3 can disclose important information to you by referring you to those documents. The information incorporated by reference is considered by be part of this joint proxy statement/prospectus.

This joint proxy statement/prospectus and any prospectus supplement incorporate by reference the document set forth below that have previously been filed with the SEC:

•	GBDC 3’s Annual Report on Form 10-K (File No. 814-01244) for the fiscal year ended September 30, 2023, filed with the SEC on November 30, 2023.
•	GBDC 3’s Quarterly Report on Form 10-Q (File No. 814-01244) for the fiscal quarter ended December 31, 2023, filed with the SEC on February 7, 2024.
•	GBDC 3’s Current Report on Form 8-K (File No. 814-01244), filed with the SEC on March 4, 2024.
•	GBDC 3’s Definitive Proxy Statement on Schedule 14A for its 2023 Annual Meeting of Stockholders, filed with the SEC on December 19, 2023.

To obtain a copy of this filing, see “Where You Can Find More Information.”

Annex A

Execution Version

AGREEMENT AND PLAN OF MERGER

among

GOLUB CAPITAL BDC, INC.,

PARK AVENUE SUBSIDIARY INC.,

GOLUB CAPITAL BDC 3, INC.,

GC ADVISORS LLC

and

(solely for purposes of Section 1.9)

GOLUB CAPITAL LLC

Dated as of January 16, 2024

(continued)

(continued)

(continued)

(continued)

		Page

11.7	Assignment; Third Party Beneficiaries	88

11.8	Specific Performance	89

11.9	Disclosure Schedule	89

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of January 16, 2024 (this “Agreement”), among Golub Capital BDC, Inc., a Delaware corporation (“GBDC”), Park Avenue Subsidiary Inc., a Maryland corporation and wholly-owned direct Consolidated Subsidiary of GBDC (“Merger Sub”), Golub Capital BDC 3, Inc., a Maryland corporation (“GBDC 3”), GC Advisors LLC, a Delaware limited liability company (“GC Advisors”) and, solely for purposes of Section 1.9, Golub Capital LLC.

RECITALS

A.             Each of GBDC 3 and GBDC has previously elected to be regulated as a business development company (“BDC”), as defined in Section 2(a)(48) of the Investment Company Act, and GC Advisors is the investment adviser of each of GBDC 3 and GBDC;

B.             Upon the terms and subject to the conditions set forth in this Agreement, GBDC 3, GBDC and Merger Sub intend to merge Merger Sub with and into GBDC 3 (the “Merger”), with GBDC 3 as the surviving company in the Merger (sometimes referred to in such capacity as the “Surviving Company”).

C.             Immediately after the Merger and the Terminations, the Surviving Company shall merge with and into GBDC (the “Second Merger” and, together with the Merger, the “Mergers”), with GBDC as the surviving company in the Second Merger.

D.             The Board of Directors of GBDC 3 (the “GBDC 3 Board”), including all of the Independent Directors of GBDC 3, has unanimously (i) determined that (x) this Agreement and the terms of the Merger and the Transactions are advisable and in the best interests of GBDC 3 and (y) the interests of GBDC 3’s existing stockholders will not be diluted (as provided under Rule 17a-8 of the Investment Company Act) as a result of the Transactions, (ii) approved this Agreement, the Transactions and any other GBDC 3 Matters, (iii) directed that the GBDC 3 Matters be submitted to GBDC 3’s stockholders for approval at the GBDC 3 Stockholder Meeting, and (iv) resolved to recommend that the stockholders of GBDC 3 adopt and approve the GBDC 3 Matters.

E.             The Board of Directors of GBDC (the “GBDC Board”), including all of the Independent Directors of GBDC, has unanimously (i) determined that (x) this Agreement and the terms of the Mergers and the Transactions are advisable and in the best interests of GBDC and (y) the interests of GBDC’s existing stockholders will not be diluted (as provided under Rule 17a-8 of the Investment Company Act) as a result of the Transactions, (ii) approved this Agreement, the Transactions, the amendment and restatement of the investment advisory agreement by and between GBDC and GC Advisors in substantially the form attached hereto as Exhibit A (the “New Investment Advisory Agreement”), the proposed issuance of GBDC Common Stock in connection with the Merger and any other GBDC Matters, (iii) directed that the GBDC Matters be submitted to GBDC’s stockholders for approval at the GBDC Stockholder Meeting, and (iv) resolved to recommend that the stockholders of GBDC adopt and approve the GBDC Matters.

F.              The Board of Directors of Merger Sub has unanimously (i) determined that this Agreement and the terms of the Mergers and the Transactions are advisable and in the best interests of Merger Sub and its sole stockholder, (ii) approved, adopted and declared advisable this Agreement and the Transactions (including the Merger), (iii) directed that the Merger be submitted to GBDC for consideration and approval, in GBDC’s capacity as the sole stockholder of Merger Sub, and (iv) resolved to recommend the approval of the Transactions (including the Merger) by GBDC, in GBDC’s capacity as the sole stockholder of Merger Sub.

G.             The parties intend the Mergers to be treated as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations promulgated thereunder, and intend for this Agreement to constitute a “plan of reorganization” within the meaning of the Code.

H.             The parties desire to make certain representations, warranties, covenants and other agreements in connection with the Transactions and also to prescribe certain conditions to the Transactions.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and other agreements contained in this Agreement, the parties agree as follows:

Article I

THE MERGER

1.1            The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Maryland General Corporation Law (the “MGCL”), at the Effective Time, Merger Sub shall merge with and into GBDC 3, and the separate corporate existence of the Merger Sub shall cease. GBDC 3 shall be the surviving company in the Merger and shall continue its existence as a corporation under the Laws of the State of Maryland.

1.2            Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place by remote communication and by the exchange of signatures by electronic transmission on the date that is five (5) Business Days after the satisfaction or waiver of the latest to occur of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), unless otherwise agreed in writing by the parties to this Agreement (the “Closing Date”).

1.3            Effective Time. The Merger shall become effective as set forth in the articles of merger with respect to the Merger (the “Articles of Merger”) that shall be filed with, and accepted for record by, the State Department of Assessments and Taxation of Maryland (the “SDAT”) on the Closing Date. The term “Effective Time” shall be the date and time when the Merger becomes effective as set forth in the Articles of Merger.

1.4            Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the MGCL.

1.5            Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of GBDC 3, GBDC or Merger Sub or the holder of any of the following securities:

(a)           Each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Company.

(b)           All shares of common stock, par value $0.001 per share, of GBDC 3 (the “GBDC 3 Common Stock”) issued and outstanding immediately prior to the Effective Time that are owned by GBDC or any of its Consolidated Subsidiaries (including Merger Sub) shall be cancelled and shall cease to exist and no shares of common stock, par value $0.001 per share, of GBDC (the “GBDC Common Stock”) or any other consideration shall be delivered in exchange therefor (such shares, the “Cancelled Shares”).

(c)           Subject to Section 1.5(e), each share of GBDC 3 Common Stock issued and outstanding immediately prior to the Effective Time, except for the Cancelled Shares, shall be converted, in accordance with the procedures set forth in Article II, into the right to receive a number of shares of GBDC Common Stock equal to the Exchange Ratio (the “Merger Consideration”).

(d)           All of the shares of GBDC 3 Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each such share of GBDC 3 Common Stock, all of which are in non-certificated book-entry form, shall thereafter represent only the right to receive the Merger Consideration, cash in lieu of fractional shares into which such shares of GBDC 3 Common Stock represented in non-certificated book-entry form have been converted pursuant to Section 2.2 and any dividends or other distributions payable pursuant to Section 2.4(b).

(e)           The Exchange Ratio shall be appropriately adjusted (to the extent not already taken into account in determining the Closing GBDC 3 Net Asset Value and/or the Closing GBDC Net Asset Value, as applicable) if, between the Determination Date and the Effective Time, the respective outstanding shares of GBDC Common Stock or GBDC 3 Common Stock shall have been increased or decreased or changed into or exchanged for a different number or kind of shares or securities, in each case, as a result of any reclassification, recapitalization, stock split, reverse stock split, split-up, merger, issue tender or exchange offer, combination or exchange of shares or similar transaction, or if a stock dividend or dividend payable in any other securities or similar distribution shall be authorized and declared with a record date within such period (as permitted by this Agreement), in each case, to provide the stockholders of GBDC 3 and GBDC the same economic effect as contemplated by this Agreement prior to such event, and as so adjusted shall, from and after the date of such event, be the Exchange Ratio. Nothing in this Section 1.5(e) shall be construed to permit any party hereto to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.

1.6            The Second Merger.

(a)           Subject to the terms and conditions of this Agreement, in accordance with the MGCL and the Delaware General Corporate Law (“DGCL”), at the Second Effective Time, the Surviving Company shall merge with and into GBDC, and the separate corporate existence of the Surviving Company shall cease. GBDC shall be the surviving company in the Second Merger and shall continue its existence as a corporation under the Laws of the State of Delaware. The Second Merger shall become effective (the “Second Effective Time”) as set forth in (i) the articles of merger with respect to the Second Merger (the “Second Articles of Merger”) that GBDC shall file with the SDAT and (ii) the certificate of ownership and merger with respect to the Second Merger (the “Certificate of Merger”) that GBDC shall file with the Secretary of State of the State of Delaware (the “DE SOS”), it being understood that GBDC and the Surviving Company shall cause the Second Effective Time to occur immediately following the Effective Time. At and after the Second Effective Time, the Second Merger shall have the effects set forth in the MGCL and the DGCL.

(b)           At the Second Effective Time, by virtue of the Second Merger and without any action on the part of GBDC or the Surviving Company or the holder of any of the following securities, (i) each share of common stock of the Surviving Company issued and outstanding as of immediately prior to the Second Effective Time shall cease to exist, and no consideration shall be exchanged therefor and (ii) each share of GBDC Common Stock issued and outstanding immediately prior to the Second Effective Time shall remain outstanding as an identical share of GBDC Common Stock.

1.7            Charter and Bylaws.

(a)           At the Effective Time, the charter of Merger Sub as in effect immediately prior to the Effective Time shall be the charter of the Surviving Company as of the Effective Time, and the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Company as of the Effective Time, until thereafter amended in accordance with applicable Law and the respective terms of such charter and bylaws, as applicable.

(b)           At the Second Effective Time, the certificate of incorporation of GBDC as in effect immediately prior to the Second Effective Time shall be the certificate of incorporation of GBDC, as the surviving company in the Second Merger, as of the Second Effective Time, and the bylaws of GBDC as in effect immediately prior to the Second Effective Time shall be the bylaws of GBDC, as the surviving company in the Second Merger, as of the Second Effective Time, until thereafter amended in accordance with applicable Law and the respective terms of such charter and bylaws, as applicable.

1.8            Directors and Officers. Subject to applicable Law, the directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Company immediately after consummation of the Merger and shall hold office until the next annual meeting of the Surviving Company and until their respective successors are duly elected and qualify, or until their earlier death, resignation or removal. The directors and officers of GBDC immediately prior to the Second Effective Time shall be the directors and officers of GBDC immediately after consummation of the Second Merger and shall hold office until their respective successors are duly elected and qualify, or until their earlier death, resignation or removal.

1.9            Termination of Certain Contractual Obligations. Immediately after the Effective Time and immediately prior to the Second Merger, the GBDC 3 Advisory Agreement, the GBDC 3 Administration Agreement and the GBDC 3 Trademark License Agreement shall be automatically terminated and of no further force and effect (the “Terminations”).

1.10          Execution of New Investment Advisory Agreement. Immediately after the Effective Time, GBDC and GC Advisors shall enter into the New Investment Advisory Agreement.

Article II

MERGER CONSIDERATION

2.1            Delivery of Evidence of GBDC Common Stock. As soon as reasonably practicable after the Effective Time, GBDC shall deposit with its transfer agent evidence of book-entry shares representing GBDC Common Stock issuable as Merger Consideration pursuant to Section 1.5(c).

2.2            Fractional Shares. No fractional shares of GBDC Common Stock shall be issued upon the conversion of GBDC 3 Common Stock pursuant to Section 1.5(c), and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a holder of GBDC Common Stock. Each holder of shares of GBDC 3 Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of GBDC Common Stock pursuant to Section 1.5(c) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of GBDC Common Stock multiplied by (ii) the volume-weighted average trading price of a share of GBDC Common Stock on the Nasdaq Global Select Market (the “Nasdaq”) for the five (5) consecutive Trading Days ending on the third (3rd) Trading Day preceding the Closing Date (as reported by Bloomberg L.P. or its successor or, if not reported thereon, another authoritative source selected by GBDC that is reasonably acceptable to GBDC 3). For purposes of this Section 2.2, all fractional shares to which a single holder of record of shares would be entitled shall be aggregated and calculations shall be rounded to three decimal places, and the amount of cash each holder of GBDC 3 Common Stock as of immediately prior to the Effective Time is entitled to receive pursuant to this Section 2.2 shall be rounded down to the nearest cent and computed after aggregating all cash amounts for all shares of GBDC 3 Common Stock then held by such holder.

2.3            Paying and Exchange Agent. Prior to the Effective Time, GBDC shall appoint GBDC’s transfer agent or other bank or trust company to act as exchange agent (the “Paying and Exchange Agent”) hereunder, pursuant to an agreement in a form reasonably acceptable to each of GBDC and GBDC 3. Promptly following the Effective Time, GBDC shall deposit, or shall cause to be deposited, with the Paying and Exchange Agent cash sufficient to pay the aggregate cash for fractional shares in accordance with Section 2.2. Any cash deposited with the Paying and Exchange Agent shall hereinafter be referred to as the “Exchange Fund.”

2.4            Delivery of Merger Consideration.

(a)           Each holder of record at the Effective Time of shares of GBDC 3 Common Stock (other than the Cancelled Shares) that were converted into the right to receive the Merger Consideration pursuant to Section 1.5(c) and any cash in lieu of fractional shares of GBDC Common Stock to be issued or paid in consideration therefor pursuant to Section 2.2 and any dividends and other distributions pursuant to Section 2.4(b), shall, promptly after the Effective Time, be entitled to receive the Merger Consideration, any cash in lieu of fractional shares of GBDC Common Stock to be issued or paid in consideration therefor pursuant to Section 2.2 and, after the applicable payment date, any dividends or other distributions to which such holder is entitled pursuant to Section 2.4(b). The Exchange Fund shall not be used for any other purpose other than the purposes provided for in the immediately preceding sentence.

(b)           Subject to the effect of applicable abandoned property, escheat or similar Laws, following the Effective Time, each holder of record at the Effective Time of shares (other than Cancelled Shares) of GBDC 3 Common Stock shall be entitled to receive, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole shares of GBDC Common Stock represented by such shares of GBDC 3 Common Stock and not paid and/or (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to the whole shares of GBDC Common Stock represented by such shares of GBDC 3 Common Stock with a record date after the Effective Time (but before the issuance of GBDC Common Stock issuable with respect to such shares of GBDC 3 Common Stock) and with a payment date subsequent to the issuance of GBDC Common Stock issuable with respect to such shares of GBDC 3 Common Stock.

2.5            No Further Ownership Rights. All Merger Consideration, together with any cash in lieu of fractional shares of GBDC Common Stock to be issued or paid in consideration therefor pursuant to Section 2.2, paid by GBDC in accordance with the terms of Article I and Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to GBDC 3 Common Stock in respect of which such amounts were paid. From and after the Effective Time, the stock transfer books of GBDC 3 shall be closed, and there shall be no further transfers on the stock transfer books of GBDC 3 of the shares of GBDC 3 Common Stock that were issued and outstanding immediately prior to the Effective Time.

2.6            Net Asset Value Calculation.

(a)           GBDC 3 shall deliver to GBDC a calculation of the net asset value of GBDC 3 as of a date mutually agreed between GBDC and GBDC 3, such date to be no earlier than 48 hours (excluding Sundays and holidays) prior to the Effective Time (such agreed date, the “Determination Date”), calculated in good faith as of such date and based on the same assumptions and methodologies, and applying the same categories of adjustments to net asset value (except as may be mutually agreed by the parties), historically used by GBDC 3 in preparing the calculation of the net asset value per share of GBDC 3 Common Stock (with an accrual for any dividend declared by GBDC 3 and not yet paid) (the “Closing GBDC 3 Net Asset Value”); provided that GBDC 3 shall update the calculation of the Closing GBDC 3 Net Asset Value in the event that the Closing is subsequently delayed or there is more than a de minimis change to the Closing GBDC 3 Net Asset Value prior to the Closing (including any dividend declared after the Determination Date but prior to Closing) and as needed to ensure the Closing GBDC 3 Net Asset Value is determined within 48 hours (excluding Sundays and holidays) prior to the Effective Time; provided further that the GBDC 3 Board, including a majority of the Independent Directors of GBDC 3, shall be required to approve, and GC Advisors shall certify in writing to GBDC, the calculation of the Closing GBDC 3 Net Asset Value.

(b)           GBDC shall deliver to GBDC 3 a calculation of the net asset value of GBDC as of the Determination Date, calculated in good faith as of such date and based on the same assumptions and methodologies, and applying the same categories of adjustments to net asset value (except as may be mutually agreed by the parties), historically used by GBDC in preparing the calculation of the net asset value per share of GBDC Common Stock (with an accrual for any dividend declared by GBDC and not yet paid) (the “Closing GBDC Net Asset Value”); provided that GBDC shall update the calculation of the Closing GBDC Net Asset Value in the event the Closing is subsequently delayed or there is more than a de minimis change to the Closing GBDC Net Asset Value prior to the Closing (including any dividend declared after the Determination Date but prior to Closing) and as needed to ensure the Closing GBDC Net Asset Value is determined within 48 hours (excluding Sundays and holidays) prior to the Effective Time; provided further that the GBDC Board, including a majority of the Independent Directors of GBDC, shall be required to approve, and GC Advisors shall certify in writing to GBDC 3, the calculation of the Closing GBDC Net Asset Value.

(c)           In connection with preparing the calculations provided pursuant to this Section 2.6, each of GBDC 3 and GBDC will use the portfolio valuation methods approved by the GBDC 3 Board (including a majority of the Independent Directors of GBDC 3) or the GBDC Board (including a majority of the Independent Directors of GBDC), as applicable, for valuing the securities and other assets of GBDC 3 or GBDC, as applicable, under Rule 2a-5 of the Investment Company Act as of the date hereof, except as expressly set forth above in Section 2.6(b) or otherwise agreed by each of the GBDC 3 Board (including a majority of the Independent Directors of GBDC 3) or the GBDC Board (including a majority of the Independent Directors of GBDC).

(d)           GC Advisors agrees to give each of GBDC and GBDC 3 and its respective Representatives, upon reasonable request, reasonable access to the individuals who have prepared each calculation provided pursuant to this Section 2.6 and to the information, books, records, work papers and back-up materials used or useful in preparing each such calculation, including any reports prepared by valuation agents, in order to assist such party with its review of such calculation so long as such individuals remain employed by GC Advisors or its Affiliates.

2.7            Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to former stockholders of GBDC 3 as of the first anniversary of the Effective Time may be paid to GBDC, upon GBDC’s written demand to the Paying and Exchange Agent. In such event, any former stockholders of GBDC 3 who have not theretofore complied with any applicable requirements to receive cash in lieu of fractional shares of GBDC Common Stock shall thereafter look only to GBDC with respect to such cash in lieu of fractional shares, without any interest thereon. Notwithstanding the foregoing, none of GBDC, GBDC 3, the Surviving Company, Merger Sub, the Paying and Exchange Agent or any other Person shall be liable to any former holder of shares of GBDC 3 Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar Laws.

2.8            Withholding Rights. GBDC or the Paying and Exchange Agent, as applicable, shall be entitled to deduct and withhold from amounts payable pursuant to this Agreement to any holder of GBDC 3 Common Stock such amounts as it determines in good faith are required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld and paid over to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the recipient.

Article III

REPRESENTATIONS AND WARRANTIES OF GBDC 3

Except with respect to matters that have been Previously Disclosed, GBDC 3 hereby represents and warrants to GBDC and Merger Sub that:

3.1            Corporate Organization.

(a)            GBDC 3 is a corporation duly incorporated and validly existing under the Laws of the State of Maryland and in good standing with the SDAT. GBDC 3 has the requisite corporate power to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business as a foreign corporation in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, in each case, other than as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to GBDC 3. GBDC 3 has duly elected to be regulated as a BDC, and such election has not been revoked or withdrawn and is in full force and effect.

(b)           True, complete and correct copies of the charter of GBDC 3 (the “GBDC 3 Charter”) and the Bylaws of GBDC 3 (the “GBDC 3 Bylaws”), as in effect as of the date of this Agreement, have previously been publicly filed by GBDC 3.

(c)           Each Consolidated Subsidiary of GBDC 3 (i) is duly incorporated or duly formed, as applicable to each such Consolidated Subsidiary, and validly existing and in good standing under the Laws of its jurisdiction of organization, (ii) has the requisite corporate (or similar) power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and (iii) is duly licensed or qualified to do business as a foreign corporation or other business entity in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, other than in the case of clauses (ii) and (iii), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to GBDC 3.

3.2            Capitalization.

(a)           The authorized capital stock of GBDC 3 consists of (i) 110,000,000 shares of GBDC 3 Common Stock, of which 99,832,145.354 were outstanding as of the close of business on January 16, 2024 (the “GBDC 3 Capitalization Date”) and (ii) 1,000,000 shares of preferred stock, par value $0.001 per share, none of which were outstanding as of the close of business on the GBDC 3 Capitalization Date. All of the issued and outstanding shares of GBDC 3 Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability with respect to GBDC 3 attaching to the ownership thereof. As of the date of this Agreement, no Indebtedness having the right to vote on any matters on which stockholders of GBDC 3 may vote (“Voting Debt”) is issued or outstanding. As of the GBDC 3 Capitalization Date, except pursuant to GBDC 3’s dividend reinvestment plan and pursuant to the GBDC 3 Subscription Agreements, GBDC 3 does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character (“Rights”) calling for the purchase or issuance of, or the payment of any amount based on, any shares of GBDC 3 Common Stock, Voting Debt or any other equity securities of GBDC 3 or any securities representing the right to purchase or otherwise receive any shares of GBDC 3 Common Stock, Voting Debt or other equity securities of GBDC 3. There are no obligations of GBDC 3 or any of its Consolidated Subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of capital stock of GBDC 3, Voting Debt or any equity security of GBDC 3 or its Consolidated Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock, Voting Debt or any other equity security of GBDC 3 or its Consolidated Subsidiaries or (ii) pursuant to which GBDC 3 or any of its Consolidated Subsidiaries is or could be required to register shares of GBDC 3’s capital stock or other securities under the Securities Act. All of the GBDC 3 Common Stock sold has been sold pursuant to private placements exempt from the registration requirements of the Securities Act and in material compliance with the Investment Company Act and, if applicable, state “blue sky” Laws.

(b)           All of the issued and outstanding shares of capital stock or other equity ownership interests of each Consolidated Subsidiary of GBDC 3 are owned by GBDC 3, directly or indirectly, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (in respect of corporate entities) and free of preemptive rights. No Consolidated Subsidiary of GBDC 3 has or is bound by any outstanding Rights calling for the purchase or issuance of, or the payment of any amount based on, any shares of capital stock or any other equity security of such Consolidated Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Consolidated Subsidiary.

3.3            Authority; No Violation.

(a)           GBDC 3 has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery of this Agreement and the consummation of the Transactions have been duly and validly approved by the GBDC 3 Board, including, after separate meetings and discussion, all of the Independent Directors of GBDC 3. The GBDC 3 Board, including, after separate meetings and discussion, all of the Independent Directors of GBDC 3, has unanimously (i) determined that (A) this Agreement and the terms of the Merger and the Transactions are advisable and in the best interests of GBDC 3 and (B) the interests of GBDC 3’s existing stockholders will not be diluted (as provided under Rule 17a-8 of the Investment Company Act) as a result of the Transactions, (ii) approved the GBDC 3 Matters, (iii) directed that the GBDC 3 Matters be submitted to GBDC 3’s stockholders for approval at a duly held meeting of such stockholders (the “GBDC 3 Stockholders Meeting”) and (iv) resolved to recommend that the stockholders of GBDC 3 adopt and approve the GBDC 3 Matters (such recommendation, the “GBDC 3 Board Recommendation”). Except for receipt of the affirmative vote of a majority of the votes entitled to be cast on the matter by the holders of outstanding shares of GBDC 3 Common Stock to approve the GBDC 3 Matters at a duly held meeting of GBDC 3 stockholders (the “GBDC 3 Requisite Vote”), the Merger and the other Transactions have been authorized by all necessary corporate action on the part of GBDC 3. This Agreement has been duly and validly executed and delivered by GBDC 3 and (assuming due authorization, execution and delivery by GBDC, Merger Sub, and GC Advisors) constitutes the valid and binding obligation of GBDC 3, enforceable against GBDC 3 in accordance with its terms (except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity (the “Bankruptcy and Equity Exception”)).

(b)           Neither the execution and delivery of this Agreement by GBDC 3, nor the consummation by GBDC 3 of the Transactions, nor performance of this Agreement by GBDC 3, will (i) violate any provision of the GBDC 3 Charter or the GBDC 3 Bylaws, or (ii) assuming that the consents, approvals and filings referred to in Section 3.3(a) and Section 3.4 are duly obtained and/or made, (A) violate any Law or Order applicable to GBDC 3 or any of its Consolidated Subsidiaries or (B) except as set forth in any Contract that was Previously Disclosed, violate, conflict with, result in a breach of or the loss of any benefit under, constitute a default (or an event that, with or without the giving of notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, require the consent, approval or authorization of, or notice to or filing with any third party with respect to, or result in the creation of any Lien upon any of the respective properties or assets of GBDC 3 or any of its Consolidated Subsidiaries under, any of the terms, conditions or provisions of any Permit, Contract or other obligation to which GBDC 3 or any of its Consolidated Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound except, with respect to clause (ii)(B), any such violation, conflict, breach, loss, default, termination, cancellation, acceleration, consent, approval or creation that would not, individually or in the aggregate, reasonably be expected to be material to GBDC 3 and its Consolidated Subsidiaries, taken as a whole. Section 3.3(b) of the GBDC 3 Disclosure Schedule sets forth, to GBDC 3’s knowledge, any material consent fees payable to a third party in connection with the Merger.

3.4            Governmental Consents. No consents or approvals of, or filings or registrations with, any Governmental Entity are necessary in connection with the consummation by GBDC 3 of the Merger and the other Transactions, except for (i) the filing with the SEC of a joint proxy statement/prospectus in definitive form relating to the GBDC 3 Stockholders Meeting and the GBDC Stockholders Meeting to be held in connection with this Agreement and the Transactions (the “Joint Proxy Statement/Prospectus”) and of a registration statement on Form N-14 or such other appropriate SEC form (the “Registration Statement”) in which the Joint Proxy Statement/Prospectus will be included as a prospectus, and declaration of effectiveness of the Registration Statement by the SEC, (ii) the filing of the Articles of Merger with and the acceptance for record of the Articles of Merger by the SDAT in respect of the Merger, (iii) the filing of the Second Articles of Merger with and the acceptance for record of the Second Articles of Merger by the SDAT in respect of the Second Merger, (iv) the filing of the Certificate of Merger with and the acceptance for the record of the Certificate of Merger by the DE SOS in respect of the Second Merger, (v) any notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (vi) such filings and approvals, if any, as are required to be made or obtained under the securities or “blue sky” Laws of various states in connection with the issuance of the shares of GBDC Common Stock pursuant to this Agreement and approval of listing of such GBDC Common Stock on the Nasdaq, (vii) the reporting of this Agreement on a Current Report on Form 8-K and (viii) any such consents, approvals, filings or registrations that the failure to obtain or make would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on GBDC 3.

3.5            Reports.

(a)           GBDC 3 has timely filed or furnished all forms, statements, certifications, reports and documents that it was required to file or furnish since October 1, 2020 (the “Applicable Date”) with the SEC (such forms, statements, certifications, reports and documents filed or furnished since the Applicable Date, including any amendments thereto, the “GBDC 3 SEC Reports”), except as would not, individually or in the aggregate, reasonably be expected to be material to GBDC 3 and its Consolidated Subsidiaries taken as a whole. To GBDC 3’s knowledge, no GBDC 3 SEC Report, at the time filed or furnished with the SEC, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading. To GBDC 3’s knowledge, all GBDC 3 SEC Reports, as of their respective dates, complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. None of the Consolidated Subsidiaries of GBDC 3 is required to make any filing with the SEC.

(b)           Neither GBDC 3 nor any of its Consolidated Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any Contract, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, any Governmental Entity that currently restricts in any material respect the conduct of its business (or to GBDC 3’s knowledge that, upon consummation of the Merger, would restrict in any material respect the conduct of the business of GBDC or any of its Consolidated Subsidiaries), or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business, other than those of general application that apply to similarly situated BDCs or their Consolidated Subsidiaries, nor has GBDC 3 or any of its Consolidated Subsidiaries been advised in writing or, to the knowledge of GBDC 3, verbally, by any Governmental Entity that it is considering issuing, initiating, ordering, or requesting any of the foregoing.

(c)           GBDC 3 has made available to GBDC all material correspondence with the SEC since the Applicable Date and, as of the date of this Agreement, to the knowledge of GBDC 3 (i) there are no unresolved comments from the SEC with respect to the GBDC 3 SEC Reports or any SEC examination of GBDC 3 and (ii) none of the GBDC 3 SEC Reports is subject to any ongoing review by the SEC.

3.6            GBDC 3 Financial Statements.

(a)           The consolidated financial statements, including the related consolidated schedules of investments, of GBDC 3 and its Consolidated Subsidiaries included (or incorporated by reference) in the GBDC 3 SEC Reports (including the related notes, where applicable) (i) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of GBDC 3 and its Consolidated Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (except that unaudited statements may not contain notes and are subject to recurring year-end audit adjustments normal in nature and amount), (ii) to GBDC 3’s knowledge, have complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and (iii) have been prepared in all material respects in accordance with U.S. generally accepted accounting principles (“GAAP”) consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. Ernst & Young LLP (“EY”) has not resigned, threatened resignation or been dismissed as GBDC 3’s independent public accountant as a result of or in connection with any disagreements with GBDC 3 on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)           Except for (A) liabilities reflected or reserved against on the consolidated audited balance sheet of GBDC 3 as of September 30, 2023 included in the audited financial statements set forth in GBDC 3’s annual report on Form 10-K for the year ended September 30, 2023 (the “GBDC 3 Balance Sheet”), (B) liabilities incurred in the ordinary course of business since September 30, 2023, (C) liabilities incurred in connection with this Agreement and the Transactions, (D) liabilities otherwise disclosed in the GBDC 3 SEC Reports and (E) liabilities that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to GBDC 3, neither GBDC 3 nor any of its Consolidated Subsidiaries has any liabilities that would be required to be reflected or reserved against in the GBDC 3 Balance Sheet in accordance with GAAP.

(c)           Neither GBDC 3 nor any of its Consolidated Subsidiaries is a party to or has any commitment to become a party to any off-balance sheet joint venture, partnership or similar contract with any unconsolidated Affiliate or “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated under the Exchange Act) where the result or purpose of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, GBDC 3 and its Consolidated Subsidiaries in the GBDC 3 SEC Reports.

(d)           Since the Applicable Date, (i) neither GBDC 3 nor any of its Consolidated Subsidiaries nor, to the knowledge of GBDC 3, any director, officer, auditor, accountant or representative of GBDC 3 or any of its Consolidated Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of GBDC 3 or any of its Consolidated Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that GBDC 3 or any of its Consolidated Subsidiaries has engaged in questionable or illegal accounting or auditing practices or maintains inadequate internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act), and (ii) no attorney representing GBDC 3 or any of its Consolidated Subsidiaries, whether or not employed by GBDC 3 or any of its Consolidated Subsidiaries, has reported evidence of a material violation of securities laws, breach of duty or similar violation by GBDC 3 or any of its directors, officers or agents to the GBDC 3 Board or any committee thereof or to any director or officer of GBDC 3.

(e)           Neither GBDC 3 nor any of its Consolidated Subsidiaries is a party to any off-balance sheet arrangement with respect to GBDC 3 (as defined in Item 303(a)(4) of Regulation S-K promulgated under the Exchange Act).

(f)           To GBDC 3’s knowledge, since the Applicable Date, EY, which has expressed its opinion with respect to the financial statements of GBDC 3 and its Consolidated Subsidiaries included in the GBDC 3 SEC Reports (including the related notes), has, for the period it has served as GBDC 3’s independent accounting firm, been (i) “independent” with respect to GBDC 3 and its Consolidated Subsidiaries within the meaning of Regulation S-X, and (ii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the related rules of the SEC and the Public Company Accounting Oversight Board.

(g)           The principal executive officer and principal financial officer of GBDC 3 have made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and any related rules and regulations promulgated by the SEC (collectively, the “Sarbanes-Oxley Act”), and the statements contained in any such certifications are complete and correct, and GBDC 3 is otherwise in compliance in all material respects with all applicable effective provisions of the Sarbanes-Oxley Act.

(h)            GBDC 3 has in all material respects:

(i)            designed and maintained a system of disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) to ensure that all information (both financial and non-financial) required to be disclosed by GBDC 3 in the reports that it files or submits to the SEC under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that such information is accumulated and communicated to GBDC 3’s management as appropriate to allow timely decisions regarding required disclosure and to allow GBDC 3’s principal executive officer and principal financial officer to make the certifications required under the Exchange Act with respect to such reports;

(ii)           designed and maintained a system of internal controls over financial reporting sufficient to provide reasonable assurance concerning the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including reasonable assurance that (A) transactions are executed in accordance with management’s general or specific authorizations, (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (C) access to assets is permitted only in accordance with management’s general or specific authorization, (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences and (E) GBDC 3’s management, with the participation of GBDC 3’s principal executive and financial officers, has completed an assessment of the effectiveness of GBDC 3’s internal controls over financial reporting for the fiscal year ended September 30, 2023 in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act, and such assessment concluded that GBDC 3 maintained, in all material respects, effective internal control over financial reporting as of September 30, 2023, using the framework specified in GBDC 3’s Annual Report on Form 10-K for the fiscal year ended September 30, 2023;

(iii)          (A) disclosed, based on its most recent evaluation, to its auditors and the audit committee of the GBDC 3 Board (1) any significant deficiencies or material weaknesses (as defined in the relevant Statement of Auditing Standards) in the design or operation of GBDC 3’s internal controls over financial reporting that are reasonably likely to adversely affect its ability to record, process, summarize and report financial data and (2) any fraud, whether or not material, that involves management or other individuals who have a significant role in its internal controls over financial reporting and (B) identified for GBDC 3’s auditors any material weaknesses in internal controls; and

(iv)          provided to GBDC true, complete and correct copies of any of the foregoing disclosures to its auditors or the audit committee of the GBDC 3 Board that have been made in writing from the Applicable Date through the date hereof, and will promptly provide to GBDC true, complete and correct copies of any such disclosures that are made after the date hereof.

(i)            The fair market value of GBDC 3’s investments as of September 30, 2023 (i) was determined in accordance with Accounting Standards Codification, “Fair Value Measurement (Topic 820)”, issued by the Financial Accounting Standards Board (“ASC Topic 820”) and (ii) reflects a reasonable estimate of the fair value of such investments as determined in good faith, after due inquiry, by the GBDC 3 Board.

(j)            To GBDC 3’s knowledge, there is no fraud or suspected fraud affecting GBDC 3 involving management of GBDC 3 or employees of Golub Capital LLC who have significant roles in GBDC 3’s internal control over financial reporting, when such fraud could have a material effect on GBDC 3’s consolidated financial statements.

3.7            Broker’s Fees. Neither GBDC 3 nor any of its Consolidated Subsidiaries nor any of their respective directors, officers or agents has utilized any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or the other Transactions, other than to Keefe, Bruyette & Woods pursuant to a letter agreement, a true, complete and correct copy of which has been previously delivered to GBDC.

3.8            Absence of Changes or Events. Since September 30, 2023, (i) except as set forth in Section 3.8 of the GBDC 3 Disclosure Schedules, (ii) except as expressly permitted or required by or in connection with the execution and delivery of this Agreement and the consummation of the Transactions, the business of GBDC 3 and its Consolidated Subsidiaries has been conducted in the ordinary course of business, (iii) there has not been any Effect that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to GBDC 3 and (iv) there has not been any material action that, if it had been taken after the date hereof, would have required the consent of GBDC under Section 6.1 or 6.2.

3.9            Compliance with Applicable Law; Permits.

(a)           Each of GBDC 3 and each of its Consolidated Subsidiaries is in compliance, and has been operated in compliance, in all material respects, with all applicable Laws, including, if and to the extent applicable, the Investment Company Act, the Securities Act and the Exchange Act other than as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to GBDC 3. GBDC 3 has not received any written or, to GBDC 3’s knowledge, oral notification from a Governmental Entity of any material non-compliance with any applicable Laws, which non-compliance would, individually or in the aggregate, reasonably be expected to be material to GBDC 3 and its Consolidated Subsidiaries, taken as a whole. GBDC 3 is, and was, fully qualified to sell shares of GBDC 3 Common Stock in each jurisdiction in which such shares were registered and sold, other than as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to GBDC 3.

(b)           GBDC 3 is in compliance, and since it commenced operations, has complied with its investment policies and restrictions and portfolio valuation methods, if any, as such policies and restrictions have been set forth in its registration statement (as amended from time to time) or reports that it has filed with the SEC under the Exchange Act and applicable Laws, if any, other than any non-compliance that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to GBDC 3.

(c)           GBDC 3 has written policies and procedures adopted pursuant to Rule 38a-1 under the Investment Company Act that are reasonably designed to prevent material violations of the “Federal Securities Laws,” as such term is defined in Rule 38a-1(e)(1) under the Investment Company Act. There have been no “Material Compliance Matters” for GBDC 3, as such term is defined in Rule 38a-1(e)(2) under the Investment Company Act, other than those that have been reported to the GBDC 3 Board and satisfactorily remedied or are in the process of being remedied or those that would not, individually or in the aggregate, reasonably be expected to be material to GBDC 3 and its Consolidated Subsidiaries, taken as a whole.

(d)           Each of GBDC 3 and each of its Consolidated Subsidiaries holds and is in compliance with all Permits required in order to permit GBDC 3 and each of its Consolidated Subsidiaries to own or lease their properties and assets and to conduct their businesses under and pursuant to all applicable Law as presently conducted, other than any failure to hold or non-compliance with any such Permit that would not, individually or in the aggregate, reasonably be expected to be material to GBDC 3 and its Consolidated Subsidiaries, taken as a whole. All such Permits are valid and in full force and effect, except as would not, individually or in the aggregate, reasonably be expected to be material to GBDC 3 and its Consolidated Subsidiaries, taken as a whole. GBDC 3 has not received any written or, to GBDC 3’s knowledge, oral notification from a Governmental Entity of any material non-compliance with any such Permits, and no Proceeding is pending or threatened in writing to suspend, cancel, modify, revoke or materially limit any such Permits, which Proceeding would, individually or in the aggregate, reasonably be expected to be material to GBDC 3 and its Consolidated Subsidiaries, taken as a whole.

(e)           No “affiliated person” (as defined under the Investment Company Act) of GBDC 3 has been subject to disqualification to serve in any capacity contemplated by the Investment Company Act for any investment company (including a BDC) under Sections 9(a) and 9(b) of the Investment Company Act, unless, in each case, such Person has received exemptive relief from the SEC with respect to any such disqualification. There is no material Proceeding pending and served or, to the knowledge of GBDC 3, threatened that would result in any such disqualification.

(f)           The minute books and other similar records of GBDC 3 maintained since the Applicable Date contain a true and complete record in all material respects of all action taken at all meetings and by all written consents in lieu of meetings of the stockholders of GBDC 3, the GBDC 3 Board and any committees of the GBDC 3 Board.

3.10          GBDC 3 Information. None of the information supplied or to be supplied by GBDC 3 for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at any time the Registration Statement is amended or supplemented or at the time the Registration Statement becomes effective under the Securities Act, or (ii) the Joint Proxy Statement/Prospectus will, at the date the Joint Proxy Statement/Prospectus or any amendment or supplement is first mailed to stockholders of GBDC 3 or stockholders of GBDC or at the time of the GBDC 3 Stockholders Meeting or the GBDC Stockholders Meeting, in each case, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading, except that no representation or warranty is made by GBDC 3 with respect to information supplied by GBDC, Merger Sub or GC Advisors for inclusion or incorporation by reference in the Registration Statement or the Joint Proxy Statement/Prospectus.

3.11          Taxes and Tax Returns.

(a)           GBDC 3 and each of its Consolidated Subsidiaries has duly and timely filed (taking into account all applicable extensions) all material Tax Returns required to be filed by it on or prior to the date of this Agreement (all such Tax Returns being accurate and complete in all material respects), has paid all material Taxes shown thereon as arising and has duly paid or made provision for the payment of all material Taxes that have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities other than Taxes that are not yet delinquent or are being contested in good faith, have not been finally determined and have been adequately reserved against under GAAP. No material Tax Return of GBDC 3 or any Consolidated Subsidiary has been examined by the Internal Revenue Service (the “IRS”) or other relevant taxing authority. There are no material disputes pending, or written claims asserted, for Taxes or assessments upon GBDC 3 or any of its Consolidated Subsidiaries for which GBDC 3 does not have reserves that are adequate under GAAP. Neither GBDC 3 nor any of its Consolidated Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among GBDC 3 and its Consolidated Subsidiaries). Within the past five years (or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part), neither GBDC 3 nor any of its Consolidated Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution of stock which qualified or was intended to qualify under Section 355(a) of the Code and to which Section 355 of the Code (or so much of Section 356 of the Code, as it relates to Section 355 of the Code) applied or was intended to apply. Neither GBDC 3 nor any of its Consolidated Subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code, no such adjustment has been proposed by the IRS and no pending request for permission to change any accounting method has been submitted by GBDC 3 or any of its Consolidated Subsidiaries. Neither GBDC 3 nor any of its Consolidated Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2). If GBDC 3 or any of its Consolidated Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b), such entity has properly disclosed such transaction in accordance with the applicable Tax regulations.

(b)           GBDC 3 made a valid election under Part I of Subchapter M of Subtitle A, Chapter 1, of the Code to be taxed as a “regulated investment company” (a “RIC”). GBDC 3 has qualified as a RIC at all times since the beginning of its taxable year ending September 30, 2018 and expects to continue to so qualify through the Effective Time. No challenge to GBDC 3’s status as a RIC is pending or has been threatened orally or in writing. For each taxable year of GBDC 3 ending on or before the Effective Time, GBDC 3 has satisfied the distribution requirements imposed on a regulated investment company under Section 852 of the Code (assuming for these purposes that any Tax Dividend declared by GBDC 3 after the date of this Agreement has been timely paid).

(c)           Prior to the Effective Time, GBDC 3 shall have declared and paid a Tax Dividend with respect to all taxable years ended prior to the Effective Time. Prior to the Determination Date, GBDC 3 shall have declared a Tax Dividend with respect to the final taxable year ending with its complete liquidation.

(d)           GBDC 3 and its Consolidated Subsidiaries have complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and have, within the time and in the manner prescribed by applicable Law, in all material respects, withheld from and paid over all amounts required to be so withheld and paid over under applicable Laws.

(e)            GBDC 3 is not aware of any fact or circumstance that could reasonably be expected to prevent the Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(f)            GBDC 3 has no “earnings and profits” for U.S. federal income Tax purposes described in Section 852(a)(2)(B) of the Code.

(g)           Section 3.11(g) of the GBDC 3 Disclosure Schedule lists each asset the disposition of which would be subject to rules similar to Section 1374 of the Code as prescribed in IRS Notice 88-19, 1988-1 C.B. 486, or Treasury Regulation Section 1.337(d)-7 and the amount of “net unrealized built-in gain” (within the meaning of Section 1374(d) of the Code) on each such asset. Other than such assets listed in Section 3.11(g) of the GBDC 3 Disclosure Schedule, GBDC 3 is not now and will not be subject to corporate-level income taxation on the sale, transfer or other disposition of its assets currently held as a result of the application of Section 337(d) of the Code or the Treasury Regulations promulgated thereunder.

(h)           No claim has been made in writing by a taxing authority in a jurisdiction where GBDC 3 or any of its Consolidated Subsidiaries does not file Tax Returns that GBDC 3 or any such Consolidated Subsidiary is or may be subject to taxation by that jurisdiction, and which, if upheld, would reasonably result in a material Tax liability.

(i)            Neither GBDC 3 nor any of its Consolidated Subsidiaries has, or has ever had, a permanent establishment in any country other than the United States.

(j)            Neither GBDC 3 nor any of its Consolidated Subsidiaries has requested a private letter ruling from the IRS or comparable rulings from other taxing authorities.

(k)           Neither GBDC 3 nor any of its Consolidated Subsidiaries has any liability for the Taxes of another Person other than GBDC 3 and its Consolidated Subsidiaries under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee, successor or payable pursuant to a contractual obligation.

(l)            Neither GBDC 3 nor any of its Consolidated Subsidiaries has ever been a member of a consolidated, combined or unitary Tax group (other than such a group the common parent of which is GBDC 3 or any of its Consolidated Subsidiaries).

(m)          There are no material Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of GBDC 3 or any of its Consolidated Subsidiaries.

3.12          Litigation. There are no material Proceedings pending or, to GBDC 3’s knowledge, threatened against GBDC 3 or any of its Consolidated Subsidiaries. There is no Order binding upon GBDC 3 or any of its Consolidated Subsidiaries other than such Orders as would not, individually or in the aggregate, reasonably be expected to be material to GBDC 3 and its Consolidated Subsidiaries, taken as a whole.

3.13          Employee Matters. Neither GBDC 3 nor any of its Consolidated Subsidiaries has (i) any employees or (ii) any “employee benefit plans” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, or any employment, bonus, incentive, vacation, stock option or other equity based, severance, termination, retention, change of control, profit sharing, fringe benefit, health, medical or other similar plan, program or agreement (collectively, “Employee Benefit Plans”).

3.14            Certain Contracts.

(a)           GBDC 3 has Previously Disclosed a complete and accurate list of, and true and complete copies have been delivered or made available (including via EDGAR) to GBDC of, all Contracts (collectively, the “GBDC 3 Material Contracts”) to which, as of the date hereof, GBDC 3 or any of its Consolidated Subsidiaries is a party, or by which GBDC 3 or any of its Consolidated Subsidiaries may be bound, or, to the knowledge of GBDC 3, to which it or any of its Consolidated Subsidiaries or their respective assets or properties may be subject, with respect to:

(i)           any Contract that is a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K or that is material to GBDC 3 or its financial condition or results of operations;

(ii)          other than Contracts entered into in the ordinary course of business providing for the obligation or commitment of GBDC 3 to provide funding to its portfolio investments, any loans or credit agreements, mortgages, indentures and other agreements and instruments pursuant to which any Indebtedness of GBDC 3 or any of its Consolidated Subsidiaries in an aggregate principal amount in excess of $500,000 is outstanding or may be incurred, or any guarantee by GBDC 3 or any of its Consolidated Subsidiaries of any Indebtedness in an aggregate principal amount in excess of $500,000;

(iii)         other than Contracts entered into in the ordinary course of business providing for the obligation or commitment of GBDC 3 to provide funding to its portfolio investments, any Contract that creates future payment obligations in excess of $250,000 and that by its terms does not terminate, or is not terminable upon notice, without penalty within 90 days or less, or any Contract that creates or would create a Lien on any asset of GBDC 3 or its Consolidated Subsidiaries (other than Liens consisting of restrictions on transfer agreed to in respect of investments entered into in the ordinary course of business or as would not, individually or in the aggregate, reasonably be expected to be material to GBDC 3 and its Consolidated Subsidiaries, taken as a whole);

(iv)         except with respect to investments set forth in the GBDC 3 SEC Reports, any partnership, limited liability company, joint venture or other similar Contract that is not entered into in the ordinary course of business and is material to GBDC 3 and its Consolidated Subsidiaries, taken as a whole;

(v)          any non-competition or non-solicitation Contract or any other Contract that limits, purports to limit, or would reasonably be expected to limit in each case in any material respect the manner in which, or the localities in which, any material business of GBDC 3 and its Consolidated Subsidiaries, taken as a whole, is or could be conducted or the types of business that GBDC 3 and its Consolidated Subsidiaries conducts or may conduct;

(vi)         any Contract relating to the acquisition or disposition of any business or operations (whether by merger, sale of stock, sale of assets or otherwise) involving value in excess of $250,000 (individually or together with all related Contracts) as to which there are any ongoing obligations or that was entered into on or after the Applicable Date other than Contracts entered into in the ordinary course of business with respect to investments set forth in the GBDC 3 SEC Reports;

(vii)        any Contract that obligates GBDC 3 or any of its Consolidated Subsidiaries to conduct any business that is material to GBDC 3 and its Consolidated Subsidiaries, taken as a whole, on an exclusive basis with any third party, or upon consummation of the Merger, will obligate GBDC, the Surviving Company or any of their Consolidated Subsidiaries to conduct business with any third party on an exclusive basis; or

(viii)       any Contract with a Governmental Entity.

(b)           Each GBDC 3 Material Contract is (x) valid and binding on GBDC 3 or its applicable Consolidated Subsidiary and, to GBDC 3’s knowledge, each other party thereto, (y) enforceable against GBDC 3 or its applicable Consolidated Subsidiary in accordance with its terms (subject to the Bankruptcy and Equity Exception), and (z) is in full force and effect other than in each case as would not, individually or in the aggregate, reasonably be expected to be material to GBDC 3 and its Consolidated Subsidiaries, taken as a whole. The GBDC 3 Advisory Agreement has been approved by the GBDC 3 Board and stockholders of GBDC 3 in accordance with Section 15 of the Investment Company Act. Neither GBDC 3 nor any of its Consolidated Subsidiaries nor, to GBDC 3’s knowledge, any other party thereto, is in material breach of any provisions of or in default (or, with the giving of notice or lapse of time or both, would be in default) under, and has not taken any action resulting in the termination of, acceleration of performance required by, or resulting in a right of termination or acceleration under, any GBDC 3 Material Contract other than as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to GBDC 3. No GBDC 3 Material Contract has been amended, modified or supplemented other than as would not, individually or in the aggregate, reasonably be expected to be material to GBDC 3 and its Consolidated Subsidiaries, taken as a whole. No event has occurred with respect to GBDC 3 or any of its Consolidated Subsidiaries that, with or without the giving of notice, the lapse of time or both, would constitute a breach or default under any GBDC 3 Material Contract other than as would not, individually or in the aggregate, reasonably be expected to be material to GBDC 3 and its Consolidated Subsidiaries, taken as a whole.

3.15          Insurance Coverage. All material insurance policies maintained by GBDC 3 or any of its Consolidated Subsidiaries and that name GBDC 3 or any of its Consolidated Subsidiaries as an insured (each, a “GBDC 3 Insurance Policy”), including the fidelity bond required by the Investment Company Act, are in full force and effect and all premiums due and payable with respect to each GBDC 3 Insurance Policy have been paid. Neither GBDC 3 nor any of its Consolidated Subsidiaries has received written notice of cancellation of any GBDC 3 Insurance Policy.

3.16          Intellectual Property. GBDC 3 and its Consolidated Subsidiaries own, possess or have a valid license or other adequate rights to use all patents, patent applications, patent rights, trademarks, trademark applications, trademark rights, trade names, trade name rights, service marks, service mark applications, service mark rights, copyrights, computer programs and other proprietary intellectual property rights (collectively, “Intellectual Property Rights”) that are material to the conduct of the business of GBDC 3 and its Consolidated Subsidiaries taken as a whole (hereinafter, “GBDC 3 Intellectual Property Rights”), except where the failure to own, possess or have adequate rights would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to GBDC 3. No claims are pending for which GBDC 3 has received written notice or, to the knowledge of GBDC 3, threatened (i) that GBDC 3 or any of its Consolidated Subsidiaries is infringing or otherwise violating the rights of any Person with regard to any Intellectual Property Right, or (ii) that any GBDC 3 Intellectual Property Right is invalid or unenforceable. To the knowledge of GBDC 3, no Person is infringing, misappropriating or using without authorization the rights of GBDC 3 or any of its Consolidated Subsidiaries with respect to any Intellectual Property Right, except as would not, individually or in the aggregate, reasonably be expected to be material to GBDC 3 and its Consolidated Subsidiaries, taken as a whole.

3.17          Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to GBDC 3:

(a)           there are no Proceedings of any kind, pending or, to the knowledge of GBDC 3, threatened, against GBDC 3 or any of its Consolidated Subsidiaries, arising under any Environmental Law;

(b)           there are no Orders by or with any Governmental Entity, imposing any liability or obligation on GBDC 3 or any of its Consolidated Subsidiaries under or in respect of any Environmental Law;

(c)           there are and have been no Hazardous Substances or other conditions related thereto at any property owned or premises leased by GBDC 3 or any of its Consolidated Subsidiaries during the period of GBDC 3’s or its Consolidated Subsidiary’s ownership or lease; and

(d)           none of GBDC 3 nor any of its Consolidated Subsidiaries have entered into any Contract to provide indemnification to any third party pursuant to Environmental Laws in relation to any property previously owned by GBDC 3 or any of its Consolidated Subsidiaries.

3.18          Real Property. Neither GBDC 3 nor any of its Consolidated Subsidiaries owns or leases any real property.

3.19          Investment Assets. Each of GBDC 3 and its Consolidated Subsidiaries has good title to all securities, Indebtedness and other financial instruments owned by it, free and clear of any material Liens, except to the extent such securities, Indebtedness or other financial instruments, as applicable, are pledged to secure obligations of GBDC 3 or its Consolidated Subsidiaries set forth in Section 3.19 of the GBDC 3 Disclosure Schedules and except for Liens consisting of restrictions on transfer agreed to in respect of investments entered into in the ordinary course of business and, if material, Previously Disclosed. As of the date of this Agreement, the value of investments owned by GBDC 3 that are “qualifying investments” for purposes of Section 55(a) of the Investment Company Act is greater than 70% of the value of GBDC 3’s total assets (other than assets described in Section 55(a)(7) of the Investment Company Act).

3.20          State Takeover Laws. No restrictions on “business combinations” set forth in any “moratorium,” “control share,” “fair price,” “takeover” or “interested stockholder” Law (any such laws, “Takeover Statutes”) are applicable to this Agreement, the Mergers or the other Transactions.

3.21          Appraisal Rights. In accordance with Section 3-202(c) of the MGCL and pursuant to the GBDC 3 Charter, no appraisal rights shall be available to holders of GBDC 3 Common Stock in connection with the Transactions.

3.22          Valuation. Except as may be mutually agreed by the parties, the value of each investment asset owned by GBDC 3 that is used in connection with the computations made by GBDC 3 pursuant to Section 2.6 will be determined in accordance with the valuation policies and procedures approved by the GBDC 3 Board as of September 30, 2023 and set forth in GBDC 3’s compliance policies and procedures and no exceptions to such valuation policies and procedures have been or will be permitted in valuing such assets in connection with the computations pursuant to Section 2.6 for purposes of this Agreement, and the value of all assets owned by GBDC 3 other than investment assets that are used in connection with the computations made by GBDC 3 pursuant to Section 2.6 will be determined in accordance with GAAP. Except as may be mutually agreed by the parties, all valuations made by third-party valuation agents for such purposes will be made only by valuation agents that have been approved by the GBDC 3 Board as of September 30, 2023. Except as may be mutually agreed by the parties, the fair value of any portfolio securities for which fair value determinations were made by the GBDC 3 Board for purposes of such computations were or will be determined by the GBDC 3 Board in good faith in accordance with the valuation methods set forth in GBDC 3’s valuation policies and procedures adopted by the GBDC 3 Board as of September 30, 2023.

3.23          Opinion of Financial Advisor. Prior to the execution of this Agreement, the Committee of the Independent Directors of GBDC 3 and the GBDC 3 Board have received the opinion of Keefe, Bruyette & Woods, Inc., financial advisor to the Committee of the Independent Directors of GBDC 3, to the effect that, as of the date of such opinion and based upon and subject to the various assumptions, limitations, qualifications and other matters set forth therein, the Exchange Ratio (as specified in such opinion) in the Merger is fair, from a financial point of view, to the holders of GBDC 3 Common Stock.

Article IV

REPRESENTATIONS AND WARRANTIES OF GBDC

Except with respect to matters that have been Previously Disclosed, GBDC hereby represents and warrants to GBDC 3 that:

4.1            Corporate Organization.

(a)           GBDC is a corporation duly incorporated and validly existing and in good standing under the Laws of the State of Delaware and in good standing with the DE SOS and Merger Sub is a corporation duly incorporated and validly existing under the Laws of the State of Delaware and in good standing with the SDAT. Each of GBDC and Merger Sub has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business as a foreign corporation in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, in each case, other than as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to GBDC. GBDC has duly elected to be regulated as a BDC and such election has not been revoked or withdrawn and is in full force and effect.

(b)           True, complete and correct copies of the Certificate of Incorporation of GBDC (as amended as of the date hereof, the “GBDC Charter”) and the amended and restated Bylaws of GBDC (the “GBDC Bylaws”), as in effect as of the date of this Agreement, have previously been publicly filed by GBDC. True, correct and complete copies of the charter and bylaws of Merger Sub, as in effect as of the date hereof, have previously been provided to GBDC 3.

(c)           Each Consolidated Subsidiary of GBDC (i) is duly incorporated or duly formed, as applicable to each such Consolidated Subsidiary, and validly existing and in good standing under the Laws of its jurisdiction of organization, (ii) has the requisite corporate (or similar) power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and (iii) is duly licensed or qualified to do business as a foreign corporation or other business entity in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, other than in the case of clauses (ii) and (iii), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to GBDC.

4.2            Capitalization.

(a)            The authorized capital stock of GBDC consists of (i) 350,000,000 shares of GBDC Common Stock, of which 170,585,795 were outstanding as of the close of business on January 16, 2024 (the “GBDC Capitalization Date”) and (ii) 1,000,000 shares of preferred stock, par value $0.001 per share, none of which were outstanding as of the close of business on the GBDC Capitalization Date. All of the issued and outstanding shares of GBDC Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability with respect to GBDC attaching to the ownership thereof. All of the shares of GBDC Common Stock constituting the Merger Consideration will be, when issued pursuant to the terms of the Merger, duly authorized and validly issued and fully paid, nonassessable and free of preemptive rights, with no personal liability with respect to GBDC attaching to the ownership thereof. As of the date of this Agreement, no Indebtedness having the right to vote on any matters on which stockholders of GBDC may vote (“GBDC Voting Debt”) is issued or outstanding. As of the GBDC Capitalization Date, except pursuant to GBDC’s dividend reinvestment plan, GBDC does not have and is not bound by any Rights calling for the purchase or issuance of, or the payment of any amount based on, any shares of GBDC Common Stock, GBDC Voting Debt or any other equity securities of GBDC or any securities representing the right to purchase or otherwise receive any shares of GBDC Common Stock, GBDC Voting Debt or other equity securities of GBDC. There are no obligations of GBDC or any of its Consolidated Subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of capital stock of GBDC, GBDC Voting Debt or any equity security of GBDC or its Consolidated Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock, GBDC Voting Debt or any other equity security of GBDC or its Consolidated Subsidiaries or (ii) pursuant to which GBDC or any of its Consolidated Subsidiaries is or could be required to register shares of GBDC capital stock or other securities under the Securities Act. All of GBDC Common Stock sold has been sold pursuant to an effective registration statement filed under the Securities Act or an appropriate exemption therefrom and in material compliance with the Investment Company Act and, if applicable, state “blue sky” Laws.

(b)            All of the issued and outstanding shares of capital stock or other equity ownership interests of each Consolidated Subsidiary of GBDC are owned by GBDC, directly or indirectly, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (in respect of corporate entities) and free of preemptive rights. No Consolidated Subsidiary of GBDC has or is bound by any outstanding Rights calling for the purchase or issuance of, or the payment of any amount based on, any shares of capital stock or any other equity security of such Consolidated Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Consolidated Subsidiary.

4.3            Authority; No Violation.

(a)            Each of GBDC and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery of this Agreement and the consummation of the Transactions have been duly and validly approved by the GBDC Board, including, after separate meetings and discussion, all of the Independent Directors of GBDC, and the board of directors of Merger Sub. The GBDC Board, including, after separate meetings and discussion, all of the Independent Directors of GBDC, has unanimously (i) determined that (A) this Agreement and the terms of the Merger and the Transactions are advisable and in the best interests of GBDC and (B) determined that the interests of GBDC’s existing stockholders will not be diluted (as provided under Rule 17a-8 of the Investment Company Act) as a result of the Transactions, (ii) approved the GBDC Matters, (iii) directed that the GBDC Matters be submitted to GBDC’s stockholders for approval at a duly held meeting of such stockholders (the “GBDC Stockholders Meeting”) and (iv) resolved to recommend that the stockholders of GBDC adopt and approve the GBDC Matters (such recommendation, the “GBDC Board Recommendation”). Except for obtaining from GBDC’s stockholders the GBDC Requisite Vote to approve the GBDC Matters, the Merger and the other Transactions have been authorized by all necessary corporate action on the part of GBDC. This Agreement has been duly and validly executed and delivered by GBDC and Merger Sub and (assuming due authorization, execution and delivery by GBDC 3 and GC Advisors) constitutes the valid and binding obligation of each of GBDC and Merger Sub, enforceable against each of GBDC and Merger Sub in accordance with its terms (except as may be limited by the Bankruptcy and Equity Exception).

(b)            Neither the execution and delivery of this Agreement by GBDC or Merger Sub, nor the consummation by GBDC or Merger Sub of the Transactions, nor performance of this Agreement by GBDC or Merger Sub, will (i) violate any provision of the GBDC Charter, GBDC Bylaws or the bylaws or charter of Merger Sub or (ii) assuming that the consents, approvals and filings referred to in Section 4.3(a) and Section 4.4 are duly obtained and/or made, (A) violate any Law or Order applicable to GBDC or any of its Consolidated Subsidiaries or (B) except as set forth in any Contract that was Previously Disclosed, violate, conflict with, result in a breach of or the loss of any benefit under, constitute a default (or an event that, with or without the giving of notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, require the consent, approval or authorization of, or notice to or filing with any third-party with respect to, or result in the creation of any Lien upon any of the respective properties or assets of GBDC or any of its Consolidated Subsidiaries under, any of the terms, conditions or provisions of any Permit, Contract or other obligation to which GBDC or any of its Consolidated Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound except, with respect to clause (ii)(B), any such violation, conflict, breach, loss, default, termination, cancellation, acceleration, consent, approval or creation that would not, individually or in the aggregate, reasonably be expected to be material to GBDC and its Consolidated Subsidiaries, taken as a whole. Section 4.3(b) of the GBDC Disclosure Schedule sets forth, to GBDC’s knowledge, any material consent fees payable to a third party in connection with the Mergers.

4.4            Governmental Consents. No consents or approvals of, or filings or registrations with, any Governmental Entity are necessary in connection with the consummation by GBDC or Merger Sub of the Mergers and the other Transactions, except for (i) the filing with the SEC of the Joint Proxy Statement/Prospectus and the Registration Statement in which the Joint Proxy Statement/Prospectus will be included as a prospectus, and declaration of effectiveness of the Registration Statement by the SEC, (ii) the filing of the Articles of Merger with and the acceptance for record of the Articles of Merger by the SDAT in respect of the Merger, (iii) the filing of the Second Articles of Merger with and the acceptance for record of the Second Articles of Merger by the SDAT in respect of the Second Merger, (iv) the filing with, and the acceptance for record of each such filing by, the DE SOS of the Certificate of Merger in respect of the Second Merger, (v) any notices or filings under the HSR Act, (vi) such filings and approvals, if any, as are required to be made or obtained under the securities or “blue sky” Laws of various states in connection with the issuance of the shares of GBDC Common Stock pursuant to this Agreement and approval of listing of such GBDC Common Stock on the Nasdaq, (vii) the reporting of this Agreement on a Current Report on Form 8-K and (viii) any such consents, approvals, filings or registrations that the failure to obtain or make would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on GBDC.

4.5            Reports.

(a)            GBDC has timely filed or furnished all forms, statements, certifications, reports and documents that it was required to file or furnish since the Applicable Date with the SEC (such forms, statements, certifications, reports and documents filed or furnished since the Applicable Date, including any amendments thereto, the “GBDC SEC Reports”), except as would not, individually or in the aggregate, reasonably be expected to be material to GBDC and its Consolidated Subsidiaries taken as a whole. To GBDC’s knowledge, no GBDC SEC Report, at the time filed or furnished with the SEC, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading. To GBDC’s knowledge, all GBDC SEC Reports, as of their respective dates, complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. None of the Consolidated Subsidiaries of GBDC is required to make any filing with the SEC.

(b)            Neither GBDC nor any of its Consolidated Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any Contract, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, any Governmental Entity that currently restricts in any material respect the conduct of its business (or to GBDC’s knowledge that, upon consummation of the Mergers, would restrict in any material respect the conduct of the business of GBDC or any of its Consolidated Subsidiaries), or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business, other than those of general application that apply to similarly situated BDCs or their Consolidated Subsidiaries, nor has GBDC or any of its Consolidated Subsidiaries been advised in writing or, to the knowledge of GBDC, verbally, by any Governmental Entity that it is considering issuing, initiating, ordering, or requesting any of the foregoing.

(c)            GBDC has made available to GBDC 3 all material correspondence with the SEC since the Applicable Date and, as of the date of this Agreement, to the knowledge of GBDC, (i) there are no unresolved comments from the SEC with respect to the GBDC SEC Reports or any SEC examination of GBDC and (ii) none of the GBDC SEC Reports is subject to any ongoing review by the SEC.

4.6            GBDC Financial Statements.

(a)            The consolidated financial statements, including the related consolidated schedules of investments, of GBDC and its Consolidated Subsidiaries included (or incorporated by reference) in the GBDC SEC Reports (including the related notes, where applicable): (i) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of GBDC and its Consolidated Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (except that unaudited statements may not contain notes and are subject to recurring year-end audit adjustments normal in nature and amount), (ii) to GBDC’s knowledge, have complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and (iii) have been prepared in all material respects in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. EY has not resigned, threatened resignation or been dismissed as GBDC’s independent public accountant as a result of or in connection with any disagreements with GBDC on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)            Except for (A) liabilities reflected or reserved against on the consolidated audited balance sheet of GBDC as of September 30, 2023 included in the audited financial statements set forth in GBDC’s annual report on Form 10-K for the year ended September 30, 2023 (the “GBDC Balance Sheet”), (B) liabilities incurred in the ordinary course of business since September 30, 2023, (C) liabilities incurred in connection with this Agreement and the Transactions, (D) liabilities otherwise disclosed in the GBDC SEC Reports and (E) liabilities that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to GBDC, neither GBDC nor any of its Consolidated Subsidiaries has any liabilities that would be required to be reflected or reserved against in the GBDC Balance Sheet in accordance with GAAP.

(c)            Neither GBDC nor any of its Consolidated Subsidiaries is a party to or has any commitment to become a party to any off-balance sheet joint venture, partnership or similar contract with any unconsolidated Affiliate or “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated under the Exchange Act) where the result or purpose of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of GBDC and its Consolidated Subsidiaries in the GBDC SEC Reports.

(d)            Since the Applicable Date, (i) neither GBDC nor any of its Consolidated Subsidiaries nor, to the knowledge of GBDC, any director, officer, auditor, accountant or representative of GBDC or any of its Consolidated Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of GBDC or any of its Consolidated Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that GBDC or any of its Consolidated Subsidiaries has engaged in questionable or illegal accounting or auditing practices or maintains inadequate internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act), and (ii) no attorney representing GBDC or any of its Consolidated Subsidiaries, whether or not employed by GBDC or any of its Consolidated Subsidiaries, has reported evidence of a material violation of securities laws, breach of duty or similar violation by GBDC or any of its officers, directors or agents to the GBDC Board or any committee thereof or to any director or officer of GBDC.

(e)            Neither GBDC nor any of its Consolidated Subsidiaries is a party to any off-balance sheet arrangement with respect to GBDC (as defined in Item 303(a)(4) of Regulation S-K promulgated under the Exchange Act).

(f)            To GBDC’s knowledge, since the Applicable Date, EY, which has expressed its opinion with respect to the financial statements of GBDC and its Consolidated Subsidiaries included in the GBDC SEC Reports (including the related notes), has, for the period it has served as GBDC’s independent accounting firm, been (i) “independent” with respect to GBDC and its Consolidated Subsidiaries within the meaning of Regulation S-X, and (ii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the related rules of the SEC and the Public Company Accounting Oversight Board.

(g)            The principal executive officer and principal financial officer of GBDC have made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act, and the statements contained in any such certifications are complete and correct, and GBDC is otherwise in compliance in all material respects with all applicable effective provisions of the Sarbanes-Oxley Act.

(h)            GBDC has in all material respects:

(i)            designed and maintained a system of disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) to ensure that all information (both financial and non-financial) required to be disclosed by GBDC in the reports that it files or submits to the SEC under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that such information is accumulated and communicated to GBDC’s management as appropriate to allow timely decisions regarding required disclosure and to allow GBDC’s principal executive officer and principal financial officer to make the certifications required under the Exchange Act with respect to such reports;

(ii)            designed and maintained a system of internal controls over financial reporting sufficient to provide reasonable assurance concerning the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including reasonable assurance that (A) transactions are executed in accordance with management’s general or specific authorizations, (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (C) access to assets is permitted only in accordance with management’s general or specific authorization, (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences and (E) GBDC’s management, with the participation of GBDC’s principal executive and financial officers, has completed an assessment of the effectiveness of GBDC’s internal controls over financial reporting for the fiscal year ended September 30, 2023 in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act, and such assessment concluded that GBDC maintained, in all material respects, effective internal control over financial reporting as of September 30, 2023, using the framework specified in GBDC’s Annual Report on Form 10-K for the fiscal year ended September 30, 2023;

(iii)           (A) disclosed, based on its most recent evaluation, to its auditors and the audit committee of the GBDC Board (1) any significant deficiencies or material weaknesses (as defined in the relevant Statement of Auditing Standards) in the design or operation of GBDC’s internal controls over financial reporting that are reasonably likely to adversely affect its ability to record, process, summarize and report financial data and (2) any fraud, whether or not material, that involves management or other individuals who have a significant role in its internal controls over financial reporting and (B) identified for GBDC’s auditors any material weaknesses in internal controls; and

(iv)           provided to GBDC 3 true, complete and correct copies of any of the foregoing disclosures to its auditors or the audit committee of the GBDC Board that have been made in writing from the Applicable Date through the date hereof, and will promptly provide to GBDC 3 true, complete and correct copies of any such disclosures that are made after the date hereof.

(i)            The fair market value of GBDC’s investments as of September 30, 2023 (i) will be determined in accordance with ASC Topic 820 and (ii) will reflect a reasonable estimate of the fair value of such investments as determined in good faith, after due inquiry, by the GBDC Board.

(j)            To GBDC’s knowledge, there is no fraud or suspected fraud affecting GBDC involving management of GBDC or employees of Golub Capital LLC who have significant roles in GBDC’s internal control over financial reporting, when such fraud could have a material effect on GBDC’s consolidated financial statements.

4.7            Broker’s Fees. Neither GBDC nor any of its Consolidated Subsidiaries nor any of their respective directors, officers or agents has utilized any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Mergers or the other Transactions, other than to Morgan Stanley & Co. LLC pursuant to a letter agreement, a true, complete and correct copy of which has been previously delivered to GBDC 3.

4.8            Absence of Changes or Events. Since September 30, 2023, (i) except as expressly permitted or required by or in connection with the execution and delivery of this Agreement and the consummation of the Transactions, the business of GBDC and its Consolidated Subsidiaries has been conducted in the ordinary course of business, (ii) there has not been any Effect that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to GBDC and (iii) there has not been any material action that, if it had been taken after the date hereof, would have required the consent of GBDC 3 under Section 6.1 or 6.2.

4.9            Compliance with Applicable Law; Permits.

(a)            Each of GBDC and each of its Consolidated Subsidiaries is in compliance, and has been operated in compliance, in all material respects, with all applicable Laws, including, if and to the extent applicable, the Investment Company Act, the Securities Act and the Exchange Act other than as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to GBDC. GBDC has not received any written or, to GBDC’s knowledge, oral notification from a Governmental Entity of any material non-compliance with any applicable Laws, which non-compliance would, individually or in the aggregate, reasonably be expected to be material to GBDC and its Consolidated Subsidiaries, taken as a whole. GBDC has operated in compliance with all listing standards of the Nasdaq since GBDC Common Stock began trading on the Nasdaq on April 15, 2010 other than as would not, individually or in the aggregate, reasonably be expected to be material to GBDC and its Consolidated Subsidiaries, taken as a whole. GBDC is not subject to any “stop order” and is, and was, fully qualified to sell shares of GBDC Common Stock in each jurisdiction in which such shares were registered and sold, other than as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to GBDC.

(b)            GBDC is in compliance, and since it commenced operations, has complied with its investment policies and restrictions and portfolio valuation methods, if any, as such policies and restrictions have been set forth in its registration statement (as amended from time to time) or reports that it has filed with the SEC under the Exchange Act and applicable Laws, if any, other than any non-compliance that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to GBDC.

(c)            GBDC has written policies and procedures adopted pursuant to Rule 38a-1 under the Investment Company Act that are reasonably designed to prevent material violations of the “Federal Securities Laws,” as such term is defined in Rule 38a-1(e)(1) under the Investment Company Act. There have been no “Material Compliance Matters” for GBDC, as such term is defined in Rule 38a-1(e)(2) under the Investment Company Act, other than those that have been reported to the GBDC Board and satisfactorily remedied or are in the process of being remedied or those that would not, individually or in the aggregate, reasonably be expected to be material to GBDC and its Consolidated Subsidiaries, taken as a whole.

(d)            Each of GBDC and each of its Consolidated Subsidiaries holds and is in compliance with all Permits required in order to permit GBDC and each of its Consolidated Subsidiaries to own or lease their properties and assets and to conduct their businesses under and pursuant to all applicable Law as presently conducted, other than any failure to hold or non-compliance with any such Permit that would not, individually or in the aggregate, reasonably be expected to be material to GBDC and its Consolidated Subsidiaries, taken as a whole. All such Permits are valid and in full force and effect, except as would not, individually or in the aggregate, reasonably be expected to be material to GBDC and its Consolidated Subsidiaries, taken as a whole. GBDC has not received any written or, to GBDC’s knowledge, oral notification from a Governmental Entity of any material non-compliance with any such Permits, and no Proceeding is pending or threatened in writing to suspend, cancel, modify, revoke or materially limit any such Permits, which Proceeding would, individually or in the aggregate, reasonably be expected to be material to GBDC and its Consolidated Subsidiaries, taken as a whole.

(e)            No “affiliated person” (as defined under the Investment Company Act) of GBDC has been subject to disqualification to serve in any capacity contemplated by the Investment Company Act for any investment company (including a BDC) under Sections 9(a) and 9(b) of the Investment Company Act, unless, in each case, such Person has received exemptive relief from the SEC with respect to any such disqualification. There is no material Proceeding pending and served or, to the knowledge of GBDC, threatened that would result in any such disqualification.

(f)            The minute books and other similar records of GBDC maintained since the Applicable Date contain a true and complete record in all material respects of all action taken at all meetings and by all written consents in lieu of meetings of the stockholders of GBDC, the GBDC Board and any committees of the GBDC Board.

4.10           GBDC Information. None of the information supplied or to be supplied by GBDC for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at any time the Registration Statement is amended or supplemented or at the time the Registration Statement becomes effective under the Securities Act, or (ii) the Joint Proxy Statement/Prospectus will, at the date the Joint Proxy Statement/Prospectus or any amendment or supplement is first mailed to stockholders of GBDC 3 or stockholders of GBDC or at the time of the GBDC 3 Stockholders Meeting or the GBDC Stockholders Meeting, in each case, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading, except that no representation or warranty is made by GBDC with respect to information supplied by GBDC 3 or GC Advisors for inclusion or incorporation by reference in the Registration Statement or the Joint Proxy Statement/Prospectus.

4.11           Taxes and Tax Returns.

(a)            GBDC and each of its Consolidated Subsidiaries has duly and timely filed (taking into account all applicable extensions) all material Tax Returns required to be filed by it on or prior to the date of this Agreement (all such Tax Returns being accurate and complete in all material respects), has paid all material Taxes shown thereon as arising and has duly paid or made provision for the payment of all material Taxes that have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities other than Taxes that are not yet delinquent or are being contested in good faith, have not been finally determined and have been adequately reserved against under GAAP. No material Tax Return of GBDC or any Consolidated Subsidiary has been examined by the IRS or other relevant taxing authority. There are no material disputes pending, or written claims asserted, for Taxes or assessments upon GBDC or any of its Consolidated Subsidiaries for which GBDC does not have reserves that are adequate under GAAP. Neither GBDC nor any of its Consolidated Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among GBDC and its Consolidated Subsidiaries). Within the past five years (or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Mergers are also a part), neither GBDC nor any of its Consolidated Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution of stock which qualified or was intended to qualify under Section 355(a) of the Code and to which Section 355 of the Code (or so much of Section 356 of the Code, as it relates to Section 355 of the Code) applied or was intended to apply. Neither GBDC nor any of its Consolidated Subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code, no such adjustment has been proposed by the IRS and no pending request for permission to change any accounting method has been submitted by GBDC or any of its Consolidated Subsidiaries. Neither GBDC nor any of its Consolidated Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2). If GBDC or any of its Consolidated Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b), such entity has properly disclosed such transaction in accordance with the applicable Tax regulations.

(b)            GBDC made a valid election under Part I of Subchapter M of Subtitle A, Chapter 1, of the Code to be taxed as a RIC. GBDC has qualified as a RIC at all times since the beginning of its taxable year ending September 30, 2010 and expects to continue to so qualify through the Effective Time. No challenge to GBDC’s status as a RIC is pending or has been threatened orally or in writing. For each taxable year of the GBDC ending before the Effective Time, GBDC has satisfied the distribution requirements imposed on a regulated investment company under Section 852 of the Code.

(c)            Merger Sub is a newly formed entity created for the purpose of undertaking the Merger. Prior to the Effective Time, Merger Sub will not have engaged in any other business activities and will have incurred no liabilities or obligations other than as contemplated by this Agreement.

(d)            GBDC and its Consolidated Subsidiaries have complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and have, within the time and in the manner prescribed by applicable Law, in all material respects, withheld from and paid over all amounts required to be so withheld and paid over under applicable Laws.

(e)            GBDC is not aware of any fact or circumstance that could reasonably be expected to prevent the Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(f)            GBDC has no “earnings and profits” for U.S. federal income Tax purposes described in Section 852(a)(2)(B) of the Code.

(g)            Section 4.11(g) of the GBDC Disclosure Schedule lists each asset the disposition of which would be subject to rules similar to Section 1374 of the Code as prescribed in IRS Notice 88-19, 1988-1 C.B. 486, or Treasury Regulation Section 1.337(d)-7 and the amount of “net unrealized built-in gain” (within the meaning of Section 1374(d) of the Code) on each such asset. Other than such assets listed in Section 4.11(g) of the GBDC Disclosure Schedule, GBDC is not now and will not be subject to corporate-level income taxation on the sale, transfer or other disposition of its assets currently held as a result of the application of Section 337(d) of the Code or the Treasury Regulations promulgated thereunder.

(h)            No claim has been made in writing by a taxing authority in a jurisdiction where GBDC or any of its Consolidated Subsidiaries does not file Tax Returns that GBDC or any such Consolidated Subsidiary is or may be subject to taxation by that jurisdiction, and which, if upheld, would reasonably result in a material Tax liability.

(i)            Neither the GBDC nor any of its Consolidated Subsidiaries has, or has ever had, a permanent establishment in any country other than the United States.

(j)            Neither GBDC nor any of its Consolidated Subsidiaries has requested a private letter ruling from the IRS or comparable rulings from other taxing authorities.

(k)            Neither GBDC nor any of its Consolidated Subsidiaries has any liability for the Taxes of another Person other than GBDC and its Consolidated Subsidiaries under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee, successor or payable pursuant to a contractual obligation.

(l)            Neither GBDC nor any of its Consolidated Subsidiaries has ever been a member of a consolidated, combined or unitary Tax group (other than such a group the common parent of which is GBDC or any of its Consolidated Subsidiaries).

(m)            There are no material Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of GBDC or any of its Consolidated Subsidiaries.

4.12            Litigation. There are no material Proceedings pending or, to GBDC’s knowledge, threatened against GBDC or any of its Consolidated Subsidiaries. There is no Order binding upon GBDC or any of its Consolidated Subsidiaries other than such Orders as would not, individually or in the aggregate, reasonably be expected to be material to GBDC and its Consolidated Subsidiaries, taken as a whole.

4.13            Employee Matters. Neither GBDC nor any of its Consolidated Subsidiaries has (i) any employees or (ii) any Employee Benefit Plans.

4.14            Certain Contracts.

(a)            GBDC has Previously Disclosed a complete and accurate list of, and true and complete copies have been delivered or made available (including via EDGAR) to GBDC 3 of, all Contracts (collectively, the “GBDC Material Contracts”) to which, as of the date hereof, GBDC or any of its Consolidated Subsidiaries is a party, or by which GBDC or any of its Consolidated Subsidiaries may be bound, or, to the knowledge of GBDC, to which it or any of its Consolidated Subsidiaries or their respective assets or properties may be subject, with respect to:

(i)            any Contract that is a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K or that is material to GBDC or its financial condition or results of operations;

(ii)            other than Contracts entered into in the ordinary course of business providing for the obligation or commitment of GBDC to provide funding to its portfolio investments, any loans or credit agreements, mortgages, indentures and other agreements and instruments pursuant to which any Indebtedness of GBDC or any of its Consolidated Subsidiaries in an aggregate principal amount in excess of $500,000 is outstanding or may be incurred, or any guarantee by GBDC or any of its Consolidated Subsidiaries of any Indebtedness in an aggregate principal amount in excess of $500,000;

(iii)            other than Contracts entered into in the ordinary course of business providing for the obligation or commitment of GBDC to provide funding to its portfolio investments, any Contract that creates future payment obligations in excess of $250,000 and that by its terms does not terminate, or is not terminable upon notice, without penalty within 90 days or less, or any Contract that creates or would create a Lien on any asset of GBDC or its Consolidated Subsidiaries (other than Liens consisting of restrictions on transfer agreed to in respect of investments entered into in the ordinary course of business or as would not, individually or in the aggregate, reasonably be expected to be material to GBDC and its Consolidated Subsidiaries, taken as a whole);

(iv)           except with respect to investments set forth in the GBDC SEC Reports, any partnership, limited liability company, joint venture or other similar Contract that is not entered into in the ordinary course of business and is material to GBDC and its Consolidated Subsidiaries, taken as a whole;

(v)            any non-competition or non-solicitation Contract or any other Contract that limits, purports to limit, or would reasonably be expected to limit in each case in any material respect the manner in which, or the localities in which, any material business of GBDC and its Consolidated Subsidiaries, taken as a whole, is or could be conducted or the types of business that GBDC and its Consolidated Subsidiaries conducts or may conduct;

(vi)           any Contract relating to the acquisition or disposition of any business or operations (whether by merger, sale of stock, sale of assets or otherwise) involving value in excess of $250,000 (individually or together with all related Contracts) as to which there are any ongoing obligations or that was entered into on or after the Applicable Date other than Contracts entered into in the ordinary course of business with respect to investments set forth in the GBDC SEC Reports;

(vii)           any Contract that obligates GBDC or any of its Consolidated Subsidiaries to conduct any business that is material to GBDC and its Consolidated Subsidiaries, taken as a whole, on an exclusive basis with any third party; or

(viii)         any Contract with a Governmental Entity.

(b)            Each GBDC Material Contract is (x) valid and binding on GBDC or its applicable Consolidated Subsidiary and, to GBDC’s knowledge, each other party thereto, (y) enforceable against GBDC or its applicable Consolidated Subsidiary in accordance with its terms (subject to the Bankruptcy and Equity Exception), and (z) is in full force and effect other than in each case as would not, individually or in the aggregate, reasonably be expected to be material to GBDC and its Consolidated Subsidiaries, taken as a whole. The investment advisory agreement between GBDC and GC Advisors in effect as of the date of this Agreement has been approved by the GBDC Board and stockholders of GBDC in accordance with Section 15 of the Investment Company Act. Neither GBDC nor any of its Consolidated Subsidiaries nor, to GBDC’s knowledge, any other party thereto, is in material breach of any provisions of or in default (or, with the giving of notice or lapse of time or both, would be in default) under, and has not taken any action resulting in the termination of, acceleration of performance required by, or resulting in a right of termination or acceleration under, any GBDC Material Contract other than as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to GBDC. No GBDC Material Contract has been amended, modified or supplemented other than as would not, individually or in the aggregate, reasonably be expected to be material to GBDC and its Consolidated Subsidiaries, taken as a whole. No event has occurred with respect to GBDC or any of its Consolidated Subsidiaries that, with or without the giving of notice, the lapse of time or both, would constitute a breach or default under any GBDC Material Contract other than as would not, individually or in the aggregate, reasonably be expected to be material to GBDC and its Consolidated Subsidiaries, taken as a whole.

4.15            Insurance Coverage. All material insurance policies maintained by GBDC or any of its Consolidated Subsidiaries and that name GBDC or any of its Consolidated Subsidiaries as an insured (each, a “GBDC Insurance Policy”), including the fidelity bond required by the Investment Company Act, are in full force and effect and all premiums due and payable with respect to each GBDC Insurance Policy have been paid. Neither GBDC nor any of its Consolidated Subsidiaries has received written notice of cancellation of any GBDC Insurance Policy.

4.16            Intellectual Property. GBDC and its Consolidated Subsidiaries own, possess or have a valid license or other adequate rights to use all Intellectual Property Rights that are material to the conduct of the business of GBDC and its Consolidated Subsidiaries taken as a whole (hereinafter, “GBDC Intellectual Property Rights”), except where the failure to own, possess or have adequate rights would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to GBDC 3. No claims are pending for which GBDC has received written notice or, to the knowledge of GBDC, threatened (i) that GBDC or any of its Consolidated Subsidiaries is infringing or otherwise violating the rights of any Person with regard to any Intellectual Property Right, or (ii) that any GBDC Intellectual Property Right is invalid or unenforceable. To the knowledge of GBDC, no Person is infringing, misappropriating or using without authorization the rights of GBDC or any of its Consolidated Subsidiaries with respect to any Intellectual Property Right, except as would not, individually or in the aggregate, reasonably be expected to be material to GBDC and its Consolidated Subsidiaries, taken as a whole.

4.17            Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to GBDC:

(a)            there are no Proceedings of any kind, pending or, to the knowledge of GBDC, threatened, against GBDC or any of its Consolidated Subsidiaries, arising under any Environmental Law;

(b)            there are no Orders by or with any Governmental Entity, imposing any liability or obligation on GBDC or any of its Consolidated Subsidiaries under or in respect of any Environmental Law;

(c)            there are and have been no Hazardous Substances or other conditions related thereto at any property owned or premises leased by GBDC or any of its Consolidated Subsidiaries during the period of GBDC’s or its Consolidated Subsidiary’s ownership or lease; and

(d)            none of GBDC nor any of its Consolidated Subsidiaries have entered into any Contract to provide indemnification to any third party pursuant to Environmental Laws in relation to any property previously owned by GBDC or any of its Consolidated Subsidiaries.

4.18            Real Property. Neither GBDC nor any of its Consolidated Subsidiaries owns or leases any real property.

4.19            Investment Assets. Each of GBDC and its Consolidated Subsidiaries has good title to all securities, Indebtedness and other financial instruments owned by it, free and clear of any material Liens, except to the extent such securities, Indebtedness or other financial instruments, as applicable, are pledged to secure obligations of GBDC or its Consolidated Subsidiaries set forth in Section 4.19 of the GBDC Disclosure Schedules and except for Liens consisting of restrictions on transfer agreed to in respect of investments entered into in the ordinary course of business and, if material, Previously Disclosed. As of the date of this Agreement, the value of investments owned by GBDC that are “qualifying investments” for purposes of Section 55(a) of the Investment Company Act is greater than 70% of the value of GBDC’s total assets (other than assets described in Section 55(a)(7) of the Investment Company Act).

4.20            State Takeover Laws. No restrictions on “business combinations” set forth in any Takeover Statutes are applicable to this Agreement, the Mergers or the other Transactions.

4.21            Valuation. Except as may be mutually agreed by the parties, the value of each investment asset owned by GBDC that is used in connection with the computations made by GBDC pursuant to Section 2.6 will be determined in accordance with the valuation policies and procedures approved by the GBDC Board as of September 30, 2023 and set forth in GBDC’s compliance policies and procedures and no exceptions to such valuation policies and procedures have been or will be permitted in valuing such assets in connection with the computations pursuant to Section 2.6 for purposes of this Agreement, and the value of all assets owned by GBDC other than investment assets that are used in connection with the computations made by GBDC pursuant to Section 2.6 will be determined in accordance with GAAP. Except as may be mutually agreed by the parties, all valuations made by third-party valuation agents for such purposes will be made only by valuation agents that have been approved by the GBDC Board as of September 30, 2023. Except as may be mutually agreed by the parties, the fair value of any portfolio securities for which fair value determinations were made by the GBDC Board for purposes of such computations were or will be determined by the GBDC Board in good faith in accordance with the valuation methods set forth in GBDC’s valuation policies and procedures adopted by the GBDC Board as of September 30, 2023.

4.22            Opinion of Financial Advisor. Prior to the execution of this Agreement, the Committee of the Independent Directors of the GBDC Board and the GBDC Board have received the opinion of Morgan Stanley & Co. LLC, financial advisor to the Committee of the Independent Directors of the GBDC Board, to the effect that, as of the date of such opinion and based upon and subject to the various assumptions, limitations, qualifications and other matters set forth therein, the Exchange Ratio (as specified in such opinion) was fair, from a financial point of view, to GBDC.

Article V

REPRESENTATIONS AND WARRANTIES OF GC ADVISORS

Except with respect to matters set forth in the GC Advisors Disclosure Schedule, GC Advisors hereby represents and warrants to GBDC 3 and GBDC that:

5.1            Organization. GC Advisors is a limited liability company organized and validly existing under the Laws of the State of Delaware and in good standing with the DE SOS. GC Advisors has the requisite limited liability company power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business as a foreign corporation in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, in each case, other than as would not, individually or in the aggregate, reasonably be expected to prevent GC Advisors from timely performing its material obligations under this Agreement or from consummating the Mergers and the other Transactions or have a Material Adverse Effect with respect to GBDC 3 or GBDC.

5.2            Authority; No Violation.

(a)            GC Advisors has all requisite limited liability company power and authority to execute and deliver this Agreement. The execution and delivery of this Agreement has been duly and validly approved by the managers of GC Advisors. This Agreement has been duly and validly executed and delivered by GC Advisors and (assuming due authorization, execution and delivery by GBDC 3, GBDC and Merger Sub) constitutes the valid and binding obligation of GC Advisors, enforceable against GC Advisors in accordance with its terms (except as may be limited by the Bankruptcy and Equity Exception).

(b)            Neither the execution and delivery of this Agreement by GC Advisors, nor the consummation of the Transactions, nor performance of this Agreement by GC Advisors, will (i) violate any provision of the certificate of formation of GC Advisors or the limited liability company agreement of GC Advisors or (ii) (A) violate any Law or Order applicable to GC Advisors or (B) violate, conflict with, result in a breach of or the loss of any benefit under, constitute a default (or an event that, with or without the giving of notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, require the consent, approval or authorization of, or notice to or filing with any third-party with respect to, or result in the creation of any Lien upon any of the respective properties or assets of GC Advisors under, any of the terms, conditions or provisions of any Permit, Contract or other obligation to which GC Advisors is a party or by which its properties or assets is bound except, with respect to clause (ii)(B), any such violation, conflict, breach, loss, default, termination, cancellation, acceleration, consent, approval or creation that would not, individually or in the aggregate, reasonably be expected to prevent GC Advisors from timely performing its material obligations under this Agreement or from consummating the Mergers and the other Transactions or have a Material Adverse Effect with respect to GBDC 3 or GBDC.

(c)            No consents or approvals of, or filings or registrations with, any Governmental Entity are necessary in connection with the execution, delivery or performance of this Agreement by GC Advisors, except for any such consents, approvals, filings or registrations that the failure to obtain or make would not, individually or in the aggregate, reasonably be expected to prevent GC Advisors from timely performing its material obligations under this Agreement or from consummating the Mergers and the other Transactions or have a Material Adverse Effect with respect to GBDC 3 or GBDC.

5.3            Compliance with Applicable Law; Permits.

(a)            GC Advisors is, and at all times required by the Investment Advisers Act when GC Advisors has been the investment adviser to GBDC or GBDC 3 has been, duly registered as an investment adviser under the Investment Advisers Act. GC Advisors is, and at all times required by applicable Law (other than the Investment Advisers Act) when GC Advisors has been the investment adviser to GBDC or GBDC 3 has been, duly registered, licensed or qualified as an investment adviser in each state or any other jurisdiction where the conduct of its business requires such registration, licensing or qualification, except where the failure to be so registered, licensed or qualified would not prevent GC Advisors from timely performing its material obligations under this Agreement or from consummating the Mergers and the other Transactions or have a Material Adverse Effect with respect to GBDC 3 or GBDC.

(b)            GC Advisors is in compliance, and has been operated in compliance, in all material respects, with all applicable Laws with regard to its management of each of GBDC 3 and GBDC, including, if and to the extent applicable, the Investment Advisers Act, Investment Company Act, the Securities Act and the Exchange Act other than as would not, individually or in the aggregate, reasonably be expected to prevent GC Advisors from timely performing its material obligations under this Agreement or from consummating the Mergers and the other Transactions or have a Material Adverse Effect with respect to GBDC 3 or GBDC. GC Advisors has not received any written or, to GC Advisors’ knowledge, oral notification from a Governmental Entity of any material non-compliance with any applicable Laws with regard to its management of each of GBDC 3 and GBDC, which non-compliance would, individually or in the aggregate, reasonably be expected to prevent GC Advisors from timely performing its material obligations under this Agreement or from consummating the Mergers and the other Transactions or have a Material Adverse Effect with respect to GBDC 3 or GBDC.

(c)            GC Advisors holds and is in compliance with all Permits required in order to permit GC Advisors to own or lease its properties and assets and to conduct its business under and pursuant to all applicable Law as presently conducted, other than any failure to hold or non-compliance with any such Permit that would not, individually or in the aggregate, reasonably be expected to prevent GC Advisors from timely performing its material obligations under this Agreement or from consummating the Mergers and the other Transactions or have a Material Adverse Effect with respect to GBDC 3 or GBDC. All such Permits are valid and in full force and effect, except as would not, individually or in the aggregate, reasonably be expected to prevent GC Advisors from timely performing its material obligations under this Agreement or from consummating the Mergers and the other Transactions or have a Material Adverse Effect with respect to GBDC 3 or GBDC. GC Advisors has not received any written or, to GC Advisors’ knowledge, oral notification from a Governmental Entity of any material non-compliance with any such Permits, and no Proceeding is pending or threatened in writing to suspend, cancel, modify, revoke or materially limit any such Permits, which Proceeding would, individually or in the aggregate, reasonably be expected to prevent GC Advisors from timely performing its material obligations under this Agreement or from consummating the Mergers and the other Transactions or have a Material Adverse Effect with respect to GBDC 3 or GBDC.

(d)            GC Advisors has implemented written policies and procedures as required by Rule 206(4)-7 under the Investment Advisers Act (complete and correct copies of which have been made available to GBDC 3 and GBDC) and, during the period prior to the date of this Agreement that GC Advisors has been the investment adviser to GBDC or GBDC 3, GC Advisors has been in compliance with such policies and procedures with regard to its management of GBDC 3 and GBDC, except where the failures to adopt such policies and procedures or to be in compliance would not, individually or in the aggregate, be material to GBDC and its Consolidated Subsidiaries, taken as a whole, or GBDC 3 and its Consolidated Subsidiaries, taken as a whole.

(e)            During the period prior to the date of this Agreement that it has been the investment adviser to GBDC or GBDC 3, there has been no material adverse change in the operations, affairs or regulatory status of GC Advisors.

5.4            Litigation. There are no Proceedings pending or, to GC Advisors’ knowledge, threatened in writing against GC Advisors, other than such Proceedings as would not, individually or in the aggregate, reasonably be expected to prevent GC Advisors from timely performing its material obligations under this Agreement or from consummating the Mergers and the other Transactions or have a Material Adverse Effect with respect to GBDC 3 or GBDC. There is no Order binding upon GC Advisors other than such Orders as would not, individually or in the aggregate, reasonably be expected to prevent GC Advisors from timely performing its material obligations under this Agreement or from consummating the Mergers and the other Transactions or have a Material Adverse Effect with respect to GBDC 3 or GBDC.

5.5            Valuation(a).

(a)            Except as set forth in Section 2.6(b) and may be mutually agreed by the parties, the value of each investment asset owned by GBDC 3 that is used in connection with the computations made by GC Advisors on behalf of GBDC 3 pursuant to Section 2.6 will be determined in accordance with the valuation policies and procedures adopted by the GBDC 3 Board under Rule 2a-5 under the Investment Company Act and no exceptions to such valuation policies and procedures have been or will be permitted in valuing such assets in connection with the computations pursuant to Section 2.6 for purposes of this Agreement, and the value of all assets owned by GBDC 3 other than investment assets that are used in connection with the computations made by GC Advisors on behalf of GBDC 3 pursuant to Section 2.6 will be determined in accordance with GAAP.

(b)            Except as may be mutually agreed by the parties, the value of each investment asset owned by GBDC that is used in connection with the computations made by GC Advisors on behalf of GBDC pursuant to Section 2.6 will be determined in accordance with the valuation policies and procedures adopted by the GBDC Board under Rule 2a-5 under the Investment Company Act and no exceptions to such valuation policies and procedures have been or will be permitted in valuing such assets in connection with the computations pursuant to Section 2.6 for purposes of this Agreement, and the value of all assets owned by GBDC other than investment assets that are used in connection with the computations made by GC Advisors on behalf of GBDC pursuant to Section 2.6 will be determined in accordance with GAAP.

(c)            The Closing GBDC 3 Net Asset Value presented by GC Advisors to the GBDC 3 Board will reflect GC Advisors’ determination of the fair value of any portfolio securities of GBDC 3 for which market quotations are not readily available.

(d)            The Closing GBDC Net Asset Value presented by GC Advisors to the GBDC Board will reflect GC Advisors’ determination of the fair value of any portfolio securities of GBDC for which market quotations are not readily available.

5.6            GC Advisors Information. None of the information supplied or to be supplied by GC Advisors for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at any time the Registration Statement is amended or supplemented or at the time the Registration Statement becomes effective under the Securities Act, or (ii) the Joint Proxy Statement/Prospectus will, at the date the Joint Proxy Statement/Prospectus or any amendment or supplement is first mailed to stockholders of GBDC 3 or stockholders of GBDC or at the time of the GBDC 3 Stockholders Meeting or the GBDC Stockholders Meeting, in each case, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, and in the case of the Joint Proxy Statement/Prospectus in light of the circumstances in which they are made, not misleading, except that no representation or warranty is made by GC Advisors with respect to information supplied by GBDC 3, GBDC or Merger Sub for inclusion or incorporation by reference in the Registration Statement or the Joint Proxy Statement/Prospectus.

5.7            Best Interests and No Dilution. GC Advisors believes that (i) participation in the Mergers is in the best interests of each of GBDC 3 and GBDC and (ii) the interests of existing stockholders of GBDC 3 and GBDC will not be diluted (as provided under Rule 17a-8 of the Investment Company Act) as a result of the Mergers.

5.8            Financial Resources. GC Advisors has the financial resources available to it necessary for the performance of its services and obligations as contemplated in the Registration Statement and the Joint Proxy Statement/Prospectus and under this Agreement.

5.9            GBDC 3 and GBDC Forbearances. The forbearances set forth in Section 6.2 are not expected to be overtly and materially onerous on the conduct of either of GBDC 3’s business and GBDC’s business, respectively, in the ordinary course of business consistent with each of GBDC 3’s and GBDC’s investment objectives and policies as publicly disclosed, respectively.

5.10            GBDC 3 and GBDC Representations and Warranties. To the knowledge of GC Advisors, as of the date hereof, the representations and warranties made by GBDC 3 in Article III and the representations and warranties made by GBDC in Article IV are true and correct in all material respects.

Article VI

COVENANTS RELATING TO CONDUCT OF BUSINESS

6.1            Conduct of Businesses Prior to the Effective Time. During the period from the date of this Agreement until the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 9.1, except (x) as may be required by Law, (y) as required or expressly permitted by this Agreement or (z) with the prior written consent of GBDC 3 (with respect to GBDC) and GBDC (with respect to GBDC 3) (and the consent of a majority of the Independent Directors of GBDC 3, in the case of GBDC 3, and the consent of a majority of the Independent Directors of GBDC, in the case of GBDC), which prior written consent shall not be unreasonably delayed, conditioned or withheld, each of GBDC and GBDC 3 shall, and shall cause each of its respective Consolidated Subsidiaries to, (a) conduct its business in the ordinary course of business and consistent with each of GBDC 3’s and GBDC’s investment objectives and policies as publicly disclosed, respectively, and (b) use reasonable best efforts to maintain and preserve intact its business organization and existing business relationships.

6.2            Forbearances. During the period from the date of this Agreement until the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 9.1, except as may be required by Law, as required or expressly permitted by this Agreement, as Previously Disclosed or as set forth in Section 6.2 of the GBDC 3 Disclosure Schedule or Section 6.2 of the GBDC Disclosure Schedule, as applicable, neither GBDC 3 or GBDC shall, and neither shall permit any of its Consolidated Subsidiaries to, directly or indirectly, without the prior written consent of GBDC 3 or GBDC, as applicable (and the consent of a majority of the Independent Directors of GBDC 3, in the case of GBDC 3, and the consent of a majority of the Independent Directors of GBDC, in the case of GBDC), which prior written consent shall not be unreasonably delayed, conditioned or withheld:

(a)            Other than pursuant to such party’s dividend reinvestment plan as in effect as of the date of this Agreement or (x) in the case of GBDC 3, pursuant to capital calls with respect to the GBDC 3 Subscription Agreements and (y) in the case of GBDC, Permitted Issuances, issue, deliver, sell or grant, or encumber or pledge, or authorize the creation of (i) any shares of its capital stock, (ii) any GBDC 3 Voting Debt or GBDC Voting Debt, as applicable, or other voting securities or (iii) any securities convertible into or exercisable or exchangeable for, or any other Rights to acquire, any such shares or other securities.

(b)            (i) Make, authorize, declare, pay or set aside any dividend in respect of, or declare or make any distribution on, any shares of its capital stock, except for (A) the authorization, announcement and payment of regular quarterly and supplemental cash distributions consistent with past practices and such party’s investment objectives and policies as publicly disclosed, (B) the authorization and payment of any dividend or distribution necessary for such party to maintain its qualification as a RIC or to avoid the imposition of any income or excise tax, as reasonably determined by such party, (C) dividends payable by any direct or indirect wholly owned Consolidated Subsidiary of such party to such party or another direct or indirect wholly owned Consolidated Subsidiary of such party or (D) with respect to GBDC 3, a Tax Dividend; (ii) adjust, split, combine, reclassify or take similar action with respect to any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) purchase, redeem or otherwise acquire, any shares of its capital stock or any rights, warrants or options to acquire, or securities convertible into, such capital stock.

(c)            Sell, transfer, lease, mortgage, encumber or otherwise dispose of any of its assets or properties, except for (i) sales, transfers, leases, mortgages, encumbrances or other dispositions in the ordinary course of business consistent with such party’s investment objectives and policies as publicly disclosed, or (ii) encumbrances required to secure Permitted Indebtedness of such party or any of its Consolidated Subsidiaries.

(d)            Acquire or agree to acquire all or any portion of the assets, business or properties of any other Person, whether by merger, consolidation, purchase or otherwise or make any other investments, except in a transaction conducted in the ordinary course of business consistent with such party’s investment objectives and policies as publicly disclosed.

(e)            Amend the GBDC 3 Charter or the GBDC 3 Bylaws (in the case of GBDC 3) or the GBDC Charter or the GBDC Bylaws (in the case of GBDC) or any other governing documents or similar governing documents of any of such party’s Consolidated Subsidiaries.

(f)            Implement or adopt any material change in its Tax or financial accounting principles, practices or methods, other than as required by applicable Law, GAAP, the SEC or applicable regulatory requirements.

(g)            Hire any employees or establish, become a party to or commit to adopt any Employee Benefit Plan.

(h)            Take any action or knowingly fail to take any action that would, or would reasonably be expected to (i) materially delay or materially impede the ability of the parties to consummate the Transactions or (ii) prevent the Mergers from qualifying as a reorganization within the meaning of Section 368(a) of the Code; provided, however, that the foregoing shall not preclude GBDC 3 from declaring or paying any Tax Dividend on or before the Closing Date.

(i)            Incur any Indebtedness for borrowed money or guarantee any Indebtedness of another Person, except for (i) draw-downs with respect to any Previously Disclosed financing arrangements existing as of the date of this Agreement and obligations to fund commitments to portfolio companies entered into in the ordinary course of business and (ii) Permitted Indebtedness.

(j)            Make or agree to make any new capital expenditure other than obligations to fund commitments to portfolio companies or investments in new portfolio companies, in each case, entered into in the ordinary course of business consistent with such party’s investment objectives and policies as publicly disclosed.

(k)            File or amend any material Tax Return other than in the ordinary course of business consistent with past practice and such party’s investment objectives and policies as publicly disclosed; make, change or revoke any material Tax election; or settle or compromise any material Tax liability or refund.

(l)            Take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to cause such party to fail to qualify or not be subject to taxation as a RIC.

(m)            Enter into any new line of business (it being understood that this prohibition does not apply to any new or existing portfolio companies in which such party or any of its Consolidated Subsidiaries has made or will make a debt or equity investment that is in the ordinary course of business consistent with such party’s investment objectives and policies as publicly disclosed and is, would or should be reflected in such party’s schedule of investments included in its quarterly or annual periodic reports that are filed with the SEC).

(n)            Other than in the ordinary course of business consistent with such party’s investment objectives and policies as publicly disclosed, enter into any Contract that would otherwise constitute a GBDC 3 Material Contract or GBDC Material Contract, as applicable, had it been entered into prior to the date of this Agreement.

(o)            Other than in the ordinary course of business consistent with such party’s investment objectives and policies as publicly disclosed, terminate, cancel, renew or agree to any material amendment of, change in or waiver under any GBDC 3 Material Contract or GBDC Material Contract, as applicable.

(p)            Settle any Proceeding against it, except for Proceedings that (i) are settled in the ordinary course of business consistent with past practice and such party’s investment objectives and policies as publicly disclosed, in an amount not in excess of $250,000 in the aggregate (after reduction by any insurance proceeds actually received); (ii) would not impose any material restriction on the conduct of business of it or any of its Consolidated Subsidiaries or, after the Effective Time, GBDC, GBDC 3, the Surviving Company or any of their respective Consolidated Subsidiaries and (iii) would not admit liability, guilt or fault.

(q)            Other than in the ordinary course of business consistent with such party’s investment objectives and policies as publicly disclosed, (i) pay, discharge or satisfy any Indebtedness for borrowed money, other than the payment, discharge or satisfaction required pursuant to the terms of outstanding debt of such party or its Consolidated Subsidiaries as in effect as of the date of this Agreement or other Permitted Indebtedness or (ii) cancel any material indebtedness.

(r)            Except as otherwise expressly contemplated by this Agreement, merge or consolidate such party or any of its Consolidated Subsidiaries with any Person or enter into any other similar extraordinary corporate transaction with any Person, or adopt, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of such party or any of its Consolidated Subsidiaries.

(s)            With respect to GBDC 3, enter into any new GBDC 3 Subscription Agreements.

(t)            Agree to take, make any commitment to take, or adopt any resolutions of the GBDC 3 Board or the GBDC Board, as applicable, authorizing, any of the actions prohibited by this Section 6.2.

Article VII

ADDITIONAL AGREEMENTS

7.1            Further Assurances.

(a)            Subject to the right of GBDC 3 to take any action that constitutes a GBDC 3 Adverse Recommendation Change as expressly permitted pursuant to Section 7.7, and the right of GBDC to take any action that constitutes a GBDC Adverse Recommendation Change as expressly permitted pursuant to Section 7.8, the parties shall cooperate with each other and use reasonable best efforts to take, or cause to be taken, in good faith, all actions, and to do, or cause to be done, all things necessary, including to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all Permits of all Governmental Entities and all permits, consents, approvals, confirmations and authorizations of all third parties, in each case, that are necessary or advisable, to consummate the Transactions (including the Mergers) in the most expeditious manner practicable, and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties and Governmental Entities.

In furtherance (but not in limitation) of the foregoing, each of GBDC and GBDC 3 shall as promptly as practicable file any required applications, notices or other filings under the HSR Act. Subject to applicable Law, GBDC 3 and GBDC shall have the right to review in advance, and, to the extent practicable, each shall consult the other on all the information relating to GBDC 3 or GBDC, as the case may be, and any of their respective Consolidated Subsidiaries, that appear in any filing made with, or written materials submitted to, any third-party or any Governmental Entity in connection with the Transactions. In exercising the foregoing right, each of the parties shall act reasonably and as promptly as practicable. The parties shall consult with each other with respect to the obtaining of all Permits, consents, approvals and authorizations of all third parties and Permits of all Governmental Entities necessary or advisable to consummate the Transactions and each party will keep the other reasonably apprised of the status of matters relating to completion of the Transactions. GBDC, on the one hand, and GBDC 3, on the other hand, shall each, in connection with the efforts referenced in this Section 7.1(a) to obtain all requisite Permits for the Transactions under the HSR Act, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry; (ii) keep the other party informed of any communication received by such party from, or given by such party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”), or any other Governmental Entity and (iii) subject to applicable Law, permit the other party to review, in advance, any written communication given by it to or received from, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ, or any other Governmental Entity, and to the extent permitted by the FTC, the DOJ, or other applicable Governmental Entity, give the other party the opportunity to attend and participate in such meetings and conferences subject to applicable Law.

(b)            Notwithstanding anything to the contrary herein, nothing in this Agreement shall require either GBDC and its Consolidated Subsidiaries, on the one hand, or GBDC 3 and its Consolidated Subsidiaries, on the other hand, to make payments or provide other consideration for the repayment, restructuring or amendment of terms of indebtedness in connection with the Transactions (including the Merger), other than any consent fees set forth in Section 3.3(b) of the GBDC 3 Disclosure Schedule and Section 4.3(b) of the GBDC Disclosure Schedule.

7.2            Regulatory Matters.

(a)            GBDC and GBDC 3 shall as promptly as practicable jointly prepare and file with the SEC the Registration Statement. GBDC shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as necessary to consummate the Mergers. GBDC 3 and GBDC shall use reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be promptly mailed or delivered to their respective stockholders upon such effectiveness. GBDC shall also use its reasonable best efforts to obtain all necessary state securities Law or “blue sky” permits and approvals required to carry out the Transactions, if any, and GBDC 3 shall use reasonable best efforts to furnish all information concerning GBDC 3 and the holders of GBDC 3 Common Stock as may be reasonably requested by GBDC in connection with any such action.

(b)            Each of GBDC and GBDC 3 shall cooperate with the other in the preparation of the Registration Statement and shall furnish to the other all information reasonably requested as may be reasonably necessary or advisable in connection with the Registration Statement or any other filing or application made by or on behalf of GBDC, GBDC 3 or any of their respective Consolidated Subsidiaries to any Governmental Entity in connection with the Mergers and the other Transactions. Prior to the Effective Time, each party hereto shall promptly notify the other party (i) upon becoming aware of any event or circumstance that is required to be described in an amendment to the Registration Statement or in a supplement to the Joint Proxy Statement/Prospectus and (ii) after the receipt by it of any comments of the SEC with respect to the Joint Proxy Statement/Prospectus or the Registration Statement.

(c)            Subject to applicable Law, each of GBDC and GBDC 3 shall promptly advise the other upon receiving any communication from any Governmental Entity, the consent or approval of which is required for consummation of the Transactions, that causes such party to believe that there is a reasonable likelihood that any Regulatory Approval will not be obtained or that the receipt of any such approval may be materially delayed or conditioned.

7.3            Stockholder Approval.

(a)            Notwithstanding anything to the contrary in Section 7.7, GBDC 3 shall submit to its stockholders the GBDC 3 Matters, including the Merger, on the terms and conditions set forth in this Agreement. In furtherance of that obligation, GBDC 3 shall take, in accordance with applicable Law and the GBDC 3 Charter and the GBDC 3 Bylaws, all actions necessary to send a notice as promptly as practicable (but in no event later than 10 Business Days) following the date on which the SEC declares the Registration Statement effective of which the Joint Proxy Statement/Prospectus forms a part, to convene the GBDC 3 Stockholders Meeting, as promptly as practicable thereafter, to consider and vote upon the proposal to approve the GBDC 3 Matters, including the Merger, on the terms and conditions set forth in this Agreement, as well as any other such matters. The record date for the GBDC 3 Stockholders Meeting shall be determined in prior consultation with and subject to the prior written approval of GBDC (which prior written approval shall not be unreasonably delayed, conditioned or withheld). Unless the GBDC 3 Board has withdrawn the GBDC 3 Board Recommendation in compliance with Section 7.7, GBDC 3 shall use reasonable best efforts to obtain from GBDC 3’s stockholders the GBDC 3 Requisite Vote, including by providing to GBDC 3’s stockholders the GBDC 3 Board Recommendation and including such recommendation in the Joint Proxy Statement/Prospectus and by, at the request of GBDC, postponing or adjourning the GBDC 3 Stockholders Meeting to obtain a quorum or solicit additional proxies; provided that GBDC 3 shall not postpone or adjourn the GBDC 3 Stockholders Meeting for any other reason without the prior written consent of GBDC (which prior written consent shall not be unreasonably delayed, conditioned or withheld). Without limiting the generality of the foregoing but subject to GBDC 3’s right to terminate this Agreement pursuant to Section 9.1, GBDC 3’s obligations pursuant to this Section 7.3(a) (including its obligation to submit to its stockholders the GBDC 3 Matters and any other matters required to be approved or adopted by its stockholders in order to carry out the Transactions) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to GBDC 3, its Representatives or its stockholders of any Takeover Proposal (including any GBDC 3 Superior Proposal) or (ii) GBDC 3 effecting a Takeover Approval or delivering a Notice of a GBDC 3 Superior Proposal or (iii) a GBDC 3 Adverse Recommendation Change.

(b)            Notwithstanding anything to the contrary in Section 7.8, GBDC shall submit to its stockholders the GBDC Matters, including the Merger, on the terms and conditions set forth in this Agreement. In furtherance of that obligation, GBDC shall take, in accordance with applicable Law and the GBDC Charter and the GBDC Bylaws, all actions necessary to send a notice as promptly as practicable (but in no event later than 10 Business Days) following the date on which the SEC declares the Registration Statement effective of which the Joint Proxy Statement/Prospectus forms a part, to convene the GBDC Stockholders Meeting, as promptly as practicable thereafter, to consider and vote upon the proposal to approve the GBDC Matters including the issuance of shares of GBDC Common Stock as Merger Consideration, on the terms and conditions set forth in this Agreement as well as any other such matters. The record date for the GBDC Stockholders Meeting shall be determined in prior consultation with and subject to the prior written approval of GBDC 3 (which prior written approval shall not be unreasonably delayed, conditioned or withheld). Unless the GBDC Board has withdrawn the GBDC Board Recommendation in compliance with Section 7.8, GBDC shall use reasonable best efforts to obtain from GBDC’s stockholders the GBDC Requisite Vote, including by providing to GBDC’s stockholders the GBDC Board Recommendation and including such recommendation in the Joint Proxy Statement/Prospectus and by, at the request of GBDC 3, postponing or adjourning the GBDC Stockholders Meeting to obtain a quorum or solicit additional proxies; provided that GBDC shall not postpone or adjourn the GBDC Stockholders Meeting for any other reason without the prior written consent of GBDC 3 (which prior written consent shall not be unreasonably delayed, conditioned or withheld). Without limiting the generality of the foregoing but subject to GBDC’s right to terminate this Agreement pursuant to Section 9.1, GBDC’s obligations pursuant to this Section 7.3(b) (including its obligation to submit to its stockholders the GBDC Matters and any other matters required to be approved or adopted by its stockholders in order to carry out the Transactions) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to GBDC, its Representatives or its stockholders of any Takeover Proposal (including any GBDC Superior Proposal) or (ii) GBDC effecting a Takeover Approval or delivering a Notice of a GBDC Superior Proposal or (iii) a GBDC Adverse Recommendation Change.

7.4            Nasdaq Listing. GBDC shall use reasonable best efforts to cause the shares of GBDC Common Stock to be issued as Merger Consideration under this Agreement to be approved for listing on the Nasdaq, subject to official notice of issuance, at or prior to the Effective Time.

7.5            Indemnification; Directors’ and Officers’ Insurance.

(a)            Following the Effective Time, GBDC shall, to the fullest extent permitted under applicable Law, indemnify, defend and hold harmless and advance expenses to the present and former directors and officers of GBDC 3 or any of its Consolidated Subsidiaries (in each case, when acting in such capacity) (each, an “Indemnified Party” and collectively, the “Indemnified Parties”) against all costs or expenses (including reasonable attorneys’ fees actually incurred, reasonable experts’ fees, reasonable travel expenses, court costs, transcript fees and telecommunications, postage and courier charges), judgments, fines, losses, claims, damages, penalties, amounts paid in settlement or other liabilities (collectively, “Indemnified Liabilities”) incurred in connection with any Proceeding arising out of actions or omissions occurring at or prior to the Effective Time (including the Transactions). In the event of any such Indemnified Liabilities, (i) GBDC shall advance to such Indemnified Party, upon request, reimbursement of documented expenses reasonably and actually incurred to the fullest extent permitted under applicable Law provided that the Person to whom expenses are advanced, or someone on his or her behalf, provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification and complies with other applicable provisions imposed under the Investment Company Act and interpretations thereof by the SEC or its staff and (ii) GBDC and the applicable Indemnified Parties shall cooperate in the defense of such matter.

(b)            Unless GBDC and GBDC 3 shall otherwise agree, prior to the Effective Time, GBDC 3 shall, and, if GBDC 3 is unable to, GBDC shall, cause the Surviving Company or its successor, effective as of the Effective Time, to obtain and fully pay the premium for a “tail” insurance policy for the extension of the directors’ and officers’ liability coverage of GBDC 3’s existing directors’ and officers’ insurance policies for a claims reporting or discovery period of six years from and after the Effective Time (the “Tail Period”) with coverage and amounts not less than, and terms and conditions that are not materially less advantageous to the insureds as, GBDC 3’s existing policies with respect to matters existing or occurring at or prior to the Effective Time (the “Current D&O Insurance”). If GBDC 3 and the Surviving Company or its successor for any reason fail to obtain such “tail” insurance policy as of the Effective Time, the Surviving Company or its successor shall, and GBDC shall cause the Surviving Company or its successor to, continue to maintain in effect for the Tail Period the Current D&O Insurance in place as of the date of this Agreement with coverage and amounts not less than, and terms and conditions that are not materially less advantageous to the insureds as, provided in the Current D&O Insurance, or the Surviving Company or its successor shall, and GBDC shall cause the Surviving Company or its successor to, purchase comparable insurance for the Tail Period; provided, that in no event shall the annual cost of such insurance exceed during the Tail Period 300% of the current aggregate annual premium paid by GBDC 3 for such purpose; provided, further, that if the cost of such insurance coverage exceeds such amount, the Surviving Company or its successor shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(c)            Any Indemnified Party wishing to claim indemnification under Section 7.5(a), upon learning of any Proceeding described above, shall promptly notify GBDC in writing; provided, that the failure to so notify shall not affect the obligations of GBDC under Section 7.5(a) unless GBDC is materially prejudiced as a consequence.

(d)            If GBDC or any of its successors or assigns consolidates with or merges into any other entity and is not the continuing or surviving entity of such consolidation or merger or transfers or otherwise disposes of all or substantially all of its assets to any other entity, then and in each such case, GBDC shall cause proper provision to be made so that the successors and assigns of GBDC shall assume the obligations set forth in this Section 7.5.

(e)            The provisions of this Section 7.5 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by Contract or otherwise.

7.6            No Solicitation.

(a)            Each of GBDC 3 and GBDC shall, and shall cause its respective Affiliates, Consolidated Subsidiaries, and its and each of their respective officers, directors, trustees, managers, employees, consultants, financial advisors, attorneys, accountants and other advisors, representatives and agents (collectively, “Representatives”) to, immediately cease and cause to be terminated any discussions or negotiations with any parties that may be ongoing with respect to, or that are intended to or could reasonably be expected to lead to, a Takeover Proposal, and demand the immediate return or destruction (which destruction shall be certified in writing to GBDC 3 or GBDC, as applicable) of all confidential information previously furnished to any Person (other than GBDC 3, GBDC or their respective Affiliates or Representatives) with respect to any Takeover Proposal. Prior to the Effective Time, subject to Section 7.7 in the case of GBDC 3 and Section 7.8 in the case of GBDC, each of GBDC 3 and GBDC shall not, and shall cause its respective Affiliates, Consolidated Subsidiaries and its and their respective Representatives not to: (i) directly or indirectly solicit, initiate, induce, encourage or take any other action (including by providing information) designed to, or which could reasonably be expected to, facilitate any inquiries or the making or submission or implementation of any proposal or offer (including any proposal or offer to its stockholders) with respect to any Takeover Proposal; (ii) approve, publicly endorse or recommend or enter into any agreement, arrangement, discussions or understandings with respect to any Takeover Proposal (including any letter of intent, agreement in principle, memorandum of understanding or confidentiality agreement) or enter into any Contract or understanding (including any letter of intent, agreement in principle, memorandum of understanding or confidentiality agreement) requiring it to abandon, terminate or fail to consummate, or that is intended to or that could reasonably be expected to result in the abandonment of, termination of or failure to consummate, the Merger or any other Transaction; (iii) initiate or participate in any way in any negotiations or discussions regarding, or furnish or disclose to any Person (other than GBDC, GBDC 3 or their respective Affiliates or Representatives) any information with respect to, or take any other action to facilitate or in furtherance of any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, any Takeover Proposal; (iv) publicly propose or publicly announce an intention to take any of the foregoing actions; or (v) grant any (x) approval pursuant to any Takeover Statute to any Person (other than GBDC, GBDC 3 or their respective Affiliates) or with respect to any transaction (other than the Transactions) or (y) waiver or release under any standstill or any similar agreement with respect to equity securities of GBDC 3 or GBDC, unless failure to grant such waiver or release would be reasonably likely to be a breach of the standard of conduct applicable to the directors of GBDC 3 or GBDC, as applicable, under applicable Law; provided, however, that notwithstanding the foregoing, each party (A) may inform Persons of the provisions contained in this Section 7.6 and (B) shall be permitted to grant a waiver of or terminate any “standstill” or similar obligation of any third party with respect to equity securities of GBDC or GBDC 3, as applicable, in order to allow such third party to confidentially submit a Takeover Proposal.

(b)            Each of GBDC 3 and GBDC shall as promptly as reasonably practicable (and in any event within twenty-four (24) hours after receipt) (i) notify the other party in writing of any request for information or any Takeover Proposal and the terms and conditions of such request, Takeover Proposal or inquiry (including the identity of the Person (or group of Persons) making such request, Takeover Proposal or inquiry) and (ii) provide to the other party copies of any written materials received by GBDC 3 or GBDC or their respective Representatives in connection with any of the foregoing, and the identity of the Person (or group of Persons) making any such request, Takeover Proposal or inquiry or with whom any discussions or negotiations are taking place. Each of GBDC 3 and GBDC agrees that it shall keep the other party informed on a reasonably current basis of the status and the material terms and conditions (including amendments or proposed amendments) of any such request, Takeover Proposal or inquiry and keep the other party informed on a reasonably current basis of any information requested of or provided by GBDC 3 or GBDC and as to the status of all discussions or negotiations with respect to any such request, Takeover Proposal or inquiry.

7.7            GBDC 3 Takeover Proposals.

(a)            If on or after the date of this Agreement and at any time prior to the GBDC 3 Stockholders Meeting: (i) GBDC 3 receives a bona fide unsolicited Takeover Proposal (under circumstances in which GBDC 3 has complied in all material respects with the provisions of Sections 7.6(a) and (b)); (ii) the GBDC 3 Board, including a majority of the Independent Directors of GBDC 3, shall have determined in good faith, after consultation with its outside legal counsel and, with respect to financial matters, any financial advisor, that (x) failure to consider such Takeover Proposal would be reasonably likely to be a breach of the standard of conduct applicable to the directors of GBDC 3 under applicable Law and (y) such Takeover Proposal constitutes or is reasonably likely to result in a GBDC 3 Superior Proposal; and (iii) GBDC 3 gives GBDC written notice of its intention to engage in negotiations or discussions with the Person making such Takeover Proposal at least two (2) Business Days before engaging in such negotiations or discussions (with such written notice specifying the identity of the Person making such Takeover Proposal, the terms and conditions of such Takeover Proposal and GBDC 3’s intention to furnish information to, or participate in discussions or negotiations with, the Person making such Takeover Proposal) then, subject to compliance with this Section 7.7(a), GBDC 3 may:

(i)            engage in negotiations or discussions with such Person (and only such Person) who has made the unsolicited bona fide Takeover Proposal and provide information in response to a request therefor by such Person who has made such Takeover Proposal if GBDC 3 (A) receives from such Person an executed confidentiality agreement with customary terms (including a standstill) and (B) provides GBDC a copy of all such information that has not previously been delivered to GBDC simultaneously with delivery to such Person (or such Person’s Representatives or Affiliates); and

(ii)            after fulfilling its obligations under Section 7.7(b) below, adopt, approve or recommend, or publicly propose to adopt, approve or recommend such Takeover Proposal, including entering into an agreement with respect thereto (collectively, a “Takeover Approval”).

If on or after the date of this Agreement and at any time prior to the GBDC 3 Stockholders Meeting, the GBDC 3 Board, including a majority of the Independent Directors of GBDC 3, shall have determined, after consultation with its outside legal counsel, that continued recommendation of the GBDC 3 Matters to GBDC 3’s stockholders would be reasonably likely to be a breach of the standard of conduct applicable to the directors of GBDC 3 under applicable Law as a result of a GBDC 3 Superior Proposal, GBDC 3 may (A) withdraw or qualify (or modify or amend in a manner adverse to GBDC), or publicly propose to withdraw or qualify (or modify or amend in a manner adverse to GBDC), the GBDC 3 Board Recommendation, and (B) take any action or make any statement, filing or release, in connection with the GBDC 3 Stockholders Meeting or otherwise, inconsistent with the GBDC 3 Board Recommendation (any action described in clauses (A) and (B) referred to collectively with any Takeover Approval as a “GBDC 3 Adverse Recommendation Change”).

(b)            Upon any determination that a Takeover Proposal constitutes a GBDC 3 Superior Proposal, GBDC 3 shall promptly provide (and in any event within twenty-four (24) hours of such determination) to GBDC a written notice (a “Notice of a GBDC 3 Superior Proposal”) (i) advising GBDC that the GBDC 3 Board has received a GBDC 3 Superior Proposal, (ii) specifying in reasonable detail the material terms and conditions of such GBDC 3 Superior Proposal, including the amount per share or other consideration that the stockholders of GBDC 3 will receive in connection with the GBDC 3 Superior Proposal and including a copy of all written materials provided to or by GBDC 3 in connection with such GBDC 3 Superior Proposal (unless previously provided to GBDC) and (iii) identifying the Person making such GBDC 3 Superior Proposal. GBDC 3 shall cooperate and negotiate in good faith with GBDC (to the extent GBDC desires to negotiate) during the five (5) calendar day period following GBDC’s receipt of the Notice of a GBDC 3 Superior Proposal (it being understood that any amendment to the financial terms or any other material term of such GBDC 3 Superior Proposal shall require a new notice and a new two (2) calendar day period) to make such adjustments in the terms and conditions of this Agreement as would enable GBDC 3 to determine that such GBDC 3 Superior Proposal is no longer a GBDC 3 Superior Proposal and proceed with a GBDC 3 Board Recommendation without a GBDC 3 Adverse Recommendation Change. If thereafter the GBDC 3 Board, including a majority of the Independent Directors of GBDC 3, determines, in its reasonable good faith judgment, after consultation with its outside legal counsel and, with respect to financial matters, any financial advisor and after giving effect to any proposed adjustments to the terms of this Agreement, that such GBDC 3 Superior Proposal remains a GBDC 3 Superior Proposal or the failure to make such GBDC 3 Adverse Recommendation Change would be reasonably likely to be a breach of the standard of conduct applicable to the directors of GBDC 3 under applicable Law, and GBDC 3 has complied in all material respects with Section 7.7(a) above, GBDC 3 may terminate this Agreement pursuant to Section 9.1(c)(iv) in order to cause GBDC 3 to enter into an agreement related to such GBDC 3 Superior Proposal.

(c)            Other than as permitted by Section 7.7(a), neither GBDC 3 nor the GBDC 3 Board shall make any GBDC 3 Adverse Recommendation Change. Notwithstanding anything herein to the contrary, no GBDC 3 Adverse Recommendation Change shall change the approval of the GBDC 3 Matters or any other approval of the GBDC 3 Board, including in any respect that would have the effect of causing any Takeover Statute or other similar statute to be applicable to the Transactions.

(d)            GBDC 3 shall provide GBDC with prompt written notice of any meeting of the GBDC 3 Board at which the GBDC 3 Board is reasonably expected to consider any Takeover Proposal (such written notice shall in any event be received by GBDC reasonably in advance of such meeting).

(e)            Other than in connection with a GBDC 3 Takeover Proposal, nothing in this Agreement shall prohibit or restrict the GBDC 3 Board from taking any action described in clause (A) of the definition of GBDC 3 Adverse Recommendation Change in response to an Intervening Event (a “GBDC 3 Intervening Event Recommendation Change”) if (A) prior to effecting any such GBDC 3 Intervening Event Recommendation Change, GBDC 3 promptly notifies GBDC, in writing, at least five (5) Business Days (the “GBDC 3 Intervening Event Notice Period”) before taking such action of its intent to consider such action (which notice shall not, by itself, constitute a GBDC 3 Adverse Recommendation Change or a GBDC 3 Intervening Event Recommendation Change), and which notice shall include a reasonably detailed description of the underlying facts giving rise to, and the reasons for taking, such action, (B) GBDC 3 shall, and shall cause its Representatives to, during the GBDC 3 Intervening Event Notice Period, negotiate with GBDC in good faith (to the extent GBDC desires to negotiate) to make such adjustments in the terms and conditions of this Agreement that would not permit the GBDC 3 Board to make a GBDC 3 Intervening Event Recommendation Change, and (C) the GBDC 3 Board, including a majority of the Independent Directors of GBDC 3, determines, after consulting with outside legal counsel and, with respect to financial matters, any financial advisor, that the failure to effect such a GBDC 3 Intervening Event Recommendation Change, as applicable, after taking into account any adjustments made by GBDC during the GBDC 3 Intervening Event Notice Period, would be reasonably likely to be a breach of the standard of conduct applicable to the directors of GBDC 3 under applicable Law.

(f)            Nothing contained in this Agreement shall be deemed to prohibit GBDC 3 or the GBDC 3 Board (including the Independent Directors of GBDC 3) from (i) complying with its disclosure obligations under applicable U.S. federal or state Law with regard to any Takeover Proposal or (ii) making any disclosure to GBDC 3’s stockholders if, after consultation with its outside legal counsel, GBDC 3 determines that such disclosure would be required under applicable Law; provided, however, that any such disclosures (other than a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) under the Exchange Act) shall be deemed to be a GBDC 3 Adverse Recommendation Change unless the GBDC 3 Board expressly publicly reaffirms the GBDC 3 Board Recommendation (i) in such communication or (ii) within three (3) Business Days after being requested in writing to do so by GBDC.

7.8            GBDC Takeover Proposals.

(a)            If on or after the date of this Agreement and at any time prior to the GBDC Stockholders Meeting: (i) GBDC receives a bona fide unsolicited Takeover Proposal (under circumstances in which GBDC has complied in all material respects with the provisions of Sections 7.6(a) and (b)); (ii) the GBDC Board, including a majority of the Independent Directors of GBDC, shall have determined in good faith, after consultation with its outside legal counsel and, with respect to financial matters, any financial advisor, that (x) failure to consider such Takeover Proposal would be reasonably likely to be a breach of the standard of conduct applicable to the directors of GBDC under applicable Law and (y) such Takeover Proposal constitutes or is reasonably likely to result in a GBDC Superior Proposal; and (iii) GBDC gives GBDC 3 written notice of its intention to engage in negotiations of discussions with the Person making such Takeover Proposal at least two (2) Business Days before engaging in such negotiations or discussions (with such written notice specifying the identity of the Person making such Takeover Proposal, the terms and conditions of such Takeover Proposal and GBDC’s intention to furnish information to, or participate in discussions or negotiations with, the Person making such Takeover Proposal) then, subject to compliance with this Section 7.8(a), GBDC may:

(i)            engage in negotiations or discussions with such Person (and only such Person) who has made the unsolicited bona fide Takeover Proposal and provide information in response to a request therefor by such Person who has made such Takeover Proposal if GBDC (A) receives from such Person an executed confidentiality agreement with customary terms (including a standstill) and (B) provides GBDC 3 a copy of all such information that has not previously been delivered to GBDC 3 simultaneously with delivery to such Person (or such Person’s Representatives or Affiliates); and

(ii)            after fulfilling its obligations under Section 7.8(b) below, effect a Takeover Approval.

If on or after the date of this Agreement and at any time prior to the GBDC Stockholders Meeting, the GBDC Board, including a majority of the Independent Directors of GBDC, shall have determined after consultation with their outside legal counsel, that continued recommendation of the GBDC Matters to GBDC’s stockholders would be reasonably likely to be a breach of the standard of conduct applicable to the directors of GBDC under applicable Law as a result of a GBDC Superior Proposal, GBDC may (A) withdraw or qualify (or modify or amend in a manner adverse to GBDC 3), or publicly propose to withdraw or qualify (or modify or amend in a manner adverse to GBDC 3), the GBDC Board Recommendation, and (B) take any action or make any statement, filing or release, in connection with the GBDC Stockholders Meeting or otherwise, inconsistent with the GBDC Board Recommendation (any action described in clauses (A) and (B) referred to collectively with any Takeover Approval as a “GBDC Adverse Recommendation Change”).

(b)            Upon any determination that a Takeover Proposal constitutes a GBDC Superior Proposal, GBDC shall promptly provide (and in any event within twenty-four (24) hours of such determination) to GBDC 3 a written notice (a “Notice of a GBDC Superior Proposal”) (i) advising GBDC 3 that the GBDC Board has received a GBDC Superior Proposal, (ii) specifying in reasonable detail the material terms and conditions of such GBDC Superior Proposal, including the amount per share or other consideration that the stockholders of GBDC will receive in connection with the GBDC Superior Proposal and including a copy of all written materials provided to or by GBDC in connection with such GBDC Superior Proposal (unless previously provided to GBDC 3) and (iii) identifying the Person making such GBDC Superior Proposal. GBDC shall cooperate and negotiate in good faith with GBDC 3 (to the extent GBDC 3 desires to negotiate) during the five (5) calendar day period following GBDC 3’s receipt of the Notice of a GBDC Superior Proposal (it being understood that any amendment to the financial terms or any other material term of such GBDC Superior Proposal shall require a new notice and a new two (2) calendar day period) to make such adjustments in the terms and conditions of this Agreement as would enable GBDC to determine that such GBDC Superior Proposal is no longer a GBDC Superior Proposal and proceed with a GBDC Board Recommendation without a GBDC Adverse Recommendation Change. If thereafter the GBDC Board, including a majority of the Independent Directors of GBDC, determines, after consultation with its outside legal counsel and, with respect to financial matters, any financial advisor and after giving effect to any proposed adjustments to the terms of this Agreement, that such GBDC Superior Proposal remains a GBDC Superior Proposal or the failure to make such GBDC Adverse Recommendation Change would be reasonably likely to be a breach of the standard of conduct applicable to the directors of GBDC under applicable Law, and GBDC has complied in all material respects with Section 7.8(a) above, GBDC may terminate this Agreement pursuant to Section 9.1(d)(iv) in order to enter into an agreement related to such GBDC Superior Proposal.

(c)            Other than as permitted by Section 7.8(a), neither GBDC nor the GBDC Board shall make any GBDC Adverse Recommendation Change. Notwithstanding anything herein to the contrary, no GBDC Adverse Recommendation Change shall change the approval of the GBDC Matters or any other approval of the GBDC Board, including in any respect that would have the effect of causing any Takeover Statute or other similar statute to be applicable to the Transactions.

(d)            GBDC shall provide GBDC 3 with prompt written notice of any meeting of the GBDC Board at which the GBDC Board is reasonably expected to consider any Takeover Proposal (such written notice shall in any event be received by GBDC 3 reasonably in advance of such meeting).

(e)            Other than in connection with a GBDC Takeover Proposal, nothing in this Agreement shall prohibit or restrict the GBDC Board from taking any action described in clause (A) of the definition of GBDC Adverse Recommendation Change in response to an Intervening Event (a “GBDC Intervening Event Recommendation Change”) if (A) prior to effecting any such GBDC Intervening Event Recommendation Change, GBDC promptly notifies GBDC 3, in writing, at least five (5) Business Days (the “GBDC Intervening Event Notice Period”) before taking such action of its intent to consider such action (which notice shall not, by itself, constitute a GBDC Adverse Recommendation Change or a GBDC Intervening Event Recommendation Change), and which notice shall include a reasonably detailed description of the underlying facts giving rise to, and the reasons for taking, such action, (B) GBDC shall, and shall cause its Representatives to, during the GBDC Intervening Event Notice Period, negotiate with GBDC 3 in good faith (to the extent GBDC 3 desires to negotiate) to make such adjustments in the terms and conditions of this Agreement that would not permit the GBDC Board to make a GBDC Intervening Event Recommendation Change, and (C) the GBDC Board, including a majority of the Independent Directors of GBDC, determines, after consulting with outside legal counsel and, with respect to financial matters, any financial advisor, that the failure to effect such a GBDC Intervening Event Recommendation Change, as applicable, after taking into account any adjustments made by GBDC 3 during the GBDC Intervening Event Notice Period, would be reasonably likely to be a breach of the standard of conduct applicable to the directors of GBDC under applicable Law.

(f)            Nothing contained in this Agreement shall be deemed to prohibit GBDC or the GBDC Board (including the Independent Directors of GBDC) from (i) complying with its disclosure obligations under applicable U.S. federal or state Law with regard to any Takeover Proposal or (ii) making any disclosure to GBDC’s stockholders if, after consultation with its outside legal counsel, GBDC determines that such disclosure would be required under applicable Law; provided, however, that any such disclosures (other than a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) under the Exchange Act) shall be deemed to be a GBDC Adverse Recommendation Change unless the GBDC Board expressly publicly reaffirms the GBDC Board Recommendation (i) in such communication or (ii) within three (3) Business Days after being requested in writing to do so by GBDC 3.

7.9            Access to Information.

(a)            Upon reasonable notice, except as may otherwise be restricted by applicable Law, each of GBDC 3 and GBDC shall, and shall cause each of its Consolidated Subsidiaries to, afford to the directors, officers, accountants, counsel, advisors and other Representatives of the other party, reasonable access, during normal business hours during the period prior to the Effective Time, to its properties, books, Contracts, and records and, during such period, such party shall, and shall cause its Consolidated Subsidiaries to, make available (including via EDGAR) to the other party all other information concerning its business and properties as the other party may reasonably request; provided that the foregoing shall not require GBDC 3 or GBDC, as applicable, to afford access to or to disclose any information that in such party’s reasonable judgment would violate any confidentiality obligations to which such party is subject to if after using its reasonable best efforts with respect thereto, it was unable to obtain any required consent to provide such access or make such disclosure; provided, further, that either GBDC 3 or GBDC may restrict access to the extent required by any applicable Law or as may be necessary to preserve attorney-client privilege or any similar privilege or protection under any circumstances in which such privilege or protection may be jeopardized by such disclosure or access.

(b)            No investigation by a party hereto or its representatives shall affect or be deemed to modify the representations and warranties of the other party set forth in this Agreement.

7.10            Publicity. The initial press release with respect to the Transactions shall be a joint press release reasonably acceptable to each of GBDC and GBDC 3. Thereafter, so long as this Agreement is in effect, GBDC and GBDC 3 each shall consult with the other before issuing or causing the publication of any press release or other public announcement with respect to this Agreement, the Mergers, or the Transactions, except as may be required by applicable Law or the rules and regulations of the Nasdaq, or to the extent that such press release or other public announcement related to any GBDC 3 Adverse Recommendation Change or GBDC Adverse Recommendation Change is made in accordance with Section 7.7 or Section 7.8, respectively, and, to the extent practicable, before such press release or other public announcement is issued or made, GBDC or GBDC 3, as applicable, shall have used commercially reasonable efforts to advise the other party of, and consult with the other party regarding, the text of such press release or other public announcement; provided, that either GBDC or GBDC 3 may make any public statement in response to specific questions by analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are consistent with previous press releases, public disclosures or public statements made in compliance with this Section 7.10.

7.11            Takeover Statutes and Provisions. Neither GBDC nor GBDC 3 will take any action that would cause the Transactions to be subject to requirements imposed by any Takeover Statutes. Each of GBDC and GBDC 3 shall take all necessary steps within its control to exempt (or ensure the continued exemption of) those Transactions from, or if necessary, challenge the validity or applicability of, any applicable Takeover Statute, as now or hereafter in effect.

7.12            Tax Matters.

(a)            Tax Representation Letters. Prior to the Effective Time (or at such other times as requested by counsel), each of GBDC and GBDC 3 shall execute and deliver to Dechert LLP tax representation letters (which will be used in connection with the tax opinions contemplated by Sections 8.2(f) and 8.3(d)) in form and substance as set forth in Exhibits B and C.

(b)            RIC Status. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, (i) GBDC 3 shall not, and shall not permit any of its Consolidated Subsidiaries to, directly or indirectly, without the prior written consent of GBDC take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to cause GBDC 3 to fail to qualify as a RIC, and (ii) GBDC shall not, and shall not permit any of its Consolidated Subsidiaries to, directly or indirectly, without the prior written consent of GBDC 3, take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to cause GBDC to fail to qualify as a RIC.

(c)            Tax Treatment of Mergers. Unless otherwise required by applicable Law or administrative action, (i) each of GBDC 3, GBDC and Merger Sub shall use its reasonable best efforts to cause the Merger to qualify as a reorganization governed by Section 368(a) of the Code, including by not taking any action that such party knows is reasonably likely to prevent such qualification; and (ii) each of GBDC 3, GBDC and Merger Sub shall report the Mergers for U.S. federal income Tax purposes as a reorganization governed by Section 368(a) of the Code.

(d)            Tax Opinions. GBDC 3 shall use its best efforts to obtain the tax opinion described in Section 8.3(d) and GBDC shall use its best efforts to obtain the tax opinion described in Section 8.2(e).

7.13            Stockholder Litigation. The parties to this Agreement shall reasonably cooperate and consult with one another in connection with the defense and settlement of any Proceeding by GBDC 3’s stockholders or GBDC’s stockholders against any of them or any of their respective directors, officers or Affiliates with respect to this Agreement or the Transactions. Each of GBDC 3 and GBDC (i) shall keep the other party reasonably informed of any material developments in connection with any such Proceeding brought by its stockholders and (ii) shall not settle any such Proceeding without the prior written consent of the other party (such consent not to be unreasonably delayed, conditioned or withheld).

7.14            Section 16 Matters. Prior to the Effective Time, each of the GBDC 3 Board and the GBDC Board shall take all such steps as may be required to cause any dispositions of GBDC 3 Common Stock (including derivative securities with respect to GBDC 3 Common Stock) or acquisitions of GBDC Common Stock (including derivative securities with respect to GBDC Common Stock) resulting from the Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to GBDC 3 or will become subject to such reporting requirements with respect to GBDC, in each case, to be exempt pursuant to Rule 16b-3.

7.15            No Other Representations or Warranties. The parties hereto acknowledge and agree that except for the representations and warranties of GBDC 3 in Article III, the representations and warranties of GBDC in Article IV and the representations and warranties of GC Advisors in Article V, none of GC Advisors, GBDC 3, GBDC or any of GBDC 3’s or GBDC’s respective Consolidated Subsidiaries or any other Person acting on behalf of the foregoing has made or relied on any representation or warranty, express or implied. Except for the representations and warranties of GBDC 3 in Article III, the representations and warranties of GBDC in Article IV and the representations and warranties of GC Advisors in Article V, all other warranties, express or implied, statutory or otherwise, of any nature, including with respect to any express or implied representation or warranty as to the merchantability, quality, quantity, suitability or fitness for any particular purpose of the business or the assets of GBDC 3, GBDC and GC Advisors are hereby expressly disclaimed by GBDC 3, GBDC and GC Advisors, as applicable.

7.16            Merger of Surviving Company. Immediately after the occurrence of the Effective Time and the Terminations, in accordance with the DGCL and the MGCL, the Surviving Company and GBDC shall consummate the Second Merger.

7.17            Coordination of Dividends. GBDC and GBDC 3 shall coordinate with each other in designating the record and payment dates for any quarterly dividends or distributions to its stockholders declared in accordance with this Agreement in any calendar quarter in which the Closing Date might reasonably be expected to occur, and neither GBDC nor GBDC 3 shall authorize or declare any dividend or distribution to its stockholders after the Determination Date at any time on or before the Closing Date; provided, however, that the foregoing shall not prohibit GBDC or GBDC 3 from authorizing, declaring or paying any dividend or distribution to its stockholders solely payable in cash in accordance with this Agreement to the extent such dividend or distribution is taken into account in determining the Closing GBDC 3 Net Asset Value and/or the Closing GBDC Net Asset Value, as applicable, including a Tax Dividend.

Article VIII

CONDITIONS PRECEDENT

8.1            Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction or, other than with respect to Section 8.1(a), which shall not be waived by any party hereto, waiver, at or prior to the Effective Time, of the following conditions:

(a)            Stockholder Approvals. (i) The GBDC 3 Matters shall have been approved by the GBDC 3 Requisite Vote, and (ii) the GBDC Matters shall have been approved by the GBDC Requisite Vote.

(b)            Nasdaq Listing. The shares of GBDC Common Stock to be issued under this Agreement in connection with the Merger shall have been authorized for listing on the Nasdaq, subject to official notice of issuance.

(c)            Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no Proceedings for that purpose shall have been initiated by the SEC. Any necessary state securities or “blue sky” authorizations shall have been received.

(d)            No Injunctions or Restraints; Illegality. No Order issued by any court or agency of competent jurisdiction or other Law preventing, enjoining, restraining or making illegal the consummation of the Mergers or any of the other Transactions shall be in effect.

(e)            Regulatory and Other Approvals. All Regulatory Approvals required by applicable Law to consummate the Transactions, including the Mergers, shall have been obtained and shall remain in full force and effect and all statutory waiting periods required by applicable Law in respect thereof shall have expired (including expiration of the applicable waiting period under the HSR Act). Each of the approvals listed on Section 8.1(e) of the GBDC 3 Disclosure Schedule and Section 8.1(e) of the GBDC Disclosure Schedule, if any, shall have been obtained and shall remain in full force and effect.

(f)            No Litigation. There shall be no Proceeding by any Governmental Entity of competent jurisdiction pending that challenges the Merger or any of the other Transactions or that otherwise seeks to prevent, enjoin, restrain or make illegal the consummation of the Mergers or any of the other Transactions.

(g)            Net Asset Value Determinations. The determination of both the Closing GBDC 3 Net Asset Value and the Closing GBDC Net Asset Value shall have been completed in accordance with Section 2.6.

(h)            Representations and Warranties of GC Advisors. The representations and warranties of GC Advisors set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), without regard to any Material Adverse Effect or other materiality qualification to such representations and warranties, provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this Section 8.1(h) shall be deemed to have been satisfied even if any such representations and warranties of GC Advisors are not so true and correct, without regard to any Material Adverse Effect or other materiality qualification to such representations and warranties, unless the failure of such representations and warranties of GC Advisors to be so true and correct, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect with respect to GBDC 3 or GBDC. GBDC 3 and GBDC shall have received a certificate signed on behalf of GC Advisors by an authorized officer of GC Advisors to the effect that the conditions set forth in this Section 8.1(h) have been satisfied.

8.2            Conditions to Obligations of GBDC and Merger Sub to Effect the Merger. The obligations of GBDC and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by GBDC, at or prior to the Effective Time, of the following conditions:

(a)            Representations and Warranties of GBDC 3. (i) The representations and warranties of GBDC 3 set forth in Section 3.2(a) shall be true and correct in all respects (other than de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); (ii) the representations and warranties of GBDC 3 set forth in Section 3.8(iii) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); (iii) the representations and warranties of GBDC 3 set forth in Sections 3.3(a), 3.3(b)(i), 3.7, 3.20 and 3.21 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); and (iv) the representations and warranties of GBDC 3 set forth in this Agreement (other than those set forth in the foregoing clauses (i), (ii) and (iii)) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), without regard to any Material Adverse Effect or other materiality qualification to such representations and warranties, provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this Section 8.2(a)(iv) shall be deemed to have been satisfied even if any such representations and warranties of GBDC 3 are not so true and correct, without regard to any Material Adverse Effect or other materiality qualification to such representations and warranties, unless the failure of such representations and warranties of GBDC 3 to be so true and correct, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect with respect to GBDC 3. GBDC shall have received a certificate signed on behalf of GBDC 3 by the Chief Executive Officer or the Chief Financial Officer of GBDC 3 to the effect that the conditions set forth in this Section 8.2 have been satisfied.

(b)            Performance of Obligations of GBDC 3. GBDC 3 shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time. GBDC shall have received a certificate signed on behalf of GBDC 3 by the Chief Executive Officer or the Chief Financial Officer of GBDC 3 to such effect.

(c)            Absence of GBDC 3 Material Adverse Effect. Since the date of this Agreement there shall not have occurred any Effect that, individually or in the aggregate, has had or would reasonably be expected to have, a Material Adverse Effect in respect of GBDC 3.

(d)            FIRPTA Certificate. GBDC 3 shall have delivered within 30 days prior to the Closing Date a duly executed certificate stating that GBDC 3 is not and has not been within five years of the date of the certificate a “United States real property holding corporation” within the meaning of Section 897 of the Code in accordance with Treasury Regulations promulgated under Sections 897 and 1445 of the Code.

(e)            Federal Tax Opinion. GBDC shall have received the opinion of its counsel, Dechert LLP, in form and substance as set forth in Exhibit D, dated the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Closing Date, the Mergers will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon customary representations contained in certificates of officers of GBDC 3 and GBDC, in form and substance as set forth in Exhibits B and C. If counsel for GBDC will not render such an opinion, counsel for GBDC 3 may render such opinion to GBDC.

8.3            Conditions to Obligations of GBDC 3 to Effect the Merger. The obligation of GBDC 3 to effect the Merger is also subject to the satisfaction or waiver by GBDC 3, at or prior to the Effective Time, of the following conditions:

(a)            Representations and Warranties of GBDC. (i) The representations and warranties of GBDC set forth in Section 4.2(a) shall be true and correct in all respects (other than de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); (ii) the representations and warranties of GBDC and Merger Sub set forth in Section 4.8(ii)  shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); (iii) the representations and warranties of GBDC and Merger Sub set forth in Sections 4.3(a), 4.3(b)(i), 4.7 and 4.20 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); and (iv) the representations and warranties of GBDC and Merger Sub set forth in this Agreement (other than those set forth in the foregoing clauses (i), (ii) and (iii)) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), without regard to any Material Adverse Effect or other materiality qualification to such representations and warranties, provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this Section 8.3(a)(iv) shall be deemed to have been satisfied even if any such representations and warranties of GBDC and Merger Sub are not so true and correct, without regard to any Material Adverse Effect or other materiality qualification to such representations and warranties, unless the failure of such representations and warranties of GBDC and Merger Sub to be so true and correct, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect with respect to GBDC. GBDC 3 shall have received a certificate signed on behalf of GBDC by the Chief Executive Officer or the Chief Financial Officer of GBDC and Merger Sub to the effect that the conditions set forth in this Section 8.3 have been satisfied.

(b)            Performance of Obligations of GBDC and Merger Sub. Each of GBDC and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time. GBDC 3 shall have received a certificate signed on behalf of GBDC and Merger Sub by the Chief Executive Officer or the Chief Financial Officer of GBDC to such effect.

(c)            Absence of GBDC Material Adverse Effect. Since the date of this Agreement there shall not have occurred any Effect that, individually or in the aggregate, has had or would reasonably be expected to have, a Material Adverse Effect in respect of GBDC.

(d)            Federal Tax Opinion. GBDC 3 shall have received the opinion of its counsel, Dechert LLP, in form and substance as set forth in Exhibit D, dated the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Closing Date, the Mergers will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon customary representations contained in certificates of officers of GBDC 3 and GBDC, in form and substance as set forth in Exhibits B and C. If counsel for GBDC 3 will not render such an opinion, counsel for GBDC may render such opinion to GBDC 3.

8.4            Frustration of Closing Conditions. None of GBDC, Merger Sub or GBDC 3 may rely on the failure of any condition set forth in this Article VIII to be satisfied to excuse performance by such party of its obligations under this Agreement if such failure was caused by such party’s failure to act in good faith or to use its commercially reasonable efforts to consummate the Mergers and the Transactions.

Article IX

TERMINATION AND AMENDMENT

9.1            Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the GBDC 3 Requisite Vote has been obtained or the GBDC Requisite Vote has been obtained:

(a)            by mutual consent of GBDC 3 and GBDC in a written instrument authorized by each of the GBDC 3 Board, including a majority of the Independent Directors of GBDC 3, and the GBDC Board, including a majority of the Independent Directors of GBDC;

(b)            by either GBDC 3 or GBDC, if:

(i)            any Governmental Entity that must grant a Regulatory Approval has denied approval of the Transactions (including the Merger) and such denial has become final and nonappealable, or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable Order, or promulgated any other Law, permanently enjoining or otherwise prohibiting or making illegal the consummation of the Transactions;

(ii)            the Merger shall not have been consummated on or before January 16, 2025 (the “Termination Date”); provided that the right to terminate this Agreement pursuant to this Section 9.1(b)(ii) shall not be available to any party whose failure to fulfill in any material respect any of its obligations under this Agreement has been the cause of, or resulted in, the event giving rise to the failure to close prior to the Termination Date;

(iii)           the stockholders of GBDC shall have failed to approve the GBDC Matters by the GBDC Requisite Vote of GBDC’s stockholders at a duly held meeting of GBDC’s stockholders or at any adjournment or postponement thereof at which the GBDC Matters have been voted upon; or

(iv)          the stockholders of GBDC 3 shall have failed to approve the GBDC 3 Matters by the GBDC 3 Requisite Vote at a duly held meeting of GBDC 3’s stockholders or at any adjournment or postponement thereof at which the GBDC 3 Matters have been voted upon;

provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b) shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that has been the principal cause of or resulted in the failure to consummate the Transactions;

(c)            by GBDC 3, if:

(i)            there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of GBDC or Merger Sub, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 8.1(h) in respect of GBDC 3 or 8.3(a) or 8.3(b), and such breach is not curable prior to the Termination Date or if curable prior to the Termination Date, has not been cured within 30 days after the giving of notice thereof by GBDC 3 to GBDC (provided that GBDC 3 is not then in material breach of this Agreement so as to cause any of the conditions set forth in Section 8.1, 8.2(a) or 8.2(b) not to be satisfied);

(ii)            at any time prior to obtaining the GBDC Requisite Vote (A) a GBDC Adverse Recommendation Change and/or Takeover Approval shall have occurred, (B) GBDC shall have failed to include in the Joint Proxy Statement/Prospectus the GBDC Board Recommendation, (C) a Takeover Proposal is publicly announced and GBDC fails to issue, within ten (10) Business Days after such Takeover Proposal is announced, a press release that reaffirms the GBDC Board Recommendation, or (D) a tender or exchange offer relating to any shares of GBDC Common Stock shall have been commenced by a third party and GBDC shall not have sent to its stockholders, within ten (10) Business Days after the commencement of such tender or exchange offer, a statement disclosing that the GBDC Board recommends rejection of such tender or exchange offer;

(iii)           GBDC breaches, in any material respect, its obligations under Section 7.6 or Section 7.8;

(iv)           at any time prior to obtaining the GBDC 3 Requisite Vote, (A) GBDC 3 is not in material breach of any of the terms of this Agreement, (B) the GBDC 3 Board, including a majority of the Independent Directors of GBDC 3, authorizes GBDC 3, subject to complying with the terms of this Agreement (including Section 7.7(b)), to enter into, and GBDC 3 enters into, a definitive Contract with respect to a GBDC 3 Superior Proposal and (C) the third party that made such GBDC 3 Superior Proposal, prior to such termination, pays to GBDC in immediately available funds any fees required to be paid pursuant to Section 9.2(a); or

(v)            a Material Adverse Effect occurs in respect of GBDC.

(d)            by GBDC, if:

(i)            there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of GBDC 3, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 8.1(h) in respect of GBDC or 8.2(a) or 8.2(b), and such breach is not curable prior to the Termination Date or if curable prior to the Termination Date, has not been cured within 30 days after the giving of notice thereof by GBDC to GBDC 3 (provided that GBDC is not then in material breach of this Agreement so as to cause any of the conditions set forth in Section 8.1, 8.3(a) or 8.3(b) not to be satisfied);

(ii)            at any time prior to obtaining the GBDC 3 Requisite Vote (A) a GBDC 3 Adverse Recommendation Change and/or Takeover Approval shall have occurred, (B) GBDC 3 shall have failed to include in the Joint Proxy Statement/Prospectus the GBDC 3 Board Recommendation, (C) a Takeover Proposal is publicly announced and GBDC 3 fails to issue, within ten (10) Business Days after such Takeover Proposal is announced, a press release that reaffirms the GBDC 3 Board Recommendation or (D) a tender or exchange offer relating to any shares of GBDC 3 Common Stock shall have been commenced by a third party and GBDC 3 shall not have sent to its stockholders, within ten (10) Business Days after the commencement of such tender or exchange offer, a statement disclosing that the GBDC 3 Board recommends rejection of such tender or exchange offer;

(iii)           GBDC 3 breaches, in any material respect, its obligations under Section 7.6 or Section 7.7;

(iv)          at any time prior to obtaining the GBDC Requisite Vote, (A) GBDC is not in material breach of any of the terms of this Agreement, (B) the GBDC Board, including a majority of the Independent Directors of GBDC, authorizes GBDC, subject to complying with the terms of this Agreement (including Section 7.8(b)), to enter into, and GBDC enters into, a definitive Contract with respect to a GBDC Superior Proposal and (C) the third party that made such GBDC Superior Proposal, prior to such termination, pays to GBDC 3 in immediately available funds any fees required to be paid pursuant to Section 9.2(b); or

(v)           a Material Adverse Effect occurs in respect of GBDC 3.

The party desiring to terminate this Agreement pursuant to Section 9.1 shall give written notice of such termination to the other party in accordance with Section 11.2, specifying the provision or provisions hereof pursuant to which such termination is effected.

9.2            Termination Fee.

(a)            If this Agreement shall be terminated:

(i)            by GBDC 3 pursuant to Section 9.1(c)(iv), then, prior to, and as a condition to such termination, GBDC 3 shall cause the third party that made the applicable GBDC 3 Superior Proposal (or its designee) to pay GBDC, subject to applicable Law, a non-refundable fee in an amount equal to $42,000,000 (the “GBDC 3 Termination Fee”) as liquidated damages and full compensation hereunder; or

(ii)            (A) by (1) GBDC or GBDC 3 pursuant to (x) any provision of Section 9.1 at a time when the Agreement was terminable by GBDC pursuant to Section 9.1(d)(ii) or Section 9.1(d)(iii), (y) Section 9.1(b)(ii) or (z) Section 9.1(b)(iv), or (2) GBDC pursuant to Section 9.1(d)(i) (solely to the extent that GBDC 3 has committed a willful or intentional breach), Section 9.1(d)(ii) or Section 9.1(d)(iii), (B) a Takeover Proposal has been publicly disclosed after the date of this Agreement and, prior to the date of such termination, has not been withdrawn (1) with respect to any termination pursuant to Section 9.1(b)(ii) or 9.1(d)(i), prior to the date of such termination and (2) with respect to any termination pursuant to Section 9.1(b)(iv) prior to the time of the duly held GBDC 3 Stockholders Meeting, and (C) GBDC 3 enters into a definitive Contract with respect to such Takeover Proposal within 12 months after such termination, and such Takeover Proposal is subsequently consummated (regardless of whether such consummation happens prior to or following such 12-month period), then, within two (2) Business Days after the date that such Takeover Proposal is consummated, GBDC 3 shall cause the third party that made such Takeover Proposal (or its designee) to pay GBDC, subject to applicable Law, the GBDC 3 Termination Fee as liquidated damages and full compensation hereunder; provided, that for purposes of this Section 9.2(a)(ii), the term “Takeover Proposal” will have the meaning assigned to such term in Article X, except that references to “25%” will be deemed to be references to “50%.”

The GBDC 3 Termination Fee shall be paid by wire transfer of immediately available funds to an account designated in writing to GBDC 3 by GBDC if GBDC shall have furnished to GBDC 3 wire payment instructions prior to the date of payment or, otherwise, by certified or official bank check. In the event that the GBDC 3 Termination Fee becomes payable and is paid pursuant to this Section 9.2(a), the GBDC 3 Termination Fee shall be GBDC’s and Merger Sub’s sole and exclusive remedy for monetary damages under this Agreement.

(b)            If this Agreement shall be terminated:

(i)            by GBDC pursuant to Section 9.1(d)(iv), then, prior to, and as a condition to such termination, GBDC shall cause the third party that made the applicable GBDC Superior Proposal (or its designee) to pay GBDC 3, subject to applicable Law, a non-refundable fee in an amount equal to $76,000,000 (the “GBDC Termination Fee”) as liquidated damages and full compensation hereunder; or

(ii)            (A) by (1) GBDC or GBDC 3 pursuant to (x) any provision of Section 9.1 at a time when the Agreement was terminable by GBDC pursuant to Section 9.1(c)(ii) or Section 9.1(c)(iii), (y) to Section 9.1(b)(ii) or (z) Section 9.1(b)(iii) or (2) GBDC 3 pursuant to Section 9.1(c)(i) (solely to the extent that GBDC has committed a willful or intentional breach), Section 9.1(c)(ii) or Section 9.1(c)(iii), (B) a Takeover Proposal has been publicly disclosed after the date of this Agreement and, prior to the date of such termination, has not been withdrawn (1) with respect to any termination pursuant to Section 9.1(b)(ii) and Section 9.1(c)(i), prior to the date of such termination and (2) with respect to any termination pursuant to Section 9.1(b)(iii), prior to the time of the duly held GBDC Stockholders Meeting, and (C) GBDC enters into a definitive Contract with respect to such Takeover Proposal within 12 months after such termination, and such Takeover Proposal is subsequently consummated (regardless of whether such consummation happens prior to or following such 12-month period), then, within two (2) Business Days after the date that such Takeover Proposal is consummated, GBDC shall cause the third party that made such Takeover Proposal (or its designee) to pay GBDC 3, subject to applicable Law, the GBDC Termination Fee as liquidated damages and full compensation hereunder; provided, that for purposes of this Section 9.2(b)(ii), the term “Takeover Proposal” will have the meaning assigned to such term in Article X, except that references to “25%” will be deemed to be references to “50%.”

The GBDC Termination Fee shall be paid by wire transfer of immediately available funds to an account designated in writing to GBDC by GBDC 3 if GBDC 3 shall have furnished to GBDC wire payment instructions prior to the date of payment or, otherwise, by certified or official bank check. In the event that the GBDC Termination Fee becomes payable and is paid pursuant to this Section 9.2(b), the GBDC Termination Fee shall be GBDC 3’s sole and exclusive remedy for monetary damages under this Agreement.

(c)            The parties acknowledge that the agreements contained in this Section 9.2 are an integral part of the Transactions, that without these agreements each party would not have entered into this Agreement, and that any amounts payable pursuant to this Section 9.2 do not constitute a penalty. If GBDC fails to pay any amounts due to GBDC 3 pursuant to this Section 9.2 within the time periods specified in this Section 9.2 or GBDC 3 fails to pay GBDC any amounts due to GBDC pursuant to this Section 9.2 within the time periods specified in this Section 9.2, GBDC or GBDC 3, as applicable, shall pay reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) incurred by GBDC 3 or GBDC, as applicable, in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on such unpaid amounts from the date payment of such amounts was due at the prime lending rate in effect on the date payment was due as published in The Wall Street Journal (or any successor publication thereto), calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

9.3            Effect of Termination. In the event of termination of this Agreement by either GBDC 3 or GBDC as provided in Section 9.1, this Agreement shall forthwith become void and have no effect, and none of GBDC, Merger Sub, GBDC 3, any of their respective Affiliates or Consolidated Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the Transactions, except that Section 7.9(b), Article IX and Article XI (including, in each case, any applicable definitions) shall survive any termination of this Agreement; provided, however, that nothing herein shall relieve any party from any liabilities for damages incurred or suffered by another party arising out of the willful or intentional breach by such party of any provision of this Agreement or a failure or refusal by such party to consummate this Agreement and the Transactions when such party was obligated to do so in accordance with the terms hereof.

9.4            Fees and Expenses. Subject to Section 9.2, except with respect to (i) costs and expenses of printing and mailing the Registration Statement and all filing and other fees paid to the SEC in connection with the Merger, (ii) all filing and other fees in connection with any filing under the HSR Act and (iii) fees and expenses for legal services to GBDC 3, GBDC and Merger Sub in connection with the Merger Agreement and the Transactions, which, in each case, shall be borne equally by GBDC and GBDC 3, all fees and expenses incurred in connection with the Merger, this Agreement and the Transactions shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

9.5            Amendment. This Agreement may be amended by the parties, by action taken or authorized by their respective Boards of Directors, at any time before or after the GBDC 3 Requisite Vote or the GBDC Requisite Vote has been obtained; provided, however, that after the GBDC 3 Requisite Vote or the GBDC Requisite Vote has been obtained, there may not be, without further approval of such stockholders, any amendment of this Agreement that requires such further approval under applicable Law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

9.6            Extension; Waiver. At any time prior to the Effective Time, each party, by action taken or authorized by the GBDC 3 Board, including a majority of the Independent Directors of GBDC 3, or the GBDC Board, including a majority of the Independent Directors of GBDC, as applicable, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or (c) waive compliance by the other parties with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other non-compliance.

Article X

CERTAIN DEFINITIONS

“Affiliate” of a Person means any other Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the first Person (it being understood that no portfolio company in which any Person has, directly or indirectly, made a debt or equity investment that is, would or should be reflected in the schedule of investments included in the quarterly or annual reports of such Person that are filed with the SEC shall be an Affiliate of such Person). The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” has a meaning correlative thereto.

“Business Day” means any day other than a Saturday or Sunday or a day on which banks are required or authorized to close in the City of New York.

“Consolidated Subsidiary”, when used with respect to any Person, means any corporation, partnership, limited liability company or other Person, whether incorporated or unincorporated, that is consolidated with such Person for financial reporting purposes under GAAP.

“Contract” means any agreement, contract, lease, mortgage, evidence of indebtedness, indenture, license or instrument, whether oral or written, and shall include each amendment, supplement and modification to the foregoing, to which a Person or any of its Consolidated Subsidiaries is a party or by which any of them may be bound.

“EDGAR” means the SEC’s Electronic Data Gathering Analysis and Retrieval System.

“Environmental Laws” means applicable Laws regulating, relating to or imposing liability or standards of conduct concerning the use, storage, handling, disposal or release of any Hazardous Substance, as in effect on the date of this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder.

“Exchange Ratio” shall be calculated as follows:

(i) if the closing price per share of GBDC Common Stock on the Nasdaq on either the Determination Date or, if the Nasdaq is closed on the Determination Date, the most recent trading day prior to the Determination Date (the “GBDC Common Stock Price”) is equal to or lesser than the GBDC Per Share NAV, then the Exchange Ratio shall be the quotient (rounded to the fourth nearest decimal) of: (A) the GBDC 3 Per Share NAV, divided by (B) the GBDC Per Share NAV; or

(ii) if the GBDC Common Stock Price is greater than the GBDC Per Share NAV, then the Exchange Ratio shall be the quotient (rounded to the fourth nearest decimal) of: (A) the amount equal to (x) GBDC 3 Per Share NAV multiplied by (y) the sum of (a) one (1) and (b) the GBDC 3 Share of GBDC Premium; divided by (B) the GBDC Common Stock Price; provided, that, the amount set forth in sub-clause (y) for the purposes of the calculation shall not be greater than, and shall be subject to a cap of, 1.03.

“GBDC 3 Administration Agreement” means the administration agreement between GBDC 3 and Golub Capital LLC in effect as of the date of this Agreement.

“GBDC 3 Advisory Agreement” means the investment advisory agreement between GBDC 3 and GC Advisors in effect as of the date of this Agreement.

“GBDC 3 Matters” means (i) the Merger pursuant to the Merger Agreement and (ii) any other matters required to be approved or adopted by the stockholders of GBDC 3 in order to effect the Transactions.

“GBDC 3 Per Share NAV” means the quotient of (i) the Closing GBDC 3 Net Asset Value divided by (ii) the number of shares of GBDC 3 Common Stock issued and outstanding as of the Determination Date.

“GBDC 3 Share of GBDC Premium” means fifty percent (50%) multiplied by the difference between (A) the quotient of (x) GBDC Common Stock Price; divided by (y) GBDC Per Share NAV and (B) one (1).

“GBDC 3 Subscription Agreements” means the subscription agreements entered into prior to the date of this Agreement by and between GBDC 3 and investors providing for the private placement of GBDC 3 Common Stock pursuant to capital commitments from investors, true and complete copies of which have been delivered or made available to GBDC.

“GBDC 3 Superior Proposal” means a bona fide written Takeover Proposal that was not knowingly solicited by, or the result of any knowing solicitation by, GBDC 3 or any of its Consolidated Subsidiaries or by any of their respective Affiliates or Representatives in violation of this Agreement, made by a third party that would result in such third party becoming the beneficial owner, directly or indirectly, of more than 75% of the total voting power of GBDC 3 or more than 75% of the assets of GBDC 3 on a consolidated basis (a) on terms which the GBDC 3 Board, including a majority of the Independent Directors of GBDC 3, determines in good faith to be superior for the stockholders of GBDC 3 (in their capacity as stockholders), taken as a group, from a financial point of view as compared to the Merger (after giving effect the payment of the GBDC 3 Termination Fee and any alternative proposed by GBDC in accordance with Section 7.7), (b) that is reasonably likely to be consummated (taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal, including any conditions, and the identity of the offeror) in a timely manner and in accordance with its terms and (c) in respect of which any required financing has been determined in good faith by the GBDC 3 Board (including a majority of the Independent Directors of GBDC 3) to be reasonably likely to be obtained, as evidenced by a written commitment of a reputable financing source.

“GBDC 3 Trademark License Agreement” means the trademark license agreement between GBDC 3 and Golub Capital LLC in effect as of the date of this Agreement.

“GBDC Matters” means (i) the proposed issuance of GBDC Common Stock in connection with the Merger and (ii) any other matters required to be approved or adopted by the stockholders of GBDC in order to effect the Transactions.

“GBDC Per Share NAV” means the quotient of (i) the Closing GBDC Net Asset Value divided by (ii) the number of shares of GBDC Common Stock issued and outstanding as of the Determination Date.

“GBDC Requisite Vote” means (i) with respect to the issuance of shares of GBDC Common Stock as Merger Consideration, the approval of at least a majority of the votes cast by holders of GBDC Common Stock at a meeting at which a quorum is present, and (ii) with respect to any other GBDC Matters, the requisite number of stockholder votes required to approve such matters.

“GBDC Superior Proposal” means a bona fide written Takeover Proposal that was not knowingly solicited by, or the result of any knowing solicitation by, GBDC or any of its Consolidated Subsidiaries or by any of their respective Affiliates or Representatives in violation of this Agreement, made by a third party that would result in such third party becoming the beneficial owner, directly or indirectly, of more than 75% of the total voting power of GBDC or more than 75% of the assets of GBDC on a consolidated basis (a) on terms which the GBDC Board, including a majority of the Independent Directors of GBDC, determines in good faith to be superior for the stockholders of GBDC (in their capacity as stockholders), taken as a group, from a financial point of view as compared to the Merger (after giving effect to the payment of the GBDC Termination Fee and any alternative proposed by GBDC 3 in accordance with Section 7.8), (b) that is reasonably likely to be consummated (taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal, including any conditions, and the identity of the offeror) in a timely manner and in accordance with its terms and (c) in respect of which any required financing has been determined in good faith by GBDC Board (including a majority of the Independent Directors of GBDC) to be reasonably likely to be obtained, as evidenced by a written commitment of a reputable financing source.

“Governmental Entity” means any federal, state, local, or foreign government or other governmental body, any agency, commission or authority thereof, any regulatory or administrative authority, any quasi-governmental body, any self-regulatory agency, any court, tribunal, or judicial body, or any political subdivision, department or branch of any of the foregoing.

“Hazardous Substance” means any substance to the extent presently listed, defined, designated or classified as hazardous, toxic or radioactive under any applicable Environmental Law.

“Indebtedness” shall mean (a) any indebtedness or other obligation for borrowed money, (b) any indebtedness evidenced by a note, bond, debenture or similar instrument, (c) any liabilities or obligations with respect to interest rate swaps, collars, caps and similar hedging obligations, (d) any capitalized lease obligations, (e) any direct or contingent obligations under letters of credit, bankers’ acceptances, bank guarantees, surety bonds and similar instruments, each to the extent drawn upon and unpaid, (f) any obligation to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business) and (g) guarantees in respect of clauses (a) through (f), in each case excluding obligations to fund commitments to portfolio companies entered into in the ordinary course of business.

“Independent Director” means, with respect to GBDC or GBDC 3, each director who is not an “interested person,” as defined in the Investment Company Act, of GBDC or GBDC 3, as the case may be.

“Intervening Event” means with respect to any party any event, change or development first occurring or arising after the date hereof that is material to, as applicable, GBDC and its Consolidated Subsidiaries, taken as a whole, or GBDC 3 and its Consolidated Subsidiaries, taken as whole, that was not known to, or reasonably foreseeable by, any member of the party’s board of directors, as of or prior to the date hereof and did not result from or arise out of the announcement or pendency of, or any actions required to be taken by such party (or to be refrained from being taken by such party) pursuant to, this Agreement; provided, however, that in no event shall the following events, circumstances, or changes in circumstances constitute an Intervening Event: (a) the receipt, existence, or terms of a Takeover Proposal or any matter relating thereto or consequence thereof or any inquiry, proposal, offer, or transaction from any third party relating to or in connection with a transaction of the nature described in the definition of “Takeover Proposal” (which, for the purposes of the Intervening Event definition, shall be read without reference to the percentage thresholds set forth in the definition thereof); (b) any change in the price, or change in trading volume, of the GBDC Common Stock; (c) any failure, in and of itself, by GBDC 3 or GBDC to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period; (d) changes in general economic, social or political conditions or the financial markets in general, including the commencement or escalation of a war, armed hostilities or other material international or national calamity or acts of terrorism or earthquakes, hurricanes, other natural disasters or acts of God or pandemics (including the impact on economies generally and the results of any actions taken by Governmental Entities in response thereto); and (e) general changes or developments in the industries in which the applicable party and its Consolidated Subsidiaries operate, including general changes in Law after the date hereof across such industries; provided, however, that (A) the exceptions in clauses (b) and (c) shall not apply to the underlying causes giving rise to or contributing to such change or prevent any of such underlying causes from being taken into account in determining whether an Intervening Event has occurred unless such underlying causes are otherwise excluded from the definition of Intervening Event and (B) the exceptions in clauses (d) and (e) shall not apply to the extent such changes or developments referred to therein have a materially disproportionate adverse impact on such party and its Consolidated Subsidiaries, taken as a whole, relative to other participants of similar sizes engaged in the industries in which such party conducts its businesses.

“Investment Advisers Act” means the Investment Advisers Act of 1940, as amended, and the rules promulgated thereunder.

“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules promulgated thereunder.

“knowledge” means (i) for GBDC 3, the actual knowledge of its executive officers and directors set forth in Section 9 of GBDC 3 Disclosure Schedule, (ii) for GBDC, the actual knowledge of its executive officers and directors set forth in Section 9 of the GBDC Disclosure Schedule and (iii) for GC Advisors, the actual knowledge of its executive officers and directors set forth in Section 9 of GC Advisors Disclosure Schedule.

“Law” means any federal, state, local or foreign law (including the common law), statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction or any Permit or similar right granted by any Governmental Entity.

“Liens” means all security interests, liens, claims, pledges, easements, mortgages, rights of first offer or refusal or other encumbrances.

“Material Adverse Effect” means, with respect to GBDC, GBDC 3 or GC Advisors, as the case may be, any event, development, change, effect or occurrence (each, an “Effect”) that is, or would reasonably be expected to be, individually or in the aggregate, materially adverse to (i) the business, operations, condition (financial or otherwise) or results of operations of such party and its Consolidated Subsidiaries, taken as a whole, other than (A) any Effect resulting from or attributable to (1) changes in general economic, social or political conditions or the financial markets in general, including the commencement or escalation of a war, armed hostilities or other material international or national calamity or acts of terrorism or earthquakes, hurricanes, other natural disasters or acts of God or pandemics (including the impact on economies generally and the results of any actions taken by Governmental Entities in response thereto), (2) general changes or developments in the industries in which such party and its Consolidated Subsidiaries operate, including general changes in Law after the date hereof across such industries, except, in the case of the foregoing clauses (1) and (2), to the extent such changes or developments referred to therein have a materially disproportionate adverse impact on such party and its Consolidated Subsidiaries, taken as a whole, relative to other participants of similar sizes engaged in the industries in which such party conducts its businesses or (3) the announcement of this Agreement or the Transactions or the identities of the parties to this Agreement or (B) any failure, in and of itself, to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period, as the case may be, or, in the case of GBDC, any decline in the price of shares of GBDC Common Stock, on the Nasdaq or trading volume of GBDC Common Stock (provided that the underlying causes of such failure or decline shall be considered in determining whether there is a Material Adverse Effect unless such underlying causes are excluded from the definition of Material Adverse Effect) or (ii) the ability of such party to timely perform its material obligations under this Agreement or consummate the Merger and the other Transactions.

“Order” means any writ, injunction, judgment, order or decree entered, issued, made or rendered by any Governmental Entity.

“Permit” means any license, permit, variance, exemption, approval, qualification, or Order of any Governmental Entity.

“Permitted Indebtedness” means Indebtedness of GBDC or GBDC 3, as applicable, and is respective Consolidated Subsidiaries (i) outstanding as of the date of this Agreement or (ii) Indebtedness incurred after the date of this Agreement to the extent permitted by the 1940 Act that is substantially consistent with the past practices of GBDC or GBDC 3, as applicable.

“Permitted Issuances” means issuances of shares of GBDC Common Stock in a public or private offering consistent with past practices of GBDC at prices at or above the net asset value per share of GBDC Common Stock as of such offering.

“Person” means an individual, a (general or limited) partnership, a corporation, a limited liability company, an association, a trust, a joint venture, a Governmental Entity or other legal entity or organization.

“Previously Disclosed” means information (i) with respect to GBDC 3, (A) set forth by GBDC 3 in the GBDC 3 Disclosure Schedule or (B) previously disclosed since the Applicable Date in any GBDC 3 SEC Report, and (ii) with respect to GBDC, (A) set forth by GBDC in the GBDC Disclosure Schedule or (B) previously disclosed since the Applicable Date in any GBDC SEC Report; provided, however, that any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly predictive or forward-looking in nature in any GBDC 3 SEC Report or GBDC SEC Report, as the case may be, shall not be deemed to be “Previously Disclosed.”

“Proceeding” means an action, suit, arbitration, investigation, examination, litigation, lawsuit or other proceeding, whether civil, criminal or administrative.

“Regulatory Approvals” means all applications and notices with, and receipt of consents, authorizations, approvals, exemptions or nonobjections from any Governmental Entity.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules promulgated thereunder.

“Takeover Proposal” means any inquiry, proposal, discussions, negotiations or offer from any Person or group of Persons (other than GBDC or GBDC 3 or any of their respective Affiliates) (a) with respect to a merger, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction involving GBDC 3 or GBDC, as applicable, or any of such party’s respective Consolidated Subsidiaries, as applicable, or (b) relating to any direct or indirect acquisition, in one transaction or a series of transactions, of (i) assets or businesses (including any mortgage, pledge or similar disposition thereof but excluding any bona fide financing transaction) that constitute or represent, or would constitute or represent if such transaction is consummated, 25% or more of the total assets, net revenue or net income of GBDC 3 or GBDC, as applicable, and such party’s respective Consolidated Subsidiaries, taken as a whole, or (ii) 25% or more of the outstanding shares of capital stock of, or other equity or voting interests in, GBDC 3 or in any of GBDC 3’s Consolidated Subsidiaries or, GBDC or in any of GBDC’s Consolidated Subsidiaries, as applicable, in each case other than the Merger and the other Transactions.

“Tax” means all federal, state, local, and foreign income, excise, gross receipts, gross income, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, franchise, value added and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.

“Tax Dividend” means a dividend or dividends, with respect to any applicable tax year, which is deductible pursuant to the dividends paid deduction under Section 562 of the Code, and shall have the effect of distributing to GBDC 3’s stockholders all of its previously undistributed (i) “investment company taxable income” within the meaning of Section 852(b) of the Code (determined without regard to Section 852(b)(2)(D) of the Code), (ii) any prior year shortfall as determined under Section 4982(b)(2) of the Code, (iii) amounts constituting the excess of (A) the amount specified in Section 852(a)(1)(B)(i) of the Code over (B) the amount specified in Section 852(a)(1)(B)(ii) of the Code, and (iv) net capital gain (within the meaning of Section 1222(11) of the Code), if any, in each case recognized either in the applicable tax year or any prior tax year.

“Tax Return” means a report, return, statement, form or other information (including any schedules, attachments or amendments thereto) required to be supplied to a Governmental Entity with respect to Taxes including, where permitted or required, consolidated, combined or unitary returns for any group of entities.

“Trading Day” shall mean a day on which shares of GBDC Common Stock are traded on Nasdaq.

“Transactions” means the transactions contemplated by this Agreement, including the Mergers.

“Treasury Regulations” means all final and temporary federal income tax regulations, as amended from time to time, issued under the Code by the United States Treasury Department.

Table of Definitions

Term:	Section:

Acceptable Courts	11.6
Agreement	Preamble
Applicable Date	3.5(a)
Articles of Merger	1.3
Bankruptcy and Equity Exception	3.3(a)
BDC	Recitals
Cancelled Shares	1.5(b)
Certificate of Merger	1.6(a)
Closing	1.2
Closing Date	1.2
Closing GBDC 3 Net Asset Value	2.6(a)
Closing GBDC Net Asset Value	2.6(b)
Code	Recitals
Current D&O Insurance	7.5(b)
DE SOS	1.6(a)
Determination Date	2.6(a)
DGCL	1.6(a)
Disclosure Schedule	11.9
DOJ	7.1(a)
Effective Time	1.3
Employee Benefit Plans	3.13
Exchange Fund	2.3
EY	3.6(a)
FTC	7.1(a)
GAAP	3.6(a)
GBDC 3	Preamble
GBDC 3 Adverse Recommendation Change	7.7(a)
GBDC 3 Balance Sheet	3.6(b)

Term:	Section:

GBDC 3 Board	Recitals
GBDC 3 Board Recommendation	3.3(a)
GBDC 3 Bylaws	3.1(b)
GBDC 3 Capitalization Date	3.2(a)
GBDC 3 Charter	3.1(b)
GBDC 3 Common Stock	1.5(b)
GBDC 3 Disclosure Schedule	11.9
GBDC 3 Insurance Policy	3.15
GBDC 3 Intellectual Property Rights	3.16
GBDC 3 Intervening Event Notice Period	7.7(e)
GBDC 3 Intervening Event Recommendation Change	7.7(e)
GBDC 3 Material Contracts	3.14(a)
GBDC 3 Requisite Vote	3.3(a)
GBDC 3 SEC Reports	3.5(a)
GBDC 3 Stockholders Meeting	3.3(a)
GBDC 3 Termination Fee	9.2(a)(i)
GBDC	Preamble
GBDC Adverse Recommendation Change	7.8(a)
GBDC Balance Sheet	4.6(b)
GBDC Board	Recitals
GBDC Board Recommendation	4.3(a)
GBDC Bylaws	4.1(b)
GBDC Capitalization Date	4.2(a)
GBDC Charter	4.1(b)
GBDC Common Stock	1.5(b)
GBDC Disclosure Schedule	11.9
GBDC Insurance Policy	4.15
GBDC Intellectual Property Rights	4.16
GBDC Intervening Event Notice Period	7.8(e)
GBDC Intervening Event Recommendation Change	7.8(e)
GBDC Material Contracts	4.14(a)
GBDC SEC Reports	4.5(a)
GBDC Stockholders Meeting	4.3(a)
GBDC Termination Fee	9.2(b)(i)
GBDC Voting Debt	4.2(a)
GC Advisor	Preamble
GC Advisors Disclosure Schedule	11.9
HSR Act	3.4
Indemnified Liabilities	7.5(a)
Indemnified Parties	7.5(a)
Indemnified Party	7.5(a)
Intellectual Property Rights	3.16

Term:	Section:

IRS	3.11(a)
Joint Proxy Statement/Prospectus	3.4
Merger	Recitals
Mergers	Recitals
Merger Consideration	1.5(c)
Merger Sub	Preamble
MGCL	1.1
Nasdaq	2.2
New Investment Advisory Agreement	Recitals
Notice of a GBDC 3 Superior Proposal	7.7(b)
Notice of a GBDC Superior Proposal	7.8(b)
Paying and Exchange Agent	2.3
Registration Statement	3.4
Representatives	7.6(a)
RIC	3.11(b)
Rights	3.2(a)
Sarbanes-Oxley Act	3.6(g)
SDAT	1.3
Second Articles of Merger	1.6(a)
Second Effective Time	1.6(a)
Second Merger	Recitals
Surviving Company	Recitals
Tail Period	7.5(b)
Takeover Approval	7.7(a)(ii)
Takeover Statutes	3.20
Terminations	1.9
Termination Date	9.1(b)(ii)
Voting Debt	3.2(a)

Article XI

GENERAL PROVISIONS

11.1            Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for and subject to Section 7.5 and Section 9.3 and for those other covenants and agreements contained in this Agreement that by their express terms apply or are to be performed in whole or in part after the Effective Time.

11.2            Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via email (provided that the transmission is followed up within one (1) Business Day by dispatch pursuant to one of the other methods described herein), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to GBDC 3, to:

200 Park Avenue, 25th Floor New York, NY 10166
Attention:	David B. Golub
Email:	dgolub@golubcapital.com

with a copy, which will not constitute notice, to:

Dechert LLP One International Place, 40th Floor 100 Oliver Street Boston, MA 02110
Attention:	Thomas J. Friedmann, Esq.
Eric Siegel, Esq.
Matthew J. Carter, Esq.
Email:	thomas.friedmann@dechert.com
eric.siegel@dechert.com
matthew.carter@dechert.com

and
Blank Rome LLP 1271 Avenue of the Americas New York, NY 10020
Attention:	Thomas R. Westle, Esq.
E-mail:	thomas.westle@blankrome.com

If to GBDC or Merger Sub, to:

200 Park Avenue, 25th Floor New York, NY 10166
Attention:	David B. Golub
Email:	dgolub@golubcapital.com

with a copy, which will not constitute notice, to:

Dechert LLP One International Place, 40th Floor 100 Oliver Street Boston, MA 02110
Attention:	Thomas J. Friedmann, Esq.
Eric Siegel, Esq.
Matthew J. Carter, Esq.
Email:	thomas.friedmann@dechert.com
eric.siegel@dechert.com matthew.carter@dechert.com

and
Blank Rome LLP 1271 Avenue of the Americas New York, NY 10020
Attention:	Thomas R. Westle, Esq.
E-mail:	thomas.westle@blankrome.com

Each such notice or other communication shall be effective upon receipt (or refusal of receipt).

11.3            Interpretation; Construction. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The terms “cash,” “dollars” and “$” mean United States dollars. All schedules and exhibits hereto shall be deemed part of this Agreement and included in any reference to this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that any term, provision, covenant or restriction is invalid, void or unenforceable, it is the express intention of the parties that such term, provision, covenant or restriction be enforced to the maximum extent permitted. The parties have jointly participated in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

11.4            Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties (including by facsimile or other electronic means), it being understood that each party need not sign the same counterpart.

11.5            Entire Agreement. This Agreement (including the documents and the instruments referred to in this Agreement) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement.

11.6            Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed and construed in accordance with the Laws of the State of Maryland applicable to contracts made and performed entirely within such state, without regard to any applicable conflicts of law principles that would cause the application of the Laws of another jurisdiction, except to the extent (a) governed by the Investment Company Act, in which case the Investment Company Act shall control and (b) the Second Merger is governed by the DGCL, in which case the DGCL shall control. The parties hereto agree that any Proceeding brought by any party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions shall be brought in the Circuit Court for Baltimore City, Maryland, or if jurisdiction over the matter is vested exclusively in federal courts, the United States District Court for the District of Maryland, and the appellate courts to which orders and judgments therefore may be appealed (collectively, the “Acceptable Courts”). In any such judicial proceeding, each of the parties further consents to the assignment of any proceeding in the Circuit Court for Baltimore City, Maryland to the Business and Technology Case Management Program pursuant to Maryland Rule 16-205 (or any successor thereof). Each of the parties hereto submits to the jurisdiction of any Acceptable Court in any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such Proceeding. Each party hereto irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any Proceeding in any such Acceptable Court or that any such Proceeding brought in any such Acceptable Court has been brought in an inconvenient forum. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY. Each party hereto (a) certifies that no representative of any other party has represented, expressly or otherwise, that such other party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver, (b) certifies that it makes this waiver voluntarily and (c) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 11.6.

11.7            Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any of the parties (whether by operation of law or otherwise) without the prior written consent of the other parties. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 7.5, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any Person other than the parties hereto any rights or remedies under this Agreement.

11.8            Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal or state court located in the State of Maryland, without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other party hereto has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity.

11.9            Disclosure Schedule. Before entry into this Agreement, GBDC, GBDC 3 and GC Advisors each delivered to the other party a schedule (the “GBDC Disclosure Schedule”, the “GBDC 3 Disclosure Schedule” and the “GC Advisors Disclosure Schedule”, respectively, each, a “Disclosure Schedule”) that sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article III, Article IV or Article V, as applicable, or to one or more covenants contained herein; provided, however, that notwithstanding anything in this Agreement to the contrary, the mere inclusion of an item as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would be reasonably likely to have a Material Adverse Effect. Each Disclosure Schedule shall be numbered to correspond with the sections and subsections contained in this Agreement. The disclosure in any section or subsection of each Disclosure Schedule, shall qualify only (i) the corresponding section or subsection, as the case may be, of this Agreement, (ii) other sections or subsections of this Agreement to the extent specifically cross-referenced in such section or subsection thereof, and (iii) other sections or subsections of this Agreement to the extent it is reasonably apparent from a reading of the disclosure that such disclosure is applicable to such other sections or subsections.

[Signature Page Follows]

IN WITNESS WHEREOF, GBDC 3, GBDC, Merger Sub and GC Advisors have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

GBDC 3:

GOLUB CAPITAL BDC 3, INC.

By:	/s/ David B. Golub
	Name:	David B. Golub
	Title:	President and Chief Executive Officer

GBDC:

GOLUB CAPITAL BDC, INC.

By:	/s/ David B. Golub
	Name:	David B. Golub
	Title:	Chief Executive Officer

MERGER SUB:

PARK AVENUE SUBSIDIARY INC.

By:	/s/ David B. Golub
	Name:	David B. Golub
	Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

GC ADVISORS:

GC Advisors LLC

By:	/s/ David B. Golub
	Name:	David B. Golub
	Title:	President

GOLUB CAPITAL LLC
(solely for purposes of Section 1.9)

By:	/s/ David B. Golub
	Name:	David B. Golub
	Title:	President

[Signature Page to Agreement and Plan of Merger]

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT NO. 1 (this “Amendment”) to Agreement and Plan of Merger, dated as of January 16, 2024 (the “Original Agreement”) is made and entered into as of April 12, 2024, by and among Golub Capital BDC 3, Inc., a Maryland corporation, Golub Capital BDC, Inc., a Delaware corporation (“GBDC”), Park Avenue Subsidiary Inc., a Maryland corporation and wholly-owned subsidiary of GBDC, GC Advisors LLC, a Delaware limited liability company, and, solely for purposes of Section 1.9 thereof, Golub Capital LLC, a Delaware limited liability company (collectively, the “Parties”). Capitalized terms used and not defined in this Amendment have the respective meanings assigned to them in the Original Agreement.

RECITALS

The Parties desire to amend the Original Agreement to remove the provisions regarding payment of the GBDC Termination Fee and the GBDC 3 Termination Fee and to make certain conforming changes as set forth in this Amendment.

NOW, THEREFORE, in consideration of the premises set forth above and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.           Amendments. Effective as of the date of this Amendment:

a.           Section 9.2 in the Original Agreement is deleted in its entirety.

b.           Section 9.1 is amended such that subsection (c)(iv) in the Original Agreement is deleted in its entirety and replaced by the following:

(iv)        at any time prior to obtaining the GBDC 3 Requisite Vote, (A) GBDC 3 is not in material breach of any of the terms of this Agreement and (B) the GBDC 3 Board, including a majority of the Independent Directors of GBDC 3, authorizes GBDC 3, subject to complying with the terms of this Agreement (including Section 7.7(b)), to enter into, and GBDC 3 enters into, a definitive Contract with respect to a GBDC 3 Superior Proposal; or

c.           Section 9.1 is amended such that subsection (d)(iv) in the Original Agreement is deleted in its entirety and replaced by the following:

(iv)        at any time prior to obtaining the GBDC Requisite Vote, (A) GBDC is not in material breach of any of the terms of this Agreement and (B) the GBDC Board, including a majority of the Independent Directors of GBDC, authorizes GBDC, subject to complying with the terms of this Agreement (including Section 7.8(b)), to enter into, and GBDC enters into, a definitive Contract with respect to a GBDC Superior Proposal; or

d.          Section 9.4 is amended such that Section 9.4 in the Original Agreement is deleted in its entirety and replaced by the following:

Except with respect to (i) costs and expenses of printing and mailing the Registration Statement and all filing and other fees paid to the SEC in connection with the Merger, (ii) all filing and other fees in connection with any filing under the HSR Act and (iii) fees and expenses for legal services to GBDC 3, GBDC and Merger Sub in connection with the Merger Agreement and the Transactions, which, in each case, shall be borne equally by GBDC and GBDC 3, all fees and expenses incurred in connection with the Merger, this Agreement and the Transactions shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

e.          Article X is amended such that the definition of “GBDC Superior Proposal” in the Original Agreement is deleted in its entirety and replaced by following:

“GBDC Superior Proposal” means a bona fide written Takeover Proposal that was not knowingly solicited by, or the result of any knowing solicitation by, GBDC or any of its Consolidated Subsidiaries or by any of their respective Affiliates or Representatives in violation of this Agreement, made by a third party that would result in such third party becoming the beneficial owner, directly or indirectly, of more than 75% of the total voting power of GBDC or more than 75% of the assets of GBDC on a consolidated basis (a) on terms which the GBDC Board, including a majority of the Independent Directors of GBDC, determines in good faith to be superior for the stockholders of GBDC (in their capacity as stockholders), taken as a group, from a financial point of view as compared to the Merger (after giving effect to any alternative proposed by GBDC 3 in accordance with Section 7.8), (b) that is reasonably likely to be consummated (taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal, including any conditions, and the identity of the offeror) in a timely manner and in accordance with its terms and (c) in respect of which any required financing has been determined in good faith by GBDC Board (including a majority of the Independent Directors of GBDC) to be reasonably likely to be obtained, as evidenced by a written commitment of a reputable financing source.

f.           Article X is amended such that the definition of “GBDC 3 Superior Proposal” in the Original Agreement is deleted in its entirety and replaced by following:

“GBDC 3 Superior Proposal” means a bona fide written Takeover Proposal that was not knowingly solicited by, or the result of any knowing solicitation by, GBDC 3 or any of its Consolidated Subsidiaries or by any of their respective Affiliates or Representatives in violation of this Agreement, made by a third party that would result in such third party becoming the beneficial owner, directly or indirectly, of more than 75% of the total voting power of GBDC 3 or more than 75% of the assets of GBDC 3 on a consolidated basis (a) on terms which the GBDC 3 Board, including a majority of the Independent Directors of GBDC 3, determines in good faith to be superior for the stockholders of GBDC 3 (in their capacity as stockholders), taken as a group, from a financial point of view as compared to the Merger (after giving effect to any alternative proposed by GBDC in accordance with Section 7.7), (b) that is reasonably likely to be consummated (taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal, including any conditions, and the identity of the offeror) in a timely manner and in accordance with its terms and (c) in respect of which any required financing has been determined in good faith by the GBDC 3 Board (including a majority of the Independent Directors of GBDC 3) to be reasonably likely to be obtained, as evidenced by a written commitment of a reputable financing source.

g.          Article X is amended such that the references to “GBDC Termination Fee” and “GBDC 3 Termination Fee” in the Table of Definitions are deleted in their entirety.

2.          Miscellaneous.

a.          This Amendment shall only serve to amend and modify the Original Agreement to the extent specifically provided herein. All terms, conditions, provisions and references of and to the Original Agreement which are not specifically modified and/or amended herein shall remain in full force and effect and shall not be altered by any provisions herein contained. On and after the date of this Amendment, each reference in the Original Agreement to the “Agreement,” “hereunder,” “hereof,” “herein” or words of like import, and each reference to the Original Agreement in any other agreements, documents or instruments executed and delivered pursuant to the Original Agreement, shall mean and be a reference to the Original Agreement, as amended by this Amendment; provided that references to “the date of this Agreement,” “the date hereof,” and other similar references in the Original Agreement shall continue to refer to the date of the Original Agreement and not to the date of this Amendment.

b.          This Amendment shall be subject to the general provisions contained in Article XI of the Original Agreement, which are incorporated by reference herein, in each case, mutatis mutandis.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the date first above written.

GOLUB CAPITAL GBDC 3, INC.

By:	/s/ David B. Golub
	Name:	David B. Golub
	Title:	President and Chief Executive Officer

GOLUB CAPITAL BDC, INC.

By:	/s/ David B. Golub
	Name:	David B. Golub
	Title:	Chief Executive Officer

PARK AVENUE SUBSIDIARY INC.

By:	/s/ David B. Golub
	Name:	David B. Golub
	Title:	President and Chief Executive Officer

GC Advisors LLC

By:	/s/ David B. Golub
	Name:	David B. Golub
	Title:	President

GOLUB CAPITAL LLC

By:	/s/ David B. Golub
	Name:	David B. Golub
	Title:	President

Annex B

~~Fourth~~FIFTH AMENDED AND RESTATED INVESTMENT ADVISORY AGREEMENT
BETWEEN GOLUB CAPITAL BDC, INC. AND GC ADVISORS LLC

~~Fourth~~Fifth Amended and Restated Investment Advisory Agreement made this ~~3rd~~[ ] day of ~~August, 2023~~[ ], 2024 (this “Agreement”) and effective as of ~~July 1~~[ ], ~~2023~~2024, by and between GOLUB CAPITAL BDC, INC., a Delaware corporation (the “Corporation”), and GC ADVISORS LLC, a Delaware limited liability company (the “Adviser”).

WHEREAS, the Corporation operates as a closed-end, non-diversified management investment company;

WHEREAS, the Corporation has filed an election to be treated as a business development company under the Investment Company Act of 1940, as amended (the “Investment Company Act”);

WHEREAS, the Corporation has acquired interests in senior secured loans and other debt obligations that comprise a portion of the Corporation’s portfolio;

WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”);

WHEREAS, the Corporation and the Adviser are party to that certain investment advisory agreement dated April 14, 2010 by and between the Corporation and the Adviser, as amended and restated on July 16, 2010, and as further amended and restated on each of August 5, 2014 ~~and~~, September 16, 2019 and August 3, 2023 (the “Prior Agreement”);

WHEREAS, the Corporation and the Adviser desire to amend and restate the Prior Agreement to set forth the terms and conditions for the continued provision by the Adviser of investment advisory services to the Corporation.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:

1.            Duties of the Adviser.

(a)            The Corporation hereby employs the Adviser to act as the investment adviser to the Corporation and to manage the investment and reinvestment of the assets of the Corporation, subject to the supervision of the board of directors of the Corporation (the “Board of Directors”), for the period and upon the terms herein set forth, (i) in accordance with the investment objective, policies and restrictions that are set forth in the Registration Statement, as the same may be amended from time to time, (ii) in accordance with the Investment Company Act, the Investment Advisers Act and all other applicable federal and state law and (iii) in accordance with the Corporation’s certificate of incorporation and bylaws. Without limiting the generality of the foregoing, the Adviser shall, during the term and subject to the provisions of this Agreement, (i) determine the composition of the portfolio of the Corporation, the nature and timing of the changes therein and the manner of implementing such changes; (ii) identify, evaluate and negotiate the structure of the investments made by the Corporation (including performing due diligence on prospective portfolio companies); (iii) execute, close, service and monitor the Corporation’s investments; (iv) determine the securities and other assets that the Corporation will purchase, retain or sell; and (v) provide the Corporation with such other investment advisory, research and related services as the Corporation may, from time to time, reasonably require for the investment of its funds. The Adviser shall have the power and authority on behalf of the Corporation to effectuate its investment decisions for the Corporation, including the execution and delivery of all documents relating to the Corporation’s investments and the placing of orders for other purchase or sale transactions on behalf of the Corporation. In the event that the Corporation determines to acquire debt financing or to refinance existing debt financing, the Adviser shall arrange for such financing on the Corporation’s behalf, subject to the oversight and approval of the Board of Directors. If it is necessary for the Adviser to make investments on behalf of the Corporation through a subsidiary or special purpose vehicle, the Adviser shall have authority to create or arrange for the creation of such subsidiary or special purpose vehicle and to make such investments through such subsidiary or special purpose vehicle in accordance with the Investment Company Act.

(b)            The Adviser hereby accepts such employment and agrees during the term hereof to render the services described herein for the amounts of compensation provided herein.

(c)            Subject to the requirements of the Investment Company Act, the Adviser is hereby authorized, but not required, to enter into one or more sub-advisory agreements with other investment advisers (each, a “Sub-Adviser”) pursuant to which the Adviser may obtain the services of the Sub-Adviser(s) to assist the Adviser in fulfilling its responsibilities hereunder. Specifically, the Adviser may retain a Sub-Adviser to recommend specific securities or other investments based upon the Corporation’s investment objective and policies, and work, along with the Adviser, in structuring, negotiating, arranging or effecting the acquisition or disposition of such investments and monitoring investments on behalf of the Corporation, subject in all cases to the oversight of the Adviser and the Corporation. The Adviser, and not the Corporation, shall be responsible for any compensation payable to any Sub-Adviser. Any sub-advisory agreement entered into by the Adviser shall be in accordance with the requirements of the Investment Company Act, the Investment Advisers Act and other applicable federal and state law.

(d)            For all purposes herein provided, the Adviser shall be deemed to be an independent contractor and, except as expressly provided or authorized herein, shall have no authority to act for or represent the Corporation in any way or otherwise be deemed an agent of the Corporation.

(e)            The Adviser shall keep and preserve, in the manner and for the period that would be applicable to investment companies registered under the Investment Company Act, any books and records relevant to the provision of its investment advisory services to the Corporation, shall specifically maintain all books and records with respect to the Corporation’s portfolio transactions and shall render to the Board of Directors such periodic and special reports as the Board of Directors may reasonably request. The Adviser agrees that all records that it maintains for the Corporation are the property of the Corporation and shall surrender promptly to the Corporation any such records upon the Corporation’s request, provided that the Adviser may retain a copy of such records.

2.             Corporation’s Responsibilities and Expenses Payable by the Corporation. All investment professionals of the Adviser and their respective staffs, when and to the extent engaged in providing investment advisory and management services hereunder, and the compensation and routine overhead expenses of such personnel allocable to such services, shall be provided and paid for by the Adviser and not by the Corporation. The Corporation shall bear all other costs and expenses of its operations and transactions, including, without limitation, those relating to: (a) organization of the Corporation; (b) calculations of the net asset value of the Corporation, including the cost and expenses of any independent valuation firm; (c) fees and expenses incurred by the Adviser and payable to third parties, including agents, consultants or other advisors, in connection with monitoring the financial and legal affairs of the Corporation and in monitoring the Corporation’s investments, performing due diligence on prospective portfolio companies or otherwise relating to, or associated with, evaluating and making investments; (d) interest payable on debt, if any, incurred by the Corporation to finance its investments and expenses related to unsuccessful portfolio acquisition efforts; (e) offerings of the common stock and other securities of the Corporation, including any public offering of the common stock of the Corporation; (f) investment advisory and management fees; (g) administration fees payable under the administration agreement dated April 10, 2010 (as amended, the “Administration Agreement”), between the Corporation and the Corporation’s administrator (the “Administrator”); (h) fees payable to third parties, including agents, consultants or other advisors, relating to, or associated with, evaluating and making investments, including costs associated with meeting potential financial sponsors; (i) fees incurred by the Corporation in connection with the services of transfer agents and dividend agents and custodial fees and expenses; (j) federal and state registration fees; (k) all costs of registration and listing the Corporation’s securities on any securities exchange; (l) federal, state and local taxes; (m) independent Directors’ fees and expenses; (n) costs of preparing and filing reports or other documents required by the Securities and Exchange Commission and other regulators; (o) costs of any reports, proxy statements or other notices to stockholders, including printing costs; (p) costs associated with individual or group stockholders; (q) the Corporation’s allocable portion of any fidelity bond, directors’ and officers’ errors and omissions liability insurance policies, and any other insurance premiums; (r) direct costs and expenses of administration, including printing, mailing, long distance telephone, copying, secretarial and other staff, independent auditors and outside legal costs; (s) proxy voting expenses; and (t) any and all other expenses incurred by the Corporation or the Administrator in connection with administering the Corporation’s business, including payments made under the Administration Agreement based upon the Corporation’s allocable portion of the Administrator’s overhead in performing its obligations under the Administration Agreement, including rent and the allocable portion of the cost of the Corporation’s chief compliance officer and chief financial officer and their respective staffs.

3.             Compensation of the Adviser. The Corporation agrees to pay, and the Adviser agrees to accept, as compensation for the investment advisory and management services provided by the Adviser hereunder, a fee consisting of two components: a base management fee (the “Base Management Fee”) and an incentive fee (the “Incentive Fee”), each as hereinafter set forth. The Corporation shall make any payments due hereunder to the Adviser or to the Adviser’s designee as the Adviser may otherwise direct. To the extent permitted by applicable law, the Adviser may elect, or adopt a deferred compensation plan pursuant to which it may elect to defer all or a portion of its fees hereunder for a specified period of time.

(a)            The Base Management Fee shall be calculated at an annual rate equal to 1.0% of the average adjusted gross assets of the Corporation. As described below, average adjusted gross assets of the Corporation for any period shall exclude cash and cash equivalents and include assets purchased by the Corporation with borrowed funds. For services rendered under this Agreement, the Base Management Fee shall be payable quarterly in arrears. The Base Management Fee shall be calculated based on the average value of the gross assets of the Corporation at the end of the two most recently completed calendar quarters. Such amount shall be appropriately adjusted (based on the actual number of days elapsed relative to the total number of days in such calendar quarter) for any share issuances or repurchases during a calendar quarter. The Base Management Fee for any partial month or quarter shall be appropriately pro-rated (based on the number of days actually elapsed at the end of such partial month or quarter relative to the total number of days in such month or quarter). For purposes of this Agreement, cash equivalents shall mean U.S. government securities and commercial paper instruments maturing within 270 days of the date of purchase of such instrument by the Corporation. Notwithstanding anything herein to the contrary, to the extent that the Adviser or an affiliate of the Adviser provides investment advisory, collateral management or other similar services to a subsidiary of the Corporation, the Base Management Fee shall be reduced by an amount equal to the product of (a) the total fees paid to the Adviser by such subsidiary for such services and (b) the percentage of such subsidiary’s total equity that is owned, directly or indirectly, by the Corporation.

(b)            The Incentive Fee shall be calculated and paid as set forth on Schedule A hereto, as such schedule may be amended from time to time.

(c)            As set forth in Schedule A hereto, the Incentive Fee calculation shall include a limitation such that the Corporation can only pay an Incentive Fee for any quarter to the Adviser if, after giving effect to such payment, the cumulative Incentives Fees paid per share of common stock of the Corporation to the Adviser from the date on which the Corporation elected to be treated as a business development company through the date of such payment would be less than or equal to 20% of the Cumulative Pre-Incentive Fee Net Income Per Share (as such term is defined in Schedule A hereto) of the Corporation.

4.             Covenants of the Adviser. The Adviser hereby covenants that it is registered as an investment adviser under the Investment Advisers Act. The Adviser hereby agrees that its activities shall at all times be in compliance in all material respects with all applicable federal and state laws governing its operations and investments.

5.             Excess Brokerage Commissions. The Adviser is hereby authorized, to the fullest extent now or hereafter permitted by law, to cause the Corporation to pay a member of a national securities exchange, broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of such exchange, broker or dealer would have charged for effecting such transaction if the Adviser determines, in good faith and taking into account such factors as price (including the applicable brokerage commission or dealer spread), size of order, difficulty of execution, and operational facilities of the firm and the firm’s risk and skill in positioning blocks of securities, that the amount of such commission is reasonable in relation to the value of the brokerage and/or research services provided by such member, broker or dealer, viewed in terms of either that particular transaction or its overall responsibilities with respect to the Corporation’s portfolio, and constitutes the best net result for the Corporation.

6.             Proxy Voting. The Adviser shall be responsible for voting any proxies solicited by an issuer of securities held by the Corporation in the best interest of the Corporation and in accordance with the Adviser’s proxy voting policies and procedures, as any such proxy voting policies and procedures may be amended from time to time. The Corporation has been provided with a copy of the Adviser’s proxy voting policies and procedures and has been informed as to how it can obtain further information from the Adviser regarding proxy voting activities undertaken on behalf of the Corporation. The Adviser shall be responsible for reporting the Corporation’s proxy voting activities, as required, through periodic filings on Form N-PX.

7.             Limitations on the Employment of the Adviser. The services of the Adviser to the Corporation are not, and shall not be, exclusive. The Adviser may engage in any other business or render similar or different services to others including, without limitation, the direct or indirect sponsorship or management of other investment based accounts or commingled pools of capital, however structured, having investment objectives similar to those of the Corporation; provided that its services to the Corporation hereunder are not impaired thereby. Nothing in this Agreement shall limit or restrict the right of any manager, partner, officer or employee of the Adviser to engage in any other business or to devote his or her time and attention in part to any other business, whether of a similar or dissimilar nature, or to receive any fees or compensation in connection therewith (including fees for serving as a director of, or providing consulting services to, one or more of the portfolio companies of the Corporation, subject at all times to applicable law). So long as this Agreement or any extension, renewal or amendment hereof remains in effect, the Adviser shall be the only investment adviser for the Corporation, subject to the Adviser’s right to enter into sub-advisory agreements. The Adviser assumes no responsibility under this Agreement other than to render the services called for hereunder. It is understood that directors, officers, employees and stockholders of the Corporation are or may become interested in the Adviser and its affiliates, as directors, officers, employees, partners, stockholders, members, managers or otherwise, and that the Adviser and directors, officers, employees, partners, stockholders, members and managers of the Adviser and its affiliates are or may become similarly interested in the Corporation as stockholders or otherwise.

Subject to any restrictions prescribed by law, by the provisions of the Code of Ethics of the Corporation and the Adviser and by the Adviser’s Allocation Policy, the Adviser and its members, officers, employees and agents shall be free from time to time to acquire, possess, manage and dispose of securities or other investment assets for their own accounts, for the accounts of their family members, for the account of any entity in which they have a beneficial interest or for the accounts of others for whom they may provide investment advisory, brokerage or other services (collectively, “Managed Accounts”), in transactions that may or may not correspond with transactions effected or positions held by the Corporation or to give advice and take action with respect to Managed Accounts that differs from advice given to, or action taken on behalf of, the Corporation; provided that the Adviser allocates investment opportunities to the Corporation, over a period of time on a fair and equitable basis compared to investment opportunities extended to other Managed Accounts. The Adviser is not, and shall not be, obligated to initiate the purchase or sale for the Corporation of any security that the Adviser and its members, officers, employees or agents may purchase or sell for its or their own accounts or for the account of any other client if, in the opinion of the Adviser, such transaction or investment appears unsuitable or undesirable for the Corporation. Moreover, it is understood that when the Adviser determines that it would be appropriate for the Corporation and one or more Managed Accounts to participate in the same investment opportunity, the Adviser shall seek to execute orders for the Corporation and for such Managed Account(s) on a basis that the Adviser considers to be fair and equitable over time. In such situations, the Adviser may (but is not required to) place orders for the Corporation and each Managed Account simultaneously or on an aggregated basis. If all such orders are not filled at the same price, the Adviser may cause the Corporation and each Managed Account to pay or receive the average of the prices at which the orders were filled for the Corporation and all relevant Managed Accounts on each applicable day. If all such orders cannot be fully executed under prevailing market conditions, the Adviser may allocate the investment opportunities among participating accounts in a manner that the Adviser considers equitable, taking into account, among other things, the size of each account, the size of the order placed for each account and any other factors that the Adviser deems relevant.

8.            Responsibility of Dual Directors, Officers and/or Employees. If any person who is a manager, partner, officer or employee of the Adviser or the Administrator is or becomes a director, officer and/or employee of the Corporation and acts as such in any business of the Corporation, then such manager, partner, officer and/or employee of the Adviser or the Administrator shall be deemed to be acting in such capacity solely for the Corporation and not as a manager, partner, officer and/or employee of the Adviser or the Administrator or under the control or direction of the Adviser or the Administrator, even if paid by the Adviser or the Administrator.

9.            Limitation of Liability of the Adviser; Indemnification. The Adviser (and its officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with the Adviser, including without limitation its general partner and the Administrator) shall not be liable to the Corporation for any action taken or omitted to be taken by the Adviser in connection with the performance of any of its duties or obligations under this Agreement or otherwise as an investment adviser of the Corporation, except to the extent specified in Section 36(b) of the Investment Company Act concerning loss resulting from a breach of fiduciary duty (as the same is finally determined by judicial proceedings) with respect to the receipt of compensation for services, and the Corporation shall indemnify, defend and protect the Adviser (and its officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with the Adviser, including without limitation its general partner and the Administrator, each of whom shall be deemed a third party beneficiary hereof) (collectively, the “Indemnified Parties”) and hold them harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) incurred by the Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Corporation or its security holders) arising out of or otherwise based upon the performance of any of the Adviser’s duties or obligations under this Agreement or otherwise as an investment adviser of the Corporation. Notwithstanding the preceding sentence of this Paragraph 9 to the contrary, nothing contained herein shall protect or be deemed to protect the Indemnified Parties against or entitle or be deemed to entitle the Indemnified Parties to indemnification in respect of, any liability to the Corporation or its security holders to which the Indemnified Parties would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the Adviser’s duties or by reason of the reckless disregard of the Adviser’s duties and obligations under this Agreement (as the same shall be determined in accordance with the Investment Company Act and any interpretations or guidance by the Securities and Exchange Commission or its staff thereunder).

10.            Effectiveness, Duration and Termination of Agreement. This Agreement shall become effective as of July 1, 2023. This Agreement shall continue for the term of the Prior Agreement, and thereafter shall continue automatically for successive annual periods, provided that such continuance is specifically approved at least annually by (a) the vote of the Board of Directors or by the vote of a majority of the outstanding voting securities of the Corporation and (b) the vote of a majority of the Corporation’s Directors who are not parties to this Agreement or “interested persons” (as such term is defined in Section 2(a)(19) of the Investment Company Act) of any such party, in accordance with the requirements of the Investment Company Act. This Agreement may be terminated at any time, without the payment of any penalty, upon 60 days’ written notice, by the vote of a majority of the outstanding voting securities of the Corporation, or by the vote of the Corporation’s Directors or by the Adviser. This Agreement shall automatically terminate in the event of its “assignment” (as such term is defined for purposes of Section 15(a)(4) of the Investment Company Act). The provisions of Section 9 of this Agreement shall remain in full force and effect, and the Adviser shall remain entitled to the benefits thereof, notwithstanding any termination of this Agreement. Further, notwithstanding the termination or expiration of this Agreement as aforesaid, the Adviser shall be entitled to any amounts owed under Section 3 through the date of termination or expiration and Section 9 shall continue in force and effect and apply to the Adviser and its representatives as and to the extent applicable.

11.            Notices. Any notice under this Agreement shall be given in writing, addressed and delivered or mailed, postage prepaid, to the other party at its principal office.

12.            Amendments. This Agreement may be amended by mutual consent, but the consent of the Corporation must be obtained in conformity with the requirements of the Investment Company Act.

13.            Entire Agreement; Governing Law. This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof. This Agreement shall be construed in accordance with the laws of the State of New York and the applicable provisions of the Investment Company Act. To the extent the applicable laws of the State of New York, or any of the provisions herein, conflict with the provisions of the Investment Company Act, the latter shall control.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date above written.

GOLUB CAPITAL BDC, INC.

By:
	Name:	David B. Golub
	Title:	Chief Executive Officer

GC ADVISORS LLC

By:
	Name:	David B. Golub
	Title:	President

[Signature Page to Golub Capital BDC, Inc.

~~Fourth~~Fifth Amended and Restated Investment Advisory Agreement]

SCHEDULE A

Calculation and Payment of Incentive Fee

The Incentive Fee shall be calculated as provided below and payable (i) quarterly in arrears or (ii) in the event that the Investment Advisory Agreement is terminated, as of the termination date (each, a “Performance Period”). The Adviser shall not be required to reimburse the Corporation for any part of an Incentive Fee it receives that was based on accrued interest that the Corporation accrues but never actually receives.

Income and Capital Gains Incentive Fee Calculation

The income and capital gains incentive fee calculation (the “Income and Capital Gains Incentive Fee Calculation”) has two parts: (i) the income component and (ii) the capital gains component.

Income Component

The income component (the “Income Incentive Fee”) is calculated in arrears for each Performance Period based on the Pre-Incentive Fee Net Investment Income of the Corporation for the immediately preceding Performance Period.

“Pre-Incentive Fee Net Investment Income” means, with respect to any Performance Period, interest income, dividend income and any other income (including any other fees such as commitment, origination, structuring, diligence and consulting fees or other fees that the Corporation receives from portfolio companies but excluding fees for providing managerial assistance) accrued during such period, minus operating expenses for such period (including the Base Management Fee, taxes, any expenses payable under the Agreement and the Administration Agreement, and any interest expense and dividends paid on any outstanding preferred stock, but excluding the Incentive Fee, if any). Pre-Incentive Fee Net Investment Income includes, in the case of investments with a deferred interest feature such as market discount, debt instruments with payment in kind (“PIK”) interest, preferred stock with PIK dividends and zero coupon securities, accrued income that the Corporation has not yet received in cash. Pre-Incentive Fee Net Investment Income shall not include any realized capital gains, realized capital losses or unrealized capital appreciation or depreciation or any amortization or accretion of any purchase premium or purchase discount to interest income resulting solely from the purchase accounting for any premium or discount paid for the acquisition of assets in a merger.

Once calculated, Pre-Incentive Fee Net Investment Income, expressed as a rate of return on the value of the net assets of the Corporation at the end of the immediately preceding calendar quarter, shall be compared to a fixed “hurdle rate” of 2.0% quarterly. For purposes of this calculation, net assets for any period shall be equal to total assets less indebtedness of the Corporation, before taking into account any Incentive Fees payable during such period. Pre-Incentive Fee Net Investment Income used to calculate the income component of the Incentive Fee shall also be included in the amount of the total assets of the Corporation used to calculate the Base Management Fee. For purposes of this calculation, total assets of the Corporation shall exclude cash and cash equivalents and shall include assets purchased with borrowed funds.

A-1

The income component of the Income and Capital Gains Incentive Fee Calculation with respect to the Pre-Incentive Fee Net Investment Income of the Corporation shall be calculated for each Performance Period, in arrears, as follows:

•	zero in any Performance Period in which the Pre-Incentive Fee Net Investment Income does not exceed the hurdle rate;

•	100.0% of the Pre-Incentive Fee Net Investment Income of the Corporation with respect to that portion of such Pre-Incentive Fee Net Investment Income, if any, that exceeds the hurdle rate ~~but is less than 2.5% in any Performance Period; and~~until amounts payable to the Adviser pursuant to the Income Incentive Fee equal 15.0% of Pre-Incentive Fee Net Investment Income as if a hurdle rate did not apply. This portion of the Pre-Incentive Fee Net Investment Income is referred to as the “catch-up” provision; and

•	~~20.0~~15.0% of the amount of the Pre-Incentive Fee Net Investment Income of the Corporation, if any, that exceeds ~~2.5%~~the catch-up provision in any Performance Period.

The ~~portion of the Pre-Incentive Fee Net Investment Income, which exceeds the hurdle rate but is less than 2.5% is the “catch-up” provision.~~ sum of these calculations yields the “Income Incentive Fee.” These calculations shall be appropriately adjusted for any share issuances or repurchases during the Performance Period (based on the actual number of days elapsed relative to the total number of days in such Performance Period).

Capital Gains Component

The second part of the Income and Capital Gain Incentive Fee Calculation (the “Capital Gain Incentive Fee”) shall equal (a) ~~20.0~~15.0% of the Capital Gain Incentive Fee Base of the Corporation (as defined below), if any, calculated in arrears as of the end of each calendar year (or upon termination of the Agreement, as of the termination date), commencing with the year ending December 31, 2010, less (b) the aggregate amount of any previously paid Capital Gain Incentive Fees. For purposes of this calculation, the Capital Gain Incentive Fee Base shall equal (1) the sum of (A) the realized capital gains of the Corporation, if any, on a cumulative positive basis from the date of the Corporation’s election to be treated as a business development company through the end of each calendar year (or upon termination of the Agreement as of the termination date), (B) all realized capital losses of the Corporation on a cumulative basis and (C) all unrealized capital depreciation of the Corporation on a cumulative basis, less (2) unamortized deferred financing costs of the Corporation as of the date of calculation, if and to the extent such costs exceed all unrealized capital appreciation on a cumulative basis.

The cumulative aggregate realized capital gains of the Corporation shall be calculated as the sum of the differences, if positive, between (a) the net sales price of each investment in the Corporation’s portfolio when sold and (b) the accreted or amortized cost basis of such investment. The cumulative aggregate realized capital losses of the Corporation shall be calculated as the sum of the amounts by which (a) the net sales price of each investment in the Corporation’s portfolio when sold is less than (b) the accreted or amortized cost basis of such investment. The aggregate unrealized capital depreciation of the Corporation shall be calculated as the sum of the differences, if negative, between (a) the valuation of each investment in the Corporation’s portfolio as of the applicable Capital Gain Incentive Fee calculation date and (b) the accreted or amortized cost basis of such investment.

A-2

The sum of the Income Incentive Fee and the Capital Gain Incentive Fee shall be the Incentive Fee.

Limitation on Incentive Fee

Each quarterly Incentive Fee payable on the Income and Capital Gain Incentive Fee Calculation shall be subject to a cap (the “Incentive Fee Cap”). The Incentive Fee Cap in any Performance Period shall be equal to the difference between (a) ~~20.0~~the sum of (x) 15.0% of Cumulative Pre-Incentive Fee Net Income Per Share (as defined below) for each Performance Period ending after the effective date of this Agreement and (y) 20.0% of Cumulative Pre-Incentive Fee Net Income Per Share for each Performance Period ended prior to the effective date of this Agreement and (b) Cumulative Incentive Fees Paid Per Share (as defined below). To the extent the Incentive Fee Cap is zero or a negative value in any Performance Period, no Incentive Fee shall be payable in that Performance Period. “Cumulative Pre-Incentive Fee Net Income Per Share” shall be equal to the “Pre-Incentive Fee Net Income Per Share” (as defined below) for each Performance Period since April 13, 2010, the effective date of the Corporation’s election to be treated as a business development company. “Pre-Incentive Fee Net Income Per Share” shall be equal to (a) the sum of (i) Pre-Incentive Fee Net Investment Income and (ii) Adjusted Capital Returns (as defined below) for the Performance Period divided by (b) the weighted average number of shares of common stock of the Corporation outstanding during such Performance Period. “Adjusted Capital Returns” for any Performance Period shall be the sum of the realized aggregate capital gains, realized aggregate capital losses, aggregate unrealized capital depreciation and aggregate unrealized capital appreciation for such Performance Period; provided that the calculation of realized aggregate capital gains, realized aggregate capital losses, aggregate unrealized capital depreciation and aggregate unrealized capital appreciation shall not include any realized capital gains, realized capital losses or unrealized capital appreciation or depreciation resulting solely from the purchase accounting for any premium or discount paid for the acquisition of assets in a merger. “Cumulative Incentive Fees Paid Per Share” is equal to the sum of Incentive Fees Paid Per Share for each Performance Period since April 13, 2010. “Incentive Fees Paid Per Share” for any Performance Period is equal to the Incentive Fees accrued and/or payable by the Corporation for such Performance Period divided by the weighted average number of shares of common stock of the Corporation outstanding during such Performance Period.

If, for any relevant Performance Period, the Incentive Fee Cap calculation results in the Corporation paying less than the amount of the Incentive Fee calculated above, then the difference between (a) the Incentive Fees accrued and/or payable by the Corporation for such Performance Period and (b) the Incentive Fee Cap multiplied by the weighted average number of shares of common stock of the Corporation outstanding during such Performance Period shall not be paid by the Corporation, and shall not be received by the Adviser, as an Incentive Fee, either at the end of such relevant Performance Period or at the end of any future Performance Period.

A-3

Annex C

January 16, 2024

The Committee of the Independent Directors of the Board of Directors

The Board of Directors

Golub Capital BDC 3, Inc.

200 Park Avenue, 25th Floor

New York, NY 10166

The Committee of the Independent Directors of the Board of Directors (the “Committee”) and the Board of Directors (the “Board”) of Golub Capital BDC 3, Inc.:

You have requested the opinion of Keefe, Bruyette & Woods, Inc. (“KBW” or “we”) as investment bankers as to the fairness, from a financial point of view, to the common stockholders of Golub Capital BDC 3, Inc. (“GBDC 3”) of the Exchange Ratio (as defined below) in the proposed merger of Park Avenue Subsidiary Inc. (“Merger Sub”), a wholly-owned direct subsidiary of Golub Capital BDC, Inc. (“GBDC”), with and into GBDC 3, with GBDC 3 as the surviving company (such transaction, the “Merger” and, taken together with the immediately following merger of GBDC 3 with and into GBDC (with GBDC as the surviving company) (the “Second Merger”), the “Transaction”), pursuant to the Agreement and Plan of Merger (the “Agreement”) to be entered into by and among GBDC 3, GBDC, Merger Sub, GC Advisors LLC (“GC Advisors”), the investment adviser of each of GBDC 3 and GBDC, and, solely for certain limited purposes set forth therein, Golub Capital LLC (“Golub Capital”). Pursuant to the Agreement and subject to the terms, conditions and limitations set forth therein, at the Effective Time, by virtue of the Merger and without any action on the part of GBDC 3, GBDC or Merger Sub or the holder of any securities of the foregoing, each share of common stock, par value $0.001 per share, of GBDC 3 (“GBDC 3 Common Stock”) issued and outstanding immediately prior to the Effective Time, except for the Cancelled Shares (as defined in the Agreement), shall be converted into the right to receive a number of shares of common stock, par value $0.001 per share, of GBDC (“GBDC Common Stock”) calculated as follows: (i) if the closing price per share of GBDC Common Stock on the Nasdaq on either the Determination Date (as defined in the Agreement) or, if the Nasdaq is closed on the Determination Date, the most recent trading day prior to the Determination Date (the “GBDC Common Stock Price”) is equal to or less than the GBDC Per Share NAV (as defined in the Agreement), then such number of shares of GBDC Common Stock for each share of GBDC 3 Common Stock shall be the quotient (rounded to the fourth nearest decimal) of (A) the GBDC 3 Per Share NAV (as defined in the Agreement), divided by (B) the GBDC Per Share NAV (as defined in the Agreement) or (ii) if the GBDC Common Stock Price is greater than the GBDC Per Share NAV, then such number of shares of GBDC Common Stock for each share of GBDC 3 Common Stock shall be the quotient (rounded to the fourth nearest decimal) of (A) the amount equal to (x) GBDC 3 Per Share NAV multiplied by (y) the sum (not to be greater than 1.03) of (a) one (1) and (b) the GBDC 3 Share of GBDC Premium (as defined in the Agreement), divided by (B) the GBDC Common Stock Price. With the consent of GBDC 3 and the Committee, we have assumed, without independent verification, for purposes of our analyses and this opinion, that the GBDC 3 Per Share NAV will be $14.70, that, if the GBDC Common Stock Price were equal to the closing price per share of GBDC Common Stock on January 12, 2024 and if the GBDC Per Share NAV were equal to the publicly reported September 30, 2023 net asset value per share of GBDC Common Stock, the GBDC 3 Share of GBDC Premium will be .0072, and that, as a result of the foregoing, the exchange ratio in the Merger of shares of GBDC Common Stock for each share of GBDC 3 Common Stock will be 0.9717x (the “Exchange Ratio”). The terms and conditions of the Transaction are more fully set forth in the Agreement.

The Committee of the Independent Directors of the Board of Directors

The Board of Directors – Golub Capital BDC 3, Inc.

January 16, 2024

KBW has acted as financial advisor to the Committee and not as an advisor to or agent of any other person in connection with the Transaction. As part of our investment banking business, we are regularly engaged in the valuation of business development company (“BDC”) securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. We and our affiliates, in the ordinary course of our and their broker-dealer businesses, may from time to time purchase securities from, and sell securities to, GBDC 3 and GBDC. In addition, as market makers in securities, we and our affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of GBDC for our and their own respective accounts and for the accounts of our and their respective customers and clients. We have acted exclusively for the Committee in rendering this opinion and will receive a fee from GBDC 3 for our services. A portion of our fee is payable upon the rendering of this opinion, and a significant portion is contingent upon the successful completion of the Merger. In addition, GBDC 3 has agreed to indemnify us for certain liabilities arising out of our engagement.

Other than in connection with this present engagement, in the past two years, KBW has not provided investment banking or financial advisory services to GBDC 3. In the past two years, KBW has provided investment banking and financial advisory services to GBDC. KBW has acted and is acting as a sales agent for the ATM program of GBDC. In the past two years, KBW has not provided investment banking or financial advisory services to GC Advisors or Golub Capital. We may in the future provide investment banking and financial advisory services to GDBC 3, GBDC, GC Advisors or Golub Capital and receive compensation for such services.

Keefe, Bruyette & Woods, A Stifel Company

The Committee of the Independent Directors of the Board of Directors

The Board of Directors – Golub Capital BDC 3, Inc.

January 16, 2024

In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of GBDC 3 and GBDC and bearing upon the Transaction, including among other things, the following: (i) a draft of the Agreement dated January 8, 2024 (the most recent draft made available to us); (ii) the audited financial statements and Annual Reports on Form 10-K for the three fiscal years ended September 30, 2023 of GBDC 3; (iii) the audited financial statements and Annual Reports on Form 10-K for the three fiscal years ended September 30, 2023 of GBDC; (iv) certain other interim reports and other communications of GBDC 3 and GBDC to their respective stockholders; and (v) other financial information concerning the respective businesses and operations of GBDC 3 and GBDC furnished to us by GBDC 3 and GBDC or which we were otherwise directed to use for purposes of our analysis. Our consideration of financial information and other factors that we deemed appropriate under the circumstances or relevant to our analyses included, among others, the following: (i) the historical and current financial position and results of operations of GBDC 3 and GBDC; (ii) the assets and liabilities of GBDC 3 and GBDC; (iii) the nature and terms of certain other merger transactions and business combinations in the BDC industry; (iv) a comparison of certain financial information for GBDC 3 and certain financial and stock market information for GBDC with similar information for certain other companies, the securities of which are publicly traded; (v) financial and operating forecasts and projections of GBDC 3 and GBDC (both on a standalone and pro forma combined basis) that were prepared by GC Advisors management (which acts as management of both GBDC 3 and GBDC), provided to and discussed with us by such management, and used and relied upon by us based on such discussions, at the direction of GBDC 3 and with the consent of the Committee; and (vi) estimates regarding certain pro forma financial effects of the Transaction on GBDC (including, without limitation, the cost savings, operating synergies and revenue enhancements expected to result or be derived from the Transaction) that were prepared by GC Advisors management, provided to us and discussed with us by such management, and used and relied upon by us based on such discussions, at the direction of GBDC 3 and with the consent of the Committee. We have also performed such other studies and analyses as we considered appropriate and have taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the BDC industry generally. We have also participated in discussions with GC Advisors management regarding the past and current business operations, regulatory relations, financial condition and future prospects of GBDC 3 and GBDC and such other matters as we have deemed relevant to our inquiry. We have not been requested to assist, and have not assisted, the Committee and GBDC 3 with soliciting indications of interest from third parties regarding a potential transaction with GBDC 3.

In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information provided to or discussed with us or that was publicly available and we have not independently verified the accuracy or completeness of any such information or assumed any responsibility or liability for such verification, accuracy or completeness. We have relied, with the consent of GBDC 3 and the Committee, upon GC Advisors management as to the reasonableness and achievability of the financial and operating forecasts and projections of GBDC 3 and GBDC and the estimates regarding certain pro forma financial effects of the Transaction on GBDC (including, without limitation, the cost savings, operating synergies and revenue enhancements expected to result or be derived from the Transaction), all as referred to above (and the assumptions and bases for all such information), and we have assumed that all such information has been reasonably prepared and represents the best currently available estimates and judgments of GC Advisors management and that the forecasts, projections and estimates reflected in such information will be realized in the amounts and in the time periods currently estimated by such management.

It is understood that the foregoing financial information of GBDC 3 and GBDC that was provided to us was not prepared with the expectation of public disclosure and that all of the foregoing financial information is based on numerous variables and assumptions that are inherently uncertain (including, without limitation, factors related to general economic and competitive conditions and, in particular, the widespread disruption, extraordinary uncertainty and unusual volatility arising from global tensions and political unrest, economic uncertainty, inflation, rising interest rates and the COVID-19 pandemic, including the effect of evolving governmental interventions and non-interventions) and, accordingly, actual results could vary significantly from those set forth in such information. We have assumed, based on discussions with GC Advisors management, and with the consent of GBDC 3 and the Committee, that all such information provides a reasonable basis upon which we can form our opinion and we express no view as to any such information or the assumptions or bases therefor. We have relied on all such information without independent verification or analysis and do not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

Keefe, Bruyette & Woods, A Stifel Company

The Committee of the Independent Directors of the Board of Directors

The Board of Directors – Golub Capital BDC 3, Inc.

January 16, 2024

We also have assumed that there have been no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either GBDC 3 or GBDC since the date of the last financial statements of each such entity that were made available to us. In rendering our opinion, we have not made or obtained any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of GBDC 3 or GBDC, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor have we examined any individual loan or credit files, nor did we evaluate the solvency, financial capability or fair value of GBDC 3 or GBDC under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. We express no view as to the value of any investment asset owned by GBDC 3 or GBDC that is used in connection with the net asset value computations made by GBDC 3 or GBDC or the valuation policies and procedures of GBDC 3 or GBDC in connection therewith. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Such estimates are inherently subject to uncertainty and should not be taken as our view of the actual value of any companies or assets.

We have assumed, in all respects material to our analyses, the following: (i) that the Transaction and any related transactions will be completed substantially in accordance with the terms set forth in the Agreement (the final terms of which we have assumed will not differ in any respect material to our analyses from the draft reviewed by us and referred to above), with no adjustments to the Exchange Ratio assumed for purposes of our opinion and with no other consideration or payments in respect of GBDC 3 Common Stock; (ii) that the representations and warranties of each party in the Agreement and in all related documents and instruments referred to in the Agreement are true and correct; (iii) that each party to the Agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents; (iv) that there are no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the Transaction or any related transactions and that all conditions to the completion of the Transaction and any related transactions will be satisfied without any waivers or modifications to the Agreement or any of the related documents; and (v) that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the Transaction and any related transactions, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of GBDC 3, GBDC or the pro forma entity, or the contemplated benefits of the Transaction, including without limitation the cost savings, operating synergies and revenue enhancements expected to result or be derived from the Transaction. We have assumed that the Transaction will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. We have further been advised by representatives of GBDC 3 that GBDC 3 has relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to GBDC 3, GBDC, Merger Sub, the Transaction and any related transaction and the Agreement. KBW has not provided advice with respect to any such matters.

Keefe, Bruyette & Woods, A Stifel Company

The Committee of the Independent Directors of the Board of Directors

The Board of Directors – Golub Capital BDC 3, Inc.

January 16, 2024

This opinion addresses only the fairness, from a financial point of view, as of the date hereof, of the Exchange Ratio in the Transaction to the holders of GBDC 3 Common Stock. We express no view or opinion as to any other terms or aspects of the Transaction or any term or aspect of any related transaction (including the termination of the investment advisory agreement between GBDC 3 and GC Advisors, the GBDC 3 Administration Agreement (as defined in the Agreement) and the GBDC 3 Trademark License Agreement (as defined in the Agreement) or the entry into an amended and restated investment advisory agreement by GBDC and GC Advisors), including without limitation, the form or structure of the Transaction or any such related transaction, any consequences of the Transaction or any related transaction to GBDC 3, its stockholders, creditors or otherwise, or any terms, aspects, merits or implications of any employment, consulting, voting, support, stockholder or other agreements, arrangements or understandings contemplated or entered into in connection with the Transaction, any such related transaction, or otherwise. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. There is currently significant volatility in the stock and other financial markets arising from global tensions and political unrest, economic uncertainty, inflation, rising interest rates and the COVID-19 pandemic, including the effect of evolving governmental interventions and non-interventions. It is understood that subsequent developments may affect the conclusion reached in this opinion and that KBW does not have an obligation to update, revise or reaffirm this opinion. We express no view or opinion as to any changes to the GBDC Common Stock Price, the GBDC 3 Per Share NAV, the GBDC Per Share NAV or the GBDC 3 Share of GBDC Premium after the date hereof from the respective amounts thereof that we have assumed for purposes of our analyses and this opinion. Our opinion does not address, and we express no view or opinion with respect to, (i) the underlying business decision of GBDC 3 to engage in the Transaction or enter into the Agreement, (ii) the relative merits of the Transaction as compared to any strategic alternatives that are, have been or may be available to or contemplated by GBDC 3, the Committee or the Board, (iii) the fairness of the amount or nature of any compensation to any of GBDC 3’s officers, directors or employees, or any class of such persons, relative to any compensation to the holders of GBDC 3 Common Stock, (iv) the effect of the Transaction or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of GBDC 3 (other than the holders of GBDC 3 Common Stock, solely with respect to the Exchange Ratio (as described herein) and not relative to the consideration to be received by holders of any other class of securities) or holders of any class of securities of GBDC or any other party to any transaction contemplated by the Agreement, (v) any fees payable by GBDC 3 to GC Advisors for investment advisory and management services, (vi) the disparate exchange ratio calculations provided for in the Agreement, whether the GBDC Common Stock Price will actually be greater than the GBDC Per Share NAV or what the actual number of shares of GBDC Common Stock to be received in the Merger for each share of GBDC 3 Common Stock will be; (vii) the actual value of GBDC Common Stock to be issued in connection with the Merger, (viii) the prices, trading range or volume at which GBDC Common Stock will trade following the public announcement of the Transaction or the prices, trading range or volume at which GBDC Common Stock will trade following the consummation of the Transaction, (x) any advice or opinions provided by any other advisor to any of the parties to the Transaction or any other transaction contemplated by the Agreement, or (xi) any legal, regulatory, accounting, tax or similar matters relating to GBDC 3, GBDC, Merger Sub, any of their respective stockholders, or relating to or arising out of or as a consequence of the Transaction or any other related transaction, including whether or not the Transaction will qualify as a tax-free reorganization for United States federal income tax purposes.

Keefe, Bruyette & Woods, A Stifel Company

The Committee of the Independent Directors of the Board of Directors

The Board of Directors – Golub Capital BDC 3, Inc.

January 16, 2024

This opinion is for the information of, and is directed to, the Committee (in its capacity as such) and, as requested by the Committee, the Board (in its capacity as such) in connection with their respective consideration of the financial terms of the Transaction. This opinion does not constitute a recommendation to the Committee or the Board as to how it should vote on the Transaction, or to any holder of GBDC 3 Common Stock or any stockholder of any other entity as to how to vote or act in connection with the Transaction or any other matter, nor does it constitute a recommendation as to whether or not any such stockholder should enter into a voting, stockholders’, affiliates’ or other agreement with respect to the Transaction or exercise any dissenters’ or appraisal rights that may be available to such stockholder.

This opinion has been reviewed and approved by our Fairness Opinion Committee in conformity with our policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio in the Merger is fair, from a financial point of view, to the holders of GBDC 3 Common Stock.

Very truly yours,

/s/ Keefe, Bruyette & Woods, Inc.

Keefe, Bruyette & Woods, Inc.

Keefe, Bruyette & Woods, A Stifel Company

Annex D

January 16, 2024

Committee of the Independent Directors of the

Board of Directors

Board of Directors

Golub Capital BDC, Inc.

200 Park Avenue, 25th Floor

New York, NY 10166

Members of the Committee of the Independent Directors of the Board of Directors:

We understand that Golub Capital BDC, Inc., a Delaware corporation (“GBDC”), Park Avenue Subsidiary Inc., a Maryland corporation and wholly-owned direct subsidiary of GBDC (“Merger Sub”), Golub Capital BDC 3, Inc., a Maryland corporation (“GBDC 3”), GC Advisors LLC, a Delaware limited liability company (“GC Advisors”) and, solely for purposes of Section 1.9 of the Merger Agreement (as defined herein), Golub Capital LLC, propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated January 16, 2024 (the “Merger Agreement”), which provides, among other things, for (a) the merger (the “Merger”) of Merger Sub with and into GBDC 3, with GBDC 3 as the surviving company in the Merger (the “Surviving Company”) and (b) immediately after the Merger and the Terminations (as defined in the Merger Agreement), the merger of the Surviving Company with and into GBDC, with GBDC as the surviving company (the “Second Merger” and, together with the Merger, the “Transaction”). Pursuant to the Merger Agreement, each share of common stock, par value $0.001 per share, of GBDC 3 (the “GBDC 3 Common Stock”) issued and outstanding immediately prior to the effective time of the Merger, other than shares of GBDC 3 Common Stock held by GBDC or any of its consolidated subsidiaries, will be converted into the right to receive a number of shares of common stock, par value $0.001 per share, of GBDC (the “GBDC Common Stock”) equal to the exchange ratio (the “Exchange Ratio”), which shall be calculated as follows in accordance with the Merger Agreement:

(i)	if the GBDC Common Stock Price (as defined in the Merger Agreement) is equal to or lesser than the GBDC Per Share NAV (as defined in the Merger Agreement), the quotient (rounded to the fourth nearest decimal) of: (A) the GBDC 3 Per Share NAV (as defined in the Merger Agreement), divided by (B) the GBDC Per Share NAV (as defined in the Merger Agreement), or

(ii)	if the GBDC Common Stock Price (as defined in the Merger Agreement) is greater than the GBDC Per Share NAV (as defined in the Merger Agreement), the quotient (rounded to the fourth nearest decimal) of: (A) the amount equal to (x) GBDC 3 Per Share NAV multiplied by (y) the sum of (a) one (1) and (b) the GBDC 3 Share of GBDC Premium (as defined in the Merger Agreement); divided by (B) the GBDC Common Stock Price (provided, that, the amount set forth in sub-clause (y) for the purposes of the calculation shall not be greater than, and shall be subject to a cap of, 1.03).

Pursuant to the Merger Agreement, the GBDC Common Stock Price, the GBDC Per Share NAV and the GBDC 3 Per Share NAV will each be measured as of a date selected by GBDC and GBDC 3 no earlier than 48 hours (excluding Sundays and holidays) prior to the effective time of the Merger. We understand that GBDC has estimated (the “March Estimates”) that the GBDC Per Share NAV will be approximately $15.12 as of March 31, 2024 and that the GBDC 3 Per Share NAV will be approximately $14.70 as of March 31, 2024, and that, based upon the March

Estimates and assuming the GBDC Common Stock Price is equal to or lesser than the GBDC Per Share NAV (the “Stock Price Assumption”), the Exchange Ratio would be 0.9726. The terms and conditions of the Transaction are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether, based upon the March Estimates and the Stock Price Assumption, the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to GBDC.

For purposes of the opinion set forth herein, we have:

1)	Reviewed certain publicly available financial statements and other business and financial information relating to GBDC and GBDC 3;

2)	Reviewed certain internal financial statements and other financial and operating data concerning GBDC and GBDC 3 provided by GC Advisors on behalf of GBDC and GBDC 3, respectively, and approved for our use by the Committee of Independent Directors of the Board of Directors of GBDC (the “Committee of Independent Directors”);

3)	Reviewed certain financial projections prepared by GC Advisors on behalf of GBDC and GBDC 3, respectively, and approved for our use by the Committee of Independent Directors;

4)	Reviewed information relating to certain strategic, financial and operational benefits anticipated from the Transaction prepared by GC Advisors on behalf of GBDC and GBDC 3 and approved for our use by the Committee of Independent Directors;

5)	Discussed the past and current operations and financial condition and the prospects of GBDC and GBDC 3, including information relating to certain strategic, financial and operational benefits anticipated from the Transaction, with representatives of GC Advisors on behalf of GBDC and GBDC 3;

6)	Performed a net asset value per share and net investment income per share analysis using financial forecasts and estimates prepared by GC Advisors and approved for our use by the Committee of Independent Directors;

7)	Compared the financial performance of GBDC and GBDC 3 and the prices and trading activity of the GBDC Common Stock with that of certain publicly-traded companies comparable with GBDC and GBDC 3, respectively;

8)	Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

9)	Participated in certain discussions and negotiations with representatives GC Advisors on behalf of GBDC and GBDC 3 and their financial and legal advisors;

10)	Reviewed a draft, dated January 16, 2024, of the Merger Agreement; and

11)	Performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by or on behalf of GC Advisors, GBDC and GBDC 3, and formed a substantial basis for this opinion. With respect to the financial projections, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of GC Advisors, GBDC and GBDC 3 of the future financial performance of GBDC and GBDC 3. In particular, we are not experts in the evaluation of loans and have not reviewed or analyzed any individual loans or the potential performance thereof. In addition, we have assumed that the Transaction will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the Transaction will be treated as a tax-free reorganization pursuant to the Internal Revenue Code of 1986, as amended, and that the definitive Merger Agreement will not differ from the draft thereof furnished to us in any respect material to our analysis. Morgan Stanley has assumed that in connection with the receipt of all necessary governmental, regulatory or other approvals and consents required for the proposed Transaction, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Transaction. We are not legal, tax, or regulatory advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of GBDC and its legal, tax or regulatory advisors with respect to legal, tax and regulatory matters. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of the officers, directors or employees of any party to the Transaction, or any class of such persons, including GC Advisors, whether relative to the Exchange Ratio or otherwise. We have not made any independent valuation or appraisal of the assets or liabilities of GBDC, GBDC 3 or any of their subsidiaries, nor have we been furnished with any such valuations or appraisals. We do not express any view on, and this opinion does not address, any other term or aspect of the Merger Agreement or the transactions contemplated thereby or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection therewith.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information, including the March Estimates and Stock Price Assumption, made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

This opinion does not address the relative merits of the transactions contemplated by the Merger Agreement as compared to other business or financial strategies that might be available to GBDC, nor does it address the underlying business decision of GBDC to enter into the Merger Agreement or proceed with any other transaction contemplated by the Merger Agreement.

We have acted as financial advisor to the Committee of Independent Directors in connection with this transaction and will receive a fee for our services, a portion of which became payable on the delivery of this opinion and a substantial portion of which is contingent upon the closing of the Merger. In the two years prior to the date hereof, we have provided financing services to GBDC and have received fees in connection with such services. In addition, Morgan Stanley or an affiliate thereof currently acts as a lender to GBDC. Morgan Stanley may also seek to provide financial advisory and financing services to GBDC, GBDC 3 and their respective affiliates in the future and would expect to receive fees for the rendering of these services.

Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of GBDC, GBDC 3 or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument.

This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Committee of Independent Directors and may not be used for any other purpose or disclosed without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing GBDC is required to make with the Securities and Exchange Commission in connection with this transaction if such inclusion is required by applicable law. In addition, this opinion does not in any manner address the prices at which the GBDC Common Stock will trade following consummation of the Merger or at any time and Morgan Stanley expresses no opinion or recommendation as to how the shareholders of GBDC or GBDC 3 should vote at the shareholders’ meetings to be held in connection with the Merger or in connection with any other matter. Nor do we express any opinion as to the net asset value per share of GBDC Common Stock or GBDC 3 Common Stock or as to what the GBDC Per Share NAV or the GBDC 3 Per Share NAV will be at any time.

Based on and subject to the foregoing, we are of the opinion on the date hereof that, based upon the March Estimates and the Stock Price Assumption, the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to GBDC.

Very truly yours,

MORGAN STANLEY & CO. LLC

By:	/s/ Thomas Chen

Name: Thomas Chen
Title: Managing Director

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